UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Leidos Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1.	Title of each class of securities to which transaction applies:
2.

Aggregate number of securities to which transaction applies:

76,958,918 (represents an estimate of the maximum number of shares of common stock of Leidos Holdings, Inc. (“Leidos”) issuable upon completion of the transactions contemplated by the Agreement and Plan of Merger dated as of January 26, 2016, among Lockheed Martin Corporation (“Lockheed Martin”), Abacus Innovations Corporation (“Splitco”), Leidos and Lion Merger Co. (the “Merger Agreement”), as described in this proxy statement).

3.

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$50.90 (calculated in accordance with Rule 457(c) and 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of common stock of Leidos, into which shares of common stock of Splitco will be converted, as reported on The New York Stock Exchange on April 11, 2016 and based on the expected merger exchange ratio).

4.

Proposed maximum aggregate value of transaction: $3,917,208,926.20

Calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of common stock of Leidos, into which shares of common stock of Splitco will be converted, as reported on The New York Stock Exchange on April 11, 2016 and based on the expected merger exchange ratio.

5.

Total fee paid: $394,462.94

Calculated pursuant to Rule 457(c) and Rule 457(f) under the Securities Act of 1933, as amended, based on the average of the high and low prices of shares of common stock of Leidos, into which shares of common stock of Splitco will be converted, as reported on The New York Stock Exchange on April 11, 2016 and based on the expected merger exchange ratio.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.

Amount previously paid:

The filing fee in the amount of $394,462.94 was paid in connection with Leidos’ Registration Statement on Form S-4, which was filed on April 18, 2016 (Registration No. 333-210796).

	2.	Form, Schedule or Registration Statement No.: Registration No. 333-210796
	3.	Filing party: Leidos Holdings, Inc.
	4.	Date Filed: April 18, 2016

EXPLANATORY NOTE

This proxy statement relates to the annual meeting of stockholders of Leidos Holdings, Inc. (“Leidos”) to approve the proposals described herein with respect to the merger (the “Merger”) of Lion Merger Co., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of Leidos, with and into Abacus Innovations Corporation, a Delaware corporation (“Splitco”), which is a wholly-owned subsidiary of Lockheed Martin Corporation (“Lockheed Martin”), whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. Splitco has filed a registration statement on Form S-4 and Form S-1 (Reg. No. 333-210797) to register the shares of its common stock, par value $0.001 per share, which common shares will be distributed to Lockheed Martin stockholders in connection with the Merger, which shares of Splitco common stock will be immediately converted into shares of Leidos common stock in the Merger. In addition, Leidos has filed a registration statement on Form S-4 (Reg. No. 333-210796) to register the shares of its common stock, par value $.0001 per share, that will be issued in the Merger.

Based on market conditions prior to the closing of the Merger, Lockheed Martin will determine whether the shares of Splitco common stock will be distributed to Lockheed Martin stockholders in a spin-off or a split-off. In a spin-off, all Lockheed Martin stockholders would receive a pro rata number of shares of Splitco common stock. In a split-off, Lockheed Martin would offer its stockholders the option to exchange their shares of Lockheed Martin common stock for shares of Splitco common stock in an exchange offer, which shares would be converted immediately into shares of Leidos common stock in the Merger, resulting in a reduction in Lockheed Martin’s outstanding shares. If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because less than all shares of Splitco common stock owned by Lockheed Martin are exchanged, the remaining shares of Splitco common stock owned by Lockheed Martin would be distributed on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Splitco is filing its registration statement on Form S-4 and Form S-1 under the assumption that the shares of Splitco common stock will be distributed to Lockheed Martin stockholders pursuant to a split-off. This proxy statement and Leidos’ registration statement on Form S-4 also assume that the shares of Splitco common stock will be distributed to Lockheed Martin stockholders pursuant to a split-off. Once a final decision is made regarding the manner of distribution of the shares, this proxy statement, Leidos’ registration statement on Form S-4, and Splitco’s registration statement on Form S-4 and Form S-1 will be amended to reflect that decision, if necessary.

July 7, 2016

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Leidos Stockholder:

You are cordially invited attend the annual meeting of stockholders of Leidos Holdings, Inc. (“Leidos”), a Delaware corporation, which will be held at the company’s offices at 11951 Freedom Drive, Reston, Virginia 20190, on August 8, 2016 at 9:00 a.m., local time. A notice of the annual meeting and the proxy statement follow.

At the annual meeting you will be asked to:

•	authorize the issuance of shares of Leidos common stock in the Merger (the “Share Issuance”);

•	elect nine directors;

•	approve, by an advisory vote, the compensation of Leidos’ named executive officers;

•	approve, by an advisory vote, Transaction-related compensation of Leidos’ named executive officers;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016; and

•	if it is determined by the board of directors to be necessary or appropriate, approve adjournments or postponements of the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance.

As previously announced, on January 26, 2016, Leidos entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Lockheed Martin Corporation (“Lockheed Martin”), Abacus Innovations Corporation, a Delaware corporation and a wholly owned subsidiary of Lockheed Martin (“Splitco”), and Lion Merger Co., a Delaware corporation and a wholly owned subsidiary of Leidos (“Merger Sub”), pursuant to which Leidos will combine with Lockheed Martin’s realigned Information Systems & Global Solutions business (“IS&GS”) (collectively, the “Splitco Business”) in a Reverse Morris Trust transaction (the “Transaction”), through the merger (the “Merger”) of Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly owned subsidiary of Leidos.

If the proposal to approve the Share Issuance is not approved, the Merger cannot be completed.

As more fully described in the accompanying proxy statement, in order to complete the Merger and the related transactions, Lockheed Martin will transfer the Splitco Business to Splitco and Lockheed Martin will distribute Splitco’s stock to its stockholders, at Lockheed Martin’s option, by way of a spin-off, a split-off or a combination thereof (the “Distribution”). Prior to the Distribution, Lockheed Martin will receive from Splitco distributions of cash with an aggregate value of approximately $1,800,000,000. Immediately after the Distribution, the Merger will be completed, and each outstanding share of Splitco common stock will be converted automatically into the right to receive one share of common stock of Leidos.

Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock are expected to be held by pre-Merger holders of Splitco common stock and approximately 49.5 percent of the outstanding shares of Leidos common stock are expected to be held by pre-Merger Leidos stockholders on a fully diluted basis. After the Merger, the Leidos common stock will continue to be listed on the New York Stock Exchange (“NYSE”) under Leidos’ current symbol, “LDOS.”

The board of directors of Leidos (the “Leidos Board”) recommends that stockholders vote:

•	“FOR” the authorization of the issuance of shares of Leidos common stock in the Merger (the “Share Issuance”);

•	“FOR” the election of the nine directors;

•	“FOR” the approval, by an advisory vote, of the compensation of Leidos’ named executive officers;

•	“FOR” the approval, by an advisory vote, of Transaction-related compensation of Leidos’ named executive officers;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016; and

•	If it is determined by the board of directors to be necessary or appropriate, “FOR” the approval of adjournments or postponements of the annual meeting to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance.

Only those stockholders of record at the close of business on June 30, 2016 are entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

Your vote is very important. Please vote by completing, signing and dating the enclosed proxy and voting instruction card for the annual meeting and mailing the proxy and voting instruction card to us, whether or not you plan to attend the annual meeting. If you sign, date and mail your proxy and voting instruction card without indicating how you want to vote, your proxy will be counted as a vote “FOR” each of proposals 1 through 6 presented at the annual meeting. In addition, you may vote by proxy by calling the toll-free telephone number or by using the Internet as described in the instructions included with the enclosed proxy and voting instruction card. If you do not return your card, vote by telephone or by using the Internet, or if you do not specifically instruct your bank, broker or other nominee how to vote any shares held for you in “street name,” your shares will not be voted at the annual meeting.

This document is a proxy statement of Leidos for its use in soliciting proxies for the annual meeting. This document answers questions about the Merger, the related transactions and the annual meeting and includes a summary description of the Merger and the related transactions. We urge you to review this entire document carefully. In particular, you should consider the matters discussed under “Risk Factors” beginning on page 103.

We thank you for your consideration and continued support.

Sincerely,

Roger A. Krone

Chief Executive Officer and Chair of the Board

This document is dated July 7, 2016 and is first being mailed to Leidos’ stockholders on or about July 7, 2016.

LEIDOS HOLDINGS, INC.

11951 Freedom Drive

Reston, Virginia 20190

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 8, 2016 at 9:00 a.m., local time

To our stockholders:

An annual meeting of stockholders of Leidos Holdings, Inc. will be held at 9:00 a.m., local time, on August 8, 2016 at the company’s offices at 11951 Freedom Drive, Reston, Virginia 20190. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about July 7, 2016. The annual meeting will be held for the following purposes:

1.	To consider and vote on the proposal to issue shares of Leidos common stock to Lockheed Martin stockholders under the Merger Agreement;

2.	To elect nine directors;

3.	To approve, by an advisory vote, the compensation of Leidos’ named executive officers;

4.	To approve, by an advisory vote, Transaction-related compensation of Leidos’ named executive officers;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016;

6.	To vote upon the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies; and

7.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Please refer to the attached proxy statement for further information with respect to the business to be transacted at the Leidos annual meeting. Leidos will transact no other business at the meeting except such business as may properly be brought before the meeting or any adjournments or postponements thereof. Please refer to the proxy statement of which this notice is a part for further information on the business to be transacted at the annual meeting.

YOUR VOTE IS IMPORTANT!

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.	BY MAIL Sign, date and return your proxy and voting instruction card in the enclosed envelope.

BY TELEPHONE Call 1-800-690-6903.	IN PERSON Attend the annual meeting in Reston, Virginia.

Leidos’ board of directors (the “Leidos Board”) has unanimously approved the Merger Agreement and the Merger and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger and the issuance of shares of Leidos common stock to Lockheed Martin stockholders under the Merger Agreement, are advisable and in the best interests of Leidos and its stockholders. The Leidos Board unanimously recommends that Leidos stockholders vote FOR each of proposals 1 through 6 being submitted to a vote of stockholders at the annual meeting. In considering the recommendation of the Leidos Board, you should be aware that certain Leidos directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos stockholders generally. See the section entitled “The Transactions—Interests of Leidos’ Directors and Executive Officers in the Transactions” of the accompanying proxy statement.

The Leidos Board has fixed the close of business on June 30, 2016 as the record date (the “Record Date”) for determining Leidos stockholders entitled to receive notice of, and to vote at, the Leidos meeting or any adjournments or postponements thereof. Only holders of record of Leidos common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the annual meeting. The presence, either in person or represented by proxy, of persons entitled to vote a majority of the voting power of Leidos common stock that is entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of business at the meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy and voting instruction card that accompanied the printed materials. Submitting your vote via the Internet or by telephone or proxy and voting instruction card will not affect your right to vote in person if you decide to attend the annual meeting.

The enclosed proxy statement provides a detailed description of the Merger Agreement and the Merger as well as a description of the issuance of shares of Leidos common stock to Lockheed Martin stockholders under the Merger Agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the Merger or this proxy statement, would like additional copies of this document, or need help voting your shares of Leidos common stock, please contact our proxy solicitor at:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Stockholders, please call Toll Free (800) 278-2141

Banks and Brokerage Firms, please call (203) 658-9400

By Order of the Board of Directors

Raymond L. Veldman Corporate Secretary July 7, 2016

LEIDOS HOLDINGS, INC.

Proxy Statement

HELPFUL INFORMATION

In this document:

•	“2011 IPAP” means the Lockheed Martin Amended and Restated 2011 Incentive Performance Award Plan;

•	“Additional Agreements” means the Assignment and Assumption Agreements, the Intellectual Property Matters Agreement, the Shared Contracts Agreements, the Subcontract Pending Novation, the Supply Agreements, the Transition Services Agreements, and the other agreements contemplated by the Separation Agreement to effect the lease, sublease, license and leaseback of various real estate used in the Splitco Business;

•	“Assignment and Assumption Agreements” means any Bills of Sale, Assignment and Assumption Agreements (Parent to Splitco), any Bills of Sale, Assignment and Assumption Agreements (Splitco to Parent) and any Assignments and Assumptions of Lease, and any similar documents entered into the effect the Transactions, each as contemplated by the Separation Agreement;

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Commitment Parties” means, collectively, the Leidos Commitment Parties and the Splitco Commitment Parties;

•	“Cut-Off Time” means 11:59 p.m. E.T. on the day immediately prior to the date of the Distribution;

•	“DGCL” means the General Corporation Law of the State of Delaware, as amended;

•	“Distribution” means the distribution by Lockheed Martin of the shares of Splitco common stock to Lockheed Martin stockholders by way of an exchange offer or by way of a pro rata dividend and, with respect to any shares of Splitco common stock that are not subscribed for in any such exchange offer, a pro rata dividend to the Lockheed Martin stockholders;

•	“Employee Matters Agreement” means the Employee Matters Agreement dated as of January 26, 2016, among Lockheed Martin, Leidos and Splitco, as amended;

•	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“Former Splitco Business Employee” means any former employee who performed substantially all of his or her services in connection with the Splitco Business;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“Intellectual Property Matters Agreement” means the Intellectual Property Matters agreement as contemplated by the Separation Agreement;

•	“Internal Reorganization” means the internal reorganization within Lockheed Martin of the Splitco Business in anticipation of the Distribution as contemplated by the Separation Agreement;

•	“IRS” means the United States Internal Revenue Service;

•	“IS&GS” means the Information Systems & Global Solutions business segment of Lockheed Martin;

•	“Leidos” means Leidos Holdings, Inc., a Delaware corporation, and, unless the context otherwise requires, its subsidiaries, which, after consummation of the Merger, will include Splitco and the Splitco Subsidiaries;

•	“Leidos Board” means the board of directors of Leidos;

•	“Leidos Borrower” means Leidos, Inc., a wholly owned subsidiary of Leidos Holdings, Inc. and the borrower under the Leidos Facilities;

•	“Leidos Bylaws” means the Bylaws of Leidos, as amended;

•	“Leidos Charter” means the Amended and Restated Certificate of Incorporation of Leidos, as amended;

•	“Leidos Commitment Letter” means the Commitment Letter dated January 26, 2016, among Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, Goldman Sachs Bank USA and Leidos, and any associated fee letters, in respect of loans in the aggregate principal amount of $1,440,000,000, together in each case with any amendments, supplements and joinders thereto;

•	“Leidos Commitment Parties” means, collectively, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, and Goldman Sachs Bank USA, together with all additional lenders added to the Commitment Letter from time to time;

•	“Leidos common stock” means the common stock, par value $0.0001 per share, of Leidos;

•	“Leidos preferred stock” means the preferred stock, par value $0.0001 per share, of Leidos;

•	“Leidos Special Dividend” means a special dividend in an amount equal to $13.64 per share to be declared by Leidos prior to the Merger, as of a record date prior to the closing date of the Merger, as described more fully in “The Merger Agreement—Leidos Special Dividend”;

•	“Leidos stockholders” means the holders of Leidos common stock;

•	“Leidos Stock Plans” means the Leidos 2006 Equity Incentive Plan, the Leidos 2006 Employee Stock Purchase Plan and each other employee benefit plan of Leidos providing for the grant by Leidos of stock options, restricted stock units, performance share units, stock equivalents or other equity or equity-based awards;

•	“Leidos Tax Opinion” means an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to Leidos, to the effect that the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Leidos, Merger Sub and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

•	“Lockheed Martin” means Lockheed Martin Corporation, a Maryland corporation, and, unless the context otherwise requires, its subsidiaries, which, after consummation of the Distribution, will not include Splitco and the Splitco Subsidiaries;

•	“Lockheed Martin Board” means the board of directors of Lockheed Martin;

•	“Lockheed Martin Cash Distribution” means the distribution of cash in an amount equal to the Splitco Special Cash Payment, by Lockheed Martin to its creditors in retirement of outstanding Lockheed Martin indebtedness, or to Lockheed Martin stockholders in repurchase of, or distribution with respect to, shares of Lockheed Martin common stock;

•	“Lockheed Martin common stock” means the common stock, par value $1.00 per share, of Lockheed Martin;

•	“Lockheed Martin stockholders” means the holders of Lockheed Martin common stock;

•	“Lockheed Martin Tax Opinions” means opinions from Davis Polk & Wardwell LLP, tax counsel to Lockheed Martin, to the effect that (i) the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Leidos, Merger Sub and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (ii) (a) the Splitco Transfer and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of Lockheed Martin and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as such, will qualify as a distribution of Splitco common stock to Lockheed Martin stockholders pursuant to Section 355 of the Code, (c) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, and (d) the Lockheed Martin Cash Distribution will qualify as money distributed to Lockheed Martin creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code;

•	“Merger” means the merger of Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos, as contemplated by the Merger Agreement;

•	“MGCL” means the Maryland General Corporation Law, as amended;

•	“Merger Agreement” means the Agreement and Plan of Merger dated as of January 26, 2016, among Lockheed Martin, Splitco, Leidos and Merger Sub, as amended by Amendment to Agreement and Plan of Merger dated as of June 27, 2016;

•	“Merger Sub” means Lion Merger Co., a Delaware corporation and a wholly-owned subsidiary of Leidos;

•	“NYSE” means The New York Stock Exchange;

•	“SEC” means the United States Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Separation” means the separation of the Splitco Business from the remaining businesses of Lockheed Martin and its subsidiaries pursuant to the Separation Agreement;

•	“Separation Agreement” means the Separation Agreement dated as of January 26, 2016, between Lockheed Martin and Splitco, as amended by Amendment to Separation Agreement dated as of June 27, 2016;

•	“Share Issuance” means the issuance of shares of Leidos common stock to the stockholders of Splitco in the Merger;

•	“Shared Contracts Agreements” means the Shared Contracts Agreement—Shared Contracts (Parent Companies) and the Shared Contracts Agreements—Shared Contracts (Splitco Companies), each as contemplated by the Separation Agreement;

•	“Splitco” means Abacus Innovations Corporation, a Delaware corporation, and, prior to the Distribution, a wholly-owned subsidiary of Lockheed Martin;

•	“Splitco Business” means the business and operations of IS&GS;

•	“Splitco Business Employee” means, collectively, (i) each employee who performed substantially all of his or her services in connection with the Splitco Business as of January 26, 2016, (ii) each individual hired after January 26, 2016 and before the Distribution who performs substantially all of his or her services in connection with the Splitco Business and (iii) each shared services individual who, immediately before the Distribution, performs substantially all of his or her services in connection with the Splitco Business;

•	“Splitco Commitment Letter” means the Commitment Letter dated January 26, 2016, among Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, Goldman Sachs Bank USA and Splitco, and any associated fee letters, in respect of loans in the aggregate principal amount of $1,841,450,000, together in each case with any amendments, supplements and joinders thereto;

•	“Splitco Commitment Parties” means, collectively, Citigroup Global Markets Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A., J.P. Morgan Securities, LLC, and Goldman Sachs Bank USA, together with all additional lenders added to the Commitment Letter from time to time;

•	“Splitco common stock” means the common stock, par value $0.001 per share, of Splitco;

•	“Splitco Credit Facility” means the credit facility or facilities entered into by Splitco on or before the date of the Distribution providing for indebtedness in an aggregate principal amount equal to $1,841,450,000 on the terms and conditions contemplated by the Splitco Commitment Letter;

•	“Splitco Special Cash Payment” means the cash payment from Splitco to Lockheed Martin to be made prior to the Distribution in the amount of $1,800,000,000 subject to adjustment as described in “The Separation Agreement—Separation of the IS&GS Business—Splitco Special Cash Payment”;

•	“Splitco stockholders” means the holders of Splitco common stock;

•	“Splitco Subsidiaries” means the direct and indirect subsidiaries of Splitco that, together with Splitco, will hold the transferred assets and assumed liabilities related to the Splitco Business following the Separation;

•	“Splitco Transfer” means the contribution of the Transferred Assets (as defined in the Separation Agreement) by Lockheed Martin to Splitco in consideration for the transfer of Splitco common stock, the transfer to Lockheed Martin of the Splitco Special Cash Payment and the assumption by Splitco of the Assumed Liabilities (as defined in the Separation Agreement), pursuant to and in accordance with the Separation Agreement;

•	“Supply Agreements” means the Supply Agreement (Parent to Splitco) and the Supply Agreement (Splitco to Parent), each as contemplated by the Separation Agreement;

•	“Subcontract Pending Novation” means the Subcontract Pending Novation (Parent to Splitco), as contemplated by the Separation Agreement;

•	“Tax Matters Agreement” means the Tax Matters Agreement dated as of January 26, 2016, among Lockheed Martin, Leidos and Splitco;

•	“Transaction Documents” means the Separation Agreement, the Merger Agreement, the Employee Matters Agreement and the Tax Matters Agreement, as well as the Additional Agreements (as described in “The Separation Agreement—Separation of the IS&GS Business—Additional Agreements”), each of which have been entered into or will be entered into in connection with the Transactions;

•	“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Distribution and the Merger, as described in “The Transactions”;

•	“Transition Services Agreements” means the Transition Services Agreement (Parent to Splitco) and the Transition Services Agreement (Splitco to Parent), each as contemplated by the Separation Agreement.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about Leidos from documents filed with the Securities and Exchange Commission (“SEC”) that have not been included or delivered with this document. This information is available to Leidos stockholders without charge by accessing the SEC’s website maintained at www.sec.gov or upon written request to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary. See “Where You Can Find More Information; Incorporation by Reference.”

All information contained or incorporated by reference in this document with respect to Leidos and Merger Sub and their respective subsidiaries, as well as information on Leidos after the consummation of the Transactions, has been provided by Leidos. All other information contained or incorporated by reference in this document with respect to Lockheed Martin, Splitco or their respective subsidiaries or the Splitco Business and with respect to the terms and conditions of Lockheed Martin’s exchange offer has been provided by Lockheed Martin.

The information included in this document regarding Lockheed Martin’s exchange offer is being provided for informational purposes only and does not purport to be complete. For additional information on Lockheed Martin’s exchange offer and the terms and conditions of Lockheed Martin’s exchange offer, Leidos’ stockholders are urged to read Splitco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-210797), Leidos’ registration statement on Form S-4 (Reg. No. 333-210796), and all other documents Splitco or Leidos file with the SEC relating to the Merger. This document constitutes only a proxy statement for Leidos stockholders relating to the annual meeting and is not an offer to sell or a solicitation of an offer to purchase shares of Leidos common stock, Lockheed Martin common stock or Splitco common stock.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE ANNUAL MEETING

The following are some of the questions that Leidos stockholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document in its entirety prior to making any decision.

Why am I receiving these materials?

Leidos has sent you these materials in connection with its solicitation of proxies for use at the 2016 annual meeting of stockholders to be held at 9:00 a.m. local time, on August 8, 2016 at the company’s offices at 11951 Freedom Drive, Reston, Virginia 20190. These materials were first sent or made available to Leidos stockholders on July 7, 2016.

Leidos is holding its annual meeting of its stockholders in order, among other things, to obtain stockholder approval of the Share Issuance in connection with the Merger pursuant to which Lockheed Martin’s IS&GS business will combine with Leidos’ business. Leidos cannot complete the Merger unless the Share Issuance is approved by the affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the annual meeting.

This document includes important information about the Transaction and the annual meeting of Leidos stockholders. Leidos stockholders should read this information carefully and in its entirety. A copy of the Merger Agreement is attached as Annex A-1 to this document (and the Amendment to the Merger Agreement is attached as Annex F-1) and a copy of the Separation Agreement is attached as Annex B-1 to this document (and the Amendment to the Separation Agreement is attached as Annex G-1). The enclosed voting materials allow Leidos stockholders to vote their shares without attending the Leidos annual meeting. The vote of Leidos stockholders is very important and Leidos encourages its stockholders to vote their proxy as soon as possible. Please follow the instructions set forth on the enclosed proxy and voting instruction card (or on the voting instruction form provided by the record holder if shares of Leidos stock are held in the name of a bank, broker or other nominee).

What proposals will be voted on at the annual meeting?

Leidos stockholders will vote on the following proposals:

1.	To consider and vote on the proposal to issue shares of Leidos common stock to Lockheed Martin stockholders under the Merger Agreement;

2.	To elect nine directors;

3.	To approve, by an advisory vote, the compensation of Leidos’ named executive officers;

4.	To approve, by an advisory vote, Transaction-related compensation of Leidos’ named executive officers;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016;

6.	To vote upon the proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies; and

7.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

What votes are required to approve the Proposals?

Pursuant to the NYSE rules, Proposal No. 1 must be approved by a majority of the votes cast by Leidos stockholders on the proposal at the annual meeting. An abstention from voting will be treated as a vote cast under NYSE rules with regard to the proposal to approve the Share Issuance and will have the same effect as a vote “AGAINST” the proposal to approve the Share Issuance. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Share Issuance. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer. If this proposal is not approved, the Merger cannot be completed.

Regarding Proposal No. 2, we have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2016 annual meeting is an uncontested election. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented either in person or by proxy and entitled to vote at the annual meeting is required to approve Proposal No. 3. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on the compensation of Leidos’ named executive officers is non-binding on the Board of Directors.

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve proposal No. 4. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on the Transaction-related compensation of Leidos’ named executive officers is non-binding on the Board of Directors.

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve Proposal No. 5.

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at our annual meeting is required to approve the adjournment of our annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of our proposal for the issuance of our common stock.

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of June 30, 2016 are entitled to notice of, and to vote at, the annual meeting. As of June 30, 2016, there were 72,722,443 shares of common stock outstanding.

We have no other class of capital stock outstanding. A list of stockholders entitled to vote at the meeting will be available for inspection at 11951 Freedom Drive, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR the proposal to issue shares of Leidos common stock to Lockheed Martin stockholders in the merger;

•	FOR all of the company’s nominees to the Board;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on a non-binding, advisory basis, of named executive officer Transaction-related compensation;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016; and

•	FOR the adjournment of the Leidos meeting, if necessary or appropriate, to solicit additional proxies.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

By Telephone: Call 1-800-690-6903.

By Mail: If you received your proxy materials in the mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: Attend the meeting at the company’s office at 11951 Freedom Drive in Reston, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy

If a Leidos stockholder is not going to attend the annual meeting, should that stockholder return its proxy and voting instruction card or otherwise vote its shares?

Yes. Returning the proxy and voting instruction card or voting by calling the toll-free number shown on the proxy and voting instruction card or visiting the website shown on the proxy and voting instruction card before the required deadline ensures that the shares will be represented and voted at the annual meeting, even if a Leidos stockholder will be unable to or does not attend.

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on August 7, 2016. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on August 3, 2016.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

•	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;

•	Can be printed from the online voting site; or

•	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of June 30, 2016 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of June 30, 2016, on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee and cumulative voting applies only to the election of directors.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Management Stock Compensation Plan and Key Executive Stock Deferral Plan voted?

Under the terms of our Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

If a Leidos stockholder’s shares are held in “street name” through its bank, broker or other nominee, will that bank, broker or other nominee vote those shares?

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy and voting instruction card.

In accordance with the applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Accordingly, there will be no “broker non-votes” and shares held in “street name” will not be voted on any of the proposals other than the proposal to ratify our independent registered public accounting firm unless the bank, broker or other nominee has received voting instructions from its customer.

Can I change my vote after mailing my proxy and voting instruction card or submitting voting instructions by Internet or telephone?

Yes. If a holder of record of Leidos common stock has properly completed and submitted its proxy and voting instruction card or submitted voting instructions by Internet or telephone, the Leidos stockholder can change its vote in any of the following ways:

•	by sending a signed notice of revocation to the Corporate Secretary of Leidos that is received prior to the annual meeting stating that the Leidos stockholder revokes its proxy;

•	by properly completing a new proxy and voting instruction card bearing a later date and properly submitting it so that it is received prior to the annual meeting;

•	by logging onto the Internet website specified on the proxy and voting instruction card in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy and voting instruction card prior to the annual meeting, in each case if the Leidos stockholder is eligible to do so and following the instructions on the proxy and voting instruction card; or

•	by attending the meeting and voting in person.

Simply attending the annual meeting will not revoke a proxy. In the event of multiple online or telephone votes by a stockholder, each vote will supersede the previous vote and the last vote cast will be deemed to be the final vote of the stockholder unless such vote is revoked in person at the annual meeting.

If a Leidos stockholder holds shares in “street name” through its bank, broker or other nominee, and has directed such person to vote its shares, it should instruct such person to change its vote, or if in the alternative a Leidos stockholder wishes to vote in person at the annual meeting, it must bring to the annual meeting a letter from the bank, broker or other nominee confirming its beneficial ownership of the shares and that the bank, broker or other nominee is not voting the shares at the annual meeting.

What should Leidos stockholders do now?

After carefully reading and considering the information contained in this document, Leidos stockholders should vote their shares as soon as possible so that their shares will be represented and voted at the annual meeting. Leidos stockholders should follow the voting instructions set forth on the enclosed proxy and voting instruction card.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email.

Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to assist in soliciting proxies for a fee of $10,000, plus expenses.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who do not participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting

Questions and Answers About the Transactions

What is Leidos proposing?

Leidos is proposing to combine the Splitco Business with Leidos’ business. The Merger will be effected through a series of transactions that are described in more detail below and elsewhere in this document.

What are the key steps of the Transactions?

Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•	Lockheed Martin will transfer the Splitco Business to Splitco following the Internal Reorganization.

•	In connection with the transfer of the Splitco Business to Splitco, Splitco will issue to Lockheed Martin additional shares of Splitco common stock. Following this issuance, subject to adjustment in accordance with the Merger Agreement, Lockheed Martin will own 76,958,918 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco. In addition, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1,841,450,000. Splitco will use a portion of the proceeds of this loan to pay to Lockheed Martin the Splitco Special Cash Payment in connection with the transfer of the Splitco Business to Splitco. Splitco will use the balance to pay certain fees and expenses related to such indebtedness.

•	Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a discount to the equivalent per-share value of Leidos common stock based on the conversion in the Merger of each share of Splitco common stock into one share of Leidos common stock. If the Lockheed Martin exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

•	Prior to the closing of the Merger, the Leidos Borrower will incur new indebtedness in the form of a $690,000,000 Term Loan A Facility and a $750,000,000 Revolving Credit Facility. The proceeds of the Term Loan A Facility and up to $50,000,000 of borrowings under the Revolving Credit Facility, together with cash on hand at Leidos (which shall not exceed $500,000,000), will be used to pay the Leidos Special Dividend, and additional proceeds of borrowings under the Revolving Credit Facility will be used to (i) repay in full all outstanding indebtedness for borrowed money of Splitco (if any) (other than the debt incurred by Splitco described above), (ii) repay in full all indebtedness, and terminate all commitments, under the Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Leidos, as borrower, Leidos, Inc., as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time and (iii) pay the fees, costs and expenses associated therewith.

•	Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Splitco (former Lockheed Martin) stockholders and approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders on a fully diluted basis.

What are the material U.S. federal income tax consequences to Leidos and its stockholders resulting from the Transactions?

Leidos will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Because Leidos stockholders will not participate in the Distribution or the Merger, Leidos stockholders generally will not recognize gain or loss upon either the Distribution (including the Lockheed Martin exchange offer) or the Merger.

Why is the transaction structured as a Reverse Morris Trust transaction?

The transaction structure was negotiated by the parties. Lockheed Martin believes the tax-efficient Reverse Morris Trust structure optimizes the value of the transaction to Lockheed Martin and its stockholders because stockholders of Lockheed Martin generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of this exchange offer or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares, if any, of Leidos common stock received in the Merger and the Distribution will not result in the recognition of income, gain or loss to Lockheed Martin or Splitco (except for taxable income or gain of Lockheed Martin possibly arising as a result of certain internal restructuring transactions undertaken prior to or in anticipation of the Distribution). A Reverse Morris Trust transaction structure requires, among other things, that former Lockheed Martin stockholders own more than 50% of the Leidos common stock following consummation of the Transactions.

What will Leidos stockholders receive in connection with the Merger?

Prior to the Merger, Leidos will declare the Leidos Special Dividend, the payment of which will be conditioned on completion of the Merger. All shares of Leidos common stock issued and outstanding immediately before the Merger will remain issued and outstanding immediately after the consummation of the Merger. Immediately after consummation of the Merger, approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders on a fully diluted basis.

Leidos stockholders will not receive separate merger consideration as part of the Merger and no additional shares of Leidos common stock will be issued to Leidos stockholders pursuant to the Merger. Leidos stockholders will receive the commercial benefit of owning an equity interest in Splitco, which will include the Splitco Business as it exists following consummation of the Separation Agreement with Lockheed Martin and payment of the Splitco Special Cash Payment to Lockheed Martin. Leidos stockholders will thus hold an interest in a company with expanded opportunities in the government services industry, additional expertise in information technology operations, financial and HR enterprise resource planning (ERP) outsourcing, data center consolidation and facilities management, and enhanced EBITDA margins and revenue growth opportunities. See “Leidos’ Reasons for the Transactions.”

As a result of the Merger, Leidos stockholders’ ownership of Leidos common stock will also mean that they own an interest in a company with increased levels of indebtedness. In connection with the Merger, Leidos will incur new indebtedness of $690,000,000 in the form of a term loan facility and a new revolving credit facility, which is expected to have $750,000,000 of unused availability immediately following consummation of the transactions. In addition, Leidos will guarantee the indebtedness that Splitco will incur in connection with the Transactions, consisting of up to $1,841,450,000 in the form of 3-year Term Loan A Facility in an aggregate principal amount of up to $400,000,000, a 5-year Term Loan A Facility in an aggregate principal amount of up to $310,000,000 and a 7-year Term Loan B Facility in an aggregate principal amount of up to approximately $1,131,450,000. See “Debt Financing.”

What are the principal adverse effects of the Transactions to Leidos stockholders?

Following the consummation of the Transactions, Leidos stockholders will participate in a company that holds the Splitco Business, but their percentage interest in this company will be diluted. Immediately after consummation of the Merger, pre-Merger Leidos stockholders are expected to own no more than 49.5 percent of Leidos common stock on a fully diluted basis. Therefore, the voting power represented by the shares held by pre-Merger Leidos stockholders will be lower immediately following the Merger than immediately prior to the Merger. In addition, Lockheed Martin stockholders that participate in the exchange offer will be exchanging their shares of Lockheed Martin common stock for shares of Splitco common stock at a discount to the per-share value of Leidos common stock. The existence of a discount, along with the issuance of shares of Leidos common stock pursuant to the Merger, may negatively affect the market price of Leidos common stock. Further, Splitco will be (x) the primary obligor under the Splitco Credit Facility (as described in more detail in “Debt Financing”) upon the closing thereof immediately prior to the making of the Splitco Special Cash Payment, which Splitco Credit Facility is expected to be guaranteed by Leidos after the consummation of the Merger and (y) upon the closing of the Merger, a guarantor of the indebtedness of the Leidos Borrower under the credit facilities to be provided pursuant to the Leidos Commitment Letter. This additional indebtedness could materially and adversely affect the liquidity, results of operations and financial condition of Leidos. Leidos also expects to incur significant one-time costs in connection with the Transactions, which may have an adverse impact on Leidos’ liquidity, cash flows and operating results in the periods in which they are incurred. Finally, Leidos’ management will be required to devote a significant amount of time and attention to the process of integrating the operations of Leidos’ business and the Splitco Business. If Leidos management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, Leidos’ business could suffer and its stock price may decline. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

What is the estimated total value of the consideration to be paid by Leidos in the Transactions?

Subject to adjustment under certain circumstances as set forth in the Merger Agreement, Leidos will issue 76,958,918 shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $46.80 per share for Leidos common stock on the NYSE on June 29, 2016, and after taking into account the Leidos Special Dividend of $13.64 per share, the total value of the shares to be issued by Leidos and the cash to be received by Lockheed Martin in the Transactions would have been approximately $4,351,957,721. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of the Merger.

Are there possible adverse effects on the value of Leidos common stock ultimately to be received by Lockheed Martin stockholders who participate in the exchange offer?

The Lockheed Martin exchange offer is designed to permit Lockheed Martin stockholders to exchange their shares of Lockheed Martin common stock for a number of shares of Splitco common stock that corresponds to a discount to the equivalent amount of Leidos common stock based on one share of Leidos common stock for each share of Splitco common stock as specified in the Merger Agreement. The existence of a discount, along with the issuance of shares of Leidos common stock pursuant to the Merger, may affect negatively the market price of Leidos common stock. The market price of Leidos common stock also will be affected by the performance of the Splitco Business and other risks associated with the Transactions. This risk and other risk factors associated with the Transactions are described in more detail in the section of this document entitled “Risk Factors.”

How will the Transactions impact the future liquidity and capital resources of Leidos?

Leidos will incur indebtedness of $690,000,000 in connection with the Transactions in the form of a term loan facility and will also enter into a new revolving credit facility which is expected to have $750,000,000 of unused availability immediately after consummation of the Transactions (the “Leidos Debt Financing”).

Splitco will incur new indebtedness of up to $1,841,450,000 in connection with the Transactions in the form of 3-year Term Loan A Facility in an aggregate principal amount of up to $400,000,000, a 5-year Term Loan A Facility in an aggregate principal amount of up to $310,000,000 and a 7-year Term Loan B Facility in an aggregate principal amount of up to approximately $1,131,450,000 (the “Splitco Debt Financing”; and together with the Leidos Debt Financing, the “Debt Financings”).

The Debt Financings could materially and adversely affect the liquidity, results of operations and financial condition of Leidos. Leidos also expects to incur significant one-time costs in connection with the Transactions, which may have an adverse impact on Leidos’ liquidity, cash flows and operating results in the periods in which they are incurred. Finally, Leidos management will be required to devote a significant amount of time and attention to the process of integrating the operations of Leidos’ business and the Splitco Business. If Leidos management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, Leidos’ business could suffer and its stock price may decline. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Upon the consummation of the Transactions, the Leidos Debt Financing is expected to be guaranteed by Splitco and the Splitco Debt Financing is expected to be guaranteed by Leidos and its subsidiaries.

How do the Transactions impact Leidos’ dividend policy?

In connection with the Transactions, prior to the consummation of the Merger and subject to applicable law, Leidos shall declare the Leidos Special Dividend, the payment of which will be conditioned on completion of the Transactions. The Leidos Special Dividend will be funded by a combination of new borrowings and cash on hand. With the exception of the payment of the Leidos Special Dividend, the Transactions are not expected to affect Leidos’ dividend policy. See “Summary Historical and Pro Forma Financial Data—Leidos Dividend Policy” for a further discussion of Leidos’ current dividend policy.

What will Lockheed Martin receive in the Transactions?

Immediately prior to the Distribution and in connection with the transfer of the Splitco Business to Splitco, Lockheed Martin will receive the Splitco Special Cash Payment, the proceeds of which will be used to pay dividends, repurchase its stock or retire outstanding indebtedness.

What will Lockheed Martin stockholders receive in the Transactions?

In the exchange offer, Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a discount to the per-share value of Leidos common stock based on one share of Leidos common stock for each share of Splitco common stock as specified in the Merger Agreement, subject to proration in the event of oversubscription. In all cases, the exchange agent will hold all issued and outstanding shares of Splitco common stock as agent until the shares of Splitco common stock are converted into the right to receive shares of Leidos common stock in the Merger. Lockheed Martin stockholders will not be able to trade shares of Splitco common stock during this period or at any time before or after the consummation of the Merger. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock owned by Lockheed Martin on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

Are there any conditions to the consummation of the Transactions?

Yes. The consummation of the Transactions is subject to a number of conditions, including:

•	the approval by Leidos’ stockholders of the Share Issuance;

•	the termination or expiration of the waiting period under the HSR Act (which period has expired), and the receipt of any governmental approvals required under the antitrust laws in the United Kingdom;

•	the approval for listing on the NYSE of the shares of Leidos common stock to be issued in the Merger;

•	the effectiveness under the Securities Act of Splitco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-210797) and Leidos’ registration statement on Form S-4 (Reg. No. 333-210796), and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the receipt of the Lockheed Martin Tax Opinions by Lockheed Martin and the receipt of the Leidos Tax Opinion by Leidos;

•	the receipt by Lockheed Martin, Splitco and Leidos of customary solvency opinions;

•	the incurrence of debt by Splitco pursuant to the Splitco Credit Facility;

•	the receipt of the Splitco Special Cash Payment by Lockheed Martin;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Separation Agreement, including the Separation and the Distribution; and

•	other customary conditions.

To the extent permitted by applicable law, Lockheed Martin and Splitco, on the one hand, and Leidos and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. In addition, the waiver by Lockheed Martin or Splitco of conditions to their respective obligations under the Separation Agreement requires the consent of Leidos. If Leidos waives the satisfaction of a material condition to the consummation of the Transactions, Leidos will evaluate the facts and circumstances at that time and re-solicit stockholder approval of the issuance of shares of Leidos common stock in the Merger if required to do so by law or the rules of the NYSE.

This document describes these conditions in more detail under “The Merger Agreement—Conditions to the Merger.”

When will the Transactions be completed?

The Transactions are expected to be completed in the third or fourth quarter of 2016. However, it is possible that the Transactions could be completed at a later time or not at all, and the Merger Agreement provides that Lockheed Martin or Leidos may terminate the Merger Agreement if the Merger is not consummated on or before January 25, 2017. For a discussion of the conditions to consummate of the Transactions and the circumstances under which the Merger Agreement may be terminated by the parties, see “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Termination,” respectively.

Are there risks associated with the Transactions?

Yes. The material risks and uncertainties associated with the Transactions are discussed in the section of this document entitled “Risk Factors” and the section of this document entitled “Cautionary Statement on Forward-Looking Statements.” Those risks include, among others, the possibility that the Transactions may not be completed or may not achieve the intended benefits, the possibility that Leidos may fail to realize the anticipated benefits of the Merger and the value of any Leidos common stock to be received in the Transactions, the uncertainty that Leidos will be able to integrate the Splitco Business successfully, the possibility that Leidos may be unable to provide benefits and services or access to equivalent financial strength and resources to the Splitco Business that historically have been provided by Lockheed Martin, the possibility that the Transactions may be treated by the IRS as taxable to Lockheed Martin and/or Lockheed Martin stockholders, the additional long-term indebtedness and liabilities that Leidos and its subsidiaries will have following consummation of the Transactions and the substantial dilution to the ownership interest of current Leidos stockholders following consummation of the Merger resulting from the Transactions.

What stockholder approvals are needed in connection with the Transactions?

Leidos cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the 2016 annual meeting.

Where will the Leidos shares to be issued in the Merger be listed?

Leidos common stock is listed on the NYSE under the symbol “LDOS.” After the consummation of the Transactions, all shares of Leidos common stock issued in the Merger, and all other outstanding shares of Leidos common stock, will continue to be listed on the NYSE and trade under the same symbol.

Will there be any change to the Leidos Board or executive officers of Leidos after the consummation of the Transactions?

Yes. In connection with the Transactions, the size of the Leidos Board will be increased to include three additional directors to be designated as nominees by Lockheed Martin (subject to the reasonable approval of the Leidos Board), effective at the time of closing of the Merger. The Merger Agreement provides that at the next annual election of directors of Leidos, the Leidos Board will take all actions necessary to include each of the Lockheed Martin designees as nominees for the Leidos Board for election by Leidos’ stockholders. The executive officers of Leidos immediately prior to consummation of the Merger are expected to be the executive officers of Leidos immediately following consummation of the Merger.

What vote is required to approve the Share Issuance?

Pursuant to the NYSE rules, the proposal to approve the Share Issuance must be approved by the affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the annual meeting. An abstention from voting will be treated as a vote cast under NYSE rules with regard to the proposal to approve the Share Issuance and will have the same effect as a vote “AGAINST” the proposal to approve the Share Issuance. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Share Issuance. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer. If this proposal is not approved, the Merger cannot be completed.

Do Lockheed Martin stockholders have to vote to approve the Transactions?

No.

What if an Leidos stockholder does not vote on the Share Issuance proposal?

The outcome depends on how the Leidos common stock is held and whether any vote is cast or not.

•	If a Leidos stockholder submits a proxy to Leidos but the proxy does not indicate how it should be voted on the proposal, the proxy will be counted as a vote “FOR” the proposal.

•	If a Leidos stockholder submits a proxy to Leidos and the proxy indicates that the stockholder abstains from voting as to a proposal, it will have the same effect as a vote “AGAINST” the proposal.

•	If a Leidos stockholder fails to submit a proxy to Leidos, that stockholder’s shares will not count towards the required quorum of a majority of the votes entitled to be cast on the proposal.

•	If a Leidos stockholder holds shares in “street name” through a bank, broker or other nominee, those shares will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals to approve the Share Issuance. Accordingly, there will be no “broker non-votes” and shares held in “street name” will not be voted on the proposal to approve the Share Issuance unless the bank, broker or other nominee has received voting instructions from its customer with respect to such proposal. As a result, if a Leidos stockholder holds shares in “street name” and fails to instruct its bank, broker or other nominee how to vote that stockholder’s shares, such failure will not affect the vote on the Share Issuance unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals presented in this proxy statement.

Have any Leidos stockholders already agreed to vote for the issuance of Leidos common stock in the Merger?

No.

Can Leidos stockholders dissent and require appraisal of their shares?

No.

Will the instruments that govern the rights of Leidos stockholders with respect to their shares of Leidos common stock after the consummation of the Transactions be different from those that govern the rights of current Leidos stockholders?

The rights of Leidos stockholders with respect to their shares of Leidos common stock after the consummation of the Transactions will continue to be governed by federal and state laws and Leidos’ governing documents, including:

•	the corporate law of the State of Delaware;

•	the Amended and Restated Certificate of Incorporation of Leidos; and

•	the Amended and Restated Bylaws of Leidos.

Who can answer my questions?

If you have any questions about the Transactions or the annual meeting, need assistance in voting your shares or need additional copies of this document or the enclosed proxy and voting instruction card, you should contact:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Stockholders, please call Toll Free (800) 278-2141

Banks and Brokerage Firms, please call (203) 658-9400

or

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Investor Relations

Telephone: (571) 526-6000

Where can I find more information about Leidos and the Splitco Business?

Leidos stockholders can find more information about Leidos and the IS&GS business in “Information on Leidos” and “Information on the IS&GS Business” and from the various sources described in “Where You Can Find More Information; Incorporation by Reference.”

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Leidos Holdings, Inc., incorporated in 2005, is a Delaware corporation having its principal executive offices in Reston, VA, and serves as the holding company for its principal operating company, Leidos, Inc., which was formed in 1969. Leidos is a science and technology solutions leader working to address some of the world’s toughest challenges in national security, health and infrastructure. Its approximately 18,000 employees support vital missions for government and commercial customers, develop innovative solutions to drive better outcomes and defend digital and physical infrastructure from “new world” threats.

Lion Merger Co.

c/o Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Lion Merger Co., a Delaware corporation incorporated on January 21, 2016, referred to in this document as Merger Sub, is a direct, wholly-owned subsidiary of Leidos that was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Lockheed Martin Corporation, is a Maryland corporation formed in 1995 by combining the businesses of Lockheed Corporation and Martin Marietta Corporation. Lockheed Martin is a global security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. Lockheed Martin also provides a broad range of management, engineering, technical, scientific, logistics and information services. It serves both U.S. and international customers with products and services that have defense, civil and commercial applications, with its principal customers being agencies of the U.S. Government. Lockheed Martin’s main areas of focus are in defense, space, intelligence, homeland security and information technology, including cybersecurity.

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Abacus Innovations Corporation, a Delaware corporation incorporated on January 19, 2016, referred to in this document as Splitco, is a direct, wholly-owned subsidiary of Lockheed Martin that was organized specifically for the purpose of effecting the Separation. Splitco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions. Prior to the closing of the Lockheed Martin exchange offer, Splitco will own, directly and through the Splitco Subsidiaries, the Splitco Business and will incur indebtedness in the Splitco Debt Financing. The “Splitco Business” means the business and operations of Lockheed Martin’s Information Systems & Global Solutions (IS&GS) business segment as it was reported in Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015, as summarized in the section of this document entitled “Information on the Splitco Business.”

The Transactions

On January 26, 2016, Lockheed Martin and Leidos announced that they, along with Splitco and Merger Sub, had entered into the Merger Agreement, and that Lockheed Martin and Splitco had entered into the Separation Agreement, which together provide for the combination of Leidos’ business and the Splitco Business. In the Transactions, Lockheed Martin will transfer the Splitco Business to Splitco. Prior to the Distribution, Splitco will incur new indebtedness and will pay to Lockheed Martin the Splitco Special Cash Payment.

On the closing date of the Merger, Lockheed Martin will distribute shares of Splitco common stock to its participating stockholders in the exchange offer. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Leidos common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to Lockheed Martin stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. In the Merger, subject to adjustment in accordance with the Merger Agreement, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Subject to adjustment under certain circumstances as set forth in the Merger Agreement, Leidos will issue 76,958,918 shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $46.80 per share for Leidos common stock on the NYSE on June 29, 2016, and after taking into account the Leidos Special Dividend of $13.64 per share, the total value of the shares to be issued by Leidos and the cash expected to be received by Lockheed Martin in the Transactions would have been approximately $4,351,957,721. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of the Merger.

After the Merger, Leidos will own and operate the Splitco Business through Splitco, which will be Leidos’ wholly-owned subsidiary, and will also continue its current businesses. All shares of Leidos common stock, including those issued in the Merger, will be listed on the NYSE under Leidos’ current trading symbol “LDOS.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 Separation

Lockheed Martin will transfer the Splitco Business to Splitco following the Internal Reorganization.

Step 2 Issuance of Splitco Common Stock to Lockheed Martin, Incurrence of Splitco Debt and Splitco Cash Payment

In connection with the transfer of the Splitco Business to Splitco, Splitco will issue to Lockheed Martin additional shares of Splitco common stock. Following this issuance, subject to adjustment in accordance with the Merger Agreement, Lockheed Martin will own 76,958,918 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco. In addition, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1,841,450,000. Splitco will use a portion of the proceeds of this loan to pay to Lockheed Martin the Splitco Special Cash Payment in connection with the transfer of the Splitco Business to Splitco. Splitco will use the balance to pay certain fees and expenses related to such indebtedness.

Step 3 Distribution—Exchange Offer

Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a discount to the equivalent per-share value of Leidos common stock, after giving effect to the amount of the Leidos Special Dividend, based on the conversion in the Merger of each share of Splitco common stock into one share of Leidos common stock. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

Step 4 Incurrence of Leidos Debt

Prior to the closing of the Merger, the Leidos Borrower will incur new indebtedness in the form of a $690,000,000 Term Loan A Facility and a $750,000,000 Revolving Credit Facility. The proceeds of the Term Loan A Facility and up to $50,000,000 of borrowings under the Revolving Credit Facility, together with cash on hand at Leidos (which shall not exceed $500,000,000), will be used to pay the Leidos Special Dividend, and additional proceeds of borrowings under the Revolving Credit Facility will be used to (i) repay in full all outstanding indebtedness for borrowed money of Splitco (if any) (other than the debt incurred by Splitco described above in Step 2), (ii) repay in full all indebtedness, and terminate all commitments, under the Amended and Restated Four Year Credit Agreement dated as of March 11, 2011, among Leidos, as borrower, Leidos, Inc., as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time and (iii) pay the fees, costs and expenses associated therewith.

Step 5 Merger

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Splitco (former Lockheed Martin) stockholders and approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders on a fully diluted basis.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures, the corporate structures immediately following the Separation and the Distribution but before the Merger and the corporate structures immediately following the consummation of the Merger.

After completion of all of the steps described above, Leidos’ wholly-owned subsidiary, Splitco, will hold the Splitco Business directly and through its subsidiaries and will continue as the obligor under the new indebtedness to be incurred by Splitco on or about the date of the Distribution, which, after the consummation of the Merger, is expected to be guaranteed by Leidos.

In connection with the Transactions, on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries will enter into the Additional Agreements relating to, among other things, intellectual property, real property, shared contracts, supply arrangements, contract novation and transition services. See “Other Agreements—Additional Agreements.”

Opinion of Leidos’ Financial Advisor

Leidos has retained Citigroup Global Markets Inc., referred to as Citi, as its financial advisor in connection with the proposed Merger. In connection with this engagement, Citi delivered a written opinion, dated January 25, 2016, to the Leidos Board as to the fairness, from a financial point of view and as of the date of the opinion, to Leidos of the exchange ratio provided for pursuant to the Merger Agreement. For purposes of Citi’s financial analyses and opinion, the term “exchange ratio” means, after giving effect to the Distribution and certain related transactions contemplated by the Separation Agreement, 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion). The description of Citi’s opinion, dated January 25, 2016, to the Leidos Board set forth below is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Annex C-1 to this document. Citi’s opinion was provided for the information of the Leidos Board (in its capacity as such) in connection with its evaluation of the exchange ratio provided for pursuant to the Merger Agreement from a financial point of view to Leidos and did not address any other terms, aspects or implications of the Merger or any related transactions, including, without limitation, the Distribution relating to the Splitco Business contemplated to be effected prior to consummation of the Merger or any conversion or exchange ratio determined in connection with such Distribution. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Leidos to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Leidos or the effect of any other transaction in which Leidos might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger, any related transaction or otherwise.

Debt Financing

On January 26, 2016, in connection with their entry into the Merger Agreement, Leidos and Splitco entered into separate commitment letters with the Commitment Parties pursuant to which the Commitment Parties agreed to provide debt financing for the Transactions. Pursuant to, and subject to the terms and conditions of, the Leidos Commitment Letter, the Commitment Parties will provide a new senior secured credit facility to the Leidos Borrower in an aggregate principal amount of up to $1,440,000,000, which is currently expected to consist of a Term Loan A Facility in an aggregate principal amount of up to $690,000,000 and a revolving credit facility in an aggregate principal amount of up to $750,000,000. Pursuant to, and subject to the terms and conditions of, the Splitco Commitment Letter, the Commitment Parties will provide a new senior secured credit facility to Splitco of up to $1,841,450,000, which is currently expected to consist of a three-year Term Loan A Facility in an aggregate principal amount of up to $400,000,000, a five-year Term Loan A Facility in an aggregate principal amount of up to $310,000,000 and a Term Loan B Facility in an aggregate principal amount of up to $1,131,450,000. See “Debt Financing” for further information.

Interests of Leidos’ Directors and Executive Officers in the Transactions

Certain of Leidos’ directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos stockholders generally. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger Agreement and the Transactions, including the Merger, and in recommending to Leidos stockholders that they vote to approve the Share Issuance.

Board of Directors and Management of Leidos Following the Transactions

Following the consummation of the exchange offer, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. Directors of Leidos serving on its board of directors immediately before the consummation of the Merger are expected to continue to serve as directors of Leidos immediately following the closing of the Merger. In connection with the Transactions and following the consummation of the Merger, the size of the Leidos Board will be increased to include three additional directors to be designated by Lockheed Martin. The Merger Agreement provides that, thereafter, at the following annual election of directors of Leidos, the Leidos Board will take all actions necessary to include each of the Lockheed Martin designees as nominees for the Leidos Board for election by Leidos stockholders, subject in all events to the fiduciary duties of the Leidos Board, the requirements of the NYSE and all other applicable laws. Following the consummation of the Merger, the executive officers of Leidos immediately prior to the consummation of the Merger are expected to be the executive officers of Leidos immediately following the consummation of the Merger.

Leidos Stockholder Approval

Leidos cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the 2016 annual meeting either in person or by proxy (assuming a quorum is present).

Leidos Stockholders Meeting

Under the terms of the Merger Agreement, Leidos has agreed to call, give notice of, convene and hold an annual meeting of its stockholders for the purpose of, among other things, voting upon the proposal to approve the Share Issuance. The Leidos Board has called an annual meeting of Leidos stockholders to be held on

August 8, 2016, for Leidos stockholders of record on June 30, 2016. The definitive proxy statement was mailed to Leidos stockholders on or about July 7, 2016.

As of June 30, 2016, Leidos’ directors and executive officers held 1.61 percent of the shares entitled to vote at Leidos’ 2016 annual meeting of stockholders. As of June 30, 2016, Lockheed Martin’s and Splitco’s directors, executive officers and their affiliates owned an aggregate of less than 1% of the shares of Leidos common stock entitled to vote at Leidos’ 2016 annual meeting of stockholders.

Accounting Treatment and Considerations

Accounting Standard Codification 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Leidos, in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	Issuance of equity by Leidos. Leidos expects to issue approximately 77 million shares of Leidos common stock in the Merger.

•	Incurrence of debt by Leidos and Splitco. Approximately $2.531 billion of indebtedness is expected to be incurred under the Facilities (as defined in the section of this document entitled “Debt Financing”). After the Merger, Splitco will be a wholly-owned subsidiary of Leidos, Splitco’s indebtedness is expected to be guaranteed by Leidos and Leidos’ indebtedness incurred to finance the Transactions is expected to be guaranteed by Splitco.

•	The relative voting interests of Leidos stockholders after the consummation of the Transactions. In this case, Lockheed Martin stockholders participating in the exchange offer (and pro rata distribution, if any) are expected to receive approximately 50.5 percent of the equity ownership and associated voting rights in Leidos after the consummation of the Transactions on a fully diluted basis.

•	The composition of the governing body of Leidos after the consummation of the Transactions. The Leidos Board currently consists of 10 directors and will increase following consummation of the Merger in accordance with the terms of the Merger Agreement, which provides that the Leidos Board will cause the number of directors comprising the Leidos Board to be increased to no more than 13 directors and cause three directors designated by Lockheed Martin to be appointed to the Leidos Board to serve until the next annual meeting of the Leidos stockholders.

•	The composition of the senior management of Leidos after the consummation of the Transactions. In this case, Leidos’ executive officers immediately following the Merger are expected to consist of Leidos’ executive officers immediately prior to the Merger.

Leidos management has determined that Leidos will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Leidos will apply acquisition accounting to the assets and liabilities of Splitco acquired or assumed upon the consummation of the Merger. The historical financial statements of Leidos for periods ended prior to the consummation of the Merger will reflect only the operations and financial condition of Leidos. Subsequent to the consummation of the Merger, the financial statements of Leidos will include the combined operations and financial condition of Leidos and Splitco.

Federal Securities Law Consequences; Resale Restriction

Leidos common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Lockheed Martin stockholder who may be deemed to be an “affiliate” of Splitco for purposes of Rule 145 under the Securities Act.

No Appraisal or Dissenters’ Rights

None of Leidos, Merger Sub, Lockheed Martin or Splitco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

SUMMARY HISTORICAL, PRO FORMA AND SUPPLEMENTAL FINANCIAL DATA

The following summary combined financial data of the Splitco Business and summary consolidated financial data of Leidos are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business,” “Where You Can Find More Information; Incorporation by Reference,” “Information on the Splitco Business,” “Information on Leidos,” “Selected Historical Financial Data” and “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income.”

Summary Historical Combined Financial Data of the Splitco Business

The following data of the Splitco Business as of March 27, 2016, and for the three months ended March 27, 2016 and March 29, 2015, have been derived from the unaudited combined interim financial statements of the Splitco Business included elsewhere in this document. The following data of the Splitco Business as of December 31, 2015 and 2014, and for the three years in the period ended December 31, 2015, have been derived from the audited combined financial statements of the Splitco Business included elsewhere in this document. The data below as of December 31, 2013 have been derived from the unaudited combined balance sheet of the Splitco Business not included or incorporated by reference in this document. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business,” the combined financial statements of the Splitco Business and the notes thereto and the unaudited pro forma combined consolidated financial statements of Leidos and the Splitco Business included elsewhere in this document.

The Splitco Business closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as the Splitco Business’ fiscal year ends on December 31.

	As of and for the Three Months Ended			As of and for the Years Ended December 31,
(in millions)	March 27, 2016	March 29, 2015		2015	2014	2013
Combined Statement of Earnings Data:
Revenues	$1,341	$1,393		$5,626	$5,702	$6,158
Earnings before income taxes (a)	83	128		471	438	365
Net earnings (a)	53	84		309	292	246
Less: Net earnings attributable to non-controlling interest	2	1		5	5	6
Net earnings attributable to parent (a)	51	83		304	287	240
Combined Balance Sheet Data:
Total assets (b)	$4,111		*	$4,180	$4,251	$3,829

(a)	Earnings before income taxes, net earnings and net earnings attributable to parent were affected by severance charges of $19 million ($12 million after tax) in the three months ended March 27, 2016; $20 million ($13 million after tax) in 2015; and $45 million ($29 million after tax) in 2013.
(b)	The increase in total assets from 2013 to 2014 was primarily attributable to the acquisitions of Systems Made Simple, Inc., Industrial Defender, Inc. and Beontra AG in 2014.
(*)	Balance sheet data as of March 29, 2015 is not included or incorporated by reference in this document.

Summary Historical Consolidated Financial Data of Leidos

The following summary historical consolidated financial data of Leidos as of April 1, 2016, and for the three-month periods ended April 1, 2016 and April 3, 2015, have been derived from Leidos’ unaudited condensed consolidated financial statements, which are incorporated by reference herein from the Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016. The summary historical consolidated financial data of Leidos as of and for the 11-month period ended January 1, 2016, and as of January 30, 2015 and for the years ended January 30, 2015 and January 31, 2014, have been derived from Leidos’ audited consolidated financial statements, which are incorporated by reference herein from the Transition Report on Form 10-K for the 11-month period ended January 1, 2016. The summary historical consolidated financial data of Leidos as of January 31, 2014 have been derived from Leidos’ audited consolidated financial statements which are not included in or incorporated by reference into this document. The summary historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with the financial statements of Leidos and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference.”

As indicated in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, Leidos’ Board of Directors approved the amendment and restatement of Leidos’ bylaws to change Leidos’ year end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, Leidos filed a Transition Report on Form 10-K with the SEC on February 26, 2016, which covers the 11-month period that began on January 31, 2015 and ended on January 1, 2016. This change did not impact Leidos’ prior reported fiscal years (covering a 12-month period), which ended on the Friday nearest the end of January. For example, fiscal 2015 began on February 1, 2014 and ended on January 30, 2015.

	Three Months Ended		11 Months Ended (a)*	12 Months Ended (a)*
(in millions, except per share data)	April 1, 2016	April 3, 2015 (a)	January 1, 2016 (b)*	January 30, 2015 (c)*	January 31, 2014 (d)*
Consolidated Statement of Income Data:
Revenues	$1,312	$1,246	$4,712	$5,063	$5,755
Operating income (loss)	89	38	320	(214)	163
Income (loss) from continuing operations	49	23	243	(330)	84
Income (loss) from discontinued operations, net of tax	—	18	(1)	7	80

Net income (loss)	$49	$41	$242	$(323)	$164

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.68	$0.32	$3.33	$(4.46)	$0.98

Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96

	$0.68	$0.56	$3.32	$(4.36)	$1.94

Diluted:
Income (loss) from continuing operations	0.66	0.31	3.28	(4.46)	0.98

Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96

	$0.66	$0.55	$3.27	$(4.36)	$1.94

Cash dividend per common share	$0.32	$0.32	$1.28	$1.28	$5.60

(in millions)	April 1, 2016	January 1, 2016 (e)	January 30, 2015 (e)	January 31, 2014 (e)
Consolidated Balance Sheet Data:
Total assets	$3,391	$3,370	$3,273	$4,152
Notes payable and long-term debt, including current portion	$1,091	$1,081	$1,158	$1,323
Other long-term liabilities and deferred income taxes	$195	$183	$168	$227

*	References in the following notes refer to Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016.
(a)	References to financial data are to Leidos’ continuing operations, unless otherwise noted. During the year ended January 31, 2014, Leidos completed the spin-off of Science Applications International Corporation. The operating results of Science Applications International Corporation are included in discontinued operations.
(b)	Reflects the 11-month period of January 31, 2015 through January 1, 2016 as a result of the change in Leidos’ fiscal year end. All other periods presented include twelve months as originally reported. For further information see, Note 1 “Summary of Significant Accounting Policies—Reporting Periods” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K. The 11-month period ended January 1, 2016 results include a gain on a real estate sale of $82 million, tangible asset impairment charges of $29 million, intangible asset impairment charges of $4 million and bad debt expense of $8 million. For further information see, Note 16 “Leases—Sale and Leaseback Agreement,” Note 3 “Acquisitions,” Note 4 “Goodwill and Intangible Assets” and Note 5 “Receivables” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(c)	Fiscal 2015 results include goodwill impairment charges of $486 million, intangible asset impairment charges of $41 million and a tangible asset impairment charge of $40 million. For further information see, Note 4 “Goodwill and Intangible Assets” and Note 3 “Acquisitions” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(d)	Fiscal 2014 results include intangible asset impairment charges of $51 million, bad debt expense of $44 million, and separation transaction and restructuring expenses of $65 million. For further information see, Note 4 “Goodwill and Intangible Assets,” Note 5 “Receivables” and Note 1 “Summary of Significant Accounting Policies—Separation Transaction and Restructuring Expenses” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(e)	During the three months ended April 1, 2016, Leidos adopted ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. As a result, consolidated balance sheet data reflects the reclassification of deferred financing costs related to Leidos’ notes from “Other Assets” to “Notes Payable and Long-Term Debt, Net of Current Portion,” which totaled $7 million, $8 million, and $10 million at January 1, 2016, January 30, 2015, and January 31, 2014, respectively.

Summary Unaudited Pro Forma Combined Consolidated Financial Data

The following summary unaudited pro forma combined consolidated financial data present the pro forma financial position and results of operations of Leidos based upon the historical financial statements of each of Leidos and the Splitco Business, after giving effect to the Merger and other Transactions as further described in the section of this document entitled “The Transactions.” The unaudited pro forma combined consolidated financial data are intended to reflect the impact of the Merger and the other Transactions on Leidos’ consolidated financial statements as if the relevant transactions occurred on January 31, 2015 for purposes of the unaudited combined consolidated pro forma statement of income data and April 1, 2016 for purposes of the unaudited combined consolidated pro forma balance sheet data. The unaudited pro forma combined consolidated financial statements have been prepared using, and should be read in conjunction with (i) the unaudited condensed consolidated financial statements of Leidos as of and for the three-month period ended April 1, 2016, and the audited consolidated financial statements of Leidos as of and for the 11-month period ended January 1, 2016, which are incorporated by reference in this document, and (ii) the unaudited combined financial statements of the Splitco Business as of and for the three months ended March 27, 2016, and the audited combined financial statements of the Splitco Business as of and for the year ended December 31, 2015, which are included elsewhere in this document. The unaudited pro forma combined consolidated financial data is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Leidos if the Merger and other Transactions had been consummated for the period presented or that will be achieved in the future. This information is only a summary and has been derived from and should be read in conjunction with the more detailed unaudited pro forma combined consolidated financial statements and the notes thereto, included elsewhere in this document, which have been prepared in accordance with Article 11 of Regulation S-X. See “Where You Can Find More Information;

Incorporation by Reference,” “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” and the audited and unaudited (as the case may be) combined financial statements of the Splitco Business and notes thereto included elsewhere in this document.

Unaudited Pro Forma Combined Consolidated Statement of Income Data

The following table presents the unaudited pro forma combined consolidated statement of income data for the three months ended April 1, 2016.

	Historical
(in millions)	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016	Pro Forma Adjustments	Pro Forma Combined
Revenues	$1,312	$1,341	$(16)	$2,637
Income from continuing operations before income taxes	78	83	(49)	112
Income tax expense	(29)	(30)	15	(44)
Income from continuing operations	49	53	(34)	68
Less: Net income attributable to noncontrolling interest	—	2	—	2

Income from continuing operations attributable to the company	$49	$51	$(34)	$66

The following table presents the unaudited pro forma combined consolidated statement of income data for the 11 months ended January 1, 2016.

	Historical
(in millions)	Leidos for the 11 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015	Less: Splitco Business for the One Month Ended January 31, 2015	Pro Forma Adjustments	Pro Forma Combined
Revenues	$4,712	$5,626	$(431)	$(38)	$9,869
Income from continuing operations before income taxes	355	471	(39)	(147)	640
Income tax expense	(112)	(162)	10	43	(221)
Income from continuing operations	243	309	(29)	(104)	419
Less: Net income attributable to noncontrolling interest	—	5	—	—	5

Income from continuing operations attributable to the company	$243	$304	$(29)	$(104)	$414

Unaudited Pro Forma Combined Consolidated Balance Sheet Data

	Historical
(in millions)	Leidos as of April 1, 2016	Splitco Business as of March 27, 2016	Pro Forma Adjustments	Pro Forma Combined
Total assets	$3,391	$4,111	$1,685	$9,187
Notes payable and long-term debt, including current portion	$1,091	$—	$2,483	$3,574

Summary Unaudited Supplemental Combined Consolidated Statement of Income Data

The following summary unaudited supplemental combined consolidated statement of income data combine the historical consolidated statement of income of Leidos for the 11-month period ended January 1, 2016, the unaudited historical statement of income of Leidos for the one month ended January 30, 2015 and the historical combined statement of earnings of the Splitco Business for the year ended December 31, 2015, after giving effect to the Merger and other Transactions as further described in the section of this document entitled “The Transactions.” The unaudited supplemental combined consolidated statement of income data are intended to reflect the impact of the Merger and the other Transactions on Leidos’ consolidated financial statements as if the relevant transactions occurred on January 3, 2015. The unaudited supplemental combined consolidated statement of income has been prepared using, and should be read in conjunction with, the audited consolidated financial statements of Leidos as of and for the 11-month period ended January 1, 2016, which are incorporated by reference in this document, and the audited combined financial statements of the Splitco Business as of and for the year ended December 31, 2015, which are included elsewhere in this document. The unaudited supplemental combined consolidated statement of income data is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Leidos if the Merger and other Transactions had been consummated for the period presented or that will be achieved in the future. This information is only a summary and has been derived from and should be read in conjunction with the more detailed unaudited supplemental combined consolidated statement of income and the notes thereto included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” and the audited combined financial statements of the Splitco Business and notes thereto included elsewhere in this document.

Unaudited Supplemental Combined Consolidated Statement of Income Data

	Historical
(in millions)	Leidos for the 11 Months Ended January 1, 2016	Leidos for the One Month Ended January 30, 2015	Splitco Business for the Year Ended December 31, 2015	Adjustments	Supplemental Combined for the 12 Months Ended January 1, 2016
Revenues	$4,712	$374	$5,626	$(41)	$10,671
Income from continuing operations before income taxes	355	(27)	471	(161)	638
Income tax (expense) benefit	(112)	20	(162)	47	(207)
Income (loss) from continuing operations	243	(7)	309	(114)	431
Less: Net income attributable to noncontrolling interest	—	—	5	—	5

Income (loss) from continuing operations attributable to the company	$243	$(7)	$304	$(114)	$426

Summary Comparative Historical, Pro Forma and Supplemental Per Share Data

The following table sets forth certain historical, pro forma and supplemental per-share data for Leidos. The Leidos historical data has been derived from and should be read together with Leidos’ unaudited condensed consolidated financial statements and related notes thereto contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ audited consolidated financial statements and related notes thereto contained in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.” The pro forma data as of and for the three months ended April 1, 2016 and for the 11 months ended January 1, 2016 has been derived from the unaudited pro forma combined consolidated financial statements included elsewhere in this document. The supplemental data for the 12 months ended January 1, 2016 has been derived from the unaudited supplemental combined consolidated statement of income included elsewhere in this document. See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income.”

This comparative historical, pro forma and supplemental per-share data is being provided for illustrative purposes only. Leidos and the Splitco Business may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma and supplemental per-share data presented as being indicative of the results that would have been achieved had Leidos and the Splitco Business been combined during the periods or at the date presented or of the future results or financial condition of Leidos or the Splitco Business to be achieved following the consummation of the Transactions.

	As of and for the Three Months Ended April 1, 2016		As of and for the 11 Months Ended January 1, 2016			For the 12 Months Ended January 1, 2016
(shares in millions)	Leidos Historical	Pro Forma Combined	Leidos Historical	Pro Forma Combined		Supplemental Combined
Earnings per share:

Income from continuing operations—Basic	$0.68	$0.44	$3.33	$2.76		$2.84
Income from continuing operations—Diluted	$0.66	$0.44	$3.28	$2.74		$2.82

Weighted average common shares outstanding—Basic	72	149	73	150		150
Weighted average common shares outstanding—Diluted	74	151	74	151		151

Book value per share of common stock	$15.31	$18.28	$14.83	NA	(i)	NA	(i)
Dividends declared per share of common stock	$0.32	$0.32	$1.28	$1.28		$1.28

(i)	“NA” = Not applicable, as no pro forma or supplemental balance sheet data as of January 1, 2016 is presented.

Historical Common Stock Market Price and Dividend Data

Historical market price data for Splitco has not been presented as the Splitco Business is currently operated by Lockheed Martin and there is no established trading market in Splitco common stock. Shares of Splitco common stock do not currently trade separately from Lockheed Martin common stock.

Shares of Lockheed Martin common stock currently trade on the NYSE under the symbol “LMT.” On January 25, 2016, the last trading day before the announcement of the Transactions, the last sale price of Lockheed Martin common stock reported by the NYSE was $211.01. On June 29, the last sale price of Lockheed Martin common stock reported by the NYSE was $244.08.

Shares of Leidos common stock currently trade on the NYSE under the symbol “LDOS.” On January 25, 2016, the last trading day before the announcement of the Transactions, the last sale price of Leidos common stock reported by the NYSE was $53.66. On June 29, the last sale price of Leidos common stock reported by the NYSE was $46.80.

Leidos Dividend Policy

Leidos currently intends to continue paying dividends on a quarterly basis, although the declaration of any future dividends will be determined by the Leidos Board and will depend on many factors, including available cash, estimated cash needs, earnings, financial condition, operating results, and capital requirements, as well as limitations in Leidos’ contractual agreements, applicable law, regulatory constraints, industry practice and other business considerations that the Leidos Board considers relevant. Leidos’ ability to declare and pay future dividends on Leidos common stock may be restricted by the provisions of the DGCL and covenants in Leidos’ then-existing indebtedness arrangements.

In connection with the Transactions, prior to the consummation of the Merger and subject to applicable law, Leidos will declare the Leidos Special Dividend, the payment of which will be conditioned on completion of the Transactions. The Leidos Special Dividend will be funded by a combination of new borrowing and cash on hand.

THE TRANSACTIONS

On January 26, 2016, Lockheed Martin and Leidos announced that they, along with Splitco and Merger Sub, had entered into the Merger Agreement, and that Lockheed Martin and Splitco had entered into the Separation Agreement, which together provide for the combination of Leidos’ business and the Splitco Business. In the Transactions, Lockheed Martin will transfer the Splitco Business to Splitco. Prior to the Distribution, Splitco will incur new indebtedness and will pay to Lockheed Martin the Splitco Special Cash Payment.

On the closing date of the Merger, Lockheed Martin will distribute shares of Splitco common stock to its stockholders participating in the exchange offer. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Leidos common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to Lockheed Martin stockholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Leidos. In the Merger, subject to adjustment in accordance with the Merger Agreement, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Subject to adjustment under certain circumstances as set forth in the Merger Agreement, Leidos will issue 76,958,918 shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $46.80 per share for Leidos common stock on the NYSE on June 29, 2016, and based on the Leidos Special Dividend of $13.64 per share, the total value of the shares to be issued by Leidos and the cash expected to be received by Lockheed Martin in the Transactions would have been approximately $4,351,957,721. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of the Merger.

After the Merger, Leidos will own and operate the Splitco Business through Splitco, which will be Leidos’ wholly-owned subsidiary, and will also continue its current businesses. All shares of Leidos common stock, including those issued in the Merger, will be listed on the NYSE under Leidos’ current trading symbol “LDOS.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1 Separation

Lockheed Martin will transfer the Splitco Business to Splitco following the Internal Reorganization.

Step 2 Issuance of Splitco Common Stock to Lockheed Martin, Incurrence of Splitco Debt and Splitco Cash Payment

In connection with the transfer of the Splitco Business to Splitco, Splitco will issue to Lockheed Martin additional shares of Splitco common stock. Following this issuance, subject to adjustment in accordance with the Merger Agreement, Lockheed Martin will own 76,958,918 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco. In addition, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1,841,450,000. Splitco will use a portion of the proceeds of this loan to pay to Lockheed Martin the Splitco Special Cash Payment in connection with the transfer of the Splitco Business to Splitco. Splitco will use the balance to pay certain fees and expenses related to such indebtedness.

Step 3 Distribution—Exchange Offer

Lockheed Martin will offer to Lockheed Martin stockholders the right to exchange all or a portion of their shares of Lockheed Martin common stock for shares of Splitco common stock at a discount to the equivalent per-share value of Leidos common stock, after giving effect to the amount of the Leidos Special Dividend, based on the conversion in the Merger of each share of Splitco common stock into one share of Leidos common stock. If the exchange offer is consummated but is not fully subscribed, Lockheed Martin will distribute the remaining shares of Splitco common stock on a pro rata basis to Lockheed Martin stockholders whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Any Lockheed Martin stockholder who validly tenders (and does not properly withdraw) shares of Lockheed Martin common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such tendered shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to Lockheed Martin stockholders in the event the exchange offer is not fully subscribed.

Step 4 Incurrence of Leidos Debt

Prior to the closing of the Merger, the Leidos Borrower will incur new indebtedness in the form of a $690,000,000 Term Loan A Facility and a $750,000,000 Revolving Credit Facility. The proceeds of the Term Loan A Facility and up to $50,000,000 of borrowings under the Revolving Credit Facility, together with cash on hand at Leidos (which shall not exceed $500,000,000), will be used to pay the Leidos Special Dividend, and additional proceeds of borrowings under the Revolving Credit Facility will be used to (i) repay in full all outstanding indebtedness for borrowed money of Splitco (if any) (other than the debt incurred by Splitco described above in Step 2), (ii) repay in full all indebtedness, and terminate all commitments, under the Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Leidos, as borrower, Leidos, Inc., as guarantor, and Citibank, N.A., as administrative agent, the lenders, other agents and other parties party thereto from time to time and (iii) pay the fees, costs and expenses associated therewith.

Step 5 Merger

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Leidos. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 50.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Splitco (former Lockheed Martin) stockholders and approximately 49.5 percent of the outstanding shares of Leidos common stock is expected to be held by pre-Merger Leidos stockholders, on a fully diluted basis.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures, the corporate structures immediately following the Separation and the Distribution but before the Merger and the corporate structures immediately following the consummation of the Merger.

After completion of all of the steps described above, Leidos’ wholly-owned subsidiary, Splitco, will hold the Splitco Business directly and through its subsidiaries and will continue as the obligor under the new indebtedness to be incurred by Splitco on or about the date of the Distribution, which, after the consummation of the Merger, is expected to be guaranteed by Leidos.

In connection with the Transactions, on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries will enter into the Additional Agreements relating to, among other things, intellectual property, real property, shared contracts, supply arrangements, contract novation and transition services. See “Other Agreements—Additional Agreements.”

Determination of Number of Shares of Splitco Common Stock to Be Distributed to Lockheed Martin Stockholders

Lockheed Martin is offering to exchange all shares of Splitco common stock for shares of Lockheed Martin common stock validly tendered and not properly withdrawn. Immediately prior to the Distribution, the total number of shares of Splitco common stock outstanding will equal 76,958,918 shares, subject to adjustment pursuant to the Merger Agreement. Accordingly, subject to such adjustment, the total number of shares of Splitco common stock to be exchanged for shares of Lockheed Martin common stock in the exchange offer will be equal to 76,958,918 shares.

No Fractional Shares; Exchange of Certificates

Each issued and outstanding share of Splitco common stock will be converted in the Merger into the right to receive one share of Leidos common stock. In the conversion, no fractional shares of Leidos common stock will be delivered to Splitco stockholders. All fractional shares of Leidos common stock that any Splitco stockholder otherwise would be entitled to receive as a result of the Merger will be aggregated by the exchange agent on behalf of Leidos. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices as soon as practicable after the Merger and, in any case, no later than five business days after the Merger. The exchange agent then will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the Splitco stockholders that otherwise would be entitled to receive such fractional shares of Leidos common stock in the Merger.

Upon consummation of the Merger, shares of Splitco common stock will no longer be outstanding and will automatically be canceled and retired. Prior to the Merger, Leidos will deposit in a reserve account with its transfer agent the certificates or book-entry authorizations representing the shares of Leidos common stock issuable in the Merger.

Background of the Transactions

The boards of directors of each of Leidos and Lockheed Martin periodically, and in the ordinary course, evaluate and consider a variety of financial and strategic opportunities to enhance stockholder value as part of their respective long-term business plans. During calendar year 2015 and January 2016, each of the companies’ respective management teams discussed with their boards of directors a variety of financial and strategic alternatives and opportunities regarding their respective company’s future growth and strategic development. In the case of Lockheed Martin, those discussions included alternatives relating to its government information technology and technical services businesses.

On July 20, 2015, Lockheed Martin announced an agreement to acquire Sikorsky Aircraft Corporation, a global leader in military and commercial rotary-wing aircraft. At the same time, Lockheed Martin announced its intention to conduct a strategic review of alternatives for its government information technology and technical services businesses, which includes the Splitco Business. In connection with the strategic review, Lockheed Martin engaged J.P. Morgan Securities LLC (“J.P. Morgan”) and Goldman, Sachs & Co. (“Goldman Sachs”) as its financial advisors and Hogan Lovells US LLP (“Hogan Lovells”) as its lead legal advisor. The purpose of the strategic review was to explore whether the businesses could achieve greater growth and create more value for customers and stockholders outside of Lockheed Martin. As part of that strategic review, Lockheed Martin also considered whether certain elements of its government information technology business should be retained and realigned with its other business segments based on the nature of the work and the customers served. The result of the strategic review was that certain government work that was closely associated with other programs being performed by Lockheed Martin’s Missiles and Fire Control, Mission Systems and Training and Space Systems business areas was retained by Lockheed Martin and transferred to those business areas. The determination of whether to divest or retain the businesses under strategic review was based on an assessment of the nature of the work performed and customers served by each operation, competitive pressures and other factors.

Following the announcement by Lockheed Martin of its intention to conduct this strategic review, management of Lockheed Martin received inquiries from third parties expressing interest in the acquisition of all or a portion of the businesses that were under review. Lockheed Martin and its advisors considered the unsolicited indications of interest as well as feedback received from a number of parties contacted by J.P. Morgan and Goldman Sachs to evaluate their potential interest in a transaction involving the businesses under review. J.P. Morgan and Goldman Sachs discussed with Lockheed Martin several possible structures involving the Splitco Business, including a tax-free spin-off of the business, a sale for cash, a joint venture structure in which Lockheed Martin would retain an equity interest in the combined company and the possibility of effecting a transaction using a Reverse Morris Trust structure. In a Reverse Morris Trust transaction, Lockheed Martin would transfer the relevant businesses to a new subsidiary and then distribute the stock of the subsidiary to Lockheed Martin’s stockholders, and immediately thereafter the subsidiary would merge with a subsidiary of the counterparty. In the merger, former Lockheed Martin shareholders would receive more than 50 percent of the shares of the combined entity. A Reverse Morris Trust transaction structure allows Lockheed Martin to divest assets in a tax-efficient manner since neither Lockheed Martin nor its stockholders generally will recognize gain or loss in connection with the transaction.

Throughout the late summer and fall of 2015, management updated the Lockheed Martin Board on the status of the strategic review, the level of interest expressed by third parties and the progress made in discussions with interested parties through periodic reports of management between meetings of the Board and through presentations and updates at each of the Lockheed Martin Board meetings in September, October and December 2015.

On August 25, 2015, Mr. Roger Krone, Leidos’ Chairman and Chief Executive Officer, telephoned Mr. Bruce Tanner, Lockheed Martin’s Executive Vice President and Chief Financial Officer, to discuss the possibility of a transaction involving Leidos and the Lockheed Martin businesses that were under strategic review. Mr. Tanner indicated that Lockheed Martin would be willing to engage in preliminary discussions about Leidos’ interest. Prior to this discussion, Leidos had existing business relationships with Lockheed Martin through various subcontracting and teaming arrangements in support of U.S. government customers. Mr. Krone and Mr. Tanner discussed possible transaction structures, including the possibility of a Reverse Morris Trust structure.

In early September 2015, Lockheed Martin entered into confidentiality agreements with a number of parties that had expressed an interest in evaluating the Lockheed Martin businesses under strategic review. On September 3, 2015, Lockheed Martin and Leidos executed an initial confidentiality agreement in order to facilitate exploratory discussions and enable Leidos to receive confidential information about the businesses under strategic review to determine whether there was mutual interest in pursuing a possible transaction. The initial exploratory discussions involved the sharing by Lockheed Martin with Leidos of certain limited non-public, confidential and proprietary information regarding Lockheed Martin and its government information technology and technical services businesses.

On September 18, 2015, representatives of Lockheed Martin, including Mr. Greg Psihas, Lockheed Martin’s Vice President, Corporate Development, along with representatives of J.P. Morgan and Goldman Sachs, met with Mr. Krone and Michael Leiter, Executive Vice President for Business Development and Strategy for Leidos, at the McLean, Virginia offices of Hogan Lovells. At the meeting, Lockheed Martin’s representatives provided an overview of the businesses under strategic review from an operational and a financial perspective. The parties engaged in preliminary discussions regarding a potential transaction involving Leidos and the businesses under strategic review, and outlined potential next steps and a possible decision-making timeline. During the month of September 2015, Lockheed Martin and its advisors from J.P. Morgan and Goldman Sachs also met with other interested parties and discussed the same information and proposed timeline with those parties.

Over the subsequent weeks, representatives of Lockheed Martin and Leidos discussed the progress of Lockheed Martin’s strategic review and its consideration of the process by which Lockheed Martin intended to conclude its evaluation of its government information technology and technical services businesses and the possible structure of a transaction or transactions involving those businesses. During these discussions, Leidos expressed its continuing interest in pursuing a potential transaction.

On October 14, 2015, Messrs. Krone and Leiter and James Reagan, Executive Vice President and Chief Financial Officer of Leidos, met with Mr. Psihas and other Lockheed Martin employees, as well as representatives of J.P. Morgan, Goldman Sachs and Hogan Lovells at the McLean, Virginia offices of Hogan Lovells. At that meeting, the Leidos management team provided certain information to Lockheed Martin about Leidos’ business and a potential combination of Leidos and Lockheed Martin’s government information technology and technical services businesses. In the course of those discussions, Leidos and Lockheed Martin discussed the possible structure of a transaction in which the businesses would be combined, including a general outline and structure of a potential Reverse Morris Trust transaction involving Leidos and the Lockheed Martin businesses. During that same week, Lockheed Martin held similar discussions with other interested parties.

On October 28, 2015, Leidos management updated and briefed the Audit Committee of the Leidos Board with respect to discussions that had taken place with Lockheed Martin regarding a potential combination of Leidos with the Lockheed Martin information technology and technical services businesses in a Reverse Morris Trust transaction. Leidos determined that a Reverse Morris Trust structure transaction would facilitate the acquisition of the Splitco Business by Leidos because a taxable disposition of the Splitco Business would have made the transaction less financially attractive to Lockheed Martin or would have required Leidos to pay additional consideration. In addition, given that the Splitco Business and Leidos businesses are of comparable sizes, Leidos quickly determined that the payment of all cash consideration was not feasible because of the amount of additional leverage that it would have been required to incur. Leidos determined that, as a practical matter, a Reverse Morris Trust transaction was the only transaction structure that permitted Leidos to issue Leidos common stock to Lockheed Martin stockholders without adverse tax consequences to Lockheed Martin and its stockholders. Later that same day, Messrs. Krone and Leiter briefed members of the Leidos Board during a teleconference regarding the preliminary discussions that had been held between Lockheed Martin and Leidos, and provided an overview of the Lockheed Martin government information technology and technical services businesses. The Leidos Board authorized Leidos management to continue to explore a potential Reverse Morris Trust transaction with Lockheed Martin.

In order to facilitate mutual due diligence processes and the exchange of non-public information regarding what is now the Splitco Business and Leidos, on November 5, 2015, Lockheed Martin and Leidos executed a more comprehensive confidentiality agreement that superseded the prior confidentiality agreement.

On November 19, 2015, representatives of Lockheed Martin, including senior management of businesses under strategic review, held a management presentation for representatives of Leidos at the McLean, Virginia offices of Hogan Lovells. Also in attendance at this meeting were representatives of Lockheed Martin’s financial and legal advisors, J.P. Morgan, Goldman Sachs and Hogan Lovells, as well as representatives of Citi, Leidos’ financial advisor. During the course of this meeting, the Lockheed Martin team explained the results of the strategic review that it had been conducting and the programs and business areas that were to be included in the Splitco Business. Later that day, Lockheed Martin provided certain members of the Leidos team with access to an on-line data room for purposes of sharing information about the Splitco Business and the proposed transaction. During that same week, Lockheed Martin and its representatives held similar discussions with other interested parties.

On November 24, 2015, at the direction of Lockheed Martin, J.P. Morgan and Goldman Sachs delivered a process letter to prospective bidders participating in the auction process for a transaction involving the Splitco Business, including Leidos, outlining the anticipated steps of the transaction process being run by Lockheed Martin and the timing and procedures for submitting a non-binding proposal. In the process letter, Goldman Sachs and J.P. Morgan requested that parties submit a non-binding proposal for a strategic combination with the Splitco Business by way of a Reverse Morris Trust transaction no later than December 9, 2015.

On December 3, 2015, at a meeting of the Finance Committee of the Leidos Board (the “Leidos Finance Committee”), Leidos management updated the committee on the status of the potential transaction with Lockheed Martin, and provided additional information about the Splitco Business, a timeline of key transaction dates and an overview of its due diligence findings to date. Leidos management also reviewed and discussed with the Leidos Finance Committee a summary of the key terms of a draft of Leidos’ non-binding proposal for a combination with the Splitco Business. The Leidos Finance Committee authorized management to continue pursuing the potential transaction and to submit a non-binding proposal to Lockheed Martin. Representatives of Citi attended the meeting.

On December 9, 2015, Leidos submitted a preliminary, non-binding proposal to Lockheed Martin for the strategic combination between Leidos and the Splitco Business. Leidos’ non-binding proposal contemplated that the business combination between Leidos and the Splitco Business would be effected through a Reverse Morris Trust transaction which would result in Lockheed Martin stockholders and existing Leidos stockholders holding approximately 50.5 percent and 49.5 percent of the combined entity on a fully diluted basis, respectively. Leidos’ non-binding proposal valued the Splitco Business on a debt-free, cash-free basis at approximately $5.3 billion, $2.3 billion of which would be delivered in the form of a special cash payment by Splitco to Lockheed Martin. In order to achieve the 50.5 percent/49.5 percent post-transaction ownership split, Leidos’ proposal also contemplated that Leidos would pay a special dividend of approximately $1.2 billion to its stockholders in connection with the proposed transaction. Leidos noted in its proposal that it was based on the limited due diligence that then had been conducted to date, and in particular, that the valuation was based, in part, on preliminary assumptions as to the financial performance and tax basis of the business under review and was subject to further adjustment following Leidos’ due diligence review of the Splitco Business.

Also on December 9, 2015, Lockheed Martin received a preliminary, non-binding proposal from Party A, another prospective bidder with which Lockheed Martin had held discussions, regarding a potential strategic combination with the Splitco Business.

Over the next two weeks, representatives of Lockheed Martin and representatives of Leidos, including their respective legal and financial advisors, spoke by phone and held in-person meetings on a number of occasions to allow Leidos the opportunity to conduct additional financial and legal due diligence in support of its proposal. Over the same period, Lockheed Martin and its financial advisors held similar discussions and had similar in-person meetings with Party A to allow Party A to conduct additional financial and legal due diligence on the Splitco Business. On December 14, 2015, J.P. Morgan and Goldman Sachs advised both Citi and Party A’s financial advisor that Leidos and Party A should submit a revised proposal on December 23, 2016 based on the additional financial and legal due diligence conducted by Leidos and Party A following the submission of their respective initial proposals on December 9, 2015.

On December 22, 2015, the Leidos Finance Committee held a meeting at which Leidos management updated the Leidos Finance Committee with respect to the additional due diligence that had been conducted following the submission of Leidos’ December 9, 2015 non-binding proposal. Mr. Krone provided an update on the auction bidding process undertaken by Lockheed Martin for the possible disposition of the Splitco Business in a Reverse Morris Trust transaction, and summarized Lockheed Martin’s reaction to Leidos’ initial non-binding proposal. In addition, Leidos management described for the Leidos Finance Committee the terms of the revised proposal that Leidos management had developed based on the additional due diligence conducted following the submission of Leidos’ initial non-binding proposal. The Leidos Finance Committee authorized management to proceed with the submission of the revised proposal. Representatives of Citi attended the meeting.

On December 23, 2015, Leidos submitted its revised non-binding proposal for a Reverse Morris Trust transaction between Leidos and the Splitco Business to J.P. Morgan and Goldman Sachs. Based on the Leidos stock price at the time, Leidos’ revised proposal valued the Splitco Business on a debt-free, cash-free basis at approximately $4.7 billion, $1.8 billion of which would be delivered in the form of a special cash payment by Splitco to Lockheed Martin. In order to achieve the 50.5 percent/49.5 percent post-transaction ownership split, Leidos’ proposal also contemplated that Leidos would pay a special dividend of approximately $1.3 billion to its stockholders in connection with the proposed transaction.

Also on December 23, 2015, Lockheed Martin received a revised proposal from Party A.

On December 29, 2015, J.P. Morgan and Goldman Sachs advised Citi that Leidos was one of two potential acquirors with which Lockheed would negotiate the terms of the Transaction Documents, and that drafts of the Transaction Documents would be distributed in early January 2016.

On January 5, 2016, on behalf of Lockheed Martin, Hogan Lovells sent initial drafts of the Transaction Documents, including the Merger Agreement, to Leidos, Citi and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Leidos’ legal advisor.

On January 7, 2016, representatives of Leidos met with representatives of Lockheed Martin, including Mr. Tanner and Mr. Psihas, and senior management of Splitco at the offices of Hogan Lovells in McLean, Virginia. Each party’s respective legal and financial advisors also attended the meeting. At the meeting, Leidos management provided further information to Lockheed Martin and its representatives with respect to Leidos’ business and operations, and the benefits to the Splitco Business of a combination with Leidos. Following that meeting, Leidos provided Lockheed Martin and its financial and legal advisors with access to an on-line data room for purposes of conducting an operational, financial and legal review of Leidos, and Lockheed Martin provided additional information about the Splitco Business through the on-line data room it previously had established for purposes of the auction process involving the Splitco Business. During that same week, Lockheed Martin representatives, including Lockheed Martin’s financial and legal representatives, attended a similar presentation and received access to similar due diligence materials from Party A.

Commencing in early January 2016, Leidos began formalizing its financing commitments for the proposed transaction with various lenders, including Citi and the other Leidos Commitment Parties and Splitco Commitment Parties, J.P. Morgan and Goldman Sachs.

On January 12, 2016, on behalf of Leidos, Skadden sent revised versions of the Merger Agreement and the other Transaction Documents earlier provided to Leidos, Citi and Skadden by Hogan Lovells on behalf of Lockheed Martin to Lockheed Martin and its advisors. The law firm representing Party A did likewise.

On January 13, 2016, J.P. Morgan and Goldman Sachs, on behalf of Lockheed Martin, engaged in discussions with Citi and Party A’s financial advisor and provided feedback about certain terms and conditions included in the proposals that had been submitted by each of Leidos and Party A.

Over the course of the day on January 14, 2016, representatives of Lockheed Martin, J.P. Morgan, Goldman Sachs and Hogan Lovells met in person at Hogan Lovells’ offices in McLean, Virginia and engaged in telephone conversations with representatives of Leidos, Citi and Skadden, and with representatives of Party A and its financial and legal advisors. Leidos and Party A were advised that, based on the results of those discussions, Lockheed Martin intended to proceed in earnest with the negotiation of final Transaction Documents that could be presented to Lockheed Martin’s Board for its review and consideration and that Lockheed Martin desired to announce the transaction in conjunction with its fourth quarter / year-end earnings call scheduled for January 26, 2016. In the course of those discussions, J.P. Morgan and Goldman Sachs advised Citi that Lockheed Martin had concerns regarding certain provisions in Leidos’ revised draft of the Merger Agreement, including the inclusion by Leidos of post-signing value adjustments and post-closing indemnities.

Late in the day on January 14, 2016, Messrs. Krone and Reagan met at Hogan Lovells’ offices with Mr. Psihas of Lockheed Martin to discuss the terms of the proposed transaction and certain of the changes made by Leidos to the draft Merger Agreement. Representatives of the parties’ respective legal and financial advisors joined a portion of the meeting in person or by telephone. In a series of discussions during the evening of January 14, 2016, and on January 15, 2016, Lockheed Martin and Leidos reached agreement in principle on a number of important points relating to the proposed transaction, including the elimination of Leidos’ proposed post-signing value adjustments, the inclusion of a limited post-closing indemnity, a termination fee in an amount equal to $150 million and an aggregate value to Lockheed Martin and its stockholders based on the value of Leidos’ stock prior to a signing of the Merger Agreement in an amount equal to approximately $5 billion.

Following these discussions, on January 15, 2016, Mr. Psihas advised Mr. Krone that Lockheed Martin was prepared to meet in person with representatives of Leidos and its financial and legal advisors to negotiate the final terms of the Transaction Documents based on the agreements in principle that had been reached on a number of the principal economic and other terms. On January 16, 2016, Mr. Psihas advised Party A that Lockheed Martin was proceeding with final negotiations with another party. Early in the morning of January 16, 2016, on behalf of Lockheed Martin, Hogan Lovells sent a revised version of the Merger Agreement to Leidos, Citi and Skadden.

On January 17, 2016, representatives of Leidos and Lockheed Martin and their respective financial and legal advisors, including representatives of Lockheed Martin’s outside tax advisors from Davis Polk & Wardwell LLP (“Davis Polk”), met at the McLean, Virginia offices of Hogan Lovells to continue negotiating the terms of the Merger Agreement and the other Transaction Documents.

During the course of the following week, representatives of Leidos and Lockheed Martin continued to negotiate the terms of the Merger Agreement and the other Transaction Documents, both in person at Hogan Lovells’ offices and by telephone.

On January 18, 2016, representatives of Leidos shared with Lockheed Martin drafts of the financing commitment letter obtained by Leidos for the borrowing contemplated by Leidos and Splitco in connection with the proposed transaction. On January 20, 2016, Lockheed Martin and Leidos agreed that Leidos and Splitco would each obtain its own financing commitment letter in connection with the proposed transaction.

On January 21, 2016, the Leidos Board held a special meeting at which Leidos management and representatives of Skadden and Citi also were present. Leidos management provided an update on the negotiations with respect to the proposed transaction and the status of financing arrangements. In addition, Leidos management provided an update on the status of the due diligence investigation conducted by Leidos and its subject matter experts, noted key due diligence findings, and discussed key post-signing milestones and a post-closing integration timeline. Leidos management also reviewed with the Leidos Board the key terms and conditions of the Merger Agreement and the other Transaction Documents. The Leidos Board and management further discussed the overall merits of the proposed transaction in view of the detailed information presented. Following the discussion, the Leidos Board authorized Leidos management to continue negotiation of definitive agreements to effectuate the transaction, subject to the Leidos Board’s final consideration and approval.

During the period from January 21, 2016 through January 25, 2016, Leidos and Lockheed Martin, together with their respective financial and legal advisors, continued to negotiate definitive agreements with respect to the transaction. In addition, during this period, Leidos and Lockheed Martin completed their respective due diligence investigations in connection with the transaction.

On January 25, 2016, the Leidos Board held a special telephonic meeting, which members of Leidos management and representatives of Citi and Skadden also attended, to review the final structure and terms of the proposed transaction, including the related financing arrangements with Citi and the other Leidos Commitment Parties, and to discuss developments since the previous Leidos Board meeting. Members of Leidos management reviewed with the Leidos Board, among other things, the components of the consideration to be delivered to Lockheed Martin and its stockholders, and the methodology used by the parties to determine the amount of Leidos common stock to be issued in the transaction. Also at this meeting, Citi reviewed with the Leidos Board its financial analysis of the exchange ratio and rendered an oral opinion, confirmed by delivery of a written opinion dated January 25, 2016, to the Leidos Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken described in such opinion, the exchange ratio provided for pursuant to the Merger Agreement of 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion) was fair, from a financial point of view, to Leidos. Leidos management also provided an update on the status of the proposed debt financing, as well as the various agreements to be entered into in connection with the transaction, including providing an update that the terms and conditions were substantially complete and the agreements in substantially final form, and that subject to the Leidos Board’s approval and the Lockheed Martin Board’s approval, both parties were prepared to execute and deliver the agreements. Following discussion with Leidos management and advisors, the Leidos Board unanimously determined, among other things, that the Merger Agreement and the Transactions, including the Merger and the Share Issuance, were advisable, fair to and in the best interests of Leidos and its stockholders, authorized and approved the Merger Agreement and authorized and approved the proposed debt financing.

On January 25, 2016, the Lockheed Martin Board held a meeting to review the final results of the strategic review of Lockheed Martin’s government information technology and technical services businesses, review the auction process that led to the proposed Reverse Morris Trust transaction involving Leidos, including the interest expressed by other parties in the Splitco Business and the course of negotiations with such parties subsequent to Lockheed Martin’s announcement of the strategic review on July 20, 2015, review the terms and conditions of the Transaction Documents that had been negotiated between representatives of Leidos and Lockheed Martin and which were substantially complete, including the terms that were subject to final resolution of the parties, review the tax requirements with respect to Reverse Morris Trust transactions and review the nature and scope of the tax opinions of Davis Polk and Skadden that would be conditions to the closing the Transactions, review with Lockheed Martin’s financial and legal advisors their views on the proposed Transactions and the benefits afforded by the Transactions to Lockheed Martin and its stockholders as well as the Splitco Business and to consider the communications to be made and the actions to be taken by Lockheed Martin and Leidos following execution of the Transaction Documents. Following discussion with Lockheed Martin’s management and advisors, the Lockheed Martin Board unanimously determined, among other things, that the Separation Agreement, the Merger Agreement and the Transactions, including the Merger and the receipt by Lockheed Martin of the Splitco Special Cash Payment, were advisable and in the best interests of Lockheed Martin and its stockholders, and authorized and approved the Separation Agreement, the Merger Agreement and the other Transactions.

On the morning of January 26, 2016, Leidos and Splitco received the final Leidos Commitment Letter and the final Splitco Commitment Letter, respectively, to provide financing for the proposed Transactions, executed by the Leidos Commitment Parties and the Splitco Commitment Parties, Lockheed Martin and Splitco entered into the Separation Agreement and Leidos and Lockheed Martin and certain of their affiliates, including Splitco, entered into the Merger Agreement, the Tax Matters Agreement and the Employee Matters Agreement.

Following the execution of the Merger Agreement and the other Transaction Documents referenced in the preceding paragraph, on the morning of January 26, 2016, before the opening of trading on the NYSE, Leidos and Lockheed Martin each issued press releases announcing the Transactions.

Leidos’ Reasons for the Transactions

In reaching its decision to approve the Merger Agreement and the Transactions and recommend that Leidos stockholders approve the Share Issuance, the Leidos Board considered, among other things, the potential strategic and financial benefits expected to be achieved by combining Leidos and the Splitco Business relative to the future prospects of Leidos on a standalone basis, the relative actual results of operations and prospects of Leidos and of the Splitco Business, as well as other potential strategic alternatives that might be available to Leidos, and the risks and uncertainties associated with the Transactions and with these alternatives.

In that process, the Leidos Board considered, among other things, the following factors as generally supporting its decision to approve the Merger Agreement and recommend that Leidos stockholders approve the Share Issuance:

Strategic Considerations

•	the Merger will result in a combined company with increased scale and a more balanced portfolio, with 45% of combined annual revenues coming from civil and commercial and 55% from defense and intelligence sectors, versus 28% and 72%, respectively, with Leidos as a standalone company;

•	the Merger will add Splitco expertise in such areas as IT operations, financial and HR enterprise resource planning (ERP) outsourcing, data center consolidation, and facilities management;

•	the acquisition of the Splitco Business is expected to result in a substantial expansion of Leidos’ addressable opportunities in the government services industry, with more than 2,000 individual contracts and task orders and over 100 contract vehicles brought to the combined company by the Splitco Business that have minimal overlap with Leidos’ current contract vehicles and customers;

•	the acquisition of the Splitco Business will diversify Leidos’ offerings across the government services industry and create a meaningful presence and longstanding relationships for the combined company with an attractive and expanded customer set, including new key customer relationships with the Department of Health and Human Services, the Department of Veterans Affairs, the Federal Aviation Administration, the Defense Information Systems Agency, the Department of Homeland Security and the Social Security Administration;

•	the complementary market access and capabilities of Leidos and the Splitco Business, including the experience that the management and employees of the Splitco Business will bring to the combined company in federal and international IT solutions and services, with capabilities across the full lifecycle of large, complex IT systems design, implementation and operation;

•	with a collective workforce of approximately 33,000 employees, the size and scale of the combined company will enhance its ability to provide value to its customers through a broader range of services to meet their needs, and will allow its customers to realize future savings on work under cost plus contracts given the savings that the combined company expects to realize as it distributes overhead costs over a larger revenue base; and

•	the Merger is expected to enable Leidos to become an industry leader in the government services industry by revenue, growing from a revenue base of approximately $5,000,000,000 for calendar year 2015 to a combined annual revenue base of approximately $10,000,000,000.

Financial Considerations

•	the Merger is expected to result in enhanced EBITDA margins and revenue growth opportunities for the combined company with strong free cash flow;

•	the Merger is expected to result in significant cost synergies during 2017 and annualized net cost synergies of approximately $120,000,000 by the end of 2018 with the potential for additional longer term revenue synergies, although the magnitude and timing of any such longer term synergies is yet to be determined; and

•	the Transactions are expected to be accretive to earnings per share on a non-GAAP basis after adjusting for, among other things, acquisition and integration costs and amortization of acquired intangibles in the second full year of operations after the Merger and neutral in the first full year of operations after the Merger.

Transaction Terms and Other Considerations

•	the structure of the Transactions delivers significant value to existing stockholders of Leidos by providing that the Leidos Board will, subject to applicable law, declare the Leidos Special Dividend in an amount equal to $13.64 per share;

•	subject to certain limited adjustments that are not expected to be triggered, the number of shares of common stock to be issued by Leidos is fixed and will not fluctuate based upon changes in the stock price of Leidos or Lockheed Martin prior to the completion of the Merger;

•	the terms of the Merger Agreement, including the Merger exchange ratio, were the result of extensive arms’-length negotiations between representatives of Leidos and Lockheed Martin;

•	the prospective financial results of the Splitco Business (as well as the risks involved in achieving those results), the fit of the business combination with Leidos’ previously established strategic goals (which include adding capabilities, expanding market access and increasing scale) and the results of Leidos’ due diligence review of the Splitco Business;

•	the opinion of Citi, dated January 25, 2016, to the Leidos Board as to the fairness, from a financial point of view and as of the date of the opinion, to Leidos of the exchange ratio provided for pursuant to the Merger Agreement of 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion), which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in the section of this document entitled “—Opinion of Leidos’ Financial Advisor;”

•	immediately following the Merger, the Leidos Board would be expanded to include three additional directors to be designated by Lockheed Martin;

•	immediately following the Merger, the current executive officers of Leidos would continue in their current positions, with additional executive management talent to be gained from former management of the Splitco Business;

•	the Transactions are expected to be approved by regulatory authorities without any significant disruption in the business of Leidos or Splitco; and

•	the Merger Agreement permits the Leidos Board to withdraw or modify its recommendation to the Leidos stockholders to approve the Share Issuance in certain circumstances and subject, under certain circumstances, to the payment of a termination fee.

The Leidos Board also considered, among other things, the following risk factors but determined that the benefits of the Transactions substantially outweighed such risks:

•	the inability of Leidos to influence the operations of the Splitco Business during the potentially significant time period prior to consummating the Transactions;

•	the possibility that the increased revenues, earnings and efficiencies expected to result from the Transactions would fail to materialize;

•	the challenges inherent in fully and successfully separating the operations of the Splitco Business from Lockheed Martin and integrating such business with Leidos;

•	the potential impact of the restrictions under the Merger Agreement on Leidos’ ability to take certain actions during the period between execution of the Merger Agreement and the consummation of the Transactions, generally requiring the company to conduct business only in the ordinary course or, if not in the ordinary course, to first seek and obtain Lockheed Martin’s consent (which could delay or prevent Leidos from undertaking business opportunities that may arise pending completion of the Transactions);

•	the dilution of the ownership interests of Leidos’ current stockholders that would result from the Share Issuance and that Leidos’ current stockholders, as a group, would control less than a majority of Leidos after consummation of the Transactions;

•	the possibility that the public announcement of the Merger Agreement could have an adverse effect on Leidos, including effects on Leidos’ customers, operating results and share price, and Leidos’ ability to attract and retain key management and personnel;

•	the risk that the Transactions and integration may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the Splitco Business will be dependent on the provision of transition services by Lockheed Martin for a period of time after completion of the Merger;

•	the need for Leidos and Splitco to incur substantial indebtedness in connection with the Transactions;

•	the potential payment of termination fees of $150,000,000 that Leidos could be required to make in certain circumstances under the Merger Agreement;

•	the restrictions imposed on Leidos’ ability to take certain corporate actions under the terms of the Tax Matters Agreement among Leidos, Lockheed Martin and Splitco, which could reduce its ability to engage in certain future business transactions that might be advantageous;

•	the requirement in the Merger Agreement that Leidos call and hold a vote of its stockholders to approve the Share Issuance even in circumstances where the Leidos Board has withdrawn or adversely changed its recommendation to the Leidos stockholders;

•	the indemnities being provided by Lockheed Martin for breaches of representations and warranties under the Merger Agreement are limited in scope and duration;

•	the indemnities being provided by Splitco under the Separation Agreement, and by Splitco or Leidos under the Employee Matters Agreement, the Tax Matters Agreement and other ancillary agreements for breaches of representations, warranties and obligations;

•	the possibility that the Transactions may not be consummated and the potential adverse consequences, including substantial costs that would be incurred and potential damage to Leidos’ reputation, if the Transactions are not completed; and

•	the other risks described above under the section entitled “Risk Factors” beginning on page 103.

The foregoing discussion of the information and factors considered by the Leidos Board is not exhaustive, but includes the material factors considered by the Leidos Board, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the Leidos Board in connection with its evaluation of the Transactions and the complexity of these matters, the Leidos Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Leidos Board based its recommendation on the totality of the information presented to and considered by it. The Leidos Board evaluated the factors described above with the assistance of Leidos’ senior management and legal and financial advisors. In considering the factors described above, individual members of the Leidos Board may have given different weights to other or different factors.

This explanation of the factors considered by the Leidos Board is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the Leidos Board unanimously approved the Merger Agreement and the Transactions, and determined that the Merger Agreement and the Transactions, including the Merger and the Share Issuance, are advisable, fair to and in the best interests of, Leidos and its stockholders.

Opinion of Leidos’ Financial Advisor

Leidos has engaged Citi as its financial advisor in connection with the proposed Merger. In connection with this engagement, Leidos requested that Citi evaluate the fairness, from a financial point of view, to Leidos of the exchange ratio provided for pursuant to the Merger Agreement. On January 25, 2016, at a meeting of the Leidos Board held to evaluate the Merger, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated January 25, 2016, to the Leidos Board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications described in its opinion, the exchange ratio provided for pursuant to the Merger Agreement was fair, from a financial point of view, to Leidos. For purposes of Citi’s financial analyses and opinion, the term “exchange ratio” means, after giving effect to the Distribution and certain related transactions contemplated by the Separation Agreement, 1.020202 (which represents the number of shares of Leidos common stock to be issued in the Merger, divided by the number of fully diluted shares of Leidos common stock as of the date of Citi’s opinion).

The description of Citi’s opinion, dated January 25, 2016, to the Leidos Board set forth below is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Annex C-1 to this document. Citi’s opinion was provided for the information of the Leidos Board (in its capacity as such) in connection with its evaluation of the exchange ratio provided for pursuant to the Merger Agreement from a financial point of view to Leidos and did not address any other terms, aspects or implications of the Merger or any related transactions, including, without limitation, the Distribution relating to the Splitco Business contemplated to be effected prior to consummation of the Merger or any conversion or exchange ratio determined in connection with such Distribution. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Leidos to effect the Merger or related transactions, the relative merits of the Merger or related transactions as compared to any alternative business strategies that might exist for Leidos or the effect of any other transaction in which Leidos might engage. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger, any related transaction or otherwise.

In arriving at its opinion, Citi:

•	reviewed drafts, each dated January 25, 2016, of the Merger Agreement and the Separation Agreement;

•	held discussions with certain senior officers, directors and other representatives of Leidos and certain senior officers and other representatives of Lockheed Martin concerning the businesses, operations and prospects of Leidos and the Splitco Business on a standalone basis;

•	reviewed certain publicly available and other business and financial information relating to Leidos and the Splitco Business, including third-party prepared quality of earnings reports relating to the Splitco Business, as well as certain financial forecasts and other information and data relating to Leidos and the Splitco Business which were provided to or discussed with Citi by the respective managements of Leidos and Lockheed Martin, including alternative financial forecasts and other information and data relating to the Splitco Business prepared or discussed with Citi by Leidos management that Citi was directed to utilize in its analyses and certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by Leidos management to result from the Merger and related transactions;

•	reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices of Leidos common stock, the financial condition and historical and projected earnings and other operating data of Leidos and the Splitco Business, and the capitalization of Leidos and Splitco;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Leidos and the Splitco Business;

•	evaluated certain potential pro forma financial effects of the Merger and related transactions relative to Leidos on a standalone basis utilizing the financial forecasts and other information and data relating to Leidos and the Splitco Business described above; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon assurances that no relevant information was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data that Citi was directed to utilize in its analyses, including estimates as to the potential strategic implications and financial and operational benefits anticipated by Leidos management to result from the Merger and the related transactions, Citi was advised by Leidos management, and Citi assumed, with Leidos’ consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Leidos and the Splitco Business, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by Leidos management to result from, and other potential pro forma financial effects of, the Merger and related transactions and the other matters covered thereby.

With respect to third-party prepared quality of earnings reports relating to the Splitco Business provided to or discussed with Citi, Citi assumed, with Leidos’ consent, that such reports were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the preparer thereof and were a reasonable basis on which to evaluate the matters covered thereby. Citi assumed, with Leidos’ consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger and related transactions, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi was advised that an audit of the financial statements relating to the Splitco Business and Splitco had not been completed as of the date of Citi’s opinion and Citi assumed, with Leidos’ consent, that, upon completion, such final audited financial statements would not reflect any information that would be meaningful in any material respect to Citi’s analyses or opinion.

Citi relied, at Leidos’ direction, upon the assessments of the managements of Leidos and Lockheed Martin as to, among other things, (i) the related transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on Leidos and the Splitco Business of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Leidos and the Splitco Business operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, contractors, customers and other commercial relationships of Leidos and the Splitco Business, and (iv) the ability to integrate the operations of Leidos and the Splitco Business. Citi assumed, with Leidos’ consent, that there would be no developments with respect to any such matters or adjustments to the exchange ratio that would have an adverse effect on Leidos, Splitco (including the Splitco Business), the Merger or related transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any material respect to Citi’s analyses or opinion.

Citi evaluated Splitco (including the Splitco Business) and the Merger for purposes of Citi’s analyses and opinion after giving effect to the related transactions. Citi did not make and, except for certain third-party prepared quality of earnings reports relating to the Splitco Business, was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet or otherwise) of Leidos, the Splitco Business or any entity or other business and Citi did not make any physical inspection of the properties or assets of Leidos, the Splitco Business or any entity or other business. Citi assumed, with Leidos’ consent, that the Merger and related transactions would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Leidos, Splitco (including the Splitco Business), the Merger or related transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi also assumed, with Leidos’ consent, that the Merger and related transactions would qualify, as applicable, for the intended tax treatment contemplated by the Merger Agreement and the Separation Agreement. Citi’s opinion, as set forth in its written opinion, related to the relative values of Leidos and the Splitco Business. Citi did not express any view or opinion as to the actual value of Leidos common stock or any other securities when issued or distributed or the prices at which Leidos common stock or any other securities would trade or otherwise be transferable at any time, including following announcement or consummation of the Merger and related transactions. Citi assumed, with Leidos’ consent, that Splitco would retain or acquire all assets, properties and rights necessary for the operations of the Splitco Business, that appropriate reserves, indemnification arrangements or other provisions were made with respect to liabilities of or relating to Splitco (including the Splitco Business) that would be assumed in connection with the Merger and related transactions, and that Splitco would not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Merger, the related transactions or otherwise. Representatives of Leidos advised Citi, and Citi further assumed, that the final terms of the Merger Agreement and the Separation Agreement would not vary materially from those set forth in the drafts Citi reviewed. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and it relied, with Leidos’ consent, upon the assessments of representatives of Leidos and Lockheed Martin as to such matters.

Citi’s opinion did not address any terms (other than the exchange ratio to the extent expressly specified in such opinion), aspects or implications of the Merger or related transactions, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any related transactions, or any terms, aspects or implications of any related agreements, any indemnification or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the related transactions or otherwise. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or related transactions, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Leidos Board was aware, the credit, financial and stock markets, and the industries in which Leidos and the Splitco Business operate, have experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Leidos, Splitco (or their respective businesses), the Merger or related transactions (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Leidos, Lockheed Martin and Splitco. No company or business reviewed is identical or directly comparable to Leidos, Splitco or their respective businesses and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments reviewed or views regarding the comparability of such companies or business segments. Accordingly, such analyses may not necessarily include all companies or business segments that could be deemed relevant.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger. The type and amount of consideration payable in the Merger were determined through negotiations between Leidos and Lockheed Martin and the decision to enter into the Merger Agreement, the Separation Agreement and related documents was solely that of the Leidos Board. Citi’s opinion was only one of many factors considered by the Leidos Board in its evaluation of the Merger and related transactions and should not be viewed as determinative of the views of such board of directors or Leidos management with respect to the Merger or related transactions or the consideration payable in the Merger or related transactions.

The following is a summary of the material financial analyses presented to the Leidos Board in connection with Citi’s opinion, dated January 25, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of Leidos, Lockheed Martin, Splitco, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, the term (a) “EBITDA” means earnings before interest, taxes, depreciation and amortization, excluding one-time, non-recurring and non-cash items and including stock-based compensation expense and, in the case of the Splitco Business, excluding pension expense, quality of earnings savings and incremental overhead costs (none of which were expected by Leidos management to be applicable in the ongoing operations of the Splitco Business) and (b) “non-GAAP EPS” means earnings per share after adding back, in the case of Leidos, non-cash amortization expense, net of tax, and, in the case of the combined company, non-cash transaction amortization expense, Leidos’ standalone non-cash amortization expense and integration cost, net of tax. Approximate implied equity value reference ranges for the Splitco Business and Leidos were calculated, as applicable, after taking into account the net debt of the Splitco Business and Leidos as of June 30, 2016 as estimated by Leidos management and after giving effect to the Splitco Special Cash Payment and the Leidos Special Dividend. In calculating implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi (i) divided the low-end of the approximate implied equity value reference ranges derived for the Splitco Business from such analyses by the high-end of the approximate implied equity value reference ranges derived for Leidos from such analyses in order to calculate the low-end of the implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied equity value reference ranges derived for the Splitco Business from such analyses by the low-end of the approximate implied equity value reference ranges derived for Leidos from such analyses in order to calculate the high-end of the implied exchange ratio reference ranges. Financial data utilized for the Splitco Business and Leidos in the financial analyses described below, to the extent based on internal financial forecasts and estimates of management, were based on financial forecasts and other estimates and data prepared or discussed with Citi by Leidos management, referred to as the Splitco Business forecasts and the Leidos forecasts, respectively. Citi did not rely, for purposes of its opinion, on a comparison of the financial terms of the Merger to the financial terms of other transactions, including other Reverse Morris Trust transactions, given, in Citi’s view, the lack of sufficient comparability of other transactions with the Merger since other Reverse Morris Trust transactions involved companies in different industries than those in which the Splitco Business and Leidos operate and/or other transactions in the federal information technology services industry (which is the industry in which the Splitco Business and Leidos operate) generally involved different transaction structures relative to the Merger and related transactions.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of the Splitco Business and Leidos in which Citi reviewed certain financial and stock market information, as applicable, relating to the Splitco Business, Leidos and the following six selected companies that Citi considered generally relevant as publicly traded companies with operations in the federal information technology services industry that have a business and customer mix and revenue growth profile similar to those of the Splitco Business and Leidos, collectively referred to as the selected companies:

•	Booz Allen Hamilton Holding Corporation

•	CACI International Inc.

•	CSRA Inc.

•	Engility Holdings, Inc.

•	ManTech International Corporation

•	Science Applications International Corporation

Citi reviewed enterprise values (calculated as fully diluted equity values based on closing stock prices on January 25, 2016, plus total debt and non-controlling interests (as applicable) and less cash and cash equivalents and investments in unconsolidated affiliates (as applicable)) as a multiple of calendar year 2016 and calendar year 2017 estimated EBITDA. Financial data of the selected companies were based on public filings, Wall Street research analysts’ consensus estimates and other publicly available information. Financial data of the Splitco Business was based on the Splitco Business forecasts. Financial data of Leidos was based on publicly available Wall Street research analysts’ consensus estimates and the Leidos forecasts.

The overall low to high calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for the selected companies were 8.2x to 10.6x (with a median of 9.1x, excluding Leidos) and 8.0x to 10.0x (with a median of 8.7x, excluding Leidos), respectively. Citi noted that the calendar year 2016 and calendar year 2017 estimated EBITDA multiples observed for Leidos were 10.4x and 9.9x, respectively, based on publicly available Wall Street research analysts’ consensus estimates.

Citi then applied selected ranges of calendar year 2016 and calendar year 2017 estimated EBITDA multiples of 8.2x to 10.6x and 8.0x to 10.0x, respectively, derived from the selected companies to the respective calendar year 2016 and calendar year 2017 estimated EBITDA of the Splitco Business and Leidos, based on, in the case of the Splitco Business, the Splitco Business forecasts and, in the case of Leidos, the Leidos forecasts. These analyses indicated approximate implied equity value reference ranges based on calendar year 2016 and calendar year 2017 estimated EBITDA of $2.161 billion to $3.314 billion and $1.805 billion to $2.718 billion, respectively, for the Splitco Business and $1.985 billion to $2.993 billion and $1.961 billion to $2.831 billion, respectively, for Leidos.

Utilizing the approximate implied equity value reference ranges derived for the Splitco Business and Leidos described above, Citi calculated the following implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range Based on:		Exchange Ratio
CY 2016E	CY 2017E
EBITDA	EBITDA
0.722x – 1.669x	0.638x – 1.386x	1.020202x

Citi noted that the above exchange ratio reference ranges indicated overall ranges of implied contributed equity values by the Splitco Business and Leidos to the combined company (i) based on the approximate implied equity value reference ranges derived from the calendar year 2016 estimated EBITDA of the Splitco Business and Leidos, of approximately 41.9% to 62.5% and approximately 37.5% to 58.1%, respectively, and (ii) based on the approximate implied equity value reference ranges derived from the calendar year 2017 estimated EBITDA of the Splitco Business and Leidos, of approximately 38.9% to 58.1% and approximately 41.9% to 61.1%, respectively, as compared to the pro forma ownership of holders of Splitco common stock and Leidos common stock in the combined company upon consummation of the Merger of approximately 50.5% and 49.5%, respectively.

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of the Splitco Business and Leidos in which Citi calculated the estimated present value (as of June 30, 2016) of the standalone unlevered, after-tax free cash flows that the Splitco Business and Leidos were forecasted to generate during the second half of the calendar year ending December 31, 2016 through the full calendar year ending December 31, 2020 based on, in the case of the Splitco Business, the Splitco Business forecasts and, in the case of Leidos, the Leidos forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense. Citi calculated terminal values for the Splitco Business and Leidos by applying to the standalone unlevered, after-tax free cash flows of the Splitco Business and Leidos for the calendar year ending December 31, 2020 (assuming normalized depreciation equal to capital expenditures in the terminal year) a selected range of perpetuity growth rates of 1.0% to 2.0% which were derived based on Citi’s professional judgment and taking into account, among other factors, long-term growth expectations of Leidos management for the federal information technology services industry sector and trends in the overall economy generally. The present values (as of June 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.7% to 8.0% derived from a weighted average cost of capital calculation. These analyses indicated approximate implied equity value reference ranges of $1.991 billion to $3.602 billion for the Splitco Business and $2.455 billion to $4.197 billion for Leidos.

Utilizing the approximate implied equity value reference ranges derived for the Splitco Business and Leidos described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.474x – 1.467x	1.020202x

Citi noted that the above exchange ratio reference range implied an overall range of contributed equity values by the Splitco Business and Leidos to the combined company of approximately 32.2% to 59.5%, in the case of the Splitco Business, and approximately 40.5% to 67.8%, in the case of Leidos, as compared to the pro forma ownership of holders of Splitco common stock and Leidos common stock in the combined company upon consummation of the Merger of approximately 50.5% and 49.5%, respectively.

Relative Contributions Analysis. Citi performed a relative contributions analysis in which Citi reviewed the relative contributions of the Splitco Business and Leidos to the combined company’s calendar years 2016 and 2017 estimated EBITDA. Financial data of the Splitco Business was based on the Splitco Business forecasts and financial data of Leidos was based on the Leidos forecasts. This analysis indicated overall relative contributions of the Splitco Business and Leidos to the combined company’s calendar years 2016 and 2017 estimated EBITDA of approximately 49.2% (based on calendar 2017 estimated EBITDA) to 52.6% (based on calendar year 2016 estimated EBITDA) and 47.4% (based on calendar year 2016 estimated EBITDA) to 50.8% (based on calendar 2017 estimated EBITDA), respectively.

Utilizing the approximate implied percentage equity value contribution ranges derived for the Splitco Business and Leidos described above, Citi calculated the following implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.967x – 1.108x	1.020202x

Citi noted that the pro forma ownership of holders of Splitco common stock and Leidos common stock in the combined company upon consummation of the Merger will be approximately 50.5% and 49.5%, respectively.

Other Information. Citi observed certain additional information that was not considered part of its financial analyses for its opinion but was noted for informational purposes, including the following:

•	the illustrative potential pro forma impact of the Merger and related transactions on the implied per share equity value of Leidos after taking into account the potential net cost synergies anticipated by Leidos management to result from the Merger and related transactions and, additionally, assumed annual run-rate revenues of $0 to $1 billion, which indicated, based on the Leidos forecasts and the Splitco Business forecasts and utilizing the methodology described in the section above under “—Discounted Cash Flow Analyses,” that the Merger and related transactions could have a positive impact, both with or without incremental annual run-rate revenues, on the implied per share equity value of Leidos on a standalone basis;

•	the illustrative pro forma financial impact of the Merger and related transactions on, among other things, Leidos’ estimated non-GAAP EPS for the calendar years ending December 31, 2017 through December 31, 2020 based on the Leidos forecasts and the Splitco Business forecasts, after giving effect to the Leidos Special Dividend and taking into account potential phased-in and run-rate net cost synergies anticipated by Leidos management to result from the Merger and related transactions, which indicated that the Merger could be accretive to Leidos’ estimated non-GAAP EPS for each of the calendar years ending December 31, 2017 through December 31, 2020; and

•	the implied latest 12 months EBITDA multiples paid in selected transactions with transaction values in excess of $100 million involving target companies with operations in the federal information technology services industry, based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information, which, after applying a selected range of latest 12 months estimated EBITDA multiples derived from such selected transactions of 7.9x to 10.6x to the calendar year 2016 estimated EBITDA of the Splitco Business (based on the Splitco Business forecasts), indicated an approximate implied enterprise value reference range for the Splitco Business of $3.823 billion to $5.136 billion as compared to the implied purchase price (on an enterprise value basis) for the Splitco Business based on the exchange ratio of approximately $5.000 billion.

Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Miscellaneous

Leidos has agreed to pay Citi for its services in connection with the proposed Merger and the related transactions an aggregate fee of $21.5 million, of which a portion was payable upon delivery of Citi’s opinion and $20.5 million is payable contingent upon consummation of the Merger. In addition, Leidos has agreed to reimburse Citi for Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Leidos Board was aware, at Leidos’ request, Citi and certain of its affiliates were engaged by Leidos and Splitco to participate in certain financings to be undertaken in connection with the Merger and related transactions, for which services Citi and such affiliates will receive an aggregate fee currently estimated to be approximately $11 million, including acting as lead bookrunner for, and as a lender under, such financings. As the Leidos Board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Leidos and its affiliates unrelated to the proposed Merger and related transactions, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) lead arranger for a stock repurchase of Leidos and (ii) administrative agent for, and as a lender under, a credit facility of Leidos, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $1 million. As the Leidos Board further was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Lockheed Martin and its affiliates, for which services Citi and its affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) joint bookrunning manager for certain notes offerings of Lockheed Martin and (ii) joint lead arranger, joint bookrunner or bookrunner and syndication or documentation agent for, and as a lender under, certain credit facilities of Lockheed Martin, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $8 million. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Leidos, Lockheed Martin, Splitco and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Leidos, Lockheed Martin, Splitco and their respective affiliates.

Leidos selected Citi as its financial advisor in connection with the proposed Merger and related transactions based on Citi’s reputation, experience and familiarity with Leidos and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Financial Projections

In connection with its consideration of the potential combination of Leidos and the Splitco Business, the Leidos Board was provided with certain non-public financial projections initially prepared by management of Lockheed Martin and the Splitco Business and subsequently adjusted by management of Leidos, as discussed below, with respect to the Splitco Business for the years ending December 31, 2016 through December 31, 2018 (the “Splitco Financial Projections” and, as adjusted and extended by Leidos to include the years ended December 31, 2019 and December 31, 2020, the “Leidos Adjusted Splitco Financial Projections”) and certain non-public financial projections prepared by management of Leidos with respect to Leidos’ business, as a stand-alone company, for the years ending December 31, 2016 through December 31, 2020 (the “Leidos Financial Projections,” and, collectively with the Splitco Financial Projections and the Leidos Adjusted Splitco Financial Projections, the “Financial Projections”). The Financial Projections also were provided to Leidos’ financial advisor. Leidos believes that no material change in its operations or performance, or the projections or assumptions provided to the Leidos Board and Citi in connection with the Merger, has occurred since the Leidos Board meeting held to approve the Merger, and Leidos does not anticipate any material changes in such operations, performance, projections or assumptions before the Leidos stockholder meeting.

The Leidos Adjusted Splitco Financial Projections and the Leidos Financial Projections are included in this document solely to give stockholders access to information that was made available in connection with, and material to, the Leidos Board’s consideration of the Transactions, and are not included in this document to influence any stockholder to make any investment decision with respect to the Transactions or for any other purpose.

The Financial Projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the independent auditor of Leidos nor the independent auditor of Lockheed Martin, the Splitco Business or Splitco, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and no such auditor assumes responsibility for, and each disclaims any association with, the Financial Projections. Furthermore, the Financial Projections:

•	were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to the Splitco Business and Leidos’ business, respectively, including their respective results of operations and financial conditions, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Leidos’ or Lockheed Martin’s control and may not be realized;

•	do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions, or the effect of any failure of the Merger or the other Transactions to occur;

•	are not necessarily indicative of current market conditions or values or future performance, which may be significantly more or less favorable than as set forth in the Financial Projections; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the Financial Projections will be achieved.

Leidos management believes that the assumptions used as a basis for the Financial Projections were reasonable based on the information available to Leidos management at the time prepared. However, the Financial Projections are not a guarantee of future actual performance. The future financial results of the Splitco Business and Leidos’ business, respectively, may differ materially from those expressed in the Financial Projections due to factors that are beyond Leidos’ or Lockheed Martin’s ability to control or predict.

Although the Financial Projections were prepared with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Financial Projections cover multiple years and such information by its nature becomes less predictive with each successive quarter and year. Stockholders are urged to read the section of this document entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. Stockholders also should review the factors described in the section of this document entitled “Risk Factors” and those risk factors incorporated in this document by reference from Item 1A of Leidos’ Transition Report on Form 10-K for the fiscal year ended January 1, 2016, and Item 1A of Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015.

None of Leidos, Lockheed Martin or Splitco or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the Financial Projections otherwise would not be realized. Neither Lockheed Martin nor Splitco made any representations to Leidos in the Merger Agreement or otherwise concerning the Splitco Financial Projections or the Leidos Adjusted Splitco Financial Projections.

Certain of the financial information contained in the Financial Projections, including EBITDA, may be considered non-GAAP financial measures. Leidos management provided this information to the Leidos Board and Leidos’ financial advisor because Leidos management believed it could be useful in evaluating the Splitco Business, in the case of the Splitco Financial Projections and the Leidos Adjusted Splitco Financial Projections, and Leidos’ business, in the case of the Leidos Financial Projections. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Leidos or Lockheed Martin may not be comparable to similarly titled amounts used by other companies.

For the foregoing reasons, the inclusion of the Leidos Adjusted Splitco Financial Projections and Leidos Financial Projections in this document should not be regarded as an indication that Leidos, Lockheed Martin, Splitco or their respective affiliates or representatives considered or consider the Leidos Adjusted Splitco Financial Projections or the Leidos Financial Projections to be necessarily predictive of actual future events, and the Leidos Adjusted Splitco Financial Projections and Leidos Financial Projections should not be relied upon as such. The Leidos Adjusted Splitco Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding the Splitco Business contained elsewhere in this document, and the Leidos Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Leidos’ business contained elsewhere in this document.

The Splitco Financial Projections

Leidos was provided with non-public financial projections prepared by management of Lockheed Martin and Splitco with respect to the Splitco Business. Subsequently, Leidos management made certain adjustments to these financial projections based on its judgment and experience in the industry to reflect Leidos management’s alternative perspectives regarding the Splitco Business and changes in the terms of the separation of the Splitco Business that were negotiated after the financial projections were delivered by management of Lockheed Martin but prior to the execution of the Merger Agreement. These changes, together with the addition by Leidos management of two additional years of projected financial results, resulted in the Leidos Adjusted Splitco Financial Statements.

The following is a summary of the Leidos Adjusted Splitco Financial Projections:

	2016E	2017E	2018E	2019E	2020E
	(in millions)
Leidos Adjusted Case
Revenue	$4,715	$4,760	$4,801	$4,898	$4,995
Base EBITDA(1)	$392	$377	$373	$384	$394
Adjusted EBITDA(2)	$484	$453	$437	$441	$450

(1)	Defined as earnings before interest and tax, plus depreciation and amortization.
(2)	Includes certain adjustments related to pension, incremental overhead cost, stock-based compensation and other adjustments.

The Leidos Financial Projections

Leidos management prepared non-public financial projections with respect to Leidos’ business as a stand-alone company. These projections do not give pro forma effect to the combination of Leidos and the Splitco Business.

The following is a summary of the Leidos Financial Projections:

	2016E	2017E	2018E	2019E	2020E
	(in millions)
Revenue	$5,054	$5,151	$5,340	$5,686	$5,913
EBITDA(1)	$423	$433	$454	$497	$523

(1)	2016E includes a $14 million adjustment for anticipated nonrecurring facility consolidation expenses.

Leidos’ Stockholders Meeting

Under the terms of the Merger Agreement, Leidos has agreed to call, give notice of, convene and hold a meeting of its stockholders for the purpose of, among other things, voting upon the proposal to approve the Share Issuance. The Leidos Board has called an annual meeting of Leidos stockholders to be held on August 8, 2016, for Leidos stockholders of record on June 30, 2016. The definitive proxy statement was mailed to Leidos stockholders on or about July 7, 2016. Leidos has agreed to solicit proxies from its stockholders in favor of the approval of the Share Issuance and to take all other necessary actions to secure such approval. Leidos is required to call such a stockholders’ meeting for the purpose of voting upon the matters described above, regardless of whether any transaction involving Leidos that would impede or interfere with the Merger is commenced, announced or submitted to Leidos or Leidos stockholders or the Leidos Board has made a Change in Recommendation (as defined below under “—Board Recommendation”).

Interests of Lockheed Martin’s and Splitco’s Directors and Executive Officers in the Transactions

As of June 30, 2016, Lockheed Martin’s and Splitco’s directors and executive officers owned less than 1% percent of the outstanding shares of Lockheed Martin’s common stock and less than 1% percent of the outstanding shares of Leidos’ common stock. All of Splitco’s outstanding common stock is owned directly by Lockheed Martin. None of Lockheed Martin’s or Splitco’s executive officers, other than Sondra L. Barbour (Executive Vice President, Information Systems & Global Solutions of Lockheed Martin and President and Chief Executive officer of Splitco), Martin T. Stanislav (Vice President and Chief Financial Officer of Splitco), Timothy J. Reardon (Vice President and Chief Operating Officer of Splitco) and Michael A. Mitrione (Vice President and Chief Accounting Officer of Splitco), will receive any severance or other compensation as a result of the Transactions. The directors and officers of Lockheed Martin and Splitco, other than Ms. Barbour and Messrs. Stanislav, Reardon and Mitrione, will receive no extra or special benefit that is not shared on a pro rata basis by all other Lockheed Martin stockholders in connection with the Transactions.

Ms. Barbour and Messrs. Stanislav, Reardon and Mitrione hold restricted stock units awarded before and after January 1, 2016, and performance share units and long-term incentive performance awards awarded prior to January 1, 2016. Ms. Barbour and Messrs. Stanislav, Reardon and Mitrione and other officers of Splitco will receive severance payments from Leidos that are consistent with the benefits payable under the Lockheed Martin Corporation Executive Severance Plan if the officer is terminated by Leidos without “cause” or if the officer terminates for “good reason” within one year following the closing of the Transactions.

“Cause” for this purpose means either a conviction for an act of fraud, embezzlement, theft or other act constituting a felony (other than traffic-related offenses or as a result of vicarious liability) or willful misconduct that is materially injurious to Leidos’ financial position, operating results or reputation; provided, however that no act or failure to act shall be considered “willful” unless done, or omitted to be done, by the officer (i) in bad faith; (ii) for the purpose of receiving an actual improper personal benefit in the form of money, property or services; or (iii) in circumstances where the officer had reasonable cause to believe that the act, omission, or failure to act was unlawful. “Good reason” for this purpose means, without the officer’s express written consent, the occurrence of any one or more of the following after a change in control: (i) a material and substantial reduction in the nature or status of the officer’s authority or responsibilities; (ii) a material reduction in the annualized rate of the officer’s base salary; (iii) a material reduction in the aggregate value of the officer’s level of participation in any short or long term incentive cash compensation plan, employee benefit or retirement plan or compensation practices, arrangements, or policies; (iv) a material reduction in the officer’s aggregate level of participation in equity-based incentive compensation plans; or (v) the officer’s principal place of employment is relocated to a location that is greater than 50 miles from his or her principal place of employment on the date the change in control is consummated.

Lockheed Martin has entered into retention agreements with Mr. Stanislav, Mr. Reardon and Mr. Mitrione and certain additional Splitco Business Employees (the “Transaction Retention Agreements”) as an inducement to these Splitco Business Employees to continue to work for Lockheed Martin through the closing date of the Merger. Each Splitco Business Employee who has a Transaction Retention Agreement will be entitled to receive a retention payment ($515,900 for Mr. Stanislav, $448,300 for Mr. Reardon, and $136,000 for Mr. Mitrione) within 90 days following the closing date of the Merger if the Splitco Business Employee is employed by Splitco or a Splitco Subsidiary immediately after the Merger, signs a release of claims and Lockheed Martin’s Senior Vice President of Human Resources determines that the Splitco Business Employee has satisfied certain additional criteria required by the Transaction Retention Agreement.

As with all Lockheed Martin stockholders, if a director or officer of Lockheed Martin or Splitco owns shares of Lockheed Martin common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other Lockheed Martin stockholders.

Interests of Leidos’ Directors and Executive Officers in the Transactions

In considering the recommendations of the Leidos Board that Leidos stockholders vote to approve the Share Issuance, it should be noted that certain Leidos executive officers, including Leidos’ chief executive officer, chief financial officer and three other most highly compensated executive officers (collectively, the “named executive officers”), have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos stockholders generally, as more fully described below. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Merger Agreement and the Transactions.

Executive Employment Agreement with Roger Krone

Mr. Krone, Leidos’ Chairman and Chief Executive Officer, is party to an executive employment agreement, which provides for the payment of severance in the event he is involuntarily terminated without cause or resigns for good reason. These benefits are increased if the termination occurs within 24 months following a change in control. The Transactions will constitute a change in control for purposes of Mr. Krone’s agreement. Therefore, in the event of Mr. Krone’s qualifying termination within the 24-months following the consummation of the Transactions (or in certain circumstances prior to the Transactions), he will be entitled to receive all accrued salary and a pro-rated bonus for the year of termination, plus the following amounts, subject to his execution of a release of claims and the expiration of the revocation period: (a) a lump sum payment equal to two-and-one-half times Mr. Krone’s then current annual base salary and bonus amount; (b) a lump sum payment in an amount equal to 30 times the monthly COBRA premiums for health, dental and vision coverage in effect for Mr. Krone and his dependents and the monthly company cost of providing life insurance and disability benefits to Mr. Krone; (c) up to 12 months of outplacement counseling; (d) full vesting of the unvested portion of the initial equity incentive award granted to Mr. Krone when he joined Leidos to the extent the award vests solely on the passage of time and an immediate payout and vesting at the target performance level for any unvested portion of such initial equity incentive award to the extent the award is based all or in part on the achievement of performance goals; and (e) forgiveness of any obligation to repay the sign-on bonus and sign-on equity grant he received upon commencement of his employment with Leidos. Mr. Krone is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Code, and the amount of the payments may be reduced by Leidos to the extent necessary to avoid an excise tax.

Under Mr. Krone’s executive employment agreement, “good reason” generally means (a) a material adverse change in Mr. Krone’s authority, duties or responsibilities (including reporting responsibilities), including the failure of Mr. Krone to continue to serve as Chief Executive Officer of a public company; (b) a material reduction in Mr. Krone’s base salary; (c) the imposition of a requirement that Mr. Krone be based (i) at any place outside a 50-mile radius from Mr. Krone’s principal place of employment immediately prior to the change in control or (ii) at any location other than Leidos’ corporate headquarters, except, in each case, for reasonably required business travel which is not materially greater in frequency or duration than prior to the change in control; or (d) any material breach by Leidos of any provision of his agreement, including the failure of Leidos to obtain an agreement from any successor to assume and agree to perform the agreement.

Severance Protection Agreements

Leidos has entered into severance protection agreements with each of its executive officers, including each of its named executive officers (other than Mr. Krone), which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive similar benefits as described above with respect to Mr. Krone. Generally, he or she will be entitled to all accrued salary and a pro-rated bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such health and welfare benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

The definition of “good reason” in the severance protection agreements is generally consistent with the definition of good reason contained in Mr. Krone’s employment agreement, but also includes any purported termination of the executive officer’s employment for cause by Leidos which does not comply with the terms of the agreement.

No Change in Control under Equity Incentive Plans or Deferred Compensation Plans

Under the terms of the Leidos Stock Plans and its deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including its named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. However, the Transactions will not constitute a change in control for purposes of these plans.

An estimate of amounts potentially payable to Leidos’ executive officers are set out in the following table, determined as if the consummation of the Merger occurred on June 20, 2016 and each of the listed executive officers incurred a qualifying termination on such date. The amounts indicated below are estimates of the amounts that would be payable to the executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Name of Executive Officer	Cash Severance Amount ($)	Value of Continued Welfare Benefits ($)	Value of Outplacement Counseling ($)
Roger A. Krone	6,359,041	112,419	15,000
James C. Reagan	2,921,979	94,224	15,000
Vincent A. Maffeo	2,773,571	141,904	15,000
Jonathan W. Scholl	2,528,608	105,079	15,000
Michael E. Leiter	2,559,267	89,841	15,000
Sarah K. Allen	1,691,033	58,475	15,000
S. Gulu Gambhir	1,785,399	89,820	15,000
Ranjit S. Chadha	1,032,471	67,858	15,000

In addition, Mr. Krone would be entitled to accelerated vesting of certain of his equity awards and the forgiveness of any obligation to repay his sign-on bonus and sign-on equity grant, which would have an estimated value of approximately $2,595,171 for the equity acceleration (valued using a share price of $45.58) and $1,179,030 for the forgiveness of the repayment obligations (using the same share value for the sign-on equity grant).

Accounting Treatment and Considerations

Accounting Standard Codification 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Leidos in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	Issuance of equity by Leidos. Leidos expects to issue approximately 77 million shares of Leidos common stock in the Merger.

•	Incurrence of debt by Leidos and Splitco. Approximately $2.531 billion of indebtedness is expected to be incurred under the Facilities. After the Merger, Splitco will be a wholly-owned subsidiary of Leidos, Splitco’s indebtedness is expected to be guaranteed by Leidos and Leidos’ indebtedness incurred to finance the Transactions is expected to be guaranteed by Splitco.

•	The relative voting interests of Leidos stockholders after the consummation of the Transactions. In this case, Lockheed Martin stockholders participating in the exchange offer (and pro rata distribution, if any) are expected to receive approximately 50.5 percent of the equity ownership and associated voting rights in Leidos after the consummation of the Transactions on a fully diluted basis.

•	The composition of the governing body of Leidos after the consummation of the Transactions. The Leidos Board currently consists of 10 directors and will increase following consummation of the Merger in accordance with the terms of the Merger Agreement, which provides that the Leidos Board will cause the number of directors comprising the Leidos Board to be increased to no more than 13 directors and cause three directors designated by Lockheed Martin to be appointed to the Leidos Board to serve until the next annual meeting of the Leidos stockholders.

•	The composition of the senior management of Leidos after the consummation of the Transactions. In this case, Leidos’ executive officers immediately following the Merger are expected to consist of Leidos’ executive officers immediately prior to the Merger.

Leidos management has determined that Leidos will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Leidos will apply acquisition accounting to the assets and liabilities of Splitco acquired or assumed upon the consummation of the Merger. The historical financial statements of Leidos for periods ended prior to the consummation of the Merger will reflect only the operations and financial condition of Leidos. Subsequent to the consummation of the Merger, the financial statements of Leidos will include the combined operations and financial condition of Leidos and Splitco.

Regulatory Approvals

Under HSR Act, and the rules promulgated under the HSR Act, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger. Leidos and Lockheed Martin each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on February 25, 2016, and the waiting period has expired.

Federal Securities Law Consequences; Resale Restriction

Leidos common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any Lockheed Martin stockholder who may be deemed to be an “affiliate” of Splitco for purposes of Rule 145 under the Securities Act.

No Appraisal or Dissenters’ Rights

None of Leidos, Merger Sub, Lockheed Martin or Splitco stockholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this document. Lockheed Martin stockholders and Leidos stockholders are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide Lockheed Martin stockholders and Leidos stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Leidos, Merger Sub, Lockheed Martin or Splitco. Information about Leidos, Merger Sub, Lockheed Martin and Splitco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Splitco. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving corporation and as a wholly-owned subsidiary of Leidos and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. The certificate of incorporation and bylaws of Splitco in effect immediately prior to the Merger will be the certificate of incorporation and bylaws of the surviving corporation following the consummation of the Merger.

Under the terms of the Merger Agreement, the officers of Splitco immediately before the Merger will be the initial officers of the surviving corporation after the Merger and the directors of Merger Sub immediately before the Merger will be the initial directors of the surviving corporation after the Merger, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Closing; Effective Time

As promptly as practicable, but in no event later than the later of (1) the third business day after the satisfaction or waiver (where permissible under applicable law) of the conditions precedent to the Merger (other than those to be satisfied at closing), and (2) the earlier of the (A) date during a marketing period for the indebtedness to be incurred in connection with the Transactions specified by Leidos on no less than two business days’ notice to Lockheed Martin and (B) the first business day following the final day of the Marketing Period (unless another date, time or place is agreed to in writing by Lockheed Martin and Leidos), Lockheed Martin and Leidos will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as Lockheed Martin, Leidos, Splitco and Merger Sub may agree and provide in the certificate of merger. In addition, immediately prior to the Merger, Lockheed Martin must make the Distribution in accordance with the provisions of the Merger Agreement and Separation Agreement.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Splitco common stock will be automatically converted, subject to adjustment, into the right to receive one fully paid and non-assessable share of Leidos common stock. Leidos expects to issue 76,958,918 shares of its common stock in the Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in Splitco’s stockholders immediately prior to the Merger collectively holding approximately 50.5 percent of the outstanding shares of Leidos common stock immediately following the Merger on a fully diluted basis.

Pursuant to a true-up provision in the Merger Agreement, in the event that counsel to Lockheed Martin cannot deliver the Lockheed Martin Tax Opinions because, immediately after the Merger, the percentage of outstanding shares of Leidos common stock to be received by Splitco stockholders with respect to Splitco common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) would be less than 50.1 percent of all the outstanding stock of Leidos (determined without regard to any adjustment pursuant to the true-up provision), then the aggregate number of shares of Leidos common stock into which the shares of Splitco common stock will be converted in the Merger will be increased (and the number of outstanding shares of Splitco common stock will be increased by a corresponding amount) such that the number of shares of Leidos common stock to be received by Splitco stockholders with respect to such Splitco common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) will equal 50.1 percent of all the stock of Leidos. If any increase is required as a result of actions taken by Lockheed Martin or its affiliates pursuant to the plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code) or the failure of Lockheed Martin or its affiliates to take commercially reasonable action to prevent such an increase that otherwise would have been preventable, then the aggregate principal amount of the Splitco Special Cash Payment that Splitco distributes to Lockheed Martin pursuant to the Separation Agreement will be reduced as described in the Merger Agreement (it being understood that neither the decision to effect the Distribution by means of an exchange offer or one-step spin-off, nor a breach by Leidos of certain capitalization representations in the Tax Matters Agreement shall be deemed an action or failure to take action by Lockheed Martin or its affiliates for this purpose). As a result of the true-up provision in such circumstances, it is possible that Leidos could be required to issue more than 76,958,918 shares of its common stock in the Merger.

No fractional shares of Leidos common stock will be issued pursuant to the Merger. All fractional shares of Leidos common stock that a holder of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by Leidos’ transfer agent, and Leidos’ transfer agent will cause the whole shares obtained by such aggregation to be sold in the open market or otherwise at then-prevailing market prices no later than five business days after the effective time of the Merger. Leidos’ transfer agent will pay the net proceeds of the sale, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Leidos common stock in the Merger.

The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable withholding taxes as described below under “—Withholding Rights.”

Leidos Special Dividend

Prior to the Merger, Leidos, subject to applicable law, will declare the Leidos Special Dividend, which will be an amount equal to $13.64 per share, as of a record date prior to the date of the closing of the Merger; provided that, in the event the Distribution is in the form of an exchange offer, (i) Leidos will advise Lockheed Martin at least seven days prior to the anticipated commencement of the exchange offer of the anticipated record date and ex-dividend date on the NYSE for the Leidos common stock in respect of the Leidos Special Dividend and (ii) the ex-dividend date in the regular way market on the NYSE for the Leidos common stock in respect of the Leidos Special Dividend shall not be during the averaging period used to determine the final exchange ratio in the exchange offer).

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, Leidos will deposit in a reserve account with its transfer agent book-entry shares of Leidos common stock for the benefit of the Lockheed Martin stockholders who received shares of Splitco common stock in the Distribution and for distribution in the Merger upon conversion of the Splitco common stock.

At the effective time of the Merger, all issued and outstanding shares of Splitco common stock will be converted into the right to receive shares of Leidos common stock as described above under “—Merger Consideration.” As promptly as practicable thereafter, Leidos will cause its transfer agent to distribute the shares of Leidos common stock to each person who received Splitco common stock in the Distribution. Each person entitled to receive Splitco common stock in the Distribution will be entitled to receive in respect of such shares of Splitco common stock a book-entry authorization representing the number of whole shares of Leidos common stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of Leidos common stock as described above under “—Merger Consideration,” together with any dividends or distributions and other amounts as described below under “—Distributions With Respect to Shares of Leidos common stock after the Effective Time of the Merger”).

Treatment of Lockheed Martin Equity Awards

The parties are required to take all actions reasonably necessary, to be effective as of the consummation of the Merger, to give effect to the equity treatment set forth in the Merger Agreement. Stock options held by Splitco Business Employees immediately prior to the consummation of the Merger will remain outstanding as an option to acquire Lockheed Martin common stock and will continue to be governed by the terms and conditions as set forth in the applicable Lockheed Martin equity incentive plan and the relevant award agreement. All such stock options currently outstanding are fully vested and exercisable.

Performance share units held by Splitco Business Employees immediately prior to the consummation of the Merger will remain outstanding as a Lockheed Martin performance share unit, will be eligible to vest on a pro rata basis in accordance with the terms and conditions of the Lockheed Martin stock plan and the relevant award agreement and will be entitled, subject to the satisfaction of the performance criteria in the relevant award agreement, to convert to shares of Lockheed Martin common stock following the end of the applicable performance period based on such terms and conditions. Payout of these awards is not dependent on future services by Splitco Business Employees for Splitco or Leidos following the Merger or on the performance of Leidos and the awards will not be converted into Leidos performance share units following the Merger.

Restricted stock units granted prior to January 1, 2016 that are held by a Splitco Business Employee who becomes a Leidos employee as a direct result of the Merger will fully vest and will be converted into shares of Lockheed Martin common stock in accordance with their terms and conditions as set forth in the applicable Lockheed Martin equity incentive plan and the relevant award agreement. Restricted stock units granted on or after January 1, 2016 to a Splitco Business Employee will be converted into Leidos restricted stock units subject to the same terms and conditions that governed such restricted stock units immediately prior to the consummation of the Merger if the individual is employed by Splitco or a Splitco Subsidiary immediately after the Merger, except that the number of Leidos restricted stock units into which such Lockheed Martin restricted stock units will be converted will be equal to the number of Lockheed Martin restricted stock units times (i) the closing per-share price of Lockheed Martin common stock, trading regular way with due bills, on the last full trading session prior to the effective time of the Merger, as listed on the NYSE, divided by (ii) the opening per-share price of Leidos common stock on the first full trading session following the effective time of the Merger, as listed on the NYSE.

Distributions With Respect to Shares of Leidos Common Stock after the Effective Time of the Merger

No dividend or other distributions declared after the effective time of the Merger with respect to Leidos common stock will be paid with respect to any shares of Leidos common stock that are not able to be distributed promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat or other applicable laws, following the distribution of any such previously undistributed shares of Leidos common stock, the following amounts will be paid to the record holder of such shares of Leidos common stock, without interest:

•	at the time of the distribution of such previously undistributed shares, the amount of cash payable in lieu of fractional shares of Leidos common stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Leidos common stock; and

•	at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such whole shares of Leidos common stock and a payment date subsequent to the distribution of such whole shares of Leidos common stock.

Leidos will deposit all such amounts in a reserve account with its transfer agent.

Termination of the Exchange Fund; No Liability

Any portion of the amounts deposited in the reserve account with Leidos’ transfer agent under the Merger Agreement that remains undistributed to the former stockholders of Splitco on the one-year anniversary of the effective time of the Merger, subject to any abandoned property, escheat or similar law, will be delivered to Leidos upon demand, and any former stockholders of Splitco who have not received shares of Leidos common stock as described above may thereafter look only to Leidos for the merger consideration to which they are entitled, any cash in lieu of fractional shares of Leidos common stock to which they may be entitled or any dividends or other distributions with respect to the Leidos common stock to which they may be entitled (subject to any applicable abandoned property, escheat or similar law).

Pursuant to the Merger Agreement, none of Leidos, Lockheed Martin, Splitco, Merger Sub, the surviving corporation or Leidos’ exchange agent will be liable to any person for any portion of the book-entry shares of Leidos common stock deposited by Leidos with its exchange agent for the benefit of the Lockheed Martin stockholders who received shares of Splitco common stock in the Distribution (or dividends or distributions with respect to Leidos common stock) or any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

Withholding Rights

Each of Splitco, Leidos’ exchange agent, and Leidos are entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of the Merger Agreement as having been paid to the persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Stock Transfer Books; No Appraisal Rights

From and after the effective time of the Merger, the stock transfer books of Splitco will be closed and there will be no further registration of transfers of Splitco common stock thereafter on the books or records of Splitco. In addition, pursuant to Section 262 of the DGCL, no appraisal rights will be available to Splitco stockholders in connection with the Merger.

Post-Closing Leidos Board of Directors and Officers

The Merger Agreement provides that the Leidos Board will take all actions necessary to cause the number of directors comprising the Leidos Board to be increased to no more than 13 directors, and to cause three individuals designated by Lockheed Martin to be appointed to the Leidos Board as of the effective time of the Merger to serve until the next annual meeting of the Leidos stockholders. The Merger Agreement provides that at the next annual meeting of the Leidos stockholders, the Leidos Board will take all actions necessary to include each of the Lockheed Martin designees as nominees for the Leidos Board recommended by the Leidos Board for election by Leidos stockholders, subject to the fiduciary duties of the Leidos Board, the requirements of the NYSE and all other applicable laws. The Leidos Board also must take all action necessary to ensure that at least one of Lockheed Martin’s designees is appointed to serve on each committee of the Leidos Board, subject to the requirements of the SEC, NYSE and other applicable laws.

In addition, until the effective time of the Merger, Leidos must consult from time to time with and consider the views of Lockheed Martin regarding the roles and responsibilities of the members of the management of the Splitco Business in Leidos management and Splitco after the closing of the Merger, provided that the ultimate decision as to the roles and responsibilities of the members of the management of the Splitco Business after closing of the Merger will be the responsibility of Leidos.

Stockholders Meeting

Under the terms of the Merger Agreement, Leidos is required to establish a record date and take all other lawful action to call, give notice of, convene and hold a meeting of its stockholders for the purpose of voting upon the Share Issuance as promptly as practicable following the date on which the SEC clears Leidos’ proxy statement relating to such stockholders meeting and, if required by the SEC as a condition to the mailing of the proxy statement, the registration statement of Leidos registering the shares of Leidos common stock required for the Share Issuance has been declared effective. Leidos has agreed to solicit proxies from its stockholders in favor of the approval of the Share Issuance and to take all other actions necessary or advisable to secure such approval. Leidos is required to call this stockholders meeting for the purpose of voting upon the matters described above regardless of the commencement, disclosure, announcement or submission to Leidos or its stockholders of any Competing Leidos Transaction (as defined below under “—No Solicitation”) or any Change in Recommendation (as defined below under “—Board Recommendation”).

Representations and Warranties

In the Merger Agreement, each of Leidos and Merger Sub has made representations and warranties to Lockheed Martin and Splitco, and each of Lockheed Martin and Splitco has made representations and warranties to Leidos and Merger Sub. These representations and warranties relate to, among other things:

•	each party’s and its affiliates’ due incorporation, valid existence, good standing and authority to carry on its business;

•	authority to enter into and perform obligations under the Merger Agreement (and other Transaction Documents);

•	capital structure;

•	absence of conflicts with or violations of governance documents, other obligations or laws;

•	board and stockholder approvals obtained or required in connection with the Transactions;

•	governmental consents and approvals;

•	financial statements and the financings contemplated by the Splitco Commitment Letter or the Leidos Commitment Letter, as applicable;

•	absence of certain changes or events;

•	absence of investigations or litigation;

•	accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions;

•	compliance with applicable laws;

•	intellectual property matters;

•	interests in real property;

•	employee benefit and labor matters;

•	tax matters;

•	material contracts;

•	environmental matters;

•	payment of fees to brokers or finders in connection with the Transactions;

•	government contracts; and

•	international trade laws and regulations.

Leidos and Merger Sub have also made representations and warranties to Lockheed Martin and Splitco relating to the opinion of Leidos’ financial advisor, the required vote of Leidos stockholders on the transactions contemplated by the Merger Agreement (including the Share Issuance), the operations and purpose of formation of Merger Sub and the absence of any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device.

Lockheed Martin has also made representations and warranties to Leidos and Merger Sub relating to the absence of undisclosed liabilities and sufficiency of assets to be contributed to Splitco.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and, except in certain circumstances specified in the Merger Agreement, none of the representations and warranties will survive the effective time of the Merger other than representations and warranties with respect to the sufficiency of assets to be contributed to Splitco (such representations and warranties to survive until the one year anniversary of the effective time of the Merger). The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters, but certain remedies for breach of the representations and warranties that survive until the one year anniversary of the effective time of the Merger are set forth in the Intellectual Property Matters Agreement and the Transition Services Agreement (Parent to Splitco). See “Other Agreements—Intellectual Property Matters Agreement” and “Other Agreements—Transition Services Agreements” for additional information.

Under the Merger Agreement, a material adverse effect means, with respect to Splitco or Leidos, as applicable, any event, circumstance, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Splitco Business, taken as a whole, or Leidos and its subsidiaries, taken as a whole, as the case may be. However, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect (except, in the case of the first, second, third, fifth, sixth, seventh and eighth bullet points below, to the extent that such event, circumstance, change or effect has a disproportionate effect on the Splitco Business or Leidos, as applicable, as compared with other participants in the industries in which the Splitco Business or Leidos operates):

•	events, circumstances, changes or effects that generally affect the industries or segments in which the Splitco Business or Leidos, as applicable, operates, including legal and regulatory changes;

•	general business, economic or political conditions (or changes therein);

•	events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates;

•	other than for purposes of certain specified representations and warranties, events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, any Transaction Document, the identity of Leidos (in the case of a material adverse effect on the Splitco Business) or Lockheed Martin (in the case of a material adverse effect on Leidos and its subsidiaries), including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees or sub-licensees;

•	events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened);

•	events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof;

•	events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world;

•	events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable law or the interpretation or enforcement thereof;

•	events, circumstances, developments, changes or effects arising out of, or attributable to, the failure by the Splitco Business or Leidos, as applicable, to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (except that the underlying cause of, or factors contributing to, such failure may be taken into account); or

•	events, circumstances, developments, changes or effects arising out of, or attributable to, any change in the stock price or trading volume of the stock of Lockheed Martin or Leidos, as applicable (except that the underlying cause of, or factors contributing to, such change may be taken into account).

Conduct of Business Pending the Merger

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the earlier of the closing date of the Merger and the date on which the Merger Agreement is terminated in accordance with its terms as described below under “—Termination.” In general, each of Lockheed Martin and Leidos has agreed that, prior to the effective time of the Merger, except as contemplated by the Internal Reorganization and the Distribution (solely with respect to Lockheed Martin), for the Transactions, for actions required by applicable law or as consented to by the other party (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, it will use reasonable best efforts to (i) conduct the Splitco Business or the business of Leidos and its subsidiaries, as the case may be, in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization of such business.

In addition, Lockheed Martin has agreed that, prior to the effective time of the Merger, except as contemplated by the Internal Reorganization, the Distribution and the other Transactions as further described in the section of this document entitled “The Transactions,” for actions required by applicable law, or as consented to by Leidos (which consent may not be unreasonably withheld, delayed or conditioned), Lockheed Martin will not, and will cause its subsidiaries not to, take any of the following actions to the extent relating to the Splitco Business, and Lockheed Martin will cause the Splitco Subsidiaries not to take any of the following actions:

•	issue, sell, pledge or dispose of, grant or permit an encumbrance to exist on, any shares of capital stock or other ownership interests of Splitco, the Splitco Subsidiaries or the joint ventures associated with the Splitco Business or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or ownership interest (including any phantom interest);

•	sell, pledge or dispose of, grant or permit an encumbrance to exist on, any material assets of the Splitco Business, except in the ordinary course of business and consistent with past practice, for dispositions of obsolete or worn-out assets, or for certain permitted encumbrances;

•	amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Splitco Subsidiary, other than to change its name;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of any Splitco Subsidiary;

•	acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

•	make any loans or advances or capital contribution to, or investment in, any person other than a Splitco Subsidiary, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

•	subject to certain exceptions, (1) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Lockheed Martin or its affiliates to any Splitco Business Employees, (2) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Lockheed Martin employee benefit plan as it relates to any Splitco Business Employees, (3) adopt, amend or terminate any Lockheed Martin union contract, or (4) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Splitco Business Employee, in each case, other than (A) as required by law, (B) as required by any Lockheed Martin employee benefit plan or any collective bargaining agreement or agreement with works councils or similar employee representative bodies, (C) grants of equity or equity-based awards pursuant to Lockheed Martin’s equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $25,000,000, (D) in the ordinary course of business consistent with the past practices of Lockheed Martin or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements), or (E) to the extent undertaken to implement a program that affects all similarly situated employees of Lockheed Martin and/or its affiliates and does not disproportionately increase the compensation and benefits of the Splitco Business Employees compared to such other similarly situated employees;

•	waive or remove any material restriction under any Lockheed Martin employee benefit plan;

•	change any accounting method, practice or policy used by Lockheed Martin as it relates to the Splitco Business, other than changes required by GAAP, applicable law or a governmental authority;

•	terminate, discontinue, close or dispose of any business operation that is part of the Splitco Business, or lay-off any Splitco Business Employees (other than layoffs of less than 50 employees at any individual location in any six month period in the ordinary course of business consistent with past practice), except as contemplated or required by the Employee Matters Agreement;

•	transfer internally or change the responsibilities of any individual, including any employee of Lockheed Martin or its affiliates, in a manner that would affect whether such individual is or is not classified as a Splitco Business Employee (except as contemplated or required by the Employee Matters Agreement);

•	other than in the ordinary course of business and consistent with past practice or as required by applicable law, (1) make a change (or file any such change) in any method of tax accounting or any annual tax accounting period, (2) make, change or rescind any tax election, (3) settle or compromise any tax liability or consent to any tax claim or tax assessment, (4) file any amended tax return or claim for refund, (5) enter into any closing agreement relating to taxes (other than as contemplated by the Tax Matters Agreement), or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Splitco, Leidos or any of the Splitco Subsidiaries;

•	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of the Splitco Business or subsequently incurred in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction does not impose any payment obligations on Splitco or any Splitco Subsidiary following the Cut-Off Time and otherwise would not restrict the operation of the Splitco Business following the effective time of the Merger;

•	incur, guarantee, assume or become responsible for any indebtedness for borrowed money other than (1) indebtedness solely between or among Lockheed Martin-affiliated entities that will be repaid prior to the Distribution, (2) the new debt to be incurred by Splitco in connection with the Transactions and the issuance of the shares of Splitco Common Stock, (3) indebtedness solely between or among any of the Splitco Subsidiaries and (4) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	commence or settle any claim, action or proceeding before a governmental authority, other than in the ordinary course of business and consistent with past practice;

•	other than in the ordinary course of business and consistent with past practice, materially amend (other than an extension), cancel or terminate any material contract, material intellectual property license or material government contract of, or government bid submitted by, the Splitco Business;

•	abandon, disclaim, sell, assign or grant any security interest in, to or under any material intellectual property of the Splitco Business, including failing to make filings or recordings and failing to pay required fees and taxes, except in the ordinary course of business and consistent with past practice;

•	grant to any third party any exclusive license, or enter into any covenant not to sue, or disclose to any person any material trade secret or confidential data with respect to any (1) material Splitco Business licensed intellectual property or (2) material transferred intellectual property, in each case, except in the ordinary course of business and consistent with past practice;

•	fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the Splitco Business, except to the extent such actions affect similarly situated business of Lockheed Martin and its subsidiaries and do not disproportionately affect the Splitco Business;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

•	enter into any agreement to do any of the foregoing.

In addition, from the date of the Merger Agreement until the Distribution, Lockheed Martin will, and will cause each of Splitco and the Splitco Subsidiaries to, (i) prepare and timely file all tax returns that it is required to file, (ii) timely pay all taxes due and payable on such tax returns, and (iii) promptly notify Leidos of any notice of any claim, action or proceeding before a governmental authority, or any audit, in respect of any tax matters (or any significant developments with respect to ongoing claims, actions, proceedings or audits).

Furthermore, Leidos has agreed that, prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law, or as consented to by Lockheed Martin (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, Leidos will not, and will cause its subsidiaries not to, take any of the following actions:

•	issue, sell, pledge or dispose of, grant or permit an encumbrance to exist on, any shares of capital stock or other ownership interests of Leidos or any of its subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or ownership interests, other than, as applicable, (1) a transaction by a wholly-owned subsidiary of Leidos which remains a wholly-owned subsidiary of Leidos after consummation of such transaction, (2) upon the exercise or settlement of, or as otherwise required by, any stock awards granted pursuant to the Leidos Stock Plans outstanding on the date of the Merger Agreement and in accordance with their terms in effect on the date of the Merger Agreement or thereafter granted in the ordinary course of business, or (3) pursuant to the Share Issuance;

•	sell, pledge or dispose of, grant or permit an encumbrance to exist on or authorize the sale, pledge or disposition of any material assets of the businesses of Leidos and its subsidiaries, except in the ordinary course of business and consistent with past practice, for dispositions of obsolete or worn-out assets or for certain permitted encumbrances, including encumbrances to secure certain indebtedness permitted to be incurred under the Merger Agreement;

•	amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of Leidos or any of its material subsidiaries (other than immaterial amendments to any such subsidiary’s organizational documents);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock, except for (1) the declaration and payment by Leidos of regular quarterly cash dividends of no more than $0.32 per share of Leidos common stock, (2) dividends or distributions by any wholly-owned subsidiary of Leidos, and (3) the Leidos Special Dividend;

•	acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof other than acquisitions or dispositions not exceeding $25,000,000 in the aggregate, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

•	make any loans or advances or capital contribution to, or investment in, any person other than Leidos or any of its subsidiaries, except for bidding joint ventures formed for a specific procurement in the ordinary course of business;

•	(1) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Leidos or its subsidiaries to any of its employees, (2) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Leidos employee benefit plan or (3) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Leidos employee, in each case, other than (A) as required by applicable law, (B) as required by any Leidos employee benefit plan or Leidos collective bargaining agreement or agreement with works councils or similar employee representative bodies, (C) grants of equity or equity-based awards pursuant to Leidos’ equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $45,000,000, (D) in the ordinary course of business consistent with the past practices of Leidos or its subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements), or (E) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of Leidos and/or its subsidiaries;

•	change any accounting method, practice or policy used by Leidos as it relates to the businesses of Leidos and its subsidiaries, other than changes required by GAAP, applicable law or a governmental authority;

•	other than in the ordinary course of business and consistent with past practice or as required by applicable law, (1) make a change (or file any such change) in any method of tax accounting or any annual tax accounting period, (2) make, change or rescind any tax election, (3) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (4) file any amended tax return or claim for refund, (5) enter into any closing agreement relating to taxes, or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Splitco or Leidos or any of its subsidiaries;

•	incur, guarantee, assume or otherwise become responsible for any indebtedness for borrowed money other than (1) indebtedness incurred under Leidos’ current credit facilities (other than to finance an acquisition of a material business), (2) indebtedness solely between or among Leidos and its subsidiaries, (3) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (4) indebtedness incurred in connection with the Transactions, (5) indebtedness incurred to finance the Leidos Special Dividend and (6) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	commence or settle any claim, action or proceeding before a governmental authority, other than in the ordinary course of business and consistent with past practice;

•	other than in the ordinary course of business and consistent with past practice, materially amend (other than an extension), cancel or terminate any material contract, material intellectual property license or material government contract of Leidos and its subsidiaries, or any material government submitted by Leidos and its subsidiaries for which an award has not been issued;

•	abandon, disclaim, sell, assign or grant any security interest in any material intellectual property of Leidos and its subsidiaries, including failing to make filings or recordings and failing to pay required fees and taxes, except in the ordinary course of business and consistent with past practice;

•	grant to any third-party any exclusive license, or enter into any covenant not to sue, with respect to any material intellectual property of Leidos and its subsidiaries, except in the ordinary course of business and consistent with past practice;

•	fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the business of Leidos and its subsidiaries; or

•	enter into any agreement to do any of the foregoing.

In addition, from the date of the Merger Agreement until the effective time of the Merger, Leidos will, and will cause each of its subsidiaries to, (i) prepare and timely file all tax returns that it is required to file, (ii) timely pay all taxes due and payable on such tax returns, and (iii) promptly notify Lockheed Martin of any notice of any claim, action or proceeding before a governmental authority, or any audit, in respect of any tax matters (or any significant developments with respect to ongoing claims, actions, proceedings or audits).

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of the Splitco Transfer, the Distribution and the Merger. Additional representations, warranties and covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

SEC Filings

Lockheed Martin, Splitco, Leidos and Merger Sub have agreed to prepare and file with the SEC appropriate documents, including (1) a proxy statement of Leidos on Schedule 14A relating to the Leidos stockholder approval required for the Share Issuance, (2) a registration statement on Form S-4 to register under the Securities Act the shares of Leidos common stock to be issued by Leidos to stockholders of Splitco in connection with the Merger, and (3) a registration statement on Form 10 or Form S-1 (if the Distribution is effected in whole as a pro rata dividend), on Form S-4 (if the Distribution is effected in whole as an exchange offer) or on a combined Form S-4/S-1 (if the Distribution is effected otherwise), to register under the Exchange Act or the Securities Act the shares of Splitco common stock to be distributed in the Distribution, and each of Lockheed Martin, Splitco, Leidos and Merger Sub have agreed to use reasonable best efforts to have the registration statements described above declared effective under the Securities Act as promptly as practicable after such filings.

Leidos is required under the Merger Agreement to use reasonable best efforts to mail its proxy statement to its stockholders as promptly as practicable after the SEC clears that proxy statement and, if required by the SEC as a condition to mailing the proxy statement, the registration statement of Leidos has been declared effective.

If the Distribution is effected in whole or in part as an exchange offer, Lockheed Martin is required under the Merger Agreement to prepare and file with the SEC, when and as required, a Schedule TO and any other filings pursuant to Rule 13e-4 under the Exchange Act.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable commercial efforts to:

•	promptly obtain all authorizations, consents, orders and approvals of all governmental authorities that are or become necessary for its execution and delivery of, and the performance of its obligations under, the Merger Agreement and other Transaction Documents;

•	cooperate fully with the other parties in obtaining all such authorizations, consents, orders and approvals; and

•	provide any information requested by governmental authorities in connection with the Transactions.

Each party to the Merger Agreement has also agreed to promptly make its respective filings and notifications under the HSR Act and under any other antitrust or competition laws under which filing is required or under which the parties mutually determine that filing is advisable with respect to the Transactions and to supply as promptly as practicable to the appropriate governmental authorities any additional information that may be requested pursuant to the HSR Act or such other laws. Each also agreed to, and to cause its respective affiliates to, make as promptly as practicable its respective filings and notifications, if any, under other applicable law regarding government contracts, government bids, trade regulation, security clearances or other relevant matters and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to such laws. Leidos is required to pay all filing or notice fees in connection with the filings and notifications described in this paragraph.

In addition, Leidos has agreed to take all steps reasonably necessary to avoid or eliminate impediments under the HSR Act or any other antitrust, competition or trade regulation law that may be asserted by any governmental authority or any other person so as to enable the parties to the Merger Agreement to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date (as defined below under “—Termination”), including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or the assets, properties or businesses of the Splitco Business, and the entrance into other arrangements as necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise reasonably be expected to have the effect of materially delaying or preventing the consummation of the Transactions; provided that the effectiveness of any such sale, divestiture or disposition or entry into such other arrangement may be made contingent on the consummation of the Merger; provided, further, however, that nothing contained in the Merger Agreement shall be construed to require Leidos or Merger Sub to (x) institute any legal proceedings against any governmental authority or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of (A) Splitco and the Splitco Subsidiaries, taken as a whole, or of (B) Leidos and its subsidiaries, taken as a whole (each such action constituting a “Burdensome Condition,” as defined in the Merger Agreement); and neither Lockheed Martin, nor Splitco, nor any of their subsidiaries shall take any action that has the effect of, or agree with any governmental authority to, any Burdensome Condition without the prior written consent of Leidos.

In addition, the Merger Agreement provides that Leidos shall, and shall cause its affiliates to, use its reasonable best efforts to defend through litigation on the merits any proceeding by any person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the Merger prior to the termination date of the Merger Agreement. To assist Leidos in complying with its obligations with respect to regulatory approvals, the Merger Agreement provides that Lockheed Martin shall, and shall cause its affiliates to, enter into agreements or arrangements on terms and conditions reasonably acceptable to Leidos to be entered into by any of them prior to the closing date of the Merger Agreement with respect to matters in connection with the receipt of regulatory approvals pursuant to the terms of the Merger Agreement; provided, however, that (i) neither Lockheed Martin nor any of its affiliates are required to agree to any sale, divestiture, disposition or other arrangement with respect to any businesses or assets other than the Splitco Business, (ii) the effectiveness of any sale, divestiture or disposition or entry into such other arrangements shall be contingent on the consummation of the Merger and (iii) Leidos shall indemnify Lockheed Martin and its affiliates for their reasonable and documented out of pocket costs and expenses in providing such assistance.

Each party to the Merger Agreement has agreed that it will not, and will cause its affiliates not to, enter into any transaction or agreement to effect any transaction that could be reasonably expected to make it more difficult, or increase the time required, to (1) obtain the expiration or termination of the waiting period under the HSR Act or any other antitrust, competition or trade regulation law applicable to the Transactions, (2) avoid the entry of, the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Transactions, or (3) obtain all authorizations, consents, orders and approvals of governmental authorities necessary or mutually determined as advisable for the consummation of the Transactions.

No Solicitation

The Merger Agreement contains detailed provisions restricting Leidos’ ability to seek certain alternative transactions and restricting Lockheed Martin’s ability to seek alternative transactions with respect to the Splitco Business. Under these provisions, Leidos and Lockheed Martin have each agreed that it will not, and it will cause its affiliates and its affiliates’ respective directors, officers, employees, attorneys, accountants, advisors or agents (each, a “representative”) not to:

•	solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to Leidos stockholders or Lockheed Martin stockholders, as the case may be) with respect to any Competing Leidos Transaction or any Competing Splitco Transaction;

•	enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Leidos Transaction or a Competing Splitco Transaction, as the case may be;

•	agree to, approve, endorse, recommend or consummate any Competing Leidos Transaction or Competing Splitco Transaction, as applicable;

•	enter into any agreement relating to a Competing Leidos Transaction or Competing Splitco Transaction, as applicable; or

•	in the case of Leidos, resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

The Merger Agreement provides that the term “Competing Leidos Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Leidos or any of its subsidiaries, the assets of which represent over 20 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Leidos and its subsidiaries, taken as a whole;

•	any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that represent over 20 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Leidos and its subsidiaries, taken as a whole;

•	any sale, exchange, transfer or other disposition of more than 20 percent of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Leidos;

•	any tender offer or exchange offer that, if consummated, would result in any person or entity becoming the beneficial owner of more than 20 percent of any class of equity securities of Leidos;

•	any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Merger; or

•	any combination of the foregoing.

The Merger Agreement provides that the term “Competing Splitco Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Reorganization and the Distribution, or as contemplated by the Merger Agreement and the other Transaction Documents executed concurrently with the Merger Agreement, and other than asset sales and transfers in the ordinary course of business) that constitutes, or is reasonably likely to lead to:

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving the Splitco Business; or

•	any other transaction the consummation of which would be likely to impede, interfere with, prevent or materially delay the Merger.

Each of Leidos and Lockheed Martin also agreed to immediately cease or cause to be terminated all existing discussions or negotiations with any person (other than the other party and its affiliates) conducted prior to the execution of the Merger Agreement by such party or any of its representatives with respect to a Competing Leidos Transaction or a Competing Splitco Transaction, as applicable. Leidos and Lockheed Martin have each agreed not to release any third party from, or waive any provision of, any confidentiality or, subject to fiduciary duties under applicable law, standstill agreement to which it or one of its affiliates is a party in connection with a Competing Leidos Transaction or a Competing Splitco Transaction, as applicable. Leidos and Lockheed Martin have each also agreed to, to cause their respective subsidiaries and to instruct their respective representatives to, request that each person (other than the other party and its affiliates) that has executed a confidentiality agreement with Leidos in connection with that person’s consideration of a Competing Leidos Transaction or a Competing Splitco Transaction return or destroy all information required to be returned or destroyed under the terms of the applicable confidentiality agreement and, if requested by the other party, to enforce that person’s obligation to do so.

Under the Merger Agreement, Leidos must promptly (and in any event within 24 hours) notify Lockheed Martin, orally and in writing, after the receipt of any proposal, inquiry, offer or request with respect to a Competing Leidos Transaction, including any request for discussions or negotiations and any request for information relating to Leidos or any of its affiliates or for access to the business, properties, assets, books or records of Leidos or any of its affiliates. The notice must include the identity of the person making the proposal, inquiry, offer or request and a description of the proposal, inquiry, offer or request, including any terms and conditions of the proposed Competing Leidos Transaction, and Leidos must also promptly (and in any event within 24 hours) provide to Lockheed Martin copies of any written materials received by Leidos in connection with any of the foregoing. Leidos has agreed that it will keep Lockheed Martin reasonably informed of the status and material details of any proposal, inquiry, offer or request and any information requested of or provided by Leidos, and that it will provide Lockheed Martin with at least 48 hours prior notice of any meeting of the Leidos Board at which the Leidos Board is reasonably expected to consider such a proposal, inquiry, offer or request. Leidos has also agreed that it will substantially simultaneously provide to Lockheed Martin any nonpublic information concerning Leidos that may be made available to any other person in response to such a proposal, inquiry, offer or request unless such information has previously been provided or made available by Leidos to Lockheed Martin.

Under the Merger Agreement, Lockheed Martin has also agreed to promptly (and in any event within 24 hours) notify Leidos, orally and in writing, after the receipt of any proposal, inquiry, offer or request with respect to a Competing Splitco Transaction, including any request for discussions or negotiations and any request for information relating to Lockheed Martin or any of its affiliates with respect to the Splitco Business, or for access to the business, properties, assets, books or records of Lockheed Martin or any of its affiliates with respect to the Splitco Business.

Despite the covenants described in foregoing paragraphs in this section, at any time prior to the receipt of the approval of Leidos stockholders for the Share Issuance, Leidos may furnish information to, and enter into discussions and negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Leidos Transaction that did not result from a breach of the Merger Agreement by Leidos if, prior to furnishing such information and entering into such discussions, the Leidos Board has:

•	determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that the proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal (which is described in the following paragraph), and has determined, in its good faith judgment (after consulting with outside legal counsel) that the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the fiduciary duties of the Leidos Board to Leidos and its stockholders under applicable law;

•	provided written notice to Lockheed Martin of its intent to furnish information or enter into discussions with the person at least three business days prior to first taking any such action with respect to any given person; and

•	obtained from the person a confidentiality agreement on terms no less favorable to Leidos than those contained in Leidos’ confidentiality agreement with Lockheed Martin and, immediately upon its execution, delivered to Lockheed Martin a copy of the confidentiality agreement.

The Merger Agreement provides that the term “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Leidos Transaction (provided that such Competing Leidos Transaction must involve more than 50 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Leidos and its subsidiaries, taken as a whole), on terms and conditions that the Leidos Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal (including availability of financing, and any changes to the terms of the Merger Agreement proposed by Lockheed Martin in response to such offer or proposal, or otherwise) to be (1) more favorable from a financial point of view to the stockholders of Leidos than the Merger, and (2) reasonably expected to be consummated.

Board Recommendation

Leidos has agreed in the Merger Agreement that neither the Leidos Board nor any committee thereof will:

•	withdraw, qualify, modify, amend or fail to make, or publicly propose to withdraw, qualify, modify or amend, the Leidos Board’s recommendation that Leidos stockholders vote in favor of the Share Issuance (the “Leidos Recommendation”);

•	make any public statement or take any action inconsistent with the Leidos Recommendation; or

•	approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, a Competing Leidos Transaction.

Any of the actions described in the foregoing bullet points constitutes a “Change in Recommendation.”

In addition, notwithstanding the restrictions, if at any time prior to obtaining Leidos stockholder approval of the Share Issuance and in response to an offer or proposal for a Competing Leidos Transaction that did not result from a breach of the Merger Agreement, the Leidos Board determines in its good faith judgment (after consulting with outside legal counsel) that (1) the offer or proposal is a Superior Proposal, and (2) failure to make a Change in Recommendation with respect to the Superior Proposal would be inconsistent with its fiduciary duties to Leidos and the Leidos stockholders under applicable law, then the Leidos Board may make a Change in Recommendation, but only if:

•	Leidos provides written notice to Lockheed Martin advising Lockheed Martin that the Leidos Board has received a Superior Proposal promptly after the Leidos Board determines it has received a Superior Proposal, stating that the Leidos Board intends to make a Change in Recommendation and describing the terms and conditions of the Superior Proposal;

•	Lockheed Martin does not, within five business days of receipt of the notice of a Superior Proposal described above, make an offer to revise the terms of the Merger Agreement in a manner that the Leidos Board determines, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to Leidos stockholders as the Superior Proposal;

•	during the five business day period following delivery of the notice described above, Leidos negotiates in good faith with Lockheed Martin (to the extent Lockheed Martin desires to negotiate) regarding any offer or proposal made by Lockheed Martin to revise the terms of the Merger Agreement; and

•	if there is any amendment to the terms of the Superior Proposal during the five business day period following delivery of the notice described above, Leidos provides a new written notice of the terms of such amended Superior Proposal giving Lockheed Martin an additional three business day period to make an offer or proposal to revise the terms of the Merger Agreement in a manner that the Leidos Board determines to be at least as favorable to Leidos stockholders as the Superior Proposal.

The Merger Agreement provides that Leidos is not prohibited from disclosing the receipt of a proposal or offer for a Competing Leidos Transaction if compelled to do so under applicable law or Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act and is not prohibited from making a Change in Recommendation under certain circumstances if there is a material development or change in circumstances that was not known or reasonably foreseeable to the Leidos Board on the date the Merger Agreement was executed or arose after the execution of the Merger Agreement but becomes known to the Leidos Board prior to the meeting of the Leidos stockholders to vote on the proposal to approve the Share Issuance (such development or change, an “Intervening Event”); provided that none of the following will comprise an Intervening Event: (1) any action taken by a party in compliance with the covenants in the Merger Agreement, (2) any action taken or omitted with the consent of Leidos, (3) any action taken or omitted by Leidos (or as a consequence thereof), or (4) the receipt, existence or terms of a Competing Leidos Transaction.

Financing

Pursuant to the Separation Agreement and the Splitco Commitment Letter entered into prior to the execution of the Separation Agreement, on or prior to the date of the Distribution, Splitco will incur new indebtedness in an aggregate principal amount of not less than the $1,841,450,000 in the form of borrowings under a credit facility, and will use a portion of the proceeds of this indebtedness to pay the Splitco Special Cash Payment to Lockheed Martin. The Separation Agreement also provides that, prior to the Distribution, Splitco shall issue to Lockheed Martin a number of shares of Splitco Common Stock such that, subject to adjustment, the number of shares of Splitco common stock immediately prior to the Distribution equals 76,958,918.

Simultaneously with the execution of the Merger Agreement, Leidos entered into the Leidos Commitment Letter, under which the Leidos Commitment Parties committed to provide to Leidos up to $1,440,000,000 in aggregate principal amount of senior secured term loans and revolving loans, in each case subject the terms and conditions of the Leidos Commitment Letter. See “Debt Financing.”

The Merger Agreement provides that Leidos will use reasonable best efforts to take all actions necessary to consummate the debt financing contemplated by the Leidos Commitment Letter as promptly as practicable after the date of the Merger Agreement on terms and conditions no less favorable in the aggregate than the terms and conditions of the Leidos Commitment Letter. Furthermore, Leidos is required to, and to cause its affiliates to:

•	use reasonable best efforts to comply with and maintain the Leidos Commitment Letter and negotiate and execute definitive agreements on the terms and conditions contained in the Leidos Commitment Letter;

•	satisfy the conditions in the Leidos Commitment Letter and the definitive agreements for the debt financing that are within Leidos’ control;

•	fully enforce its rights under the Leidos Commitment Letter and the definitive agreements for the debt financing; and

•	use reasonable best efforts to draw upon and consummate the debt financing contemplated by the Leidos Commitment Letter at or prior to the Distribution.

The Merger Agreement provides that if any portion of the financing contemplated by the Leidos Commitment Letter or the related definitive agreements becomes unavailable on the terms and conditions contemplated in the Leidos Commitment Letter or such definitive agreements, Leidos will use reasonable best efforts to obtain alternative financing that is sufficient to finance the payments to be made to Lockheed Martin under the Separation Agreement on terms that do not expand the conditions to the funding from those in the Leidos Commitment Letter. Leidos will be subject to the same obligations described in the preceding paragraph with respect to any such alternative financing arrangements.

Leidos has agreed to keep Lockheed Martin informed of the status of its efforts to arrange the debt financing. Except in limited circumstances, Leidos may not, without Lockheed Martin’s consent, amend, modify, replace, waive or change any provision in the Leidos Commitment Letter or any definitive agreement relating to the debt financing in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the debt financing or that could otherwise prevent, impair or materially delay the consummation of the Transactions or adversely impact the ability of Leidos to enforce its rights against the other parties to the Leidos Commitment Letter. Prior to the closing of the Merger, Lockheed Martin has agreed to cooperate, at the expense of Leidos, with Leidos for the arrangement of the debt financing.

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	each party’s obligation to use reasonable best efforts to afford the other party and its authorized representatives access to each of the Splitco Business or Leidos’ offices, properties and books and records and to furnish copies of related information, as well as restrictions on a party contacting any of the employees, customers, distributors or suppliers of the other party without the authorization of the other party;

•	preservation of the indemnification provisions in the bylaws of Splitco with respect to directors, officers, employees or agents of Splitco;

•	each party’s obligation to cooperate and use reasonable best efforts to obtain the release of Lockheed Martin and its subsidiaries from certain contracts, instruments or other financial support arrangements to the extent relating to the Splitco Business and for which Lockheed Martin or its subsidiary is a guarantor or person required to provide financial support, including by substituting Leidos or one of its subsidiaries for the Lockheed Martin entity that is a party to the contract, instrument or financial support arrangement;

•	an acknowledgement that, as an inducement to enter into the Merger Agreement and to consummate the Transactions, Lockheed Martin and Leidos will take, and cause Splitco and the Splitco Subsidiaries to take, all actions necessary or appropriate to comply with the obligations under the Separation Agreement prior to the effective time of the Merger or from and after the closing of the Merger, as applicable;

•	an acknowledgement that Leidos, Lockheed Martin, Splitco and Merger Sub exercise complete control and supervision over their respective operations prior to the consummation of the Merger;

•	the listing of the shares of Leidos common stock issued in the Merger on the NYSE;

•	steps required to cause any disposition of Splitco common stock or acquisitions of Leidos common stock resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Leidos or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	confidentiality obligations of Lockheed Martin and Leidos;

•	each party’s obligation to take appropriate actions, and to assist and cooperate with the other parties, to do all things necessary, proper or advisable under applicable law to execute and deliver the Transaction Documents and any other documents as may be required to carry out the provisions of the Merger Agreement and to consummate the Transactions, as well as Lockheed Martin’s obligations to keep Leidos informed as to the status of the Internal Reorganization; and

•	preparation and delivery of the audited combined and consolidated financial statements of the Splitco Business and cooperation of the parties with respect to the preparation of pro forma financial statements required for the filing of the registration statements.

Conditions to the Merger

The obligations of Leidos, Lockheed Martin, Merger Sub and Splitco to consummate the Merger are subject to the satisfaction or, if permitted under applicable law, written waiver of the following conditions:

•	the consummation of the Internal Reorganization in all material respects in accordance with the Separation Agreement and the Distribution;

•	the effectiveness of the registration statement of Leidos and the registration statement of Splitco and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the approval for listing on the NYSE of the shares of Leidos common stock to be issued in the Merger;

•	the approval by Leidos stockholders of the Share Issuance;

•	the expiration or termination of any applicable waiting period under the HSR Act (which period has expired), and the receipt of any governmental approvals required under the antitrust laws in certain other jurisdictions; and

•	the absence of any law or orders of governmental authorities in the United States or certain other jurisdictions that enjoins or makes illegal the consummation of the Internal Reorganization, the Distribution or the Merger.

The conditions listed above are referred to as the “Joint Conditions to the Merger.” As announced by Leidos on March 29, 2016, the applicable waiting period under the HSR Act has expired.

Leidos’ and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, written waiver of the following additional conditions:

•	the truth and correctness in all material respects of Lockheed Martin’s representations and warranties with respect to corporate existence and power, corporate authorization, capital structure, ownership of equity interests in the Splitco Subsidiaries and joint ventures associated with the Splitco Business, absence of certain conflicts, required board and stockholder approvals and broker fees as of the closing date of the Merger;

•	the truth and correctness of Lockheed Martin’s other representations and warranties as of the closing date of the Merger, except where a failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Splitco;

•	the compliance in all material respects by Lockheed Martin and Splitco of all covenants and agreements required to be complied with by them on or prior to the effective time of the Merger under the Merger Agreement, the Separation Agreement and each other Transaction Document executed contemporaneously with the Merger Agreement;

•	the receipt by Leidos of a certificate, dated as of the closing date of the Merger, of an authorized representative of Lockheed Martin certifying the satisfaction by, as applicable, Lockheed Martin and Splitco of the conditions described in the preceding three bullet points;

•	the receipt by Leidos of an opinion from a nationally recognized valuation firm that Leidos and its subsidiaries on a consolidated basis shall not be “insolvent” or otherwise unable to pay their respective obligations after giving effect to the Leidos Special Dividend and the Merger; and

•	the receipt by Leidos of the Leidos Tax Opinion and a copy of the opinion of Davis Polk & Wardwell LLP, tax counsel to Lockheed Martin, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Leidos, Merger Sub and Splitco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

We refer to the first four conditions listed above as the “Additional Conditions to the Merger for Leidos’ Benefit.”

Lockheed Martin’s and Splitco’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following additional conditions:

•	the truth and correctness in all material respects of Leidos’ and Merger Sub’s representations and warranties with respect to corporate existence and power, corporate authorization, capitalization, absence of certain conflicts and broker fees as of the closing date of the Merger;

•	the truth and correctness of Leidos’ and Merger Sub’s other representations and warranties as of the closing date of the Merger, except where a failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Leidos;

•	the compliance in all material respects by Leidos and Merger Sub of all covenants and agreements required to be complied with by them on or prior to the effective time of the Merger under the Merger Agreement, the Separation Agreement and each other Transaction Document executed contemporaneously with the Merger Agreement;

•	the receipt by Lockheed Martin of a certificate, dated as of the closing date of the Merger, of an authorized representative of Leidos certifying the satisfaction by Leidos and Merger Sub of the conditions described in the preceding three bullet points;

•	the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and a copy of the Leidos Tax Opinion;

•	the receipt by Lockheed Martin and Splitco of opinions from a nationally recognized valuation firm that Lockheed Martin and Splitco shall not be “insolvent,” unable to pay their respective obligations or otherwise unable to make a distribution under the MGCL or DGCL, as the case may be, after giving effect to the Splitco Special Cash Payment, the Distribution and the Merger;

•	the receipt by Lockheed Martin of the Splitco Special Cash Payment; and

•	Splitco shall have incurred the Splitco Debt and shall have received the proceeds of the Splitco Debt.

We refer to the first four conditions listed above as the “Additional Conditions to the Merger for Lockheed Martin’s Benefit.” To the extent permitted by applicable law, Lockheed Martin and Splitco, on the one hand, and Leidos and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If Leidos waives the satisfaction of a material condition to the consummation of the Transactions, Leidos will evaluate the facts and circumstances at that time and re-solicit stockholder approvals of the Share Issuance if required to do so by law or the rules of the NYSE. If Leidos waives a material condition to the consummation of the Transactions, Leidos will notify stockholders of the waiver by issuing a press release or other public announcement a minimum of five business days prior to the special meeting of Leidos stockholders. See “Risk Factors—Risks Related to the Transactions—Leidos may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.”

Termination

The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the consummation of the Merger by the written consent of Lockheed Martin, Leidos, Splitco and Merger Sub. Also, subject to specified qualifications and exceptions, either Lockheed Martin or Leidos may terminate the Merger Agreement and abandon the Transactions at any time prior to the consummation of the Merger:

•	if the Merger has not been consummated by 11:59 p.m. New York City time on January 25, 2017 (such date and time, the “Termination Date”);

•	if any governmental authority in the United States or certain other jurisdictions has issued a final and non-appealable order that permanently enjoins the consummation of the Merger; or

•	if Leidos stockholders fail to approve the Share Issuance at the meeting of Leidos stockholders (including any adjournment, continuation or postponement thereof).

In addition, subject to specified qualifications and exceptions, Lockheed Martin may terminate the Merger Agreement and abandon the Transactions if:

•	Leidos has breached any covenant or agreement in the Merger Agreement (including an obligation to consummate the Merger) that would, if occurring or continuing on the closing date of the Merger, cause the Joint Conditions to the Merger or Additional Conditions to the Merger for Lockheed Martin’s Benefit not to be satisfied, and the breach is not cured, or cannot be cured, upon the earlier of (i) 30 days following Lockheed Martin’s written notice to Leidos of such breach and Lockheed Martin’s intent to terminate the Merger Agreement, (ii) with respect to a breach of an obligation to consummate the Merger, five business days following Lockheed Martin’s written notice to Leidos of such breach and Lockheed Martin’s intent to terminate the Merger Agreement, or (iii) the Termination Date (a termination pursuant to this provision, a “Termination for Leidos’ Material Breach”);

•	a Change in Recommendation has occurred;

•	Leidos has failed to include the Leidos Recommendation in the Leidos proxy statement; or

•	Leidos has failed to comply with its obligations under the Merger Agreement relating to the meeting of Leidos stockholders or the non-solicitation of alternative transactions, except for de minimis non-compliances with these obligations that are promptly cured by Leidos.

In addition, subject to specified qualifications and exceptions, Leidos may terminate the Merger Agreement if:

•	Lockheed Martin or Splitco has breached any covenant or agreement in the Merger Agreement or the Separation Agreement (including an obligation to consummate the Merger) that would, if occurring or continuing on the closing date of the Merger, cause the Joint Conditions to the Merger or Additional Conditions to the Merger for Leidos’ Benefit not to be satisfied, and the breach is not cured, or cannot be cured, upon the earlier of (i) 30 days following Leidos’ written notice to Lockheed Martin and Splitco of such breach and Leidos’ intent to terminate the Merger Agreement, (ii) with respect to a breach of an obligation to consummate the Merger, five business days following Leidos’ written notice to Lockheed Martin and Splitco of such breach and Leidos’ intent to terminate the Merger Agreement, or (iii) the Termination Date.

If the Merger Agreement is validly terminated, the Merger Agreement will terminate without any liability on the part of any party or their respective representatives except as described below in the section of this document entitled “—Termination Fee and Expenses Payable in Certain Circumstances”; provided that nothing in the Merger Agreement will relieve any party from liability for fraud committed prior to such termination or for any willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Transaction Documents; provided, further, that provisions of the Merger Agreement relating to confidentiality, the effect of termination of the Merger Agreement, fees and expenses and all of the general provisions of the Merger Agreement will survive any termination and remain in full force and effect.

Termination Fee and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $150,000,000 is payable by Leidos to Lockheed Martin. The circumstances under which this termination fee is payable include:

•	if Lockheed Martin terminates the Merger Agreement due to (1) a Change in Recommendation, (2) Leidos’ failure to include the Leidos Recommendation in the Leidos proxy statement, or (3) Leidos’ failure to comply with its obligations under the Merger Agreement relating to the meeting of Leidos stockholders and the non-solicitation of alternative transactions; or

•	if (1) Leidos or Lockheed Martin terminates the Merger Agreement because the Merger has not been consummated by the Termination Date or there is a Termination for Leidos’ Material Breach, (2) prior to the termination of the Merger Agreement, a Competing Leidos Transaction is publicly announced or becomes publicly known, and (3) on or prior to the date that is 15 months after the date of termination, Leidos enters into a Competing Leidos Transaction or consummates a Competing Leidos Transaction (whether or not the applicable Competing Leidos Transaction is the same as the original Competing Leidos Transaction publicly announced or publicly known); provided that solely for purpose of this provision, references to “20 percent” in the definition of Competing Leidos Transaction will be deemed to refer to “50 percent.”

If the Merger Agreement is terminated because Leidos stockholders fail to approve the Share Issuance at the meeting of Leidos stockholders, Leidos will be required to reimburse Lockheed Martin in cash for all out-of-pocket fees and expenses actually incurred or accrued by Lockheed Martin and its affiliates in connection with the Transactions, up to a maximum of $37,500,000 in the aggregate.

Except as described in this section and subject to certain exceptions, the Merger Agreement provides that all out-of-pocket expenses incurred in connection with the Merger Agreement and the Transactions are to be paid by the party incurring the expenses, except that Lockheed Martin and Leidos shall each pay one-half of all out-of-pocket expenses relating to printing, filing and mailing the Leidos and Splitco registration statements and the Leidos proxy statement and all SEC and other regulatory filing fees incurred in connection with the registration statements and the proxy statement.

If Leidos fails to pay the $150,000,000 termination fee described above when due, the amount of such payment will be increased to include the costs of all expenses incurred or accrued by Lockheed Martin and Splitco (including fees and expenses of counsel) in connection with the collection under and enforcement of the terms of the Merger Agreement, together with interest on the unpaid termination fee. Payment of the fees and expenses described in this section will not be in lieu of any damages incurred in the event of breach of the Merger Agreement.

In the event of a termination of the Merger Agreement, in addition to the payment of any termination fee, reimbursement of any out-of-pocket expenses and any other payments contemplated by the Merger Agreement, Leidos will pay to Lockheed Martin an amount of cash equal to the aggregate fees and expenses payable in connection with the financing contemplated by the Splitco Commitment Letter, including interest expenses for period up to and including the closing date of the Merger and any amounts required to reimburse the Splitco Commitment Parties (including costs of counsel to the Splitco Commitment Parties).

Specific Performance

In the Merger Agreement, the parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the Merger Agreement by a party, and that any such breach would cause the other parties irreparable harm. Accordingly, the parties have agreed that, in the event of any breach or threatened breach of the provisions of the Merger Agreement, the other parties are entitled to enforce any provision of the Merger Agreement to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to a party at law or in equity.

Amendments; Waivers

No provision of the Merger Agreement may be amended or waived except by an instrument in writing signed by, in the case of an amendment, all of the parties to the Merger Agreement, or, in the case of a waiver, by the party or parties against whom the waiver is to be effective. For any amendments or waivers to the sections of the Merger Agreement relating to liability following payment of a termination fee, amendments and waivers, successors and assigns, governing law, dispute resolution, waiver of jury trial, third-party beneficiaries, certain non-parties to the Merger Agreement and non-recourse that, in each case, adversely affect any of Leidos’ or Splitco’s financing sources, the prior written consent of the affected financing sources will be required before such amendment or waiver is effective.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this document. Lockheed Martin stockholders and Leidos stockholders are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide Lockheed Martin stockholders and Leidos stockholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Leidos, Merger Sub, Lockheed Martin or Splitco. Information about Leidos, Merger Sub, Lockheed Martin and Splitco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

Descriptions regarding the assets and liabilities conveyed to Splitco and retained by Lockheed Martin contained in the Separation Agreement are qualified by certain information that has been exchanged between Lockheed Martin and Splitco that is not reflected in the Separation Agreement. Accordingly, Lockheed Martin stockholders and Leidos stockholders should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged between Lockheed Martin and Leidos.

Overview

The Separation Agreement provides for the Separation of the Splitco Business from Lockheed Martin. Among other things, the Separation Agreement specifies those assets of Lockheed Martin related to the Splitco Business that are to be transferred to, and those liabilities of Lockheed Martin related to the Splitco Business that are to be assumed by, Splitco and the Splitco Subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which Lockheed Martin and Splitco will become separate and independent companies. The matters addressed by the Separation Agreement include, but are not limited to, the matters described below.

In consideration for the contribution of certain specified assets relating to the Splitco Business to Splitco and the Splitco Subsidiaries, Splitco will:

•	issue and deliver to Lockheed Martin additional shares of Splitco common stock that, together with the 100 shares of Splitco common stock currently owned by Lockheed Martin, will constitute all of the outstanding stock of Splitco;

•	pay to Lockheed Martin the Splitco Special Cash Payment; and

•	assume certain specified liabilities relating to the Splitco Business.

Separation of the IS&GS Business

Internal Reorganization

At or prior to the date of the Distribution, to the extent not completed prior to the date of the Separation Agreement, Lockheed Martin and Splitco will take steps (including transfers of stock or other equity interests, formation of new entities and/or declaration of dividends) to effect the Internal Reorganization, pursuant to which, among other things, all of the Splitco Subsidiaries will become direct or indirect subsidiaries of Splitco.

Conveyance of Assets; Assumption and Discharge of Liabilities

Generally, subject to the terms and conditions contained in the Separation Agreement and only to the extent not inconsistent with the tax-free status of the Distribution:

•	at or prior to the date of the Distribution, Lockheed Martin will transfer to Splitco or a Splitco Subsidiary all the Transferred Assets (as defined below), and Splitco or a Splitco Subsidiary will assume all liabilities arising out of or relating to the Transferred Assets or the operation, affairs or conduct of the Splitco Business, whether arising before, at or after the execution of the Separation Agreement;

•	Lockheed Martin will retain all assets and liabilities that are not transferred to, or assumed by, Splitco or a Splitco Subsidiary in the Separation; and

•	following the date of the Distribution, if the parties receive funds upon payment of accounts receivable or other amounts attributable to assets or liabilities transferred to the other party, then the parties will transfer such misallocated assets or liabilities, or related funds, to the appropriate party.

The assets to be transferred or assigned to Splitco or the Splitco Subsidiaries (the “Transferred Assets”) include, among other things, the following assets of Lockheed Martin:

•	certain owned and leased real property used in the Splitco Business;

•	all shares of capital stock and other equity interests in the Splitco Subsidiaries, including equity interests in the Joint Venture Entities;

•	all tangible property, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property, that is used exclusively in connection with the Splitco Business;

•	all contracts that relate exclusively to the Splitco Business and certain shared contracts and rights thereunder, including those contracts subject to the terms of the Shared Contracts Agreements (as more fully described in the section of this document entitled “Other Agreements—Additional Agreements”);

•	all bids, proposals and quotations, including bids made in respect of government contracts, submitted prior to the date of the Distribution on behalf of the Splitco Business;

•	all accounts receivable and notes receivable relating exclusively to the operation of the Splitco Business;

•	all prepaid expenses relating exclusively to the operation of the Splitco Business, including lease and rental payments;

•	all rights, claims, credits, causes of action or rights of set-off against other persons or entities (other than Lockheed Martin) relating exclusively to the Splitco Business or the Transferred Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

•	certain intellectual property and industrial property rights and rights in confidential information, including patents, trademarks, copyrights and applications therefor and all other intellectual property that is related to the Splitco Business and identified in the Intellectual Property Matters Agreement, subject to the terms, conditions and limitations of the Intellectual Property Matters Agreement as more fully described in the section of this document entitled “Other Agreements—Additional Agreements”;

•	all transferable franchise, licenses, permits or other authorizations issued by a governmental authority and owned, or granted, held or used exclusively in connection with the Splitco Business;

•	all data of any third party (other than Lockheed Martin, Splitco or a Splitco Subsidiary) that has been provided, disclosed or otherwise made available exclusively to, or is maintained or used exclusively by, the Splitco Business, together with any books, records, files and papers containing such data;

•	all data of Lockheed Martin used exclusively in the Splitco Business, together with any books, records, files and papers containing such data;

•	all corporate or limited liability company minute books and related stock records of Splitco and the Splitco Subsidiaries, all information and records related exclusively to Splitco and the Splitco Subsidiaries used to demonstrate compliance with applicable law and any other compliance records exclusively related to the Splitco Business and all separate financial and property tax records of Splitco or the Splitco Subsidiaries that do not form part of the general ledger of Lockheed Martin;

•	all insurance proceeds (except those relating to Excluded Assets or Excluded Liabilities (as defined below)), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any Transferred Assets (or that would have been Transferred Assets but for the occurrence of an event giving rise to the insurance proceeds) to the extent of any damage or destruction that remains unrepaired or to the extent any property or asset remains unreplaced on the date of the Distribution;

•	assets relating to certain employee plans and other benefit arrangements expressly provided in the Employee Matters Agreement (as more fully described in the section of this document entitled “Other Agreements—Employee Matters Agreement”) to be transferred to Splitco or to a trust associated with an employee plan or benefit arrangement sponsored by Splitco; and

•	all software programs, document and other related materials used or held for use exclusively in connection with the Splitco Business, including software licenses, software embedded in any hardware or equipment that is a Transferred Asset and operating system software and commercial off-the-shelf software installed on any computer, workstation, personal digital assistant, cell phone or other communications device that is a Transferred Asset, to the extent transferable under the terms of any license.

•	The Separation Agreement provides that the assets to be transferred or assigned to Splitco or the Splitco Subsidiaries will not in any event include, among other things, any of the following assets (the “Excluded Assets”):

•	all cash and cash equivalents of Lockheed Martin including those used as collateral for financial support arrangements of Lockheed Martin, other than the actual cash of the Splitco Business calculated in accordance with the cash adjustment as more fully described below under “—Cash and Working Capital Adjustment” and deposits with utilities, insurance companies and other persons;

•	all accounts receivable of the Splitco Business for which Lockheed Martin is the obligor;

•	all original books and records that Lockheed Martin is required to retain pursuant to applicable law or that contain information relating to any business or activity of Lockheed Martin not forming a part of the Splitco Business or any employee of Lockheed Martin that is not a Splitco Business Employee;

•	all original employment-related books and records relating to Splitco Business Employees and all books and records relating to employee plans and benefit arrangements under which benefits are provided to the Splitco Business Employees and Former Splitco Business Employee;

•	all tax records relating to the Splitco Business that form part of the general ledger of Lockheed Martin, any work papers of Lockheed Martin’s auditors and any other tax records (including accounting records) of Lockheed Martin;

•	all assets of Lockheed Martin not held or owned by or used exclusively in connection with the Splitco Business, certain contracts, rights and other properties and assets that the parties have agreed will be excluded assets and all assets otherwise relating to or arising out of any business or operations other than the Splitco Business;

•	all owned and leased real property other than the real property used in the Splitco Business;

•	all rights and claims of Lockheed Martin under any of the Transaction Documents or related agreements or instruments;

•	all notes receivable or similar claims or rights of the Splitco Business from Lockheed Martin relating to or arising out of the financing of the Splitco Business or the transfer of cash to or from the Splitco Business;

•	all capital stock or any other securities owned by Lockheed Martin (other than capital stock or equity interests in the Splitco Subsidiaries);

•	all intellectual property owned, licensed or used by Lockheed Martin other than the intellectual property to be transferred to Splitco and the Splitco Subsidiaries pursuant to the Intellectual Property Matters Agreement;

•	all assets relating to employee plans and benefits arrangements of Lockheed Martin, except to the extent the Employee Matters Agreement provides for the transfer of such assets to a Splitco Subsidiary or to a trust associated with an employee plan or benefit arrangement sponsored by a Splitco Subsidiary or such assets are held directly by any Splitco Subsidiary or by a trust associated with an employee plan or benefit arrangement sponsored by a Splitco Subsidiary and are exclusively applicable to Splitco Business Employees;

•	unless otherwise provided in the Supply Agreements, all intra-Lockheed Martin work transfer agreements and all quotations, bids or proposals submitted by Lockheed Martin, Splitco or the Splitco Subsidiaries in response to requests for intra-Lockheed Martin quotations and all rights and benefits in respect of other interdivision, intradivision intra-Lockheed Martin agreements or arrangements in respect of the Splitco Business;

•	all data of Lockheed Martin, other than any data used exclusively in the Splitco Business;

•	all assets that are expressly contemplated by the Transaction Documents to be retained by Lockheed Martin; and

•	all assets related to liabilities that will not be assumed by Splitco or the Splitco Subsidiaries in connection with the Transactions.

The Separation Agreement provides that the liabilities that are to be assumed by Splitco or the Splitco Subsidiaries (the “Assumed Liabilities”) include, among other things, the following liabilities of Lockheed Martin:

•	all trade and other accounts payable and notes payable of the Splitco Business and all liabilities that are reflected in the balance sheet of the Splitco Business as of December 31, 2015, the final statement of the cash and net working capital of the Splitco Business to be delivered under the Separation Agreement or the notes to the combined financials statements of the Splitco Business;

•	certain specified liabilities that the parties have agreed will be assumed by Splitco or the Splitco Subsidiaries;

•	all liabilities arising under or related to bids, quotations and proposals of the Splitco Business and the contracts that constitute Transferred Assets (whether or not such contracts are inactive contracts and whether arising prior to, on or after the date of the Distribution and whether or not novated to Splitco or the Splitco Subsidiaries), including all settlement liabilities and liabilities arising from or relating to performance or non-performance of such contracts;

•	all liabilities in respect of the Splitco Business Employees, Former Splitco Business Employees and all dependents and beneficiaries of such individuals, including liabilities in respect of worker’s compensation for incidents occurring prior to, on or after the date of the Distribution, liabilities in respect of any obligation of Lockheed Martin to indemnify, defend, or advance or reimburse expenses of any such employees or former employees in connection with the Splitco Business, and liabilities under or relating to the Worker Adjustment and Retraining Notification Act or any similar state or local law to the extent relating to or arising out of any actions taken prior to, on or after the date of the Distribution, except in each case to the extent otherwise provided in the Employee Matters Agreement;

•	all liabilities with respect to any Splitco Business Employees, Former Splitco Business Employees and all dependents and beneficiaries of such individuals under employee plans and benefit arrangements and liabilities in respect of independent contractor agreements or arrangements in connection with the Splitco Business, except in each case to the extent otherwise provided in the Employee Matters Agreement to be retained by Lockheed Martin;

•	all liabilities relating to errors or omissions or allegations thereof or claims of design or other defects with respect to any product sold or service provided by the Splitco Business prior to, on or after the date of the Distribution;

•	all liabilities relating to warranty or similar obligations or services with respect to any product sold or service provided by the Splitco Business prior to, on or after the date of the Distribution;

•	all liabilities relating to the owned and leased real property included in the Transferred Assets and the other real property and facilities to be leased, subleased or licensed to Splitco or the Splitco Subsidiaries arising prior to, on and after the Distribution as more fully described below in “Other Agreements—Additional Agreements—Building and Office Space Lease, —Subleases and—License Agreements”;

•	all liabilities under any stock purchase agreement or similar agreement relating to the acquisition of a Splitco Subsidiary prior to the date of the Distribution;

•	all liabilities relating to workers’ compensation or the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, and any state or local law pertaining to worker, employee or occupational safety or health, whether arising prior to, on or after the date of the Distribution;

•	all liabilities arising under the new indebtedness to be incurred by Splitco prior to or on the date of the Distribution, all other indebtedness for borrowed money incurred by Splitco or the Splitco Subsidiaries after the Cut-Off Time and the Splitco Special Cash Payment;

•	all liabilities relating to or arising out of the ownership by Splitco, the Splitco Subsidiaries or any of their successors of the Transferred Assets, or the ownership, lease, use or occupancy by Splitco, or the Splitco Subsidiaries of real property or facilities, including the ownership of the owned and leased real property included in the Transferred Assets, the other real property and facilities to be leased, subleased or licensed to Splitco or the Splitco Subsidiaries on and after the Distribution (as more fully described below in “—Other Agreements”) or relating to or arising out of conditions at or affecting such real property or facilities or the operations of the Splitco Business that arise under or relate to environmental laws, whether arising prior to, on or after the date of the Distribution;

•	all liabilities arising directly or indirectly from legal, administrative or other claims or proceedings relating to the Splitco Business or any Transferred Assets, including in respect of any alleged tort, breach of contract, violation or noncompliance with applicable law or any franchise, permit, license or similar authorization, whether arising prior to, on or after the date of the Distribution; and

•	except as otherwise expressly provided in any Transaction Document, all other liabilities relating to or arising out of the Transferred Assets or the operation, affairs, or conduct of the Splitco Business whether arising before, at, or after the date of the Separation Agreement.

The Separation Agreement provides that the liabilities that are to be assumed by Splitco or the Splitco Subsidiaries will not in any event include, among other things, any of the following assets (the “Excluded Liabilities”):

•	all liabilities in respect of trade and other accounts payable and notes payable of the Splitco Business for which Lockheed Martin is the obligee;

•	except for obligations in respect of the Splitco Special Cash Payment, all liabilities, whether now in existence or arising after the date of the Separation Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued and however documented) to Lockheed Martin relating to or arising out of the financing of the Splitco Business or the transfer of cash to or from the Splitco Business;

•	except to the extent provided in the Supply Agreements, all liabilities in respect of any intra-Lockheed Martin work transfer agreements and any quotations, bids or proposals submitted by Lockheed Martin, Splitco or the Splitco Subsidiaries in response to requests for intra-Lockheed Martin quotations, intra-Lockheed Martin work transfer agreements or other interdivision, intradivision intra-Lockheed Martin agreements or arrangements in respect of the Splitco Business;

•	all liabilities, whether in existence or arising after the date of the Separation Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Lockheed Martin, Splitco or the Splitco Subsidiaries in connection with the Transactions (other than any financing fees or expenses payable by Splitco or a Splitco Subsidiary in connection with the financial support arrangements relating to the Transactions;

•	all liabilities of Lockheed Martin in respect of indebtedness for borrowed money (excluding other liabilities arising under the new indebtedness to be incurred by Splitco prior to or on the date of the Distribution, all other indebtedness for borrowed money validly incurred by Splitco or the Splitco Subsidiaries after the Cut-Off Time and the Splitco Special Cash Payment, which will be assumed by Splitco or a Splitco Subsidiary unless otherwise included in the previous paragraph);

•	all liabilities under those contracts the parties have agreed will be Excluded Assets;

•	all liabilities expressly retained or assumed by Lockheed Martin pursuant to the Tax Matters Agreement or the Employee Matters Agreement, and certain liabilities that the parties have agreed will be retained by Lockheed Martin relating to (i) payment obligations in respect of specified indemnity holdback and other obligations continuing under certain transaction agreements relating to the acquisition of a Splitco Subsidiary prior to the date of the Distribution, (ii) liabilities of Lockheed Martin in respect of certain pending litigation and administrative proceedings and (iii) environmental remediation liabilities in respect of real property owned by Lockheed Martin in King of Prussia, Pennsylvania, a portion of which will be leased to Splitco or a Splitco Subsidiary as of the date of the Distribution; and

•	all liabilities arising from the satisfaction or settlement of intercompany accounts in accordance with the Separation Agreement.

Consents and Delayed Transfers

The Separation Agreement provides that Lockheed Martin and Splitco will use their respective reasonable best efforts to obtain any third-party consents required in connection with the transfer of any contract constituting a Transferred Asset to Splitco or a Splitco Subsidiary or the transfer of any contract constituting an Excluded Asset from Splitco or a Splitco Subsidiary to Lockheed Martin.

Where the transfer of an asset requires the consent of a third party and such consent has not been obtained prior to the Distribution, then, to the extent permitted under such contract and applicable law, Lockheed Martin and Splitco will be required to cooperate to enter into mutually agreeable arrangements under which Splitco, the Splitco

Subsidiaries or Lockheed Martin, as the case may be, will obtain the claims, rights and benefits associated with, and will assume the economic burden and other obligations with respect to, the relevant contract until the applicable contract is transferred to, or the applicable liability is assumed by, Splitco, a Splitco Subsidiary or Lockheed Martin, as applicable, and Splitco, the Splitco Subsidiaries or Lockheed Martin, as applicable, would enforce, at the other party’s cost and reasonable request, any and all claims, rights and benefits against any third party arising under and contract, for the benefit of the other party. These obligations are subject to the limitation that no party will be required to pay any fee under any arrangements pursuant to the preceding sentence or in connection with obtaining any third-party consent, nor will any party have any obligation to seek such consents with respect to licenses for commercial off-the-shelf software.

In addition, subject to the terms of the Merger Agreement and the Separation Agreement, the Separation Agreement requires that Lockheed Martin and Splitco use reasonable best efforts to take all actions necessary to consummate the Transactions as promptly as practicable, including using reasonable best efforts to obtain all approvals of governmental authorities necessary to complete the Distribution and the other Transactions as further described in the section of this document entitled “The Transactions.” In connection with the foregoing, Splitco is required to provide any assurances as to financial capability, resources and creditworthiness requested by a governmental authority. Lockheed Martin and Splitco are also required to prepare and submit appropriate notifications and disclosures in connection with Transactions to the Defense Contract Management Agency, the Defense Security Service of the U.S. Government and any other governmental authorities pursuant to national or industrial security regulations and existing and prospective customers under government contracts or bids.

Certain Additional Agreements

The Separation Agreement requires that on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries execute and deliver all necessary transfer documents relating to the Transferred Assets to be transferred or assigned to Splitco or the Splitco Subsidiaries (or the Excluded Assets to be transferred to, or retained by, Lockheed Martin) and the Assumed Liabilities to be assumed by Splitco or the Splitco Subsidiaries (or Excluded Liabilities to be transferred to, or retained by, Lockheed Martin), including the Assignment and Assumption Agreements.

In addition, on the date of the Distribution, Lockheed Martin or its subsidiaries and Splitco or the Splitco Subsidiaries are required to execute and deliver certain intellectual property matters agreements, real property agreements, transition services agreements, supply agreements, a subcontract pending the U.S. government’s agreement to novate one or more government contracts to Splitco and agreements relating to performance of certain shared contracts, as more fully described in the section of this document entitled “Other Agreements—Additional Agreements.”

Intercompany Agreements

All contracts between Splitco or any of the Splitco Subsidiaries, on the one hand, and Lockheed Martin or any of its subsidiaries (other than Splitco and the Splitco Subsidiaries), on the other hand, will be terminated as of the date of the Distribution, except for certain agreements like the Separation Agreement, the Merger Agreement, the Additional Agreements and contracts to which any non-wholly-owned subsidiary of Lockheed Martin or Splitco, as the case may be, is a party. In addition, all outstanding intercompany accounts between Lockheed Martin or any of its subsidiaries (other than Splitco and the Splitco Subsidiaries), on the one hand, and Splitco or any of the Splitco Subsidiaries, on the other hand, will be settled or satisfied no later than the date of the Distribution.

Cash and Working Capital Adjustment

The Separation Agreement provides for a cash adjustment to the extent that the actual cash of Splitco and the Splitco Subsidiaries as of the Cut-Off Time is greater than zero. The Separation Agreement also provides for a working capital adjustment to the extent that the actual net working capital of Splitco and the Splitco Subsidiaries as of the Cut-Off Time is greater or less than specified target amounts of net working capital for Splitco and the Splitco Subsidiaries as of such date.

•	If the actual net working capital amount as determined in accordance with the procedures set forth in the Separation Agreement exceeds $29,000,000, then Splitco will pay to Lockheed Martin the excess, plus an amount equal to the actual cash of the Splitco Business as of the Cut-Off Time.

•	If the actual net working capital amount exceeds $22,000,000 and is not more than $29,000,000, then Lockheed Martin will pay to Splitco an amount equal to $7,000,000 minus the sum of such excess and the actual cash of the Splitco Business as of the Cut-Off Time (provided that, if the sum of such excess and the actual cash exceeds $7,000,000, Splitco will pay to Lockheed Martin the amount by which such sum exceeds $7,000,000).

•	If the actual net working capital equals or exceeds $12,000,000 and is not more than $22,000,000, then Lockheed Martin will pay to Splitco an amount equal to $7,000,000 minus the actual cash of the Splitco Business as of the Cut-Off Time (provided that, if the actual cash exceeds $7,000,000, Splitco will pay to Lockheed Martin such excess amount).

•	Finally, if the actual net working capital amount is less than $12,000,000, then Lockheed Martin will pay to Splitco an amount equal to the difference between $19,000,000 and the actual net working capital, minus the actual cash of the Splitco Business as of the Cut-Off Time (provided that if the amount of actual cash exceeds the difference between $19,000,000 and the actual net working capital, Splitco will pay to Lockheed Martin such excess amount).

In each instance, payment is to be made within five business days of the final determination of the actual amounts of net working capital and cash.

Certain Resignations

Lockheed Martin is required to cause each director or employee of Lockheed Martin who will not be employed by Splitco or a Splitco Subsidiary after the Distribution to resign, effective no later than the date of the Distribution, from all boards of directors or similar governing bodies of Splitco or any Splitco Subsidiary and from all positions as officers of Splitco or any Splitco Subsidiary.

Issuance of Splitco Common Stock, Incurrence of Debt and Splitco Special Cash Payment

As consideration for the Splitco Transfer, Splitco will:

•	issue and deliver to Lockheed Martin additional shares of Splitco common stock which, along with the 100 shares of Splitco common stock then owned by Lockheed Martin, will constitute all of the outstanding stock of Splitco and will equal the number of shares of Leidos common stock to be issued to Splitco stockholders in the Merger; and

•	pay to Lockheed Martin the Splitco Special Cash Payment.

On or before the date of the Distribution, Splitco will enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount equal to $1,841,450,000 in the form of borrowings under credit facilities, as more fully described in the section of this document entitled “Debt Financing”. Prior to the date of the Distribution, Splitco will incur and receive the proceeds of such indebtedness.

Distribution

In the Distribution, Lockheed Martin will distribute all of the outstanding shares of Splitco common stock to the Lockheed Martin stockholders. The Separation Agreement provides that the Distribution may be effected, at Lockheed Martin’s option, by way of a spin-off or a split-off pursuant to the Exchange Offer. Lockheed Martin intends to effect the Distribution as a split-off pursuant to the Exchange Offer.

Conditions to the Distribution

The obligation of Lockheed Martin to complete the Distribution is subject to the satisfaction or waiver by Lockheed Martin (subject to the limitation that any waiver shall also be subject to the prior written consent of Leidos) of the following conditions:

•	execution and delivery of each Transaction Document to the extent not already executed by each party thereto; and

•	each of the conditions to the obligations of the parties to the Merger Agreement to consummate the Merger and complete the other transactions contemplated by the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereof (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution), in each case as described in the section of this document entitled “The Merger Agreement—Conditions to the Merger.”

Disclaimer

Except as expressly provided otherwise in any Transaction Document, Splitco will take the assets and liabilities of the Splitco Business that are allocated to it on an “as is,” “where is” basis, with no representation or warranty of any kind. The foregoing has no impact on the representations and warranties made by Lockheed Martin in the Merger Agreement, the Tax Matters Agreement, the Employee Matters Agreement or any of the Additional Agreements. See “The Merger Agreement—Representations and Warranties” for a description of the representations and warranties related to the Splitco Business that are contained in the Merger Agreement.

Indemnification; Limitation on Liability

The Separation Agreement provides that, after the Distribution, the sole and exclusive remedy with respect to any breach of the Separation Agreement will be a claim for damages (whether in contract, in tort or otherwise, and whether in law, in equity or both). Subject to certain limitations described below, each of Splitco and Lockheed Martin agreed to indemnify the other party, its affiliates and their respective representatives against, and hold harmless from, all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement (subject to the limitations in the Separation Agreement, “Damages”) arising out of, resulting from or related to the following:

•	any breach or failure to perform by Splitco, any Splitco Subsidiary or Lockheed Martin, as the case may be, of any covenants, agreements or obligations of such party under the Separation Agreement;

•	any liability assumed by Splitco and the Splitco Subsidiaries, except to the extent subject to indemnification by Lockheed Martin under the Separation Agreement, or any liability retained by Lockheed Martin, as the case may be;

•	any matters for which indemnification is provided by Lockheed Martin, Splitco or the Splitco Subsidiaries, as the case may be, under any Transaction Document; and

•	any liabilities assumed by Splitco and the Splitco Subsidiaries, or Lockheed Martin, as applicable, in respect of contracts for which the transfer to Splitco or the Splitco Subsidiaries, on the one hand, or to Lockheed Martin, on the other hand, is delayed pending receipt of a required consent from a third party.

Under the Separation Agreement, Lockheed Martin will indemnify Splitco, its affiliates and their respective representatives for any Damages incurred by them in connection with any liability assumed by Splitco or a Splitco Subsidiary under the Separation Agreement, but only to the extent such Damages arise out of or result from any circumstance, condition or event existing or occurring prior to the date of the Distribution and was not otherwise agreed to by the parties. Notwithstanding the foregoing, Lockheed Martin also has agreed to indemnify Splitco for a portion of certain Damages relating to a pending dispute arising out of the Splitco Business.

Under the Separation Agreement, Splitco also will indemnify Lockheed Martin, its affiliates and their respective representatives for any financial support arrangements relating to, arising out of or supporting the Splitco Business.

The Separation Agreement provides for certain limitations in connection with indemnification sought by the parties for Damages, including the following:

•	each party must, and must cause its Subsidiaries to, take all reasonable steps to mitigate its Damages after becoming aware of any event that could reasonably be expected to give rise to any such Damages, and indemnification will not be available to the extent a party fails to take reasonable steps to mitigate such Damages.

•	no Lockheed Martin or Splitco indemnified party will be entitled to payment or indemnification more than once with respect to the same matter;

•	no party will be entitled to set off, or have any right to set off, with respect to any Damages against any payments to be made by any such party under the Transaction Documents; and

•	Lockheed Martin has no obligation to indemnify Splitco, its affiliates and their respective representatives with regard to any liabilities assumed by Splitco and the Splitco Subsidiaries: (i) unless Splitco provides written notice of any such claim on or before the first anniversary of the date of the Distribution, (ii) to the extent of any amounts reserved or accrued on the balance sheet of the Splitco Business as of December 31, 2015 or taken into account in determining the actual net working capital of the Splitco Business as of the Cut-Off Time, (iii) until the aggregate amount of all Damages exceeds $100,000,000 (at which point, the indemnified parties will be entitled to indemnification only for Damages in excess of that amount) and (iv) for Damages that exceed $400,000,000 in the aggregate.

The Separation Agreement provides that Lockheed Martin and Splitco (and any Splitco Subsidiary), as applicable, will use reasonable best efforts to obtain reimbursement of all Damages that are subject to indemnification as a reimbursable cost under government contracts to the extent such Damages are reimbursable in accordance with applicable law. To the extent that Lockheed Martin and Splitco (and any Splitco Subsidiary), as applicable, is reimbursed for any cost under a government contract in respect of a matter subject to indemnification pursuant to the Separation Agreement, such party shall remit such reimbursement to the other party promptly upon receipt of such reimbursement.

Further Assurances and Certain Additional Covenants

The Separation Agreement addresses additional obligations of Lockheed Martin and Splitco relating to, among other things, record retention, access to information, confidentiality, the privileged nature of information, separation planning and real estate matters, and includes covenants relating to non-solicitation of employees, insurance and financial support arrangements, and casualty and condemnation matters. Certain of these obligations and covenants are described below.

Further Assurances

Subject to the terms and conditions of the Separation Agreement, before and after the Distribution, each of Lockheed Martin and Splitco has agreed to use reasonable best efforts to take all actions and to do all things necessary, proper, advisable or desirable under applicable law to consummate or implement the Transactions.

Novation and Other Matters Related to Government Contracts

After the date of the Distribution, Splitco or a Splitco Subsidiary will submit a request that the U.S. Government recognize Splitco or a Splitco Subsidiary as the successor in interest to all of the government contracts constituting Transferred Assets that are being assigned to Splitco or the Splitco Subsidiaries. Thereafter, the parties are required to enter into novation agreements in accordance with the federal acquisition regulations. In addition to the foregoing, Splitco and Lockheed Martin are required to use reasonable best efforts to obtain all consents, approvals and waivers required to process, enter into and complete the novation agreements with respect to such government contracts. On the date of the Distribution, the parties will enter into Subcontract Pending Novation to assume and perform the obligations under the government contracts constituting Transferred Assets until such time as the novation agreements are executed for such contracts with the U.S. Government. See “Other Agreements—Additional Agreements—Subcontract Pending Novation” for a more detailed description of this agreement. Notwithstanding the foregoing, the parties acknowledged that it may be impracticable to seek novation of inactive government contracts and, as a result, will not seek novation of inactive government contracts unless required to do so by a governmental authority even though assets and liabilities in respect of inactive government contracts constituting Transferred Assets or Assumed Liabilities will be allocated to Splitco and the Splitco Subsidiaries, and inactive government contracts constituting Excluded Assets or Excluded Liabilities will be allocated to Lockheed Martin in connection with the Transactions.

Splitco and Lockheed Martin have further agreed to use reasonable best efforts to obtain any consent or novation to the extent that consent, or a novation comparable to the novations described in the immediately preceding paragraph, is required from, any government authority that is not part of the U.S. Government. Splitco and Lockheed Martin agreed to cooperate in the filing, prosecution and intervention in bid protests arising from or in connection with any bids, proposals or quotations made in respect of U.S. government contracts. Lockheed Martin is also required to file claims, participate in litigation or take such bid protest action on behalf of Splitco if Splitco, in Lockheed Martin’s reasonable discretion after consultation with outside counsel, has satisfied its obligation under applicable law prior to the filing, prosecution and intervention in such disputes.

After the Distribution, in the event any member of a party’s group remains a party to any contract with any governmental authority, which contract is to be novated to a member of the other party’s group after the Distribution, such contract party is required to take all reasonable measures necessary to maintain any security clearances required to be maintained pursuant to or in connection with such agreement until such contract is novated to the applicable member of the novation party’s group.

After the Distribution, each of Lockheed Martin and Splitco will allow any government authority to offset any settlement liability related to government contracts assigned to such party against payments otherwise owed by such governmental authority or will promptly reimburse Lockheed Martin or Splitco, for such party’s pro rata portion of such settlement liabilities. Each party will also indemnify and compensate the other party for any future liabilities associated with audit adjustments of allocations related to or associated with the Transferred Assets and Assumed Liabilities.

Furthermore, Lockheed Martin and Splitco agreed to take certain actions with respect to government contracts for which the period of performance has elapsed, but which remain pending close-out. The parties allocated responsibilities associated with the close-out process, including the party responsible for the on-program close-out function and central close-out function with respect to each government contract and the responsibilities of each party with respect to claims made by any governmental authority during the contract close-out process.

Non-Solicitation of Employees

Pursuant to the Separation Agreement, for a period of 18 months after the date of the Distribution, each of Splitco and Lockheed Martin has agreed that, without the prior written approval of Lockheed Martin or Splitco (as applicable), it will not, directly or indirectly, solicit any non-administrative employee of the other party to terminate his or her employment relationship with such party. The restrictions in the preceding sentence do not apply to any employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of, (i) in the case of solicitation by Splitco, Lockheed Martin or any of its Subsidiaries, or (ii) in the case of solicitation by Lockheed Martin, the Splitco Business) or general solicitations or advertisements (such as an advertisement in newspapers, on, as applicable, Splitco or Lockheed Martin websites or internet job sites, or on radio or television), in each case to the extent not specifically directed to employees of Splitco or Lockheed Martin, as the case may be.

Insurance; Financial Support Arrangements

From and after the effective time of the Merger, Lockheed Martin will have no obligation to maintain any form of insurance coverage in respect of the Transferred Assets, the Splitco Business or the Splitco Business Employees, except that Lockheed Martin will maintain, for at least six years after the Merger, tail coverage provided by the directors’ and officers’ liability and fiduciary liability insurance under which Splitco and the Splitco Subsidiaries are covered immediately prior to the effective time of the Merger.

On and after the date of the Distribution, Splitco is required to reimburse Lockheed Martin for any self-insurance, retention, deducible or retrospective premium or similar expenses allocated to the Splitco Business by Lockheed Martin resulting from or arising out of any and all current or former insurance policies maintained by Lockheed Martin to the extent any such liabilities relate to the Splitco Business, any Assumed Liabilities or any other activities of Splitco or the Splitco Subsidiaries. In connection with any claims asserted against Splitco or the Splitco Subsidiaries after the date of the Distribution arising out of occurrence before the date of the Distribution, Splitco and the Splitco Subsidiaries may access coverage under occurrence-based insurance policies of Lockheed Martin in place prior to the date of the Distribution and under which Splitco or any Splitco Subsidiary was insured to the extent such coverage exists, and Lockheed Martin will cooperate in pursuing any such claims.

In addition, within 60 days after the date of the Distribution, Splitco must in good faith seek to have Lockheed Martin released, effective as of the date of Distribution, from all obligations under any financial support arrangements, including letters of credit, performance guarantees, surety bonds and similar arrangements, entered into by Lockheed Martin on behalf of the Splitco Business prior to the Distribution. If, after the Distribution, any amounts are drawn on any financial support arrangements pursuant to which Lockheed Martin is obligated to make any reimbursement or Lockheed Martin pays any amounts under such financial support arrangements, Splitco is required to promptly reimburse Lockheed Martin for such amounts.

Lockbox Accounts

On and after the date of the Distribution, Lockheed Martin will take such actions as may be reasonable under the circumstances to transfer to Splitco from time to time any payments in respect of accounts receivable constituting Transferred Assets in any lockbox or similar bank account of Lockheed Martin and its Subsidiaries (other than the Splitco Subsidiaries). On and after the date of the Distribution, Splitco shall take such actions as may be reasonable under the circumstances to transfer to Lockheed Martin from time to time any payments in respect of accounts receivable constituting Excluded Assets received by Splitco and the Splitco Subsidiaries in any lockbox or similar bank account of Splitco.

Casualty and Condemnation

If there is any physical damage to, destruction of, or theft or similar loss of any Transferred Assets between the date of execution of the Separation Agreement and the date of the Distribution or any taking by eminent domain or similar action by a governmental authority of an asset that would otherwise be considered a Transferred Asset, then Lockheed Martin must use commercially reasonable efforts consistent with past practice to (i) repair or replace any such assets and (ii) replace the asset that has been condemned or taken as necessary consistent with prudent operation of the Splitco Business. If the Distribution occurs prior to the repair or replacement of such assets, then Lockheed Martin shall promptly pay to Splitco or the Splitco Subsidiaries any casualty insurance proceeds or other funds Lockheed Martin receives with respect to the damage, destruction, loss or taking of such Transferred Assets.

Real Property and Related Matters

As of the date of the Distribution, Lockheed Martin will transfer to Splitco by quitclaim deed certain owned real property in Gaithersburg, Maryland. Lockheed and Splitco also must cooperate with each other and use reasonable best efforts to take all actions and to do all things necessary or desirable to assign the leases included in the Transferred Assets to be assigned to Splitco or a designated Splitco Subsidiary.

With respect to other real property and facilities associated with the Splitco Business, Lockheed and Splitco must cooperate with each other and use reasonable best efforts to take all actions and to do all things necessary or desirable for Lockheed Martin to, immediately prior to the date of the Distribution, (a) lease to Splitco or a designated Splitco Subsidiary certain buildings and other space at Lockheed Martin facilities in Manassas, Virginia; Rockville, Maryland; and King of Prussia, Pennsylvania that will continue to be owned by Lockheed Martin or one of its subsidiaries after the date of the Distribution, (b) sublease to Splitco space within the existing leased facility of Lockheed Martin at Stennis Space Center in Mississippi that will continue to be leased by Lockheed Martin or one of its subsidiaries after the date of the Distribution and (c) license, on a short-term basis, space at facilities utilized by other businesses of Lockheed Martin located in Owego, New York; Mt. Laurel, New Jersey; and two properties in Herndon, Virginia that will continue to be owned or leased by Lockheed Martin or one of its subsidiaries after the Distribution. Lockheed Martin and Splitco will also cooperate with each other and use reasonable best efforts to take all actions and to do all things necessary or desirable for Splitco to (a) sublease to Lockheed Martin space within the leased facility in Kingston, Australia for which the applicable lease will be transferred to Splitco in connection with Transactions and (b) license to Lockheed Martin space at the facilities located in Farnborough, United Kingdom and Eagan, Minnesota for which the applicable lease or sublease will be transferred to Splitco in connection with the Transactions. The agreements with respect to the real property and facilities to be leased, subleased or licensed to Splitco, the Splitco Subsidiaries and Lockheed Martin on and after the date of the Distribution are more fully described below in “Other Agreements—Additional Agreements—Building and Office Space Lease, —Subleases and—License Agreements.”

Termination

Without any further action, the Separation Agreement will terminate simultaneously upon a valid termination of the Merger Agreement prior to the closing of the Merger. If the Separation Agreement is so terminated, neither Lockheed Martin nor Splitco will be liable to the other party or any other person under the Separation Agreement, except as provided in the Merger Agreement. In addition, pursuant to the terms of the Merger Agreement, neither Lockheed Martin nor Splitco may otherwise terminate the Separation Agreement prior to the closing of the Merger without the prior written consent of Leidos.

Assignment; Amendment and Waiver

Prior to the closing of the Merger, the Separation Agreement may not be assigned, amended or modified, and rights under the Separation Agreement may not be waived, by Lockheed Martin or Splitco without the prior written consent of Leidos.

DEBT FINANCING

Overview

On January 26, 2016, in connection with their entry into the Merger Agreement, Leidos and Splitco entered into separate commitment letters with the Commitment Parties (each commitment letter, as amended, restated, modified or otherwise supplemented through the date hereof, the “Leidos Commitment Letter” and the “Splitco Commitment Letter” respectively and, collectively, the “Commitment Letters”) pursuant to which the Commitment Parties agreed to provide debt financing in connection with the Transactions. The following is a description of the principal terms of such indebtedness, as set out in the Commitment Letters as in effect on the date hereof.

In connection with the Transactions, Splitco and Leidos expect to engage in the following financing activities:

•	the entry by the Leidos Borrower into a new senior secured credit facility in an aggregate principal amount of up to $1,440,000,000, which is currently expected to consist of a term loan A facility in an aggregate principal amount of up to $690,000,000 (the “Leidos Term Loan A Facility”) and a revolving credit facility in an aggregate principal amount of up to $750,000,000 (the “Leidos Revolving Credit Facility” and, together with the Leidos Term Loan A Facility, the “Leidos Facilities”), the proceeds of which will be used, together with cash on hand of the Leidos Borrower, to, among other things, (i) pay a special dividend to Leidos stockholders in an amount equal to $13.64 per share, (ii) repay in full all outstanding indebtedness for borrowed money of the Splitco Business, if any (other than the debt incurred by Splitco under the Splitco Facilities), (iii) repay in full all indebtedness, and terminate all commitments, under Leidos’ Amended and Restated Four Year Credit Agreement, dated as of March 11, 2011, among Leidos, as borrower, the Leidos Borrower, as guarantor, Citibank, N.A., as administrative agent and the lenders, other agents and other parties party thereto from time to time (as amended by Amendment No. 1, dated as of April 19, 2013, Amendment No. 2, dated as of October 17, 2014, Amendment No. 3 dated as of January 26, 2016, Amendment No. 4, dated as of February 12, 2016, and as further amended, amended and restated, supplemented or otherwise modified through the date hereof) and (iv) pay certain fees, costs and expenses in connection with the consummation of the Transactions, as specified in the Leidos Commitment Letter and definitive documentation in connection therewith.

•	the entry by Splitco into a new senior secured credit facility of up to $1,841,450,000, which is currently expected to consist of a three-year term loan A facility in an aggregate principal amount of up to $400,000,000 (the “Splitco Three-Year Term Loan A Facility”), a five-year term loan A facility in an aggregate principal amount of up to $310,000,000 (the “Splitco Five-Year Term Loan A Facility”), and a term loan B facility in an aggregate principal amount of up to $1,131,450,000 (the “Splitco Term Loan B Facility” and, together with the Splitco Three-Year Term Loan A Facility and the Splitco Five-Year Term Loan A Facility, the “Splitco Facilities”; the Splitco Facilities together with the Leidos Facilities, the “Facilities”), in order to (i) make the Special Cash Payment and (ii) pay certain fees, costs and expenses in connection with the consummation of the Transactions, as specified in the Splitco Commitment Letter and definitive documentation in connection therewith.

As a result of these financing activities, Leidos’ leverage will increase after the consummation of the Transactions. For a discussion of Leidos’ liquidity and capital resources after the consummation of the Transactions, see “Information on Leidos—Leidos’ Liquidity and Capital Resources After the Consummation of the Transactions.”

Leidos Term Loan A Facility

Pursuant to the Leidos Commitment Letter, subject to certain conditions, the Commitment Parties agreed to provide to the Leidos Borrower the Leidos Term Loan A Facility consisting of senior secured term loans in an aggregate principal amount of up to $690,000,000 to be used by the Leidos Borrower to consummate the Transactions. See “Debt Financing—Overview.”

The full amount of the Leidos Term Loan A Facility must be drawn in a single drawing on the closing date of the Transactions, and amounts borrowed under the Leidos Term Loan A Facility may not be reborrowed. The Leidos Commitment Letter provides that the terms of the Leidos Term Loan A Facility will be finalized in a credit agreement (the “Leidos Credit Agreement”) and related documentation to be mutually agreed between Leidos, the Leidos Borrower and the agents and lenders thereunder.

The Leidos Term Loan A Facility will mature five years after the date of the consummation of the Transactions; provided that if any of Leidos’ 4.450 percent notes due 2020 have not been refinanced in a Qualifying Refinancing (to be defined in the Leidos Credit Agreement) prior to the date that is 91 days before the maturity date of such notes (the “Early Maturity Date”), then the Leidos Term Loan A Facility will mature on the Early Maturity Date.

Leidos will pay interest on the unpaid principal amount of each loan under the Leidos Term Loan A Facility at a rate per annum equal to (a) the sum of the Base Rate plus an applicable margin for Base Rate loans or (b) LIBOR plus an applicable margin for LIBOR loans. The applicable margin for the loans under the Leidos Term Loan A Facility will be 1.25% for Base Rate loans and 2.25% for LIBOR loans on the closing date of the Leidos Term Loan A Facility, and will be subject to two step-downs to, in the case of (x) Base Rate loans, 1.00% and 0.75% and (y) LIBOR loans, 2.00% and 1.75%, in each case based upon achievement and maintenance of Senior Secured Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively.

Prepayments

The Leidos Commitment Letter provides that voluntary prepayments of loans under the Leidos Term Loan A Facility may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR term loans, or one business day’s notice in the case of a prepayment of Base Rate term loans, without premium or penalty, in minimum principal amounts to be agreed in the case of the Leidos Credit Agreement; provided that voluntary prepayments of LIBOR term loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Such prepayments will be applied to scheduled installments of principal payments under the Leidos Term Loan A Facility as directed by the Leidos Borrower.

In addition, loans under the Leidos Term Loan A Facility shall be prepaid with (i) 50 percent of Leidos’ consolidated excess cash flow, with reductions to 25 percent and 0 percent based upon achievement and maintenance of senior secured leverage ratios to be mutually agreed and (ii) 100 percent of the net cash proceeds of all asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by Leidos, the Leidos Borrower, Splitco and their respective restricted subsidiaries, subject to certain customary exceptions. Such prepayments shall be allocated pro rata among the outstanding term loans under the Splitco Facilities and the Leidos Term Loan A Facility.

Covenants

Leidos, Leidos Borrower and their respective subsidiaries will be subject to customary affirmative and negative covenants in connection with the Leidos Term Loan A Facility, including limitations on:

•	liens;

•	mergers, consolidations, liquidations and dissolutions;

•	changes in business;

•	investments, loans, advances, guarantees and acquisitions;

•	asset sales;

•	sale-and leaseback transactions;

•	speculative hedging arrangements;

•	dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior debt;

•	transactions with affiliates;

•	restrictions on liens and other restrictive agreements;

•	debt and preferred stock;

•	amendments of the operative documents related to the Splitco Facilities, junior debt agreements and organizational documents; and

•	changes in fiscal year.

Financial Covenants

Leidos will be required to maintain, as at the end of each fiscal quarter after the closing date of the Debt Financings, (i) in the case of any fiscal quarter ending on or prior to the fiscal quarter ending 18 months after such closing date, a ratio of senior secured indebtedness to EBITDA (a “Senior Secured Leverage Ratio”) equal to or less than 4.75 to 1.00, (ii) in the case of any fiscal quarter ending after the fiscal quarter ending 18 months after such closing date and on or prior to the fiscal quarter ending 30 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 4.25 to 1.00 and (iii) in the case of any fiscal quarter ending after the fiscal quarter ending 30 months after such closing date, a Senior Leverage Ratio equal to or less than 3.75 to 1.00.

Guarantee and Security

Obligations under the Leidos Term Loan A Facility will be unconditionally guaranteed, on a joint and several basis, by Leidos and by each direct or indirect, wholly-owned domestic subsidiary of Leidos, subject to customary exceptions, from time to time (other than the Leidos Borrower), including, following the Merger, Splitco and its direct and indirect, wholly-owned domestic subsidiaries, subject to customary exceptions (collectively, the “Leidos Guarantors” and, together with the Splitco Guarantors (as defined below), the “Guarantors”).

Obligations under the Leidos Term Loan A Facility will be secured on a first-priority basis (and pari passu with the Leidos Revolving Credit Facility and the Splitco Facilities) by substantially all of the assets of the Leidos Borrower and each Guarantor.

Events of Default

Events of default under the Leidos Term Loan A Facility will include the following (with customary qualifications and exceptions):

•	nonpayment of principal, interest, fees or other amounts;

•	inaccuracy of representations and warranties;

•	violation of covenants;

•	cross default and cross acceleration;

•	voluntary and involuntary bankruptcy or insolvency proceedings;

•	inability to pay debts as they become due;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity of security documents or guarantees; and

•	change in control.

An immediate event of default will occur upon (i) a failure to consummate the Merger immediately following the initial funding of the Leidos Facilities or (ii) a failure by the subsidiaries of Leidos required to become Guarantors as of the Closing Date under the Facilities (the “Initial Guarantors”) to guarantee the Facilities or to grant a security interest in substantially all their respective assets to secure the Facilities, in each case, immediately following the Merger.

Leidos Revolving Credit Facility

Pursuant to the Leidos Commitment Letter, subject to certain conditions, the Commitment Parties agreed to provide to the Leidos Borrower the Leidos Revolving Credit Facility, a senior secured revolving credit facility in an aggregate principal amount of up to $750,000,000 to be used by the Leidos Borrower primarily for working capital and general corporate purposes. See “Debt Financing—Overview.”

The Leidos Commitment Letter provides that up to $50,000,000 of loans under the Leidos Revolving Credit Facility may be incurred on the closing date of the Transactions to finance the Transactions and that additional loans under the Leidos Revolving Credit Facility may be incurred on the closing date of the Transactions for working capital and general corporate purposes; provided that the aggregate amount of loans under the Leidos Revolving Credit Facility incurred on the closing date of the Transactions may not exceed $200,000,000. Amounts repaid under the Leidos Revolving Credit Facility may be reborrowed at any time prior to the maturity of the Leidos Revolving Credit Facility, subject to conditions and limitations specified in the Leidos Credit Agreement and related documentation.

The Leidos Commitment Letter provides that obligations under Leidos Revolving Credit Facility will mature five years after the closing date of the Transactions; provided that, if any of Leidos’ 4.450 percent notes due 2020 have not been refinanced in a Qualifying Refinancing (to be defined in the Leidos Credit Agreement) prior to the Early Maturity Date, then the Leidos Revolving Credit Facility will mature on the Early Maturity Date.

Leidos will pay interest on the unpaid principal amount of each loan under the Leidos Revolving Credit Facility at a rate per annum equal to (a) the sum of the Base Rate plus an applicable margin for Base Rate loans of (b) LIBOR plus an applicable margin for LIBOR loans. The applicable margin for the loans under the Leidos Revolving Credit Facility will be 1.25% for Base Rate loans and 2.25% for LIBOR loans on the closing date of the Leidos Revolving Credit Facility, and will be subject to two step-downs to, in the case of (x) Base Rate loans, 1.00% and 0.75% and (y) LIBOR loans, 2.00% and 1.75%, in each case based upon achievement and maintenance of Senior Secured Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively.

Commitment Reductions

The Leidos Credit Agreement will provide, subject to certain conditions, that commitments under the Leidos Revolving Credit Facility may be permanently reduced at any time.

Covenants

Under the Leidos Revolving Credit Facility, Leidos, Leidos Borrower and their respective subsidiaries will be subject to the same customary affirmative and negative covenants applicable to the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Covenants.”

Financial Covenants

Under the Leidos Revolving Credit Facility, Leidos, Leidos Borrower and their respective subsidiaries will be subject to the same financial covenants applicable to the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Financial Covenants.”

Guarantee and Security

Obligations under the Leidos Revolving Credit Facility will be guaranteed, on a joint and several basis, and secured, on a first-priority basis (and pari passu with the Leidos Term Loan A Facility and the Splitco Facilities), on the same terms and by the same parties as those which guarantee and secure obligations under the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Guarantee and Security.”

Events of Default

The same events of default will apply to the Leidos Revolving Credit Facility as will apply to the Leidos Term Loan A Facility. See “—Leidos Term Loan A Facility—Events of Default.”

Splitco Facilities

Pursuant to the Splitco Commitment Letter, subject to certain conditions, the Commitment Parties agreed to provide the Splitco Three-Year Term Loan A Facility, consisting of senior secured term loans in an aggregate principal amount of up to $400,000,000, the Splitco Five-Year Term Loan A Facility, consisting of senior secured term loans in an aggregate principal amount of up to $310,000,000, and the Splitco Term Loan B Facility, consisting of senior secured term loans in an aggregate principal amount of up to $1,131,450,000, the aggregate amount of which is to be used by Splitco to make the Special Cash Payment and to pay certain fees, costs and expenses in connection with the Transactions. See “Debt Financing—Overview.”

The full amount of each Splitco Facility must be drawn in a single drawing on or prior to the closing date of the Transactions. Amounts borrowed under any Splitco Facility and repaid may not be reborrowed. The Splitco Commitment Letter provides that the terms of the Splitco Facilities will be finalized in a credit agreement (the “Splitco Credit Agreement”) and related documentation to be mutually agreed between Splitco and the agents and lenders thereunder.

The Splitco Three-Year Term Loan A Facility will mature three years after the date of the consummation of the Transactions and the Splitco Five-Year Term Loan A Facility will mature five years after the date of the consummation of the Transactions; provided that in each case if any of Leidos’ 4.450 percent notes due 2020 have not been refinanced in a Qualifying Refinancing (to be defined in the Splitco Credit Agreement) prior to the Early Maturity Date, then such Splitco Term Loan A Facility will mature on the Early Maturity Date. The Splitco Term Loan B Facility has a seven-year maturity period beginning on the closing date of the Transactions.

Splitco will pay interest on the unpaid principal amount of each loan at a rate per annum equal to (a) the sum of the Base Rate plus an applicable margin for Base Rate loans or (b) LIBOR plus an applicable margin for LIBOR loans. The applicable margin for term loan A loans will be 1.25% for Base Rate loans and 2.25% for LIBOR loans on the closing date of the Leidos Debt Financing, and will be subject to two step-downs to, in the case of (x) Base Rate loans, 1.00% and 0.75% and (y) LIBOR loans, 2.00% and 1.75%, in each case based upon achievement and maintenance of Senior Secured Leverage Ratios of 2.75:1.00 and 2.25:1.00, respectively. The applicable margins for the Splitco Term Loan B Facility in the case of (x) Eurocurrency Rate Loans will be 2.75% per annum and (y) Base Rate Loans will be 1.75% per annum.

Prepayments

The Splitco Commitment Letter provides that voluntary prepayments of loans under the Splitco Facilities may be made at any time, on three business days’ notice in the case of a prepayment of LIBOR term loans, or one business day’s notice in the case of a prepayment of Base Rate term loans, without premium or penalty in minimum principal amounts; provided that voluntary prepayments of LIBOR term loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Each voluntary prepayment of loans under the Splitco Facilities may be applied to any scheduled principal payments under the Splitco Facilities as directed by Splitco.

Loans under the Splitco Facilities shall be prepaid with (i) 50 percent of Leidos’ consolidated excess cash flow, with reductions to 25 percent and 0 percent based upon achievement and maintenance of a senior secured leverage ratio to be mutually agreed, subject to certain exceptions, and (ii) 100 percent of the net cash proceeds of all asset sales and other dispositions of property, subject to customary reinvestment rights, and all issuances, offerings or placements of debt, in each case, by Leidos, the Leidos Borrower, Splitco and their respective restricted subsidiaries, with certain exceptions. Such prepayments shall be allocated pro rata among the outstanding term loans under the Splitco Facilities and the Leidos Term Loan A Facility.

Covenants

Leidos, Splitco and their respective subsidiaries will be subject to customary affirmative and negative covenants under the Splitco Facilities, including limitations on:

•	liens;

•	mergers, consolidations, liquidations and dissolutions;

•	changes in business;

•	investments, loans, advances, guarantees and acquisitions;

•	asset sales;

•	sale-and leaseback transactions;

•	speculative hedging arrangements;

•	dividends or other distributions on capital stock, redemptions and repurchases of capital stock and prepayments, redemptions and repurchases of junior debt;

•	transactions with affiliates;

•	restrictions on liens and other restrictive agreements;

•	debt and preferred stock; and

•	amendments of the operative documents related to the Leidos Facilities, junior debt agreements and organizational documents.

Financial Covenants

Solely with respect to the term loan A facilities, Splitco will be required to maintain, as at the end of each fiscal quarter after the closing date of the Debt Financings, (i) in the case of any fiscal quarter ending on or prior to the fiscal quarter ending 18 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 4.75 to 1.00, (ii) in the case of any fiscal quarter ending after the fiscal quarter ending 18 months after such closing date and on or prior to the fiscal quarter ending 30 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 4.25 to 1.00 and (iii) in the case of any fiscal quarter ending after the fiscal quarter ending 30 months after such closing date, a Senior Secured Leverage Ratio equal to or less than 3.75 to 1.00.

Guarantee and Security

Obligations under the Splitco Facilities will be unconditionally guaranteed, on a joint and several basis, by each direct and indirect, wholly-owned domestic subsidiary of Splitco from time to time, subject to customary exceptions and (ii) after the consummation of the Merger, by each Leidos Guarantor (collectively, the “Splitco Guarantors”).

Obligations under the Splitco Facilities will be secured on a first-priority basis (and pari passu to the Leidos Facilities) by substantially all of the assets of Splitco and each Guarantor.

Events of Default

Events of default for the Splitco Facilities will include the following (with customary qualifications and exceptions):

•	nonpayment of principal, interest, fees or other amounts;

•	inaccuracy of representations and warranties;

•	violation of covenants;

•	cross default and cross acceleration;

•	voluntary and involuntary bankruptcy or insolvency proceedings;

•	inability to pay debts as they become due;

•	material judgments;

•	ERISA events;

•	actual or asserted invalidity of security documents or guarantees; and

•	change in control.

An immediate event of default under the Splitco Facilities will occur upon (i) a failure to consummate the Merger immediately following the initial funding of the Splitco Facilities or (ii) a failure by the Initial Guarantors to guarantee the obligations under the Facilities or to grant a security interest in substantially all their respective assets to secure the obligations under the Facilities, in each case, immediately following the Merger.

Intercreditor Agreement

The lien priority, relative rights and other creditors’ rights issues in respect of the Leidos Facilities and the Splitco Facilities in a customary pari passu intercreditor agreement reasonably satisfactory to the administrative agent under each of the Leidos Facilities and the Splitco Facilities, the Leidos Borrower and Splitco.

OTHER AGREEMENTS

Leidos, Lockheed Martin, Splitco and Merger Sub or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, certain other agreements relating to the Transactions and various interim and ongoing relationships between Lockheed Martin, Splitco and Leidos. The material terms of these agreements are summarized below.

Employee Matters Agreement

In connection with the Transactions, Lockheed Martin, Splitco and Leidos have entered into an Employee Matters Agreement with respect to the transfer of employees engaged in the Splitco Business and related matters, including terms of employment, benefit plan transition and coverage and other compensation and labor matters. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference herein and is filed as an exhibit to the registration statement of which this document is a part.

Transfer of Employees and Retention of Certain Independent Contractors

Effective immediately prior to the date of the Distribution, Lockheed Martin will transfer the employment of any Splitco Business Employee who is not then employed by Splitco or any Splitco Subsidiary to Splitco or a Splitco Subsidiary. Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin under any applicable plan, policy, contract or arrangement to employ, reemploy, reinstate or reactivate each Splitco Business Employee who is an inactive employee immediately prior to the date of the Distribution.

At the date of the Distribution, Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin with respect to continuing to retain certain individuals who are retained as an independent contractor by Lockheed Martin on the date of the Distribution in connection with the Splitco Business, in accordance with the terms and conditions in effect for such individual’s retention by Lockheed Martin immediately before the date of the Distribution.

Terms and Conditions of Employment

From and after the date of the Distribution, Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin under any employment agreements or similar agreements, including temporary staffing arrangements, consulting agreements and personal services agreements, or applicable law relating to the terms and conditions of employment of each Splitco Business Employee and Former Splitco Business Employee. Splitco and the Splitco Subsidiaries will also assume the liabilities and obligations of Lockheed Martin arising out of or pertaining to the termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy any Splitco Business Employee or Former Splitco Business Employee (including severance benefits), whether such liabilities or obligations are based on events occurring prior to, on or after the date of the Distribution.

For the period beginning on the date of the Distribution and ending on December 31st of the year in which the date of the Distribution occurs (the “Transition Period”), Splitco and the Splitco Subsidiaries will continue to provide each Splitco Business Employee with (i) the same base salary or wage rate and short- and long-term incentive opportunities that were provided to the Splitco Business Employee immediately prior to the date of the Distribution and (ii) participation in employee benefit plans and programs that are substantially comparable in the aggregate to those benefits provided under the employee benefit plans and programs of Lockheed Martin, Splitco and the Splitco Subsidiaries (excluding defined benefit pension plans and post-retirement medical plans) as in effect for the Splitco Business Employee immediately prior to the date of the Distribution. For the six month period beginning on the date of the Distribution, Splitco and the Splitco Subsidiaries will maintain in effect the severance and layoff plans applicable to the Splitco Business Employees immediately before the date of the Distribution. For the period beginning on the date of the Distribution and ending on the first anniversary of the date of the Distribution, in the case of any Splitco Business Employee who was granted a restricted stock unit award from Lockheed Martin on January 28, 2016, Splitco and the Splitco Subsidiaries will treat any involuntary termination other than for “cause” (as defined under the Lockheed Martin Corporation Executive Severance Plan) or termination by the employee for “good reason” (as defined under the employee’s restricted stock unit award agreement dated January 28, 2016) as an executive layoff event under the Lockheed Martin Corporation Executive Severance Plan. After the end of the Transition Period, Splitco Business Employees will be eligible to participate in employee benefits plans, programs and policies and all other compensation and employment related plans, policies and arrangements that are substantially similar to the corresponding plans, programs and other arrangements maintained by Leidos for the benefit of similarly situated employees.

Benefit Plan Liabilities

Except as provided below, Lockheed Martin will retain all liabilities and obligations under any Employee Plan and Benefit Arrangement that is not, after the date of the Distribution, sponsored or maintained by Splitco or any Splitco Subsidiary. In any event, Lockheed Martin will retain all assets and liabilities in respect of each Employee Plan that is a defined benefit pension plan or post-retirement medical plan.

Splitco and the Splitco Subsidiaries will assume all of the liabilities and obligations of Lockheed Martin arising under any group life, accident, medical, dental or disability plan or similar arrangement (including severance benefit plans) maintained by an entity other than Splitco or any Splitco Subsidiary, with respect to each Splitco Business Employee and Former Splitco Business Employee to the extent that such liabilities and obligations relate to claims which have not been incurred on or prior to the date of the Distribution. Splitco and the Splitco Subsidiaries will also assume all liabilities and obligations of Lockheed Martin, with respect to each Splitco Business Employee and Former Splitco Business Employee, arising under any workers’ compensation laws relating to accidents or occupational diseases that occurred on, before or after the date of the Distribution. Splitco and the Splitco Subsidiaries will assume all liabilities and obligations, whenever incurred, under any employee benefit or compensation plan, program, policy or arrangement that is sponsored or maintained by Splitco or any Splitco Subsidiary.

Incentive Compensation

Lockheed Martin will retain any obligations to make payments to any Splitco Business Employee in respect of a cash-based long-term incentive performance award granted by Lockheed Martin under the 2011 IPAP, the Lockheed Martin Long-Term Incentive Cash Plan (“LTIC”) and the Lockheed Martin Key Employee Engagement Plan (“KEEP”) prior to 2016. At the date of the Distribution, Splitco and the Splitco Subsidiaries will assume the liabilities and obligations of Lockheed Martin under all cash-based long-term incentive performance awards granted by Lockheed Martin to Splitco Business Employees in 2016 under the LTIC and the KEEP. Unless Lockheed Martin has paid the Splitco Business Employees their annual incentive bonus under the applicable incentive arrangement for the year in which the date of the Distribution occurs, Splitco agrees to maintain the annual cash incentive and sales incentive compensation arrangements that cover the Splitco Business Employees as in effect immediately prior to the date of the Distribution at least until the end of the calendar year in which the date of the Distribution occurs, and Splitco will pay to each such Splitco Business Employee an incentive bonus under the applicable incentive arrangement for such calendar year in the amount determined by Lockheed Martin in accordance with the terms of such arrangement and past practice.

Lockheed Martin has entered into retention agreements with certain Splitco Business Employees (the “Transaction Retention Agreements”) as an inducement to these Splitco Business Employees to continue to work for Lockheed Martin through the Closing Date (as defined in the Merger Agreement). Lockheed Martin will retain all liabilities and obligations to these Splitco Business Employees under such Transaction Retention Agreements and any responsibility for associated withholding taxes.

Savings Plans

As soon as practicable after the date of the Distribution, Splitco or Leidos will establish one or more than one individual account plan for the benefit of the Splitco Business Employees or otherwise make immediate participation in one or more existing Splitco or Leidos plans available to the Splitco Business Employees (each a “Successor Savings Plan”). During the period commencing on the date of the Distribution and ending on the date on which the payroll services to be provided by Lockheed Martin to Splitco under the Transition Services Agreement terminate (the “Benefits Services Termination Date”), the terms of each such Successor Savings Plan that pertain to Splitco Business Employees who participated in a Lockheed Martin Savings Plan prior to the date of the Distribution will provide for elective deferrals by participants, matching contributions or profit-sharing contributions by Splitco at rates which are the same as the rates in effect under each Lockheed Martin Savings Plan immediately before the date of the Distribution with respect to the Splitco Business Employees who participated in each such plan. Lockheed Martin will cause the account balance of each Splitco Business Employee under each Lockheed Martin Savings Plan to be fully vested as of the date of the Distribution.

Nonqualified Plans

Splitco will establish as of the date of the Distribution three nonqualified plans or, at Splitco’s option, three separate nonqualified plan structures in one, or more than one, nonqualified plan (each such plan or structure, a “Splitco NQ Plan”). Each Splitco NQ Plan will be the same in all material respects as the related Lockheed Martin nonqualified plan specified in the Employee Matters Agreement (each, a “Lockheed Martin NQ Plan”) as in effect immediately before the date of the Distribution. Each Splitco NQ Plan will be established for the benefit of each Splitco Business Employee who participates in the corresponding Lockheed Martin NQ Plan immediately before the date of the Distribution and each other person who, immediately before the date of the Distribution, is a beneficiary of a Splitco Business Employee and has an account balance under such Lockheed Martin NQ Plan. Each Splitco NQ Plan will provide at least through the Benefits Services Termination Date for a formula for contributions that is the same as the formula for contributions in the corresponding Lockheed Martin NQ Plan as of the date of the Distribution.

Mirror Benefit Plans

As soon as practicable after the date of the Distribution, Splitco will establish a “mirror” benefit plan for each Employee Plan and Benefit Arrangement specified in the Employee Matters Agreement (the “Splitco Mirror Plans”). Each Splitco Mirror Plan will be established for the benefit of each Splitco Business Employee who participates in the corresponding Employee Plan or Benefit Arrangement, as applicable, immediately before the date of the Distribution and each other person who, immediately before the date of the Distribution, is a beneficiary of a Splitco Business Employee and has an accrued benefit or account balance under such Employee Plan or Benefit Arrangement. Prior to the Benefits Services Termination Date, each Splitco Mirror Plan will be the same in all material respects as the corresponding Employee Plan or Benefit Arrangement, as applicable, as in effect immediately before the date of the Distribution, provided that the parties shall cooperate in good faith to make reasonable changes on a mutually agreeable schedule, subject to reimbursement by Leidos of any direct or indirect costs of making the change. Splitco will maintain such Splitco Mirror Plans through the Benefits Services Termination Date or such earlier date that Splitco Business Employees are transitioned onto plans, programs, policies and other arrangements maintained by Leidos.

Termination and Plant Closing Notices; WARN Act

Splitco will provide any notices to the Splitco Business Employees that may be required under any applicable law, including the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local law, with respect to events that occur from and after the date of the Distribution. Splitco will not take any action after the date of the Distribution that would cause any termination of employment of any employees by Lockheed Martin on or before the date of the Distribution to constitute a “plant closing” or “mass layoff” under the WARN Act or any similar state or local law, or to create any liability to Lockheed Martin for any employment terminations under applicable law.

U.S. Labor Matters

Effective as of and from the date of the Distribution, Splitco will offer to adopt and assume the collective bargaining agreement between Lockheed Martin Information Systems and Global Solutions—AFSS and the International Association of Machinists and Aerospace Workers, AFL-CIO and its affected District and Local Lodges (the “U.S. Union Contract”), which covers certain Splitco Business Employees located in the United States (the “U.S. Union Employees”), and will recognize the union that is a party to the U.S. Union Contract with respect to the Splitco Business Employees. Provided that Splitco adopts and assumes the U.S. Union Contract, Splitco will employ, effective as of and from the date of the Distribution, the U.S. Union Employees on the terms and conditions of the U.S. Union Contract. Except to the extent otherwise required by applicable law or otherwise permitted by the U.S. Union Contract, Splitco will not, and will cause any successor to the Splitco Business not to, reduce the hourly wage rates or annual incentive compensation opportunities or benefits of any U.S. Union Employee during the Transition Period.

To the extent Splitco does not comply with its obligations related to the U.S. Union Contract and, as a result, any Lockheed Martin indemnified party incurs any severance, termination or similar cost in respect of any U.S. Union Employee in connection with the Transactions on or following the date of the Distribution, Splitco will indemnify such party for such amounts.

On or before the date of the Distribution, Lockheed Martin will transfer and assign the U.S. Union Contract to Splitco, keep Splitco reasonably informed of the status of any negotiations and modifications with respect to the U.S. Union Contract and refrain from actions that would result in a breach of the U.S. Union Contract.

Non-U.S. Employees

The Employee Matters Agreement generally provides that Splitco Business Employees who are resident outside of the U.S. or otherwise are subject to non-U.S. law, and their related benefits and obligations, will be treated in the same manner as the Splitco Business Employees who are resident in the United States, subject to applicable law. The Employee Matters Agreement also contains certain provisions relating to the transfer of, the terms of employment of, and the benefits plans of Splitco Business Employees who are assigned to the Splitco Business in the United Kingdom (the “UK Splitco Business Employees”) or who are employed in Israel by a wholly-owned subsidiary of Lockheed Martin (the “Israeli Employees”), including, but not limited to, the provisions summarized below.

With respect to UK Splitco Business Employees, Lockheed Martin, Splitco and Leidos acknowledged and agreed that, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended (the “Transfer Regulations”), the contracts of employment between Lockheed Martin and the UK Splitco Business Employees (except in so far as those contracts relate to any occupational pension scheme, as that term is used in Regulation 10 of the Transfer Regulations) will have effect after the date of the Distribution as if originally made between Splitco and such Splitco Business Employees. To the extent required to comply with Lockheed Martin’s obligations under certain governmental contracts, certain UK Splitco Business Employees who were previously UK public sector employees, participated in public sector defined benefit pension plans and who transferred to Lockheed Martin under the governmental contracts pursuant to the Transfer Regulations will generally be permitted by Splitco to accrue benefits under a broadly comparable pension scheme to the public sector plan in which they previously participated. With respect to the Israeli Employees, the employment of such employees will be transferred to Splitco or a Splitco Subsidiary effective as of the date of the Distribution, subject to obtaining written consent from the employees prior to the date of the Distribution as set forth in the Employee Matters Agreement. As of the date of the Distribution, Splitco will continue to provide the Israeli Employees with the same salary and all other employment benefits and rights that were provided to them by the applicable affiliate of Lockheed Martin in Israel immediately prior to the date of the Distribution according to applicable law and any employment agreement. Subject to applicable law, Lockheed Martin’s Israeli affiliate will transfer the Israeli Employees’ pension arrangements to Splitco after obtaining approval from the Israel tax authority prior to the date of the Distribution, which approval it shall secure before the date of the Distribution.

Tax Matters Agreement

In connection with the Transactions, Lockheed Martin, Splitco, and Leidos have entered into a Tax Matters Agreement that governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Distribution, the Merger or certain related transactions to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, the Tax Matters Agreement governs the rights and obligations of Lockheed Martin, on the one hand, and Splitco and Leidos, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, Lockheed Martin generally is responsible for pre-Distribution taxes (including taxes attributable to Splitco), and Splitco generally is responsible for post-Distribution taxes attributable to Splitco. Subject to certain exceptions, Splitco is responsible for taxes that are recoverable (or, in certain cases, recovered) by Splitco or the Splitco Subsidiaries from a governmental authority pursuant to the terms of Splitco’s government contracts. Furthermore, each party is responsible for any taxes imposed on Lockheed Martin that arise from the failure of the Distribution, the Merger and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions (described below) taken by such party.

The Tax Matters Agreement further provides that Leidos and its subsidiaries will indemnify Lockheed Martin for (i) all taxes for which Splitco is responsible as described above, (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by Splitco, Leidos, or any of their respective subsidiaries of any of their respective representations, warranties or covenants under the Tax Matters Agreement that, in each case, affect the tax-free status of the Distribution, the Merger and certain related transactions and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). Lockheed Martin will indemnify Leidos and its subsidiaries for (i) all taxes for which Lockheed Martin is responsible as described above, (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by Lockheed Martin of any of their respective representations, warranties or covenants under the Tax Matters Agreement that, in each case, affect the tax-free status of the Distribution, the Merger and certain related transactions and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

In addition, the Tax Matters Agreement generally will prohibit Lockheed Martin, Splitco, Leidos and their respective subsidiaries from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions. Furthermore, unless an exception applies, for a two-year period following the date of the Distribution:

•	none of Splitco, Leidos or any of their respective subsidiaries may discontinue the active conduct of the Splitco Business;

•	Leidos may not redeem or repurchase any of its stock;

•	neither Leidos nor Splitco may engage in certain mergers or consolidations;

•	none of Leidos, Splitco or any of Splitco’s subsidiaries may sell or issue any of its own stock or stock rights;

•	none of Splitco, Leidos or any of their respective subsidiaries may enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Splitco and/or Leidos (taking into account the stock of Splitco acquired pursuant to the Merger) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions; and

•	none of Splitco, Leidos or any of their respective subsidiaries may amend its certificate of incorporation or take any other action affecting the relative voting rights of any stock or stock rights of Leidos, Splitco or their respective subsidiaries.

If Splitco, Leidos or any of their respective subsidiaries intends to take an action that is otherwise prohibited as described above, Splitco or Leidos is required to notify Lockheed Martin of its proposal and obtain an IRS ruling with Lockheed Martin or an unqualified tax opinion acceptable to Lockheed Martin to the effect that such action will not affect the tax-free status of the Distribution, the Merger and certain related transactions. However, if Splitco, Leidos or any of their respective subsidiaries takes any of the actions above and such actions result in tax-related losses to Lockheed Martin, Leidos and its subsidiaries generally are required to indemnify Lockheed Martin for such losses, without regard to whether Lockheed Martin has given prior consent to such action and without regard to whether Splitco or Leidos obtains an IRS ruling or an unqualified tax opinion.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, Leidos will be subject to the obligations and restrictions imposed on Splitco.

Additional Agreements

In addition to the agreements described above, in connection with the Separation Agreement, Lockheed Martin and certain of its subsidiaries, on the one hand, and Splitco and certain of the Splitco Subsidiaries, on the other hand, will enter into the agreements described below on the date of the Distribution.

Intellectual Property Matters Agreement

Lockheed Martin and a subsidiary that will be transferred to Splitco will enter into an Intellectual Property Matters Agreement (“IPMA”) in respect of certain intellectual property (including patents, trade secrets, copyrights and know-how) used by the Splitco Business. Pursuant to the IPMA, Lockheed Martin will transfer to the Splitco Subsidiary certain specified intellectual property owned by Lockheed Martin and used in the Splitco Business (“Transferred Intellectual Property”), including the right to use such intellectual property, which the Splitco Subsidiary will hold subject to (i) any rights of the U.S. Government in any such intellectual property, (ii) any licensees of such Transferred Intellectual Property granted prior to the execution of the IPMA and (iii) any rights of third parties in intellectual property embedded or included in the Transferred Intellectual Property. The Splitco Subsidiary will also grant back to Lockheed Martin an irrevocable, worldwide, perpetual, fully paid up, royalty-free, generally nontransferable and nonexclusive license to a specified subset of the Transferred Intellectual Property to use for any purpose relating to Lockheed Martin’s retained businesses and operations.

In addition, Lockheed Martin will grant to the Splitco Subsidiary an irrevocable, worldwide, perpetual, fully paid up, royalty-free, generally nontransferable and nonexclusive license in and to certain additional specified intellectual property owned by Lockheed Martin and used by the Splitco Business and other retained businesses of Lockheed Martin (“Licensed Intellectual Property”) to use the same for any purposes in connection with the Splitco Business, subject to any rights of third parties in intellectual property embedded or included in the Licensed Intellectual Property. The Splitco Subsidiary may not grant sublicenses of its rights to the Licensed Intellectual Property under the IPMA without the prior written consent of Lockheed Martin (other than sublicenses to (a) Splitco, wholly-owned subsidiaries of Splitco and any future wholly-owned subsidiaries of Splitco and (b) providers of goods and services or other third parties for the benefit of the Splitco Business), provided that such consent shall not be unreasonably withheld or delayed with respect to proposed sublicenses to Affiliates of Splitco. Any permitted sublicense must be consistent with the terms of the IPMA, and the Splitco Subsidiary will remain solely liable for any such sublicensee’s compliance with the agreement. In the case of sublicenses to wholly-owned subsidiaries of Splitco, such sublicenses must provide for automatic termination when any such entity ceases to be an affiliate of the Splitco Subsidiary or wholly-owned subsidiary of Splitco. In addition, the IPMA contains restrictions with respect to the fields of use in which certain identified items of the Licensed Intellectual Property may be used and grants exclusive license rights in certain identified items of the Licensed Intellectual Property, for the design, development, manufacture, sale and distribution of devices, systems, products and services for certain commercial customers.

The IPMA prohibits either party from assigning or otherwise transferring, in whole or in part, any of its rights or obligations under the IPMA without consent from the non-assigning party, other than in connection with the sale of transfer of all or substantially all of the assigning party’s stock, assets or business to which the IPMA relates.

Furthermore, pursuant to the IPMA, certain specified intellectual property will be deemed jointly owned by Lockheed Martin and the Splitco Subsidiary (the “Jointly Owned Intellectual Property”), with each party owning an equal and undivided interest in such intellectual property. Each party will be entitled to freely use the Jointly Owned Intellectual Property outside the scope of the IPMA without accounting between them, and any improvement, updates or modifications to the Jointly Owned Intellectual Property made after the date of the Distribution will be owned by the party making such improvement, update or modification.

The IPMA also governs the parties’ rights with respect to enforcement and defense of third party claims relating to the intellectual property covered by the agreement. The IPMA also provides that, if any breach of the sufficiency of assets representation made by Lockheed Martin in the Merger Agreement can be remedied by a license of additional, or additional rights to use, intellectual property, then Lockheed Martin must provide or expand the license to the Splitco Subsidiary to include such rights to the extent required to cure such breach, on the same terms and conditions as comparable licenses under the IPMA, retroactive to the date of the Distribution; provided that either Splitco or the Splitco Subsidiary have provided a written notice of such alleged breach or requested such license on or prior to the first anniversary of the date of the Distribution. See also “The Merger Agreement—Representations and Warranties” for a more detailed description of the representations and warranties related to the Splitco Business that are contained in the Merger Agreement. Additionally, the Splitco Subsidiary will be afforded a reasonable opportunity, with respect to continued use of any intellectual property used in the Splitco Business prior to the Distribution Date that is not included in the Licensed Intellectual Property or Transferred Intellectual Property (and which Lockheed Martin has not identified that it will retain and exclude from those categories), to negotiate with Lockheed Martin a license to enable the Splitco Subsidiary to make use of such intellectual property consistent with its use in the Splitco Business prior to the Distribution Date or to phase-out and cease use of such intellectual property in a commercially reasonable manner.

Shared Contracts Agreements

Lockheed Martin and Splitco will enter into Shared Contracts Agreements in respect of certain indefinite-delivery, indefinite-quantity government contracts that relate to the Splitco Business and the other businesses conducted by Lockheed Martin and its subsidiaries (the “Shared Contracts”). Pursuant to the first of these agreements, the Splitco Business will perform work under task orders, delivery orders, work orders and similar arrangements pursuant to Shared Contracts that Lockheed Martin will retain following the Distribution and under bids submitted by the Splitco Business under those Shared Contracts. Pursuant to the second agreement, Lockheed Martin will perform work under task orders, delivery orders, work orders and similar arrangements pursuant to Shared Contracts that will transfer to Splitco in connection with the Transactions and under bids submitted by the retained businesses of Lockheed Martin under those Shared Contracts. Each Shared Contracts Agreement will continue in effect with respect to each Shared Contract until the earlier of (a) the expiration or termination of such Shared Contract or (b) the award to Splitco or a Splitco Subsidiary, on the one hand, or Lockheed Martin, on the other hand, of a substitute contract vehicle to the applicable Shared Contract.

These agreements also outline the obligations of the parties with respect to the filing, prosecution and intervention in all bid protest actions on behalf of the other party. The agreement under which Shared Contracts will transfer to Splitco also addresses the submission of bids, quotations or proposals in connection with ongoing and future procurements, and describes the business areas of Lockheed Martin, Splitco and the Splitco Subsidiaries in which each party will have ongoing rights to submit future proposals under the Shared Contracts.

Subcontract Pending Novation

Lockheed Martin and Splitco will enter into a Subcontract Pending Novation pursuant to which Splitco will act as a subcontractor to Lockheed Martin for performance of all obligations of Lockheed Martin under certain of the U.S. government contracts included in the Transferred Assets pending the U.S. Government’s agreement to novate such U.S. government contracts. The term of the agreement will continue until the earlier of the novation or assignment of the government contracts subject to the agreement, or the satisfaction of all obligations of Lockheed Martin under the government contracts subject to the agreement. Among other things, the agreement also provides that Lockheed Martin and Splitco will use reasonable best efforts to (a) provide all notices and obtain all consents and approvals needed from the U.S. Government in connection with performance under the agreement and, if not received, to cooperate to set up alternative arrangements, and (b) cause the applicable government contracts to be novated in accordance with the terms of the Separation Agreement and federal acquisition regulations.

Supply Agreements

Lockheed Martin and Splitco will enter into Supply Agreements pursuant to which Lockheed Martin and certain of its subsidiaries will supply certain Splitco Subsidiaries, and certain Splitco Subsidiaries will supply Lockheed Martin and certain of its subsidiaries, as the case may be, with services pursuant to certain intercompany work orders, bids and/or informal intercompany commercial arrangements existing between businesses and subsidiaries to be retained by Lockheed Martin following the Distribution, on the one hand, and the Splitco Business, on the other hand. Pursuant to the Supply Agreements, these intercompany work orders and commercial arrangements will be reduced to writing and shall be performed on the basis of the standard terms and conditions agreed upon by Lockheed Martin and Leidos. These agreements will continue in effect until the expiration or termination of the last intercompany work order, bid or other commercial arrangement that is subject to each Supply Agreement and the price of services provided under the Supply Agreement will be consistent with the costs and fees for such services prior to the Distribution and other cost principles agreed upon by the parties, or the price or cost estimates previously provided for such services by the applicable business unit of Lockheed Martin, Splitco or a Splitco Subsidiary, as the case may be.

Transition Services Agreements

Lockheed Martin and Splitco will enter into two Transition Services Agreements (each, a “TSA”) on the date of the Distribution. Pursuant to the Parent-to-Splitco TSA (“LM TSA”), Lockheed Martin will provide Splitco and the Splitco Subsidiaries with certain services, including information technology, supply chain, financial, human resources and other specified services. These services are generally planned to extend for an initial term of six to 12 months and will be provided initially at a base monthly fee, with escalating increases up to the base amount plus 12 percent for services extended beyond the initial term up to maximum period of 24 months from the date of the Distribution. The LM TSA also includes the allocation of certain costs associated with provision of such transition services, which the parties have agreed to share or allocate to given party based on the subject matter to which such set-up costs relate. In addition, the LM TSA provides that if any breach of the representation regarding sufficiency of assets made by Lockheed Martin in the Merger Agreement can be remedied by the provision of an additional service, Lockheed Martin must provide such services to Splitco and the Splitco Subsidiaries to the extent required to remedy such breach, and the parties must cooperate and act in good faith to negotiate the specific terms and conditions on which the additional transition services will be provided. See also “The Merger Agreement—Representations and Warranties” for a more detailed description of the representations and warranties related to the Splitco Business that are contained in the Merger Agreement.

Under the Splitco-to-Parent TSA, Splitco and the Splitco Subsidiaries will provide Lockheed Martin with certain services to be agreed upon by the parties, including financial and accounting services. These services are planned to extend for a period of 12 months and will be provided initially at cost with scheduled, escalating increases to the extent Lockheed Martin requires any transition services for a period longer than 12 months.

Building and Office Space Leases

Lockheed Martin or certain of its subsidiaries and Splitco will enter into certain lease agreements in respect of certain buildings and office space at properties owned by other businesses of Lockheed Martin in Manassas, Virginia, Rockville, Maryland and two properties in King of Prussia, Pennsylvania. Pursuant to three of these agreements, Lockheed Martin will grant to Splitco a leasehold interest in certain buildings or portions thereof at these sites, as the sites will continue to be owned by Lockheed Martin after the consummation of the Transactions. Pursuant to a fourth agreement, the property located at 230 Mall Boulevard in King of Prussia, Pennsylvania will be retained by Lockheed Martin in connection with the Internal Reorganization. After the Distribution, the subsidiary of Lockheed Martin that owns the King of Prussia property will grant a leasehold interest in certain buildings and space at the site. These agreements will provide for a one or three year term and monthly rent to be paid by the lessee, and also will provide for certain access rights that will allow each party to access the common areas at the leased sites.

Subleases

Lockheed Martin or certain of its subsidiaries and Splitco will enter into certain sublease agreements in respect of certain office space at properties currently leased by Lockheed Martin at Stennis Space Center in Mississippi and in Kingston, Australia. Pursuant to the sublease for office space at the facility located at Stennis Space Center, Lockheed Martin will grant to Splitco a sublease of space within certain buildings or portions thereof, as the buildings will continue to be leased by a subsidiary of Lockheed Martin after the consummation of the Transactions. Pursuant to the other sublease, Splitco will sublease to Lockheed Martin office space within certain buildings at the Kingston, Australia site, as the lease associated with this property will be owned by Splitco after the consummation of the Transactions, but Lockheed Martin will continue to use such buildings. These subleases will provide for a term that extends through the expiration of the primary lease at each property and monthly rent to be paid by the sublessee that consistent with the rent payable under the primary leases, and will also provide for certain access rights that will allow each party to access the common areas at the subleased sites.

License Agreements

Lockheed Martin or certain of its subsidiaries and Splitco will enter into license agreements in respect of certain office spaces and other facilities owned, leased or subleased by Lockheed Martin in Owego, New York, Farnborough, United Kingdom, Eagan, Minnesota, Mt. Laurel, New Jersey, and two properties in Herndon, Virginia. Pursuant to four of these agreements, Lockheed Martin will grant to Splitco a short-term license to use space within certain buildings at the Owego, New York, Mt. Laurel, New Jersey sites and two properties in Herndon, Virginia, as the buildings will continue to be owned or leased by Lockheed Martin or one of its subsidiaries after the consummation of the Transactions. These license agreements will provide for a term that expires in the second quarter of 2017 and monthly rent to be paid by the licensee that may escalate at the end of 2016 pursuant to the terms of the underlying lease for such properties. Pursuant to the other two license agreements, Splitco will license to Lockheed Martin office space within certain buildings at the Farnborough, United Kingdom and Eagan, Minnesota sites, as the leases or subleases associated with these properties will be owned by Splitco after the consummation of the Transactions, but Lockheed Martin will continue to use portions of such buildings. The license agreement for the Farnborough, United Kingdom will provide for a term that extends until 2023, while the license agreement for the Eagan, Minnesota site will be month-to-month pending negotiations with the applicable landlord. Each license agreement will also provide certain access rights that will allow each party to access the common areas of these shared sites.

Leaseback Agreement

Pursuant to a leaseback agreement, Splitco will grant to Lockheed Martin a leasehold interest in certain buildings and space at the Gaithersburg site, as the facility will be owned by Splitco after the consummation of the Transactions, but Lockheed Martin will continue to use such buildings until the operations of other Lockheed Martin’s businesses at such facility can be transferred to controlled facilities of Lockheed Martin. This agreement will provide for a one-year term and a monthly rent to be paid by Lockheed Martin, and will otherwise be on terms consistent with the lease agreement pursuant to which Splitco will lease from Lockheed Martin certain buildings and office space at the facility owned by Lockheed Martin in Rockville, Maryland.

DESCRIPTION OF LEIDOS CAPITAL STOCK

The rights of holders of Leidos’ stock are governed by Delaware law, the Leidos Charter and the Leidos Bylaws. For information on how to obtain a copy of the Leidos Charter and the Leidos Bylaws, see “Where You Can Find More Information; Incorporation by Reference”

The following description of Leidos’ capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Leidos Charter and the Leidos Bylaws.

General

As of the date of this document, Leidos’ authorized capital stock consists of 510,000,000 shares of capital stock, consisting of up to 500,000,000 shares of common stock, $0.0001 par value per share, and up to 10,000,000 shares of preferred stock, $0.0001 par value per share, issuable in one or more series. As of April 1, 2016, there were 72,401,335 shares of Leidos common stock issued and outstanding, and no shares of Leidos preferred stock were issued and outstanding.

Leidos has adopted and maintains the Leidos 2006 Equity Incentive Plan pursuant to which Leidos is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors and consultants. As of April 1, 2016, awards and other rights or options to acquire shares of Leidos common stock were outstanding under these plans that represented rights or options to acquire approximately 5,379,032 shares of Leidos common stock and Leidos had reserved approximately 3,891,778 additional shares of Leidos common stock for future issuances under the Leidos Stock Plans.

Common Stock

Leidos stockholders are entitled to dividends as declared by the Leidos Board from time to time after payment of, or provision for, full dividends on any shares of preferred stock then outstanding. Leidos stockholders are entitled to one vote per share on all matters submitted for action by the stockholders and the Leidos Charter permits cumulative voting for the election of directors. Leidos stockholders have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of Leidos, Leidos stockholders will be entitled to receive, pro rata, all of Leidos’ remaining assets available for distribution, after satisfaction of the prior preferential rights of any preferred stock then outstanding and the satisfaction of all of Leidos’ debts and liabilities.

Preferred Stock

Under the Leidos Charter, the Leidos Board is authorized, without further stockholder action, to provide for the issuance from time to time of up to 10,000,000 shares of Leidos preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock, as may be set forth in a certificate of designation to the Leidos Charter providing for the issuance of the preferred stock as adopted by the Leidos Board or a duly authorized committee thereof.

Certain Anti-Takeover Effects of Provisions of Delaware Law, the Leidos Charter and the Leidos Bylaws

As a Delaware corporation that has a class of voting stock listed on a national securities exchange, Leidos is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time at which such person became an interested stockholder unless: (i) prior to such time, the Board approved either the business combination or transaction in which the stockholder became an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder owned at least 85 percent of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (iii) the business combination is approved by both the Board and by holders of at least 66 and two-thirds percent of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, a “business combination” includes mergers, asset sales and other similar transactions with an “interested stockholder,” and “interested stockholder” means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15 percent of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, Leidos has not made this election.

The Leidos Charter provides that the directors elected may be removed with or without cause by the holders of two-thirds of the total voting power of all outstanding shares then entitled to vote at an election of directors. However, the DGCL provides that the affirmative vote of the holders of record of a majority of the outstanding shares entitled to vote shall be enough to remove any director or the entire board. Under the Leidos Bylaws, unless and until filled by the stockholders, any vacancy or newly created directorships on the Leidos Board may be filled by vote of a majority of the directors then in office, although less than a quorum.

The Leidos Charter and the Leidos Bylaws provide that any action required or permitted to be taken by Leidos stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. The Leidos Charter and the Leidos Bylaws also provide that special meetings of Leidos stockholders may be called for any purpose at any time by the Leidos Board, a majority of the members of the Leidos Board or by a committee of the Leidos Board with power designated to call such meetings. In addition, the Leidos Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Leidos stockholders, including proposed nominations of candidates for election to the Leidos Board. Leidos stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Leidos Board or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to the Secretary of Leidos of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of Leidos’ outstanding voting securities until the next stockholder meeting.

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Portions of the Leidos Charter may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes which all the Leidos stockholders would be entitled to vote. The Leidos Bylaws may be amended or repealed by a majority vote of the Leidos Board or by the affirmative vote of not less than two-thirds of the votes which all Leidos stockholders would be entitled to cast in any annual election of directors.

Listing

Leidos common stock trades on the NYSE under the trading symbol “LDOS.”

Transfer Agent

The transfer agent and registrar for Leidos common stock is Computershare Trust Company, N.A.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained and incorporated by reference in this document and the exhibits hereto. Some of the risks described below relate principally to the Transactions, while others relate principally to the business and the industry in which Leidos, including Splitco and the Splitco Subsidiaries, will operate after the Transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of Leidos common stock. The risks described below are not the only risks that Leidos currently faces or will face after the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial also may materially and adversely affect Leidos’ business and financial condition or the price of Leidos common stock following the consummation of the Transactions. In addition, you should consider the risks associated with Leidos’ business that appear in its Transition Report on Form 10-K for the 11-month period ended January 1, 2016, and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2016, which are incorporated by reference into this prospectus.

The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as Leidos and Lockheed Martin may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.

The consummation of the Transactions is subject to numerous conditions, including, among other things, (1) the consummation of the Internal Reorganization and the Distribution in accordance with the Separation Agreement, (2) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which period has expired), and the receipt of any necessary regulatory approvals in the United Kingdom, (3) the effectiveness of registration statements to be filed with the SEC, (4) the approval by Leidos stockholders of the Share Issuance in the Merger, (5) the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and the receipt by Leidos of the Leidos Tax Opinion, (6) the receipt by Leidos, Lockheed Martin and Splitco of solvency opinions customary in transactions of this type and (7) other customary closing conditions. There is no assurance that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Leidos and Lockheed Martin have and will continue to expend time and resources of management and incur legal, advisory and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated.

Governmental agencies may not approve the Transactions, may impose conditions to the approval of the Transactions or may require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying completion of the Transactions, imposing costs on or limiting the revenues of the combined company following the Transactions or otherwise reducing the anticipated benefits of the Transactions. Any condition or change which results in a material adverse effect on Lockheed Martin and/or Leidos under the Merger Agreement may cause Lockheed Martin and/or Leidos to restructure or terminate the Transactions.

Completion of the transfer of certain of the U.S. government contracts, bids and proposals, and related assets contemplated in the Transactions will depend on obtaining post-closing governmental approvals, particularly in the form of novation and/or name change agreements to which the U.S. government must be a party. Between the closing of the Transaction and the time these governmental approvals are obtained, Leidos may encounter administrative difficulties, delays in payments, and uncertainties in being recognized as the party in interest or holder of the affected contracts, bid and proposals, and related assets. In addition, governmental approvals could be accompanied by conditions affecting the future value and business prospects of the affected contracts, bid and proposals, and related assets. Such administrative difficulties, delays, uncertainties, and governmental conditions could have an adverse effect on the cash flows and operating results of Leidos and the Splitco Business.

Leidos and Splitco will need to obtain debt financing to complete the Transactions. Although commitment letters have been obtained from various lenders, the obligations of the lenders under the commitment letters are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any “material adverse effect,” as the term is described in the Merger Agreement. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If Leidos is not able to obtain alternative financing on commercially reasonable terms, it could prevent the consummation of the Transactions or materially and adversely affect Leidos’ business, liquidity, financial condition and results of operations if the Transactions are ultimately consummated.

If completed, the integration of Leidos and Splitco may not be successful or the anticipated benefits from the Transactions may not be realized.

After the consummation of the Transactions, Leidos will have significantly more sales, assets and employees than it did prior to the consummation of the Transactions. During the period in which transition services are provided to Leidos by Lockheed Martin, Splitco will have a continued dependence on the provision of services from Lockheed Martin, including with respect to information technology infrastructure. The integration process will require Leidos to expend capital and significantly expand the scope of its operations. Leidos management will be required to devote a significant amount of time and attention to the process of integrating the operations of Leidos’ business and the Splitco Business. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, but are not limited to:

•	integrating the Splitco Business while carrying on the ongoing operations of Leidos’ business;

•	managing a significantly larger company than before the consummation of the Transactions;

•	the possibility of faulty assumptions underlying Leidos’ expectations regarding the integration process;

•	coordinating a greater number of diverse businesses located in a greater number of geographic locations;

•	operating in geographic markets or industry sectors in which Leidos may have little or no experience;

•	complying with laws of new jurisdictions in which Leidos has not previously operated;

•	integrating business systems and models;

•	attracting and retaining the necessary personnel associated with the Splitco Business following the consummation of the Transactions;

•	creating and implementing uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	integrating information technology, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems, and meeting external reporting requirements following the consummation of the Transactions.

All of the risks associated with the integration process could be exacerbated by the fact that Leidos may not have a sufficient number of employees with the requisite expertise to integrate the businesses or to operate Leidos’ business after the Transactions. Failure to hire or retain employees with the requisite skills and knowledge to run Leidos after the Transactions may have a material adverse effect on Leidos’ business, financial condition and results of operations.

Even if Leidos is able to combine the two business operations successfully, it may not be possible to realize the benefits of the increased sales volume and other benefits, including the expected synergies that are expected to result from the Transactions, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the quantification of synergies expected to result from the Transactions is based on significant estimates and assumptions that are subjective in nature and inherently uncertain. The amount of synergies actually realized in the Transactions, if any, and the time periods in which any such synergies are realized, could differ materially from the expected synergies discussed in this document, regardless of whether Leidos is able to combine the two business operations successfully.

If Leidos is unable to successfully integrate the Splitco Business or if it is unable to realize the anticipated synergies and other benefits of the Transactions, there could be a material adverse effect on Leidos’ business, financial condition and results of operations.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Leidos.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Leidos prior to the closing of the Transactions that might result in greater value to Leidos stockholders than the Transactions. The Merger Agreement generally prohibits Leidos from soliciting any alternative transaction proposal, although it may terminate the Merger Agreement in order to accept an unsolicited alternative transaction proposal that the Leidos Board determines is superior to the Transactions. In addition, before the Leidos Board may withdraw or modify its recommendation or terminate the Merger Agreement to enter into a transaction that it determines is superior to the Transactions, Lockheed Martin has the opportunity to negotiate with Leidos to modify the terms of the Transactions in response to any competing acquisition proposals. If the Merger Agreement is terminated by Leidos or Lockheed Martin in certain limited circumstances, Leidos may be obligated to pay a termination fee to Lockheed Martin, which would represent an additional cost for a potential third party seeking a business combination with Leidos.

Failure to complete the Transactions could adversely affect the market price of Leidos common stock as well as its business, financial condition and results of operations.

If the Transactions are not completed for any reason, the price of Leidos common stock may decline, or the company’s business, financial condition and results of operations may be impacted to the extent that the market price of Leidos common stock reflects positive market assumptions that the Transactions will be completed and the related benefits will be realized; based on significant expenses, such as legal, advisory and financial services which generally must be paid regardless of whether the Transactions are completed; based on potential disruption of the business of Leidos and distraction of its workforce and management team; and the requirement in the Merger Agreement that, under certain limited circumstances, Leidos must pay Lockheed Martin a termination fee or reimburse Lockheed Martin for expenses relating to the Transactions.

Leidos will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

Leidos expects to incur significant, one-time costs in connection with the Transactions, some of which will be capitalized, including approximately (a) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (b) $30 million of transaction-related costs, including advisory, legal, accounting and other professional fees and (c) $150 million to $175 million of transition and integration-related costs, a portion of which will be incremental capital spending, which management believes are necessary to realize the anticipated synergies from the Transactions. The incurrence of these costs may have a material adverse effect on Leidos’ liquidity, cash flows and operating results in the periods in which they are incurred. Leidos may be able to recover approximately $50 million to $70 million of the transition and integration-related expenses as allocable costs through its cost-type contracts over a five-year period, but there can be no assurances that it will be able to do so.

Investors holding shares of Leidos common stock immediately prior to the completion of the Transactions will, in the aggregate, have a significantly reduced ownership and voting interest in Leidos after the Transactions and will exercise less influence over management.

Investors holding shares of Leidos common stock immediately prior to the completion of the Transactions will, in the aggregate, own a significantly smaller percentage of the combined company immediately after the completion of the Transactions. Immediately following the completion of the Transactions, it is expected that Lockheed Martin stockholders will hold approximately 50.5 percent of the outstanding shares of Leidos common stock, on a fully diluted basis. Leidos’ existing stockholders will continue to hold the remaining approximately 49.5 percent of the outstanding shares of Leidos common stock, on a fully diluted basis. In addition, as a result of the true-up provision in the Merger Agreement, it is possible that Leidos could be required to issue additional shares of its common stock in the Transactions. Consequently, Leidos stockholders, collectively, will be able to exercise less influence over the management and policies of the combined company than they will be able to exercise over the management and Leidos’ policies immediately prior to the completion of the Transactions.

The calculation of merger consideration will not be adjusted if there is a change in the value of the Splitco Business or its assets or the value of Leidos before the Transactions are completed.

The calculation of the number of shares of Leidos common stock to be distributed in the Merger will not be adjusted if there is a change in the value of the Splitco Business or its assets or the value of Leidos prior to the consummation of the Transactions. Leidos will not be required to consummate the Merger if there has been any “material adverse effect” on the Splitco Business as defined in the Merger Agreement. However, Leidos will not be permitted to terminate or re-solicit the vote of Leidos stockholders because of any changes in the market prices of Leidos common stock or any changes in the value of the Splitco Business that do not constitute a material adverse effect on the Splitco Business.

Sales of Leidos common stock after the Transactions may negatively affect the market price of Leidos common stock.

The shares of Leidos common stock to be issued as part of the Transactions will generally be eligible for immediate resale. The market price of Leidos common stock could decline as a result of sales of a large number of shares of Leidos common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Currently, Lockheed Martin stock may be held in index funds that tied to the Standard & Poor’s 500 Index or other stock indices, and may be held by institutional investors subject to various investing guidelines. Because Leidos may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Leidos common stock that they receive in the case of any pro rata distribution. In addition, the investment fiduciaries of Lockheed Martin’s defined benefit pension plans may decide to sell any Leidos common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in the exchange offer, in response to their fiduciary obligations under applicable law.

Leidos expects to incur new indebtedness in connection with the Transactions, and the degree to which Leidos will be leveraged following completion of the Transactions may have a material adverse effect on Leidos’ business, financial condition or results of operations and cash flows.

On January 26, 2016, Leidos and certain financial institutions executed the Leidos Commitment Letter and Splitco and certain financial institutions executed the Splitco Commitment Letter pursuant to which the financial institutions have agreed to provide credit facilities to Leidos and Splitco, respectively, the proceeds of which will provide financing to Leidos to fund the Leidos Special Dividend and to Splitco to finance the Splitco Special Cash Payment. Leidos’ ability to make payments on and to refinance its indebtedness, including the debt incurred pursuant to the Transactions, as well as any future debt that Leidos may incur, will depend on, among other things, Leidos’ ability to generate cash in the future from operations, financings or asset sales. Leidos’ ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond Leidos’ control.

If Leidos is not able to repay or refinance its debt as it becomes due, Leidos may be forced to sell assets or take other disadvantageous actions, including (i) reducing financing in the future for working capital, capital expenditures and general corporate purposes or (ii) dedicating an unsustainable level of Leidos’ cash flow from operations to the payment of principal and interest on Leidos’ indebtedness. In addition, Leidos’ ability to withstand competitive pressures and react to changes in Leidos’ industry could be impaired. The lenders who hold such debt also could accelerate amounts due, which could potentially trigger a default or acceleration of any of Leidos’ other debt.

In addition, Leidos may increase its debt or raise additional capital following the Transactions, subject to restrictions in Leidos’ debt agreements and agreements entered into in connection with the Transactions. If Leidos’ cash flow from operations is less than it anticipates, or if Leidos’ cash requirements are more than it expects, Leidos may require more financing. However, debt or equity financing may not be available to Leidos on terms advantageous or acceptable to Leidos, if at all. If Leidos incurs additional debt or raises equity through the issuance of preferred stock, the terms of the debt or preferred stock issued may give the holders rights, preferences and privileges senior to those of holders of Leidos’ common stock, particularly in the event of liquidation. The terms of the debt or preferred stock also may impose additional and more stringent restrictions on Leidos’ operations than it currently has. If Leidos raises funds through the issuance of additional equity, Leidos stockholders’ percentage ownership in Leidos would be diluted. If Leidos is unable to raise additional capital when needed, it could affect Leidos’ financial condition. Also, regardless of the terms of Leidos’ debt or equity financing, the ability of Leidos to issue common stock may be limited under the Tax Matters Agreement.

The historical financial information of the Splitco Business may not be representative of its results or financial condition if it had been operated independently of Lockheed Martin and, as a result, may not be a reliable indicator of its future results.

The Splitco Business is currently operated by Lockheed Martin. Consequently, the financial information of the Splitco Business included in this document has been derived from the consolidated financial statements and accounting records of Lockheed Martin as if the operations of the Splitco Business were conducted independently from Lockheed Martin. The historical results of operations, financial position and cash flows of the Splitco Business included in this document may not be indicative of what they would have been had the Splitco Business actually been an independent stand-alone entity, nor are they necessarily indicative of the future results of operations, financial position and cash flows of the Splitco Business. For example, the combined financial statements of the Splitco Business include all revenues and costs directly attributable to the Splitco Business and an allocation of expenses related to certain Lockheed Martin corporate functions. These expenses have been allocated to the Splitco Business based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. Although Splitco considers these allocations to be a reasonable reflection of the utilization of services or the benefit received, the allocations may not be indicative of the actual expense that would have been incurred had Splitco operated as an independent, stand-alone entity, nor are they indicative of Splitco’s future expenses.

The unaudited pro forma combined financial information of Leidos and Splitco is not intended to reflect what actual results of operations and financial condition would have been had Leidos and Splitco been a combined company for the periods presented, and therefore these results may not be indicative of Leidos’ future operating performance.

Because Leidos will acquire Splitco only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for the Splitco Business and Leidos. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of Lockheed Martin, Splitco, the Splitco Business and Leidos.

The unaudited pro forma combined consolidated financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what Leidos’ actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma combined consolidated financial information is based in part on certain assumptions regarding the Transactions that Leidos believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited pro forma combined consolidated financial information has been prepared using the acquisition method of accounting, with Leidos considered the acquirer of Splitco. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of the Splitco Business. In arriving at the estimated fair values, Leidos considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to the Splitco Business to be transferred to, or assumed by, Splitco and the Splitco Subsidiaries in the Transactions. Following the Merger, Leidos expects to complete the purchase price allocation after considering the fair value of the assets and liabilities of the Splitco Business at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma combined consolidated financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Leidos management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what Leidos’ results of operations or operating condition would have been had Leidos and Splitco been a consolidated entity during all periods presented, or what Leidos’ results of operations and financial condition will be in the future.

Leidos may be unable to provide the same types and level of benefits, services and resources to Splitco that historically have been provided by Lockheed Martin, or may be unable to provide them at the same cost.

As part of Lockheed Martin, Splitco has been able to receive benefits and services from Lockheed Martin and has been able to benefit from Lockheed Martin’s financial strength and extensive business relationships. After the consummation of the Transactions, Splitco will be owned by Leidos and no longer will benefit from Lockheed Martin’s resources. While Leidos will enter into agreements under which Lockheed Martin will agree to provide certain transition services and site-related services for a period of time following the consummation of the Transactions, it cannot be assured that Leidos will be able to adequately replace those resources or replace them at the same cost. If Leidos is not able to replace the resources provided by Lockheed Martin or is unable to replace them at the same cost or is delayed in replacing the resources provided by Lockheed Martin, Leidos’ business, financial condition and results of operations may be materially adversely impacted.

Leidos’ business, financial condition and results of operations may be adversely affected following the Transactions if Leidos cannot negotiate contract terms that are as favorable as those Lockheed Martin has received when Leidos replaces certain of Splitco’s contracts after the closing of the Transactions.

Prior to the consummation of the Transactions, certain functions (such as purchasing, accounts payable processing, accounts receivable management, information systems, logistics and distribution) associated with the Splitco Business are being performed under Lockheed Martin’s centralized systems and, in some cases, under contracts that also are used for Lockheed Martin’s other businesses and which will not be assigned in whole or in part to Splitco. In addition, some other contracts to which Lockheed Martin is a party on behalf of Splitco will require consents of third parties to assign them to Splitco. There can be no assurance that Leidos will be able to negotiate contract terms that are as favorable as those Lockheed Martin received when and if Leidos replaces these contracts with its own agreements for similar services, including any contracts that may need to be replaced as a result of a failure to obtain required third-party consents.

Although Leidos believes that it will be able to enter into new agreements for similar services and that Lockheed Martin and Leidos will be able to obtain all material third-party consents required to assign contracts to Splitco, it is possible that the failure to enter into new agreements for similar services or to obtain required consents to assign contracts could have a material adverse impact on Leidos’ business, financial condition and results of operations following the consummation of the Transactions.

If the Distribution does not qualify as a tax-free transaction under Section 368(a)(1)(D) or 355 of the Code or the Merger does not qualify as a tax-free “reorganization” under Section 368(a) of the Code, including as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of Lockheed Martin, Leidos or Splitco common stock, then Lockheed Martin and/or Lockheed Martin stockholders may be required to pay substantial U.S. federal income taxes, and, in certain circumstances and subject to certain conditions, Leidos may be required to indemnify Lockheed Martin for any such tax liability imposed on Lockheed Martin.

The consummation of the Transactions is conditioned on the receipt by Lockheed Martin of the Lockheed Martin Tax Opinions and by Leidos of the Leidos Tax Opinion. The opinions will be based on, among other things, currently applicable law and certain representations made by, and certain assumptions permitted by, Lockheed Martin, Splitco, and Leidos. An opinion of counsel represents counsel’s best legal judgment, such opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in the opinions.

Even if the Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, it would be taxable to Lockheed Martin (but not to Lockheed Martin stockholders) pursuant to Section 355(e) of the Code if there were a 50 percent or greater change in ownership of either Lockheed Martin or Splitco (including stock of Leidos after the Merger), directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, any acquisitions of Lockheed Martin, Splitco or Leidos stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although Lockheed Martin may be able to rebut that presumption. While the Merger will be treated as part of such a plan for purposes of the test, standing alone the Merger should not cause the Distribution to be taxable to Lockheed Martin under Section 355(e) of the Code because Lockheed Martin stockholders will hold more than 50 percent of Leidos’ outstanding stock immediately following the Merger. Nevertheless, if the IRS were to determine that other acquisitions of Lockheed Martin, Splitco or Leidos stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in significant tax to Lockheed Martin. In connection with the Lockheed Martin Tax Opinions, Lockheed Martin, Splitco and Leidos (to its knowledge) have represented and will represent that the Distribution is not part of any such plan or series of related transactions other than the Merger. In certain circumstances and subject to certain limitations, under the Tax Matters Agreement Leidos is required to indemnify Lockheed Martin if the Distribution becomes taxable as a result of certain actions by Leidos or Splitco or as a result of certain changes in ownership of the stock of Leidos or Splitco after the Merger. If Lockheed Martin were to recognize gain on the Distribution for reasons not related to a disqualifying action by Splitco or Leidos, Lockheed Martin would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to Lockheed Martin could have a material adverse effect on Lockheed Martin. If Leidos is required to indemnify Lockheed Martin if the Distribution is taxable, this indemnification obligation could be substantial and could have a material adverse effect on Leidos, including with respect to its financial condition and results of operations.

Splitco and Leidos may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

The Tax Matters Agreement generally prohibits Splitco, Leidos and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions.

Furthermore, unless an exception applies, for a two-year period following the date of the Distribution:

•	none of Splitco, Leidos or any of their respective subsidiaries may discontinue the active conduct of the Splitco Business;

•	Leidos may not redeem or repurchase any of its stock;

•	neither Leidos nor Splitco may engage in certain mergers or consolidations;

•	none of Leidos, Splitco or any of Splitco’s subsidiaries may sell or issue any of its own stock or stock rights;

•	none of Splitco, Leidos or any of their respective subsidiaries may enter into any transaction or series of transactions as a result of which one or more persons would acquire (directly or indirectly) an amount of stock of Splitco and/or Leidos (taking into account the stock of Splitco acquired pursuant to the Merger) that would reasonably be expected to cause the failure of the tax-free status of the Distribution, the Merger and certain related transactions; and

•	none of Splitco, Leidos or any of their respective subsidiaries may amend its certificate of incorporation or take any other action affecting the relative voting rights of any stock or stock rights of Leidos, Splitco or their respective subsidiaries.

If Splitco or Leidos intends to take certain restricted actions, it must notify Lockheed Martin of the proposal to take such action and either obtain a ruling from the IRS or an unqualified opinion acceptable to Lockheed Martin to the effect that such action will not affect the tax-free status of the Transactions. However, this will not relieve Leidos of any responsibility to indemnify Lockheed Martin for tax-related losses.

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Leidos may be limited in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in Leidos’ best interests.

Leidos will have more shares of its common stock outstanding and will be a substantially larger company with significant indebtedness after the Transactions, which may discourage other companies from trying to acquire Leidos.

Leidos expects to issue 76,958,918 shares of its common stock in the Merger. In addition, as a result of the true-up provision in the Merger Agreement in certain circumstances, it is possible that Leidos could be required to issue more than 76,958,918 shares of its common stock in the Merger. Because Leidos will be a significantly larger company and will have significantly more shares of its common stock outstanding after the consummation of the Transactions and significantly more outstanding indebtedness, an acquisition of Leidos by a third party may become more expensive. As a result, some companies may not seek to acquire Leidos, and the reduction in potential parties that may seek to acquire Leidos could negatively impact the prices at which Leidos’ common stock trades.

Leidos’ estimates and judgments related to the acquisition accounting models used to record the purchase price allocation may be inaccurate.

Leidos management will make significant accounting judgments and estimates for the application of acquisition accounting under GAAP, and the underlying valuation models. Leidos’ business, operating results and financial condition could be materially and adversely impacted in future periods if Leidos’ accounting judgments and estimates related to these models prove to be inaccurate.

Leidos may be required to recognize impairment charges for goodwill and other intangible assets.

The proposed transaction will add approximately $5.0 billion of goodwill and other intangible assets to Leidos’ consolidated balance sheet. In accordance with GAAP, Leidos management periodically assesses these assets to determine if they are impaired. Significant negative industry or economic trends, disruptions to Leidos’ business, inability to effectively integrate acquired businesses, unexpected significant changes or planned changes in use of the assets, divestitures and market capitalization declines may impair goodwill and other intangible assets. Any charges relating to such impairments would adversely affect Leidos’ results of operations in the periods recognized.

Leidos may waive one or more of the conditions to the consummation of the Transactions without re-soliciting stockholder approval.

Leidos may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions to the extent permitted by applicable law. If Leidos waives the satisfaction of a material condition to the consummation of the Transactions, Leidos will evaluate the facts and circumstances at that time and re-solicit stockholder approval of the Share Issuance if required to do so by applicable law or other relevant rules. In some cases, if the Leidos Board determines that such waiver or its effect on Leidos’ stockholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or rules, Leidos would complete the Merger without seeking further stockholder approval.

Some of Leidos’ directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other Leidos stockholders. Therefore, some of Leidos’ directors and executive officers may have a conflict of interest in recommending the proposals being voted on at Leidos’ special meeting.

In considering the recommendations of the Leidos Board that Leidos’ stockholders vote to approve the Share Issuance, you should be aware that Leidos’ directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Leidos’ stockholders generally. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Leidos’ stockholders that they vote to approve the Share Issuance.

The directors of Leidos immediately prior to the Merger are generally expected to be the directors of Leidos immediately after the Merger and the executive officers of Leidos immediately prior to the Merger are generally expected to be the executive officers of Leidos immediately after the Merger.

In addition, the executive officers of Leidos would be entitled to severance benefits upon a qualifying termination of employment in connection with the Merger that are greater than the severance benefits to which they are entitled without regard to the consummation of the Merger.

For a further description and quantification of the benefits that the Leidos directors and executive officers may receive as a result of these interests, see “The Transactions—Interests of Leidos’ Directors and Executive Officers in the Transactions.”

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

The forward looking statements contained in this document involve risks and uncertainties that may affect Leidos’ and Splitco’s operations, markets, products, services, prices and other factors as discussed in filings with the SEC. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the expectations of Leidos or Splitco will be realized. This document also contains statements about the proposed business combination transaction between Leidos and Lockheed Martin, in which Lockheed Martin will separate a substantial portion of its government information technology infrastructure services business and its technical services business, which have been realigned in the Information Systems & Global Solutions (IS&GS) business segment, and combine this business with Leidos. Many factors could cause actual results to differ materially from these forward-looking statements with respect to the Transactions, including risks relating to the completion of the Transactions on anticipated terms and timing, including obtaining stockholder and regulatory approvals, anticipated tax treatment, the dependency of any split-off transaction on market conditions and the value to be received in any split-off transaction, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the new combined company’s operations, Leidos’ ability to integrate the businesses successfully and to achieve anticipated synergies, and the risk that disruptions from the Transaction will harm Leidos’ business. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Leidos’ consolidated financial condition, results of operations or liquidity. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see Leidos’ filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, and in its quarterly reports on Form 10-Q, which are available at http://www.Leidos.com and at the SEC’s web site at http://www.sec.gov, and Lockheed Martin’s filings with the SEC, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2015, and in its quarterly reports on Form 10-Q, which are available at http://www.lockheedmartin.com and at the SEC’s web site at http://www.sec.gov. Neither Leidos nor Lockheed Martin assumes any obligation to provide revisions or updates to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lockheed Martin, Splitco and Leidos, or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between Lockheed Martin, Splitco and Leidos. See “Other Agreements.”

The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction

Leidos’ directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other Leidos stockholders. Therefore, some of Leidos’ directors and executive officers may have an actual or apparent conflict of interest in favor of the proposal to issue shares of Leidos common stock to Lockheed Martin stockholders in the Merger and the adjournment of the Leidos meeting, if necessary or appropriate, to solicit additional proxies. The members of the Leidos Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Leidos’ stockholders that they vote to approve the Share Issuance and the adjournment of the Leidos meeting, if necessary or appropriate, to solicit additional proxies. In considering the recommendations of the Leidos Board that Leidos stockholders vote to approve the Share Issuance and the adjournment of the Leidos meeting, if necessary or appropriate, to solicit additional proxies, you should be aware of these interests.

Please note for purposes of your review that the disclosure in this section differs from that set forth in the section of this Proxy Statement entitled “Potential Payments upon Termination or a Change in Control” on page 214 hereof. The disclosure in that section is based on an SEC rule which requires us to estimate various termination or change in control payments and benefits and requires us to assume that the applicable event occurred on the last day of our last fiscal year. Conversely, the disclosure in this section describes compensation and benefits which may be provided specifically with respect to the Transactions. Accordingly, there are different assumptions that are used in these two sections, which in turn yield differing estimates of the payments and benefits an executive officer could receive.

Interests of Leidos’ Directors in the Transaction

The directors of Leidos immediately prior to the Merger are expected to continue to be directors of Leidos immediately after the Merger (although the size of the Leidos Board will be increased to include three additional directors to be designated by Lockheed Martin, effective at the time of closing of the Merger).

Interests of Leidos’ Executive Officers in the Transaction

The executive officers of Leidos immediately prior to the Merger are expected to be the executive officers of Leidos immediately after the Merger. In addition, the executive officers of Leidos would be entitled to severance benefits upon a qualifying termination of employment in connection with the Merger that are greater than the severance benefits to which they are entitled upon such a termination which is not in connection with the consummation of the Merger. These enhanced severance benefits are described in further detail below

Executive Employment Agreement with Roger Krone

Mr. Krone, our Chairman and Chief Executive Officer, is party to an executive employment agreement, which provides for the payment of severance in the event he is involuntarily terminated without cause or resigns for good reason. These benefits are increased if the termination occurs in connection with a change in control of Leidos. The Merger will constitute a change in control for purposes of Mr. Krone’s agreement. Therefore, in the event of Mr. Krone’s termination without cause or resignation for good reason during the 24 month period following a change in control (or in some circumstances, prior to a change in control), he will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus the following amounts, subject to his execution of a release of claims and the expiration of the revocation period: (a) a lump sum payment equal to two-and-one-half times his salary and target bonus amount; (b) a lump sum payment in an amount equal to 12 times the monthly COBRA premiums for health, dental and vision coverage in effect for Mr. Krone and his dependents and 30 times the monthly company cost of providing life insurance and disability benefits to Mr. Krone; (c) up to 12 months of outplacement counseling; (d) full vesting of the unvested portion of the initial equity incentive award granted to Mr. Krone when he joined Leidos (with vesting at the target performance level for any unvested portion of such initial equity incentive award which upon the achievement of performance goals); and (e) forgiveness of any obligation to repay the sign-on bonus and sign-on equity grant he received upon commencement of his employment with Leidos. Upon such a termination, Mr. Krone would also not be required to repay to Leidos any pro-rata portion of the sign-on cash bonus and share award he received upon commencing employment. Mr. Krone is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the foregoing payments may be reduced by Leidos to the extent necessary to avoid an excise tax. The amount of severance payments and benefits to which Mr. Krone might become entitled under his employment agreement upon a termination in connection with the Transaction is estimated below in the section entitled “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction—Estimate of Potential Transaction-Related Compensation.”

Under Mr. Krone’s employment agreement, “good reason” generally means (a) a material adverse change in Mr. Krone’s authority, duties or responsibilities (including reporting responsibilities), including the failure of Mr. Krone to continue to serve as Chief Executive Officer of a public company; (b) a material reduction in Mr. Krone’s base salary; (c) the imposition of a requirement that Mr. Krone be based (i) at any place outside a 50-mile radius from Mr. Krone’s principal place of employment immediately prior to the change in control or (ii) at any location other than Leidos’ corporate headquarters, except, in each case, for reasonably required business travel which is not materially greater in frequency or duration than prior to the change in control; or (d) any material breach by Leidos of any provision of his agreement, including the failure of Leidos to obtain an agreement from any successor to assume and agree to perform the agreement.

Severance Protection Agreements

Leidos has entered into severance protection agreements with each of its executive officers, including each of the executive officers named in the summary compensation table on page 210 hereof (the “named executive officers”) other than Mr. Krone, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control (or in certain circumstances, preceding a change in control), he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus the following amounts: (a) a single lump sum severance payment equal to two-and-one-half times the sum of the executive officer’s then current salary (or if greater, the salary in effect within 180 days preceding termination) and target annual bonus amount for the year of termination; (b) continued participation at company expense for 30 months in the health and welfare benefits provided to similarly situated active executive officers; and (c) up to 12 months of outplacement counseling. The Transactions will result in a change in control for purposes of these agreements. These executive officers are not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Code, and the amount of the payments may be reduced by Leidos to the extent necessary to avoid an excise tax.

The definition of “good reason” in the severance protection agreements is generally consistent with the definition of good reason contained in Mr. Krone’s employment agreement, but also includes any purported termination of the executive officer’s employment for cause by Leidos which does not comply with the terms of the agreement.

The amounts potentially payable to the executive officers are set out in the following table, determined as if the consummation of the Merger occurred on June 20, 2016 and each of the listed executive officers incurred a qualifying termination on such date. The amounts indicated below are estimates of the amounts that would be payable to these executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. A more detailed estimate of the amount of severance to which named executive officers might become entitled under the severance protection agreements in connection with the Transaction is quantified in the table in the section entitled “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction—Named Executive Officer Transaction-Related Compensation Golden Parachute Compensation” because SEC rules require such compensation for named executive officers to be set forth in its own table.

Estimate of Potential Transaction-Related Compensation

Name of Executive Officer	Cash Severance Amount ($)	Value of Continued Welfare Benefits ($)	Value of Outplacement Counseling ($)
Roger A. Krone	6,359,041	112,419	15,000
James C. Reagan	2,921,979	94,224	15,000
Vincent A. Maffeo	2,773,571	141,904	15,000
Jonathan W. Scholl	2,528,608	105,079	15,000
Michael E. Leiter	2,559,267	89,841	15,000
Sarah K. Allen	1,691,033	58,475	15,000
S. Gulu Gambhir	1,785,399	89,820	15,000
Ranjit S. Chadha	1,032,471	67,858	15,000

In addition, Mr. Krone would be entitled to accelerated vesting of certain of his equity awards and the forgiveness of any obligation to repay his sign-on bonus and sign-on equity grant, which would have an estimated value of approximately $2,595,171 for the equity acceleration (valued using a share price of $45.58) and $1,179,030 for the forgiveness of the repayment obligations (using the same share value for the sign-on equity grant).

The estimates above are determined as if the consummation of the Merger occurred on June 20, 2016 and each of the listed executive officers incurred a qualifying termination on such date. Similar estimates for the named executive officers are set forth below.

No Change in Control Under Leidos’ Stock Plans

Under the terms of the Leidos stock compensation plans and its deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including the Leidos executive officers, are subject to accelerated vesting upon the occurrence of a change in control of Leidos under certain circumstances. However, the Transactions will not constitute a change in control for purposes of these plans.

Named Executive Officer Transaction-Related Compensation

As required by Item 402(t) of the SEC’s Regulation S-K, the table below along with its footnotes shows an estimate of the compensation that could become payable to the Leidos named executive officers and that is based on or otherwise relates to the Transactions. Please see the section entitled “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction” beginning on page 112 above for further information about the compensation disclosed in the table below.

The table assumes that the consummation of the Merger occurred on June 20, 2016 that and each Leidos named executive officer incurred a qualifying termination of employment on such date. None of the amounts estimated in the table are paid solely on account of a change in control; all would require a qualifying termination of employment (i.e., by Leidos without cause or by the executive for good reason) generally within 24 months following a change in control. The amounts indicated below are estimates of the amounts that would be payable to the executive officers under such circumstances and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available (including without limitation assumptions about the effect of applicable excise taxes) and, as a result, the actual amounts, if any, to be received by a Leidos named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation (1)

Named Executive Officer	Cash (2) ($)	Equity (3) ($)	Pension/ Non-Qualified Deferred Compensation ($)	Perquisites/ Benefits (4) ($)	Tax Reimbursement ($)	Other (5) ($)	Total ($)
Roger A. Krone	6,359,041	2,595,171	N/A	112,419	N/A	1,194,030	10,260,661
James C. Reagan	2,921,979	N/A	N/A	94,224	N/A	15,000	3,031,203
Vincent A. Maffeo	2,773,571	N/A	N/A	141,904	N/A	15,000	2,930,475
Jonathan W. Scholl	2,528,608	N/A	N/A	105,079	N/A	15,000	2,648,687
Michael E. Leiter	2,559,267	N/A	N/A	89,841	N/A	15,000	2,664,108

(1)	All payments and benefits in this table require both a change in control and a qualifying termination in connection with such change in control.
(2)	These amounts represent the sum of each executive’s severance and estimated pro-rata bonus payable as a result of termination. For all named executive officers severance is paid in a single lump sum. Pro-rated bonus amounts reflect an estimate of the bonus to which the named executive officer would be entitled to. Under the terms of his employment agreement, Mr. Krone is entitled to a pro-rated bonus based on actual performance, while other named executive officers are entitled to a pro-rated bonus based on target results.

Named Executive Officer	Salary Component ($)	Cash Bonus Compensation Component ($)	Pro-rata Bonus ($)	Total Cash ($)
Roger A. Krone	2,500,000	3,250,000	609,041	6,359,041
James C. Reagan	1,412,500	1,271,250	238,229	2,921,979
Vincent A. Maffeo	1,437,500	1,125,210	210,861	2,773,571
Jonathan W. Scholl	1,337,500	1,003,125	187,983	2,528,608
Michael E. Leiter	1,312,500	1,050,000	196,767	2,559,267

(3)	Only applicable to equity awards granted to Mr. Krone upon the commencement of his employment with us. Per SEC rules, the amounts set forth in this column are based upon a share value equal to the average closing market price of Leidos’ common stock on the first five business days following the first public announcement of the Transaction ($45.58). All executives would also be entitled to continued vesting of their April 2015 performance share grants on the basis of actual goal achievement following the end of the performance period if involuntarily terminated based on special provisions found in the award agreement.
(4)	For all executives, the amounts include the estimated value to the named executive officer of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination. Mr. Krone would be entitled to a lump sum payment in lieu of continued coverage for 30 months, as provided in his employment agreement. Costs for medical, dental and vision are assumed to increase by 10% on each January 1st for all executives other than Mr. Krone.

Named Executive Officer	Health & Welfare ($)	Life, LTD and AD&D ($)	Total ($)
Roger A. Krone	50,888	61,531	112,419
James C. Reagan	38,693	55,531	94,224
Vincent A. Maffeo	57,198	84,706	141,904
Jonathan W. Scholl	57,198	47,881	105,079
Michael E. Leiter	56,959	32,881	89,841

(5)	Represents the value of outplacement services (estimated to be $15,000 per executive) and, for Mr. Krone only, the pro-rata amounts of his initial sign-on bonus and initial equity grant which would not have to be repaid upon such a termination of employment (estimated to be $1,179,030).

INFORMATION ABOUT THE LEIDOS ANNUAL MEETING

This proxy statement is being provided to Leidos stockholders as part of a solicitation of proxies by the Leidos Board for use at the Leidos annual meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides Leidos stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Leidos annual meeting.

General; Date; Time and Place; Purposes of the Meeting

The Leidos annual meeting is scheduled to be held at the company’s office at 11951 Freedom Drive, Reston, Virginia, on August 8, 2016, at 9:00 a.m., local time. At the Leidos annual meeting, Leidos stockholders will be asked to consider and vote on:

•	the proposal to approve the issuance of shares of Leidos common stock to Lockheed Martin stockholders in connection with the Merger;

•	the election of nine directors;

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

•	the approval, by an advisory vote, of Transaction-related compensation of Leidos’ named executive officers;

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016; and

•	the proposal to adjourn the Leidos annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

A copy of the Merger Agreement is attached to this proxy statement as Annex A-1 and the amendment to the Merger Agreement is attached as Annex F-1). All Leidos stockholders are urged to read the Merger Agreement carefully and in its entirety.

When this proxy statement refers to the “annual meeting,” it is also referring to any adjourned or postponed session of the annual meeting, if it is determined by the board of directors to be necessary or appropriate.

Record Date; Quorum; Voting Information; Required Votes

The Leidos Board has fixed the close of business on June 30, 2016 as the record date for determining Leidos stockholders entitled to receive notice of, and to vote at, the Leidos meeting or any adjournments or postponements thereof. Only holders of record of Leidos common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Leidos meeting.

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of June 30, 2016 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum. A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present. Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.

We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy and voting instruction card that accompanied the printed materials. Submitting your vote via the Internet or by telephone or by proxy and voting instruction card will not affect your right to vote in person if you decide to attend the annual meeting.

The following votes are required for each of the proposals:

•	Proposal No. 1, the proposal to authorize the issuance of shares of Leidos common stock in the Merger, must be approved by the affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the annual meeting. An abstention from voting will be treated as a vote cast under NYSE rules with regard to the proposal to approve the Share Issuance and will have the same effect as a vote “AGAINST” the proposal to approve the Share Issuance. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve the Share Issuance. Accordingly, there will be no “broker non-votes” and shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be voted on the proposal to approve the Share Issuance unless the bank, broker or nominee has received voting instructions from its customer. If this proposal is not approved, the Merger cannot be completed.

•	Proposal No. 2, the proposal to elect nine directors, we have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2016 annual meeting is an uncontested election. If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

•	Proposal No. 3, the proposal to approve, by an advisory vote, the compensation of Leidos’ named executive officers, the affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on the compensation of Leidos’ named executive officers is non-binding on the Board of Directors.

•	Proposal No. 4, the proposal to approve, by non-binding advisory vote, the compensation of our named executive officers that is based on or otherwise relates to the Transactions, will be approved if a majority of the votes cast, in person or by proxy, at the annual meeting vote “FOR” such proposal.

•	Proposal No. 5, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016, the affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve Proposal No. 5. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon.

•	The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at our annual meeting is required to approve Proposal No. 6, the adjournment of our annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of our proposal for the issuance of our common stock.

A list of the names of Leidos stockholders of record will be available for ten days before the meeting for any purpose germane to the meeting, between the hours of 10:00 a.m. and 3:00 p.m., local time, at Leidos’ headquarters, 11951 Freedom Drive, Reston, Virginia 20190. The Leidos stockholder list will also be available at the annual meeting for examination by any stockholder present at such meeting.

Recommendation of Board of Directors

After careful consideration, the board of directors of Leidos authorized and approved the form, terms and provisions of the Merger Agreement, and determined that the terms and conditions of the Merger Agreement, the Merger, including the issuance of Leidos common stock, the Transactions and the other Transaction Documents are advisable, fair to and in the best interests of Leidos and its stockholders.

The Leidos Board recommends that stockholders vote:

•	“FOR” the authorization of the issuance of shares of Leidos common stock in the Merger (the “Share Issuance”);

•	“FOR” the election of the nine directors;

•	“FOR” the approval, by an advisory vote, of the compensation of Leidos’ named executive officers;

•	“FOR” the approval, by an advisory vote, of Transaction-related compensation of Leidos’ named executive officers;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016; and

•	If it is determined by the board of directors to be necessary or appropriate, “FOR” the approval of adjournments or postponements of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance.

How to Vote; Revocation of Proxies

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	“FOR” the authorization of the issuance of shares of Leidos common stock in the Merger (the “Share Issuance”);

•	“FOR” the election of the nine directors;

•	“FOR” the approval, by an advisory vote, of the compensation of Leidos’ named executive officers;

•	“FOR” the approval, by an advisory vote, of Transaction-related compensation of Leidos’ named executive officers;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016; and

•	If it is determined by the board of directors to be necessary or appropriate, “FOR” the approval of adjournments or postponements of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the annual meeting to approve the Share Issuance.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

•	By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

•	By Telephone: Call 1-800-690-6903.

•	By Mail: If you received your proxy materials in the mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

•	In Person: Attend the meeting at the company’s office at 11951 Freedom Drive in Reston, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on August 7, 2016. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on August 3, 2016

Solicitation of Proxies

Leidos will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on Leidos’ website by Leidos’ directors, officers and employees, who will not receive additional compensation for these services. Leidos has retained Morrow & Co., LLC to assist in the solicitation of proxies for a fee of $10,000 plus expenses. Banks, brokers and other nominees will be requested to forward soliciting material to beneficial owners of stock held of record by them, and Leidos will reimburse those persons for their reasonable expenses in doing so.

Adjournments and Postponements

Although it is not currently expected, if it is determined by the board of directors to be necessary or appropriate, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the annual meeting to approve the issuance of shares of Leidos common stock in the Merger. Any adjournment or postponement may be made from time to time by the affirmative vote of the holders of stock having a majority of the votes that could be cast by the holders of all stock entitled to vote on the proposal that are present in person or by proxy at the annual meeting, without further notice other than by an announcement made at the annual meeting, unless such adjournment is for more than 30 days or if after such adjournment a new record date is fixed for the adjourned meeting. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow Leidos stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned or postponed.

The adjournment or postponement proposal relates only to an adjournment or postponement of the annual meeting occurring for purposes of soliciting additional proxies for the approval of the issuance of shares of Leidos common stock in the Merger. Leidos’ board of directors retains full authority to adjourn or postpone the annual meeting for any other purpose, including the absence of a quorum, or to postpone the annual meeting before it is convened, without the consent of any stockholders.

Attending the Meeting

All Leidos stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers or other nominees, are invited to attend the annual meeting. You may vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

•	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;

•	Can be printed from the online voting site; or

•	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

Householding

We have adopted a procedure approved by the SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who do not participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Questions and Additional Information

If Leidos stockholders have more questions about the Transactions or how to submit their proxy, or if they need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact:

Morrow & Co., LLC

470 West Avenue

Stamford, Connecticut 06902

Stockholders, please call Toll Free (800) 278-2141

Banks and Brokerage Firms, please call (203) 658-9400

or

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Investor Relations

Telephone: (571) 526-6000

The vote of Leidos stockholders is important. Please sign, date, and return the proxy card or submit the proxy and/or voting instructions via the Internet or by telephone promptly.

INFORMATION ON LOCKHEED MARTIN’S EXCHANGE OFFER

In the Transactions, Lockheed Martin will offer to holders of Lockheed Martin common stock the right to exchange all or a portion of their Lockheed Martin common stock for shares of Splitco common stock at a discount to the per-share value of Leidos common stock. See “The Transactions.” Splitco has filed a registration statement on Form S-4 and Form S-1 to register shares of its common stock which will be distributed to Lockheed Martin shareholders pursuant to a spin-off or a split-off in connection with the Merger. The shares of Splitco common stock will be immediately converted into shares of Leidos common stock in the Merger. Leidos has filed a registration statement on Form S-4 to register the shares of its common stock which will be issued in the Merger. The terms and conditions of the exchange offer are described in Splitco’s registration statement and Leidos’ registration statement. Leidos and Leidos stockholders are not a party to the exchange offer and are not being asked to separately vote on the exchange offer or to otherwise participate in the exchange offer.

Upon the consummation of the exchange offer, Lockheed Martin will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in the exchange offer, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of Lockheed Martin common stock validly tendered and not withdrawn in the exchange offer and, in the case of a pro rata distribution, holders of Lockheed Martin common stock whose shares of Lockheed Martin common stock remain outstanding after the consummation of the exchange offer. Leidos will deposit with the exchange agent for the benefit of persons who received shares of Splitco common stock in the exchange offer book-entry authorizations representing shares of Leidos common stock, with irrevocable instructions to hold the shares of Leidos common stock in trust for the holders of Splitco common stock.

Leidos expects to issue approximately 77 million shares of Leidos common stock in the Merger. Based upon the reported closing sale price of $46.80 per share for Leidos common stock on the NYSE on June 29, 2016, and after taking into account the Leidos Special Dividend of $13.64 per share, the total value of shares to be issued by Leidos and the cash to be received by Lockheed Martin in the Transactions would have been approximately $4,351,957,721. The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the time of determination.

Lockheed Martin’s exchange offer is subject to various conditions listed in Splitco’s registration statement and Leidos’ registration statement.

The information included in this section regarding Lockheed Martin’s exchange offer is being provided to Leidos’ stockholders for informational purposes only and does not purport to be complete. For additional information on Lockheed Martin’s exchange offer and the terms and conditions of Lockheed Martin’s exchange offer, Leidos stockholders are urged to read Splitco’s registration statement on Form S-4 and Form S-1, or Leidos’ registration statement on Form S-4, and all other documents Splitco or Leidos have filed or will file with the SEC. This document constitutes only a proxy statement for Leidos shareholders relating to the approval of the Share Issuance and is not an offer to sell or an offer to purchase shares of Leidos common stock.

INFORMATION ON LEIDOS

Overview

Leidos is a holding company. Its principal operating company, Leidos, Inc., was formed in 1969 by a small group of scientists led by physicist Dr. Robert Beyster. Since its founding 47 years ago, Leidos has applied its expertise in science, research and engineering in rapidly evolving technologies and markets to solve complex problems of national concern.

Leidos is an applied technology company delivering services and solutions to national security, health and infrastructure markets. It brings domain-specific capability and cross-market innovations to customers in each of these markets by leveraging five core capabilities: C4ISR (“Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance”), cybersecurity, systems engineering, large-scale agile software development and data analytics. Applying its technically advanced solutions to help solve its customers’ most difficult problems has enabled Leidos to build strong relationships with its key customers. These customers include agencies of the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies, state and local government agencies and government agencies of U.S. allies abroad. With a focus on delivering mission-critical solutions, Leidos generates over 76 percent of its total revenues from U.S. Government contracts. A majority of that work supports the U.S. Intelligence Community.

Building on its foundation in offering innovative services and solutions to U.S. Government customers, Leidos is expanding into international government and broader commercial markets. By leveraging expertise in multiple disciplines, tailoring its solutions to the particular needs of its targeted markets, and using advanced analytics, Leidos works to securely deliver solutions that not only meet its customers’ current goals, but also support their future endeavors.

For a more detailed description of the business of Leidos, see Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Leidos’ Business After the Consummation of the Transactions

The combination of the Splitco Business with Leidos’ existing business is intended to add large, complex IT system implementation and operation experience, and additional federal and international IT solutions and services work to the Leidos portfolio, providing more venues to sell value added services such as cybersecurity and analytics.

Leidos expects the Transactions to have the following strategic benefits:

•	Increased scale and diversification of Leidos’ product portfolio. As a result of the Transactions, Leidos expects the combined business to become the largest pure-play IT services provider to the U.S. Government with approximately $10 billion in revenue and 33,000 skilled employees.

•	Complementary Market Access and Capabilities. The Splitco Business will contribute to Leidos’ experience in large, complex IT systems design, implementation and operation. The combined business will add federal and international IT solutions and services work in areas that complement Leidos’ existing business with minimal overlap.

•	Synergies. The consummation of the Transactions is expected to generate annualized net cost synergies of approximately $120 million by the end of fiscal year 2018. The combination of the Splitco Business with Leidos will also generate long-term revenue synergies and enhance competitiveness.

•	Improved Financial Profile. The consummation of the Transactions will enhance Leidos’ margins and revenue growth opportunities with strong free cash flow generation.

Prior to the consummation of the Transactions, certain functions (such as telecommunication systems, subcontracting, logistics, financial services and employee benefits administration) for the Splitco Business have generally been performed under Lockheed Martin’s centralized systems and, in some cases, under contracts that are also used for Lockheed Martin’s other businesses which are not being assigned to Splitco as part of the Transactions. To enable Leidos to manage an orderly transition in its operation of the Splitco Business, Splitco and Lockheed Martin will enter into the Transition Services Agreement (Parent to Splitco). Pursuant to the Transition Services Agreement (Parent to Splitco), Lockheed Martin will provide Splitco with certain transition services from the period beginning on the date of the Distribution and generally ending within one year, or a shorter or longer period for certain specific services. See “Other Agreements—Additional Agreements—Transition Services Agreements.”

Leidos’ Liquidity and Capital Resources After the Consummation of the Transactions

As of April 1, 2016, Leidos had current assets of $1,803 million, total assets of $3,391 million, current liabilities of $1,005 million, net working capital of $798 million, and long-term debt, net of current portion of $1,089 million. Following the consummation of the Transactions, Leidos’ total assets and liabilities will increase significantly.

As of April 1, 2016, on a pro forma basis (as described in “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income”), Leidos would have had current assets of $2,366 million, total assets of $9,187 million, current liabilities of $1,916 million, net working capital of $450 million, and long-term debt, net of current portion, of $3,491 million. Leidos’ cash from operations was $399 million for the 11 months ended January 1, 2016, as compared to cash used in operations of $18 million for the three months ended April 1, 2016. Leidos also expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of Splitco.

Leidos believes that the combination of Splitco with Leidos’ existing business will result in anticipated annualized net cost synergies of at least $120 million by the end of fiscal year 2018 as a result of (i) approximately $50 million in expected savings from corporate overheads and shared enterprise services, (ii) approximately $60 million in expected savings from improved operating efficiencies in its line and functional organizations, and (iii) approximately $10 million in expected savings from real estate optimization, supply chain and other cost savings. If Leidos is able to increase sales to new and existing customers and access new product and services markets as a result of the Transactions, Leidos estimates that additional annualized synergies potentially may be achievable within three years from the consummation of the Transactions.

Leidos expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Transactions, including approximately (a) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (b) $30 million of transaction-related costs, including advisory, legal, accounting and other professional fees (of which $6 million has been incurred through April 1, 2016) and (c) $150 million to $175 million of transition and integration-related costs (of which $3 million has been incurred through April 1, 2016), a portion of which will be incremental capital spending, which Leidos management believes are necessary to realize the anticipated synergies from the Transactions. The financing fees and transaction-related costs are expected to be incurred in 2016 and will primarily be funded through new term loans issued in connection with the Transactions. The transition and integration-related costs will be incurred during the first three years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. Management expects to recover approximately $50 million to $70 million of the transition and integration-related costs as allowable costs through its cost-type contracts over a five-year period. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

Following the consummation of the Transactions, Leidos and Splitco, a wholly-owned subsidiary of Leidos, will have incurred new indebtedness in the form of term loans, of which the indebtedness incurred by Splitco prior to the consummation of the Merger will be used to finance the Special Cash Payment to Lockheed Martin, and these obligations incurred by Splitco are expected to be guaranteed by Leidos following the consummation of the Merger. In connection with the Transactions, Leidos has entered into the Leidos Revolving Credit Facility, which will replace Leidos’ existing revolving credit facility with a new $750 million senior revolving credit facility.

The following table summarizes, as of January 1, 2016, Leidos’ pro forma contractual obligations to make future payments pursuant to certain contracts or arrangements (including the proposed new indebtedness to be incurred by Leidos and Splitco in connection with the Transactions, as described in more detail under “Debt Financing”) and provides an estimate of the fiscal years in which these obligations are expected to be satisfied:

	Payments Due by Fiscal Year
	Total	2016	2017	2018	2019	2020	2021 and Thereafter
							(in millions)
Contractual obligations (1):
Existing Leidos long-term debt (including current portion) (2)	$1,974	$60	$60	$59	$60	$59	$1,676
Proposed new long-term debt of Leidos and Splitco (including current portion) (3)(4)	2,945	159	157	544	170	767	1,148
Operating lease obligations	349	84	69	58	45	31	62
Capital lease obligations	6	2	2	1	1	—	—
Other long-term liabilities (5)	41	6	6	6	6	6	11

Total contractual obligations	$5,315	$311	$294	$668	$282	$863	$2,897

(1)	Purchase orders for services or products to be delivered pursuant to U.S. Government contracts for which Leidos is entitled to full recourse under normal contract termination clauses have been excluded.
(2)	Includes total interest payments on Leidos’ current outstanding debt. Interest payments represent the entire balance for fiscal years 2016-2020 and $589,000,000 of Leidos’ obligations in fiscal year 2021 and thereafter. The total interest payments on Leidos’ outstanding debt are calculated based on the stated fixed rates of the senior unsecured notes and do not reflect the variable interest rate component due to the interest rate swap agreements.
(3)	Includes total interest payments on the proposed new debt to be incurred by Leidos and Splitco in connection with the Transactions, as if the new debt was incurred on January 1, 2016. Interest payments represent $78,000,000, $76,000,000, $73,000,000, $59,000,000, and $56,000,000 of Leidos’ obligations for fiscal years 2016-2020, respectively, and $72,000,000 for fiscal year 2021 and thereafter.
(4)	Leidos management does not expect to draw on the Leidos Revolving Credit Facility in connection with the consummation of the Merger and, as a result, the entire available balance of $750,000,000 is not included in the table above.
(5)	Other long-term liabilities were allocated by fiscal year as follows: liabilities under deferred compensation arrangements are based upon the average annual payments in prior years upon termination of employment by participants and other liabilities are based on the fiscal year that the liabilities are expected to be realized. The table above does not include income tax liabilities for uncertain tax positions of $5,000,000 and $4,000,000 of additional tax liabilities, as management is not able to reasonably estimate the timing of payments in individual years due to uncertainties in the timing of audit outcomes and when settlements will become due. There is no obligation included for Leidos’ foreign defined benefit pension plan, as the plan was overfunded by $2,000,000 as of January 1, 2016. For a discussion of potential changes in these pension obligations, see Note 15 of the combined notes to consolidated financial statements contained in Leidos’ Transition Report on Form 10-K for the 11-months ended January 1, 2016, which is incorporated by reference in this document.

Leidos anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under the Leidos Revolving Credit Facility, which is expected to have $750 million of unused availability immediately following the consummation of the Transactions. Leidos expects that these sources of liquidity will be sufficient to make required payments of interest and principal on the outstanding Leidos debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above, and the costs of future acquisitions. Leidos expects that it will be able to comply with the financial and other covenants of its existing debt arrangements and the covenants under the agreements governing the Facilities.

For more information on Splitco’s and Leidos’ existing sources of liquidity, See the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business” and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Leidos’ Transition Report on Form 10-K for the 11 months ended January 1, 2016 and Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016, which are filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of Leidos Before and After the Consummation of the Transactions

Board of Directors

The Leidos Board currently consists of 10 directors. In connection with the Transactions, effective at the time of closing of the Merger, the size of the Leidos Board will be increased to no more than 13 directors with three directors to be designated by Lockheed Martin.

Listed below is the biographical information for each person who is currently a member of the Leidos Board:

David G. Fubini, 62, is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

John J. Hamre, 65, has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. He currently serves as Chairman of the Defense Policy Board Advisory Committee.

Miriam E. John, 67, retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science and engineering development programs. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the immediate past chair of the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory, and Sandia Corporation, a subsidiary of Lockheed Martin that operates Sandia National Laboratories for the Department of Energy. She is a Senior Fellow and immediate past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the Navy’s Superior Public Service Award.

John P. Jumper, 71, served as Leidos’ Chief Executive Officer from March 2012 until July 2014 and Chair of the Board from June 2012 to March 2015, after having served as an independent director since 2007. Considered an expert on matters concerning the aerospace and defense sectors, Mr. Jumper served as a senior advisor for private equity firms including the Carlyle Group and the Four Star Group. Before joining the private sector in 2005, General Jumper served 39 years in the United States Air Force, retiring as the Air Force Chief of Staff, the Air Force’s highest ranking officer, and as a member of the Joint Chiefs of Staff. In that capacity he was a direct advisor to the Secretary of Defense, National Security Council, and the President. Mr. Jumper previously served on the boards of Goodrich Corporation, Jacobs Engineering Group, Inc., WESCO Aircraft Holdings, Inc., Somanetics Corporation and Tech Team Global, Inc. He currently serves on the Board of Directors of NACCO Industries, Inc., and Hyster-Yale Materials Handling, Inc.

Harry M.J. Kraemer, Jr., 61, has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997. He previously served on the board of Catamaran Corp. and currently serves on the boards of Sirona Dental Systems, Inc. and VWR International.

Roger A. Krone, 59, has served as Leidos’ Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as Leidos’ Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including Vice President and General Manager of Boeing’s Army Systems division, Vice President of strategic programs at Boeing, Vice President and Treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a Bachelor’s degree in Aerospace Engineering from Georgia Institute of Technology, a Master’s degree in Aerospace Engineering from the University of Texas at Arlington and a Master of Business Administration from Harvard Graduate School of Business.

Gary S. May, 51, has served as the Dean of the College of Engineering at the Georgia Institute of Technology since June 2011. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Lawrence C. Nussdorf, 69, is Chairman and Chief Executive Officer of Clark Enterprises, Inc., a privately held company with extensive interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015. Mr. Nussdorf previously served on the board of Pepco Holdings, Inc. and Capital Source, Inc.

Robert S. Shapard, 60, has served as Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC since April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

Noel B. Williams, 61, is the retired President of HCA Information Technology & Services, Inc., a wholly-owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Executive Officers

The executive officers of Leidos immediately prior to the consummation of the Merger are expected to be the executive officers of Leidos immediately following the consummation of the Merger. Listed below is the biographical information for each person who is currently an executive officer of Leidos:

Sarah K. Allen, 57, has served as the Executive Vice President and Chief Human Resources Officer since 2013. Prior to joining Leidos in September 2008, Ms. Allen served as the Director of Human Resources in the TASC Business Unit of Northrop Grumman Corporation. Earlier in her career, she held positions with TRW Environmental Safety Systems, Honeywell and Hewlett-Packard Company.

Roger A. Krone, 59, has served as Leidos’ Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as Leidos’ Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including Vice President and General Manager of Boeing’s Army Systems division, Vice President of strategic programs at Boeing, Vice President and Treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a Bachelor’s degree in Aerospace Engineering from Georgia Institute of Technology, a Master’s degree in Aerospace Engineering from the University of Texas at Arlington and a Master of Business Administration from Harvard Graduate School of Business.

James C. Reagan, 57, has served as the Executive Vice President, Chief Financial Officer since July 2015. Prior to joining Leidos, from 2012 to 2015, Mr. Reagan was with Vencore, Inc. (formerly The SI Organization, Inc.), a provider of information solutions, and engineering and analysis services to the U.S. Intelligence Community, U.S. Department of Defense and federal civilian agencies, where he served as Senior Vice President and Chief Financial Officer. From 2011 to 2012, Mr. Reagan was Executive Vice President and Chief Financial Officer of PAE, Inc., a provider of mission support services to the U.S. Government. Mr. Reagan is a Certified Public Accountant.

Ranjit S. Chadha, 46, has served as Senior Vice President and Corporate Controller since April 2016. Mr. Chadha joined our company in November 2015 as Assistant Corporate Controller. Prior to joining us, Mr. Chadha held various positions of increasing responsibility over five years with Computer Sciences Corporation, most recently as Assistant Controller. Prior to that, he served as a Senior Manager, National Office, with PricewaterhouseCoopers. Mr. Chadha is a certified public accountant, chartered accountant and received his Bachelor of Science from St. Stephens College, Delhi University, India.

S. Gulu Gambhir, 47, has served as the Chief Technology Officer and Executive Vice President since 2013. Prior to that time, Mr. Gambhir served as National Security Sector Chief Technology Officer and Senior Vice President since 2009. Before joining Leidos, Mr. Gambhir served as Director of Northrop Grumman’s Science and Technology Operating Unit of TASC, holding a variety of technical and managerial roles since 1991. Previously, he worked at Space Applications Corporation and COMSAT Laboratories.

Michael E. Leiter, 47, has been the Executive Vice President and Head of Integration since March 2016 and previously served as Executive Vice President for Business Development and Strategy since November 2014. Prior to joining Leidos, Mr. Leiter served as Head of Global Government & Commercial Cyber Operations, and Senior Counselor to the Chief Executive Officer, of Palantir Technologies from 2011 to 2014. Before entering the private sector, he served as the Director of the National Counterterrorism Center (NCTC) from 2007 until 2011.

Vincent A. Maffeo, 65, has served as the General Counsel and an Executive Vice President since June 2010. Prior to joining Leidos, from 1977 to 2009, Mr. Maffeo was with ITT Corporation, a high-technology engineering and manufacturing company, where he served as Senior Vice President and General Counsel from 1995 until 2009. He held various other increasingly responsible legal positions at ITT Corporation in the telecommunications, defense and automotive businesses, and at the European Headquarters of ITT Europe, before becoming General Counsel.

Jonathan W. Scholl, 54, has served as the President, Health and Engineering Sector since June 2015. Prior to joining Leidos, Mr. Scholl served for five years as the Chief Strategy Officer for Texas Health Resources, one of the largest nonprofit health care delivery systems in the country. Prior to that, he spent 15 years with The Boston Consulting group and served as Head of their North American Healthcare Provider Practice and leader of their Lean Six Sigma initiative for hospitals. He also served as Vice President for applications development for the TenFold HealthCare Group in Dallas. Mr. Scholl served five years in the U.S. Navy as a nuclear submarine officer and nuclear power plant instructor.

INFORMATION ON THE SPLITCO BUSINESS

General

The Splitco Business is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. It also provides services to agencies of allied foreign governments, state and local governments and commercial customers. The Splitco Business supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. The Splitco Business is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. The Splitco Business’ international customers are primarily located in the United Kingdom, the Middle East, and Australia. In the commercial sector, the Splitco Business serves clients primarily in the financial services, healthcare and energy industries. In 2015, the Splitco Business generated revenues of $5.6 billion, of which U.S. Government customers accounted for 88% (including 26% from the DoD), international customers accounted for 10% and U.S. commercial and other customers accounted for 2% of revenues.

The Splitco Business operates and reports its financial results as a single operating segment. It manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base. Although the business is managed and resources are allocated as a single operating segment, certain information regarding sectors and functional capabilities is presented below for purposes of providing an understanding of the Splitco Business.

Products, Services and Solutions

The Splitco Business delivers a broad range of technology, development and integration capabilities, technical services and engineering solutions to its customers.

•	Networks and IT Infrastructure—The Splitco Business delivers enterprise operations; network services and communications; application management and optimization; data center operations, migration and consolidation; and data storage. It applies these solutions to physical, virtualized cloud, and hybrid form networks. The Splitco Business provides the services and oversight clients require for IT infrastructure transformation, implementation and operations. Key customers include the Department of Justice, Department of Homeland Security, the General Services Administration, the Social Security Administration and the Australian Tax Office.

•	Software Development and Integrated Systems—The Splitco Business offers extensive software development capabilities for intelligence and information systems and deliver solutions to the intelligence community, DoD, military services, DHS and the UK Ministry of Defence. Software and integrated systems offerings include development of small and large scale information technology applications, embedded systems, and mobile applications. The Splitco Business delivers expertise across an extensive list of programming languages applicable to traditional, cloud, mobile and embedded applications. The Splitco Business employs traditional and agile development methods depending on the application.

•	Cybersecurity—The Splitco Business provides cybersecurity solutions with deep technical, analytic, and cyber mission experience that help clients anticipate threats to their networks and their data, ensure their cyber approach is executed with established best practices, and enables them to respond to cyber events. Its cybersecurity solutions detect and manage the most sophisticated cyber threats. The Splitco Business designs, develops, deploys and supports information-centric software systems for complex, data-driven national security challenges. It has a significant cybersecurity business based on its military and intelligence work with the federal government. Key customers include the DoD and its military services as well as international customers, including NATO and the Australian Department of Defense.

•

Surveillance and Reconnaissance—The Splitco Business offers a wide range of technologies in multiple domains that address the most critical threats and deliver solutions to the intelligence community, DoD and military services. Core capabilities include secure network management; enterprise IT architecture and IT infrastructure operations and management; intelligence analysis and training; airborne intelligence; intelligence, surveillance and reconnaissance (“ISR”) solutions; agile software development; cyber and information security; and geospatial technologies.

•	Data Analytics—The Splitco Business’ data analytics services provide clients with the resources to make informed decisions to maximize performance by leveraging a wide range of problem-solving techniques including simulation, mathematical optimization, queuing theory, and machine learning to improve decision-making and efficiency.

•	Engineering—Engineering capabilities include prototyping, reverse engineering, systems engineering and integration, and applied engineering disciplines. The Splitco Business uses design and manufacturing techniques to convert functional requirements into useable prototypes that can be deployed to test and confirm the requirements are met. It also provides advanced engineering services such as electronics/embedded system technical exploitation.

•	Air Traffic Management—The Splitco Business has delivered air traffic management systems and expertise since the 1950s and continues to deploy some of the world’s most advanced and cost-effective systems to provide air traffic management solutions to U.S. and international customers. More than 60% of the world’s air traffic is guided by Splitco Business systems. Solutions include the En Route Automation Modernization (ERAM) system for the Federal Aviation Administration’s Next Generation Air Transportation System; air traffic optimization including Time Based Flow Management, enabling air traffic controllers to manage aircraft in congested airspace more efficiently; and Flight Services supporting pre-flight, inflight, operational and special services, en route communications, search and rescue services and aeronautical and meteorological information analytics.

•	Health Management Services—The Splitco Business manages critical data and infrastructure for some of the largest federal agencies in the U.S. healthcare system. It provides customers with the ability to integrate technology, people and processes into efficient, secure and scalable operations to secure patient information and support better healthcare outcomes through data management; security; interoperability capabilities for next generation data centers; health IT system modernization; and big data analytics. Splitco supports the missions of customers such as Centers for Disease Control and Prevention, the Centers for Medicare & Medicaid Services, the Department of Health and Human Services, the Food and Drug Administration and the Department of Veterans’ Affairs.

•	Energy Management and Operations—The Splitco Business provides environmental services and solutions to the U.S. Government and commercial customers both directly and through joint ventures that perform management and operations (“M&O”) services at U.S. Government sites. These services and solutions include M&O services at the U.S. Government’s former nuclear fuel production site in Hanford, Washington, and M&O services at the Y-12 national security site in Oak Ridge, Tennessee and the Pantex site in Amarillo, Texas; critical infrastructure for nuclear operations and national nuclear materials tracking, engineering systems; and national environmental emergency response. The Splitco Business supports the missions of customers that include the Department of Energy, Nuclear Regulatory Commission and Environmental Protection Agency.

•	Acquisition, Program Management, and Logistics—The Splitco Business’ acquisition, program management, and logistics capabilities help clients design, implement, and deliver a wide range of operational programs including those related to acquisition and contracts, supplier, and budget management. Services delivered include strategy development, policy support, logistics management, staff development and deployment, modeling and simulation, testing and validation, information assurance, and data management. Solutions include mission critical, 24x7 M&O services; development and engineering support; complex logistics and infrastructure support in some of the harshest environments in the world; and human capital and training solutions. The Splitco Business supports customers that include the National Aeronautics and Space Administration and the National Science Foundation.

Contract Procurement

Of the $5.6 billion in revenues in 2015, approximately 90% were from contracts where the Splitco Business was the prime contractor. While the Splitco Business has a diverse contract base with over 2,600 individual contracts and task orders, it also has a legacy of long-term, large-scale program execution on a number of the largest U.S. Government enterprise-wide IT services and solutions programs.

Customers of the Splitco Business, including the U.S. Government, use different procurement approaches depending on the nature of the products or services needed by the customer. In many cases, budget pressures have resulted in the U.S. Government consolidating contracts into broader contract vehicles with multiple awards being issued to different companies that then are required to submit competitive bids and proposals on individual task orders issued under those broader contract vehicles. Although the overwhelming majority of the work performed by the Splitco Business is awarded under contracts that are subject to competitive bids, a small amount of the work performed from time to time may be awarded to Splitco as an incumbent contractor on a sole source basis if certain requirements are met.

The principal contracting methods used by the U.S. Government to procure products and services, including those offered by the Splitco Business include single-award contracts, indefinite delivery / indefinite quantity (“IDIQ”) contracts, and General Services Administration (“GSA”) schedule contracts.

•	Single-Award Contracts—These contracts typically result from a competitive procurement process and involve the award of a single definitive contract to one company to provide products and services that were the subject of an individual request for proposals by an agency of the U.S. Government. The contract award frequently will include a base period of a number of years followed by one of more option periods in which the customer can extend the contract period of performance.

•	Indefinite Delivery / Indefinite Quantity Contracts—These contracts have become an increasingly important means by which the U.S. Government procures services of the types offered by the Splitco Business. They enable the customer to negotiate the terms and conditions under which one or more contractors agree to provide products or services, and then to issue specific task orders for individual tasks or work as needed. One effect of this contracting method is that the cycle times between a request for proposals and the award of work is shortened, which can result in less visibility as to future revenues and profitability. IDIQ contracts may be awarded on a single-award basis in which one contractor is awarded the contract and then submits individual task order proposals as services or products are needed by the customer, or on a multiple-award basis where the IDIQ contract is awarded to multiple contractors who then are entitled to submit bids on work to be performed under that contract vehicle in a competitive procurement. Because these types of IDIQ contracts involve multiple contract awards, a company’s success in obtaining such an award generally does not guarantee a specific amount of work. As a result, a company may not have visibility as to the future revenues or profitability associated with the contract. Since a contractor must be a party to the IDIQ contract to be eligible to submit a bid on any task orders issued under the contract, the failure of the Splitco Business to be successful in obtaining a particular IDIQ contract when it is made available for bid by the U.S. Government can have an adverse effect on the future revenues and profits of the Splitco Business.

•	The General Services Administration Schedule Contracts—The GSA maintains a list of suppliers of services and products and related prices under which agencies of the U.S. Government can procure those services and products. To be awarded a GSA Schedule Contract, companies must meet specified requirements and pre-qualify for awards. When a given government agency is in need of services or products of the type available under GSA Schedule Contracts, they or the GSA on their behalf will conduct a competition and award the contract to the successful bidder or bidders on the pre-negotiated terms, which may include a discount against the specified rates or prices in the underlying GSA Schedule Contract. Like IDIQ Contracts, this approach to contracting by the U.S. Government shortens procurement cycles and the award of a GSA Schedule Contract to the Splitco Business does not provide any assurance to a specified level of revenues or profits.

In the case of the business conducted by the Splitco Business with foreign governments, the types of procurement processes and approaches to contracting for products and services are similar to those used by the U.S. Government and discussed above.

In the case of the business conducted by the Splitco Business with commercial customers, the work may be procured on the basis of a competitive process that is very similar to a procurement for a single-award contract with the U.S. Government or may be procured on the basis of individual negotiation without a competitive or formal request for proposals process.

Contract Types

The customers of the Splitco Business use a number of different contract types to acquire products and services. Generally, the contract type employed in a particular procurement is based on a number of factors, including cost, the type of work, the complexity of the work and the maturity of the processes and software needed to perform the work, the level of detail provided by the customer in establishing contract requirements or the level of responsibility of the contractor in designing and delivering a solution, the extent of competition and the availability of contractors with the requisite capabilities to perform the work. The Splitco Business provides products, services and solutions using a number of different contract types, but the predominant contract types are:

•	Cost Reimbursement Contracts—Cost reimbursement contracts come in a number of forms, but generally involve reimbursement of direct costs associated with the work performed and certain allocated costs based on established allocation methodologies, plus a fee. The fee may be based on a fixed percentage of costs incurred or may be based on other metrics including customer evaluation of contractor performance.

•	Fixed Price Contracts—Fixed price contracts provide an agreed-upon fixed price for a specified product or service. Because of the fixed price nature of the work, the contracts typically include detailed specifications or statements of work. While fixed price contracts provide a contractor with an opportunity to earn higher margins if they can do the work at a cost lower than was anticipated, cost overruns can result in reduced profitability or contract losses in certain situations.

•	Time and Materials (“T&M”) Contracts—T&M contracts generally involve payment to a contractor for the specific time worked by different levels of contractor employees based on specified qualifications (which may involve education level or extent of experience) and agreed-upon fixed hourly rates for direct labor, plus reimbursement for specified direct costs incurred in the performance of the contract.

Of the $5.6 billion in 2015 revenues of the Splitco Business, 45% were from cost reimbursement contracts, 40% were from fixed price contracts and 15% were from T&M contracts.

Backlog

At March 27, 2016, the Splitco Business backlog was $4.5 billion. Backlog is converted into sales in future periods as work is performed or deliveries are made. Approximately $3.4 billion of the Splitco Business backlog at March 27, 2016 is expected to be converted into sales in 2016. The backlog includes both funded (firm orders for products and services for which funding has been both authorized and appropriated by the customer—Congress, in the case of U.S. Government agencies) and unfunded (firm orders for which funding has not been appropriated) amounts. Unexercised options or potential orders under IDIQ contracts are not included in backlog. If any of the contracts with firm orders were to be terminated, backlog would be reduced by the expected value of the unfilled orders of such contracts. Funded backlog was $3.1 billion at March 27, 2016.

Competition

The Splitco Business competes both domestically and internationally against numerous smaller competitors as well as large aerospace, defense and information technology companies. Principal competitors include:

•	engineering, IT and technical services divisions of large defense contractors that provide products and services of the type provided by the Splitco Business in addition to hardware and products associated with large platform programs, including The Boeing Company, General Dynamics Corporation, Northrop Grumman Corporation, BAE Systems plc, L-3 Communications Corporation and Raytheon Company;

•	companies focused principally on engineering, IT and technical services, including Booz Allen Hamilton Inc., CACI International Inc., ManTech International Corp., CSRA Inc., Engility Holdings, Inc., and SAIC;

•	diversified companies with significant commercial IT services business in addition to business with agencies of the U.S. Government, including Accenture plc, Hewlett Packard Enterprise Company, and International Business Machines Corporation; and

•	companies that focus on particular end markets or industries, such as in health care, in aviation, in space and science and in energy.

The Splitco Business has been impacted by the downturn in the IT budgets of certain U.S. Government agencies and increased competition on existing contracts, coupled with the fragmentation of large contracts into multiple smaller contracts that are awarded primarily on the basis of price. In many cases, in an effort to expand competition, the U.S. Government has decided to combine multiple contracts into larger IDIQ or similar omnibus contracts and then award individual work under those broad contract vehicles on a competitive task order basis. That approach to contracting by agencies of the U.S. Government has made it more important to be a party to one of the IDIQ or similar contract vehicles since a company must hold the contract vehicle to be eligible to bid on the underlying task orders.

Principal factors of competition include price; the value of Splitco’s products and services to the customer; technical and management capability; the ability to develop and implement complex, integrated system architectures; demonstrated ability to execute and perform against contract requirements; and the ability to provide timely solutions. Because IT procurements are increasingly focusing on price over other factors of competition, the cost structure of a contractor (particularly with respect to cost reimbursement contracts) has become a more significant driver of success in U.S. Government procurements. In many cases, the U.S. Government has made it clear that, as long as a particular proposed solution is technically acceptable (even if not the preferable solution), price will be the deciding factor. That customer acquisition strategy has made it increasingly more difficult for companies that are part of larger defense contractors with significant manufacturing operations on large platform programs to compete for engineering, IT and technical services work.

Intellectual Property

The products and services of the Splitco Business generally are not dependent upon patent or trademark protection, but historically Lockheed Martin selectively has sought patent protection when in its judgment such protection was available and the Splitco Business would not be adversely affected by the filing of a patent application and has sought to establish trademark rights in certain of the commercial businesses of the Splitco Business. The Splitco Business has a proprietary interest in certain of its products, software programs, methodologies and know-how, which it seeks to protect through copyright and trade secret law and through licenses and other contractual means.

In connection with the performance of services or the provision of products, the U.S. Government has certain rights to inventions, data, software code and related material that are developed under U.S. Government-funded contracts and subcontracts. Generally, the U.S. Government may disclose or license such information to third parties, including, in some instances, competitors of the Splitco Business. In the case of some subcontracts of the Splitco Business, the prime contractor also may have certain rights to the programs and products that the Splitco Business develops.

Research and Development

The Splitco Business conducts research and development (R&D) activities under customer-sponsored contracts and with its own independent R&D funds. Independent R&D costs include basic research, applied research, development, systems and other concept formulation studies. Generally, these costs are allocated among all contracts and programs in progress under U.S. Government contractual arrangements. Costs incurred under customer-sponsored R&D programs pursuant to contracts are included in net sales and cost of sales. Under certain arrangements in which a customer shares in product development costs, Splitco’s portion of the unreimbursed costs is expensed as incurred in cost of sales. Independent R&D costs charged to cost of sales were $22 million in 2015, $18 million in 2014 and $23 million in 2013. See “Research and Development” in “Note 2—Significant Accounting Policies” of the audited financial statements of the Splitco Business included in this document.

Government Contracts and Regulation

The Splitco Business is heavily regulated. It contracts with numerous U.S. Government agencies and entities, including all branches of the U.S. military, the Departments of Defense, Veterans Affairs, Homeland Security, Justice, Health and Human Services, Transportation and Energy, the Social Security Administration, the Federal Aviation Administration, the National Aeronautics and Space Administration, and the U.S. Environmental Protection Agency. Similar government authorities in other countries regulate the Splitco Business’ international business with foreign governments.

The Splitco Business must comply with, and is affected by, laws and regulations relating to the formation, administration and performance of U.S. Government and other contracts, including the Federal Acquisition Regulation (“FAR”) and agency-specific regulations that implement or supplement the FAR, such as the Department of Defense Federal Acquisition Regulation Supplement. These laws and regulations, among other things:

•	require certification and disclosure of all cost or pricing data in connection with certain types of contract negotiations;

•	impose specific and unique cost accounting practices that may differ from GAAP;

•	impose acquisition regulations, which may change or be replaced over time, that define allowable and unallowable costs and otherwise govern the right to reimbursement under certain cost-based U.S. Government contracts;

•	impose limitations on certain work that might raise an actual or potential organizational conflict of interest where the conflict of interest cannot be mitigated or avoided in an acceptable manner;

•	require specific security controls to protect Department of Defense controlled unclassified technical information and restrict the use and dissemination of information classified for national security purposes and the export of certain products, services and technical data;

•	require the review and approval of contractor business systems, including accounting systems, estimating systems, purchasing systems and property management systems; and

•	require reviews and audits by the Defense Contract Audit Agency, the Defense Contract Management Agency and other agencies of the U.S. Government for compliance with applicable contractor requirements.

Similar laws and regulations govern the Splitco Business’ work for government customers outside the U.S.

In addition to the foregoing, some of the Splitco Business’ work involves access to or use by Splitco Business Employees of personally identifiable information or protected health information in a manner that is subject to extensive foreign, federal and state privacy and data security laws and regulations. These laws and regulations differ by jurisdiction and compliance with these laws and regulations require the Splitco Business to impose additional restrictions and implement procedures to safeguard the protected information.

The U.S. Government may terminate any of the Splitco Business’ government contracts and subcontracts either at its convenience or for default based on performance. Upon termination for convenience of a cost-reimbursable contract, Splitco normally is entitled to reimbursement of allowable costs plus a portion of the fee. The amount of the fee recovered, if any, is related to the portion of the work accomplished prior to termination and is determined by negotiation. A termination arising out of default may expose the Splitco Business to liability and have a material adverse effect on the ability to compete for future contracts and orders. In addition, on those contracts for which the Splitco Business is teamed with others and is not the prime contractor, the U.S. Government could terminate a prime contract under which the Splitco Business is a subcontractor, notwithstanding the quality of the services as a subcontractor. In the case of termination for default, the U.S. Government could make claims to reduce the contract value or recover its procurement costs and could assess other special penalties. However, under such circumstances the Splitco Business has rights and remedies under applicable law and the FAR.

U.S. Government agencies, including the Defense Contract Audit Agency, the Defense Contract Management Agency and various agency Inspectors General, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, its cost structure, its business systems and compliance with applicable laws, regulations and standards. Any costs found to be misclassified may be subject to repayment. The Splitco Business has unaudited and/or unsettled incurred cost claims related to past years. Until the underlying audits are completed, the Splitco Business is not able to issue final billings on the subject contracts.

If an audit or investigation uncovers improper or illegal activities, the Splitco Business may be subject to civil or criminal penalties and administrative sanctions, including reductions of the value of contracts, contract modifications or terminations, forfeiture of profits, suspension of payments, penalties, fines and suspension, or prohibition from doing business with the U.S. Government. In addition, the Splitco Business could suffer serious reputational harm if allegations of impropriety were made against it. Similar government oversight exists in most other countries where the Splitco Business conducts business.

A portion of the Splitco Business is classified by the U.S. Government and cannot be specifically described. The operating results of these classified contracts are included in the financial statements of the Splitco Business. The business risks associated with classified contracts historically have not differed materially from those of the other U.S. Government contracts. The Splitco Business’ internal controls addressing the financial reporting of classified contracts are consistent with its internal controls for non-classified contracts.

Legal Proceedings

The Splitco Business is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. The Splitco Business does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on Splitco, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that the Splitco Business considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how the Splitco Business is responding or intends to respond to the proceeding or claim. The Splitco Business’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA was in material breach of contract with Lockheed Martin (relating to the Splitco Business) based on the MTA’s failure to provide access to sites where work was to be performed and the failure to provide the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. Although the Splitco Business is unable to estimate the cost of another contractor to complete the contract and the costs of re-procurement, the original contract with the MTA had a total value of $323 million, of which $241 million was paid to the Splitco Business, and the MTA is seeking damages of approximately $190 million. The Splitco Business disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Subsequent to the initial filing, Lockheed Martin’s declaratory judgment action was amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under consideration by the court in December 2014 following a five-week bench trial and the filing of post-trial pleadings by the parties. The Splitco Business expects a decision in 2016. Under the terms of the Separation Agreement, Lockheed Martin has retained the assets and liabilities associated with the MTA matter.

On November 10, 2015, Mission Support Alliance, LLC (“MSA”) received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to the Splitco Business for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the FAR. At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by the Splitco Business under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by the Splitco Business. MSA has requested that the Department of Energy defer that demand pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss. Under the terms of the Separation Agreement, Lockheed Martin has indemnified Splitco for 100% of any damages in excess of the amount recorded by the Splitco Business in its financial statements as of December 31, 2015, up to an agreed upon amount, and 50% of any damages in excess of that agreed upon amount, with respect to claims asserted by the Department of Energy against MSA for fees allegedly paid to the Splitco Business under the MSA subcontract referenced above and in respect of the related Civil Investigative Demand.

Although the Splitco Business cannot predict the outcome of legal or other proceedings with certainty, GAAP requires the Splitco Business to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires the Splitco Business to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to the Splitco Business. As of March 27, 2016, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by the Splitco Business in its combined financial statements was $63 million, and the range of reasonably possible additional losses was estimated by the Splitco Business to be from $0 to $200 million. The Splitco Business believes, after consultation with counsel and after taking into account its current litigation reserves and the provisions of the Merger Agreement and the Separation Agreement, that the currently pending legal and other proceedings should not have a material adverse effect on the Splitco Business’ consolidated financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, the Splitco Business cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to the Splitco Business in that period.

Seasonality

Although the nature of the work performed by the Splitco Business is not seasonal, various factors can affect the distribution of sales recognized by the Splitco Business between accounting periods, including the U.S. Government budget process, the timing of contract awards, the availability of government funding and the extent to which government awards are subject to protest. In the U.S., these factors are influenced by the federal government’s budget cycle based on its October-to-September fiscal year as agencies of the U.S. Government seek to avoid the loss of funds allocated for a given fiscal year by awarding task orders under certain types of omnibus contract vehicles or otherwise take contract actions to commit funds prior to the end of the fiscal year.

Facilities

The Splitco Business operates out of a single owned property consisting of an office building totaling approximately 500,000 square feet located in Gaithersburg, Maryland, and from leased properties totaling approximately 3.2 million square feet at various locations most of which are located in the U.S. These leased locations are principally office buildings, but also include service centers, laboratories and data centers, and include a number of locations where the Splitco Business operates out of or uses a portion of a facility that is either owned by Lockheed Martin or leased by another Lockheed Martin business area and the Splitco Business uses a portion of the facility. A significant number of Splitco Business Employees also work on site at customer locations and facilities globally. The Splitco Business believes its facilities are in good condition and are adequate for their intended use.

Employees

As of March 27, 2016, the Splitco Business had approximately 16,000 full and part time employees worldwide. Management of the Splitco Business considers employee relations to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS FOR THE SPLITCO BUSINESS

References in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to IS&GS or the IS&GS Business are references to the Splitco Business as used elsewhere in this document.

Business Overview

IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are located primarily in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries. For the years ended December 31, 2015, 2014 and 2013, IS&GS derived 88%, 91% and 95%, respectively, of its revenues from the U.S. Government (including 26%, 30% and 35% from the DoD, respectively).

IS&GS operates and reports its financial results as a single operating segment. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base. Although the business is managed and resources are allocated as a single operating segment, certain information regarding sectors and functional capabilities is presented below for purposes of providing an understanding of the IS&GS business.

Separation from Lockheed Martin and Combination with Leidos

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine the IS&GS business with Leidos in a Reverse Morris Trust transaction. At Lockheed Martin’s election, the Transaction will be structured as a distribution of the IS&GS business to Lockheed Martin’s stockholders in a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction. No matter which form of transaction is selected, the IS&GS business will be transferred to Splitco, the stock of which will be distributed to Lockheed Martin stockholders and that distribution will be followed by a merger of Splitco with a subsidiary of Leidos. If Lockheed Martin elects a split-off, it will conduct an exchange offer pursuant to which Lockheed Martin stockholders will have the option to elect to exchange Lockheed Martin shares for shares of Splitco. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. If the exchange offer is not fully subscribed, the remaining shares of Splitco will be distributed by Lockheed Martin in a pro-rata spin-off to Lockheed Martin stockholders in respect of those Lockheed Martin shares not exchanged in the exchange offer. If Lockheed Martin elects a spin-off, all of the shares of Splitco will be distributed by Lockheed Martin to its stockholders as a pro-rata dividend. In connection with the transfer of the IS&GS Business to Splitco, Lockheed Martin will receive a $1.8 billion cash payment. Both the Distribution and the Merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares. The Transaction is subject to the approval by Leidos’ stockholders of the issuance of the Leidos shares in the Merger and the satisfaction of customary closing conditions, including regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, the receipt of solvency opinions and opinions of tax counsel. The Transaction is expected to be completed in the third or fourth quarter of 2016.

Recent Business Acquisitions

In 2014, IS&GS separately acquired Systems Made Simple, Inc. (“SMS”), Industrial Defender, Inc. (“Industrial Defender”) and Beontra AG (“Beontra”) for a combined $526 million, net of cash acquired. SMS specializes in health IT solutions that deliver technology and service solutions to improve, increase, enable and ensure the secure exchange and interoperability of information between patients, healthcare providers and payers for federal and state government organizations. Industrial Defender specializes in cybersecurity solutions for industrial control systems in the oil, gas, utility and chemical industries. Beontra is based in Germany and specializes in integrated planning and demand forecasting IT solutions for airports around the world.

In 2013, IS&GS acquired Amor Group Ltd. (“Amor”) for $206 million, net of cash acquired. Amor is based in Scotland, United Kingdom, and specializes in IT solutions for the energy, transportation and public service sectors.

Business Environment

IS&GS operates in an environment characterized by increasing complexity in global security and continuing economic pressures in the U.S. and globally. A significant component of IS&GS’ business strategy in this environment is to focus on program execution, improving the quality and predictability of the delivery of its services and delivering solutions to its U.S. and international customers at affordable prices. Recognizing that its customers are resource constrained, IS&GS has endeavored to develop and extend its portfolio domestically in a disciplined manner with a focus on adjacent markets close to its core capabilities, as well as growing its international sales. IS&GS continues to focus on affordability initiatives, investment in technologies to fulfill new mission requirements for its customers and the recruitment, retention and development of its employees to ensure that its workforce has the technical skills necessary for IS&GS to succeed.

The U.S. Government, IS&GS’ principal customer, continues to face significant fiscal and economic challenges such as financial deficits, budget uncertainty, increasing debt levels and an economy with restrained growth. To address these challenges, the U.S. Government continues to focus on discretionary spending, entitlement programs, taxes, and other initiatives to stimulate the economy, create jobs and reduce the deficit. In so doing, the Administration and Congress must balance decisions regarding defense, homeland security and other federal spending priorities in a constrained fiscal environment largely imposed by the Budget Control Act of 2011 (“Budget Control Act”). The Budget Control Act established limits on discretionary spending, which provided for reductions to planned defense spending of $487 billion over a 10-year period that began with the 2012 U.S. Government fiscal year (“GFY”; a GFY starts on October 1 and ends on September 30). The Budget Control Act also provided for additional automatic spending reductions, known as sequestration, which temporarily went into effect on March 1, 2013, that would have reduced planned defense spending by an additional $500 billion over a nine-year period that began in GFY 2013. The Bipartisan Budget Act of 2013 (“BBA of 2013”) passed by Congress in December 2013 alleviated some budget cuts that would have otherwise been instituted through sequestration in GFY 2014 and GFY 2015.

On November 2, 2015, the President signed into law the Bipartisan Budget Act of 2015 (“BBA of 2015”). The BBA of 2015 raises the limit on the government’s debt until March 2017 and raises the sequester caps imposed by the Budget Control Act by $80 billion, split equally between defense and non-defense spending over the next two years ($50 billion in GFY 2016 and $30 billion in GFY 2017).

On December 18, 2015, the President signed into law the Consolidated Appropriations Act of 2016, funding the government through September 30, 2016. Additionally, on February 9, 2016, the President submitted a budget proposal for GFY 2017, consistent with the BBA of 2015 funding levels. The BBA of 2015 includes discretionary funding for the DoD of approximately $580 billion in GFY 2016 and $583 billion in GFY 2017. This funding includes a base budget for the DoD of approximately $521 billion in GFY 2016 and $524 billion in GFY 2017. The BBA of 2015 also provides approximately $59 billion for DoD Overseas Contingency Operations spending in each of GFY 2016 and GFY 2017.

Together, the BBA of 2013 and the BBA of 2015 (collectively, the “Bipartisan Budget Acts”) increased discretionary spending limits through GFY 2017. However, the Bipartisan Budget Acts retained sequestration cuts for GFYs 2018 through 2021, including the across-the-board spending reduction methodology provided for in the Budget Control Act. As a result, there remains uncertainty regarding how, or if, sequestration cuts will be applied in GFY 2018 and beyond. The DoD and other agencies may have significantly less flexibility in how to apply budget cuts in future years. While the defense budget sustained the largest single reductions under the Budget Control Act, other civil agencies and programs have also been impacted by significant spending reductions. In light of the Budget Control Act and deficit reduction pressures, it is likely that discretionary spending by the U.S. Government will remain constrained for a number of years. Additionally, if an annual appropriations bill is not enacted for GFY 2017 or beyond, the U.S. Government may operate under a continuing resolution, restricting new contract or program starts and government shutdowns could arise. IS&GS anticipates there will continue to be significant debate within the U.S. Government over defense spending throughout the budget appropriations process for GFY 2017 and beyond. The outcome of this debate could have long-term consequences for IS&GS and the industry in which it operates.

Results of Operations

Throughout the periods included in these combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses and businesses conducted directly by Lockheed Martin. Separate financial statements have not historically been prepared for IS&GS. The combined financial results of IS&GS have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with GAAP and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. The historical results of operations, financial position and cash flows of IS&GS discussed in this document may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they indicative of IS&GS’ future results of operations, financial position and cash flows.

The results of operations include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions. These expenses have been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS’ future expenses.

IS&GS closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as IS&GS’ fiscal year ends on December 31.

The following table sets forth IS&GS’ combined statements of operations for the periods indicated (in millions):

	Three Months Ended		Years Ended December 31,
	March 27, 2016	March 29, 2015	2015	2014	2013
Revenues	$1,341	$1,393	$5,626	$5,702	$6,158
Cost of revenues
Cost of revenues	(1,246)	(1,271)	(5,157)	(5,279)	(5,755)
Severance charges	(19)	—	(20)	—	(45)

Total cost of revenues	(1,265)	(1,271)	(5,177)	(5,279)	(5,800)

Gross profit	76	122	449	423	358
Other income, net	7	6	22	15	7

Earnings before income taxes	83	128	471	438	365
Income tax expense	(30)	(44)	(162)	(146)	(119)

Net earnings	53	84	309	292	246

Less: net earnings attributable to non-controlling interest	2	1	5	5	6

Net earnings attributable to parent	$51	$83	$304	$287	$240

IS&GS’ revenues and earnings are primarily derived from contracts for services and solutions provided to the U.S. Government. IS&GS accounts for these contracts using the percentage-of-completion method of accounting, which requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Many of IS&GS’ contracts span multiple years and include complex technical requirements. At the outset of a contract, IS&GS identifies and monitors risks to the achievement of the technical, schedule and cost aspects of the contract and assesses the effects of those risks on its estimates of total costs to complete the contract. The estimates consider the technical requirements (e.g., a newly-developed solution versus a mature solution), the schedule and associated tasks (e.g., the number and type of milestone events) and costs (e.g., material, labor, subcontractor and overhead).

Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and is subject to change. The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract which decreases the estimated total costs to complete the contract. Conversely, IS&GS’ profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably, or unfavorably, by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. When estimates of total costs to be incurred exceed estimates of total revenues to be earned for a contract accounted for using the percentage-of-completion method of accounting, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

Changes in revenues and gross profit generally are expressed in terms of volume. Changes in volume refer to increases or decreases in sales or gross profit resulting from varying levels of services or solutions. Volume changes in gross profit are typically based on the current profit booking rate for a particular contract. In addition, comparability of revenues, gross profit and margins may be impacted favorably or unfavorably by changes in profit booking rates described in the preceding paragraph. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by $35 million and $64 million for the first three months of 2016 and 2015, respectively, and $168 million, $116 million and $136 million for the years ended December 31, 2015, 2014 and 2013, respectively. These adjustments increased net earnings by $23 million and $42 million for the first three months of 2016 and 2015, respectively, and $109 million, $75 million and $88 million for the years ended December 31, 2015, 2014 and 2013, respectively. The decrease in combined net adjustments in the first quarter of 2016 compared to the same period in 2015 is attributable to development issues on a program to consolidate, modernize and operate data centers for the Australian Department of Defence Chief Information Officer Group (the “CIOG program”), caused by unanticipated challenges in application remediation and data center migration activities. A first quarter 2016 technical baseline review was conducted with the customer, which resulted in cost and schedule changes to the program. Accordingly, IS&GS recognized a change in estimate on this program resulting in the recognition of a $25 million negative profit rate adjustment in the first quarter of 2016. The increase in combined net adjustments in 2015, as compared to 2014 and 2013, is attributable to improved program performance and risk retirements related to technical services programs; a program to provide hardware, software and cybersecurity to the U.S. Air Force (the Air Force’s National Capital Region (“AFNCR”) program); and a human resources outsourcing program with the Department of Homeland Security (the “HR Access program”).

Cost of revenues consists of materials, labor, subcontracting costs, an allocation of indirect costs (overhead and general and administrative costs) and an allocation of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. Allocations for management costs and corporate support services provided to IS&GS totaled $56 million and $69 million for the first three months of 2016 and 2015, respectively, and $253 million, $268 million and $273 million for the years ended December 31, 2015, 2014 and 2013, respectively. The nature and amount of costs are monitored at the contract level in forming the basis for estimating total costs to complete each contract.

The provision for income taxes represents income taxes paid or payable for the current year, plus the change in deferred taxes during the year. In general, the taxable income of the IS&GS business was included in Lockheed Martin’s combined U.S. federal tax returns, and, where applicable, in jurisdictions around the world. As a result, separate U.S. federal income tax returns were not prepared for most IS&GS entities. IS&GS’ current portion of U.S. and certain non-U.S. income taxes payable is deemed to have been remitted to Lockheed Martin in the period the related tax expense was recorded. Consequently, current income taxes payable are deemed to have been settled with Lockheed Martin in each year.

First Three Months of 2016 Compared to the First Three Months of 2015

Revenues

Revenues in the first three months of 2016 decreased $52 million, or 4 percent, compared to the same period in 2015. The decrease was primarily attributable to lower volume as a result of the wind-down or completion of certain IT programs to provide hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies (primarily the U.S. Army Corps of Engineers (“ACE”) IT program); reduced U.S. government funding levels that impacted programs to provide data center modernization and operations, and IT network support to civil agencies (including the Centers for Medicare and Medicaid Services Consolidated Information Technology Infrastructure Contract (“CMS CITIC”) program); and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed.

Cost of Revenues

Cost of revenues in the first three months of 2016 decreased $25 million, or 2 percent, compared to the same period in 2015. The decrease was primarily attributable to lower cost of revenues driven by the reasons stated above for lower volume on IT programs with U.S. defense and intelligence agencies (ACE IT) and lower U.S. government funding levels that impacted programs to provide data center and IT support to U.S. government civil agencies (CMS CITIC), partially offset by the negative profit adjustment for the development issues on the CIOG program mentioned above.

Severance Charges

During the first three months of 2016, IS&GS recorded severance charges of $19 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service, the majority of which are expected to be paid by the end of 2016.

Other Income, Net

Other income, net was $7 million in the first three months of 2016 and $6 million in the first three months of 2015 and is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include Kwajalein Range Services, LLC (“KRS”) and Consolidated Nuclear Services, LLC (“CNS”).

Earnings Before Income Tax

Pretax earnings in the first three months of 2016 decreased $45 million, or 35%, compared to the same period in 2015. Pretax earnings as a percentage of revenues was 6.2% in the first quarter of 2016, compared to 9.2% in the first quarter of 2015. The decreases were primarily attributable to lower earnings of approximately $25 million due to the aforementioned development issues on the CIOG program caused by unanticipated challenges in application remediation and data center migration activities; and $19 million of severance charges recognized in the first three months of 2016 that did not occur in the same period in 2015. Adjustments not related to volume, including net profit booking rate adjustments, were $29 million lower in the first three months of 2016 compared to the same period in 2015.

Income Tax Expense

IS&GS’ effective income tax rate was 36.1% in the first three months of 2016, compared to 34.4% in the same period in 2015. The rates for both periods benefited from the favorable impact of tax deductions for U.S. manufacturing activities and net earnings attributable to non-controlling interest. These favorable impacts on the rate in the first three months of 2016 were more than offset by the unfavorable impact of adjustments for foreign activities.

2015 Compared to 2014

Revenues

Revenues in 2015 decreased $76 million, or 1%, compared to 2014. The decrease was primarily attributable to lower revenues of approximately $415 million driven by lower volume as a result of the wind-down or completion of certain IT programs to provide hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies (primarily the ACE IT and Department of Justice Next Generation Information (“DOJ NGI”) programs); reduced U.S. Government funding levels that impacted programs to provide data center modernization and operations, and IT network support to civil agencies (primarily the CMS CITIC program); and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed. These decreases were partially offset by additional revenues of approximately $230 million from SMS, which was acquired in December 2014, and about $110 million due to increased activities on the CIOG program, which was awarded in September 2014.

Cost of Revenues

Cost of revenues in 2015 decreased $122 million, or 2%, compared to 2014. The decrease was primarily attributable to lower cost of revenues of approximately $425 million driven by the reasons stated above for lower volume on IT programs with U.S. defense and intelligence agencies (ACE IT and DOJ NGI) and reduced U.S. Government funding levels that impacted programs to provide data center and IT support to U.S. government civil agencies (CMS CITIC); and due to a decrease of approximately $25 million in pension expense allocated from Lockheed Martin as a result of the plan amendments to freeze future retirement benefits announced by Lockheed Martin in June 2014. These decreases were partially offset by additional cost of revenues of approximately $225 million from SMS, which was acquired in December 2014, and about $105 million due to increased activities on the CIOG program, which was awarded in September 2014.

Severance Charges

In the third quarter of 2015, IS&GS recorded severance charges of $20 million as a result of a review intended to reduce costs in order to improve the affordability of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions. As of March 27, 2016, IS&GS had paid approximately $15 million in severance payments associated with this action, with the remainder expected to be paid by mid-2016. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service. Approximately $14 million of the severance benefits were paid in 2015 with the remainder expected to be paid by mid-2016.

Other Income, Net

Other income, net is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include KRS and CNS. The increase in Other income, net in 2015 is primarily due to IS&GS’ share of net earnings in CNS, which was formed in 2014.

Earnings Before Income Tax

Pretax earnings in 2015 increased $33 million, or 8%, compared to 2014. Pretax earnings as a percentage of revenues was 8.4% in 2015, compared to 7.7% in 2014. The increases were attributable to cost of revenues declining at a higher rate than revenues due to improved program performance and risk retirements of about $50 million related to technical services programs, the AFNCR program and HR Access program; and a decrease in pension expense of approximately $25 million. These increases were partially offset by decreases in pretax earnings of approximately $30 million as a result of volume and $20 million of severance charges recognized in 2015 that did not occur in 2014.

Income Tax Expense

IS&GS’ effective income tax rate was 34.4% in 2015 and 33.3% in 2014. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and the U.S. research and development tax credit.

2014 Compared to 2013

Revenues

Revenues in 2014 decreased $456 million, or 7%, compared to 2013. The decrease was primarily attributable to lower revenues of approximately $785 million driven by lower volume as a result of the wind-down or completion of certain IT programs to provide hardware, integrated software systems and cybersecurity to U.S. defense and intelligence agencies; reduced U.S. Government funding levels for technical services programs; troop drawdowns that impacted programs to provide in-theatre operations, data analysis, combat support and IT support for the U.S. military (primarily the DoD Joint Improvised Explosive Device Defeat Organization (the “DoD JIEDDO” program); and increased competition coupled with the fragmentation of existing large contracts into multiple smaller contracts that are awarded primarily on the basis of price when re-competed. These decreases were partially offset by higher revenues of approximately $205 million due to the start-up of new programs and increased activities on recently awarded programs such as the Defense Information Systems Agency’s Global Information Grid Services Management Operations (“DISA GSM-O”) program to provide integrated software solutions, communications services and engineering services to all branches of the U.S. military; and approximately $125 million of additional revenues from Industrial Defender and SMS, which were acquired in 2014, and Amor, which was acquired in September 2013 and as a result did not have a full year of revenues in the 2013 reported results.

Cost of Revenues

Cost of revenues in 2014 decreased $476 million, or 8%, compared to 2013. The decrease was primarily attributable to lower cost of revenues of approximately $745 million driven by the reasons stated above for lower volume on IT programs with U.S. defense and intelligence agencies; reduced U.S. Government funding levels for technical services programs; and troop drawdowns that impacted programs supporting the U.S. military (DoD JIEDDO). Additionally, pension expense allocated from Lockheed Martin decreased approximately $60 million as a result of the plan amendments to freeze future retirement benefits announced by Lockheed Martin in June 2014. These decreases were partially offset by increases in cost of revenues of approximately $195 million due to the start-up of new programs and increased activities on recently awarded programs (primarily the DISA GSM-O program); and about $135 million due to additional cost of revenues from Industrial Defender and SMS, which were acquired in 2014, and Amor, which was acquired in September 2013.

Severance Charges

During 2013, IS&GS recorded severance charges of $45 million after a strategic review of the business to reduce its workforce and after considering future workload projections. Upon separation, terminated employees received lump-sum severance payments primarily based on years of service, all of which was paid by December 31, 2015.

Other Income, Net

Other income, net is primarily comprised of IS&GS’ share of net earnings related to its equity method investees, which include KRS and CNS. The increase in Other income, net in 2014 is primarily due to IS&GS’ share of net earnings in CNS, which was formed in 2014.

Earnings Before Income Tax

Pretax earnings in 2014 increased $73 million, or 20%, compared to 2013. Pretax earnings as a percentage of revenues was 7.7% in 2014, compared to 5.9% in 2013. The increases were attributable to a decrease in pension expense of approximately $60 million; and $45 million of severance charges recognized in 2013 that were not repeated in 2014. These increases were partially offset by decreases in pretax earnings of approximately $20 million as a result of volume and about $20 million of lower profit booking rate adjustments.

Income Tax Expense

IS&GS’ effective income tax rate was 33.3% in 2014 and 32.6% in 2013. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and the U.S. research and development tax credit.

Liquidity and Cash Flows

As part of Lockheed Martin, IS&GS is dependent upon Lockheed Martin for all of its working capital and financing requirements as Lockheed Martin uses centralized cash management and financing programs. Financial transactions relating to the IS&GS business are accounted for through the net parent investment account of the IS&GS business. The cash reflected on the combined financial statements represents cash on hand at certain foreign and domestic entities that do not participate in Lockheed Martin’s centralized cash management program. During the first three months of 2016 and 2015 and the years ended December 31, 2015 and 2013, IS&GS generated sufficient cash from operating activities to funds its ongoing operations. However, during 2014 Lockheed Martin provided funding to IS&GS to support its business acquisitions.

Lockheed Martin has been advised by Leidos that, following the consummation of the Transactions, Leidos expects to deploy its sources of liquidity and its capital resources to continue to provide the support to the IS&GS business that previously was provided by Lockheed Martin. Leidos also has advised Lockheed Martin that the funding of ongoing operations and potential business acquisitions subsequent to the Transactions was taken into account by Leidos when the cost savings and synergies expected to result from the Transactions were estimated. There can be no assurances that Leidos will provide this funding. See further discussion of Leidos’ liquidity and capital resources in “Information on Leidos.”

Cash received from customers, either from the payment of invoices for work performed or for advances in excess of costs incurred, is IS&GS’ primary source of cash. IS&GS generally does not begin work on contracts until funding is appropriated by the customer. However, IS&GS management may determine to fund customer programs pending government appropriations and has been doing so with increased frequency. If IS&GS incurs costs in excess of funds obligated on the contract, IS&GS is at risk for reimbursement of the excess costs.

At March 27, 2016, IS&GS held cash of $39 million, of which approximately $24 million was held outside of the U.S. by international subsidiaries. Although those balances are generally available to fund ordinary business operations without legal or other restrictions, a significant portion is not immediately available to fund U.S. operations unless repatriated. IS&GS’ intention is to permanently reinvest earnings from international subsidiaries. While IS&GS does not intend to do so, if this cash had been repatriated at March 27, 2016, the amount of additional U.S. federal income tax that would have been due after considering foreign tax credits would not be significant.

In connection with the Transaction, Splitco expects to incur indebtedness of $1.84 billion as described above under “—Separation from Lockheed Martin and Combination with Leidos.”

The following table provides a summary of IS&GS’ cash flow information followed by a discussion of the key elements (in millions):

	Three Months Ended		Years Ended December 31,
	March 27, 2016	March 29, 2015	2015	2014	2013
Cash at beginning of period	$39	$61	$61	$30	$22
Operating activities
Net earnings	53	84	309	292	246
Non-cash adjustments	24	21	93	35	121
Changes in working capital	55	95	46	75	35
Other, net	(15)	(61)	(56)	(16)	21

Net cash provided by operating activities	117	139	392	386	423
Net cash used for investing activities	(2)	(3)	(25)	(466)	(230)
Net cash (used for) provided by financing activities	(116)	(140)	(385)	117	(185)
Effect of foreign exchange rate changes on cash	1	(1)	(4)	(6)	—

Net change in cash	—	(5)	(22)	31	8

Cash at end of period	$39	$56	$39	$61	$30

First Three Months of 2016 Compared to the First Three Months of 2015

Operating Activities

Net cash provided by operating activities decreased $22 million in the first three months of 2016 as compared to the same period in 2015. The decrease was primarily attributable to a $40 million decline in cash flows generated from changes in working capital (defined as receivables and inventories less accounts payable and customer advances and amounts in excess of costs incurred). The net decrease in cash flows generated from working capital changes was due to the timing of customer payments on certain programs (primarily the DISA GSM-O and CMS CITIC contracts). These decreases were offset by an $18 million increase in net cash payments for various prepaid and other assets and liabilities.

Investing Activities

IS&GS made capital expenditures of $2 million in the first three months of 2016 and $3 million in the same period in 2015. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash used for financing activities was $116 million in the first three months of 2016, a decrease of $24 million from cash used for financing activities of $140 million in the same period in 2015. The decrease was primarily due to a decrease in net transfers from IS&GS to Lockheed Martin of $21 million under Lockheed Martin’s centralized cash management and financing programs.

2015 Compared to 2014

Operating Activities

Net cash provided by operating activities in 2015 increased $6 million as compared to 2014. The increase was attributable to a net $30 million reduction in salary and benefit payments to employees as a result of headcount reductions and a $5 million decrease in net cash payments for various prepaid and other assets and liabilities, offset by a $29 million decline in cash flows generated from changes in working capital (defined as receivables and inventories less accounts payable and customer advances and amounts in excess of costs incurred). The net decrease in cash flows generated from working capital changes was due to an increase in inventory costs related to the CIOG program, which was awarded in September 2014, and the timing of customer payments on certain programs (primarily the HR Access program).

Investing Activities

Net cash used for investing activities was $25 million in 2015 and $466 million in 2014. The changes in net cash used in investing activities were primarily attributable to cash paid for business acquisitions. In 2015, there were no business acquisitions. In 2014, IS&GS separately acquired SMS, Industrial Defender and Beontra for a combined $526 million, of which $448 million was paid in 2014.

Additionally, IS&GS made capital expenditures of $25 million in 2015 and $18 million in 2014. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash used for financing activities was $385 million in 2015, a decrease of $502 million from cash provided by financing activities of $117 million in 2014. The decline was primarily due to an increase in net transfers from IS&GS to Lockheed Martin of $497 million under Lockheed Martin’s centralized cash management and financing programs driven by increased cash flows from prior year acquisitions.

2014 Compared to 2013

Operating Activities

Net cash provided by operating activities in 2014 decreased $37 million as compared to 2013. The decrease was primarily due to a $40 million net decrease related to severance, other benefit payments and a $37 million decrease in net cash payments for various prepaid and other assets and liabilities. These decreases were offset by a net $40 million increase in cash flows related to working capital changes. The net increase in cash flows generated by working capital changes was due to the timing of customer payments on recently awarded programs and a decline in inventory on various programs due to volume.

Investing Activities

Net cash used for investing activities was $466 million in 2014 and $230 million in 2013. The changes in net cash used in investing activities were primarily attributable to cash paid for business acquisitions. In 2014, IS&GS separately acquired SMS, Industrial Defender and Beontra for a combined $526 million, of which $448 million was paid in 2014. In 2013, IS&GS acquired Amor for $206 million, all of which was paid in 2013.

Additionally, IS&GS made capital expenditures of $18 million in 2014 and $24 million in 2013. The majority of IS&GS’ capital expenditures were for equipment and facilities infrastructure that generally are incurred to support new and existing programs. IS&GS also incurs capital expenditures for information technology to support programs and general enterprise information technology infrastructure, inclusive of costs for the development or purchase of internal-use-software.

Financing Activities

Net cash provided by financing activities was $117 million in 2014, an increase of $302 million from cash used for financing activities of $185 million in 2013. The increase was primarily due to a decrease in net transfers from IS&GS to Lockheed Martin of $301 million as part of Lockheed Martin’s centralized cash management and financing programs resulting from cash flow needs to fund business acquisitions.

Contractual Commitments

The following table summarizes IS&GS’ contractual purchase obligations that require it to make future cash payments as of December 31, 2015 (in millions):

	Payments Due By Period
	Total	Less Than 1 Year	Years 2 and 3	Years 4 and 5	After 5 Years
Operating purchase commitments	$1,195	$1,191	$3	$1	$—
Operating lease obligations	162	50	67	34	11
Capital expenditures	3	3	—	—	—
Contingent consideration and holdbacks	61	53	8	—	—
Employee deferred compensation	32	15	17	—	—

Total contractual cash obligations	$1,453	$1,312	$95	$35	$11

Operating purchase obligations include amounts related to agreements and contracts that provide the supplier recourse against IS&GS for cancellation or nonperformance under the contract or contain terms that would subject IS&GS to liquidated damages. Such agreements and contracts, for example, may be related to obligations to subcontractors and outsourcing arrangements. Operating purchase commitments include costs that are reimbursable under U.S. government contracts. Purchase obligations related to capital expenditures include obligations related to facilities infrastructure and equipment. Contingent consideration represents additional amounts owed for the acquisition of SMS in the event certain contracts are awarded, which is expected to occur in 2016. Holdbacks represent future payments related to the acquisitions of SMS and Industrial Defender. Such holdbacks will either be retained by Lockheed Martin in respect of indemnification claims that may be made under the terms of the respective acquisition agreements or will be paid to the former owners of these businesses if such claims do not occur prior to the expiration of certain agreed-upon indemnification periods. Under employee deferred compensation arrangements, certain IS&GS employees may defer all or a portion of their salaries and incentive compensation at their discretion.

At March 27, 2016 and December 31, 2015, no long-term debt obligations were outstanding. In connection with the Transactions, Splitco will incur new indebtedness in an aggregate principal amount of approximately $1.84 billion and will use substantially all of the proceeds of this loan to pay Lockheed Martin a special cash payment of $1.80 billion in connection with the transfer of the IS&GS business to Splitco. Splitco is expected to use the balance of the loan to pay certain fees and expenses incurred in connection with the loan.

Off-Balance Sheet Arrangements

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. These off-balance sheet arrangements are as follows at December 31, 2015 (in millions):

	Commitment Expiration By Period
	Total Commitment	Less Than 1 Year	Years 2 and 3	Years 4 and 5	After 5 Years
Standby letters of credit	$13	$12	$1	$—	$—
Surety bonds	296	294	2	—	—
Guarantees	127	—	—	127	—

Total commitments	$436	$306	$3	$127	$—

Letters of credit and surety bonds generally are available to draw upon in the event IS&GS does not perform. Following the Transactions, Lockheed Martin will retain obligations with respect to $293 million of the surety bonds shown above. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as joint venture partners. Third-party guarantees do not include guarantees of subsidiaries and other consolidated entities. IS&GS believes its current and former venture partners will be able to perform their obligations, as they have done through March 27, 2016, and that it will not be necessary to make payments under the third-party guarantees.

Critical Accounting Estimates and Policies

IS&GS’ significant accounting policies, including the critical policies and practices listed below, are more fully described and discussed in the notes to the combined financial statements. IS&GS considers the following accounting policies to be critical to an understanding of its financial condition and results of operations because these policies require subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.

Revenue Recognition

Substantially all of IS&GS’ revenues are derived from services and solutions provided to the U.S. Government. IS&GS records revenues and estimated profits for its contracts with the U.S. Government using the percentage-of-completion method of accounting. IS&GS primarily performs under the following types of contractual arrangements with the U.S. Government: cost-reimbursable contracts, fixed-price contracts and time-and-materials contracts.

Cost-reimbursable contracts, which accounted for approximately 45%, 50% and 45% of IS&GS’ revenues in 2015, 2014 and 2013, respectively, provide for the payment of allowable costs incurred during performance of the contract plus a fee, up to a ceiling based on the amount that has been funded. IS&GS generates revenues under two general types of cost-reimbursable contracts: cost-plus-award-fee/incentive-fee contracts, which represent a substantial majority of its cost-reimbursable contracts, and cost-plus-fixed-fee contracts.

Cost-plus-award-fee contracts provide for an award fee that varies within specified limits based on the customer’s assessment of IS&GS’ performance against a predetermined set of criteria, such as targets based on cost, quality, technical and schedule criteria. Cost-plus-incentive-fee contracts provide for reimbursement of costs plus a fee which is adjusted by a formula based on the relationship of total allowable costs to total target costs (incentive based on cost) or reimbursement of costs plus an incentive to exceed stated performance targets (incentive based on performance). The fixed fee in a cost-plus-fixed-fee contract is negotiated at the inception of the contract and that fixed fee does not vary with actual costs.

Under fixed-price contracts, which accounted for approximately 40%, 35% and 40% of IS&GS’ revenues in 2015, 2014 and 2013, respectively, IS&GS agrees to perform the specified work for a pre-determined price. To the extent its actual costs vary from the estimates upon which the price was negotiated, IS&GS will generate more or less profit or could incur a loss. Some fixed-price contracts have a performance-based component under which IS&GS may earn incentive payments or incur financial penalties based on its performance.

Under time-and-materials contracts, which accounted for approximately 15% of IS&GS’ revenues in 2015, 2014 and 2013, IS&GS is paid a fixed hourly rate for each direct labor hour expended and IS&GS is reimbursed for allowable material costs and allowable out-of-pocket expenses. To the extent IS&GS’ actual direct labor and associated costs vary in relation to the fixed hourly billing rates provided in the contract, it will generate more or less profit or could incur a loss.

Percentage-of-Completion Method of Revenue Recognition

Revenues on cost-reimbursable-plus-fee contracts are recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. IS&GS considers fixed fees under cost-reimbursable-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable-plus-fee contracts that include performance-based fee incentives, which are principally award fee arrangements, IS&GS recognizes income when such fees are probable and estimable. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or clients, and management’s evaluation of the performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency (“DCAA”), and, accordingly, are subject to possible cost disallowances.

Revenues on fixed-price contracts are primarily recognized using the cost-to-cost method, which is primarily based on actual costs incurred relative to total estimated costs for the contract. Profits on fixed-price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

Revenues earned under time-and-materials contracts are recognized based on the hours worked multiplied by the contractually billable rates to the customer, plus the billable rate for allowable materials and out-of-pocket expenses.

IS&GS’ contracts may include several elements or phases. In these situations, IS&GS determines whether the elements should be accounted for separately based on how the elements are bid or negotiated, whether the customer can accept separate elements of the arrangement, and the relationship between the pricing on the elements individually and combined. When IS&GS determines that accounting for the elements separately is appropriate, it allocates the contract value to the deliverables based on the estimated relative value of each element to the contract value.

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by $35 million and $64 million for the first three months of 2016 and 2015, respectively, and by $168 million, $116 million and $136 million for the years ended

December 31, 2015, 2014 and 2013, respectively. These adjustments increased net earnings by $23 million and $42 million for the first three months of 2016 and 2015, respectively, and by $109 million, $75 million and $88 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Services Method of Revenue Recognition

For services and solutions provided to non-U.S. Government customers, IS&GS records revenues as services are performed or on a straight-line basis over the period of performance if there is persuasive evidence of an arrangement, the price is fixed or determinable and collectability is reasonably assured, except for award and incentive fees. Award and incentive fees are recorded when they are fixed or determinable, generally at the date the amount is communicated to IS&GS by the customer. This approach results in the recognition of such fees at contractual intervals (typically every six months) throughout the contract and is dependent on the customer’s processes for notification of awards. Costs for contracts accounted for using the services method are expensed as incurred.

Other Contract Accounting Considerations

The majority of IS&GS’ revenues are driven by pricing based on costs incurred to perform services or provide solutions under contracts with the U.S. Government. Cost-based pricing is determined under the Federal Acquisition Regulation (“FAR”). The FAR provides guidance on the types of costs that are allowable in establishing prices for goods and services under U.S. Government contracts. For example, costs such as those related to charitable contributions, interest expense and certain advertising and public relations activities are unallowable and, therefore, not recoverable through sales. In addition, IS&GS may enter into advance agreements with the U.S. Government that address the subjects of allowability and allocability of costs to contracts for specific matters.

IS&GS closely monitors compliance with and the consistent application of its critical accounting policies related to contract accounting. Costs incurred and allocated to contracts are reviewed for compliance with U.S. Government regulations by IS&GS’ personnel and are subject to audit by the DCAA.

Allocations

The combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $56 million and $69 million for the first three months of 2016 and 2015, respectively, and $253 million, $268 million and $273 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Business Acquisitions

IS&GS allocates the purchase price of businesses acquired to the tangible and intangible assets acquired, liabilities assumed and non-controlling interest acquired based on their estimated fair value at the acquisition date. The excess of the acquisition price over the estimated fair value assigned to the underlying net assets of the acquired businesses is recorded as goodwill. The goodwill recognized is attributable to expected revenue and cost synergies and intangible assets that do not qualify for separate recognition, such as the assembled workforce. Goodwill is not amortized and is subject to annual impairment testing. Any change to the acquisition date fair value prior to the expiration of the measurement period, a period not to exceed 12 months from the date of the acquisition, is recorded as an adjustment to the assets acquired, including goodwill, or the liabilities assumed. Any change to the acquisition date fair values after expiration of the measurement period is recorded in earnings in the Combined Statements of Earnings. Acquisition-related expense and restructuring charges are recognized separately from the business combination and are expensed as incurred. Revenues and earnings attributable to acquisitions are included in the combined financial statements for the periods subsequent to the acquisition date.

Goodwill

IS&GS’ goodwill balances were $2.8 billion at March 27, 2016 and December 31, 2015 and 2014. Goodwill is recorded when the purchase price of an acquired business exceeds the fair value of the net assets acquired. Goodwill is tested for impairment at least annually in the fourth quarter and more frequently whenever certain events or changes in circumstances indicate the carrying value of goodwill may be impaired. Such events or changes in circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of its industry, operating performance indicators, competition, reorganizations of its business or the disposal of all or a portion of a reporting unit. Goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit, which is a level below its business segment. The level at which IS&GS tests goodwill for impairment requires IS&GS to determine whether the operations below the business segment constitute a business for which discrete financial information is available and IS&GS management regularly reviews the operating results.

IS&GS may use both qualitative and quantitative approaches when testing goodwill for impairment. Under the qualitative approach, for selected reporting units, IS&GS may perform a qualitative evaluation of events and circumstances impacting the reporting unit to determine the likelihood of goodwill impairment. Based on that qualitative evaluation, if IS&GS determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further evaluation is necessary. Otherwise, IS&GS performs a quantitative two-step impairment test.

Under step one of the quantitative impairment test, IS&GS compares the fair value of each reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its fair value, IS&GS then performs step two of the quantitative impairment test and compares the implied value of the reporting unit’s goodwill with the carrying value of its goodwill. The implied value of the reporting unit’s goodwill is calculated by creating a hypothetical balance sheet as if the reporting unit had just been acquired. This balance sheet contains all assets and liabilities recorded at fair value (including any intangible assets that may not have any corresponding carrying value in its balance sheet). The implied value of the reporting unit’s goodwill is calculated by subtracting the fair value of the net assets from the fair value of the reporting unit. If the carrying value of the reporting unit’s goodwill exceeds the implied value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

IS&GS estimates the fair value of a reporting unit under the quantitative approach using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business acquisitions, where appropriate. Determining fair value requires the exercise of significant judgments, including judgments about the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on IS&GS’ best estimate of future revenues, earnings and cash flows after considering factors such as general market conditions, U.S. Government budgets, existing firm orders, expected future orders, contracts with suppliers, labor agreements, changes in working capital, long-term business plans and recent operating performance. The discount rates utilized in the DCF analysis are based on the respective reporting unit’s weighted average cost of capital, which takes into account the relative weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the respective reporting unit.

For 2015 and 2014, the results of IS&GS’ annual impairment tests of goodwill indicated that no impairment existed. Impairment assessments inherently involve management judgments regarding a number of assumptions such as those described above. Due to the many variables inherent in the estimation of a reporting unit’s fair value and the relative size of IS&GS’ recorded goodwill, differences in assumptions could have a material effect on the estimated fair value of one or more of IS&GS’ reporting units.

Intangible Assets

Identifiable intangible assets generally represent the value of contractual relationships and developed technology acquired in business combinations. In valuing these assets, IS&GS makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. IS&GS periodically reviews identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, impairment tests are performed to measure the amount of the impairment loss, if any.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on its combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under GAAP, it could impact revenue and cost recognition on thousands of contracts across IS&GS’ business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and prospectively applies the standard to business combination adjustments identified after the date of adoption.

In November 2015, the FASB issued a new standard that simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent in IS&GS’ Combined Balance Sheets. The standard is effective January 1, 2017, with early adoption permitted. The standard may be applied either prospectively from the date of adoption or retrospectively to all prior periods presented. IS&GS adopted the standard on December 31, 2015 and retrospectively applied the standard to all periods presented in its combined financial statements.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

Quantitative and Qualitative Disclosures About Market Risk

IS&GS transacts business globally and is subject to risks associated with changing foreign currency exchange rates. Lockheed Martin monitors and manages these risks, including such risks associated with the IS&GS business, as an integral part of its overall risk management programs. To manage such risks, hedging transactions may be entered into pursuant to established guidelines and policies to mitigate the adverse effects of market risks from changes in foreign currency exchange rates. Lockheed Martin does not enter into or hold derivative instruments for speculative trading purposes. Lockheed Martin enters into foreign currency hedges such as forward and option contracts that change in value as foreign currency exchange rates change. These contracts hedge forecasted foreign currency transactions in order to mitigate fluctuations in its earnings and cash flows associated with changes in foreign currency exchange rates. Lockheed Martin designates foreign currency hedges as cash flow hedges. Lockheed Martin may also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting, which are intended to mitigate certain economic exposures.

The aggregate notional amounts and fair value of outstanding foreign currency hedges related to the IS&GS business as of December 31, 2015 and 2014 were not significant. Derivative instruments did not have a significant impact on IS&GS’ net earnings or comprehensive income during the first three months of 2016 and 2015 or the years ended December 31, 2015, 2014 and 2013.

Lockheed Martin evaluates the credit quality of potential counterparties to derivative transactions and only enters into agreements with those deemed to have acceptable credit risk at the time the agreements are executed. Lockheed Martin’s foreign currency exchange hedge portfolio is diversified across various banks and it periodically monitors changes to counterparty credit quality as well as its concentration of credit exposure to individual counterparties.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical combined financial data of the Splitco Business, selected historical consolidated financial data of Leidos, unaudited pro forma combined financial data of Leidos and the Splitco Business, comparative historical and pro forma per share data of Leidos, historical common stock market price data and Leidos dividend policy information are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Information on the IS&GS Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the IS&GS Business,” “Information on Leidos” and the audited financial statements of each of Leidos and the IS&GS Business incorporated by reference and included elsewhere in this document, respectively.

Selected Historical Combined Financial Data of the Splitco Business

Splitco is a newly formed holding company organized on January 19, 2016 for the purpose of holding the Splitco Business and consummating the Transactions. The data below as of March 27, 2016, and for the three months ended March 27, 2016 and March 29, 2015, have been derived from the unaudited combined interim financial statements of the Splitco Business included elsewhere in this document. The data below as of December 31, 2015 and 2014, and for the three years in the period ended December 31, 2015, have been derived from the audited combined financial statements of the Splitco Business included elsewhere in this document. The data below as of December 31, 2013, 2012 and 2011 and for each of the years ended December 31, 2012 and 2011 have been derived from the unaudited financial statements not included or incorporated by reference in this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Splitco Business” and the combined financial statements of the Splitco Business and the notes thereto included elsewhere in this document. The historical financial statements of the Splitco Business reflect the business as it was operated within Lockheed Martin. Since the Splitco Business is being transferred in the Transactions, the historical financial statements should be read in conjunction with the Unaudited Pro Forma Combined Consolidated Financial Statements of Leidos and the Splitco Business, which include adjustments for the impact of the Transactions.

The Splitco Business closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as the Splitco Business’ fiscal year ends on December 31.

	As of and for the Three Months Ended		As of and for the Years Ended December 31,
(in millions)	March 27, 2016	March 29, 2015	2015	2014	2013	2012	2011
Combined Statement of Earnings Data:
Revenues	$1,341	$1,393	$5,626	$5,702	$6,158	$6,666	$7,136
Earnings before income taxes (a)	83	128	471	438	365	456	529
Net earnings (a)	53	84	309	292	246	311	358
Less: Net earnings attributable to non-controlling interest	2	1	5	5	6	5	8
Net earnings attributable to parent (a)	51	83	304	287	240	306	350
Combined Balance Sheet Data:
Total assets (b)	$4,111	*	$4,180	$4,251	$3,829	$3,748	$3,981

(a)	Earnings before income taxes, net earnings and net earnings attributable to parent were affected by severance charges of $19 million ($12 million after tax) in the three months ended March 27, 2016; $20 million ($13 million after tax) in 2015; $45 million ($29 million after tax) in 2013; and $12 million ($8 million after tax) in 2011.
(b)	The increase in total assets from 2013 to 2014 was primarily attributable to the acquisitions of Systems Made Simple, Inc., Industrial Defender, Inc. and Beontra AG in 2014; and the increase in total assets from 2012 to 2013 was primarily attributable to the acquisition of Amor Group Ltd. in 2013.
(*)	Balance sheet data as of March 29, 2015 is not included or incorporated by reference in this document.

Selected Historical Consolidated Financial Data of Leidos

The following selected historical consolidated financial data of Leidos as of April 1, 2016, and for the three-month periods ended April 1, 2016 and April 3, 2015, have been derived from Leidos’ unaudited condensed consolidated financial statements, which are incorporated by reference herein from the Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016. The selected historical consolidated financial data of Leidos as of and for the 11-month period ended January 1, 2016, and as of January 30, 2015 and for the years ended January 30, 2015 and January 31, 2014, have been derived from Leidos’ audited consolidated financial statements, which are incorporated by reference herein from the Transition Report on Form 10-K for the 11-month period ended January 1, 2016. The selected historical consolidated financial data of Leidos as of January 31, 2014 and as of and for the years ended January 31, 2013 and 2012 have been derived from Leidos’ audited consolidated financial statements which are not included in or incorporated by reference into this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. The table below should be read in conjunction with the financial statements of Leidos and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Leidos’ Quarterly Report on Form 10-Q for the three-month period ended April 1, 2016 and Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference.”

As indicated in Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016, Leidos’ Board of Directors approved the amendment and restatement of Leidos’ bylaws to change Leidos’ year end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, Leidos filed a Transition Report on Form 10-K with the SEC on February 26, 2016, which covers the 11-month period that began on January 31, 2015 and ended on January 1, 2016. This change did not impact Leidos’ prior reported fiscal years (covering a 12-month period), which ended on the Friday nearest the end of January. For example, fiscal 2015 began on February 1, 2014 and ended on January 30, 2015.

	Three Months Ended		11 Months Ended (a)*	12 Months Ended (a)*
(in millions, except per share data)	April 1, 2016	April 3, 2015 (a)	January 1, 2016 (b)*	January 30, 2015 (c)*	January 31, 2014 (d)*	January 31, 2013	January 31, 2012 (e)*
Consolidated Statement of Income Data:
Revenues	$1,312	$1,246	$4,712	$5,063	$5,755	$6,449	$5,804
Operating income (loss)	89	38	320	(214)	163	421	(64)
Income (loss) from continuing operations	49	23	243	(330)	84	323	(239)
Income (loss) from discontinued operations, net of tax	—	18	(1)	7	80	202	298

Net income (loss)	$49	$41	$242	$(323)	$164	$525	$59

Earnings (loss) per share:
Basic:
Income (loss) from continuing operations	$0.68	$0.32	$3.33	$(4.46)	$0.98	$3.81	$(2.85)
Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96	2.38	3.53

	$0.68	$0.56	$3.32	$(4.36)	$1.94	$6.19	$0.68

Diluted:
Income (loss) from continuing operations	0.66	0.31	3.28	(4.46)	0.98	3.81	(2.85)
Income (loss) from discontinued operations	—	0.24	(0.01)	0.10	0.96	2.38	3.53

	$0.66	$0.55	$3.27	$(4.36)	$1.94	$6.19	$0.68

Cash dividend per common share	$0.32	$0.32	$1.28	$1.28	$5.60	$1.92	$—

(in millions)	April 1, 2016	January 1, 2016 (f)	January 30, 2015 (f)	January 31, 2014 (f)	January 31, 2013 (f)	January 31, 2012 (f)
Consolidated Balance Sheet Data:
Total assets	$3,391	$3,370	$3,273	$4,152	$5,864	$6,656
Notes payable and long-term debt, including current portion	$1,091	$1,081	$1,158	$1,323	$1,284	$1,834
Other long-term liabilities and deferred income taxes	$195	$183	$168	$227	$170	$158

*	References in the following notes refer to Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016.
(a)	References to financial data are to Leidos’ continuing operations, unless otherwise noted. During the year ended January 31, 2014, Leidos completed the spin-off of Science Applications International Corporation. The operating results of Science Applications International Corporation are included in discontinued operations.

(b)	Reflects the 11-month period of January 31, 2015 through January 1, 2016 as a result of the change in Leidos’ fiscal year end. All other periods presented include twelve months as originally reported. For further information see, Note 1 “Summary of Significant Accounting Policies—Reporting Periods” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K. The 11-month period ended January 1, 2016 results include a gain on a real estate sale of $82 million, tangible asset impairment charges of $29 million, intangible asset impairment charges of $4 million and bad debt expense of $8 million. For further information see, Note 16 “Leases—Sale and Leaseback Agreement,” Note 3 “Acquisitions,” Note 4 “Goodwill and Intangible Assets” and Note 5 “Receivables” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(c)	Fiscal 2015 results include goodwill impairment charges of $486 million, intangible asset impairment charges of $41 million and a tangible asset impairment charge of $40 million. For further information see, Note 4 “Goodwill and Intangible Assets” and Note 3 “Acquisitions” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(d)	Fiscal 2014 results include intangible asset impairment charges of $51 million, bad debt expense of $44 million, and separation transaction and restructuring expenses of $65 million. For further information see, Note 4 “Goodwill and Intangible Assets,” Note 5 “Receivables” and Note 1 “Summary of Significant Accounting Policies—Separation Transaction and Restructuring Expenses” of the combined notes to the consolidated financial statements contained within the Transition Report on Form 10-K.
(e)	Fiscal 2012 results include a $540 million loss provision recorded in connection with resolution of the CityTime matter described in Note 19 “Legal Proceedings” of the combined notes to consolidated financial statements contained within the Transition Report on Form 10-K.
(f)	During the three months ended April 1, 2016, Leidos adopted ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. As a result, consolidated balance sheet data reflects the reclassification of deferred financing costs related to Leidos’ notes from “Other Assets” to “Notes Payable and Long-Term Debt, Net of Current Portion,” which totaled $7 million, $8 million, $10 million, $11 million and $11 million at January 1, 2016, January 30, 2015, January 31, 2014, January 31, 2013, and January 31, 2012, respectively.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS

AND SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENT OF INCOME

Unaudited Pro Forma Combined Consolidated Financial Statements as of and for the Three Months Ended April 1, 2016 and for the 11 Months Ended January 1, 2016

The following unaudited pro forma combined consolidated financial statements of Leidos (the “pro forma financial statements”) include the unaudited pro forma combined condensed consolidated balance sheet (the “pro forma balance sheet”) as of April 1, 2016 and the unaudited pro forma combined condensed consolidated statements of income for the three months ended April 1, 2016 (the “interim pro forma statement of income”) and the 11 months ended January 1, 2016 (the “11-month pro forma statement of income” and, together with the interim pro forma statement of income, the “pro forma statements of income”), after giving effect to the Merger and other Transactions.

The pro forma balance sheet combines the historical condensed consolidated balance sheet of Leidos as of April 1, 2016, and the historical combined balance sheet of the Splitco Business as of March 27, 2016, giving effect to the Merger and other Transactions as if they had been consummated on April 1, 2016. The interim pro forma statement of income combines the historical condensed consolidated statement of income of Leidos for the three months ended April 1, 2016, and the historical combined statement of earnings of the Splitco Business for the three months ended March 27, 2016, giving effect to the Merger and other Transactions as if they had been consummated on January 31, 2015. The 11-month pro forma statement of income combines the historical consolidated statement of income of Leidos for the 11 months ended January 1, 2016, and the historical combined statement of earnings of the Splitco Business for the year ended December 31, 2015, as adjusted by one month to align the length of the period presented for the Splitco Business to that of Leidos, giving effect to the Merger and other Transactions as if they had been consummated on January 31, 2015.

The historical combined financial statements of the Splitco Business have been “carved-out” from Lockheed Martin’s consolidated financial statements and reflect assumptions and allocations made by Lockheed Martin. The Splitco Business’ historical combined financial statements include assets and liabilities specifically attributable to the Splitco Business, and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to the Splitco Business. The Splitco Business’ historical combined financial statements include all revenues and costs directly attributable to the Splitco Business and an allocation of expenses related to certain Lockheed Martin corporate functions. The financial information in the Splitco Business historical combined financial statements does not necessarily include all expenses that would have been incurred by the Splitco Business had it been a separate, stand-alone entity. Actual costs that may have been incurred if the Splitco Business had been a stand-alone company would depend on a number of factors, including the chosen organizational structure and functions outsourced or performed by employees. Consequently, the Splitco Business’ historical combined financial statements do not necessarily reflect what the Splitco Business’ financial condition and results of operations would have been had the Splitco Business operated as a stand-alone company during the periods or as of the dates presented.

The pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are (1) directly attributable to the Merger and other Transactions, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the results of operations of the combined business.

The pro forma financial statements were prepared using the acquisition method of accounting with Leidos considered the accounting acquirer of the Splitco Business. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.

The Merger and the other Transactions have not been consummated. Accordingly, the pro forma purchase price allocation of the Splitco Business’ assets to be acquired and liabilities to be assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, and the pro forma financial statements are based upon available information and certain assumptions that management of Leidos believes are factually supportable as of the date of this document. A final determination of the fair value of the Splitco Business’ assets acquired and liabilities assumed, including intangible assets, will be based on the actual net tangible and intangible assets and liabilities of the Splitco Business that exist as of the closing date of the Merger and, therefore, cannot be made prior to the completion of the Merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. These potential changes to the purchase price allocation and related pro forma adjustments could be material.

The pro forma financial statements do not reflect the costs of integration activities or benefits that may result from realization of at least $120 million of anticipated annualized net cost synergies by the end of fiscal year 2018 or potential improved growth prospects. Leidos expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Transactions, including approximately (1) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (2) $30 million of transaction-related costs including advisory, legal, accounting, and other professional fees (of which $6 million has been incurred through April 1, 2016), and (3) $150 million to $175 million of transition and integration-related costs (of which $3 million has been incurred through April 1, 2016), a portion of which will be incremental capital spending, which Leidos management believes are necessary to realize the anticipated synergies from the Transactions. The financing fees and transaction-related costs are expected to be incurred in 2016 and will primarily be funded through new term loans issued in connection with the Transactions. The transition and integration-related costs will be incurred primarily during the first three years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. Leidos management expects to recover approximately $50 million to $70 million of the transition and integration-related costs as allowable costs through cost-type contracts over a 5 year period. No assurances of the timing or the amount of synergies able to be captured, or the costs necessary to achieve those cost synergies, can be provided.

The pro forma financial statements do not reflect any adjustments related to the agreements which Splitco and Lockheed Martin will enter into following the Distribution (as described in detail in the section titled “Other Agreements—Additional Agreements” in this document), as these agreements are not expected to result in any material incremental recurring income or expenses to the combined company following the consummation of the Merger.

The adjustments included in the pro forma financial statements are based upon current available information and assumptions that Leidos believes to be reasonable. These adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The pro forma financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined Leidos and Splitco Business would have reported had the Merger and other Transactions been completed as of the dates set forth in the pro forma financial statements, and should not be taken as being indicative of Leidos’ future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma financial statements for a number of reasons, including differences between the assumptions used to prepare the pro forma financial statements and actual amounts.

The pro forma financial statements should be read in conjunction with:

•	the accompanying notes to the pro forma financial statements;

•	Leidos’ audited historical consolidated financial statements and related notes as of and for the 11 months ended January 1, 2016, which are incorporated by reference in this document;

•	Leidos’ unaudited historical condensed consolidated financial statements and related notes as of and for the three-month period ended April 1, 2016, which are incorporated by reference in this document;

•	the Splitco Business’ audited historical combined financial statements and related notes as of and for the year ended December 31, 2015, which are included elsewhere in this document; and

•	the Splitco Business’ unaudited historical combined financial statements and related notes as of and for the three months ended March 27, 2016, which are included elsewhere in this document.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF APRIL 1, 2016

	Historical
	Leidos as of April 1, 2016	Splitco Business as of March 27, 2016	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$609	$39	$(387)	7.A	$261
Receivables, net	874	835	(32)	7.B	1,677
Inventory, prepaid expenses and other current assets	225	139	(31)	7.C	333
Assets held for sale	95	—	—		95

Total current assets	1,803	1,013	(450)		2,366
Property, plant and equipment, net	136	92	44	7.D	272
Goodwill	1,207	2,816	544	7.E	4,567
Intangible assets, net	24	118	1,532	7.F	1,674
Deferred income taxes	7	17	—		24
Other assets	214	55	15	7.G	284

	$3,391	$4,111	$1,685		$9,187

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$707	$247	$368	7.H	$1,322
Accrued payroll and employee benefits	216	—	215	7.I	431
Notes payable and long-term debt, current portion	2	—	81	7.J	83
Liabilities held for sale	80	—	—		80
Customer advances and amounts in excess of costs incurred	—	289	(289)	6	—
Salaries, benefits and payroll taxes	—	223	(223)	6	—
Other current liabilities	—	251	(251)	6	—

Total current liabilities	1,005	1,010	(99)		1,916
Notes payable and long-term debt, net of current portion	1,089	—	2,402	7.K	3,491
Deferred income taxes	37	145	645	7.L	827
Other long-term liabilities	158	79	(16)	7.M	221
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	—	—	—		—
Additional paid-in capital	1,359	—	1,646	7.N	3,005
Accumulated deficit	(251)	—	(25)	7.N	(276)
Net parent investment	—	2,910	(2,910)	7.N	—
Accumulated other comprehensive loss	(6)	(42)	42	7.N	(6)

Total stockholders’ equity	1,102	2,868	(1,247)		2,723
Noncontrolling interest	—	9	—		9

Total equity	1,102	2,877	(1,247)		2,732

	$3,391	$4,111	$1,685		$9,187

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF INCOME

FOR THE THREE MONTHS ENDED APRIL 1, 2016

	Historical
	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
	(in millions, except per share amounts)
Revenues	$1,312	$1,341	$(16)	8.O	$2,637

Costs and expenses:
Cost of revenues	1,154	1,265	(76)	8.P	2,343
Selling, general and administrative expenses	60	—	95	8.Q	155
Acquisition and integration costs	9	—	(9)	8.R	—

Operating income	89	76	(26)		139
Non-operating income (expense):
Interest expense, net	(11)	—	(23)	8.S	(34)
Other income, net	—	7	—		7

Income from continuing operations before income taxes	78	83	(49)		112
Income tax expense	(29)	(30)	15	8.T	(44)

Income from continuing operations	49	53	(34)		68

Less: Net income attributable to noncontrolling interest	—	2	—		2

Income from continuing operations attributable to the company	$49	$51	$(34)		$66

Earnings per share:
Basic	$0.68				$0.44

Diluted	$0.66				$0.44

Weighted-average common shares:
Basic	72		77	8.U	149

Diluted	74		77	8.U	151

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE 11 MONTHS ENDED JANUARY 1, 2016

	Historical
	Leidos for the 11 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015	Less: Splitco Business for the One Month Ended January 31, 2015	Pro Forma Adjustments	Footnote Reference	Pro Forma Combined
	(in millions, except per share amounts)
Revenues	$4,712	$5,626	$(431)	$(38)	8.O	$9,869

Costs and expenses:
Cost of revenues	4,146	5,177	(393)	(355)	8.P	8,575
Selling, general and administrative expenses	201	—	—	378	8.Q	579
Bad debt expense	8	—	—	—		8
Asset impairment charges	33	—	—	—		33
Separation transaction and restructuring expenses	4	—	—	—		4

Operating income	320	449	(38)	(61)		670
Non-operating income (expense):
Interest income	4	—	—	—		4
Interest expense	(53)	—	—	(86)	8.S	(139)
Other income, net	84	22	(1)	—		105

Income from continuing operations before income taxes	355	471	(39)	(147)		640
Income tax expense	(112)	(162)	10	43	8.T	(221)

Income from continuing operations	243	309	(29)	(104)		419

Less: Net income attributable to noncontrolling interest	—	5	—	—		5

Income from continuing operations attributable to the company	$243	$304	$(29)	$(104)		$414

Earnings per share:
Basic	$3.33					$2.76

Diluted	$3.28					$2.74

Weighted-average common shares:
Basic	73			77	8.U	150

Diluted	74			77	8.U	151

Unaudited Supplemental Combined Consolidated Statement of Income for the 12 Months Ended January 1, 2016

The following unaudited supplemental combined consolidated statement of income (the “supplemental 12-month statement of income”) combines the historical consolidated statement of income of Leidos for the 11 months ended January 1, 2016, the unaudited historical statement of income of Leidos for the one month ended January 30, 2015 and the historical combined statement of earnings of the Splitco Business for the year ended December 31, 2015, giving effect to the Merger and other Transactions as if they had been consummated on January 3, 2015.

The supplemental 12-month statement of income has been included to provide financial information about Leidos for a full-year period in light of the fact that the most recent Leidos audited consolidated financial statements reflect an 11-month transition period following Leidos’ change in its fiscal year-end in 2015, and provides information about the combined Leidos and Splitco Business for the full-year period. Leidos management believes that the supplemental 12-month statement of income is meaningful for a complete understanding of the Merger and other Transactions, but is not intended to, and does not, replace the pro forma financial statements prepared in accordance with Article 11 of Regulation S-X.

As is the case with the Article 11 pro forma financial statements, the supplemental 12-month statement of income was prepared using the historical combined financial statements of the Splitco Business and the acquisition method of accounting with Leidos considered the accounting acquirer of the Splitco Business. The adjustments included in the supplemental 12-month statement of income are based upon currently available information and assumptions that Leidos believes to be reasonable. The adjustments and related assumptions are described in the accompanying notes and, except as described in those notes, are the same as those used in the preparation of the pro forma financial statements.

The supplemental 12-month statement of income does not reflect the costs of integration activities or benefits that may result from realization of at least $120 million of anticipated annualized net cost synergies by the end of fiscal year 2018 or potential improved growth prospects. Leidos expects to incur significant, one-time costs, some of which will be capitalized, in connection with the Transactions, including approximately: (1) $29 million of financing-related fees (which, when added to the approximately $34 million that Splitco expects to incur, totals approximately $63 million), (2) $30 million of transaction-related costs including advisory, legal, accounting, and other professional fees (of which $6 million has been incurred through April 1, 2016), and (3) $150 million to $175 million of transition and integration-related costs (of which $3 million has been incurred through April 1, 2016), a portion of which will be incremental capital spending, which Leidos management believes are necessary to realize the anticipated synergies from the Transactions. The financing fees and transaction-related costs are expected to be incurred in 2016 and will primarily be funded through new term loans issued in connection with the Transactions. The transition and integration-related costs will be incurred primarily during the first three years following the consummation of the Transactions, and will primarily be funded through cash generated from operations. Leidos management expects to recover approximately $50 million to $70 million of the transition and integration-related costs as allowable costs through its cost-type contracts over a 5 year period. No assurances of the timing or the amount of synergies able to be captured, or the costs necessary to achieve those cost synergies, can be provided.

The supplemental 12-month statement of income does not reflect any adjustments related to the agreements which Splitco and Lockheed Martin will enter into following the Distribution (as described in detail in the section titled “Other Agreements—Additional Agreements” in this document), as these agreements are not expected to result in any material incremental recurring income or expenses to the combined company following the consummation of the Merger.

The supplemental 12-month statement of income is for informational purposes only and is not intended to represent or to be indicative of the actual results of operations or financial position that the combined Leidos and the Splitco Business would have reported had the Merger and other Transactions been completed as of January 3, 2015, and should not be taken as being indicative of Leidos’ future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the supplemental 12-month statement of income for a number of reasons, including differences between the assumptions used to prepare the supplemental 12-month statement of income and actual amounts.

The supplemental 12-month statement of income should be read in conjunction with:

•	the accompanying notes to the supplemental 12-month statement of income;

•	Leidos’ audited historical consolidated financial statements and related notes as of and for the 11 months ended January 1, 2016, which are incorporated by reference in this document; and

•	the Splitco Business’ audited historical combined financial statements and related notes as of and for the year ended December 31, 2015, which are included elsewhere in this document.

UNAUDITED SUPPLEMENTAL COMBINED CONSOLIDATED STATEMENT OF INCOME

FOR THE 12 MONTHS ENDED JANUARY 1, 2016

	Historical
	Leidos for the 11 Months Ended January 1, 2016	Leidos for the One Month Ended January 30, 2015	Splitco Business for the Year Ended December 31, 2015	Adjustments	Footnote Reference	Supplemental Combined for the 12 Months Ended January 1, 2016
	(in millions, except per share amounts)
Revenues	$4,712	$374	$5,626	$(41)	8.O	$10,671

Costs and expenses:
Cost of revenues	4,146	322	5,177	(383)	8.P	9,262
Selling, general and administrative expenses	201	31	—	409	8.Q	641
Bad debt expense	8	1	—	—		9
Asset impairment charges	33	40	—	—		73
Separation transaction and restructuring expenses	4	2	—	—		6

Operating income (loss)	320	(22)	449	(67)		680
Non-operating income (expense):
Interest income	4	—	—	—		4
Interest expense	(53)	(5)	—	(94)	8.S	(152)
Other income, net	84	—	22	—		106

Income (loss) from continuing operations before income taxes	355	(27)	471	(161)		638
Income tax (expense) benefit	(112)	20	(162)	47	8.T	(207)

Income (loss) from continuing operations	243	(7)	309	(114)		431
Less: Net income attributable to noncontrolling interest	—	—	5	—		5

Income (loss) from continuing operations attributable to the company	$243	$(7)	$304	$(114)		$426

Earnings per share:
Basic	$3.33					$2.84

Diluted	$3.28					$2.82

Weighted-average common shares
Basic	73			77	8.U	150

Diluted	74			77	8.U	151

Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements and the Unaudited Supplemental Combined Consolidated Statement of Income

Note 1: Basis of Presentation

The accompanying pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma balance sheet and pro forma statements of income of Leidos based upon the historical financial statements of each of Leidos and the Splitco Business, after giving effect to the Merger and other Transactions and are intended to reflect the impact of the Merger and other Transactions on Leidos’ consolidated financial statements. The historical financial statements of Leidos and the Splitco Business have been adjusted in the accompanying pro forma financial statements to give effect to pro forma events that are (i) directly attributable to the Merger and other Transactions, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the consolidated results of operations of the combined business.

The supplemental 12-month statement of income is also based upon the historical financial statements of each of Leidos and the Splitco Business, after giving effect to the Merger and other Transactions and is intended to reflect the full-year impact of the Merger and other Transactions on Leidos’ consolidated results of operations. The supplemental 12-month statement of income has been included to provide financial information about Leidos for a full-year period in light of the fact that the most recent Leidos audited consolidated financial statements reflect an 11-month transition period following Leidos’ change in its fiscal year-end in 2015, and provides information about the combined Leidos and Splitco Business for the full-year period. Leidos management believes that the supplemental 12-month statement of income is meaningful for a complete understanding of the Merger and other Transactions, but is not intended to, and does not, replace the pro forma financial statements prepared in accordance with Article 11 of Regulation S-X.

During 2015, the Board of Directors of Leidos approved a change to Leidos’ fiscal year-end from the Friday nearest the end of January to the Friday nearest the end of December. As a result of this change, the audited historical consolidated financial statements of Leidos incorporated by reference within this document, and reflected within the 11-month pro forma statement of income and the supplemental 12-month statement of income, cover an 11-month period which began on January 31, 2015 and ended on January 1, 2016. The audited historical combined financial statements of the Splitco Business included elsewhere in this document and reflected within the 11-month pro forma statement of income and the supplemental 12-month statement of income cover a 12-month period which began on January 1, 2015 and ended on December 31, 2015. Accordingly, in the 11-month pro forma statement of income, an adjustment has been made to remove the results of operations of the Splitco Business for the one month ended January 31, 2015 to derive the results for the corresponding 11-month period ended December 31, 2015. In the supplemental 12-month statement of income, an adjustment has been made to add the unaudited results of operations of Leidos for the one month ended January 30, 2015 to derive the 12-month period ended January 1, 2016.

The accompanying pro forma financial statements and the supplemental 12-month statement of income are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Leidos if the Merger and other Transactions had been consummated for the periods presented or that will be achieved in the future. The pro forma financial statements and supplemental 12-month statement of income do not reflect the costs of any integration activities or benefits that may result from realization of revenue or net cost synergies expected to result from the Merger. In addition, throughout the period presented in the pro forma financial statements and the supplemental 12-month statement of income, the operations of the Splitco Business were conducted and accounted for as part of Lockheed Martin. The audited historical combined financial statements and unaudited historical combined financial statements of the Splitco Business have been derived from Lockheed Martin’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that Lockheed Martin’s management believes are reasonable. The historical combined financial statements of the Splitco Business do not necessarily represent the financial position or results of operations of the Splitco Business had it been operated as a stand-alone company during the periods or at the dates presented.

Note 2: Accounting Policies

Acquisition accounting rules require evaluation of certain assumptions and estimates, as well as determination of financial statement classifications that are completed during the measurement period, as defined in current accounting standards. For the purposes of preparing the pro forma financial statements and supplemental 12-month statement of income, Leidos management has conducted a preliminary analysis of the adjustments required to conform the Splitco Business’ financial statements to reflect the current accounting policies of Leidos. Leidos management’s assessment is ongoing and, at the time of preparing the pro forma financial statements and supplemental 12-month statement of income, other than the adjustments made herein, management is not aware of any other material differences. Upon consummation of the Merger, Leidos management will conduct an in-depth review of the Splitco Business’ accounting policies in an effort to determine if additional differences in accounting policies and/or financial statement classification exist that may require additional adjustments to or reclassification of the Splitco Business’ results of operations, assets or liabilities to conform to Leidos’ accounting policies and classifications. As a result of that review, Leidos management may identify differences that, when conformed, could have a material impact on the pro forma financial statements and supplemental 12-month statement of income.

As a result of the preliminary analysis, Leidos identified certain adjustments needed to conform the revenue recognition polices of the Splitco Business and Leidos related to the timing of recognition of revenues and cost of revenues for certain contracts with the U.S. Government.

Leidos generally records revenues and cost of revenues from contracts with the U.S. Government in accordance with Accounting Standards Codification (“ASC”) 605-35, Construction-type and production-type contracts, utilizing the percentage-of-completion methodology. However, for services (e.g., help desk) and maintenance contracts with the U.S. Government under firm-fixed-price arrangements, Leidos recognizes revenues over the term of the respective contracts (i.e., straight-line revenue recognition) as the services are performed and revenue is earned. Further, for certain types of flexibly-priced contracts performed on a best efforts basis (e.g., time-and-materials and fixed-price-level-of-effort contracts) with the U.S. Government, Leidos recognizes revenues based on a rate times hours incurred and cost of revenues as incurred.

The Splitco Business records revenues and cost of revenues from contracts with the U.S. Government, including services and maintenance contracts, in accordance with ASC 605-35 utilizing the percentage-of-completion methodology. This includes services and maintenance contracts with the U.S. Government under firm-fixed-price arrangements. For certain types of flexibly-priced contracts with the U.S. Government (e.g. time-and-materials and fixed-price-level-of-effort contracts), the Splitco Business recognizes revenue based on a rate times hours incurred; however, cost of revenues are recognized utilizing the percentage-of-completion methodology.

In order to conform revenues and cost of revenues recognized for these contracts in the Splitco Business’ financial statements to Leidos’ revenue recognition accounting policy, two adjustments were identified. First, a revenue adjustment was recorded for services and maintenance contracts to adjust from the percentage of completion methodology to a straight-line revenue recognition methodology. This adjustment resulted in an increase of $87 million in Receivables, net, an increase of $34 million in Deferred income taxes, and an increase of $53 million in Net parent investment as of April 1, 2016, as well as a decrease of $4 million in Revenues for the three months ended April 1, 2016.

Second, a cost of revenues adjustment was recorded for flexibly-priced arrangements to adjust from the percentage of completion methodology to recognizing cost of revenues as incurred. This adjustment resulted in a decrease of $52 million in Accounts payable and accrued liabilities, an increase of $20 million in Deferred income taxes, and an increase of $32 million in Net parent investment as of April 1, 2016, as well as an increase of $7 million in Cost of revenues for the three months ended April 1, 2016.

The impact of these adjustments on Revenues and Cost of revenues for the 11 and 12 months ended January 1, 2016 is not material and has not been reflected in the 11-month pro forma statement of income and supplemental 12-month statement of income.

Refer to Footnotes 7 and 8 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet and interim pro forma statement of income.

Note 3: Purchase Price Allocation

The pro forma balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The purchase price allocation in these pro forma financial statements is based upon an estimated purchase price of approximately $4,446 million. This amount was derived in accordance with the Merger Agreement, as described further below, based on the closing price of Leidos’ common stock on June 21, 2016, the Leidos Special Dividend of $13.64 per share and 76,958,918 shares of Leidos common stock being issued in the Merger, and is subject to adjustment based on the Splitco Business’ working capital in accordance with the terms of the Separation Agreement, as described in the section entitled “The Separation Agreement—Separation of the IS&GS Business—Cash and Working Capital Adjustment.”

The following table represents the preliminary estimate of the purchase price to be paid in the Merger, excluding an estimate for the working capital adjustment (in millions, except share and per share data):

New shares (par value $0.0001) issued to Lockheed Martin stockholders		76,958,918
Closing price of Leidos common stock on June 21, 2016	$47.90
Less: Leidos Special Dividend per share	(13.64)

Leidos share price after Leidos Special Dividend on June 21, 2016		$34.26

Consideration to be transferred (i)		$2,637
Preliminary fair value of Splitco new indebtedness assumed by Leidos		1,809

Total purchase price		$4,446

(i)	The total consideration paid by Leidos for the Splitco Business for purposes of preparing the pro forma financial statements was determined using the market price of Leidos’ common stock as of June 21, 2016 of $47.90 per share and adjusted for the Leidos Special Dividend of $13.64 per share. The Leidos Special Dividend will be paid to holders of Leidos common stock as of a record date prior to the Merger closing date. Because the payment of the Leidos Special Dividend is conditioned on the closing of the Merger, it is anticipated that the market value of Leidos common stock will decline as a result of the Leidos Special Dividend when Leidos common stock trades “ex-dividend” on the New York Stock Exchange (currently expected on the trading day immediately following the closing.

The actual value of the Leidos common stock to be issued in the Merger will depend on the market price of shares of Leidos common stock at the closing date of the Merger, and therefore the actual purchase price will fluctuate with the market price of Leidos common stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements. A 20% difference in Leidos’ stock price would change the purchase price by approximately $737 million, with a corresponding change in goodwill.

The preliminary estimated purchase price is allocated as follows (in millions):

Total current assets	$920
Property, plant and equipment (i)	136
Intangible assets (ii)	1,650
Other assets	72

Total assets acquired	2,778

Total current liabilities	830
Long-term debt (iii)	1,809
Deferred income taxes (iv)	790
Other liabilities	63

Total liabilities assumed	3,492

Net identifiable assets acquired	(714)
Add: Fair value of noncontrolling interest (v)	(9)
Goodwill	3,360

Total consideration to be transferred	$2,637

(i)	For the purposes of the preliminary purchase price allocation, the carrying value of property, plant and equipment is assumed to approximate the preliminary fair value due to the limited availability of detailed data regarding the composition of property, plant and equipment prior to the consummation of the Merger and due to the fact that any step-up in the fair value of property, plant and equipment is not expected to be material. The final valuation may be different as more detailed information will become available after the consummation of the Merger.

(ii)	The identifiable intangible asset fair value estimates are based on a preliminary valuation and may change. The identifiable intangible assets associated with the Merger consist of the programs / contracts intangible asset with a fair value of $1,650 million. The final valuation may be materially different and may result in the identification of additional intangible assets as more detailed information will become available after the consummation of the Merger. See Footnote 7(E) for further details on the intangible assets fair value adjustment.
(iii)	On a consolidated basis, Leidos debt will include the debt incurred by Splitco to pay the Special Cash Payment of $1,800 million to Lockheed Martin and related expenses. See Footnote 4 for further details on this debt. As the debt is expected to be issued shortly before the consummation of the Merger, the preliminary fair value is calculated assuming that the terms of the debt approximate current market participant assumptions and that market participants would incur approximately the same amount of costs as Splitco to obtain the financing.
(iv)	This balance includes the deferred tax liability resulting from the fair value adjustments for the identifiable intangible assets. This estimate of deferred tax liabilities was determined based on the book and tax basis differences attributable to the identifiable intangible assets acquired at a combined federal and state statutory tax rate of 39%. The combined federal and state statutory tax rate was based upon the jurisdictions in which the Splitco Business and Leidos operate. The goodwill recognized in the Merger is not expected to be deductible for income tax purposes. The final deferred tax liability may be materially different as more detailed information will become available after the consummation of the Merger.
(v)	The preliminary fair value of noncontrolling interest is assumed to approximate carrying value due to the limited availability of detailed data prior to the consummation of the Merger and due to the fact that any step-up in the fair value of noncontrolling interest is not expected to be material. The final valuation may be different as more detailed information will become available after the consummation of the Merger.

For all other line items noted above, book value is assumed to approximate the preliminary fair value. The final valuation may be materially different as more detailed information will become available after the consummation of the Merger.

Refer to Footnote 7 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 4: Financing Adjustments

On or about the closing date of the Merger, Leidos, Inc. (a direct, wholly-owned subsidiary of Leidos) and Splitco expect to incur indebtedness of approximately $2,531 million in new term loans, of which $1,400 million will be in term loan A (“New Term Loan A”) and $1,131 million will be in term loan B (“New Term Loan B” collectively, the “New Term Loans”). Leidos, Inc. and Splitco will be the borrowers of $690 million and $710 million, respectively, of New Term Loan A, and Splitco will be the borrower of all of New Term Loan B. The New Term Loans are expected to bear interest at a blended rate of 3.09%. New Term Loan A will be separated into three tranches consisting of: (1) $400 million (“Tranche 1”) incurred by Splitco, (2) $310 million (“Tranche 2”) incurred by Splitco, and (3) $690 million (“Tranche 3”) incurred by Leidos, Inc. with maturities of three years, five years, and five years, respectively, provided that if any of Leidos’ 4.450% Notes due 2020 are outstanding on the date that is 91 days before their maturity, the New Term Loan A will mature on such date. New Term Loan B incurred by Splitco will have a maturity of seven years. Interest and principal amounts will be payable on a quarterly basis with amortization of the principal predominantly occurring in the year of maturity. The actual capital raised, including both the aggregate size and the individual tranche size, as well as interest rates, may change based on the market conditions and lender appetite for the specific issue at the time of syndication.

In addition to the New Term Loans, Leidos, Inc. will also enter into a revolving credit facility (the “Leidos Revolving Credit Facility”) providing for an aggregate principal amount of up to $750 million and term of five years to replace its existing revolving credit facility. Leidos does not expect to draw on the Leidos Revolving Credit Facility in connection with the Merger but will incur an annual fee of 0.375% on the unused portion of the total aggregate commitment.

Upon consummation of the Merger, on a consolidated basis, Leidos’ debt will include all of Splitco’s indebtedness, which, combined with the new debt of Leidos, Inc., will be used to (i) finance the Leidos Special Dividend, (ii) pay the Special Cash Payment by Splitco to Lockheed Martin, and (iii) pay for transaction expenses incurred by Leidos in connection with the Merger.

Notes payable and long-term debt, current portion was adjusted as follows (in millions):

Increase (Decrease)
New Term Loan A (i)	$70
New Term Loan B (ii)	11

Total pro forma adjustments to notes payable and long-term debt, current portion	$81

(i)	Represents the current portion of borrowings incurred by Splitco of $35 million and by Leidos, Inc. of $35 million under New Term Loan A.
(ii)	Represents the current portion of borrowings incurred by Splitco under New Term Loan B.

Notes payable and long-term debt, net of current portion was adjusted as follows (in millions):

Increase (Decrease)
New Term Loan A (i) (iii)	$1,302
New Term Loan B (ii) (iii)	1,100

Total pro forma adjustments to notes payable and long-term debt, net of current portion	$2,402

(i)	Represents the long-term portion of borrowings incurred by Leidos, Inc., which is comprised of aggregate principal of $690 million, net of $14 million of debt issuance costs and $35 million of current portion of long-term debt, and the long-term portion of borrowings incurred by Splitco, which is comprised of aggregate principal of $710 million, net of $14 million of debt issuance costs and $35 million of current portion of long-term debt.
(ii)	Represents the long-term portion of borrowings of Splitco, which is comprised of aggregate principal of $1,131 million, net of $20 million of debt issuance costs and $11 million of current portion of long-term debt.
(iii)	Total debt issuance costs of $48 million for the New Term Loans consist of $32 million of underwriting fees, $15 million of other fees paid to the lenders, and $1 million of legal fees.

Other assets were adjusted to include debt issuance costs for the Leidos Revolving Credit Facility of $15 million, which consists of $9 million of underwriting fees and $6 million of other fees paid to the lenders.

The interim pro forma statement of income, 11-month pro forma statement of income and supplemental 12-month statement of income reflect adjustments to Interest expense of $23 million, $86 million and $94 million, respectively, which represent an estimate of interest expense calculated using the effective interest method on the additional indebtedness to be incurred in connection with the Merger. These adjustments were calculated as if the New Term Loans and Leidos Revolving Credit Facility were entered into on January 31, 2015, the beginning of the earliest period presented, for the pro forma statements of income and January 3, 2015 for the supplemental 12-month statement of income.

The adjustment to record interest expense for the three months ended April 1, 2016 and both the 11 and 12 months ended January 1, 2016 is based on the 3-month LIBOR of 0.65% as of June 21, 2016. For each 0.125% change in estimated interest rate for the New Term Loans, interest expense would increase or decrease by approximately $1 million for the three months ended April 1, 2016 and approximately $3 million for both the 11 and 12 months ended January 1, 2016.

Refer to Footnotes 7 and 8 for additional information on how the adjustments described above have been reflected in the pro forma financial statements and supplemental 12-month statement of income.

Note 5: Excluded Assets and Excluded Liabilities

In accordance with the Separation Agreement, at or near the consummation of the Merger and other Transactions, Lockheed Martin will transfer to Splitco all rights, title and interest in certain assets of the Splitco Business, with the exception of the Excluded Assets, as defined in the Separation Agreement. At the same time, Splitco will assume from Lockheed Martin all obligations to perform, timely pay and fulfill and comply with the liabilities and obligations of the Splitco Business, with the exception of the Excluded Liabilities, as defined in the Separation Agreement. See “The Separation Agreement—Separation of the IS&GS Business—Conveyance of Assets; Assumption and Discharge of Liabilities” for additional information. To the extent the Excluded Assets and Excluded Liabilities are reflected in the historical combined balance sheet of the Splitco Business and are material, a pro forma adjustment has been made to eliminate these assets and liabilities as if the Merger and other Transactions were consummated on April 1, 2016. The balance sheet adjustment related to the material Excluded Assets and Excluded Liabilities consists of the following (in millions):

Increase (Decrease)
Cash and cash equivalents	$(39)
Receivables, net	(44)
Inventory, prepaid expenses and other current assets	(16)

Total assets	$(99)

Accounts payable and accrued liabilities	(74)
Accrued payroll and employee benefits	(8)
Deferred income taxes	(6)
Other long-term liabilities	(16)
Net parent investment	5

Total liabilities and net parent investment	$(99)

Refer to Footnote 7 for additional information on how the adjustments described above have been reflected in the pro forma balance sheet.

Note 6: Reclassifications

Certain reclassifications have been made relative to the historical financial statements of the Splitco Business to conform to the financial statement presentation of Leidos.

The reclassification adjustments related to the balance sheet of the Splitco Business as of March 27, 2016 include the following:

(i)	combination of Inventories, net of $120 million and Other current assets of $19 million within Inventory, prepaid expenses and other current assets;

(ii)	reclassification of $29 million of other receivables from Receivables, net to Inventory, prepaid expenses and other current assets;

(iii)	reclassification of $44 million of contract assets from Inventory, prepaid expenses and other current assets to Property, plant and equipment, net;

(iv)	reclassification of Customer advances and amounts in excess of costs incurred of $289 million and Other current liabilities of $251 million to Accounts payable and accrued liabilities;

(v)	netting of $46 million of customer advances on contracts (included in Accounts payable and accrued liabilities) against the related accounts receivable (included in Receivables, net); and

(vi)	reclassification of Salaries, benefits and payroll taxes of $223 million to Accrued payroll and employee benefits.

The reclassification adjustments on the statements of earnings of the Splitco Business for the three months ended March 27, 2016 and the year ended December 31, 2015 pertain to the following:

(i)	reclassification of $19 million and $20 million of severance charges for the three months ended March 27, 2016 and the year ended December 31, 2015 (of which $0 was incurred during the one month ended January 31, 2015), respectively, from Cost of revenues to Selling, general and administrative expenses;

(ii)	reclassification of $45 million and $273 million of general and administrative expenses for the three months ended March 27, 2016 and the year ended December 31, 2015 (of which $21 million was incurred during the one month ended January 31, 2015), respectively, from Cost of revenues to Selling, general and administrative expenses; and

(iii)	reclassification of $7 million and $26 million of state income taxes for the three months ended March 27, 2016 and the year ended December 31, 2015 (of which $2 million was incurred during the one month ended January 31, 2015), respectively, from Cost of revenues to Income tax (expense) benefit.

Refer to Footnotes 7 and 8 for additional information on how the adjustments described above have been reflected in the pro forma financial statements and supplemental 12-month statement of income.

Note 7: Balance Sheet Adjustments

The pro forma balance sheet reflects the following adjustments (in millions):

(A)	Cash and cash equivalents were adjusted as follows:

Increase (Decrease)
Excluded Assets (i)	$(39)
Transaction costs (ii)	(25)
Special Cash Payment to Lockheed Martin (iii)	(1,800)
Payment of Leidos Special Dividend (iv)	(991)
Proceeds from New Term Loan Facilities (v)	2,531
Debt issuance costs (vi)	(63)

Total pro forma adjustment to Cash and cash equivalents	$(387)

(i)	Represents balances included in the historical combined balance sheet of the Splitco Business which will not be transferred under the Separation Agreement. See Footnote 5 for further discussion.
(ii)	Represents transaction costs related to the Merger and other Transactions. The total balance consists of approximately $2 million related to legal fees, $22 million related to advisory services, and $1 million related to accounting and other professional fees.
(iii)	Represents the Special Cash Payment of $1,800 million to Lockheed Martin by Splitco as part of the Merger.
(iv)	Represents the Leidos Special Dividend of approximately $991 million paid to Leidos’ stockholders as part of the Merger. See “The Merger Agreement—Conditions to the Merger” for additional information. The estimated total amount of the Leidos Special Dividend was calculated by multiplying the per share dividend of $13.64 by the outstanding number of Leidos shares of approximately 72.7 million as of June 16, 2016. The Leidos Special Dividend will be paid to holders of Leidos common stock as of a record date prior to the Merger closing date, and the total amount of the Leidos Special Dividend will be based on the number of shares on such record date.
(v)	Represents the proceeds from the New Term Loans obtained to finance the Merger and other Transactions. See Footnote 4 for further discussion.
(vi)	Represents the debt issuance costs associated with the New Term Loans and Leidos Revolving Credit Facility obtained in connection with the Merger of $48 million and $15 million, respectively. See Footnote 4 for further discussion.

(B)	Receivables, net were adjusted as follows:

Increase (Decrease)
Policy alignments (i)	$87
Excluded Assets (ii)	(44)
Reclassifications (iii)	(75)

Total pro forma adjustment to Receivables, net	$(32)

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2.
(ii)	Represents balances included in the historical combined balance sheet of the Splitco Business which will not be transferred under the Separation Agreement. See Footnote 5 for further discussion.
(iii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of ($46) million of customer advances on contracts netted against the related accounts receivable and ($29) million of non-trade accounts receivable to Leidos’ presentation, as described in additional detail in Footnote 6.

(C)	Inventory, prepaid expenses and other current assets were adjusted as follows:

Increase (Decrease)
Excluded Assets (i)	$(16)
Reclassifications (ii)	(15)

Total pro forma adjustment to Inventory, prepaid expenses and other current assets	$(31)

(i)	Represents certain assets included in the historical combined balance sheet of the Splitco Business which will not be transferred under the Separation Agreement. See Footnote 5 for further discussion.
(ii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of ($44) million of contract assets and $29 million of non-trade accounts receivable to Leidos’ presentation, as described in additional detail in Footnote 6.

(D)	Property, plant and equipment, net were increased as follows:

Reclassifications (i)	$44

(i)	Represents adjustment to conform the Splitco Business’ financial statement presentation of contract assets of $44 million to Leidos’ presentation, as described in additional detail in Footnote 6.

(E)	Goodwill was adjusted as follows:

Increase (Decrease)
Elimination of the Splitco Business historical goodwill	$(2,816)
Estimated transaction goodwill (i)	3,360

Total pro forma adjustment to Goodwill	$544

(i)	Reflects the preliminary value of goodwill associated with the Merger, as described in additional detail in Footnote 3. The adjustment is primarily due to the synergies expected to be achieved by combining the businesses of Leidos and the Splitco Business, expected future contract awards, as well as the acquired workforce. The cost-saving opportunities are expected to include improved operating efficiencies and asset optimization.

(F)	Intangible assets, net were adjusted as follows:

Increase (Decrease)
Elimination of the Splitco Business historical intangible assets	$(118)
Preliminary fair value of acquisition-related intangible asset (i)	1,650

Total pro forma adjustment to Intangible assets, net	$1,532

(i)	Of the total consideration, approximately $1,650 million is estimated to be the preliminary fair value of identified intangible assets, which consist entirely of the programs / contracts intangible asset with a preliminary estimated useful life of 10 years. Refer to Footnote 3 for additional information.

The fair value of identifiable intangible assets is determined primarily using the “income approach”, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of the identifiable intangible asset valuation, from the perspective of a market participant, include the estimated after-tax cash flows that will be received for the intangible asset, the appropriate discount rate selected in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, and competitive trends impacting the asset and each cash flow stream. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results. In addition, the discount rate selected is a significant assumption utilized to value the intangible asset, which is based on market participant assumptions for rates of return for similar assets and reflects the risks inherent in the cash flow stream based on the nature of the asset.

The estimated fair value for this pro forma presentation for the programs / contracts intangible asset was measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates, probabilities of renewal for existing contracts and related relationships, contributory asset charges and the asset discount rate.

(G)	Other assets were increased as follows:

Leidos Revolving Credit Facility debt issuance costs (i)	$15

(i)	Represents debt issuance costs related to the Leidos Revolving Credit Facility, as described in additional detail in Footnote 4.

(H)	Accounts payable and accrued liabilities were adjusted as follows:

Increase (Decrease)
Policy alignments (i)	$(52)
Excluded Liabilities (ii)	(74)
Reclassifications (iii)	494

Total pro forma adjustment to Accounts payable and accrued liabilities	$368

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2.
(ii)	Represents certain liabilities included in the historical combined balance sheet of the Splitco Business which will not be assumed under the Separation Agreement. See Footnote 5 for further discussion.
(iii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of Customer advances and amounts in excess of costs incurred of $289 million, Other current liabilities of $251 million, and unbilled customer accounts receivable of ($46) million to Leidos’ presentation, as described in additional detail in Footnote 6.

(I)	Accrued payroll and employee benefits were adjusted as follows:

Increase (Decrease)
Excluded Liabilities (i)	$(8)
Reclassifications (ii)	223

Total pro forma adjustment to Accrued payroll and employee benefits	$215

(i)	Represents certain liabilities included in the historical combined balance sheet of the Splitco Business which will not be assumed under the Separation Agreement. See Footnote 5 for further discussion.
(ii)	Represents adjustment to conform the Splitco Business’ financial statement presentation of Salaries, benefits and payroll taxes of $223 million to Leidos’ presentation, as described in additional detail in Footnote 6.

(J)	Notes payable and long-term debt, current portion were adjusted as described in Footnote 4.

(K)	Notes payable and long-term debt, net of current portion were adjusted as described in Footnote 4.

(L)	Deferred income taxes were adjusted as follows:

Increase (Decrease)
Identifiable intangible assets fair value adjustment	$597
Excluded Assets and Excluded Liabilities	(6)
Policy alignments	54

Total pro forma adjustment to Deferred income taxes (i)	$645

(i)	Reflects an adjustment to deferred tax liabilities representing a combined federal and state statutory rate of approximately 39% multiplied by (i) the preliminary fair value adjustments to the identifiable intangible assets (as described in Footnote 3), (ii) the pro forma adjustments related to assets and liabilities that will not be acquired/assumed by the combined company (as described in Footnote 5) and for which a difference exists between the book and tax basis, or (iii) the pro forma adjustments related to accounting policy alignments (as described in Footnote 2), as applicable. This rate does not reflect Leidos’ expected effective tax rate which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company following the consummation of the Merger.

(M)	Other long-term liabilities were decreased as follows:

Excluded Liabilities (i)	$(16)

(i)	Represents certain liabilities included in the historical combined balance sheet of the Splitco Business which will not be assumed under the Separation Agreement. See Footnote 5 for further discussion.

(N)	Stockholders’ equity was adjusted as follows:

	Increase (Decrease)
	Additional Paid- In Capital	Accumulated Deficit	Net Parent Investment	Accumulated Other Comprehensive Loss
Policy alignments (i)	$—	$—	$85	$—

Net impact of Excluded Assets and Excluded Liabilities (ii)	—	—	5	—
Special Cash Payment to Lockheed Martin (iii)	—	—	(1,800)	—
Elimination of total Splitco Business net parent investment and accumulated other comprehensive loss (iv)	—	—	(1,200)	42
Payment of Leidos Special Dividend (v)	(991)	—	—	—
Issuance of shares of Leidos common stock (vi)	2,673	—	—	—
Transaction costs (vii)	—	(25)	—	—

Total pro forma adjustment	$1,646	$(25)	$(2,910)	$42

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2.
(ii)	Represents adjustment to eliminate Excluded Assets and Excluded Liabilities, as described in additional detail in Footnote 5.
(iii)	Represents the Special Cash Payment of $1,800 million from Splitco to Lockheed Martin as part of the Merger and other Transactions.
(iv)	Relates to the elimination of Splitco Business’ net parent investment of ($1,200) million and accumulated other comprehensive loss of $42 million.
(v)	Represents the Leidos Special Dividend of approximately $991 million paid to Leidos’ stockholders as part of the Merger and other Transactions. See “The Merger Agreement—Conditions to the Merger” for additional information. The estimated total amount of the Leidos Special Dividend was calculated by multiplying the per share dividend of $13.64 by the outstanding number of Leidos shares of approximately 72.7 million as of June 16, 2016. The Leidos Special Dividend will be paid to holders of Leidos common stock as of a record date prior to the Merger closing date, and the total amount of the Leidos Special Dividend will be based on the number of shares outstanding on such record date.
(vi)	Relates to the shares of Leidos common stock to be issued as purchase consideration, as described further in Footnote 3.
(vii)	Reflects transaction costs related to the Merger and other Transactions. For information on the composition of these costs, refer to Footnote 7(A). This amount has not been tax effected as the tax deductibility of these items has not been determined.

Note 8: Statement of Income Adjustments

The pro forma statements of income and supplemental 12-month statement of income reflect the following adjustments (in millions):

(O)	Revenues were decreased as follows:

	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Policy alignments (i)	$(4)	$—	$—
Adjustment of revenues related to Lockheed Martin’s defined benefit pension plans (ii)	(12)	(38)	(41)

Total adjustment to Revenues	$(16)	$(38)	$(41)

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2. The impact of this adjustment on Revenues for the 11 and 12 months ended January 1, 2016 is not material and has not been reflected in the 11-month pro forma statement of income and supplemental 12-month statement of income.

(ii)	The historical combined statements of earnings of the Splitco Business includes an allocation of expenses related to Lockheed Martin’s defined benefit pension plan in which the Splitco Business’ employees historically participated. Following the consummation of the Merger and other Transactions, the Splitco Business’ employees will no longer receive the defined benefit pension benefit from Lockheed Martin or Leidos on a recurring basis. Accordingly, there is an adjustment to Cost of revenues (as summarized in Footnote 8(P)), which represents the elimination of these employees’ defined benefit pension costs included within the historical combined statements of earnings of the Splitco Business. As a result of the defined benefit pension costs being reimbursable under certain customer contracts, there is a corresponding impact on Revenues.

(P)	Cost of revenues were adjusted as follows:

	Increase (Decrease)
	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Policy alignments (i)	$7	$—	$—
Adjustment of costs related to Lockheed Martin’s defined benefit pension plans (ii)	(12)	(59)	(64)
Reclassifications (iii)	(71)	(296)	(319)

Total adjustment to Cost of revenues	$(76)	$(355)	(383)

(i)	Represents adjustment to conform the accounting policies of the Splitco Business to those of Leidos, as described in additional detail in Footnote 2. The impact of this adjustment on Cost of revenues for the 11 and 12 months ended January 1, 2016 is not material and has not been reflected in the 11-month pro forma statement of income and supplemental 12-month statement of income.
(ii)	Represents the adjustment to Cost of revenues to reflect the impact of the elimination of the Splitco Business’ employees’ defined benefit pension costs included within the historical combined statements of earnings of the Splitco Business, as described in Footnote 8(O) above.
(iii)	Represents adjustments to conform the Splitco Business’ financial statement presentation of severance charges of $19 million for the three months ended April 1, 2016 and $20 million for both the 11 and 12 months ended January 1, 2016, general and administrative expenses of $45 million for the three months ended April 1, 2016 and $252 million and $273 million for the 11 and 12 months ended January 1, 2016, respectively, and state income taxes of $7 million for the three months ended April 1, 2016 and $24 million and $26 million for the 11 and 12 months ended January 1, 2016, respectively, to Leidos’ presentation, as described in additional detail in Footnote 6.

(Q)	Selling, general and administrative expenses were increased as follows:

	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Change in amortization expense associated with acquired intangible asset (i)	$31	$106	$116
Reclassifications (ii)	64	272	293

Total adjustment to Selling, general and administrative expenses	$95	$378	409

(i)	All amortization adjustments related to identified definite-lived intangible asset are recorded to Selling, general and administrative expenses. Historical amortization expense recorded in the combined statements of earnings of the Splitco Business of $10 million, $45 million, and $49 million for the three months ended March 27, 2016 and the 11 and 12 months ended December 31, 2015, respectively, was eliminated and replaced with the estimated amortization expense for the identified definite-lived intangible asset of $41 million, $151 million and $165 million for the three, 11 and 12 months, respectively. The estimated amortization expense was computed using the straight-line method and an estimated useful life of 10 years.

An increase (decrease) of 10% in the estimated fair value allocated to the programs / contracts intangible asset would result in an increase (decrease) in the three-month pro forma amortization expense of $4 million, an increase (decrease) in the 11-month pro forma amortization expense of $15 million, and an increase (decrease) in the 12-month amortization expense of $17 million. An increase in estimated useful life of the programs /

contracts intangible asset of one year would result in a decrease in the three-month pro forma amortization expense of $4 million, a decrease in the 11-month pro forma amortization expense of $14 million, and a decrease in the 12- month amortization expense of $15 million, while a decrease in estimated useful life of one year would result in an increase in the three-month pro forma amortization expense, an increase in the 11-month pro forma amortization expense, and an increase in the 12-month amortization expense of $5 million, $17 million and $18 million, respectively.

(ii)	Represents adjustments to reclassify severance charges of $19 million for the three months ended April 1, 2016 and $20 million for both the 11 and 12 months ended January 1, 2016 and general and administrative expenses of $45 million, $252 million and $273 million for the three months ended April 1, 2016 and the 11 and 12 months ended January 1, 2016, respectively, from Cost of revenues to Selling, general and administrative expenses to conform the financial statement presentation of the Splitco Business to Leidos’ presentation, as described in additional detail in Footnote 6.

(R)	Acquisition and integration costs were decreased by $9 million for three months ended April 1, 2016 to reflect the elimination of costs which are directly attributable to the Merger and other Transactions, but which are not expected to have a continuing impact on results of operations following the consummation of the Merger and other Transactions. The amount of such costs incurred during the 11 and 12 months ended January 1, 2016 was not material and, therefore, no adjustment is included in the 11-month pro forma statement of income and supplemental 12-month statement of income.

(S)	Interest expense, net was adjusted as described in Footnote 4.

(T)	Income tax (expense) benefit was adjusted as follows:

	Increase (Decrease)
	For the Three Months Ended April 1, 2016 (Pro Forma)	For the 11 Months Ended January 1, 2016 (Pro Forma)	For the 12 Months Ended January 1, 2016 (Supplemental)
Reclassifications (i)	$(7)	$(24)	$(26)
Income tax impact of all other pro forma adjustments (ii)	22	67	73

Total adjustment to Income tax (expense) benefit	$15	$43	47

(i)	Represents adjustments to conform the Splitco Business’ financial statement presentation of state income taxes of $7 million for the three months ended April 1, 2016 and $24 million and $26 million for the 11 and 12 months ended January 1, 2016, respectively, to Leidos’ presentation, as described in additional detail in Footnote 6.
(ii)	Represents the income tax impact of the pro forma adjustments, using the combined federal and state statutory tax rate of approximately 39%. This does not represent Leidos’ effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Leidos following the consummation of the Merger and other Transactions.

(U)	The adjustment to weighted-average common shares outstanding for both basic and diluted EPS is to reflect 76,958,918 shares of Leidos common stock that will be issued as purchase consideration in the Merger.

ADDITIONAL FINANCIAL INFORMATION

Non-GAAP Measures

The following tables present certain non-GAAP financial measures that Leidos management uses to evaluate Leidos’ operating performance and will use to evaluate the combined business going forward. These non-GAAP measures are not computed in accordance with GAAP, and are not meant to be considered in isolation or as a substitute for the comparable GAAP measures. Accordingly, these non-GAAP measures should be read in conjunction with Leidos’ consolidated financial statements and the combined financial statements of the Splitco Business, both of which were prepared in accordance with GAAP.

Leidos management believes that these non-GAAP measures provide another measure of Leidos’ results of operations and financial condition, including Leidos’ ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. Leidos’ computation of its non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.

	Historical			Adjustments (i)		Pro Forma Combined Consolidated Leidos and Splitco Business for the Three Months Ended April 1, 2016
	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016
	(in millions, except per share amounts)
Non-GAAP operating income (1)	$99	$105		$(4)		$200
Adjusted EBITDA (2)	$104	$120		$(4)		$220
Non-GAAP income from continuing operations (3)	$53	$72		$(21)		$104

Non-GAAP earnings per share (“EPS”) from continuing operations:
Basic	$0.74	NA	(ii)	NA	(ii)	$0.68

Diluted	$0.72	NA	(ii)	NA	(ii)	$0.68

	Historical			Adjustments(i)		Supplemental(i) Combined Consolidated Leidos and Splitco Business for the 12 Months Ended January 1, 2016
	Leidos for the 12 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015
	(in millions, except per share amounts)
Non-GAAP operating income (1)	$386	$518		$49		$953
Adjusted EBITDA (2)	$423	$584		$49		$1,056
Non-GAAP income from continuing operations (3)	$219	$354		$(43)		$530

Non-GAAP EPS from continuing operations:
Basic	$3.00	NA	(ii)	NA	(ii)	$3.50

Diluted	$2.96	NA	(ii)	NA	(ii)	$3.48

(i)	See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” for the unaudited pro forma combined condensed consolidated statement of income for the three months ended April 1, 2016 (the “interim pro forma statement of income”), the unaudited supplemental combined consolidated statement of income for the 12 months ended January 1, 2016 (the “supplemental 12-month statement of income”), and the adjustments made to prepare the interim pro forma statement of income and the supplemental 12-month statement of income.
(ii)	NA = not applicable.

(1)	Non-GAAP operating income is computed by excluding the following items from income from continuing operations: (i) other income (expense), net; (ii) interest expense; (iii) interest income; (iv) income tax (expense) benefit adjusted to reflect non-GAAP adjustments; and (v) the following discrete items:

•	Acquisition and integration costs-Represents costs related to the Merger and integration of the Splitco Business.

•	Asset impairment charges–Represents impairments of long-lived intangible and tangible assets.

•	Separation transaction and restructuring expenses–Represents costs associated with lease termination and facility consolidation, including costs related to Leidos’ September 2013 spin-off of its former technical services and enterprise IT business.

•	Severance charges–Represents the charges recognized for workforce reduction severance benefits that are provided to employees of the Splitco Business primarily under Lockheed Martin’s ongoing benefit arrangements.

•	Gains and losses on disposal of assets and businesses–Represents the gains or losses on certain sales of real estate and businesses.

•	Amortization of acquired intangible assets–Represents the amortization expense associated with intangible assets recognized by Leidos upon the acquisition of various businesses, including the Splitco Business.

(2)	Adjusted EBITDA is computed by excluding the following items from income from continuing operations: (i) discrete items identified in footnote (1)(v) above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) income tax (expense) benefit, adjusted to reflect non-GAAP adjustments.
(3)	Non-GAAP income from continuing operations is computed by excluding the discrete items described in footnote (1)(v) above from income from continuing operations and adjusting the income tax provision for the effect of such exclusions.

Reconciliation of Non-GAAP Measures

The following tables present the reconciliation of the non-GAAP measures identified above to income from continuing operations attributable to the company, basic EPS from continuing operations and diluted EPS from continuing operations, the most directly comparable GAAP measures.

	Historical		Adjustments*	Pro Forma* Combined Consolidated Leidos and Splitco Business for the Three Months Ended April 1, 2016
	Leidos for the Three Months Ended April 1, 2016	Splitco Business for the Three Months Ended March 27, 2016
	(in millions)
Non-GAAP operating income	$99	$105	$(4)	$200
Adjustments:
Depreciation expense (1)	7	8	—	15
Other income, excluding gains and losses on disposal of assets and businesses (2)	(2)	7	—	5

Adjusted EBITDA	$104	$120	$(4)	$220

Adjustments:
Depreciation expense (1)	(7)	(8)	—	(15)
Interest expense, net (3)	(11)	—	(23)	(34)
Income tax (expense) benefit, adjusted to reflect non-GAAP adjustments (below)	(33)	(40)	6	(67)

Non-GAAP income from continuing operations	$53	$72	$(21)	$104
Less: Net income attributable to noncontrolling interest	—	(2)	—	(2)

Non-GAAP income from continuing operations attributable to the company	$53	$70	$(21)	$102
Adjustments:
Acquisition and integration costs	(9)	—	9	—
Splitco Business severance charges	—	(19)	—	(19)
Amortization of acquired intangible assets (4)	(1)	(10)	(31)	(42)
Gains and losses on disposal of assets and businesses (5)	2	—	—	2

Total non-GAAP adjustments	(8)	(29)	(22)	(59)
Adjustments to income tax provision to reflect non-GAAP adjustments (6)	4	10	9	23

Income from continuing operations attributable to the company	$49	$51	$(34)	$66

	Historical		Adjustments*	Supplemental* Combined Consolidated Leidos and Splitco Business for the 12 Months Ended January 1, 2016
	Leidos for the 12 Months Ended January 1, 2016	Splitco Business for the Year Ended December 31, 2015
	(in millions)
Non-GAAP operating income	$386	$518	$49	$953
Adjustments:
Depreciation expense (1)	35	44	—	79
Other income, excluding gains and losses on disposal of assets and businesses (2)	2	22	—	24

Adjusted EBITDA	$423	$584	$49	$1,056

Adjustments:
Depreciation expense (1)	(35)	(44)	—	(79)
Interest expense, net (3)	(54)	—	(94)	(148)
Income tax (expense) benefit, adjusted to reflect non-GAAP adjustments (below)	(115)	(186)	2	(299)

Non-GAAP income from continuing operations	$219	$354	$(43)	$530
Less: Net income attributable to the noncontrolling interest	—	(5)	—	(5)

Non-GAAP income from continuing operations attributable to the company	$219	$349	$(43)	$525
Adjustments:
Asset impairment charges	(73)	—	—	(73)
Separation transaction and restructuring expenses	(6)	—	—	(6)
Splitco Business severance charges	—	(20)	—	(20)
Amortization of acquired intangible assets (4)	(9)	(49)	(116)	(174)
Gains and losses on disposal of assets and businesses (5)	82	—	—	82

Total non-GAAP adjustments	(6)	(69)	(116)	(191)
Adjustments to income tax provision to reflect non-GAAP adjustments (6)	23	24	45	92

Income from continuing operations attributable to the company	$236	$304	$(114)	$426

*	See “Unaudited Pro Forma Combined Consolidated Financial Statements and Supplemental Combined Consolidated Statement of Income” for the interim pro forma statement of income, the supplemental 12-month statement of income, and the adjustments made to prepare the interim pro forma statement of income and the supplemental 12-month statement of income.
(1)	Depreciation expense is included within Cost of revenues and Selling, general and administrative expenses. Depreciation expense for the Splitco Business for the three months ended March 27, 2016 and the year ended December 31, 2015 includes depreciation expense related to corporate assets that has been allocated from Lockheed Martin and recorded within Cost of revenues in the historical combined statement of earnings of the Splitco Business.
(2)	Other income is derived as total Other income (expense), net in the historical consolidated statement of income of Leidos, the interim pro forma statement of income and the supplemental 12-month statement of income less gains and losses on disposal of assets and businesses (described in footnote (5) below).
(3)	Interest expense, net is calculated as the sum of Interest income and Interest expense, as shown in the historical consolidated statement of income of Leidos, the interim pro forma statement of income and the supplemental 12-month statement of income.
(4)	Amortization of acquired intangible assets is included within Selling, general and administrative expenses.
(5)	Gains and losses on disposal of assets and businesses are included within Other income (expense), net in the historical consolidated statement of income of Leidos, the interim pro forma statement of income and the supplemental 12-month statement of income.

(6)	The calculation of the adjustment to the income tax provision uses the applicable statutory income tax rates, adjusted for utilization of an existing capital loss carryforward for the taxable gain on disposal of assets and businesses.

(in millions, except per share amounts)	Pro Forma Combined Consolidated Leidos and Splitco Business for the Three Months Ended April 1, 2016	Supplemental Combined Consolidated Leidos and Splitco Business for the 12 Months Ended January 1, 2016
Non-GAAP basic EPS from continuing operations	$0.68	$3.50
Less: Total adjustments to non-GAAP income from continuing operations, including adjustment to income tax expense (above) (1)	(0.24)	(0.66)

Basic EPS from continuing operations	$0.44	$2.84

Non-GAAP diluted EPS from continuing operations	$0.68	$3.48
Less: Total adjustments to non-GAAP income from continuing operations, including adjustment to income tax expense (above) (1)	(0.24)	(0.66)

Diluted EPS from continuing operations	$0.44	$2.82

Weighted-average shares outstanding:
Basic	149	150
Diluted	151	151

(1)	Calculated as the sum of total pre-tax non-GAAP adjustments and the related income tax effect of such non-GAAP adjustments, divided by the weighted-average basic and diluted shares outstanding, as appropriate.

Backlog (Unaudited)

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts as work is performed. In this section, backlog is calculated based on the methodology historically used by Leidos in its reports filed with the SEC.

Backlog is segregated into two categories as follows:

•	Funded backlog: Funded backlog for contracts with the U.S. Government represents the value on contracts for which funding is appropriated, less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. Government agencies and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos or the Splitco Business is obligated to perform, less revenue previously recognized on the contracts.

•	Negotiated unfunded backlog: Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from (1) contracts for which funding has not been appropriated, and (2) unexercised priced contract options. Negotiated unfunded backlog does not include future potential task orders expected to be awarded under indefinite delivery/indefinite quantity, General Services Administration Schedule, or other master agreement contract vehicles.

The estimated value of backlog as of April 1, 2016 was as follows (in billions):

	Leidos	Splitco Business	Combined Leidos and Splitco Business
Funded backlog	$2.7	$3.1	$5.8
Negotiated unfunded backlog	6.9	5.7	12.6

Total backlog	$9.6	$8.8	$18.4

Leidos and the Splitco Business expect to recognize a substantial portion of their funded backlog from U.S. Government customers as revenues within the next 12 months. However, the U.S. Government may cancel any contract at any time through a termination for the convenience of the U.S. Government. In addition, certain contracts with commercial or non-U.S. Government customers included in funded backlog may include provisions that allow the customer to cancel at any time. Most of these contracts have cancellation terms that would permit the companies to recover all or a portion of the incurred costs and fees for work performed.

PROPOSAL NO. 1 - APPROVAL OF ISSUANCE OF LEIDOS COMMON STOCK

For a summary and detailed information regarding this proposal, see the information about the proposed Merger, and the Share Issuance, contained throughout this document, including the information set forth in the sections of this document entitled “The Transactions,” “The Merger Agreement” and the “Separation Agreement.”

Copies of the Merger Agreement and the Separation Agreement are attached to this document as Annex A-1 and Annex B-1, respectively. Copies of the amendments to the Merger Agreement and the Separation Agreement are attached to this document as Annex F-1 and G-1, respectively.

If the Merger is completed, Lockheed Martin stockholders will receive one share of Leidos common stock for each share of Splitco common stock that they own immediately before the Merger. Under the NYSE Listed Company Manual, a company listed on NYSE is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or exceed 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of shares of Leidos common stock to be issued in connection with the Merger will exceed 20% of the shares of Leidos common stock outstanding before such issuance. For this reason, Leidos must obtain the approval of Leidos stockholders, in accordance with the NYSE Listed Company Manual, for the issuance of shares of Leidos common stock to Lockheed Martin stockholders for the Merger. Accordingly, Leidos is asking its stockholders to approve the issuance of Leidos common stock for the Merger.

Vote Required

The affirmative vote of a majority of votes cast by Leidos stockholders on the proposal at the annual meeting is required to issue the shares of Leidos common stock to Lockheed Martin stockholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the Leidos stock issuance proposal.

PROPOSAL NO. 2 - ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2016 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

David G. Fubini

Director Since 2013

Mr. Fubini, 62, is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board. He was previously a director of Compuware Corporation.

Miriam E. John

Director Since 2007

Dr. John, 67, retired from Sandia National Laboratories, a science and engineering laboratory, in September 2006, after having served as Vice President of Sandia’s California Division from April 1999 to September 2006. She previously served in a number of managerial and technical roles for Sandia from 1982 to 1999 that spanned energy, defense, fundamental science and engineering development programs. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the immediate past chair of the National Research Council’s Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab and the Charles Stark Draper Laboratory, and Sandia Corporation, a subsidiary of Lockheed Martin that operates Sandia National Laboratories for the Department of Energy. She is a Senior Fellow and immediate past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the Navy’s Superior Public Service Award.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide critical perspectives on technical, national security and organizational issues important to our business.

John P. Jumper

Director Since 2007

Mr. Jumper, 71, served as our Chief Executive Officer from March 2012 until July 2014 and Chair of the Board from June 2012 to March 2015, after having served as an independent director since 2007. Considered an expert on matters concerning the aerospace and defense sectors, Mr. Jumper served as a senior advisor for private equity firms including the Carlyle Group and the Four Star Group. Before joining the private sector in 2005, General Jumper served 39 years in the United States Air Force, retiring as the Air Force Chief of Staff, the Air Force’s highest ranking officer, and as a member of the Joint Chiefs of Staff. In that capacity he was a direct advisor to the Secretary of Defense, National Security Council, and the President. Mr. Jumper previously served on the boards of Goodrich Corporation, Jacobs Engineering Group, Inc., WESCO Aircraft Holdings, Inc., Somanetics Corporation and Tech Team Global, Inc. He currently serves on the Board of Directors of NACCO Industries, Inc., and Hyster-Yale Materials Handling, Inc.

Mr. Jumper’s proven leadership ability and management skills, demonstrated by his previous service as the highest-ranking officer in the U.S. Air Force and his expertise in defense and intelligence matters are valuable to our Board. His experience gives him a unique understanding of the needs of our largest customers.

Harry M.J. Kraemer, Jr.

Director Since 1997

Mr. Kraemer, 61, has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997. He previously served on the board of Catamaran Corp. and currently services on the boards of Sirona Dental Systems, Inc. and VWR International.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

Roger A. Krone

Chair of the Board

Director Since 2014

Mr. Krone, 59, has served as our Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as our Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics, including Vice President and General Manager of Boeing’s Army Systems division, Vice President of strategic programs at Boeing, Vice President and Treasurer of McDonnell Douglas and positions in program management, engineering and finance at General Dynamics. Mr. Krone earned a Bachelor’s degree in Aerospace Engineering from Georgia Institute of Technology, a Master’s Degree in Aerospace Engineering from the University of Texas at Arlington and a Master of Business Administration from Harvard Graduate School of Business.

Mr. Krone’s in-depth knowledge of our industry gained by decades of experience in a variety of roles at leading companies provide valuable insights and leadership for our Board. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

Gary S. May

Director Since 2015

Dr. May, 51, has served as the Dean of the College of Engineering at the Georgia Institute of Technology since June 2011. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Dr. May is a distinguished researcher in the field of computer-aided manufacturing of integrated circuits (IC). He has authored over 200 articles and technical presentations in the area of IC computer-aided manufacturing and has been honored with numerous awards and distinctions for his work. As an accomplished engineer with leadership experience at a prominent academic institution and expertise in areas relevant to our business, Dr. May provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

Lawrence C. Nussdorf

Lead Director

Director Since 2010

Mr. Nussdorf, 69, is Chairman and Chief Executive Officer Clark Enterprises, Inc., a privately held company with extensive interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015.. Mr. Nussdorf previously served on the board of Pepco Holdings, Inc. and Capital Source, Inc..

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board. He is an “audit committee financial expert” as defined in SEC rules.

Robert S. Shapard

Director Since 2013

Mr. Shapard, 60, has served as Chairman and Chief Executive Officer of Oncor Electric Delivery Company LLC since April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, he was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company, since 2000. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business, particularly as we seek to enhance our commercial energy and infrastructure business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as Chair of our Board’s Finance Committee and as a member of the Audit Committee. He is an “audit committee financial expert” as defined by SEC rules.

Noel B. Williams

Director Since 2013

Ms. Williams, 61, is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years. Ms. Williams brings to our Board extensive leadership experience in healthcare information technology and provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the link entitled “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board of Directors determined that all directors are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment, except for John P. Jumper and Roger A. Krone because of their roles as our former and current Chief Executive Officer, respectively.

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;

•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

•	benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;

•	based upon the desired number of 7 to 14 directors, no more than three directors may be an employee of ours;

•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and

•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by Roger A. Krone as Chair and Lawrence C. Nussdorf as independent Lead Director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

•	reviewing and approving meeting agendas and the annual schedule of meetings;

•	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

•	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

•	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

•	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

•	being authorized to attend all committee meetings, as appropriate;

•	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

•	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

•	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

•	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board of Directors and its committees, including the performance of individual directors;

•	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

•	performing such other duties as the Board may determine from time to time.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 8 of our 10 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit, Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Finance Committee oversees financial, capital investment and insurance risks. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior management that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings

During the 11-month period ended January 1, 2016, the Board of Directors held nine meetings of the entire Board. The independent directors met seven times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Nussdorf, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During the 11-month period ended January 1, 2016, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors, then serving as a director attended the 2015 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

Board Committees

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Finance, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.leidos.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Listed below are the members of each of the six standing committees as of the date of this proxy statement:

	Audit	Classified Business Oversight	Ethics & Corporate Responsibility	Finance	Human Resources & Compensation	Nominating & Corporate Governance
David G. Fubini
John J. Hamre
Miriam E. John
John P. Jumper
Harry M.J. Kraemer, Jr.
Roger A. Krone
Gary S. May
Lawrence C. Nussdorf
Robert S. Shapard
Noel B. Williams
Meetings held in the 11-month period ended January 1, 2016	7	1	4	8	7	4

Committee Chair Audit Committee Financial Expert

Committee Responsibilities

Following are descriptions of the primary areas of responsibility for each of the six standing committees:

Audit Committee

•	Appoints and evaluates independent auditor and approves fees;

•	Pre-approves audit and permitted non-audit services;

•	Reviews any audit problems;

•	Reviews adequacy of internal controls over financial reporting and disclosure controls and procedures;

•	Reviews and updates the internal audit plan;

•	Reviews any significant risks and exposures and steps taken to minimize risks;

•	Reviews quarterly and annual financial statements prior to public release;

•	Reviews critical accounting policies or changes in accounting policies; and

•	Reviews periodically legal matters that may impact the financial statements.

Classified Business Oversight Committee

•	Reviews policies, processes, procedures, training and risk review activities applicable to our classified business activities;

•	Reviews reports from management on particular classified projects involving significant performance, financial or reputational risks; and

•	Reviews other classified business issues that the Board or management would like the Committee to review.

Ethics and Corporate Responsibility Committee

•	Oversees ethical responsibilities of employees and consultants under our policies and procedures;

•	Reviews policies and procedures addressing the resolution of conflicts;

•	Reviews procedures for the receipt, retention and treatment of complaints regarding violations of our policies related to ethical conduct and legal compliance;

•	Monitors the effectiveness of our ethics, compliance and training programs and related administrative policies; and

•	Reviews policies and practices in the areas of corporate responsibility including such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

Finance Committee

•	Reviews and makes any necessary recommendations to the Board and management concerning:

•	capital structure, issuance of equity and debt securities and the incurrence of indebtedness;

•	payment of dividends and stock repurchases;

•	financial projections and guidance;

•	general financial planning, cash flow and working capital management, capital budgeting and expenditures;

•	tax planning and compliance;

•	mergers, acquisitions and strategic transactions; and

•	investor relations programs and policies.

Human Resources and Compensation Committee

•	Determines CEO compensation and approves compensation of our other executive officers;

•	Exercises all rights, authority and functions under our stock, retirement and other compensation plans;

•	Approves non-employee director compensation;

•	Reviews and approves and annual report on executive compensation for inclusion in our proxy statement;

•	Reviews compensation risk; and

•	Periodically reviews our human resources strategy, policies and programs.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;

•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

•	reviewing the Compensation Discussion and Analysis for our Proxy Statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

•	Evaluates, identifies and recommends director nominees;

•	Reviews the composition and procedures of the Board;

•	Makes recommendations regarding the size, composition and charters of the Board’s committees;

•	Reviews and develops long-range plans for CEO and management succession;

•	Develops a set of corporate governance principles;

•	Recommends an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	Develops and oversees an annual self-evaluation process of the Board of Directors and its committees.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy statement and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received. The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws.

Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director without inclusion in our Proxy Statement, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later.

On April 12, 2016, our board adopted a proxy access bylaw. Under Section 3.03(c) of our bylaws, a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees, limited to the greater of (a) two or (b) 20% of the board, for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed.

In each case, such stockholder’s notice must include certain information as provided in our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Director Compensation

The Board of Directors uses a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors in our last fiscal year for their service as directors for both Leidos Holdings, Inc. and Leidos, Inc.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation

Our directors receive an annual cash retainer for their service on the Board of Directors. For our most recent fiscal year, the 11-month period ended January 1, 2016, our directors were paid a retainer of $50,000 and the Chair of each committee of the Board was paid an additional retainer of $10,000, except that the Chair of the Audit Committee was paid an additional retainer of $20,000 and the Chair of the Human Resources and Compensation Committee was paid an additional retainer of $15,000. The independent Lead Director also receives an additional retainer of $25,000. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation

Directors receive annual equity awards under our equity incentive plan. For the 11-month period ended January 1, 2016, each of our directors received equity awards valued at approximately $150,000, two-thirds of which was in the form of restricted stock units and one-third of which was in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

Deferral Plans

The directors are eligible to defer all or any portion of their cash retainers or fees or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies

The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer within three years of joining the Board. All of our directors met this requirement in the 11-month period ended January 1, 2016. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation earned or paid to our directors for service in our last fiscal year, the 11-month period ended January 1, 2016.

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)

David G. Fubini	84,000	100,000	50,084	234,084
John J. Hamre	90,000	100,000	50,084	240,084
Miriam E. John	105,000	100,000	50,084	255,084
John P. Jumper	76,000	100,000	50,084	226,084
Harry M. J. Kraemer, Jr.	120,000	100,000	50,084	270,084
Gary S. May	91,695	130,993	65,592	288,280
Lawrence C. Nussdorf	141,000	100,000	50,084	291,084
Robert S. Shapard	108,000	100,000	50,084	258,084
Noel B. Williams	90,000	100,000	50,084	240,084

(1)	Roger A. Krone, our Chief Executive Officer, is not included in this table because he did not receive additional compensation for his services as a director.
(2)	Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan result in stock units of equal value based on the closing sales price of our common stock on the second business day of the calendar quarter. Dr. John and Mr. Kraemer elected to defer all of their fees earned for the 11-month period ended January 1, 2016 into our Keystaff Deferral Plan.

(3)	Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 13 of Notes to Consolidated Financial Statements included in our Transition Report on Form 10-KT as filed with the SEC on February 26, 2016. For the 11-month period ended January 1, 2016, each of our non-employee directors received 2,337 restricted stock units. In addition, new board member Dr. May also received an additional pro-rata grant of 726 restricted stock units for his service on the board prior to the annual grant date. The directors are eligible to defer such restricted stock units into our Key Executive Stock Deferral Plan and Mr. Kraemer elected to defer his restricted stock unit award into such plan. As of January 1, 2016, the following non-employee directors held the following number of unvested stock units, including unvested stock units held in our Key Executive Stock Deferral Plan:

Name	Unvested stock units (#)
David G. Fubini	2,337
John J. Hamre	2,337
Miriam E. John	2,337
John P. Jumper	119,959	*
Harry M. J. Kraemer, Jr.	2,337
Gary S. May	2,337
Lawrence C. Nussdorf	2,337
Robert S. Shapard	2,337
Noel B. Williams	2,337

*	Some of the unvested stock units held by Mr. Jumper were issued to him in respect of his service as our Chief Executive Officer.

(4)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 13 of Notes to Consolidated Financial Statements included in our Transition Report on Form 10-KT as filed with the SEC on February 26, 2016. Option awards granted to directors vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.

During the 11-month period ended January 1, 2016, our non-employee directors were each issued options to purchase 7,777 shares of our common stock. In addition, new board member Dr. May also received an additional pro-rata grant of options to purchase 2,683 shares of our common stock for his service on the board prior to the annual grant date. As of January 1, 2016, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options (#)
David G. Fubini	23,910
John J. Hamre	34,244
Miriam E. John	34,244
John P. Jumper	288,920	*
Harry M. J. Kraemer, Jr.	34,244
Gary S. May	10,460
Lawrence C. Nussdorf	34,244
Robert S. Shapard	23,910
Noel B. Williams	23,910

*	Some of the stock options held by Mr. Jumper were issued to him in respect of his service as our Chief Executive Officer.

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the

authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during the 11-month period ended January 1, 2016 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Independent Directors, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

11951 Freedom Drive

Reston, Virginia 20190

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications, summarize lengthy or repetitive communications and forward them to the applicable member(s) of the Board as appropriate. Communications may also be referred to other departments within the Company for action and resolution. The Company will refrain from forwarding to the Board any communication that it determines to be primarily commercial in nature, mass mailings, resumes or job inquiries, any communication that relates to an improper or irrelevant topic, or that requests general information about the Company.

PROPOSAL NO. 3—ADVISORY VOTE ON THE COMPENSATION OF LEIDOS’ NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (CD&A), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•	pay for performance by tying a substantial majority of an executive’s compensation to the achievement of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

•	target total direct compensation at approximately the median among companies with which we compete for executive talent;

•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

•	require our executives to own a significant amount of our stock;

•	avoid incentives that encourage unnecessary or excessive risk-taking; and

•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee of the Board of Directors believes that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of the compensation of Leidos’ named executive officers program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on the compensation of Leidos’ named executive officers is non-binding on the Board of Directors.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis and the tables and narrative that follow provide important information about our executive compensation programs. In this proxy statement, the term “named executive officers” refers to the following active executive officers for the 11-month period ended January 1, 2016, as well as one former executive officer:

•	Roger A. Krone—Chief Executive Officer

•	James C. Reagan—Executive Vice President and Chief Financial Officer

•	Vincent A. Maffeo—Executive Vice President and General Counsel

•	Jonathan W. Scholl—President, Health & Engineering Sector

•	Michael E. Leiter—Executive Vice President and Head of Integration

•	Mark W. Sopp—Former Executive Vice President and Chief Financial Officer

For purposes of this CD&A, the narrative as well as the tables, charts and other graphics below will focus exclusively on our active executive officers. The formal tabular disclosures (e.g. the Summary Compensation Table) following this CD&A will provide data on all of our named executive officers—current and former. In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation programs for all of our executives.

On March 20, 2015, we changed our fiscal year end to the Friday nearest the end of December. As a result of this change, our last fiscal year was shortened to an 11-month transition period from January 31, 2015 to January 1, 2016.

The disclosure in this Compensation Discussion and Analysis does not describe the effects of the Transactions upon the compensation of our named executive officers. Those effects are described in the section entitled “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction” commencing on page 112 hereof.

Executive Summary

Compensation Programs for and Our Pay for Performance Philosophy

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant majority of their potential compensation to the achievement of financial performance goals or stock price appreciation through annual incentive bonuses, stock options and performance-based equity awards. Our programs are executed on our pay for performance philosophy, by establishing performance targets that measure revenues, adjusted operating income, total backlog and days working capital–as well as total stockholder return.

We designed this year’s annual incentive program to primarily measure quantitative or objective performance, with 80% of results measured against pre-established financial targets for adjusted operating income, total backlog, and days working capital. While financial performance is the most significant factor, other factors—such as leadership behaviors based on ethics, integrity, and collaboration—also impacted the payout for our annual cash incentive program. We believe these factors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities, and ultimately drive long-term value for stockholders. Although the Committee reviews and certifies financial results as part of the process for determining payout of performance share programs, the amount of compensation awarded to executives is ultimately determined at the Committee’s discretion and is based on what the Committee believes is in the best interests of stockholders.

A substantial majority of total target compensation is awarded to our active named executive officers in the form of variable, performance-based incentive compensation, with only a small portion of the total potential compensation provided in the form of base salary as shown below for the 11-month period ended January 1, 2016:

The pay mix for the “Other Active Named Executive Officers” in the chart above does not include the one-time sign-on awards granted to Mr. Reagan and Mr. Scholl as inducements to join our company. Instead, it uses their targeted incentive compensation for the year, pro-rated for the 11-month period ended January 1, 2016. Specifically, we approved annual rates of base salary for Mr. Reagan and Mr. Scholl upon hire, but multiplied their annual rates by 11 and divided by 12 to derive the portion of the annual rate related to our 11-month transition period. Both charts use the annual rate of base salary for each executive, similarly pro-rated. More information about the different elements that comprise our variable incentive compensation program, the performance measures that we use to motivate our executives and the compensation mix for each of our active named executive officers is provided in the following pages.

Business Environment & Performance

We generate a substantial majority of our revenues from contracts with the U.S. government, particularly the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. government civil agencies. In general, our business performance is subject to changes in the overall level of U.S. government spending, especially national security and defense spending. Our service and product offerings and capabilities are therefore aligned with current and future budget priorities of the U.S. government. From a macroeconomic perspective, our industry is under general competitive pressures due to declining spending from our largest customer and has required and will require a higher level of cost management focus to allow us to remain competitive. We continue to review our cost structure against our anticipated sales and undertake cost management actions and efficiency initiatives where necessary.

Our financial performance for the 11-month period ended January 1, 2016 was improved from the prior year. Despite industry challenges, we experienced revenue growth and significantly improved income from continuing operations, reflecting strong execution across our businesses. We also continued to achieve substantial improvement in cash flows from continuing operations driven largely by improvements in working capital management.

During the 11-month period ended January 1, 2016, we achieved 111.5% of our adjusted operating income target, 124.4% of our backlog target and 122.0% of our days working capital target at the enterprise level and achievement of 94.7% of the adjusted operating income target, 107.1% of the backlog target and 118.2% of our days working capital target for our Health and Engineering Sector, and achievement of 106.6% of the adjusted operating income target, 129.2% of the backlog target and 125.8% of our days working capital target for our National Security Sector.

Compensation Decision Highlights

Overall, our performance for the 11-month period ended January 1, 2016 was better than anticipated and our results exceeded incentive targets approved by the Committee based on our operating plan. We believe that our above-target performance for this period—which resulted in the payment of overall compensation above target for each of our active named executive officers—demonstrates the alignment of pay and performance in our executive compensation programs. Pay for performance alignment is also reflected in these specific decisions described in this CD&A, including:

•	The Committee decided not to adjust the base salaries for any of our named executive officers for our last fiscal year, based on below target performance for the preceding fiscal year. For fiscal 2016, the Committee approved increases in base salary for three of our named executive officers, including Mr. Krone, Mr. Reagan and Mr. Scholl.

•	For our annual cash incentive program for the 11-month period ended January 1, 2016, active named executive officers received, on average, cash payouts at or above target, as described above. Twenty percent of annual cash incentive payouts are based on the executive’s personal performance.

•	For our performance share award program covering the three-year period ending in December 2016, the active named executive officers with those awards (Mr. Krone and Mr. Maffeo only) earned approximately 111.5% of the target share amount allocated to the 11-month period ended January 1, 2016 based on the achievement of adjusted operating income enterprise goals above the target level.

Compensation Governance

Other aspects of our compensation program are intended to further align our executives’ interest with stockholders. These include:

•	total compensation for executives targeted at competitive market median levels;

•	robust stock ownership guidelines that require executive officers to accumulate and hold shares of our common stock with a value of at least five times their base salary;

•	a “clawback” or “recoupment” policy that permits us to recover both cash and equity incentive compensation if there is a material restatement of our financial results for any reason, or if the executive was involved in misconduct;

•	an annual compensation risk assessment to identify incentives that could lead to excessive risk-taking;

•	no special or supplemental pension, health or death benefits for executives; and

•	a “double-trigger” for change in control benefits, meaning that no benefits are paid solely due to a change in control (an executive’s employment must be terminated following a change in control to receive benefits).

Stockholder Advisory Vote

At our last annual stockholders’ meeting in June 2015, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 86% of stockholder votes cast in favor of our say-on-pay resolution approving the compensation of our named executive officers. As we evaluated our compensation practices throughout the 11-month period ended January 1, 2016, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to emphasize short- and long-term incentive compensation, targeted at competitive market median levels with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2011 annual meeting of stockholders, our stockholders expressed a preference for an annual advisory vote on executive compensation, in accordance with our Board’s recommendation. Accordingly, the Board determined that we will hold annual advisory stockholder votes on the compensation of our named executive officers until the next say-on-pay frequency vote.

Elements and Objectives of Our Compensation Program

The following principal elements of compensation are provided under our executive compensation program to our named executive officers:

Base Salary. Consistent with our philosophy of tying pay to performance, our executives receive a minority portion of their overall compensation in the form of base salary. In order to effectively attract and retain talented executives, we provide a fixed base salary to our executive officers based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company data.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over different timeframes. Our annual cash incentive awards were designed to measure performance against predetermined goals pro-rated for the 11-month period ended January 1, 2016 in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provided medium- and long-term equity incentive awards to our executive officers to motivate them to stay with us and build stockholder value through their future performance. Because these equity awards are intended to help motivate our executive officers to stay with us and to continue to build future stockholder value, we do not generally consider an executive officer’s current stock or option holdings in making additional awards. The following chart summarizes the relevant performance measures and time frames used to assess our variable incentive compensation elements for the 11-month period ended January 1, 2016:

Other Benefits. We provide our executive officers with benefits generally available to other employees, such as participation in our health, benefit and retirement programs. Our executive officers are also entitled to certain benefits (described below) if their employment is terminated following a change in control.

Considerations in Determining Direct Compensation

In determining the amounts of direct compensation (base salary, annual and long-term incentives) to be awarded to our executive officers, we considered the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. Executive officers do not propose their own compensation.

At the beginning of each fiscal year, the Committee reviews and approves:

•	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

•	the payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the awards for the relevant performance period will be determined; and

•	the mix and amount of equity incentive awards (including performance share awards (“PSAs”), restricted stock units (“RSUs”) and stock options) to be granted to our executive officers.

In approving payout ranges for our incentive programs, we determine the levels of performance that must be achieved in order to receive a minimum, target and maximum payout amount. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares that are earned based upon the achievement of the predetermined performance goals and criteria for the performance cycle just completed.

Company and Operational Sector Performance

Our overall performance (or a combination of company and sector performance for executive officers with operational responsibilities) determines 80% of the amount of any cash incentive awards and 100% of any performance shares or performance restricted stock units (“PRSUs”) earned during the prior fiscal year. Amounts are principally determined based upon the company’s or sector’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate.

Individual Performance

Individual performance is a factor in setting base salaries, and individual contributions to the achievement of our enterprise goals determine 20% of the amount of any cash incentive awards to be paid upon completion of the fiscal year. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer for the other named executive officer.

The Committee also considers market data and information provided by its independent compensation consultant. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal goals applicable to his or her organization, and the way in which those personal goals were achieved, as demonstrated through leadership behaviors.

Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and other financial and operating goals as appropriate. The payout of the portion of the incentive payment related to the personal performance goals is multiplied by a factor that reflects the Committee’s assessment of the executive officer’s leadership behaviors. The adjustment ranges from 0% to 125%, with a threshold adjustment of 50% if the individual meets only the minimum leadership expectations. Performance below threshold with respect to leadership behaviors would result in no payout (0%) related to the portion of the bonus based on personal performance.

Named executive officers are not present during discussions of their performance and pay.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

Chief Financial Officer Transition and Related Compensation Decisions

In January, 2015, Mr. Sopp, our former Chief Financial Officer, announced his intention to retire from his position with us, which retirement became effective in July 2015. Under the terms of his Transition Agreement with us, Mr. Sopp received an aggregate of approximately $1.7 million and a pro-rated portion of his cash incentive for the 11-month period ended January 1, 2016. Mr. Sopp is also eligible to receive a portion of the shares that would otherwise be issuable to him pursuant to the performance share award granted to him in April 2014. Finally, the Transition Agreement provides for an hourly fee to be paid to Mr. Sopp for any consulting services rendered to us by him.

On July 6, 2015, Mr. Reagan commenced employment with us as an Executive Vice President and our Chief Financial Officer. As an inducement to join us, Mr. Reagan received a one-time sign-on bonus consisting of $150,000 in cash and equity awards with a total grant date fair value of $1.4 million. Mr. Reagan’s sign-on equity was awarded in the following forms: 50% was granted in the form of Performance Share Awards, 30% was granted in the form of restricted stock units which vest based on service over four (4) years, 25% on each anniversary of grant date, and the final 20% was granted in the form of non-qualified stock options to purchase shares of our common stock. Mr. Reagan was also guaranteed a minimum bonus of $266,369 for the 11-month period ended January 1, 2016, which was his annual cash incentive target of $500,000, pro-rated for his days of employment during this time period.

New Health and Engineering Sector President Hire Related Compensation Decisions

Mr. Scholl joined the company in June 2015 as President of our Health & Engineering Sector. As an inducement to join the company, Mr. Scholl received a $500,000 cash sign-on bonus and was awarded $349,000 in non-qualified stock options and $250,000 in performance share awards. Mr. Scholl was guaranteed a cash bonus for the first year in the amount of $229,762 (his annual cash incentive target of $400,000 pro-rated for the actual number of days of employed during this time period).

Comparable Market Compensation

The Committee compares the amount of direct compensation that we provide to our executive officers to that provided by companies with whom we compete for executive talent in similar roles and with similar responsibilities. To assist with this effort, the Committee’s independent compensation consultant, Frederic W. Cook & Co., conducts an annual review and benchmarking analysis of each element of target total direct compensation (including salary and cash and equity incentives) provided to our executive officers. For the 11-month period ended January 1, 2016, Frederic W. Cook & Co. compared the target compensation provided to members of senior management against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group” as well as third-party survey data for general industry and the technology industry.

Our compensation peer group is periodically reviewed and updated. In September 2014, the Committee reviewed the compensation peer group and added Booz Allen Hamilton, SAIC and Textron to the peer group used to set target total direct compensation for the 11-month period ended January 1, 2016. Peer group companies are chosen for having a similar industry focus as ours and for competing with us for talent as well as business and stockholder investment. Furthermore, the compensation peer group is initially structured so that no company within the group has annual revenues or a market capitalization greater than three times or less than approximately one-third of ours.

Our Compensation Peer Group

• AECOM Technology Corporation • Alliant Techsystems • Booz Allen Hamilton • CACI International • Cerner • CGI Group	• Chicago Bridge & Iron • Computer Sciences Corporation • Exelis Inc. • Harris Corporation • Jacobs Engineering Group, Inc. • L-3 Communications Holdings, Inc.	• Mantech International • Rockwell Collins, Inc. • SAIC • TetraTech • Textron • URS Corporation

To inform its pay decisions for the 11-month period ended January 1, 2016, the Committee reviewed a report on multiple broad-based third-party surveys and other information compiled by Frederic W. Cook & Co. regarding the levels of compensation that our peers provided to their chief executive officer, chief financial officer and other members of senior management.

The Committee considers this survey data and analysis when evaluating appropriate levels of target total direct compensation. To be competitive in the market for our executive-level talent, we generally will:

•	target overall compensation for our executive officers at the market median, although the actual cash and equity incentive awards paid will vary based on actual financial performance and may therefore generate compensation that is higher or lower than the market median; and

•	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

Compensation Mix

The chart below depicts each principal element of targeted compensation as a percentage of total direct compensation for each of our active named executive officers. Total direct compensation is comprised of base salary (pro-rated for the 11-month transition period), a target annual cash incentive (similarly pro-rated), plus the grant date fair value of actual long-term equity grants consisting of stock options, PRSUs, and performance shares. The amount of Mr. Reagan’s sign-on long-term equity grant which was not used in the chart below ($1,400,000), is higher than his annual long-term incentive target of $1,200,000. In addition, the amount of Mr. Scholl’s sign-on long-term equity grant ($599,000), which was not used in the chart below, is lower than his annual long-term incentive target of $800,000.

As indicated above, base salary, which is the only component of “fixed” compensation for our named executive officers, represents a significantly smaller portion of total direct compensation than “variable” or performance-based compensation. The allocation of a meaningful portion of compensation to annual cash incentive awards—with targets ranging from 19% to 23% of total direct compensation—demonstrates our belief that a substantial portion of total direct compensation should reflect the actual achievement of predetermined company and individual goals. The allocation of a majority of compensation to equity, represented by a mix of performance shares, PRSUs, and stock options—ranging from 47% to 66% of target total direct compensation—reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards to align the interests of our executive officers with those of our stockholders. We believe that a combination of equity award types, with 50% of the value in the form of performance shares earned for attaining pre-established goals, provides an appropriate balance of medium and long-term incentives.

The various amounts of compensation provided to our named executive officers for the 11-month period ended January 1, 2016 are included in the tables in this Proxy Statement under the caption “Executive Compensation.” The actual value realized from these awards will be based on variables such as our future financial performance and our stock price.

Compensation Decisions for the 11-Month Period Ended January 1, 2016

Base Salary

The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above.

In approving the base salaries for our named executive officers and other executive officers for the 11-month period ended January 1, 2016, the Committee considered its independent consultant’s analysis of pay levels for comparable positions in the compensation peer group based on proxy and survey data. Such analysis indicated that base salaries for our executive officers were, on average, at approximately competitive median levels. Individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s level of responsibility, individual performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns.

As mentioned in the section above called “Compensation Decision Highlights” the Committee decided not to adjust the base salary for any of our named executive officers at the beginning of the last fiscal year, based on the prior year’s performance. However, after the end of the 11-month period ended January 1, 2016, the Committee did adjust base salaries for three of our five active named executive officers (Mr. Krone, Mr. Reagan and Mr. Scholl), based partially on our much stronger financial results for the performance period for the 11-month period ended January 1, 2016 in order to place them nearer the median of their peers.

Annual Cash Incentive Awards for the 11-Month Period Ended January 1, 2016

We provided cash incentive awards to our executives for performance during the 11-month period ended January 1, 2016 based on the achievement of pre-established financial and personal performance goals and other relevant factors. In the first quarter of this time period, the Committee approved the threshold, target and maximum bonus amounts for each of our active named executive officers at the time (Mr. Krone, Mr. Leiter and Mr. Maffeo), as well as the performance goals, relative weightings and criteria upon which awards would be determined. The Committee approved target bonus amounts for Mr. Reagan and Mr. Scholl upon their joining the company later in the year. Following the end of the performance period, the Committee approved the payment of cash incentive awards based upon performance achieved against the pre-established goals and other factors. The Committee reserves the discretion to pay less than formulaically calculated amounts, based on an evaluation of any factors or considerations that they believe are relevant.

Performance Measures and Weightings. Our annual cash incentive plan for the 11-month period ended January 1, 2016 was designed to incentivize and reward both company financial performance and individual contributions to enterprise goals. The intended purpose and relative weightings of the performance goals are shown below:

Financial Goals. Because our financial results are considered the most important factors in setting pay and are objectively measurable, we weight these metrics most heavily and they generally represent 80% of any potential payout. To the extent that performance for a financial metric is less than 80% of target (threshold performance) no bonus amount would be paid with respect to that metric. Potential payout for financial goals ranges from 60% at threshold performance (paid only when at least 80% of the objective is achieved) to 150% at maximum performance (paid when 125% or more of the objective is achieved), interpolated on a straight-line basis.

Personal Goals. We believe that individual contributions towards other enterprise goals are responsible for the achievement of our financial goals over time. Such non-formulaic goals represent 20% of any potential payout to encourage individual efforts in an array of areas that we believe will ultimately lead to improved financial performance for the company. The payout range for the personal performance goals is also 60% at threshold and 150% at maximum. In addition, we believe that the way in which our executive officers achieve their results should be measured against desired leadership behaviors. Therefore, we determined that the payout for the portion of the incentive payment related to personal performance goals (20%) would be multiplied by a factor ranging from 0% to 125%, with the threshold score at 50%, reflecting an assessment of the executive officer’s leadership behaviors.

Financial Performance Targets and Achievement Levels. Amounts for our active named executive officers at the corporate level (Mr. Krone, Mr. Reagan, Mr. Leiter and Mr. Maffeo) were determined with consideration to our consolidated financial information. Award amounts for our Health & Engineering Sector President, Mr. Scholl, were determined after considering both the financial results of his Sector and our consolidated financial information, weighted equally, to encourage a balanced focus on group and company-wide goals.

For our corporate named executive officers, the targeted enterprise financial performance and actual performance for the 11-month period ended January 1, 2016 were:

	Target	Actual	Achievement Level
Adjusted Operating Income (1)	$320 million	$357 million	111.5%
Total Backlog	$7.957 million	$9.895 million	124.4%
Average Days Working Capital	42 days	33 days	122.0%

For our Health & Engineering Sector President, the targeted financial performance and actual performance for the 11-month period ended January 1, 2016 were:

	Target	Actual	Achievement Level
Adjusted Operating Income (1)	$115 million	$109 million	94.7%
Total Backlog	$1.745 million	$1.869 million	107.1%
Average Days Working Capital	60 days	49 days	118.2%

(1)	Adjusted Operating Income is not a measure of financial performance under generally accepted accounting principles (“GAAP”) in the United States. We believe that Adjusted Operating Income provides useful information to management and stockholders as it provides another measure of the company’s profitability after adjusting for the impact of discrete events. A reconciliation of Adjusted Operating Income to the most comparable GAAP measure is set forth below:

(in millions)	Enterprise	Health & Engineering
GAAP income from continuing operations	$320	$76
Asset impairment charges	$33	$33
Restructuring expenses	$4	—

Adjusted Operating Income	$357	$109

Determination of Annual Cash Incentive Awards. The pro-rated target payout amounts for the active named executive officers for the 11-month period ended January 1, 2016 were between 76% and 126% of similarly pro-rated base salary rates.

In evaluating the financial performance for the 11-month period ended January 1, 2016, the Committee reviewed actual performance results against targeted performance levels. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s compensation. Any circumstance considered relevant by Committee members—or in the case of named executive officers other than the CEO, by the CEO—can be a factor in the determination, including the degree of success and the difficulty of achieving personal performance goals and his or her leadership behavior.

Following the end of the fiscal year, based on the Committee’s review of the financial results, personal performance, and other relevant factors, the Committee determined the amount of compensation payable under our annual cash incentive programs for each of our active named executive officers.

The chart below provides the threshold, target and maximum cash incentive amounts established for each active named executive officer by the Committee, as well as their actual payout amounts. The actual amounts paid to Mr. Reagan and Mr. Scholl were pro-rated for their period of service with us during the 11-month period ended January 1, 2016. Because we surpassed the adjusted operating income goal threshold of 70% of target by achieving 111.5%, the Committee certified the payout of the annual incentive plan for our named executive officer as follows:

	Threshold Award		Target Award	Maximum Award	Actual Award
Roger A. Krone	$594,000		$1,100,000	$1,732,500	$1,468,720
James C. Reagan	$266,369	*	$458,333	$721,875	$347,079
Vincent A. Maffeo	$222,750		$412,500	$649,688	$537,488
Jonathan W. Scholl	$229,762	*	$366,667	$577,500	$283,664
Michael E. Leiter	$210,375		$389,583	$613,593	$380,000

*	Threshold Awards for Mr. Reagan and Mr. Scholl were based on the minimum bonus amounts guaranteed as part of the recruitment process. Actual awards were based on financial and personal performance results.

Long-Term Incentive Awards

Equity awards are granted primarily to motivate future performance and for retention purposes. For the 11-month period ended January 1, 2016, each active named executive officer, except for Mr. Scholl and Mr. Reagan, received a mix of equity awards comprised of performance shares, stock options and performance restricted stock units. Mr. Reagan received restricted stock units, not performance restricted stock units, as the performance period for the performance restricted stock units was more than half over at the time of his hire. Mr. Scholl received a combination of options and performance share awards, pursuant to his offer agreement. The grant amounts were determined based on market data and consideration of each executive officer’s level of experience, position and responsibilities. The chart below shows the total grant date fair value and the mix of equity awards approved by the Committee and granted to Mr. Krone, Mr. Reagan, Mr. Leiter and Mr. Maffeo in April 2015, and the value of sign-on equity granted to Mr. Reagan and Mr. Scholl in September 2015:

Stock Options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term. The options vest 25% each year on the anniversary of grant date and expire on the seventh anniversary of grant date.

Performance Restricted Stock Awards. Equity awards that vest contingent upon the achievement of pre-established financial goals help to ensure that a significant portion of an executive’s total annual compensation is aligned with our performance and stockholder interests. Certain of our active named executive officers were granted PRSUs that vest 25% each year on the anniversary of grant date, but are forfeited if we fail to achieve a pre-established performance goal for the first year. The performance goal for the 11-month period ended January 1, 2016 was $3.5 billion in revenue. This performance goal was met and therefore the PRSUs will continue to vest. Because Mr. Reagan joined the company mid-year, he was granted RSUs in lieu of PRSUs with the same vesting schedule but without the performance condition. Mr. Scholl did not receive PRSUs or RSUs during the 11-month period ended January 1, 2016.

Performance Share Awards. Except for Mr. Scholl, one-half (50%) of the targeted total value of equity awards granted to our active named executive officers for the 11-month period ended January 1, 2016 was in the form of performance shares that will result in shares being issued at the end of three years only to the extent that the company achieves specific financial performance goals as measured over the 35-month performance period beginning on February 1, 2015 (taking into account the 11-month transition period). Mr. Scholl received 42% of his sign-on equity in the form of performance shares, with the remaining 58% in stock options.

In the first quarter of the 11-month period ended January 1, 2016, we set two goals for the performance shares: 50% of the shares granted will vest based on the achievement of adjusted operating income goals, and 50% of the shares granted will vest based on the achievement of relative total stockholder return goals. Performance will be measured on a cumulative basis over the total performance period rather than annually for each year of the performance period.

The Committee also approved the threshold, target and maximum performance share award amounts for that performance period. We continued to use adjusted operating income as a financial goal because it directly aligns with our growth strategy and we believe it is strongly correlated with potential stockholder value. We introduced total stockholder return last year because we believe that this metric is also closely aligned with and a clear measurement of growth in stockholder value.

The target number of shares was determined by dividing the target value approved by the Committee by the $42.69, the closing sales price of our common stock on the NYSE on April 9, 2015, the trading day before the grant date for Mr. Krone, Mr. Leiter and Mr. Maffeo, and $42.30, closing sales price of our common stock on the NYSE on September 10, 2015, the trading day before the grant date for Mr. Reagan and Mr. Scholl. The following table sets forth the target number of shares and corresponding target value for performance share awards granted in the 11-month period ended January 1, 2016 for the three-year performance period ending on December 29, 2017:

	Target Shares	Target Value
Mr. Krone	42,946	$1,833,334
Mr. Reagan	16,549	$700,000
Mr. Maffeo	9,663	$412,500
Mr. Scholl	5,911	$250,000
Mr. Leiter	9,663	$412,500

In the first quarter of the 11-month period ended January 1, 2016, we also set the goals for the shares allocated to the second year of the fiscal 2015 performance share awards. These performance shares awards, granted in April 2014 to Mr. Maffeo, and in July 2014 to Mr. Krone, vest based on a single metric—adjusted operating income—with the Committee setting a one-year goal at the beginning of each respective year.

The Committee approved the following payout levels for performance against adjusted operating income for shares allocated to this 11-month transition period, with payouts for performance between the threshold and maximum levels calculated on a straight-line basis:

Level of Performance	Adjusted Operating Income
No payout	Less than $ 160 million
Threshold (50% payout)	$ 160 million
Target (100% payout)	$ 320 million
Maximum (150% payout)	$ 480 million

Determination of Performance Shares Earned for the 11-Month Period Ended January 1, 2016. Following the end of the 11-month period ended January 1, 2016, the Committee determined that 111.5% of the target shares allocated to this performance period (one-third of the target grant amount) were earned based on adjusted operating income of $357 million. Shares will not be issued until the service-vesting requirements are met on December 30, 2016, provided that the executive officer remains employed with us and subject to the Committee’s discretion to reduce the number of shares ultimately issued.

Other Benefits

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers for the 11-month period ended January 1, 2016 was approximately $5,437. We believe that this retirement program permits our executives to save for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. The majority of current vested deferred balances under the plans will be paid upon retirement or termination. Beginning on January 1, 2015, all participants in these plans were able to defer to “in-service” accounts, which pay out in the year specified by the participant, including years prior to termination. These plans are described in more detail under “Nonqualified Deferred Compensation.”

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

During the 11-month period ended January 1, 2016, the Committee directed management to undertake a risk assessment of our compensation programs and asked Frederic W. Cook & Co., the Committee’s independent compensation consultant, to review the assessment. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;

•	maximum payouts are capped at levels that do not reward excessive risk-taking;

•	goals are based on company and sector performance measures, which mitigates excessive risk-taking within any particular business unit;

•	leadership behaviors, such as ethics and integrity, are specifically addressed in our short-term incentive programs;

•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

•	our stock ownership guidelines encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of the equity incentive programs for our 2006 Equity Incentive Plan in which our named executive officers participate. The Committee set the equity award grant dates for the year for new and existing employees, including executive officers, in February 2015, after a formal decision to change the fiscal year calendar. These grant dates were selected to occur after the dates we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee set four quarterly dates on which any additional equity incentive awards could be made to eligible executive officers or other employees in connection with a new hire, for retention purposes or otherwise.

The Committee approves all equity awards made to our directors and executive officers. The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2006 Equity Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines and Policies

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate and maintain stockholdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards. In addition to these ownership guidelines, we have also established policies for our executive officers that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and create an appearance of impropriety. For example, with respect to our securities, our executive officers are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, our executive officers are required to obtain preclearance from our General Counsel for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. Our recoupment policy includes both cash and equity forms of incentive compensation. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We have entered into severance protection agreements with all of our executive officers other than Mr. Krone that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payments Upon Termination or a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

These severance protection agreements renew for successive one-year terms each year, unless either the Committee or the executive officer that the agreement applies to decides not to extend the term of the agreement before October 1st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executive officers in connection with their termination of employment under certain conditions following a change in control and to consider whether to continue providing such benefits.

Other than the change in control benefits described above, we are not obligated to offer any kind of severance benefits to our executive officers, other than Mr. Krone. Our executive officers, other than Mr. Krone, are employees-at-will and as such do not have any employment agreements with us, other than standard employment offer letters. Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to a maximum of two times the sum of his base salary and target bonus. Such payment amount will decline by 1/24 per month after the date Mr. Krone’s employment with us began in July 2014, but will in no event be less than one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us from any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus. In addition, Mr. Krone would be entitled to receive payment for certain benefits, outplacement services and vesting of all or a portion of his initial equity awards, depending on whether the termination is during a change in control period. The Committee approved these severance benefits after considering the potential costs, as an inducement for Mr. Krone to join the company.

The disclosure in this Compensation Discussion and Analysis does not describe the effects of the Transactions upon the compensation of our named executive officers. Those effects are described in the section entitled “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction” commencing on page 112 hereof.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1,000,000 paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. The Committee awards some of our compensation based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m). The rules and regulations promulgated under Section 162(m) are complex and subject to change from time to time, sometimes with retroactive effect. There can be no guarantee, therefore, that amounts potentially subject to the Section 162(m) limitations will be treated by the Internal Revenue Service as “qualified performance-based compensation” under Section 162(m) and/or deductible by the Company.

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Miriam E. John (Chair)

David G. Fubini

Gary S. May

Noel B. Williams

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during the 11-month period ended January 1, 2016 and, if applicable, fiscal 2015, 2014, and 2013 whether or not such amounts were paid in such year.

Name and principal position	Fiscal Year Ended(1)	Salary($) (2)	Bonus($) (3)	Stock awards($) (4)	Option awards($) (4)	Non-equity incentive plan compensation($) (5)	All other compensation($) (6)	Total($)
Roger A. Krone (7)	1/1/2016	876,923	—	3,478,358	699,493	1,468,720	12,637	6,536,131
Chief Executive Officer	1/30/2015	493,269	1,860,822	2,732,044	396,498	—	57,792	5,540,425

James C. Reagan (8)	1/1/2016	253,846	150,000	1,169,586	278,308	347,079	5,300	2,204,119
Executive Vice President and Chief Financial Officer

Vincent A. Maffeo	1/1/2016	530,769	—	857,329	157,385	537,488	7,954	2,090,925
Executive Vice President and General Counsel	1/30/2015 2/1/2014 1/31/2013	574,723 575,000 594,808	— — —	374,986 937,497 416,679	152,162 312,512 250,001	414,401 383,000 510,000	13,276 58,436 15,069	1,529,548 2,266,445 1,786,557

Jonathan W. Scholl (9)	1/1/2016	262,500	500,000	267,723	346,886	283,664	117,408	1,778,181
Sector President, Health and Infrastructure

Michael E. Leiter	1/1/2016	484,615	—	669,005	157,385	380,000	12,421	1,703,426
Executive Vice President and Head of Integration

Mark W. Sopp	1/1/2016	412,120	—	272,009	—	318,742	1,728,397	2,731,268
Former Executive Vice President and Chief Financial Officer	1/30/2015 2/1/2014 1/31/2013	640,000 658,338 654,263	— — —	541,695 1,612,551 583,345	219,788 537,523 350,001	472,390 298,000 547,000	15,079 125,574 15,181	1,888,952 3,231,986 2,149,790

(1)	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.
(2)	Amounts in this column for the 11-month period ended January 1, 2016 for Mr. Sopp includes accrued paid time off payouts of $96,582.
(3)	As an inducement to join our company, Mr. Reagan was awarded a $150,000 cash sign-on bonus and Mr. Scholl was awarded a $500,000 cash sign-on bonus. In the fiscal year ended January 30, 2015, Mr. Krone was awarded a $1,200,000 cash sign-on bonus and a guaranteed annual cash incentive in the amount of $660,822 to replace a portion of the value of awards granted by his previous employer that he forfeited upon joining our company.
(4)	These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table for the 11-month period ended January 1, 2016 are restricted stock units and performance share awards, both of which are subject to performance conditions (except for the restricted stock units granted to Mr. Reagan as an inducement to join the company). The grant date fair value for the performance share awards includes both the grant date fair value for the performance share awards granted on March 23, 2015 for the second year performance period related to adjusted operating income and the grant date fair value for the performance share awards granted on April 10, 2015 for the three year performance period related to adjusted operating income and total stockholder return. Because we are required to include both the shares allocated to the second yearly performance period for the performance share awards granted on March 23, 2015 as well as the shares allocated to the entire three year performance period for the performance share awards granted on April 10, 2015, the amounts set forth in the “Stock Awards” column, and correspondingly in the “Total” column, for the 11-month period ended January 1, 2016 are higher than in previous fiscal years for Mr. Krone and Mr. Maffeo who hold both of these awards. Values for all stock awards with a performance condition are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of stock awards made during the 11-month period ended January 1, 2016 would be as follows: Mr. Krone, $4,667,519; Mr. Reagan, $1,544,360; Mr. Maffeo, $1,162,236; Mr. Scholl, $401,584; Mr. Leiter, $879,749 and Mr. Sopp, $408,013. Because Mr. Sopp terminated employment with the company in July 2015, a portion of the stock awards made to him for the 11-month period ended January 1, 2016 was forfeited. The awards shown in the “Option awards” column are not subject to performance conditions.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 13 of the Notes to Consolidated Financial Statements contained in our Transition Report on Form 10-KT filed with the SEC on February 26, 2016.

(5)	Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for the stated periods The threshold, target and maximum payouts for the most recent fiscal year are shown in the “Grants of Plan Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”
(6)	Amounts shown in this column for the 11-month period ended January 1, 2016 primarily represent contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Krone, $10,296; Mr. Reagan, $5,300; Mr. Maffeo, $7,954; Mr. Scholl, $5,300; Mr. Leiter, $12,421 and Mr. Sopp, $8,977. In addition, the amount for Mr. Sopp includes a severance payment of $1,711,340 and $8,080 in consulting services, both made pursuant to his Transition Agreement dated January 23, 2015 and the amount for Mr. Scholl includes relocation costs of $75,000 and payments or reimbursements for taxes on imputed income associated with relocation benefits of $37,108.
(7)	Mr. Krone became employed by us as our Chief Executive Officer in July 2014; therefore, the amount in the “Salary” column reflects a partial year of service for the fiscal year ended January 30, 2015.

(8)	Mr. Reagan became employed by us as our Chief Financial Officer in July 2015; therefore, the amount in the “Salary” column reflects a partial year of service for the 11-month period ended January 1, 2016.
(9)	Mr. Scholl became employed by us as our Health and Engineering Sector President in June 2015; therefore, the amount in the “Salary” column reflects a partial year of service for the 11-month period ended January 1, 2016.

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in the 11-month period ended January 1, 2016 pursuant to our 2006 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

			Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other option awards; number of securities underlying options (3) (#)	All other stock awards; number of shares of stock or units (4) (#)	Exercise or base price of option awards (5) ($/share)	Grant date fair value of stock and option awards (6) ($)
Name	Award type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Krone	Cash	3/23/2015	594,000	1,100,000	1,732,500	—	—	—	—	—	—	—
	Options	4/10/2015	—	—	—	—	—	—	102,565	—	42.69	699,493
	PRSU	4/10/2015	—	—	—	—	25,768	—	—	—	—	1,100,036
	PSA	3/23/2015	—	—	—	5,459	10,918	16,377	—	—	—	505,067
	PSA	4/10/2015	—	—	—	21,473	42,946	64,419	—	—	—	1,873,255
Mr. Reagan	Cash	7/6/2015	266,369	458,333	721,875	—	—	—	—	—	—	—
	Options	9/11/2015	—	—	—	—	—	—	42,425	—	42.30	278,308
	RSU	9/11/2015	—	—	—	—	—	—	—	9,930	—	420,040
	PSA	9/11/2015	—	—	—	8,275	16,549	24,824	—	—	—	749,546
Mr. Maffeo	Cash	3/23/2015	222,750	412,500	649,688	—	—	—	—	—	—	—
	Options	4/10/2015	—	—	—	—	—	—	23,077	—	42.69	157,385
	PRSU	4/10/2015	—	—	—	—	5,798	—	—	—	—	247,517
	PSA	3/23/2015	—	—	—	2,036	4,071	6,107	—	—	—	188,324
	PSA	4/10/2015	—	—	—	4,832	9,663	14,495	—	—	—	421,488
Mr. Scholl	Cash	4/22/2015	229,762	366,667	577,500	—	—	—	—	—	—	—
	Options	9/11/2015	—	—	—	—	—	—	52,879	—	42.30	346,886
	PSA	9/11/2015	—	—	—	2,956	5,911	8,867	—	—	—	267,723
Mr. Leiter	Cash	3/23/2015	210,375	389,583	613,593	—	—	—	—	—	—	—
	Options	4/10/2015	—	—	—	—	—	—	23,077	—	42.69	157,385
	PRSU	4/10/2015	—	—	—	—	5,798	—	—	—	—	247,517
	PSA	4/10/2015	—	—	—	4,832	9,663	14,495	—	—	—	421,488
Mr. Sopp	Cash	3/23/2015	272,250	504,167	794,063	—	—	—	—	—	—	—
	PSA	3/23/2015	—	—	—	2,940	5,880	8,820	—	—	—	272,009

(1)	As described in our Compensation Discussion & Analysis, cash incentive awards paid to our named executive officers for performance during the 11-month period ended January 1, 2016 were based on achievement of pre-established goals. While Mr. Reagan and Mr. Scholl were guaranteed a cash bonus of $266,369 and $229,762, respectively, pursuant to the terms of their employment offers, their actual cash bonus paid was based on performance because we exceeded the various financial goals established for the period. The actual payouts for this period are provided in the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”
(2)	The PRSUs in these columns represent restricted stock units which are subject to a performance condition which was met and vesting requirements as follows: 25% of the PRSUs vests on the first, second, third and fourth anniversaries of grant date. The PSAs in these columns represent the threshold, target and maximum number of shares issuable under three year performance share awards, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. The grant date fair value for the performance share awards granted on March 23, 2015 for the second year performance period related to adjusted operating income based on the probable outcome of the performance condition as of the grant date and the grant date fair value for the performance share awards granted on April 10, 2015 for the three year performance period related to adjusted operating income and total stockholder return are provided in the “Summary Compensation Table” under the column headed “Stock Awards.”
(3)	Amounts in this column represent the number of shares of our common stock underlying options. All options vest 25% on the first, second, third and fourth anniversaries of grant date, provided the grantee is still employed with the company on such date. The options granted to Mr. Scholl were granted as an inducement to join our company.
(4)	Amounts in this column represent time-based restricted stock units, which were granted to Mr. Reagan as an inducement to join our company. These restricted stock units vest 25% on the first, second, third and fourth anniversaries of grant date, provided the grantee is still employed with the company on such date.
(5)	Pursuant to our 2006 Equity Incentive Plan, the option exercise price is set at “fair market value” which is defined under the plan as the closing sales price of our common stock on the NYSE on the trading day before the grant date. The option exercise price for options granted on September 11, 2015 to Mr. Reagan and Mr. Scholl was less than the closing sales price of $42.61 of our common stock on the NYSE on the grant date.

(6)	Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718, based on the probable outcome of the performance condition, if any, on the date of grant. These amounts do not reflect the value that may actually be realized by the recipient and do not reflect changes in our stock price after the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding option, restricted stock unit, performance restricted stock unit and performance share awards issued pursuant to our 2006 Equity Incentive Plan that were held by our named executive officers at the end of the 11-month period ended January 1, 2016, including awards previously deferred under our Key Executive Stock Deferral Plan.

	Option awards (1)					Stock awards
Name	Grant date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price($)	Option expiration date	Grant date	Number of shares of stock or units that have not vested(#) (2)	Market value of shares of stock or units that have not vested($) (4)	Equity incentive plan awards; number of unearned shares, units, or other rights that have not vested(#) (3)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested($) (4)

Mr. Krone	7/14/2014	16,800	50,403	36.99	7/13/2021	7/14/2014	12,060	678,496	—	—
	4/10/2015	—	102,565	42.69	4/9/2022	7/14/2014	9,764	549,323	10,918	614,247
	—	—	—	—	—	3/23/2015	12,173	684,853	—	—
	—	—	—	—	—	4/10/2015	25,768	1,449,708	—	—
	—	—	—	—	—	4/10/2015	—	—	42,946	2,416,142
Mr. Reagan	9/11/2015	—	42,425	42.30	9/10/2022	9/11/2015	9,930	558,662	—	—
						9/11/2015	—	—	16,549	931,047
Mr. Maffeo	4/1/2011	48,989	—	43.50	3/31/2018	3/30/2012	3,367	189,410	—	—
	3/30/2012	32,058	21,372	33.96	3/29/2019	4/5/2013	10,626	597,840	—	—
	4/5/2013	19,234	28,853	34.84	4/4/2020	4/5/2013	6,376	358,716	—	—
	10/4/2013	—	9,178	45.97	10/3/2020	10/4/2013	6,111	343,811	—	—
	4/4/2014	6,106	18,318	36.85	4/3/2021	4/4/2014	4,580	257,671	—	—
	4/10/2015	—	23,077	42.69	4/9/2022	4/4/2014	3,640	204,786	4,071	229,034
	—	—	—	—	—	3/23/2015	4,539	255,364	—	—
	—	—	—	—	—	4/10/2015	5,798	326,195	—	—
	—	—	—	—	—	4/10/2015	—	—	9,663	543,640
Mr. Scholl	9/11/2015	—	52,879	42.30	9/10/2022	9/11/2015	—	—	5,911	332,553
Mr. Leiter	12/12/2014	5,000	15,000	42.98	12/11/2021	12/12/2014	2,182	122,759	—	—
	4/10/2015	—	23,077	42.69	4/9/2022	4/10/2015	5,798	326,195	—	—
	—	—	—	—	—	4/10/2015	—	—	9,663	543,640
Mr. Sopp	—	—	—	—	—	4/4/2014	5,259	295,871	—	—
	—	—	—	—	—	3/23/2015	3,259	183,351	—	—

(1)	Information in these columns relates to options to purchase shares of common stock held by our named executive officers on January 1, 2016. Options granted prior to fiscal 2014 vest according to the following schedule: 20% of the option grant vests on the first, second and third anniversaries of the grant date, with the remaining 40% vesting on the fourth anniversary of the grant date. Options granted in fiscal 2014 and after vest 25% on the first, second, third and fourth anniversaries of grant date, except for the options granted in October 2013 which vest 100% on the third anniversary of the date of grant.
(2)	Information in this column includes (a) restricted stock units held by our named executive officers on January 1, 2016, including restricted stock units subject to a performance condition which has been met, held in our Key Executive Stock Deferral Plan and issued as dividend equivalents and (b) shares deemed earned under the first and second year performance periods for the performance share award granted in fiscal 2015. Restricted stock units granted prior to fiscal 2014 vest according to the following schedule: 20% of the grant vests on the first, second and third anniversaries of grant date, with the remaining 40% vesting on the fourth anniversary of the grant date. Restricted stock units granted in fiscal 2014 and after vest 25% on the first, second, third and fourth anniversaries of the grant date or 100% on the third year anniversary of the date of grant, in each case if the applicable performance condition is met. Performance shares vest 100% on the third year anniversary of the date of grant to the extent earned based on achievement of the applicable performance conditions, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. Any restricted stock units or performance shares previously deferred by our named executive officers are also reflected in “Nonqualified Deferred Compensation.”
(3)	Amounts in this column represent (a) for the performance share awards granted in March 2015, the target shares for the third year performance period related to adjusted operating income and (b) for the performance share awards granted in April 2015, the target shares for the three year performance period related to the three year performance period related to adjusted operating income and total stockholder return.
(4)	Based on $56.26, the closing sales price of our common stock on the NYSE on December 31, 2015.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during the 11-month period ended January 1, 2016 upon the exercise of stock options and the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards held in our Key Executive Stock Deferral Plan.

	Option awards		Stock awards
Name (1)	Number of shares acquired on exercise (#)	Value realized on exercise($) (2)	Number of shares acquired on vesting (#) (3)	Value realized on vesting($) (2)
Mr. Krone	—	—	4,019	161,926
Mr. Maffeo	—	—	5,233	221,354
Mr. Leiter	—	—	727	40,479
Mr. Sopp	200,876	550,529	7,758	327,644

(1)	Mr. Reagan and Mr. Scholl are not included because they did not have any activity reportable in this table.
(2)	Based on the closing price of our common stock on the date of exercise or vesting.
(3)	Includes stock units held in our Key Executive Stock Deferral Plan and issued as dividend equivalents which vested during the 11-month period ended January 1, 2016. Any stock awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during the 11-month period ended January 1, 2016 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earned market interest during the deferral period until December 31, 2015. Beginning on January 1, 2016, participants can direct their deferrals into investment options similar to those available in the Leidos Retirement Plan, other than the Leidos Stock Funds. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or separation from service.

The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service.

The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allows eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in the 11-month period ended January 1, 2016 through our nonqualified deferred compensation plans in which our named executive officers participate:

Name (1)	Plan	Executive contributions in the 11- month period ended January 1, 2016 ($) (2)	Aggregate earnings in the 11- month period ended January 1, 2016 ($)(3)	Aggregate withdrawals/ distributions in the 11- month period ended January 1, 2016 ($)	Aggregate balance at January 1, 2016 ($) (4)
Mr. Krone	Excess Plan	43,846	(2,049)	—	41,797
Mr. Reagan	Key Executive Stock Deferral Plan	72,670	34,265	—	106,935
Mr. Maffeo	Keystaff Deferral Plan	103,600	22,653	—	775,795
	Key Executive Stock Deferral Plan	239,369	172,404	—	620,125
	Excess Plan	88,462	(46,837)	—	287,703
Mr. Sopp	Key Executive Stock Deferral Plan	327,644	437,187	—	2,477,566

(1)	Mr. Scholl and Mr. Leiter are not included because they did not have any activity reportable in this table.
(2)	Amounts in this column represent the value of cash or vested stock awards deferred. These amounts are also included as compensation in the “Summary Compensation Table” for prior years.
(3)	With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned on cash previously deferred based on Moody’s Seasoned Corporate Bond Rate minus 1% (3.09%). With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases in the value of stock units corresponding to shares of our common stock. The market value of the shares is based upon $56.26, the closing sales price of our common stock on the NYSE on December 31, 2015. With respect to the Excess Plan, amounts in this column represent aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections. There were no company matching contributions made to our named executive officer accounts under any of our nonqualified deferred compensation plans.
(4)	Amounts in this column represent the value of the holder’s accounts as of January 1, 2016. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officer based on $56.26 per share, the closing sales price of our common stock on the NYSE on December 31, 2015. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. As of January 1, 2016, our named executive officers held the following vested stock units in the Key Executive Stock Deferral Plan: (a) Mr. Reagan, 1,901; (b) Mr. Maffeo, 11,022; and (c) Mr. Sopp, 44,038.

Potential Payments upon Termination or a Change in Control

The disclosure in this section does not describe the effects of the Transactions upon the compensation of our named executive officers. Those effects are described in the section entitled “The Transaction— Interests of Leidos’ Directors and Executive Officers in the Transaction” commencing on page 112 hereof.

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment.

We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a change in control:

•

Severance Protection Agreements. We have entered into severance protection agreements with each of our executive officers, including each of the active named executive officers except for Mr. Krone, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and bonus amount. The executive officer will also receive such life insurance, disability, medical, dental, vision and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

•	Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a change in control. Our 2006 Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2006 Equity Incentive Plan, shares would be paid out on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control. For performance share awards issued for the 11-month period ended January 1, 2016, if, at the time of the change in control, more than 50 percent of the performance period is completed, the prorated number of shares that would vest is based on company performance up to the date of change in control and if less than 50 percent of the performance period is completed, a prorated target number of shares would vest based on the time elapsed during the performance period.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the active named executive officers (other than Mr. Krone) under the foregoing agreements and plans, assuming that a change in control and qualifying termination occurred on December 31, 2015, the last business day for the 11-month period ended January 1, 2016.

	Severance protection benefits				Accelerated equity awards			Total
Name (1)	Salary and bonus ($) (2)	Pro-rata bonus ($) (3)	Life Insurance and healthcare ($) (4)	Outplacement services ($) (5)	Restricted stock and restricted stock units ($) (6)	Option awards ($) (7)	Performance Share Awards ($) (8)	Applicable scaleback ($) (9)	Total gross severance benefits and equity awards ($) (10)
Mr. Reagan	2,625,000	460,274	93,019	15,000	565,017	592,253	297,359	—	4,647,922
Mr. Maffeo	2,562,500	414,247	140,123	15,000	2,089,468	1,857,897	653,078	(539,066)	7,193,247
Mr. Scholl	2,312,500	368,219	103,298	15,000	—	738,191	106,211	—	3,643,419
Mr. Leiter	2,375,000	391,233	88,067	15,000	457,314	512,355	174,605	—	4,013,574

Totals	9,875,000	1,633,973	424,507	60,000	3,111,799	3,700,696	1,231,253	(539,066)	19,498,162

(1)	Mr. Krone is not included in this table because he does not have a severance protection agreement and the cash payments and benefits and accelerated vesting of equity awards to be received by him would be pursuant to the terms of his employment agreement as set forth in the table below. Further, Mr. Sopp is not included in this table because he terminated employment with us prior to December 31, 2015.
(2)	Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of the named executive officer’s year end salary and target bonus. This amount of the bonus calculated under subsection (b) is referred to as the “Bonus Amount.”
(3)	Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled to based on the number of days that elapsed during the 11-month period ended January 1, 2016.
(4)	Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.
(5)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.
(6)	Amounts in this column represent the value of accelerated vesting at the end of the year of (a) shares of restricted stock and restricted stock units (including earned PSUs for grants made prior to the year-end) issued pursuant to the 2006 Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. Values for RSUs granted in 2014 and 2015 include accrued cash dividends as of December 31, 2015. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Year-End.”
(7)	Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2006 Equity Incentive Plan that were held by the named executive officer at the end of the year. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption “Outstanding Equity Awards at Year-End.”

(8)	Amounts in this column represent the value of shares underlying outstanding performance share awards issued under our 2006 Equity Incentive Plan. For all executives, values for the 2014 performance shares are based on the actual number of shares that would have been earned based on performance through January 1, 2016. The actual shares earned for the first year of the 2015-2017 performance period is 89.4% of target and for the second year of the 2015-2017 performance period is 111.5% of target. For the 2015 performance shares, all executives would vest in a pro-rated number of shares of their target award as of December 31, 2015.
(9)	Represents amounts of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.
(10)	Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to a maximum of two times the sum of his base salary and target bonus. Such payment amount will decline by 1/24 per month after the date Mr. Krone’s employment with us began in July 2014, but will in no event be less than one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us from any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus. In addition, Mr. Krone would be entitled to receive payment for certain benefits, outplacement services and vesting of all or a portion of his initial equity awards, depending on whether the termination is during a change in control period.

The following table set forth our estimates regarding the potential value of cash payments and benefits and accelerated vesting of equity awards to be received by Mr. Krone under his employment agreement if Mr. Krone’s employment was terminated by us on December 31, 2015, the last business day for the 11-month period ended January 1, 2016 for reasons other than cause or by Mr. Krone for good reason.

	Involuntary Termination Without Cause/ Termination for Good Reason				Accelerated Equity			Total
Scenario	Salary and bonus ($) (1)	Pro-rata bonus ($) (2)	Life Insurance and healthcare ($) (3)	Outplacement services ($) (4)	Restricted stock and restricted stock units ($) (5)	Option awards ($) (6)	Performance Share Awards ($) (7)	Applicable scaleback ($) (8)	Total gross severance benefits and equity awards ($) (9)
Mr. Krone
Without a CIC	2,150,000	1,468,720	20,355	15,000	701,651	971,266	1,276,296	n/a	6,603,288
With a CIC	5,375,000	1,468,720	112,419	15,000	2,176,096	2,363,073	2,687,517	(974,319)	13,223,506

(1)	Amounts in this column represent single lump sum payments equal to (a) one times (in the event of termination without a CIC) and (b) two-and-one-half times (in the event of termination with a CIC), the sum of Mr. Krone’s year end salary and target bonus.
(2)	Reflects Mr. Krone’s bonus based on actual performance for the shortened 11-month period ended January 1, 2016.
(3)	In event of Mr. Krone’s termination without a CIC, he would be entitled to lump sum payment equal to the product of 12 times his monthly COBRA premiums for health, dental and vision coverage. In the event of Mr. Krone’s termination with a CIC, he would be entitled to a lump sum payment in lieu of continued life, disability, medical, dental and vision coverage for 30 months.
(4)	Represents the estimated value of outplacement counseling services to be provided for 12 months following termination.
(5)	For a termination without a CIC, amounts in this column represent the value of accelerated vesting of Mr. Krone’s July 2014 RSUs granted upon his commencement of employment, including accrued cash dividends as of December 31, 2015. For a termination with a CIC, amounts represent the value of accelerated vesting of shares of all RSUs (including earned Performance Restricted Stock Unit Awards), including accrued dividends as of December 31, 2015 pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares of unvested stock units held by Mr. Krone, see the table under the caption “Outstanding Equity Awards at Year-End.”
(6)	In the event of termination without a CIC, amounts in this column represent the value of the accelerated vesting of Mr. Krone’s unvested options to purchase shares of common stock granted in July 2014 upon his commencement of employment. For a termination with a CIC, amounts represent the value of accelerated vesting of all unvested options held by Mr. Krone at the end of the year issued pursuant to the 2006 Equity Incentive Plan. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Year-End.”
(7)	In the event of a termination without a CIC, amounts represent the value of Mr. Krone’s July 2014 performance share grant earned based on actual goal achievement for the first two fiscal years of the performance period including accrued dividends through December 31, 2015. For termination with a CIC, amounts include values for the July 2014 grant earned based on actual goal achievement with the remaining portion of the 2014 award paid at target levels. Mr. Krone would also be entitled to vest in a pro-rated amount of his 2015 performance share award as of December 31, 2015 assuming target level performance achievement. In the event of Mr. Krone’s termination without a CIC, he would also be entitled to continued vesting in all or part of his July 2014 and April 2015 performance share grants on the basis of actual goal achievement following the end of each of the respective performance periods. Assuming target performance is achieved and a $56.26 share price (the closing sales price on December 31, 2015) on the vesting dates at the end of each of the respective performance periods, Mr. Krone would receive an additional $1,441,221 of compensation for continued vesting following an involuntary termination not in connection with a CIC.

(8)	Represents amounts of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.
(9)	Amounts in this column represent the gross amount of benefits to be received by Mr. Krone upon an involuntary termination or termination for good reason. In addition to the benefits valued in this table, Mr. Krone would also be released of any obligation to repay any portion of the cash sign on award and the fully vested shares he received upon his employment with us and entitled to be paid for any unused comprehensive leave time he had accrued.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

Under our performance share award program, in the event of death, disability, retirement under the continued vesting program as described below or, for performance share awards issued for the 11-month period ended January 1, 2016, involuntary termination without cause, a pro rata number of shares would be paid out based on the actual achievement of the performance goals promptly upon the end of the three-year performance period.

In the case of death or disability, restricted stock, restricted stock units and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

PROPOSAL NO. 4—ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and SEC rules, we are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers that is based on or otherwise relates to the Transaction as disclosed above in the section entitled “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction” and in particular in the table entitled “Golden Parachute Compensation” on page 115.

This advisory stockholder vote, sometimes referred to as a “Say-on-Parachute” vote, gives you, as a stockholder, the opportunity to advise whether or not you approve of the compensation of our named executive officers that is based on or otherwise relates to the Transactions by voting on the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Leidos’ named executive officers, in connection with the Transactions and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Transaction—Interests of Leidos’ Directors and Executive Officers in the Transaction” are hereby APPROVED.”

Vote Required and Recommendation of the Board of Directors

The vote on this proposal is a vote separate and apart from the vote to approve the Share Issuance and you are not required to vote the same way on the two proposals. Because the vote is advisory in nature, it will not be binding on the company, regardless of whether the Share Issuance is approved. Approval of the non-binding, advisory proposal with respect to the compensation that may be received by the named executive officers in connection with the Transactions is not a condition to completion of the Transactions, and failure to approve this advisory matter will have no effect on the vote to approve the Share Issuance proposal. Because the Transaction-related executive compensation that may be paid in connection with the Transactions is based on contractual arrangements with the named executives, such compensation will or may be payable, regardless of the outcome of this advisory vote, if the Transactions are completed (subject only to the contractual conditions applicable thereto).

The proposal to approve, by non-binding advisory vote, the compensation of our named executive officers that is based on or otherwise relates to the Transactions will be approved if a majority of the votes cast, in person or by proxy, at the annual meeting vote “FOR” such proposal.

The Board of Directors unanimously recommends a vote FOR the approval of the Transaction-related compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL NO. 5—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 30, 2016. During the 11-month period ended January 1, 2016, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016.

AUDIT MATTERS

Audit Committee Report

The Audit Committee assists the Board of Directors in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit Committee have been set forth in a written charter since 1975. A copy of its current Audit Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, all of the Committee members qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

•	met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

•	reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the 11-month period ended January 1, 2016;

•	discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

•	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Transition Report on Form 10-K for the transition period from January 31, 2015 to January 1, 2016 for filing with the SEC.

Harry M.J. Kraemer, Jr. (Chair)
Lawrence C. Nussdorf
Robert S. Shapard

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 30, 2016. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed for the 11-month period ended January 1, 2016 and the fiscal year ended January 30, 2015 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	11-month period ended January 1, 2016	2015
Audit Fees (1)	$4,368,000	$4,554,000
Tax Fees (2)	$73,600	$379,000
All Other Fees (3)	$7,500	$7,500
Total Fees	$4,449,100	$4,940,500

(1)	Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.
(2)	Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and assistance with transfer pricing documentation and dispositions.
(3)	All other fees relate to the purchase of accounting-related research software.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services, as necessary, between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit, Tax and All Other Fees set forth above were pre-approved by one of these means.

PROPOSAL NO. 6—ADJOURNMENT

Our annual meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of our stock issuance proposal.

If, at the our annual meeting, the number of shares of our common stock present or represented and voting in favor of any proposal is insufficient to approve such proposal, we intend to move to adjourn our annual meeting in order to enable our board to solicit additional proxies for approval of our proposal for the issuance of our common stock.

In our adjournment proposal, we are asking our stockholders to authorize the holder of any proxy solicited by our board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to vote to adjourn our annual meeting to another time and place for the purpose of soliciting additional proxies. If our stockholders approve the proposal to adjourn the meeting, we could adjourn our annual meeting and any adjourned session of our annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from our stockholders who have previously voted.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at our annual meeting is required to approve the adjournment of our annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of our proposal for the issuance of our common stock.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR our adjournment proposal.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by Leidos to beneficially own more than five percent of Leidos common stock as of June 30, 2016.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	7,152,546 shares	(1)	9.92%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	5,558,834 shares	(2)	7.71%

BlackRock Inc. 55 East 52nd Street, New York, NY 10055	4,660,329 shares	(3)	6.50%

FMR LLC 245 Summer Street, Boston, MA 02210	3,662,484 shares	(4)	5.08%

(1)	According to a Schedule 13G/A filed with the SEC by Vanguard on February 9, 2016, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2015, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.
(2)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2016 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 47,044 shares, shared voting power over 3,600 shares, sole dispositive power over 5,511,990 shares and shared dispositive power over 46,844 shares.
(3)	Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 10, 2015 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 4,406,781 shares and sole dispositive power over 4,660,329 shares.
(4)	Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 12, 2016 in which FMR, LLC, a parent holding company filing on behalf of itself and various subsidiaries and affiliates and other companies, reported that it has sole voting power over 435,755 shares and sole dispositive power over 3,662,484 shares.

Stock Ownership of Directors and Officers

The following table sets forth, as of June 30, 2016, the beneficial ownership of Leidos common stock by Leidos’ directors and named executive officers, and all of Leidos’ directors and executive officers as a group. None of these individuals beneficially owns more than one percent of Leidos common stock. As a group, Leidos’ directors and executive officers beneficially own approximately 1.61 percent of Leidos common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock		Stock units (1)	Option shares and RSUs (2)	Total shares beneficially owned
Directors
David G. Fubini	7,385		—	23,910	31,295
John J. Hamre	6,211		41,310	34,244	81,765
Miriam E. John	2,337		46,265	34,244	82,846
John P. Jumper	119,825	(3)	5,068	166,521	291,414
Harry M. J. Kraemer, Jr.	58,187		73,419	34,244	165,850
Gary S. May	3,063		—	10,460	13,523
Lawrence C. Nussdorf	20,563		—	34,244	54,807
Robert S. Shapard	11,385		—	23,910	35,295
Noel B. Williams	7,385		—	23,910	31,295
Named Executive Officers
Roger A. Krone	72,611		—	63,262	135,873
James C. Reagan	2,600		5,768	—	8,368
Vincent A. Maffeo	30,410		13,470	149,252	193,132
Jonathan W. Scholl	—		—	—	—
Michael E. Leiter	1,449		—	10,769	12,218
Mark W. Sopp	16,887		—	—	16,887
All directors and executive officers as a group (17 persons)	369,304		188,258	621,421	1,178,982

(1)	Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.
(2)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following June 30, 2016.
(3)	Includes 50,050 shares held in family trusts.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, one Form 4 for Kenneth P. Sharp was filed more than two business days after the sale. Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers and, to our knowledge, beneficial owners of more than 10% of our common stock otherwise complied during the 11-month period ended January 1, 2016 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals for the 2017 Annual Meeting

Any stockholder proposals intended to be presented under SEC Rule 14a-8 at the 2017 annual meeting of stockholders must be received by us no later than March 9, 2017 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

As we recently adopted proxy access, our bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees for inclusion in our Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed. Therefore, in connection with the 2017 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 7, 2017 and March 9, 2017.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting and satisfy the requirements specified in the bylaws. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later. Therefore, in connection with the 2017 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between April 10, 2017 and May 10, 2017.

Transition Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Transition Report for the transition period from January 31, 2015 to January 1, 2016 without exhibits. Requests should be directed to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Leidos files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that Leidos has filed with the SEC at the following SEC public reference room: 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

Leidos’ SEC filings are also available to the public on the SEC’s Internet website at www.sec.gov, which contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. In addition, Leidos SEC filings are also available to the public on Leidos’ website, www.leidos.com. Information contained on Leidos’ website is not incorporated by reference into this document, and you should not consider information contained on that website as part of this document.

Statements contained in this document, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Leidos to “incorporate by reference” into this proxy statement documents Leidos files with it. This means that Leidos can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that Leidos files with the SEC will update and supersede that information. Leidos incorporates by reference into this document the documents listed below and any future filings Leidos makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this document until the date of the annual meeting. The information incorporated by reference is an important part of this document. Any statement in a document incorporated by reference into this document will be deemed to be modified or superseded for purposes of this document to the extent a statement contained in this or any other subsequently filed document that is incorporated by reference into this document modifies or supersedes such statement. Any statement so modified or superseded will be not deemed, except as so modified or superseded, to constitute a part of this document.

•	Leidos’ Transition Report on Form 10-K for the 11-month period ended January 1, 2016 and Amendment No. 1 to Leidos’ Transition Report on Form 10-K/A;

•	Leidos’ Quarterly Report on Form 10-Q for the quarter ended April 1, 2016;

•	Leidos’ Current Reports on Form 8-K filed with the SEC on January 26, 2016, January 28, 2016, April 13, 2016 and June 17, 2016; and

•	The description of Leidos common stock, par value $.0001 per share, contained in Amendment No. 5 to Registration Statement on Form S-1 (Registration No. 333-128021) filed with the SEC on October 2, 2006.

You can obtain a copy of any document incorporated by reference into this document except for the exhibits to those documents from Leidos. You may also obtain these documents from the SEC or through the SEC’s website described above. Documents incorporated by reference are available from Leidos without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit into this document.

Report of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We have audited the accompanying Combined Balance Sheets of the Information Systems & Global Solutions business of Lockheed Martin Corporation (the Company), as of December 31, 2015 and 2014 and the related Combined Statements of Earnings, Comprehensive Income, Equity and Cash Flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Information Systems & Global Solutions business of Lockheed Martin Corporation at December 31, 2015 and 2014 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

April 15, 2016

The Information Systems & Global Solutions Business

Combined Statements of Earnings

(in millions)

	Years Ended December 31,
	2015	2014	2013
Revenues	$5,626	$5,702	$6,158
Cost of revenues
Cost of revenues	(5,157)	(5,279)	(5,755)
Severance charges	(20)	—	(45)

Total cost of revenues	(5,177)	(5,279)	(5,800)

Gross profit	449	423	358
Other income, net	22	15	7

Earnings before income taxes	471	438	365
Income tax expense	(162)	(146)	(119)

Net earnings	309	292	246

Less: net earnings attributable to non-controlling interest	5	5	6

Net earnings attributable to parent	$304	$287	$240

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Comprehensive Income

(in millions)

	Years Ended December 31,
	2015	2014	2013
Net earnings	$309	$292	$246
Other comprehensive (loss) income
Foreign currency translation adjustments	(19)	(23)	7

Total comprehensive income	290	269	253
Less: comprehensive income attributable to non-controlling interest	5	5	6

Comprehensive income attributable to parent	$285	$264	$247

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Balance Sheets

(in millions)

	As of December 31,
	2015	2014
Assets
Current assets
Cash	$39	$61
Receivables, net	840	880
Inventories, net	168	129
Other current assets	20	11

Total current assets	1,067	1,081
Fixed assets, net	97	104
Goodwill	2,823	2,836
Intangible assets, net	128	177
Deferred income taxes	10	8
Other noncurrent assets	55	45

Total assets	$4,180	$4,251

Liabilities and equity
Current liabilities
Accounts payable	$236	$247
Customer advances and amounts in excess of costs incurred	297	246
Salaries, benefits and payroll taxes	214	242
Other current liabilities	254	242

Total current liabilities	1,001	977
Deferred income taxes	150	155
Other noncurrent liabilities	88	114

Total liabilities	1,239	1,246

Equity
Net parent investment	2,970	3,016
Accumulated other comprehensive loss	(36)	(17)

Total parent investment	2,934	2,999
Non-controlling interest	7	6

Total equity	2,941	3,005

Total liabilities and equity	$4,180	$4,251

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Cash Flows

(in millions)

	Years Ended December 31,
	2015	2014	2013
Operating activities
Net earnings	$309	$292	$246
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	70	55	51
Stock-based compensation	10	14	17
Deferred income taxes	(7)	(34)	8
Severance charges	20	—	45
Changes in assets and liabilities
Receivables, net	35	83	122
Inventories, net	(41)	34	12
Accounts payable	(1)	(72)	(64)
Customer advances and amounts in excess of costs incurred	53	30	(35)
Salaries, benefits and payroll taxes	(47)	(20)	(8)
Other, net	(9)	4	29

Net cash provided by operating activities	392	386	423

Investing activities
Capital expenditures	(25)	(18)	(24)
Acquisitions of businesses	—	(448)	(206)

Net cash used for investing activities	(25)	(466)	(230)

Financing activities
Net transfers (to) from parent	(361)	136	(165)
Other, net	(24)	(19)	(20)

Net cash (used for) provided by financing activities	(385)	117	(185)

Effect of foreign exchange rate changes on cash	(4)	(6)	—

Net change in cash	(22)	31	8
Cash at beginning of year	61	30	22

Cash at end of year	$39	$61	$30

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Equity

(in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling Interest	Total Equity
Balances as of December 31, 2012	$2,482	$(1)	$8	$2,489

Net earnings	240	—	6	246
Other comprehensive income	—	7	—	7
Distribution to non-controlling interest	—	—	(7)	(7)
Net transfers to parent	(142)	—	—	(142)

Balances as of December 31, 2013	2,580	6	7	2,593

Net earnings	287	—	5	292
Other comprehensive loss	—	(23)	—	(23)
Distribution to non-controlling interest	—	—	(6)	(6)
Net transfers from parent	149	—	—	149

Balances as of December 31, 2014	3,016	(17)	6	3,005

Net earnings	304	—	5	309
Other comprehensive loss	—	(19)	—	(19)
Distribution to non-controlling interest	—	—	(4)	(4)
Net transfers to parent	(350)	—	—	(350)

Balances as of December 31, 2015	$2,970	$(36)	$7	$2,941

The accompanying notes are an integral part of these combined financial statements.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Note 1—Business Overview and Basis of Presentation

The accompanying combined financial statements and notes present the combined results of operations, financial position, and cash flows of the Information Systems & Global Solutions business (“IS&GS”) of Lockheed Martin Corporation (“Lockheed Martin”). IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are primarily located in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries. For the years ended December 31, 2015, 2014 and 2013, IS&GS derived 88%, 91% and 95%, respectively, of its revenues from the U.S. Government (including 26%, 30% and 35% from the DoD).

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine IS&GS with Leidos Holdings, Inc. (“Leidos”) in a Reverse Morris Trust transaction (the “Transaction”). At Lockheed Martin’s election, the Transaction will be structured as a distribution of IS&GS to Lockheed Martin’s stockholders in a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction. No matter which form of transaction is selected, IS&GS will be transferred to a subsidiary holding IS&GS (“Splitco”), the stock of which will be distributed to Lockheed Martin stockholders and that distribution will be followed by a merger of Splitco with a subsidiary of Leidos. If Lockheed Martin elects a split-off, it will conduct an exchange offer pursuant to which Lockheed Martin stockholders will have the option to elect to exchange Lockheed Martin shares for shares of Splitco. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. If the exchange offer is not fully subscribed, the remaining shares of Splitco will be distributed by Lockheed Martin in a pro-rata spin-off to Lockheed Martin stockholders in respect of those Lockheed Martin shares not exchanged in the exchange offer. If Lockheed Martin elects a spin-off, all of the shares of Splitco will be distributed by Lockheed Martin to its stockholders as a pro-rata dividend. In connection with the transfer of IS&GS to Splitco, Lockheed Martin will receive a $1.8 billion cash payment. Both the distribution and the merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares. The Transaction is subject to the approval by Leidos’ stockholders of the issuance of the Leidos shares in the merger and the satisfaction of customary closing conditions, including regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, and receipt of solvency opinions and opinions of tax counsel. The Transaction is expected to be completed in the third or fourth quarter of 2016.

Throughout the periods included in these combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for IS&GS. The combined financial statements have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”).

The historical results of operations, financial position and cash flows of IS&GS presented in these combined financial statements may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they necessarily indicative of IS&GS’ future results of operations, financial position and cash flows.

The combined financial statements include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions (Note 3). These expenses have been

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS future expenses.

The combined financial statements include assets and liabilities specifically attributable to IS&GS and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to IS&GS. Lockheed Martin’s cash has not been assigned to IS&GS for any of the periods presented because those cash balances are not directly attributable to IS&GS. Lockheed Martin uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of IS&GS’ cash accounts are regularly “swept” by Lockheed Martin at its discretion. Transfers of cash between IS&GS and Lockheed Martin are included within Net transfers (to) from parent on the Combined Statements of Cash Flows and the Combined Statements of Equity. Lockheed Martin’s long-term debt and related interest expense have not been attributed to IS&GS for any of the periods presented because Lockheed Martin’s borrowings are neither directly attributable to IS&GS nor is IS&GS the legal obligor of such borrowings.

All intercompany transactions and balances within IS&GS have been eliminated. Transactions between IS&GS and Lockheed Martin have been included in these combined financial statements and substantially all have been effectively settled for cash at the time the transaction is recorded through Lockheed Martin’s centralized cash management system. Transactions between IS&GS and other businesses of Lockheed Martin are considered related party transactions (Note 3).

The combined financial statements and notes include subsidiaries, ventures and partnerships over which IS&GS has a controlling financial interest. IS&GS uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. IS&GS has consolidated the financial results for Mission Support Alliance, LLC (“MSA”), a venture with Jacobs Engineering Group, Inc. and Centerra Group, LLC. MSA manages the operations at the Department of Energy’s Hanford, Washington site and provides services including emergency response and training, environmental integration and land management, fleet and road maintenance, water and electric and utilities, cybersecurity and information management.

Management has concluded that IS&GS operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of IS&GS’ business and allocating resources and capital. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base.

Note 2—Significant Accounting Policies

Use of Estimates

IS&GS prepares its combined financial statements in conformity with GAAP. In doing so, IS&GS is required to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. IS&GS bases these estimates on historical experience and on various other assumptions that IS&GS believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. IS&GS’ actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, accounting for revenue and cost recognition, allocation of expenses related to certain Lockheed Martin corporate functions, evaluation of goodwill and other assets for impairment, income taxes including deferred taxes, fair value measurements, legal accruals and other contingencies.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Revenues

Percentage-of-Completion Method of Revenue Recognition

Substantially all of IS&GS’ revenues are derived from services and solutions provided to the U.S. Government. IS&GS records revenues and estimated profits for its contracts with the U.S. Government using the percentage-of-completion method of accounting. IS&GS primarily performs under the following types of contractual arrangements with the U.S. Government: cost-reimbursable contracts, fixed-price contracts and time-and-materials contracts.

Revenues on cost-reimbursable-plus-fee contracts are recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. IS&GS considers fixed fees under cost-reimbursable-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable-plus-fee contracts that include performance-based fee incentives, which are principally award fee arrangements, IS&GS recognizes income when such fees are probable and estimable. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or clients and management’s evaluation of the performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency (DCAA) and, accordingly, are subject to possible cost disallowances.

Revenues on fixed-price contracts are primarily recognized using the cost-to-cost method, which is primarily based on actual costs incurred relative to total estimated costs for the contract. Profits on fixed-price contracts result from the difference between incurred costs used to calculate the percentage of completion and revenue earned.

Revenues earned under time-and-materials contracts are recognized based on the hours worked multiplied by the contractually billable rates to the customer, plus the billable rate for allowable materials and out-of-pocket expenses.

IS&GS’ contracts may include several elements or phases. In these situations, IS&GS determines whether the elements should be accounted for separately based on how the elements are bid or negotiated, whether the customer can accept separate elements of the arrangement and the relationship between the pricing on the elements individually and combined. When IS&GS determines that accounting for the elements separately is appropriate, it allocates the contract value to the deliverables based on the relative value of each element to the contract value.

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by approximately $168 million, $116 million

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

and $136 million for the years ended December 31, 2015, 2014 and 2013, respectively. These adjustments increased net earnings by approximately $109 million, $75 million and $88 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Services Method of Revenue Recognition

For services and solutions provided to non-U.S. Government customers, IS&GS records revenues as services are performed or on a straight-line basis over the period of performance if there is persuasive evidence of an arrangement, the price is fixed or determinable and collectability is reasonably assured, except for award and incentive fees. Award and incentive fees are recorded when they are fixed or determinable, generally at the date the amount is communicated to IS&GS by the customer. This approach results in the recognition of such fees at contractual intervals (typically every six months) throughout the contract and is dependent on the customer’s processes for notification of awards. Costs for contracts accounted for using the services method are expensed as incurred.

Stock-Based Compensation

Lockheed Martin provides stock-based compensation to certain IS&GS employees. All stock-based awards, which include restricted stock units (“RSUs”), performance stock units (“PSUs”) and stock options, are equity settled in Lockheed Martin’s shares. IS&GS recognizes expense for stock-based compensation over the periods in which the relevant employee’s services are rendered based on each award’s grant-date fair value, net of estimated forfeitures.

Research and Development

Except for certain arrangements described below, IS&GS accounts for independent research and development costs as part of the general and administrative costs that are allocated among all of their contracts and programs in progress under U.S. Government contractual arrangements and charged to cost of revenues. Under certain arrangements in which a customer shares in development costs, their portion of unreimbursed costs is expensed as incurred in cost of revenues. Independent research and development costs charged to cost of revenues totaled $22 million, $18 million and $23 million in 2015, 2014 and 2013, respectively. Costs IS&GS incurs under customer-sponsored research and development programs pursuant to contracts are included in revenues and cost of revenues.

Severance Charges

Management routinely reviews its operations in an effort to ensure it has an efficient operating structure and to improve the affordability of IS&GS’ services. When the reviews result in a workforce reduction severance benefits are provided to employees primarily under Lockheed Martin’s ongoing benefit arrangements. Severance costs are accrued once management commits to a plan of termination that includes the number of employees to be terminated, their job classifications or functions, their locations and the expected completion dates.

Income Taxes

The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. Income taxes as presented attribute deferred income taxes of Lockheed Martin to IS&GS’ stand-alone combined financial statements in a manner that is systematic, rational and consistent with the asset and liability method. Accordingly, IS&GS’ income tax provision was prepared following the separate return method, which calculates income taxes for the stand-alone financial statements of each member of the combined group as if the group member were a separate taxpayer and a stand-alone enterprise. As a result, actual tax transactions included in the consolidated financial statements of Lockheed Martin may not be included in the separate combined financial statements of IS&GS. Similarly, the tax treatment of certain items reflected in the combined financial statements of IS&GS may not be reflected in the consolidated financial statements and tax returns of Lockheed Martin.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

The breadth of operations at IS&GS and the complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes that IS&GS would have paid if it had been a separate taxpayer. The final taxes that would have been paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal and state tax audits in the normal course of business.

The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of IS&GS’ assets and liabilities and are adjusted for changes in tax rates and tax laws when such changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized.

In general, the taxable income of the IS&GS entities was included in Lockheed Martin’s combined tax returns, and where applicable, in jurisdictions around the world. As such, separate U.S. federal income tax returns were not prepared for most IS&GS entities. IS&GS’ current portion of U.S. and certain non-U.S. income taxes payable is deemed to have been remitted to Lockheed Martin in the period the related tax expense was recorded. Consequently, current income taxes payable are deemed to have been settled with Lockheed Martin in each year.

IS&GS recognizes uncertain tax positions in the combined financial statements when it is more likely than not that the tax position will be sustained upon examination. Uncertain tax positions are measured based on the probabilities that the uncertain tax position will be realized upon final settlement. IS&GS recognizes interest accrued related to uncertain tax positions and penalties as a component of income tax expense.

Cash

IS&GS participates in Lockheed Martin’s cash management and financing programs. The cash reflected on the combined financial statements represents cash on hand at certain foreign and domestic entities that do not participate in Lockheed Martin’s centralized cash management program.

Receivables

Receivables include amounts billed and currently due from customers and unbilled costs. Billed receivables include invoices presented to customers that have not been paid. Unbilled receivables represent recoverable costs incurred, including retainage, and accrued profits, that are not contractually billable until the completion of milestones, other stipulated contractual activities, or contract authorization, and as such, recovery of a portion of unbilled receivables may not occur within the next twelve months. Pursuant to contract provisions, agencies of the U.S. Government and certain other customers have title to, or a security interest in, assets related to contracts as a result of advances, performance-based payments and progress payments. Accordingly, IS&GS reflects those advances and payments as an offset to the related receivables balance for contracts that IS&GS accounts for on a percentage-of-completion basis using the cost-to-cost method as the basis to measure progress towards completion.

Inventories

IS&GS inventories are substantially composed of costs accumulated against specific contracts or orders and are recorded at actual cost. These contract costs represent recoverable costs incurred, allocable operating overhead, advances to suppliers and, in the case of contracts with the U.S. Government and substantially all other governments, general and administrative expenses. Other inventories are recorded at the lower of cost or estimated net realizable value.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Fixed assets

Fixed assets are recorded at cost. No depreciation expense is recorded on construction in progress until such assets are placed into operation. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Depreciation is recognized using the following methods and estimated useful lives:

	Depreciation Method	Estimated useful lives (in years)
Machinery and equipment	Straight-line or declining-balance	5-15
Buildings and leasehold improvements	Straight-line	10-40

The carrying amounts of fixed assets are reviewed for impairment if events or changes in the facts and circumstances indicate that their carrying amounts may not be recoverable. Fixed assets are assessed for impairment by comparing the estimated undiscounted future cash flows of the related asset grouping to its carrying amount. If an asset is determined to be impaired, an impairment charge is recognized in the period in which the impairment is identified at an amount equal to the excess of the carrying value of the asset over its fair value.

Investments

Investments where IS&GS has the ability to exercise significant influence, but not control, are accounted for under the equity method of accounting and are included in other noncurrent assets on its Combined Balance Sheets. Significant influence typically exists if IS&GS has a 20% to 50% ownership interest in the investee. Under this method of accounting, IS&GS recognizes its share of the net earnings or losses of the investee in Other income, net on its Combined Statements of Earnings as the activities of the investee are closely aligned with the operations of IS&GS. IS&GS evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may be impaired. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period.

As of December 31, 2015 and 2014, IS&GS equity method investments totaled $18 million and $8 million, respectively, which are comprised of its Kwajalein Range Services, LLC (“KRS”) and Consolidated Nuclear Services, LLC (“CNS”) businesses. IS&GS’ respective ownership in KRS and CNS are 49 percent and 34 percent, respectively. IS&GS’ share of net earnings related to its equity method investees for the years ended December 31, 2015, 2014 and 2013 was $23 million, $15 million and $5 million, respectively. IS&GS’ share of distributions from its equity method investees for the years ended December 31, 2015, 2014 and 2013 was $13 million, $15 million and $1 million, respectively.

Derivative Financial Instruments

IS&GS uses derivative instruments principally to reduce its exposure to market risks from changes in foreign currency exchange rates. IS&GS does not enter into or hold derivative instruments for speculative trading purposes. IS&GS transacts business globally and is subject to risks associated with changing foreign currency exchange rates. IS&GS enters into foreign currency hedges such as forward and option contracts that change in value as foreign currency exchange rates change. These contracts hedge forecasted foreign currency transactions in order to mitigate fluctuations in earnings and cash flows associated with changes in foreign currency exchange rates. IS&GS designates foreign currency hedges as cash flow hedges. IS&GS may also enter into derivative instruments that are not designated as hedges and do not qualify for hedge accounting, which are intended to mitigate certain economic exposures.

The aggregate notional amounts and fair value of outstanding foreign currency hedges as of December 31, 2015 and 2014 were not significant. Derivative instruments did not have a significant impact on net earnings or comprehensive income for any of the years ended December 31, 2015, 2014 and 2013, respectively.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Business Acquisitions

IS&GS allocates the purchase price of businesses acquired to the tangible and intangible assets acquired, liabilities assumed and non-controlling interest acquired based on their estimated fair value at the acquisition date. The excess of the acquisition price over the estimated fair value assigned to the underlying net assets of the acquired businesses is recorded as goodwill. The goodwill recognized is attributable to expected revenue and cost synergies and intangible assets that do not qualify for separate recognition, such as the assembled workforce. Goodwill is not amortized and is subject to annual impairment testing. Any change to the acquisition date fair value prior to the expiration of the measurement period, a period generally not to exceed 12 months from the date of the acquisition, is recorded as an adjustment to the assets acquired, including goodwill, or the liabilities assumed. Any change to the acquisition date fair values after expiration of the measurement period is recorded in the Combined Statements of Earnings. Acquisition-related expense and restructuring charges are recognized separately from the business combination and are expensed as incurred. Revenues and earnings attributable to acquisitions are included in the combined financial statements for the periods subsequent to the acquisition date.

Goodwill

Goodwill is recorded when the purchase price of an acquired business exceeds the fair value of the net assets acquired. Goodwill is tested for impairment at least annually in the fourth quarter and more frequently whenever certain events or changes in circumstances indicate the carrying value of goodwill may be impaired. Such events or changes in circumstances may include a significant deterioration in overall economic conditions, changes in the business climate of its industry, operating performance indicators, competition, reorganizations of its business or the disposal of all or a portion of a reporting unit. Goodwill has been allocated to and is tested for impairment at a level referred to as the reporting unit, which is a level below its business segment. The level at which IS&GS tests goodwill for impairment requires IS&GS to determine whether the operations below the business segment constitute a business for which discrete financial information is available and IS&GS management regularly reviews the operating results.

IS&GS may use both qualitative and quantitative approaches when testing goodwill for impairment. Under the qualitative approach, for selected reporting units, IS&GS may perform a qualitative evaluation of events and circumstances impacting the reporting unit to determine the likelihood of goodwill impairment. Based on that qualitative evaluation, if IS&GS determines it is more likely than not that the fair value of a reporting unit exceeds its carrying amount, no further evaluation is necessary. Otherwise, IS&GS performs a quantitative two-step impairment test.

Under step one of the quantitative impairment test, IS&GS compares the fair value of each reporting unit to its carrying value, including goodwill. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is not impaired. If the carrying value of a reporting unit exceeds its fair value, IS&GS then performs step two of the quantitative impairment test and compares the implied value of the reporting unit’s goodwill with the carrying value of its goodwill. The implied value of the reporting unit’s goodwill is calculated by creating a hypothetical balance sheet as if the reporting unit had just been acquired. This balance sheet contains all assets and liabilities recorded at fair value (including any intangible assets that may not have any corresponding carrying value in its balance sheet). The implied value of the reporting unit’s goodwill is calculated by subtracting the fair value of the net assets from the fair value of the reporting unit. If the carrying value of the reporting unit’s goodwill exceeds the implied value of that goodwill, an impairment loss is recognized in an amount equal to that excess.

IS&GS estimates the fair value of each reporting unit using a combination of a discounted cash flow (“DCF”) analysis and market-based valuation methodologies such as comparable public company trading values and values observed in recent business acquisitions, where appropriate. Determining fair value requires the exercise of significant judgments, including judgments about the amount and timing of expected future cash flows, long-term growth rates, discount rates and relevant comparable public company earnings multiples and relevant transaction multiples. The cash flows employed in the DCF analyses are based on IS&GS’ best estimate of future revenues, earnings and cash flows after considering factors such as general market conditions, U.S. Government budgets, existing firm orders, expected future orders, contracts with suppliers, labor agreements, changes in working capital, long-term business plans and recent operating performance. The discount rates utilized in the DCF analysis are based on the respective reporting unit’s weighted average cost of capital, which takes into account the relative

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

weights of each component of capital structure (equity and debt) and represents the expected cost of new capital, adjusted as appropriate to consider the risk inherent in future cash flows of the respective reporting unit.

Intangible Assets

Identifiable intangible assets generally represent the value of contractual relationships and developed technology acquired in business combinations. In valuing these assets, IS&GS makes assumptions regarding useful lives and projected growth rates, and significant judgment is required. IS&GS periodically reviews identifiable intangible assets for impairment as events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If the carrying amounts of the assets exceed their respective fair values, impairment tests are performed to measure the amount of the impairment loss, if any.

Customer Advances and Amounts in Excess of Cost Incurred

IS&GS receives advances, performance-based payments and progress payments from customers that may exceed costs incurred on certain contracts, including contracts with agencies of the U.S. Government. IS&GS classifies such advances, other than those reflected as a reduction of receivables or inventories as discussed above, as current liabilities.

Postretirement Benefit Plans

Many of IS&GS’ employees participate in defined benefit pension and other postretirement benefit plans administered and sponsored by Lockheed Martin. IS&GS does not record assets or liabilities to recognize the funded status of these plans because the combined financial statements reflect the cost for these plans as if they were multi-employer plans. Costs allocated to IS&GS reflect IS&GS employees’ proportionate share of total costs in Lockheed Martin plans in which they participate as well as an allocation of Lockheed Martin’s corporate costs for these plans. Assets and liabilities of these plans will be retained by Lockheed Martin subsequent to the separation of IS&GS. Certain IS&GS employees also directly participate in several defined benefit plans with other companies. IS&GS records its proportionate share of the costs for these multi-employer plans in the combined financial statements.

Commitments and Contingencies

IS&GS is subject to various claims and contingencies related to lawsuits, as well as commitments under contractual and other commercial obligations. IS&GS recognizes liabilities for commitments and contingencies when a loss is probable and estimable.

Net Parent Investment

Net parent investment in the Combined Balance Sheets represents Lockheed Martin’s historical investment in IS&GS and includes accumulated net earnings attributable to parent and the net effect of transactions with, and cost allocations from, parent. Note 3 provides additional information regarding the allocation to IS&GS of expenses incurred by parent.

Accumulated Other Comprehensive Loss

Accumulated other comprehensive loss on the Combined Balance Sheets and Combined Statements of Equity consisted primarily of foreign currency translation adjustments for all periods presented in these combined financial statements.

Fair Value

IS&GS uses the fair value measurement guidance to value certain of its assets and liabilities. Under this guidance, assets and liabilities are required to be valued based on assumptions used by a market participant, consistent with the following hierarchy of inputs:

Level 1—Quoted prices (unadjusted) for identical assets or liabilities in an active market.

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Notes to Combined Financial Statements

Level 2—Inputs, other than quoted prices that are observable, either directly or indirectly, for similar assets or liabilities.

Level 3—Unobservable inputs that reflect IS&GS own assumptions which market participants would use in pricing the asset or liability.

The carrying amount of cash, trade receivables, accounts payable and accrued expenses approximates fair value due to the short maturity (less than one year) of these instruments.

Certain assets and liabilities are measured at fair value on a non-recurring basis, including assets and liabilities acquired in a business combination. Equity-method investments and long-lived assets would be recognized at fair value if deemed to be impaired or if reclassified as assets held for sale. The fair value in these instances would be determined using Level 3 inputs.

Recent Accounting Pronouncements

In May 2014, the FASB issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. In addition, the FASB is contemplating making additional changes to certain elements of the new standard. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on IS&GS’ combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under GAAP, it could impact revenue and cost recognition on thousands of contracts across the IS&GS business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and will prospectively apply the standard to business combination adjustments identified after the date of adoption.

In November 2015, the FASB issued a new standard that simplifies the presentation of deferred income taxes and requires that deferred tax assets and liabilities, as well as any related valuation allowance, be classified as noncurrent in IS&GS’ Combined Balance Sheets. The standard is effective January 1, 2017, with early adoption permitted. The standard may be applied either prospectively from the date of adoption or retrospectively to all prior periods presented. IS&GS adopted the standard as of December 31, 2015 and retrospectively applied the standard to all periods presented in these combined financial statements.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

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Notes to Combined Financial Statements

Note 3—Corporate Allocations, Related Party Transactions and Net Parent Investment

Corporate Allocations

The combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, general corporate expenses such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications, ethics and compliance, corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $253 million, $268 million and $273 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The financial information in these combined financial statements does not necessarily include all the expenses that would have been incurred by IS&GS had it been a separate, stand-alone entity. Actual costs that may have been incurred if IS&GS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related Party Transactions

Revenues in the Combined Statements of Earnings include sales to affiliates of Lockheed Martin of $44 million, $51 million and $44 million for the years ended December 31, 2015, 2014 and 2013, respectively. Costs of revenues in the Combined Statements of Earnings includes expenses for work performed for IS&GS by Lockheed Martin or its affiliates of $58 million, $86 million and $114 million for the years ended December 31, 2015, 2014 and 2013, respectively. There were no significant receivables or payables due from or due to Lockheed Martin as of December 31, 2015 and 2014, respectively.

Net Parent Investment

Net transfers (to) from parent are included within Net parent investment on the Combined Statements of Equity. The components of the net transfers (to) from parent consisted of the following: (in millions):

	Years Ended December 31,
	2015	2014	2013
Cash transactions
Cash pooling and general financing activities	$(1,135)	$(704)	$(1,072)
IS&GS expenses incurred by parent	361	403	523
Corporate allocations	253	268	273
Current income taxes payable	160	169	111

Total cash transactions, net	(361)	136	(165)
Non-cash transactions
Other transfers with parent	11	13	23

Total net transfers (to) from parent	$(350)	$149	$(142)

Cash pooling and general financing activities include cash transferred from IS&GS to Lockheed Martin under cash pooling arrangements. IS&GS expenses incurred by parent include IS&GS employee fringe and pension expense. Corporate allocations include the items described above in the section titled “Corporate Allocations.” Current income taxes payable are deemed to have been settled with Lockheed Martin in each year.

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Notes to Combined Financial Statements

Note 4—Business Acquisitions

Systems Made Simple, Inc.

On December 1, 2014, IS&GS acquired Systems Made Simple, Inc. (“SMS”) for $344 million, net of cash acquired. SMS specializes in health IT solutions that deliver technology and service solutions to improve, increase, enable and ensure the secure exchange and interoperability of information between patients, healthcare providers and payers for federal and state government organizations. This acquisition enabled IS&GS to extend its business into the health information technology markets.

The purchase price of $344 million included an indemnity holdback amount of $32 million and contingent consideration of $28 million. The contingent consideration was recorded at fair value using Level 3 inputs and is payable in an amount of up to $30 million based on the awards of three potential future contracts. As of December 31, 2015, the remaining accruals for the indemnity holdback payment and contingent consideration were $21 million and $28 million, respectively. Subject to certain limited exceptions for then-pending claims, the remaining holdback amount is required to be paid on the second and third anniversary dates of the acquisition based on scheduled amounts as certain indemnities lapse. The contingent consideration is required to be paid if certain contracts are awarded, which is expected to occur in 2016.

Industrial Defender, Inc.

On April 7, 2014, IS&GS acquired Industrial Defender, Inc. (“Industrial Defender”) for $161 million, net of cash acquired. Industrial Defender specializes in cybersecurity solutions for industrial control systems in the oil, gas, utility and chemical industries. This acquisition enabled IS&GS to extend its business into the oil, gas, utility and chemical industries. The purchase price included an indemnity holdback amount of $18 million. The indemnity holdback can be used by IS&GS to cover damages arising out of certain matters that existed but may not have been identified at the acquisition date, as well as specifically identified indemnifiable matters. As of December 31, 2015, the remaining accrual for the indemnity holdback was approximately $10 million. Subject to certain limited exceptions for then-pending claims, the remaining holdback amount is scheduled to be paid in varying amounts on the second and third anniversary dates of the acquisition.

Beontra AG

On March 18, 2014, IS&GS acquired Beontra AG (“Beontra”) for $21 million, net of cash acquired. Beontra is based in Germany and specializes in integrated planning and demand forecasting IT solutions for airports around the world. The Beontra acquisition facilitates IS&GS expansion of its business into the commercial airport information technology solutions market.

Amor Group Ltd.

On September 11, 2013, IS&GS acquired Amor Group Ltd. (“Amor”) for $206 million, net of cash acquired. Amor is based in Scotland, United Kingdom, and specializes in IT solutions for the energy, transportation and public service sectors. The acquisition enabled IS&GS to continue to extend their business into the oil & gas and international airport markets.

Purchase Price Allocation

The fair values of the assets acquired and liabilities assumed were determined using income, market and cost valuation methodologies. The fair value measurements were estimated using significant inputs that are not observable in the market and thus represent Level 3 inputs. Determining the fair value of assets acquired and liabilities assumed required the exercise of significant judgments, including the amount and timing of expected future cash flows, long-term growth rates and discount rates. The cash flows employed in the discounted cash flow analyses was based on management’s best estimate of future revenues, earnings and cash flows after considering factors such as general market conditions, customer budgets, existing firm orders, expected future orders, contracts with suppliers, labor agreements, changes in working capital, long term business plans and recent operating performance. Use of different estimates and judgments could have yielded different results.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

The goodwill attributable to these acquisitions reflects the value of the existing workforce, benefits that IS&GS expects to realize as a result of improved economies of scale and cost savings that will be achieved by operating the businesses as part of a larger overall company. Only a portion of the recorded goodwill for these acquisitions is deductible for tax purposes.

The purchase price and purchase price allocation for these acquisitions are summarized as follows (in millions):

2014 Acquisitions

Accounts	Systems Made Simple	Industrial Defender	Beontra	Total
Receivables	$58	$4	$2	$64
Fixed assets	2	1	—	3
Intangible assets:
Contract related	75	20	4	99
Developed technology	—	12	—	12
Other	14	6	—	20
Other assets	2	11	1	14
Goodwill	239	119	18	376

Total identifiable assets and goodwill	390	173	25	588

Accounts payable	(30)	(1)	—	(31)
Customer advances and amounts in excess of costs incurred	—	(8)	(2)	(10)
Other liabilities	(16)	(3)	(2)	(21)

Total liabilities assumed	(46)	(12)	(4)	(62)

Total purchase price	$344	$161	$21	$526

2013 Acquisition

Accounts	Amor
Receivables	$27
Fixed assets	3
Intangible assets:
Contract related	23
Developed technology	11
Other assets	5
Goodwill	168

Total identifiable assets and goodwill	237

Accounts payable	(5)
Customer advances and amounts in excess of costs incurred	(4)
Other liabilities	(22)

Total liabilities assumed	(31)

Total purchase price	$206

Impact to 2014 and 2013 Financial Results

The combined financial statements include the financial results of the acquired companies only for the period from the acquisition date forward. As a result, the combined financial results for the years ended December 31, 2014 and 2013 do not reflect a full year of the acquisition results for the entities acquired in those years. From the acquisition date through December 31, 2014, the 2014 acquisitions generated revenues of $57 million and net losses of $4 million, inclusive of intangible amortization and adjustments required to account for the acquisitions. From the acquisition date through December 31, 2013, Amor generated revenues of $29 million and net loss of $1 million, inclusive of intangible amortization and adjustments required to account for the acquisition.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Pro Forma Impact of Business Acquisitions (Unaudited)

Unaudited pro forma combined results of operations consisted of the following (in millions):

	Years Ended December 31,
	2014	2013
Revenues	$6,013	$6,524
Net earnings	296	248

The unaudited supplemental pro forma financial data above has been calculated after applying our accounting policies and adjusting the historical results of the acquisitions with pro forma adjustments, net of tax, that assume the acquisitions occurred on January 1, 2013. Significant pro forma adjustments include the recognition of additional depreciation and amortization expense related to acquired fixed assets and intangible assets. These adjustments assume the application of fair value adjustments to fixed assets and intangible assets occurred on January 1, 2013 and are as follows: depreciation and amortization expense of $32 million and $40 million in 2014 and 2013, respectively.

The unaudited supplemental pro forma financial data does not reflect the realization of any expected ongoing cost or revenue synergies relating to the integration of the combined companies. Further, the pro forma data should not be considered indicative of the results that would have occurred if the acquisitions had been consummated on January 1, 2013, nor are they indicative of future results.

Note 5—Severance Charges

During 2015, IS&GS recorded severance charges of $20 million as a result of a review intended to reduce costs in order to improve the affordability of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through either voluntary or involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service. Approximately $14 million of the severance benefits were paid in 2015 with the remainder expected to be paid by mid-2016.

During 2013, IS&GS recorded severance charges of $45 million after a strategic review of the business to reduce its workforce and after considering future workload projections. Upon separation, terminated employees received lump-sum severance payments primarily based on years of service, all of which were paid by December 31, 2015. Cash paid for the 2013 severance charges was $3 million, $24 million and $18 million for the years ended December 31, 2015, 2014 and 2013, respectively. No additional payments are expected related to the 2013 action.

Note 6—Receivables, Net

Receivables, net consisted of the following (in millions):

	As of December 31,
	2015	2014
Amounts billed	$373	$404
Unbilled costs and accrued profits	614	561
Less: customer advances and progress payments	(147)	(85)

Total receivables, net	$840	$880

IS&GS’ receivables are primarily with the U.S. Government, and thus IS&GS does not have material credit risk exposure for amounts billed. IS&GS expects to bill substantially all of the December 31, 2015 unbilled costs and accrued profits during 2016.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Note 7—Inventories, Net

Inventories, net consisted of the following (in millions):

	As of December 31,
	2015	2014
Work-in-process, primarily related to long-term contracts and programs in progress	$144	$114
Less: customer advances and progress payments	(3)	(6)
Other inventories	27	21

Total inventories, net	$168	$129

Work-in-process inventories as of December 31, 2015 and 2014 included general and administrative costs of $16 million and $20 million, respectively. General and administrative costs incurred and recorded in inventories totaled $79 million in 2015, $110 million in 2014 and $129 million in 2013 and general and administrative costs charged to cost of revenues from inventories totaled $83 million in 2015, $108 million in 2014 and $132 million in 2013.

Note 8—Fixed Assets, Net

Fixed assets, net consisted of the following (in millions):

	As of December 31,
	2015	2014
Machinery and equipment	$137	$139
Buildings and leasehold improvements	117	107
Other fixed assets	14	17

Total fixed assets, gross	268	263
Less: accumulated depreciation	(171)	(159)

Total fixed assets, net	$97	$104

Depreciation expense related to fixed assets was $21 million, $25 million and $21 million for the years ended December 31, 2015, 2014 and 2013, respectively.

Note 9—Goodwill

Changes in the carrying amount of goodwill were as follows (in millions):

Total
Balance as of December 31, 2013	$2,475

Acquisitions	376
Foreign currency translation	(15)

Balance as of December 31, 2014	2,836

Foreign currency translation	(13)

Balance as of December 31, 2015	$2,823

Goodwill from acquisitions for the year ended December 31, 2014 included $239 million from Systems Made Simple, $119 million from Industrial Defender and $18 million from Beontra (Note 4).

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Notes to Combined Financial Statements

Note 10—Intangible Assets, Net

Intangible assets, net consisted of the following (in millions):

	As of December 31, 2015			As of December 31, 2014
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Contract related	$176	$(90)	$86	$176	$(58)	$118
Developed technology	37	(22)	15	37	(15)	22
Indefinite-lived assets	18	—	18	18	—	18
Other	20	(11)	9	20	(1)	19

Total intangibles assets	$251	$(123)	$128	$251	$(74)	$177

The weighted-average amortization period for total intangible assets is 3.9 years. Amortization expense for the years ended December 31, 2015, 2014 and 2013 was $49 million, $30 million and $30 million, respectively. Estimated amortization related to intangible assets as of December 31, 2015, for fiscal year 2016 through fiscal year 2020 and thereafter, is as follows: $35 million, $19 million, $16 million, $13 million, $11 million and $16 million, respectively.

Note 11—Income Taxes

The provision for U.S. federal and foreign income tax expense consisted of the following (in millions):

	Years Ended December 31,
	2015	2014	2013
Federal income tax (expense) benefit:
Current	$(160)	$(169)	$(111)
Deferred	1	29	(5)

Total federal income tax expense	(159)	(140)	(116)

Foreign income tax (expense) benefit:
Current	(9)	(11)	—
Deferred	6	5	(3)

Total foreign income tax expense	(3)	(6)	(3)

Total income tax expense	$(162)	$(146)	$(119)

State income taxes are included in Cost of revenues on the Combined Statements of Earnings because under U.S. Government contracting regulations such amounts are allowable costs in establishing prices for contracts with the U.S. Government. Accordingly, a substantial portion of state income taxes is also included in revenues. IS&GS total net state income tax expense was $26 million for 2015, $33 million for 2014 and $25 million for 2013.

The reconciliation of the 35% U.S. federal statutory income tax rate to actual income tax expense is as follows (in millions):

	Years Ended December 31,
	2015	2014	2013
Income tax expense at the U.S. federal statutory tax rate	$(165)	$(153)	$(128)
U.S. manufacturing deduction benefit	2	2	1
Research and development tax credit	1	5	3
Non-controlling interest	2	2	2
Other, net	(2)	(2)	3

Income tax expense	$(162)	$(146)	$(119)

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

The primary components of U.S. federal and foreign deferred income tax assets and liabilities were as follows (in millions):

	As of December 31,
	2015	2014
Deferred tax assets related to:
Accrued compensation and benefits	$46	$45
Federal net operating losses	11	13
Foreign company operating losses and credits	10	10
Other	6	7
Valuation allowance (a)	(3)	(5)

Deferred tax assets, net	70	70

Deferred tax liabilities related to:
Contract accounting methods	9	23
Goodwill and intangible assets	200	189
Fixed assets	1	5

Deferred tax liabilities	210	217

Net deferred tax liabilities	$140	$147

(a)	A valuation allowance was provided against certain foreign company deferred tax assets arising from carryforwards of unused tax benefits.

As of December 31, 2015, net operating loss carryforwards were approximately $32 million for U.S. federal tax purposes and $51 million for foreign tax purposes, which will be available to offset future taxable income. If not used, the U.S. federal carryforwards will expire between 2016 and 2034. The foreign carryforwards will not expire.

As of December 31, 2015 and 2014, liabilities associated with unrecognized tax benefits are not material.

With few exceptions, the statute of limitations is no longer open for U.S. federal or non-U.S. income tax examinations for the years before 2012, other than with respect to refunds.

U.S. income taxes and foreign withholding taxes have not been provided on earnings of $40 million, $40 million and $28 million that have not been distributed by non-U.S. companies of IS&GS as of December 31, 2015, 2014 and 2013, respectively. IS&GS’ intention is to permanently reinvest these earnings, thereby indefinitely postponing their remittance to the U.S. If these earnings had been remitted, the estimated additional income taxes after foreign tax credits would not be material to these combined financial statements.

Note 12—Postretirement Plans

Defined Benefit Pension and Other Postemployment Benefit Plans

Certain IS&GS salaried employees participate in various defined benefit pension and other postemployment benefit (“OPEB”) plans administered and sponsored by Lockheed Martin. The OPEB plans provide certain heath care and life insurance benefits to retired employees. The combined financial statements reflect periodic pension and post-retirement costs as if they were multi-employer plans. The net periodic pension and OPEB costs includes interest costs, recognized net actuarial losses and service costs that are determined based on actuarial valuations of individual participant data and projected returns on plan assets. Costs associated with the pension and OPEB plans were allocated to the combined financial statements based on IS&GS employees’ proportionate share of costs for the respective Lockheed Martin plans in which they participate. These costs are considered to have been settled with Lockheed Martin at the time of the allocation of these expenses. Pension expense for participating IS&GS employees was $69 million, $92 million and $154 million for the years ended December 31, 2015, 2014 and 2013, respectively.

In addition to the pension and OPEB plans administered and sponsored by Lockheed Martin, MSA is one of several sponsors to the Hanford Site Pension Plan (the “HSPP”) (Hanford Multi Employer Pension Plan EIN: 90-0501441), a multiemployer defined benefit pension plan that covers eligible employees of certain prime contractors

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

and subcontractors of the Department of Energy, including employees of MSA. The HSPP is managed and administered by a committee composed of representatives from each of the sponsoring employers, and the committee determines the annual funding requirements. Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to a multiemployer plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

For the years ended December 31, 2015, 2014 and 2013, expenses of $25 million, $27 million and $28 million, respectively, were included in the combined financial statements for IS&GS’ share of HSPP contributions. The HSPP sponsoring employers’ total contributions for the years ended December 31, 2015, 2014 and 2013 were $84 million, $79 million and $92 million, respectively.

A summary of total HSPP assets and liabilities, as provided by the plan sponsor, were as follows (in millions):

	As of December 31,
	2015	2014
Total plan assets	$1,269	$1,258
Total actuarial present value of accumulated plan benefits	1,582	1,521
Percent funded	80%	83%

In addition to the HSPP, IS&GS participates in several other multiemployer defined benefit pension and OPEB health and medical plans. For the years ended December 31, 2015, 2014 and 2013, IS&GS incurred and paid $22 million, $23 million and $25 million, respectively, in expenses for IS&GS employees participating in these various multiemployer plans.

Defined Contribution Plans

Certain IS&GS employees participate in defined contribution plans, most with 401(k) plan features, administered and sponsored by Lockheed Martin. Employees participate by contributing a portion of their compensation to the plan, which is partially matched by Lockheed Martin. Expenses of $50 million, $53 million and $55 million for the years ended December 31, 2015, 2014 and 2013, respectively, were allocated to the combined financial statements for the defined contribution plans in which IS&GS employees participate.

Deferred Compensation Plans

Certain IS&GS employees participate in deferred compensation plans administered and sponsored by Lockheed Martin. Pursuant to these deferred compensation plans, certain executives and other highly compensated employees may defer all or a portion of their salaries and incentive compensation at their discretion. Liabilities of $32 million and $24 million as of December 31, 2015 and 2014, respectively, were allocated to the combined financial statements related to deferred compensation for IS&GS employees.

Note 13—Stock-Based Compensation

Certain IS&GS employees participate in Lockheed Martin’s stock-based compensation plans. Under the plans, Lockheed Martin may grant employees RSUs, PSUs, options to purchase common stock, stock appreciation rights (SARs), or other stock units. As of December 31, 2015 there was an insignificant number of PSU’s outstanding and held by IS&GS employees and no SARs or other stock units had been granted to IS&GS employees.

For the years ended December 31, 2015, 2014 and 2013, total stock-based compensation expense of $10 million, $14 million and $17 million, respectively, was allocated to the combined financial statements for IS&GS employees who participated in the plans. Compensation expense is generally recognized ratably over the requisite service period based on the grant-date fair value of awards, less estimated forfeitures. Stock-based compensation expense, substantially all of which relates to RSUs, is included in Cost of revenues on the Combined Statements of Earnings.

As of December 31, 2015, there was $9 million of unrecognized compensation cost related to unvested awards granted to IS&GS employees, which is expected to be recognized over a weighted average period of one year.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

RSUs

Activity related to unvested RSUs consisted of the following:

	Number of RSUs (in thousands)	Weighted Average Grant- Date Fair Value Per Share
Unvested at December 31, 2012	787	$78.99
Granted	226	89.24
Vested	(303)	78.10
Forfeited	(47)	83.03

Unvested at December 31, 2013	663	82.60
Granted	131	146.85
Vested	(361)	85.67
Forfeited	(14)	99.51

Unvested at December 31, 2014	419	99.48
Granted	97	192.47
Vested	(240)	97.19
Forfeited	(10)	142.97

Unvested at December 31, 2015	266	133.83

For RSUs, the vesting period is three years, or less if the employee is retirement-eligible on the date of grant or will become retirement eligible before the end of the vesting period. Employees who are granted RSUs receive the right to receive shares of common stock after completion of the vesting period. The employees cannot sell or transfer shares prior to vesting and have no voting rights until the RSUs vest. The grant-date fair value of RSUs is equal to the closing market price of Lockheed Martin’s common stock on the grant date less a discount to reflect the delay in payment of dividend-equivalent cash payments that are made only upon vesting, which is generally three years from the grant date.

Stock Options

Lockheed Martin did not grant stock options during 2015, 2014 and 2013. As of each of December 31, 2015 and 2014, there were one million stock options outstanding for IS&GS employees with a weighted average exercise price of $87 and $85, respectively. All stock options outstanding as of December 31, 2015 are fully vested, have a weighted average remaining contractual life of approximately four years and have an aggregate intrinsic value of $99 million.

Note 14—Commitments and Contingencies

Legal Proceedings

IS&GS is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. IS&GS does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on IS&GS, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that IS&GS considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how IS&GS is responding or intends to respond to the proceeding or claim. IS&GS’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA was in material breach of contract with Lockheed Martin (relating to IS&GS) based on the MTA’s failure to provide access to sites where work was to be performed and the

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

failure to provide the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. Although IS&GS is unable to estimate the cost of another contractor to complete the contract and the costs of re-procurement, the original contract with the MTA had a total value of $323 million, of which $241 million was paid to IS&GS, and the MTA is seeking damages of approximately $190 million. IS&GS disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Subsequent to the initial filing, Lockheed Martin’s declaratory judgment action was amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under consideration by the court in December 2014 following a five-week bench trial and the filing of post-trial pleadings by the parties. IS&GS expects a decision in 2016.

On November 10, 2015, MSA received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to IS&GS for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the Federal Acquisition Regulation (the “FAR”). At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by IS&GS under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by IS&GS. MSA has requested that the Department of Energy defer that demand pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss.

Although IS&GS cannot predict the outcome of legal or other proceedings with certainty, GAAP requires IS&GS to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires IS&GS to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to IS&GS. As of December 31, 2015, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by IS&GS in its combined financial statements was $62 million, and the range of reasonably possible additional losses was estimated by IS&GS to be from $0 to $200 million. IS&GS believes, after consultation with counsel and after taking into account its current litigation reserves that the currently pending legal and other proceedings should not have a material adverse effect on IS&GS’ consolidated financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, IS&GS cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to IS&GS in that period.

Operating Leases

IS&GS rents certain equipment and facilities under operating leases. Additionally, certain facilities and equipment are furnished by the U.S. Government under short-term or cancelable arrangements. IS&GS’ total rental expense under operating leases was $61 million for each of the years ended December 31, 2015, 2014 and 2013. Future minimum lease commitments as of December 31, 2015 for long-term non-cancelable operating leases were $162 million, of which $50 million is payable in 2016, $39 million in 2017, $28 million in 2018, $19 million in 2019, $15 million in 2020 and $11 million thereafter.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements

Letters of Credit, Surety Bonds and Third-Party Guarantees

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. Letters of credit and surety bonds generally are available for draw down in the event IS&GS does not perform. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as venture partners. Third-party guarantees do not include guarantees of subsidiaries and other consolidated entities. IS&GS had total outstanding letters of credit, surety bonds and third-party guarantees aggregating to $436 million and $447 million as of December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, third-party guarantees totaled $127 million, all of which related to the guarantee of contractual performance of a venture to which IS&GS is currently a party. This amount represents the estimate of the maximum amount IS&GS would expect to incur upon the contractual non-performance of the venture partners.

Note 15—Composition of Certain Financial Statement Captions

The following table presents financial information underlying the Combined Balance Sheets caption Other current liabilities (in millions).

	As of December 31,
	2015	2014
Customer contract accruals	$124	$116
Other current liabilities	130	126

Total other current liabilities	$254	$242

Note 16—Subsequent Events

IS&GS has evaluated subsequent events through April 15, 2016, the date the combined financial statements were available to be issued. Other than the Transaction described in Note 1 and as described below, no material subsequent events have occurred that should be recorded or disclosed in these combined financial statements.

During the first quarter of 2016, IS&GS experienced development issues on a large international data center migration and consolidation program, caused by unanticipated challenges in application remediation and data center migration activities. A first quarter technical baseline review was conducted with the customer, which resulted in cost and schedule changes to the program. Accordingly, IS&GS recognized a change in estimate on this program resulting in the recognition of a $25 million negative profit rate adjustment in the first quarter of 2016.

Review Report of Independent Registered Public Accounting Firm

Board of Directors

Lockheed Martin Corporation

We have reviewed the Combined Balance Sheet of the Information Systems & Global Solutions business of Lockheed Martin Corporation (the Company) as of March 27, 2016, and the related Combined Statements of Earnings, Comprehensive Income, Cash Flows and Equity for the quarters ended March 27, 2016 and March 29, 2015. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the combined financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Combined Balance Sheet of the Information Systems & Global Solutions business of Lockheed Martin Corporation as of December 31, 2015, and the related Combined Statements of Earnings, Comprehensive Income, Cash Flows and Equity for the year then ended (not presented herein), and we expressed an unqualified audit opinion on those combined financial statements in our report dated April 15, 2016. In our opinion, the accompanying Combined Balance Sheet as of December 31, 2015, is fairly stated, in all material respects, in relation to the Combined Balance Sheet from which it has been derived.

/s/ Ernst & Young LLP

McLean, Virginia
May 26, 2016

The Information Systems & Global Solutions Business

Combined Statements of Earnings

(unaudited; in millions)

	Three Months Ended
	March 27, 2016	March 29, 2015
Revenues	$1,341	$1,393
Cost of revenues
Cost of revenues	(1,246)	(1,271)
Severance charges	(19)	—

Total cost of revenues	(1,265)	(1,271)

Gross profit	76	122
Other income, net	7	6

Earnings before income taxes	83	128
Income tax expense	(30)	(44)

Net earnings	53	84

Less: net earnings attributable to non-controlling interest	2	1

Net earnings attributable to parent	$51	$83

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Comprehensive Income

(unaudited; in millions)

	Three Months Ended
	March 27, 2016	March 29, 2015
Net earnings	$53	$84
Other comprehensive loss
Foreign currency translation adjustments	(6)	(13)

Total comprehensive income	47	71
Less: comprehensive income attributable to non-controlling interest	2	1

Comprehensive income attributable to parent	$45	$70

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Balance Sheets

(in millions)

	March 27, 2016	December 31, 2015
	(unaudited)
Assets
Current assets
Cash	$39	$39
Receivables, net	835	840
Inventories, net	120	168
Other current assets	19	20

Total current assets	1,013	1,067
Fixed assets, net	92	97
Goodwill	2,816	2,823
Intangible assets, net	118	128
Deferred income taxes	17	10
Other noncurrent assets	55	55

Total assets	$4,111	$4,180

Liabilities and equity
Current liabilities
Accounts payable	$247	$236
Customer advances and amounts in excess of costs incurred	289	297
Salaries, benefits and payroll taxes	223	214
Other current liabilities	251	254

Total current liabilities	1,010	1,001
Deferred income taxes	145	150
Other noncurrent liabilities	79	88

Total liabilities	1,234	1,239

Equity
Net parent investment	2,910	2,970
Accumulated other comprehensive loss	(42)	(36)

Total parent investment	2,868	2,934
Non-controlling interest	9	7

Total equity	2,877	2,941

Total liabilities and equity	$4,111	$4,180

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Cash Flows

(unaudited; in millions)

	Three Months Ended
	March 27, 2016	March 29, 2015
Operating activities
Net earnings	$53	$84
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	14	19
Stock-based compensation	3	3
Severance charges	19	—
Deferred income taxes	(12)	(1)
Changes in assets and liabilities
Receivables, net	5	50
Inventories, net	48	19
Accounts payable	9	17
Customer advances and amounts in excess of costs incurred	(7)	9
Salaries, benefits and payroll taxes	(10)	(37)
Other, net	(5)	(24)

Net cash provided by operating activities	117	139

Investing activities
Capital expenditures	(2)	(3)

Net cash used for investing activities	(2)	(3)

Financing activities
Net transfers to parent	(111)	(132)
Other, net	(5)	(8)

Net cash used for financing activities	(116)	(140)

Effect of foreign exchange rate changes on cash	1	(1)

Net change in cash	—	(5)
Cash at beginning of period	39	61

Cash at end of period	$39	$56

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Combined Statements of Equity

(unaudited; in millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-Controlling Interest	Total Equity
Balances as of December 31, 2014	$3,016	$(17)	$6	$3,005
Net earnings	83	—	1	84
Other comprehensive loss	—	(13)	—	(13)
Distribution to non-controlling interest	—	—	(3)	(3)
Net transfers to parent	(130)	—	—	(130)

Balances as of March 29, 2015	$2,969	$(30)	$4	$2,943

Balances as of December 31, 2015	$2,970	$(36)	$7	$2,941
Net earnings	51	—	2	53
Other comprehensive loss	—	(6)	—	(6)
Net transfers to parent	(111)	—	—	(111)

Balances as of March 27, 2016	$2,910	$(42)	$9	$2,877

The accompanying notes are an integral part of these unaudited combined financial statements.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Note 1—Business Overview and Basis of Presentation

The accompanying unaudited interim combined financial statements and notes present the combined results of operations, financial position, and cash flows of the Information Systems & Global Solutions business (“IS&GS”) of Lockheed Martin Corporation (“Lockheed Martin”). IS&GS is a leading provider of information technology (“IT”), management and engineering services to civil, defense and intelligence agencies of the U.S. Government. IS&GS also provides services to agencies of allied foreign governments, state and local governments and commercial customers. IS&GS supports its customers by providing data analytics, systems engineering, large-scale agile software development, network-enabled situational awareness solutions, communications and command and control capability and global systems integration, to help customers gather, analyze and securely distribute intelligence data to address complex and pressing challenges, such as combating global terrorism, cybersecurity, air traffic management, energy demand management and transforming the healthcare system. IS&GS is also responsible for various classified systems and services in support of vital national security systems. Major U.S. Government customers include civil agencies such as the Department of Homeland Security, the Department of Health and Human Services and the Department of the Treasury; the Department of Defense (“DoD”) and all branches of the U.S. military; and the U.S. intelligence community. IS&GS’ international customers are primarily located in the United Kingdom, the Middle East and Australia. In the commercial sector, IS&GS serves clients primarily in the financial services, healthcare and energy industries.

On January 26, 2016, Lockheed Martin entered into definitive agreements to separate and combine IS&GS with Leidos Holdings, Inc. (“Leidos”) in a Reverse Morris Trust transaction (the “Transaction”). At Lockheed Martin’s election, the Transaction will be structured as a distribution of IS&GS to Lockheed Martin’s stockholders in a split-off transaction, a spin-off transaction or a combination split-off and spin-off transaction. No matter which form of transaction is selected, IS&GS will be transferred to a subsidiary holding IS&GS (“Splitco”), the stock of which will be distributed to Lockheed Martin stockholders and that distribution will be followed by a merger of Splitco with a subsidiary of Leidos. If Lockheed Martin elects a split-off, it will conduct an exchange offer pursuant to which Lockheed Martin stockholders will have the option to elect to exchange Lockheed Martin shares for shares of Splitco. In the Merger, each share of Splitco common stock will be converted into the right to receive one share of Leidos common stock. If the exchange offer is not fully subscribed, the remaining shares of Splitco will be distributed by Lockheed Martin in a pro-rata spin-off to Lockheed Martin stockholders in respect of those Lockheed Martin shares not exchanged in the exchange offer. If Lockheed Martin elects a spin-off, all of the shares of Splitco will be distributed by Lockheed Martin to its stockholders as a pro-rata dividend. In connection with the transfer of IS&GS to Splitco, Lockheed Martin will receive a $1.8 billion cash payment. Both the distribution and the merger are expected to qualify as tax-free transactions to Lockheed Martin and its stockholders, except to the extent that cash is paid to Lockheed Martin stockholders in lieu of fractional shares. The Transaction is subject to the approval by Leidos’ stockholders of the issuance of the Leidos shares in the merger and the satisfaction of customary closing conditions, including regulatory approvals, the absence of a material adverse change with respect to each of IS&GS and Leidos, and receipt of solvency opinions and opinions of tax counsel. The Transaction is expected to be completed in the third or fourth quarter of 2016.

Throughout the periods included in these unaudited combined financial statements, IS&GS operated as part of Lockheed Martin and consisted of several legal entities, acquired businesses, as well as businesses with no separate legal status. Separate financial statements have not historically been prepared for IS&GS. The unaudited combined financial statements have been derived from Lockheed Martin’s historical accounting records as if IS&GS’ operations had been conducted independently from Lockheed Martin and were prepared on a stand-alone basis in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim periods and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of IS&GS management, these unaudited combined financial statements reflect all adjustments that are of a normal recurring nature necessary for fair presentation of IS&GS’ results of operations, financial condition and cash flows for the interim periods presented. Certain information and note disclosures normally included in financial statements prepared annually in accordance with GAAP have been condensed or omitted pursuant to such SEC rules. These unaudited combined financial statements were prepared using the accounting policies disclosed in and should be read in conjunction with the audited combined financial statements included in this document.

The unaudited combined financial statements include all revenues and costs directly attributable to IS&GS and an allocation of expenses related to certain Lockheed Martin corporate functions (Note 2). These expenses have

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

been allocated to IS&GS based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, cost of revenues, headcount, fixed assets, number of transactions or other relevant measures. IS&GS considers these allocations to be a reasonable reflection of the utilization of services or the benefit received. However, the allocations may not be indicative of the actual expense that would have been incurred had IS&GS operated as an independent, stand-alone entity, nor are they indicative of IS&GS’ future expenses.

The unaudited combined financial statements include assets and liabilities specifically attributable to IS&GS and certain assets and liabilities that are held by Lockheed Martin that are specifically identifiable or otherwise attributable to IS&GS. Lockheed Martin’s cash has not been assigned to IS&GS for any of the periods presented because those cash balances are not directly attributable to IS&GS. Lockheed Martin uses a centralized approach for managing cash and financing operations with its segments and subsidiaries. Accordingly, a substantial portion of IS&GS’ cash accounts are regularly “swept” by Lockheed Martin at its discretion. Transfers of cash between IS&GS and Lockheed Martin are included within Net transfers to parent on the unaudited Combined Statements of Cash Flows and the Combined Statements of Equity. Lockheed Martin’s long-term debt and related interest expense have not been attributed to IS&GS for any of the periods presented because Lockheed Martin’s borrowings are neither directly attributable to IS&GS nor is IS&GS the legal obligor or a guarantor of such borrowings.

The unaudited combined financial statements and notes include subsidiaries, ventures and partnerships over which IS&GS has a controlling financial interest. IS&GS uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. IS&GS has consolidated the financial results for Mission Support Alliance, LLC (“MSA”), a venture with Jacobs Engineering Group, Inc. and Centerra Group, LLC. MSA manages the operations at the Department of Energy’s Hanford, Washington site and provides services including emergency response and training, environmental integration and land management, fleet and road maintenance, water and electric and utilities, cybersecurity and information management.

All intercompany transactions and balances within IS&GS have been eliminated. Transactions between IS&GS and Lockheed Martin have been included in these unaudited combined financial statements and substantially all have been effectively settled for cash at the time the transaction is recorded through Lockheed Martin’s centralized cash management system. Transactions between IS&GS and other businesses of Lockheed Martin are considered related party transactions (Note 2).

Management has concluded that IS&GS operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of IS&GS’ business and allocating resources and capital. IS&GS manages its business as a single profit center in order to promote collaboration and provide comprehensive functional service offerings across its entire customer base.

The historical results of operations, financial position and cash flows of IS&GS presented in these unaudited combined financial statements may not be indicative of what they would have been had IS&GS actually been an independent stand-alone entity, nor are they necessarily indicative of IS&GS’ future results of operations, financial position and cash flows. Also, the results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full years.

IS&GS closed its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016 and March 29 for the first quarter of 2015, to align its financial closing with its business processes. The unaudited combined financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods as IS&GS’ fiscal year ends on December 31.

The preparation of these unaudited combined financial statements in conformity with GAAP requires IS&GS to make estimates and assumptions that affect the amounts reported in the unaudited combined financial statements and accompanying notes. IS&GS bases these estimates on historical experience and on various other assumptions that IS&GS believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

IS&GS’ actual results may differ materially from these estimates. Significant estimates inherent in the preparation of these unaudited combined financial statements include but are not limited to accounting for revenue and cost recognition, allocation of expenses related to certain Lockheed Martin corporate functions, income taxes including deferred taxes, legal accruals and other contingencies.

Accounting for contracts using the percentage-of-completion method requires judgment relative to assessing risks, estimating contract revenues and costs (including estimating award and incentive fees and penalties related to performance) and making assumptions for schedule and technical issues. Due to the scope and nature of the work required to be performed on certain contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables and, accordingly, is subject to change. When adjustments in estimated total contract revenues or estimated total costs are required, any changes from prior estimates are recognized in the current period for the inception-to-date effect of such changes. When estimates of total costs to be incurred on a contract exceed estimates of total revenues to be earned, a provision for the entire loss on the contract is recorded in the period in which the loss is determined.

The initial profit booking rate of each contract considers risks surrounding the ability to achieve the technical requirements, schedule and costs in the initial estimated total costs to complete the contract. Profit booking rates may increase during the performance of the contract if IS&GS successfully retires risks surrounding the technical, schedule and cost aspects of the contract that decreases the estimated total costs to complete the contract. Conversely, profit booking rates may decrease if the estimated total costs to complete the contract increase. Profit booking rates also may be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters and cost recoveries on disputed charges. Unfavorable items may include the adverse resolution of contractual matters and reserves for disputes. All of the estimates are subject to change during the performance of the contract and may affect the profit booking rate. Therefore, comparability of IS&GS revenues, profit and margins may be impacted by changes in profit booking rates on IS&GS’ contracts accounted for using the percentage-of-completion method. IS&GS’ combined net adjustments not related to volume, including net profit booking rate adjustments and other matters, increased gross profit by $35 million and $64 million for the three months ended March 27, 2016 and March 29, 2015, respectively. These adjustments increased net earnings by $23 million and $42 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

Note 2—Corporate Allocations, Related Party Transactions and Net Parent Investment

Corporate Allocations

The unaudited combined financial statements reflect allocations of certain expenses from Lockheed Martin including, but not limited to, costs related to corporate functions such as senior management, legal, human resources, finance, accounting, treasury, tax, IT, benefits, communications and ethics and compliance, and other corporate expenses such as corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. Management of IS&GS considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods used include a pro rata basis of revenues, cost of revenues, headcount, fixed assets, number of transactions or other measures. Allocations for management costs and corporate support services provided to IS&GS totaled $56 million and $69 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

The financial information in these unaudited combined financial statements does not necessarily include all the expenses that would have been incurred by IS&GS had it been a separate, stand-alone entity. Actual costs that may have been incurred if IS&GS had been a stand-alone company would depend on a number of factors, including the chosen organization structure and functions outsourced or performed by employees.

Related Party Transactions

Revenues in the unaudited Combined Statements of Earnings include sales to affiliates of Lockheed Martin of $8 million and $13 million for the three months ended March 27, 2016 and March 29, 2015, respectively. Costs of revenues in the unaudited Combined Statements of Earnings includes expenses for work performed for IS&GS by

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Lockheed Martin or its affiliates of $8 million and $15 million for the three months ended March 27, 2016 and March 29, 2015, respectively. There were no significant receivables or payables due from or due to Lockheed Martin as of March 27, 2016 and December 31, 2015.

Net Parent Investment

Net transfers to parent are included within Net parent investment on the unaudited Combined Statements of Equity. The components of the net transfers to parent consisted of the following: (in millions):

	Three Months Ended
	March 27, 2016	March 29, 2015
Cash transactions
Cash pooling and general financing activities	$(302)	$(335)
IS&GS expenses incurred by parent	93	91
Corporate allocations	56	69
Current income taxes payable	42	43

Total cash transactions, net	(111)	(132)
Non-cash transactions
Other transfers with parent	—	2

Total net transfers to parent	$(111)	$(130)

Cash pooling and general financing activities include cash transferred from IS&GS to Lockheed Martin under cash pooling arrangements. IS&GS expenses incurred by parent include IS&GS employee fringe and pension expense. Corporate allocations include the items described above in the section titled “Corporate Allocations.” Current income taxes payable are deemed to have been settled with Lockheed Martin in each period.

Note 3—Severance Charges

In the first quarter of 2016, IS&GS recorded severance charges of $19 million as a result of a review intended to reduce the costs of its services and solutions offerings. The charges consisted of severance costs associated with the planned elimination of certain positions through involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments primarily based on years of service, the majority of which are expected to be paid by the end of 2016.

In the third quarter of 2015, IS&GS recorded severance charges of $20 million. As of March 27, 2016, IS&GS had paid approximately $15 million in severance payments associated with this action, with the remainder expected to be paid by mid-2016.

Note 4—Postretirement Plans

Certain IS&GS salaried employees participate in various defined benefit pension and other postemployment benefit (“OPEB”) plans administered and sponsored by Lockheed Martin. The OPEB plans provide certain health care and life insurance benefits to retired employees. The unaudited combined financial statements reflect periodic pension and post-retirement costs as if they were multi-employer plans. The net periodic pension and OPEB costs includes interest costs, recognized net actuarial losses and service costs that are determined based on actuarial valuations of individual participant data and projected returns on plan assets. Costs associated with the pension and OPEB plans were allocated to the unaudited combined financial statements based on IS&GS employees’ proportionate share of costs for the respective Lockheed Martin plans in which they participate. These costs are considered to have been settled with Lockheed Martin at the time of the allocation of these expenses. Pension and OPEB expense for IS&GS employees participating in plans sponsored by Lockheed Martin and various other multi-employer plans, excluding the Hanford Site Pension Plan (the “HSPP”) discussed below, was $20 million and $21 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

In addition to the pension and OPEB plans administered and sponsored by Lockheed Martin, MSA is one of several sponsors to the HSPP, a multiemployer defined benefit pension plan that covers eligible employees of certain

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

prime contractors and subcontractors of the Department of Energy, including employees of MSA. For the three months ended March 27, 2016 and March 29, 2015, expense of $7 million and $6 million, respectively, were included in the unaudited combined financial statements for IS&GS’ share of HSPP contributions.

Note 5—Income Taxes

Quarterly income tax expense is measured using an estimated annual effective income tax rate, adjusted for discrete items within the period. IS&GS’ effective income tax rate was 36.1% and 34.4% for the three months ended March 27, 2016 and March 29, 2015, respectively. The rates for the three months ended March 27, 2016 and March 29, 2015 varied from the federal statutory rate of 35% due to the favorable impact of the U.S. manufacturing deduction and net earnings attributable to non-controlling interest. These favorable impacts on the rate for the three months ended March 27, 2016 were more than offset by the unfavorable impact of adjustments for foreign activities. As of March 27, 2016 and December 31, 2015, liabilities associated with unrecognized tax benefits were not material.

State income taxes are included in Cost of revenues on the unaudited Combined Statements of Earnings because under U.S. Government contracting regulations such amounts are allowable costs in establishing prices for contracts with the U.S. Government. Accordingly, a substantial portion of state income taxes is also included in Revenues. IS&GS’ total net state income tax expense was $7 million and $6 million for the three months ended March 27, 2016 and March 29, 2015, respectively.

Note 6—Inventories, net

Inventories, net consisted of the following (in millions):

	March 27, 2016	December 31, 2015
Work-in-process, primarily related to long-term contracts and programs in progress	$93	$144
Other inventories	30	27
Less: customer advances and progress payments	(3)	(3)

Total inventories, net	$120	$168

Note 7—Goodwill and Intangible Assets, net

Changes in the carrying amount of goodwill were as follows (in millions):

Total
Balance as of December 31, 2015	$2,823

Foreign currency translation	(7)

Balance as of March 27, 2016	$2,816

Intangible assets, net consisted of the following (in millions):

	As of March 27, 2016			As of December 31, 2015
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Finite lived:
Customer relationships	$176	$(96)	$80	$176	$(90)	$86
Developed technology	37	(24)	13	37	(22)	15
Other	20	(13)	7	20	(11)	9

Total Finite lived:	$233	$(133)	$100	$233	$(123)	$110
Indefinite lived:
Tradename and trademark	18	—	18	18	—	18

Total intangibles assets	$251	$(133)	$118	$251	$(123)	$128

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

The weighted-average amortization period for total intangible assets is 3.9 years. Amortization expense for the three months ended March 27, 2016 and March 29, 2015 was $10 million and $14 million, respectively. Estimated amortization related to intangible assets as of March 27, 2016, for the remainder of fiscal year 2016 and each fiscal year through fiscal year 2021 and thereafter, is as follows: $25 million, $19 million, $16 million, $13 million, $11 million, $9 million and $7 million, respectively.

Note 8—Legal Proceedings and Contingencies

Legal Proceedings

IS&GS is a party to litigation and other proceedings that arise in the ordinary course of its business. These matters could result in fines, penalties, compensatory or treble damages or non-monetary sanctions or relief. IS&GS does not believe that the outcome of these matters, including the proceedings mentioned below, will have a material adverse effect on IS&GS, notwithstanding that the unfavorable resolution of any matter may have a material adverse effect on its net earnings in any particular interim reporting period. Among the factors that IS&GS considers in this assessment are the nature of existing legal proceedings and claims, the asserted or possible damages or loss contingency (if estimable), the progress of the case, existing law and precedent, the opinions or views of legal counsel and other advisors, its experience in similar cases and the experience of other companies, the facts available at the time of assessment and how IS&GS is responding or intends to respond to the proceeding or claim. IS&GS’ assessment of these factors may change over time as individual proceedings or claims progress.

On April 24, 2009, Lockheed Martin filed a declaratory judgment action against the New York Metropolitan Transportation Authority and its Capital Construction Company (collectively, the “MTA”) asking the U.S. District Court for the Southern District of New York to find that the MTA is in material breach of an agreement with Lockheed Martin (relating to IS&GS) based on the MTA’s failure to provide access to sites where work must be performed and the customer-furnished equipment necessary to complete the contract. The MTA filed an answer and counterclaim alleging that Lockheed Martin breached the contract and subsequently terminated the contract for alleged default. The primary damages sought by the MTA are the cost to complete the contract and potential re-procurement costs. While IS&GS is unable to estimate the cost of another contractor completing the contract and the costs of re-procurement, the contract with the MTA had a total value of $323 million, of which $241 million was paid to IS&GS, and the MTA is seeking damages of approximately $190 million. IS&GS disputes the MTA’s allegations and is defending against them. Additionally, following an investigation, Lockheed Martin’s sureties on a performance bond related to this matter, who were represented by independent counsel, concluded that the MTA’s termination of the contract was improper. Finally, Lockheed Martin’s declaratory judgment action was later amended to include claims for monetary damages against the MTA of approximately $95 million. This matter was taken under submission by the District Court in December 2014, after a five-week bench trial and the filing of post-trial pleadings by the parties. IS&GS expects a decision in 2016.

On November 10, 2015, MSA received a final decision of the Department of Energy contracting officer for MSA concluding that certain payments by MSA to IS&GS for the performance of IT services and management services under a subcontract to MSA constituted affiliate fees in violation of the Federal Acquisition Regulation (the “FAR”). At the same time, the contracting officer advised MSA that he would not approve certain provisional fee payments to MSA pending resolution of the matters set forth in his decision. Subsequent to the contracting officer’s final decision, MSA and Lockheed Martin received notice from the U.S. Attorney’s Office for the Eastern District of Washington that the U.S. Government had initiated a False Claims Act investigation into the facts surrounding this dispute, and each of MSA and Lockheed Martin have produced information in response to Civil Investigative Demands from the U.S. Attorney’s Office. Since this issue first was raised by the Department of Energy, MSA has asserted that the IT and management services being performed by IS&GS under a fixed price/fixed unit rate subcontract approved by the Department of Energy meet the definition of a “commercial item” under the FAR and any profits earned on that subcontract are permissible. MSA filed an appeal of the contracting officer’s decision with the Civilian Board of Contract Appeals and that appeal is pending. Subsequent to the filing of MSA’s appeal, the contracting officer demanded that MSA reimburse the Department of Energy in the amount of $64 million, which was his estimate of the profits earned during the period from 2010 to 2014 by IS&GS. MSA has requested that the Department of Energy defer that demand pending resolution of the appeal, but to date the demand has not been rescinded. MSA and the other members of MSA have advised Lockheed Martin that they believe that if MSA incurs liability in this matter, then Lockheed Martin is responsible to MSA for the loss.

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

Although IS&GS cannot predict the outcome of legal or other proceedings with certainty, GAAP requires IS&GS to record a liability if a loss is probable and the amount of the loss is reasonably estimable, and requires IS&GS to disclose an estimate of the reasonably possible loss or range of loss or make a statement that such an estimate cannot be made for contingencies where there is at least a reasonable possibility that a loss may have been incurred where the amount of that loss would be material to IS&GS. As of March 27, 2016, the aggregate amount of all liabilities in respect of legal and other proceedings (including the matters described above) recorded by IS&GS in its unaudited combined financial statements was approximately $63 million, and the range of reasonably possible additional losses was estimated by IS&GS to be from $0 to $200 million. IS&GS believes, after consultation with counsel and after taking into account its current litigation reserves that the currently pending legal and other proceedings should not have a material adverse effect on IS&GS’ financial condition or results of operations. In view of the inherent difficulty of predicting the outcome of legal proceedings, IS&GS cannot state with confidence what will be the eventual outcomes of the currently pending matters, the timing of their ultimate resolution or the eventual losses, fines, penalties or impact related to those matters. In light of the uncertainties involved in such proceedings, it is possible that accruals may need to be adjusted in the future and the outcome of a particular matter in a particular period could be material to IS&GS in that period.

Letters of Credit, Surety Bonds and Third-Party Guarantees

In connection with the business of IS&GS, Lockheed Martin has standby letters of credit, surety bonds and third-party guarantees with financial institutions and other third parties primarily relating to advances received from customers and the guarantee of future performance on certain contracts. Letters of credit and surety bonds generally are available for draw down in the event IS&GS does not perform. In some cases, Lockheed Martin may guarantee the contractual performance of third parties such as venture partners. Third-party guarantees do not include guarantees of subsidiaries and other consolidated entities. IS&GS had total outstanding letters of credit, surety bonds and third-party guarantees aggregating to $437 million and $436 million as of March 27, 2016 and December 31, 2015, respectively.

As of March 27, 2016 and December 31, 2015, third-party guarantees totaled $127 million, all of which related to the guarantee of contractual performance of a venture to which IS&GS is currently a party. This amount represents the estimate of the maximum amount IS&GS would expect to incur upon the contractual non-performance of the venture partners.

Note 9—Composition of Certain Financial Statement Captions

The following table presents financial information underlying the Combined Balance Sheets caption Other current liabilities (in millions).

	March 27, 2016	December 31, 2015
Customer contract accruals	$136	$124
Other current liabilities	115	130

Total other current liabilities	$251	$254

Note 10—Recent Accounting Pronouncements

In May 2014, the FASB issued a new standard that will change the way IS&GS recognizes revenue and significantly expand the disclosure requirements for revenue arrangements. On July 9, 2015, the FASB approved a one-year deferral of the effective date of the standard to 2018 for public companies, with an option that would permit companies to adopt the standard in 2017. Early adoption prior to 2017 is not permitted. The new standard may be adopted either retrospectively or on a modified retrospective basis whereby the new standard would be applied to new contracts and existing contracts with remaining performance obligations as of the effective date, with a cumulative catch-up adjustment recorded to beginning retained earnings at the effective date for existing contracts with remaining performance obligations. IS&GS is currently evaluating the methods of adoption allowed by the new standard and the effect the standard is expected to have on IS&GS’ combined financial statements and related disclosures. As the new standard will supersede substantially all existing revenue guidance affecting IS&GS under

The Information Systems & Global Solutions Business

Notes to Combined Financial Statements (unaudited)

GAAP, it could impact revenue and cost recognition on thousands of contracts across the IS&GS business, in addition to IS&GS’ business processes and IT systems. As a result, IS&GS’ evaluation of the effect of the new standard will extend over future periods.

In September 2015, the FASB issued a new standard that simplifies the accounting for adjustments made to preliminary amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. Instead, adjustments will be recognized in the period in which the adjustments are determined, including the effect on earnings of any amounts that would have been recorded in previous periods if the accounting had been completed at the acquisition date. IS&GS adopted the standard on January 1, 2016 and will prospectively apply the standard to business combination adjustments identified after the date of adoption.

In February 2016, the FASB issued a new standard that increases transparency and comparability among organizations by requiring the recognition of lease assets and lease liabilities on the balance sheet and the disclosure of key information about leasing arrangements. The standard is effective January 1, 2019 for public companies, with early adoption permitted. The standard will be applied using a modified retrospective approach to the beginning of the earliest period presented in the financial statements. IS&GS is currently evaluating when it will adopt the standard and the expected impact to the combined financial statements and related disclosures.

Note 11—Subsequent Events

IS&GS has evaluated subsequent events through May 26, 2016, the date the unaudited combined financial statements were available to be issued. No material subsequent events have occurred that should be recorded or disclosed in these unaudited combined financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors

Abacus Innovations Corporation

We have audited the accompanying balance sheet of Abacus Innovations Corporation (the Company), as of January 25, 2016. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall presentation of the balance sheet. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of the Abacus Innovations Corporation at January 25, 2016 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

McLean, Virginia

April 15, 2016

Abacus Innovations Corporation

Balance Sheet

(in whole dollars)

January 25, 2016
Assets
Cash	$100

Total assets	$100

Liabilities and equity
Common stock (authorized 1,000 shares of $.001 par value each, issued: 100 shares)	$—
Additional paid-in capital	100

Total liabilities and equity	$100

The accompanying notes are an integral part of this financial statement.

Notes to Financial Statement

Note 1—Business Overview

Abacus Innovations Corporation (“Abacus”) is a newly-formed Delaware corporation and wholly-owned subsidiary of Lockheed Martin Corporation (“Lockheed Martin”). Lockheed Martin caused Abacus to be formed on January 19, 2016, in order to facilitate separation of its Information Systems & Global Solutions business. Abacus issued 100 shares of common stock to Lockheed Martin for $100 on January 25, 2016. Abacus has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Abacus and was prepared in accordance with U.S. generally accepted accounting principles.

Note 2—Subsequent Events

Abacus has evaluated subsequent events through April 15, 2016, the date the financial statement was available to be issued. No material subsequent events have occurred that should be recorded or disclosed in this financial statement.

Review Report of Independent Registered Public Accounting Firm

Board of Directors

Abacus Innovations Corporation

We have reviewed the accompanying balance sheet of Abacus Innovations Corporation (the Company) as of March 27, 2016. This balance sheet is the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the balance sheet referred to above for it to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Abacus Innovations Corporation as of January 25, 2016 (not presented herein), and we expressed an unqualified audit opinion on that balance sheet in our report dated April 15, 2016.

/s/ Ernst & Young LLP

McLean, Virginia
May 26, 2016

Abacus Innovations Corporation

Balance Sheet

(unaudited, in whole dollars)

March 27, 2016
Assets
Cash	$100

Total assets	$100

Liabilities and equity
Common stock (authorized 1,000 shares of $.001 par value each, issued: 100 shares)	$—
Additional paid-in capital	100

Total liabilities and equity	$100

The accompanying notes are an integral part of this unaudited financial statement.

Notes to Financial Statement (unaudited)

Note 1—Business Overview

Abacus Innovations Corporation (“Abacus”) is a newly-formed Delaware corporation and wholly-owned subsidiary of Lockheed Martin Corporation (“Lockheed Martin”). Lockheed Martin caused Abacus to be formed on January 19, 2016, in order to facilitate separation of its Information Systems & Global Solutions business. Abacus issued 100 shares of common stock to Lockheed Martin for $100 on January 25, 2016. Abacus has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Abacus and was prepared in accordance with U.S. generally accepted accounting principles.

Abacus closes its books and records on the last Sunday of the calendar quarter, which was on March 27 for the first quarter of 2016, to align its financial closing with Lockheed Martin’s financial closing period. The unaudited balance sheet included herein is labeled based on that convention. This practice only affects interim periods as Abacus’ fiscal year ends on December 31.

Abacus had no operations from January 19, 2016 through March 27, 2016, thus no statement of earnings is included with this financial statement.

Note 2—Subsequent Events

Abacus has evaluated subsequent events through May 26, 2016, the date the unaudited financial statement was available to be issued. No material subsequent events have occurred that should be recorded or disclosed in this unaudited financial statement.

Annex A-1

AGREEMENT AND PLAN OF MERGER

Dated as of January 26, 2016

By and Among

LOCKHEED MARTIN CORPORATION,

ABACUS INNOVATIONS CORPORATION,

LEIDOS HOLDINGS, INC.

and

LION MERGER CO.

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (together with the Disclosure Letters and Exhibits hereto, this “Agreement”) is made as of the 26th day of January 2016, by and among Lockheed Martin Corporation, a Maryland corporation (“LMC”), Abacus Innovations Corporation, a Delaware corporation and wholly owned Subsidiary of LMC (“Spinco”), Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and direct, wholly owned Subsidiary of RMT Parent (“Merger Sub”). Each of LMC, Spinco, RMT Parent and Merger Sub is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, LMC, among other things, is engaged, directly and indirectly, in the Spinco Business and its other businesses;

WHEREAS, Spinco is a wholly owned direct subsidiary of LMC and, following the Internal Reorganization, will be engaged in the Spinco Business;

WHEREAS, contemporaneously with the execution of this Agreement, LMC and Spinco are entering into the Separation Agreement;

WHEREAS, on or prior to the Closing Date, and subject to the terms and conditions set forth in the Separation Agreement, LMC will consummate the Internal Reorganization, and following the Internal Reorganization and prior to the Merger Effective Time, LMC will transfer (the “Distribution”) all of the issued and outstanding shares of Spinco’s common stock, $0.001 par value per share (“Spinco Common Stock”), to holders of LMC’s common stock, $1.00 par value per share (“LMC Common Stock”);

WHEREAS, in the sole discretion of LMC and subject to the terms and conditions of the Separation Agreement, the Distribution shall be made (i) without consideration, by way of a pro rata dividend, or (ii) by way of an offer to exchange (the “Exchange Offer”) shares of Spinco Common Stock for currently outstanding shares of LMC Common Stock and, in the event that LMC’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, without consideration and pro rata to holders of LMC Common Stock, by way of a dividend of any unsubscribed shares of Spinco Common Stock;

WHEREAS, at the Merger Effective Time, the Parties will effect the merger of Merger Sub with and into Spinco (the “Merger”), with Spinco continuing as the surviving corporation, all upon the terms and conditions set forth herein;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the Spinco Transfer, the Parent Cash Distribution, the Distribution and the Merger will be treated as contemplated by the Tax Matters Agreement and, accordingly, that (a) the Spinco Transfer and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of LMC and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as such, qualifies as a distribution of Spinco Common Stock to LMC’s stockholders pursuant to Section 355 of the Code, (c) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, (d) the Parent Cash Distribution qualifies as money distributed to LMC creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code, and (d) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and that each of RMT Parent, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code;

WHEREAS, the Board of Directors of RMT Parent (the “RMT Parent Board”) (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the RMT Parent Share Issuance, and (b) has resolved to recommend the approval by the stockholders of RMT Parent of the RMT Parent Share Issuance;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (b) has resolved to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;

WHEREAS, the Board of Directors of Spinco (the “Spinco Board”) (a) has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Internal Reorganization, the Spinco Transfer, the Distribution and the Merger and (b) has resolved to recommend the adoption of this Agreement by the sole stockholder of Spinco; and

WHEREAS, the Board of Directors of LMC (the “LMC Board”) has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, including the Internal Reorganization, the Spinco Transfer, the Distribution and the Merger;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Definitions.

Capitalized terms used in this Agreement have the meanings specified in Exhibit A.

ARTICLE II

THE MERGER

Section 2.01 The Merger.

Upon the terms and subject to the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into Spinco. As a result of the Merger, at the Merger Effective Time, the separate corporate existence of Merger Sub shall cease and Spinco shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.02 Closing; Merger Effective Time.

As promptly as practicable, but in no event later than the later of (i) the third Business Day, after the satisfaction or written waiver (where permissible under Applicable Law) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date (including the Distribution), but subject to the satisfaction or written waiver (where permissible under Applicable Law) of those conditions at the Closing), and (ii) the earlier of (A) the date during the Marketing Period to be specified by RMT Parent on no fewer than two Business Days’ notice to LMC (it being understood that such date may be conditioned upon the simultaneous completion of the Financings), and (B) the first Business Day following the final day of the Marketing Period (unless another date, time or place is agreed to in writing by LMC and RMT Parent), the Parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger) being the “Merger Effective Time”). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Hogan Lovells US LLP, Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03 Effects of the Merger.

The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 2.04 Conversion of Shares.

(a) Conversion of Spinco Common Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each share of Spinco Common Stock (all shares of Spinco Common Stock being collectively, the “Spinco Shares”) issued and outstanding immediately prior to the Merger Effective Time shall be converted automatically into the right to receive one fully paid and non-assessable share of RMT Parent Common Stock (the “Merger Consideration”), and each holder of certificates or book-entry shares that immediately prior to the Merger Effective Time represented such Spinco Shares shall thereafter cease to have any rights with respect thereto, except (i) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor and (ii) as provided by Applicable Law.

(b) Capital Stock of Merger Sub. At the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of the Spinco Common Stock, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(c) Exchange Ratio True-Up. If the condition set forth in Section 8.03(b) would be unable to be satisfied solely because immediately after the Merger Effective Time, the percentage of outstanding shares of RMT Parent Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock would be less than 50.1% (the “Threshold Percentage”) of all the stock of RMT Parent (including (i) any instruments that are treated as stock for U.S. federal income Tax purposes and (ii) any stock that may be issued after the Merger Effective Time, pursuant to the exercise or settlement of an option or other contract acquired or entered into on or before the Merger Effective Time that may be regarded as having been acquired or entered into before the Merger Effective Time as part of a “plan” of which the Distribution is a part within the meaning of Section 355(e) of the Code, determined without regard to any adjustment pursuant to this Section 2.04(c)), including, for the avoidance of doubt, by reason of the failure of the representation set forth in Section 10(a)(ii) of the Tax Matters Agreement to be true in all relevant respects (an “RMT Parent Capitalization Breach”), then the number of shares of Spinco Common Stock issued pursuant to Section 2.04(d) and converted pursuant to Section 2.04(a) shall be increased such that the aggregate number of shares of RMT Parent Common Stock to be received by the former holders of Spinco Common Stock with respect to Qualified Spinco Common Stock equals the Threshold Percentage; provided, that no adjustment shall be required pursuant to this Section 2.04(c) to the extent that any required increase is the result of a change in Applicable Law between the date of this Agreement and the Merger Effective Time; and provided, further, that to the extent any increase required under this Section 2.04(c) is the result of (x) actions taken by an LMC Entity pursuant to the plan (or series of related transactions) that includes the Distribution (within the meaning of Section 355(e) of the Code), or (y) the failure of the LMC Entities to take commercially reasonable action to prevent such an increase that otherwise would have been preventable, it being understood and agreed that neither (A) the mere decision to effect the Distribution by way of an Exchange Offer or One-Step Spin-Off nor (B) an RMT Parent Capitalization Breach shall be deemed to be an action or failure to take an action by the LMC Entities for purposes of clauses (x) and (y), then the amount of the Spinco Special Cash Payment shall be reduced by an amount equal to the product of $55.2243 multiplied by the number of additional shares of RMT Parent Common Stock to be issued pursuant to this Section 2.04(c).

(d) Issuance of Shares of Spinco Common Stock. As contemplated by Section 3.03 of the Separation Agreement, and subject to the adjustment provided in Section 2.04(c) and Section 3.01(f), on or before the Distribution Date, Spinco shall issue and deliver to LMC a number of shares of Spinco Common Stock equal to the difference of (i) the product of (A) the Exchange Ratio, multiplied by (B) 75,434,980, minus (ii) the number of shares of Spinco Common Stock held by LMC immediately prior to such issuance pursuant to Section 3.03 of the Separation Agreement and this Section 2.04(d).

Section 2.05 Charter and Bylaws of Surviving Corporation.

(a) The charter of Spinco immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of Spinco Common Stock, shall be the charter of the Surviving Corporation until thereafter amended in accordance with such charter and Applicable Law.

(b) The bylaws of Spinco immediately prior to the Merger Effective Time, by virtue of the Merger and without any action on the part of RMT Parent, Merger Sub, Spinco or the holders of Spinco Common Stock, shall be the bylaws of the Surviving Corporation until thereafter duly amended in accordance with the charter of the Surviving Corporation, such bylaws and Applicable Law.

Section 2.06 Directors and Officers.

The directors of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Spinco immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director’s or officer’s earlier death, resignation or removal.

Section 2.07 Board of Directors/Management of RMT Parent.

(a) The RMT Parent Board shall take all such action as may be necessary (a) to cause the number of directors comprising the RMT Parent Board as of the Merger Effective Time to be no more than 13 directors, and (b) to cause three individuals designated by LMC and reasonably acceptable to the RMT Parent Board to be appointed to the RMT Parent Board as of the Merger Effective Time to serve until the next annual meeting of the stockholders of RMT Parent; provided, that if any of such LMC designees is unable or unwilling to serve, then LMC shall select a reasonable replacement for such LMC designee. In connection with the next annual meeting of the stockholders of RMT Parent following the Merger Effective Time, the RMT Parent Board shall take all such action as may be necessary to include each of the LMC designees as nominees for the RMT Parent Board recommended by the RMT Parent Board for election by RMT Parent’s stockholders, subject in all events to the fiduciary duties of the RMT Parent Board of Directors, the requirements of the New York Stock Exchange and all other Applicable Laws. The RMT Parent Board shall take all such action as may be necessary to ensure that at least one of such LMC designees is appointed to serve on each committee of the RMT Parent Board, subject in all events to the requirements of the SEC, the New York Stock Exchange and all other Applicable Laws.

(b) During the period from the date of this Agreement to the Merger Effective Time, RMT Parent shall consult from time to time with and consider the views of LMC regarding the roles and responsibilities of members of the management of the Spinco Business in the management of RMT Parent and Spinco following the Closing; provided, however, that the ultimate decision as to the roles and responsibilities of members of the management of the Spinco Business following Closing shall be the responsibility of RMT Parent.

Section 2.08 The Distribution.

Immediately prior to the Merger, LMC and Spinco shall make the Distribution pursuant to and in accordance with the provisions of this Agreement and the Separation Agreement. Notwithstanding anything in Section 4.02 of the Separation Agreement to the contrary, in the event LMC elects to effect the Distribution as the Exchange Offer, LMC shall extend the expiration date of such Exchange Offer for one or more consecutive increments of not more than 20 Business Days each (the length of such period to be determined by LMC in consultation with RMT Parent), if, as of any otherwise scheduled expiration of the Exchange Offer, any condition to the Exchange Offer or any condition to the consummation of the Merger, other than those conditions that are to be satisfied on the date of the expiration of the Exchange Offer or the Closing Date, has not been satisfied or waived (to the extent permitted under Applicable Law), it being understood that, without the consent of RMT Parent, no such extension shall extend the expiration date of such Exchange Offer to a time later than, the earlier of (a) the later of (i) the date that is 15 Business Days after the satisfaction or waiver of all conditions to the closing of the Merger, other than those conditions that are to be satisfied on the date of the Closing Date and (ii) the date that is 35 Business Days after the commencement of the Exchange Offer and (b) a number of Business Days prior to the Termination Date sufficient to permit the consummation of any Clean-Up Spin-Off prior to the Termination Date.

Section 2.09 The RMT Parent Special Dividend.

Prior to the Merger (regardless of whether the actual payment date for any RMT Parent Special Dividend is before, on or after the Merger Effective Time), RMT Parent, subject to Applicable Law, shall declare a special dividend to the holders of its common shares as of a record date prior to the Closing Date (provided that, in the event the Distribution is in the form of an Exchange Offer, (i) RMT Parent will advise LMC at least seven days prior to the anticipated commencement of the Exchange Offer of the anticipated record date and ex-dividend date on the NYSE for the RMT Parent Common Stock in respect of the special dividend and (ii) the ex-dividend date in the regular way market on the NYSE for the RMT Parent Common Stock in respect of the special dividend shall not be during the averaging period used to determine the final exchange ratio in the Exchange Offer), in an amount equal to $1,029,210,261 in the aggregate (the “RMT Parent Special Dividend”).

ARTICLE III

DELIVERY OF MERGER CONSIDERATION;

CONVERSION OF EQUITY AWARDS

Section 3.01 Exchange Fund.

(a) Exchange Agent. Prior to the Merger Effective Time, RMT Parent shall appoint Computershare Trust Company, NA (or another nationally recognized commercial bank or trust company mutually agreed to by LMC and RMT Parent) to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration in accordance with Article II and this Article III. RMT Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Spinco Shares, for exchange in accordance with Section 2.04 and this Article III promptly after the Merger Effective Time, book-entry shares representing the Merger Consideration issuable to holders of Spinco Shares as of the Merger Effective Time pursuant to Section 2.04(a) (such book-entry shares of RMT Parent Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c) and other amounts payable in accordance with Section 3.01(e), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions from RMT Parent delivered to the Exchange Agent as of the Closing, deliver the Merger Consideration out of the Exchange Fund as contemplated by this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by RMT Parent. Any interest or other income from such investments of the Exchange Fund shall be paid to and become income of RMT Parent. Except as contemplated by Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures.

(i) As promptly as practicable after the Merger Effective Time, RMT Parent shall cause the Exchange Agent to distribute the shares of RMT Parent Common Stock into which the shares of Spinco Common Stock that were distributed in the Distribution have been converted pursuant to the Merger to the Persons who received Spinco Common Stock in the Distribution. Each Person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock distributed to such Person a book-entry authorization representing the number of whole shares of RMT Parent Common Stock that such holder has the right to receive pursuant to this Section 3.01(b) (and cash in lieu of fractional shares of RMT Parent Common Stock, as contemplated by Section 3.01(e), together with any dividends or distributions and other amounts pursuant to Section 3.01(c)). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Parent Common Stock held by it from time to time hereunder, except as contemplated by Section 3.01(c).

(ii) Until exchanged as contemplated by this Section 3.01, each Spinco Share shall be deemed at all times after the Merger Effective Time to represent only the right to receive upon surrender of such Spinco Share, without interest, the Merger Consideration, cash in lieu of any fractional shares of RMT Parent Common Stock that the holder of such Spinco Share may be entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c) Distributions with Respect to Undistributed Shares of RMT Parent Common Stock. No dividends or other distributions declared after the Merger Effective Time with respect to RMT Parent Common Stock shall be paid with respect to any shares of RMT Parent Common Stock that are not able to be distributed by the Exchange Agent promptly after the Merger Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat or other Applicable Laws, following the distribution of any such previously undistributed shares of RMT Parent Common Stock, there shall be paid to the record holder of such shares of RMT Parent Common Stock, without interest, (i) at the time of the distribution, the amount of cash payable in lieu of a fractional share of RMT Parent Common Stock to which such holder may be entitled pursuant to Section 3.01(e) and the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such whole shares of RMT Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to the distribution of such whole shares of RMT Parent Common Stock and a payment date subsequent to the distribution of such whole shares of RMT Parent Common Stock.

(d) No Further Rights in Spinco Common Stock. All shares of RMT Parent Common Stock issued upon the exchange of Spinco Common Stock in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Spinco Common Stock.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of RMT Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Spinco Common Stock, and such fractional share interests will not entitle the owner thereof to vote, or to any other rights of a stockholder of RMT Parent. All fractional shares of RMT Parent Common Stock that a holder of shares of Spinco Common Stock otherwise would be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock who otherwise would be entitled to receive such fractional shares of RMT Parent Common Stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five Business Days after the Merger Effective Time. The Exchange Agent shall pay the net proceeds thereof, subject to the deduction of the amount of any withholding Taxes as contemplated in Section 3.01(i) and brokerage charges, commissions and Transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that otherwise would be entitled to receive such fractional shares of RMT Parent Common Stock in the Merger. The payment of cash in lieu of fractional shares of RMT Parent Common Stock to holders of Spinco Common Stock is solely for the purpose of avoiding the expense and inconvenience to RMT Parent of issuing fractional shares and does not represent separately bargained for consideration.

(f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, subdivision, stock dividend (including any dividend or distribution of securities convertible into RMT Parent Common Stock or Spinco Common Stock), extraordinary cash dividends (other than the RMT Parent Special Dividend), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to RMT Parent Common Stock or Spinco Common Stock (other than, in the case of Spinco Common Stock, to the extent contemplated in the Separation Agreement) with a record date occurring on or after the date of this Agreement and prior to the Merger Effective Time, other than the issuance of stock by Spinco in connection with the Separation, the Spinco Special Cash Payment, or the other Contemplated Transactions; provided that nothing in this Section 3.01(f) shall be construed to permit Spinco, RMT Parent or Merger Sub to take any action with respect to its securities that otherwise is prohibited by the terms of this Agreement.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the former holders of Spinco Shares on the one-year anniversary of the Merger Effective Time shall, subject to any abandoned property, escheat or similar law, be delivered to RMT Parent, upon demand, and any former holders of Spinco Shares who have not theretofore received shares of RMT Parent Common Stock in accordance with this Article III shall thereafter look only to RMT Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of RMT Parent Common Stock to which they may be entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the RMT Parent Common Stock to which they may be entitled pursuant to Section 3.01(c) (subject to any abandoned property, escheat or similar law).

(h) No Liability. None of RMT Parent, LMC, Spinco, Merger Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person for any portion of the Exchange Fund (or dividends or distributions with respect to RMT Parent Common Stock) or any cash delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

(i) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, and RMT Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under Applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Persons otherwise entitled thereto in respect of which such deduction and withholding was made.

Section 3.02 Stock Transfer Books.

From and after the Merger Effective Time, the stock transfer books of Spinco shall be closed and there shall be no further registration of transfers of Spinco Shares thereafter on the books or records of Spinco.

Section 3.03 No Appraisal Rights.

In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Spinco Shares in connection with the Merger.

Section 3.04 Treatment of LMC Equity Awards.

(a) Stock Options. Each LMC Stock Option held by a Spinco Business Employee or Former Spinco Business Employee and outstanding as of the Merger Effective Time, without any action on the part of any Party or the Spinco Business Employee or Former Spinco Business Employee, shall remain outstanding as an option to acquire shares of LMC Common Stock and shall be governed by the terms and conditions of the applicable LMC IPAP and the relevant award agreement in respect thereof.

(b) Restricted Stock Units. Each LMC Restricted Stock Unit in respect of an award made by LMC prior to January 1, 2016 that is held by a Spinco Business Employee and outstanding as of the Merger Effective Time, without any action on the part of any Party or the Spinco Business Employee, shall fully vest, and shall be converted into shares of LMC Common Stock, in accordance with the terms and conditions of the LMC 2011 IPAP and the relevant award agreement in respect thereof. Each LMC Restricted Stock Unit in respect of an award made by LMC on or after January 1, 2016, without any action on the part of any Party or the Spinco Business Employee, shall be converted into RMT Parent RSUs on the same terms and conditions that governed such LMC Restricted Stock Unit immediately prior to the Merger Effective Time (including in respect of the preservation of Deferred Dividend Equivalents (as defined in the LMC 2011 IPAP)), as set forth in the LMC 2011 IPAP and the relevant award agreement in respect thereof, except that the number of RMT Parent RSUs into which each LMC Restricted Stock Unit shall be converted will equal the RSU Conversion Ratio.

(c) Performance Share Units. Each LMC Performance Share Unit held by a Spinco Business Employee and outstanding as of the Merger Effective Time, without any action on the part of any Party or the Spinco Business Employee, shall remain outstanding as an LMC Performance Share Unit, shall be eligible to partially vest at the end of the applicable vesting period in accordance with the terms and conditions of the LMC 2011 IPAP and the relevant award agreement in respect thereof, and shall be entitled to receive shares of LMC Common Stock at the end of the applicable vesting period based on the terms and conditions of the LMC IPAP and the relevant award agreement in respect thereof.

(d) Miscellaneous. The Parties shall take all actions reasonably necessary to give effect to the provisions of this Section 3.04. In furtherance and without limiting the generality of the foregoing, RMT Parent shall prepare and file with the SEC a registration statement or statements registering a number of shares of RMT Parent Common Stock necessary to fulfill RMT Parent’s obligations under this Section 3.04.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LMC AND SPINCO

Except as otherwise disclosed or identified in (i) the LMC SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such LMC SEC Documents to the extent they are predictive or forward looking in nature or (ii) the LMC Disclosure Letter, LMC and Spinco, jointly and severally, hereby represent and warrant to RMT Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power.

Each of LMC and Spinco is a corporation duly incorporated, validly existing and in good standing under the corporation laws of its respective jurisdiction of incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. As of the Closing Date, each Transferred Subsidiary (other than Spinco) will be duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and will have all corporate power and authority to own its properties and carry on its business as conducted.

Section 4.02 Corporate Authorization.

(a) Each of LMC and Spinco has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. Each LMC Entity and each Transferred Subsidiary has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery by LMC and Spinco of this Agreement, the performance by LMC and Spinco of their respective obligations hereunder and the consummation by LMC and Spinco of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of LMC and Spinco, except for (x) such further action of the LMC Board required, if applicable, to determine the nature of the Distribution, to establish the Record Date and the Distribution Date, (y) the effectiveness of the declaration of the Distribution by the LMC Board (which is subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of the conditions set forth in the Separation Agreement), and (z) the Spinco Stockholder Consent.

(b) The execution and delivery by each Retained LMC Entity and each Transferred Subsidiary of each Transaction Document to which it is or will be a party, the performance by each Retained LMC Entity and each Transferred Subsidiary of their respective obligations thereunder and the consummation by each Retained LMC Entity and each Transferred Subsidiary of the Contemplated Transactions either have been or will be duly authorized by all requisite corporate or similar action on the part of each Retained LMC Entity and each Transferred Subsidiary.

(c) This Agreement has been duly executed and delivered by LMC and Spinco, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of LMC and Spinco, enforceable against LMC and Spinco in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document will be duly executed and delivered by each Retained LMC Entity and each Transferred Subsidiary party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each Retained LMC Entity and each Transferred Subsidiary party thereto or contemplated to be party thereto, enforceable against each such Retained LMC Entity or Transferred Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.03 Capital Structure of Spinco.

(a) As of the date hereof, the authorized capital stock of Spinco consists of 1,000 Spinco Shares and 100 Spinco Shares are issued and outstanding. Immediately following the Distribution, the number of Spinco Shares shall equal the number of shares contemplated by Section 2.04(d) of this Agreement and Section 3.03 of the Separation Agreement, and the number of authorized Spinco Shares shall exceed that number.

(b) Except in connection with the Merger and as provided for in the Separation Agreement, (i) there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of Spinco or (B) obligating Spinco to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of Spinco to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, Spinco or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. All outstanding shares of Spinco Common Stock are, and all such shares of Spinco Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement and the Separation Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any Contracts or any provision of the charter or bylaws of Spinco.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of Spinco having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of Spinco may vote.

(d) Spinco is a direct, wholly owned Subsidiary of LMC. The copies of the charter and bylaws of Spinco that previously were furnished or made available to RMT Parent are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.04 Transferred Subsidiaries and LMC JV Interests.

(a) As of the Merger Effective Time, (i) Spinco or another Transferred Subsidiary will own, directly or indirectly, equity interests in the Transferred Subsidiaries (other than Spinco), in substantially the manner set forth in Section 4.04 of the LMC Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in the Transferred Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable, and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the Transferred Subsidiaries or (B) obligating any Transferred Subsidiary to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(b) At the Merger Effective Time, to the knowledge of LMC and the Spinco Business, subject to the terms and conditions of such respective limited liability company agreements made available to RMT Parent prior to the date of this Agreement, (i) the LMC JV Interests will have been duly authorized, validly issued, fully paid and non-assessable, and (ii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments relating to the LMC JV Interests. As of the date of this Agreement, to the knowledge of LMC, subject to the terms and conditions of such respective limited liability company agreements made available to RMT Parent prior to the date of this Agreement, there are no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments obligating any JV Entity to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(c) Except for its interests in the Transferred Subsidiaries (other than Spinco) and the JV Entities, as of the Merger Effective Time, Spinco will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(d) Prior to the Merger Effective Time, true, complete and correct copies of the articles or certificate of incorporation and bylaws (or similar organizational documents) of the Transferred Subsidiaries (other than Spinco) and the JV Entities will be furnished or made available to RMT Parent.

Section 4.05 No Conflict; Board and Stockholder Approval.

(a) Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 4.05 of the LMC Disclosure Letter have been obtained, all filings and notifications listed in Section 4.06 or in

Section 4.06 of the LMC Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to RMT Parent or its Affiliates, the execution, delivery and performance by LMC and Spinco of this Agreement does not, and the execution, delivery and performance by each Retained LMC Entity and each Transferred Subsidiary of the Transaction Documents to which it is contemplated to be a party will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of LMC, any Retained LMC Entity or any Transferred Subsidiary, (ii) (A) contravene, conflict with or violate any Applicable Law or Governmental Order applicable to LMC, any Retained LMC Entity or any Transferred Subsidiary, (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Spinco Material Contract or any other contract to which LMC, any Retained LMC Entity or any Transferred Subsidiary is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any of the Transferred Assets (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of the Transferred Subsidiaries or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Transferred Assets or the Transferred Subsidiaries, except in any such case as would not reasonably be expected to (I) materially and adversely affect the ability of LMC or Spinco to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have a Spinco Material Adverse Effect.

(b) The LMC Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, and has recommended the approval by the sole stockholder of Spinco of the Merger. The Spinco Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, and has recommended the approval by LMC, as the sole stockholder of Spinco, of the Merger. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or similar anti-takeover law applicable to LMC or Spinco under Applicable Law applies to the Agreement, the Merger or any other Contemplated Transactions.

(c) The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Spinco is the only vote of the holders of any class or series of Spinco’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. LMC is the sole stockholder of record of Spinco. LMC shall, in its capacity as sole stockholder of Spinco, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement (the “Spinco Stockholder Consent”).

Section 4.06 Governmental Consents and Approvals.

Except as set forth in Section 4.06 of the LMC Disclosure Letter, the execution, delivery and performance by LMC and Spinco of this Agreement and the execution, delivery and performance by each LMC Entity and each Transferred Subsidiary of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02, (c) the filing with the SEC of the Registration Statements and, if applicable, Schedule TO, and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) compliance with any applicable requirements and filings with DSS under the NISPOM, (e) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by LMC or Spinco of the Contemplated Transactions or would not reasonably be expected to have a Spinco Material Adverse Effect, (f) consents, approvals, authorizations or other similar orders or declarations of, actions by, filings with, or notifications to, any Governmental Authority relating to the Internal Reorganization, including those that have been identified on Section 4.06 of the LMC Disclosure Letter, (g) filings with the United States Department of State’s Directorate of Defense Trade Controls in accordance with Section 122.4 of the ITAR, including a filing pursuant to ITAR Section 122.4(a) to be submitted five days after Closing, or (h) as a result of any facts or circumstances relating to RMT Parent or any of its Affiliates.

Section 4.07 Financial Information; Financings.

(a) Section 4.07(a)(1) of the LMC Disclosure Letter sets forth the unaudited combined statements of operations for the years ended December 31, 2014 and 2015 and unaudited combined balance sheets as of December 31, 2014 and 2015 of the Spinco Business (collectively, the “Spinco Financial Statements”). The Spinco Financial Statements have been prepared in accordance with GAAP, except as described on Section 4.07(a)(2) of the LMC Disclosure Letter, applied on a consistent basis, for segment reporting information in the consolidated financial statements of LMC and do not include all statements, information (including allocations of overhead expenses pushdown of certain corporate assets and liabilities such as Taxes) and notes required by GAAP for complete financial statements. The Spinco Financial Statements have been prepared using the accounting policies and practices, applied on a consistent basis, disclosed in the audited annual consolidated financial statements included in the Annual Report on Form 10-K of LMC for the year ended December 31, 2014. The Spinco Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations of the Spinco Business as a segment of LMC, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(b) When delivered pursuant to Section 7.16, the Spinco Audited Financial Statements shall present fairly, in all material respects, the combined financial position and the combined results of operations of the Spinco Business as of the dates thereof or for the periods covered thereby, and will have been prepared in accordance with GAAP consistently applied based on the historic practices and accounting policies of LMC to the extent compliant with GAAP (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Spinco Audited Financial Statements will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements). The Spinco Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the Registration Statement, the Proxy Statement or, if applicable, the Schedule TO.

(c) Except (i) as set forth in the Spinco Financial Statements or the notes thereto, (ii) as specifically contemplated by this Agreement or the other Transaction Documents, or (iii) as set forth in Section 4.07(c) of LMC Disclosure Letter, since December 31, 2015, the LMC Entities and the Transferred Subsidiaries have not incurred any Liabilities that will be liabilities of Spinco or the Transferred Subsidiaries as an Assumed Liability pursuant to the Separation Agreement and that are of a nature that would be required to be disclosed on a combined balance sheet of the Spinco Business or in the notes thereto prepared in conformity with GAAP, other than Liabilities incurred in the ordinary course of business or Liabilities that would not reasonably be expected to have a Spinco Material Adverse Effect.

(d) LMC maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. LMC and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of LMC in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of LMC, since December 31, 2015, neither LMC nor any of its Subsidiaries nor the JV Entities has identified or been made aware of any material illegal act or fraud related to the business of the Spinco Business.

(e) LMC has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable LMC SEC Documents. LMC maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning LMC and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of LMC’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(f) LMC has delivered to RMT Parent a true, complete and fully executed copy of a commitment letter, including (i) all exhibits, schedules, attachments and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letters (together, the “Spinco Commitment Letter”) from Citigroup Global Markets Inc. (“CGMI”), The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”), Bank of America, N.A. (“BoA”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities, LLC (“JPMS”) and Goldman Sachs Bank USA (“GS”) (CGMI, BTMU, BoA, MLPFS, JPMCB, JPMS and GS, together with all additional lenders and financing sources added to the Spinco Commitment Letter or any Alternative Spinco Commitment Letter, the “Spinco Lenders”), pursuant to which, among other things, the Spinco Lenders have committed to Spinco to provide, or cause to be provided, to Spinco debt financing in the aggregate amount set forth therein (the bank and/or bond financings, in each case contemplated by the Spinco Commitment Letter, being referred to as the “Spinco Financing”). As of the date of this Agreement, (x) the Spinco Commitment Letter has not been amended, waived or modified and (y) the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, modified or rescinded in any respect. Except for the Spinco Commitment Letter (together with all ancillary documents referenced therein), there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the Spinco Financing.

(g) The Spinco Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Spinco and, to the knowledge of LMC and Spinco, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement (assuming the accuracy of the representations and warranties and undertakings of RMT Parent and Merger Sub under this Agreement for such purpose), no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Spinco under any term or condition of the Spinco Commitment Letter. Other than as set forth in the Spinco Commitment Letter, there are no conditions precedent to the funding of the full amount of the Spinco Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Section 8.01 and Section 8.02, Spinco has no reason to believe that any of the conditions to the Spinco Financing that are required to be satisfied by it or any other party to the Spinco Commitment Letter as a condition to the obligations under the Spinco Commitment Letter will not be satisfied on a timely basis or that the Spinco Financing contemplated by the Spinco Commitment Letter will not be available to Spinco immediately prior to, or on, the Distribution Date.

Section 4.08 Absence of Certain Changes.

Since December 31, 2015, there has not occurred any Spinco Material Adverse Effect.

Section 4.09 Litigation.

Except as set forth in Section 4.09 of the LMC Disclosure Letter, there is no Proceeding by or against LMC or its Subsidiaries or any JV Entity and specifically relating to the Spinco Business pending or, to the knowledge of LMC, threatened in writing that would reasonably be expected to have a Spinco Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by LMC or Spinco of the Contemplated Transactions.

Section 4.10 Registration Statements; Proxy Statement; Schedule TO.

The information supplied by LMC specifically for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, at (a) the time each Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RMT Parent, (c) the time of the RMT Parent Stockholders’ Meeting, (d) the time the Schedule TO is filed with the SEC or (e) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that LMC and Spinco are responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by LMC in respect of any information provided by RMT Parent or Merger Sub specifically for inclusion or incorporation by reference into the Registration Statements, the Proxy Statement or, if applicable, the Schedule TO.

Section 4.11 Compliance with Laws.

Since January 1, 2013, LMC and its Subsidiaries have conducted the Spinco Business in all material respects in compliance with all Applicable Laws and Governmental Orders applicable to the Spinco Business, and the Spinco Business is not in material violation of any such Applicable Law or Governmental Order. In connection with the Spinco Business, LMC and the Transferred Subsidiaries have obtained and are, in all material respects, in compliance with all material Permits that are necessary to conduct the Spinco Business or to own, lease or operate the Transferred Assets. This Section 4.11 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 4.14, Section 4.15, Section 4.16, Section 4.18, Section 4.21 or Section 4.22.

Section 4.12 Intellectual Property.

(a) Except as set forth in Section 4.12 of the LMC Disclosure Letter:

(i) With respect to all material patents and patent applications and registrations and applications for trademarks and copyrights included in the Transferred Intellectual Property, the LMC Entities are the owners of each such item of Intellectual Property, and all such Intellectual Property is subsisting, and to the knowledge of LMC, except with respect to applications, is valid and enforceable;

(ii) To the knowledge of LMC, the conduct of, and the use of the Transferred Intellectual Property and the Licensed Intellectual Property in connection with, the Spinco Business as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect; provided that LMC makes no representation or warranty hereunder with respect to any Intellectual Property owned and provided by a third party (other than LMC or any of its Affiliates) that is embedded or included in any such Transferred Intellectual Property or Licensed Intellectual Property;

(iii) To the knowledge of LMC, LMC and the other LMC Entities have taken reasonable measures to protect the confidentiality of all Transferred Intellectual Property and Licensed Intellectual Property that is considered confidential or proprietary as of the date of this Agreement (except for such Transferred Intellectual Property or Licensed Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Transferred Intellectual Property or Licensed Intellectual Property;

(iv) There is no (A) Proceeding initiated by any other Person pending or, to the knowledge of LMC, threatened in writing against LMC or any other LMC Entity (1) concerning the matters described in Section 4.12(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Transferred Intellectual Property or material Licensed Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to LMC or any LMC Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against LMC or any LMC Entity or settlement agreement that an LMC Entity is a party to or, to the knowledge of LMC, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Transferred Intellectual Property or material Licensed Intellectual Property; and

(v) As of the date of this Agreement, and subject to the rights of third parties in Intellectual Property embedded or included in any Transferred Intellectual Property and third parties having license rights in Transferred Intellectual Property, one of the LMC Entities is the sole and exclusive owner of all right, title and interest in and to all of the Transferred Intellectual Property, and no current or former Affiliate (other than the Spinco Companies), partner, director, stockholder, officer, or employee of LMC or any of its Affiliates (other than the Spinco Companies) will, after giving effect to the Contemplated Transactions, own or retain any proprietary rights in any of the material Transferred Intellectual Property.

(b) Since January 1, 2013, to the knowledge of LMC, (i) there have been no security breaches in the information technology systems of, used by or affecting the Spinco Business, and (ii) there have been no disruptions in any information technology systems that adversely affected the Spinco Business, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(c) The LMC Entities, in connection with the conduct of the Spinco Business, have, at all times since January 1, 2013, complied, in all material respects, with its own posted or otherwise binding privacy policies, relating to privacy, data protection, or the collection, retention, protection and use of personal information (“PII”) collected, used, or held for use by or on behalf of the Spinco Business. No Proceedings have been asserted or, to the knowledge of LMC, threatened in writing against any LMC Entity, alleging a material violation of any Person’s privacy, personal information or data rights in relation to the conduct of the Spinco Business that would reasonably be expected to have a Spinco Material Adverse Effect. In connection with the operation of the Spinco Business, the LMC Entities take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure or other misuse.

(d) There is no IP License for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a Spinco Material Adverse Effect. Each IP License is valid and binding on the applicable LMC Entity and, to the knowledge of LMC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No LMC Entity is in material breach of, or material default under, any IP License to which it is a party.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.05, Section 4.08, Section 4.09, Section 4.19(a) and this Section 4.12 are the only representations and warranties being made by LMC in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation or other violation of, a third party’s Intellectual Property rights.

Section 4.13 Real Property.

(a) Section 4.13(a) of the LMC Disclosure Letter sets forth, with respect to each parcel of material Spinco Leased Real Property as of the date of this Agreement, the Contracts that provide an LMC Entity with such rights in or to Spinco Leased Real Property as of the date of this Agreement (collectively with the Contracts that provide each LMC Entity with such rights in or to such Spinco Leased Real Property as of the Closing Date, the “Spinco Leases”), the address (or other identifying description) of such parcel and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel. Except to the extent disclosure is limited by the terms of any Spinco Lease, true, correct and complete copies of all material Spinco Leases existing as of the date of this Agreement have been provided to RMT Parent. The applicable LMC Entity (i) has a valid and binding leasehold interest in each parcel of Spinco Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of Spinco Leased Real Property that will exist as of the Closing Date, in each case, free and clear of all Liens other than Permitted Liens.

(b) No LMC Entity, nor to the knowledge of LMC, any counterparty to any Spinco Lease is in default in any material respects with respect to any obligation under the Spinco Leased Real Property. Except as otherwise indicated on Schedule 4.13(a) of the LMC Disclosure Letter, no LMC Entity has subleased or granted to a third party any right to use or occupy all or any portion of the Spinco Leased Real Property.

(c) Section 4.13(c) of the LMC Disclosure Letter sets forth the address and parcel number of each parcel of Spinco Owned Real Property. An LMC Entity has good and marketable fee simple title in and to each parcel of Spinco Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Spinco Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no LMC Entity has leased or granted any right to use or occupy all or any portion of a Spinco Owned Real Property to a third party. There is no condemnation or other proceeding in eminent domain pending or, to the knowledge of LMC, threatened, affecting the Spinco Owned Real Property or any portion thereof or interest therein.

Section 4.14 Employee Benefit Matters.

(a) U.S. LMC Plans and Material Documents. Section 4.14(a) of the LMC Disclosure Letter lists, as of the date of this Agreement, all material U.S. LMC Plans. U.S. LMC Plans shall mean: “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance, retention or other contracts or agreements, (i) to which an LMC Entity is a party, with respect to which an LMC Entity has any obligation or which are maintained, contributed to or sponsored by an LMC Entity, in each case, for the benefit of any U.S. Spinco Business Employee or to which any U.S. Spinco Business Employee is a party or (ii) to which a Spinco Company is a party, with respect to which a Spinco Company has any obligation or which are maintained, contributed to or sponsored by a Spinco Company, in each case, for the benefit of any U.S. Spinco Business Employee or to which any U.S. Spinco Business Employee is a party. Section 4.14(a) of the LMC Disclosure Letter indicates by an asterisk those U.S. LMC Plans that are maintained, contributed to or sponsored solely by a Spinco Company (each, a “U.S. Spinco Plan”). With respect to each U.S. LMC Plan, LMC has made available to RMT Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor, and (iii) the most recent determination or opinion letter received from the IRS (if any).

(b) Non-U.S. LMC Plans and Material Documents. Section 4.14(b) of the LMC Disclosure Letter lists, as of the date of this Agreement, all material Non-U.S. LMC Plans. Non-U.S. Spinco Plans shall mean employee benefit plans, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, (i) to which an LMC Entity is a party, with respect to which an LMC Entity has any obligation or which are maintained, contributed to or sponsored by an LMC Entity, in each case, for the benefit of any Non-U.S. Spinco Business Employee or to which any Non-U.S. Spinco Business Employee is a party (other than statutory plans) or (ii) to which a Spinco Company is a party, with respect to which a Spinco Company has any obligation or which are maintained, contributed to or sponsored by a Spinco Company, in each case, for the benefit of any Non-U.S. Spinco Business Employee or to which any Non-U.S. Spinco Business Employee is a party (other than statutory plans) (“LMC Plans shall mean U.S. LMC Plans and Non-U.S. LMC Plans). Section 4.14(b) of the LMC Disclosure Letter indicates by an asterisk those Non-U.S. LMC Plans that are maintained, contributed to or sponsored solely by a Spinco Company (each, a “Non-U.S. Spinco Plan”). With respect to each Non-U.S. LMC Plan, LMC has made available to RMT Parent (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto and (ii) copies of the most recent summary plan description and any summaries of material modifications thereto.

(c) Except as set forth in Section 4.14(c) of the LMC Disclosure Letter, each LMC Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of LMC and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. All employer and employee contributions required to have been made by LMC to each U.S. LMC Plan have, in all material respects, been timely made. There is no material Proceeding pending, or to the knowledge of LMC threatened, with respect to any U.S. Spinco Plan, other than ordinary course claims for benefits. Each U.S. Spinco Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of LMC, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. Spinco Plan under Section 401(a) of the Code. To the knowledge of LMC, no UK Spinco Business Employee has any claim or right in respect of any benefits payable on early retirement or redundancy under any occupational pension scheme which claim or right has transferred to LMC or will transfer to Spinco on or after the Distribution Date pursuant to the Transfer Regulations.

(d) No Liability under Title IV or Section 302 of ERISA has been incurred by LMC or any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with LMC, in each case, as defined in Sections 414(b), (c), (m) or (o) of the Code (each, an

“ERISA Affiliate”) that has not been satisfied in full, and, to the knowledge of LMC, no condition exists that presents a material risk to LMC or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No U.S. LMC Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code (a “Title IV Plan”) or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither LMC nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(e) Each Non-U.S. LMC Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Each Non-U.S. LMC Plan required to be registered or approved by a non-U.S. governmental entity has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of LMC, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-U.S. LMC Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to LMC. Each Non-U.S. LMC Plan is funded or insured in material compliance with Applicable Law. LMC’s Israeli Affiliated Transferor’s Liability towards the Israeli Employees regarding severance pay, accrued vacation and contributions to all Funds are fully funded or, if not required by any source to be fully funded, are accrued on LMC’s Israeli Affiliated Transferor’s financial statements as of the date of such financial statements. LMC’s Israeli Affiliated Transferor specifically declares that the employment agreements of all Israeli Employees duly adopted the terms and conditions detailed in the general approval of the Minister of Labor regarding payments by employers to a pension fund and insurance fund in lieu of severance pay in accordance with Section 14 of the Severance Pay Law, 1963 as of their start date of employment and based on their full determining salary for purposes of severance pay, and accordingly the LMC Israeli Affiliated Transferor’s contributions to the severance component within the Funds of the Israeli Employees fully satisfy its severance pay liability towards the Israeli Employees for the period of their employment up to the Distribution Date.

(f) Except as set forth in Section 4.14(f)(1) of the LMC Disclosure Letter, none of the execution and delivery of the Transaction Documents, the Internal Reorganization, the Distribution or the consummation of the Merger or any other Contemplated Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any Spinco Business Employee to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any LMC Plan, or (iii) result in any breach or violation of or default under, or limit LMC’s right to amend, modify or terminate, any LMC Plan, in each case except as provided in this Agreement or the Employee Matters Agreement or pursuant to Applicable Law. Except as disclosed in Section 4.14(f)(2) of the LMC Disclosure Letter, no amounts payable under the LMC Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 4.15 Labor Matters.

Section 4.15 of the LMC Disclosure Letter lists, as of the date of this Agreement, each collective bargaining agreement or similar labor agreement that is applicable to any Spinco Business Employee as of the date of this Agreement, including Union Employees, to which an LMC Entity (excluding, for the avoidance of doubt, the JV Entities) is a party, including arrangements with works councils and other similar employee representative bodies representing any Spinco Business Employee (together with such collective bargaining agreements, the “LMC Union Contracts”). LMC complies in all material respects with all such LMC Union Contracts. LMC has made available to RMT Parent each LMC Union Contract and, if not covered by such LMC Union Contracts, a list of all unions, works councils and similar employee representative bodies representing any Spinco Business Employee. As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the knowledge of LMC, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of LMC, threatened in writing against the Spinco Business, (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of LMC, threatened in writing affecting the Spinco Business and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of LMC, threatened in writing with respect to the Spinco Business Employees, including Union

Employees. Each of LMC and its Subsidiaries conduct, and since January 1, 2013 have conducted, the Spinco Business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards. To the knowledge of LMC, as of the date of this Agreement, no Spinco Business Employee at a Level 8 or above is in material violation of any term of any employment or nondisclosure agreement, fiduciary duty or restrictive covenant for the benefit of LMC or a former employer of any such employee.

Section 4.16 Taxes. Except as set forth in Section 4.16 of the LMC Disclosure Letter,

(a) all material Tax Returns required to have been filed by, or with respect to, the Transferred Subsidiaries have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b) all material Taxes required to be paid on such Tax Returns have been paid in full or will be timely paid in full;

(c) no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any of the Transferred Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(d) there are no material Tax liens on any Transferred Subsidiary (other than Permitted Liens);

(e) no Transferred Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction (other than the Distribution or a transaction effected in connection therewith, including the Internal Reorganization) that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to the date of this Agreement;

(f) none of LMC, its Subsidiaries or the Transferred Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent either (i) the Merger or (ii) the Spinco Transfer and Distribution from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions;

(g) none of LMC, its Subsidiaries or the Transferred Subsidiaries has participated in a “listed transaction” within the meaning of Treasury regulations section 1.6011-4; and

(h) none of the Transferred Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among LMC and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 4.17 Spinco Material Contracts.

(a) Except as set forth in Section 4.17 of the LMC Disclosure Letter and except for (x) Contracts that do not constitute Transferred Assets or Assumed Liabilities, and (y) Government Contracts, which are covered in Section 4.21, as of the date of this Agreement, the LMC Entities, with respect to the Spinco Business, are not parties to or otherwise bound by or subject to (Contracts of the following types, the “Spinco Material Contracts”):

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one year or more and which involved payments by an LMC Entity in respect of the Spinco Business in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(ii) Contracts for the furnishing of products or services by an LMC Entity, the performance of which will extend over a period of one year or more and which involved payments to an LMC Entity in respect of the Spinco Business in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) each material Spinco Lease existing at the date of this Agreement;

(v) Spinco Subsidiary Acquisition Agreements;

(vi) Contracts containing (A) a covenant materially restricting the ability of any LMC Entity to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (C) a provision granting the other party exclusivity or similar rights, other than teaming or similar agreements entered into in the ordinary course of business where the restrictions apply solely to the Contract or pursuit that is the subject matter of the teaming or similar agreement (and any extensions or recompetes in respect thereof) and other than as a result of an OCI clause; or

(vii) indentures, credit agreements, loan agreements and similar instruments pursuant to which a Transferred Subsidiary has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $5,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any Transferred Subsidiaries.

(b) LMC has made available to RMT Parent true, complete and correct copies of each Spinco Material Contract as in effect on the date of this Agreement. Each Spinco Material Contract is valid and binding on the applicable LMC Entity and, to the knowledge of LMC, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No LMC Entity is in material breach of, or material default under, any Spinco Material Contract to which it is a party.

(c) LMC has made available to RMT Parent true, complete and correct copies of each Financial Support Arrangement set forth on Section 7.07 of the LMC Disclosure Letter. Each such Financial Support Arrangement is valid and binding on the applicable LMC Entity and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No LMC Entity is in material breach of, or material default under such Financial Support Arrangement to which it is a party.

Section 4.18 Environmental Matters.

(a) Except as disclosed on Section 4.18 of the LMC Disclosure Letter, the Spinco Business is (and, to the knowledge of LMC and the Spinco Business, its predecessor companies have been), in material compliance with all applicable Environmental Laws, and have obtained all Environmental Permits that are necessary to conduct the Spinco Business or to own, lease or operate the Transferred Assets, except where such noncompliance or failure to have obtained such Environmental Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 4.06 and, as such relates to occupational health and safety standards, Section 4.15, and in this Section 4.18, are the only representations and warranties being made by LMC in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the Spinco Business, the Transferred Leased Real Property, the Spinco Owned Real Property or the Transferred Facilities.

Section 4.19 Sufficiency of Assets; Title.

(a) Except as otherwise provided in this Agreement and in Section 4.19 of the LMC Disclosure Letter, and after giving effect to the Internal Reorganization, the Spinco Transfer and the employment of the Spinco Business Employees, together with the services and assets to be provided, the licenses to be granted and the other arrangements contemplated by the Transaction Documents, shall, in the aggregate, constitute all of the assets and rights reasonably sufficient to conduct, in all material respects, the Spinco Business immediately after the Closing independent of LMC and its then Subsidiaries in substantially the same manner as currently conducted by the LMC Entities.

(b) The LMC Entities have, in all material respects, good and valid title to, or valid leases, licenses or rights to use, all of the Transferred Assets, free and clear of all Liens, other than Permitted Liens (except with respect to the Spinco Owned Real Property and the Spinco Leased Real Property, which are the subject of the representations and warranties set forth in Section 4.13).

Section 4.20 Brokers.

Except for Goldman, Sachs & Co., J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of LMC or any of its Subsidiaries. LMC shall be solely responsible for the fees and expenses of Goldman, Sachs & Co., J.P. Morgan Securities LLC and Houlihan Lokey Capital, Inc.

Section 4.21 Government Contracts. With respect to Government Contracts, Government Bids and Teaming Agreements that constitute Transferred Assets or Assumed Liabilities:

(a) Except as set forth in Section 4.21(a) of the LMC Disclosure Letter, the LMC Entities, with respect to the Spinco Business, are not parties to or otherwise bound by or subject to (it being understood that Government Contracts or Government Bids the disclosure of or reference to which is prohibited by NISPOM or the comparable regulations of other Governmental Authorities are not required to be listed on Section 4.21(a) of the LMC Disclosure Letter):

(i) any Current Government Contract where the aggregate revenues during the calendar year ended December 31, 2015 were in excess of $30,000,000;

(ii) any material Government Bid for which an award has not been issued where the anticipated annual revenues will be in excess of $30,000,000; or

(iii) any material Teaming Agreement.

(b) Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. To the Knowledge of LMC, each Current Government Contract was awarded in compliance with Applicable Law. LMC has not received written notice that any Current Government Contract or Government Bid is the subject of protest proceedings.

(c) Except as set forth in Section 4.21(c) of the LMC Disclosure Letter, and solely to the extent relating to the Spinco Business, (i) since January 1, 2013, LMC (or the Affiliated Transferor or Transferred Subsidiary) has complied and is in compliance in all material respects with all contract terms, conditions, provisions, and requirements (whether stated or incorporated expressly, by reference, or by operation of law) and all requirements of Applicable Law pertaining to any Government Contract or Government Bid; (ii) since January 1, 2013, all representations, certifications and statements made, executed, acknowledged or submitted, in each case in writing, to a Governmental Authority in connection with a Government Contract or Government Bid were materially current, accurate and complete as of their respective effective dates; (iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified LMC (or the applicable Affiliated Transferor or Transferred Subsidiary) in writing that LMC (or the applicable Affiliated Transferor or Transferred Subsidiary) has breached or violated any Applicable Law or contract term, condition, provisions, or requirement pertaining to such Current Government Contract that would reasonably be expected to adversely and materially affect (A) the collectability of any receivable or (B) the award of Government Contracts in the future; and (iv) no termination for default, or cure notice or show cause notice, is currently in effect or, to LMC’s knowledge, currently threatened pertaining to any Current Government Contract, and, to LMC’s knowledge, there is no fact or circumstance that is reasonably likely to give rise to a termination for default of any Current Government Contract.

(d) Except as set forth in Section 4.21(d) of the LMC Disclosure Letter, none of LMC’s Principals (as defined in FAR 52.209-5) with respect to the Government Contracts or Government Bids is or during the last three years has been (i) debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Authority, (ii) the subject of a finding of material non-compliance, non-responsibility or ineligibility for government contracting or for any reason is listed on the List of Parties Excluded from Federal

Procurement and Nonprocurement Programs or (iii) currently proposed for, or has been subject to suspension, debarment or exclusion proceedings or threatened suspension, debarment or exclusion proceedings.

(e) Except as set forth in Section 4.21(e) of the LMC Disclosure Letter, there are (i) no outstanding claims, contract disputes for which the amount in dispute exceeds $500,000, or requests for equitable adjustment against any LMC Entity with respect to the Spinco Business by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes with respect to the Spinco Business between any LMC Entity on the one hand, and a Governmental Authority on the other hand, under the Contract Disputes Act or between any LMC Entity on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party on the other hand, arising under or relating to any such Government Contract or Government Bid.

(f) The cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement 242.7001 & 252.242-7005) used by the Spinco Business and the associated entries reflected in the financial and business records of the Spinco Business with respect to Government Contracts and Government Bids are (and since January 1, 2013 have been) in compliance in all material respects with Applicable Law, and (i) business systems have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated, and (ii) to the knowledge of LMC, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Government Contracts and Applicable Law.

(g) Except as set forth in Section 4.21(g) of the LMC Disclosure Letter, as of the date of this Agreement, with respect to the Spinco Business, (i) to the knowledge of LMC, there are no pending administrative, civil or criminal allegations, investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Authority concerning any JV Entity’s, LMC’s or any other LMC Entity’s Government Contracts. Except as set forth in Section 4.21(g) of the LMC Disclosure Letter, and except where it has not had, or would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect, during the past six years, neither LMC, nor, to the Knowledge of LMC, any of its personnel (i) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-22(b)(1)(vi), 9.407-2(a)(8) & 52.203-13) in connection with any Government Contract or Government Bid, (ii) has received credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid, or (iii) has initiated any formal internal investigation into such matter or possible matter.

(h) Except as set forth in Section 4.21(h) of the LMC Disclosure Letter, LMC has not received during the past three years, written notice of any government past performance evaluations or ratings of less than satisfactory in the Contractor Performance Assessment Reporting System in connection with the Government Contracts.

(i) Except as set forth in Section 4.21(i) of the LMC Disclosure Letter, the Spinco Business has in the past three years received a rating of satisfactory or better and complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the National Industrial Security Program Operating Manual. No notice of revocation, suspension or invalidation from the Defense Security Service or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance and, to the Knowledge of LMC, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

Section 4.22 International Trade Laws and Regulations.

(a) Since January 1, 2013, the LMC Entities and, to the knowledge of LMC, the JV Entities have conducted, in all material respects, the Spinco Business in compliance with all International Trade Laws and Regulations, have not engaged in any transactions, or otherwise dealt with any country, or other Person with whom United States Persons are prohibited from dealing under applicable International Trade Laws and Regulations, and have not participated directly or indirectly in any boycotts or other similar practices in violation of International Trade Laws and Regulations, and there are no Proceedings pending or, to the knowledge of LMC, threatened between LMC or any of its Subsidiaries or, to the knowledge of LMC, the JV Entities and any Governmental Authority under any of the International Trade Laws and Regulations that would reasonably be expected to have a Spinco Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by LMC or Spinco of the Contemplated Transactions.

(b) LMC and, to the knowledge of LMC, the JV Entities have been and are registered with the Directorate of Defense Trade Controls, United States Department of State, as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in the ITAR, in connection with the operation of the Spinco Business. Except as would not reasonably be expected to have a Spinco Material Adverse Effect, neither LMC nor any of its Subsidiaries has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120, except pursuant to a valid license or other valid legal authorization and otherwise in accordance with Applicable Law.

(c) Neither LMC nor any Representative of an LMC Entity and, to the knowledge of LMC, nor any JV Entity has offered or given, with respect to the Spinco Business, and LMC has no knowledge of any Person that has offered or given on its behalf with respect to the Spinco Business, anything of value to (i) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office, (ii) any customer or member of the government or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case in violation of the FCPA, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials or other Applicable Laws of similar effect.

Section 4.23 Disclaimer of LMC and Spinco.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF LMC, SPINCO OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SPINCO BUSINESS, THE TRANSFERRED SUBSIDIARIES, THE JV ENTITIES, THE CONTEMPLATED TRANSACTIONS OR ANY OF THE TRANSFERRED ASSETS OR THE ASSUMED LIABILITIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, LMC, SPINCO AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) THE EXCLUDED ASSETS OR THE EXCLUDED LIABILITIES, (II) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (III) THE OPERATION OF THE SPINCO BUSINESS AFTER THE CLOSING OR (IV) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THE SPINCO BUSINESS AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF LMC, SPINCO OR THEIR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO RMT PARENT, MERGER SUB, ITS REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO RMT PARENT, MERGER SUB OR ITS REPRESENTATIVES OF, OR RMT PARENT’S, MERGER SUB’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE SPINCO BUSINESS, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO RMT PARENT OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF RMT PARENT, MERGER SUB OR THEIR REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF RMT PARENT AND MERGER SUB

Except as otherwise disclosed or identified in (a) the RMT Parent SEC Documents filed with or furnished to the SEC prior to the date of this Agreement, but excluding any risk factor disclosure and disclosure of risks included in any “forward looking statements” disclaimer or other statement included in such RMT Parent SEC Documents to the extent they are predictive or forward looking in nature; or (b) the RMT Parent Disclosure Letter, RMT Parent and Merger Sub, jointly and severally, hereby represent and warrant to LMC and Spinco as follows:

Section 5.01 Corporate Existence and Power.

Each of RMT Parent and Merger Sub is an entity duly incorporated, validly existing and in good standing under the corporation laws of the jurisdiction of its incorporation and has all corporate power and authority to own its properties and carry on its business as conducted. Each of the RMT Parent’s Subsidiaries (other than Merger Sub) is duly incorporated or formed, validly existing and in good standing (to the extent such concept is recognized in the relevant jurisdiction of organization) under the Applicable Laws of its respective jurisdiction of organization and has all corporate power and authority to own its properties and carry on its business as conducted.

Section 5.02 Corporate Authorization.

(a) Each of RMT Parent and Merger Sub has all necessary corporate or similar power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Contemplated Transactions. Each of RMT Parent’s Subsidiaries has the necessary corporate power and authority to enter into each Transaction Document to which it is or will be a party, to carry out its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery by RMT Parent and Merger Sub of this Agreement, the performance by RMT Parent and Merger Sub of their respective obligations hereunder and the consummation by RMT Parent and Merger Sub of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of RMT Parent and Merger Sub, except for the RMT Parent Stockholder Approval.

(b) The execution and delivery by RMT Parent of each Transaction Document to which it is or will be a party, the performance by RMT Parent of its obligations thereunder and the consummation by RMT Parent of the Contemplated Transactions have been, or will be, duly authorized by all requisite corporate or similar action on the part of RMT Parent.

(c) The execution and delivery by each of RMT Parent’s Subsidiaries of each Transaction Document to which it is or will be a party, the performance by each of RMT Parent’s Subsidiaries of its obligations thereunder and the consummation by each of RMT Parent’s Subsidiaries of the transactions contemplated thereby will be, duly authorized by all requisite action on the part of each of RMT Parent’s Subsidiaries. This Agreement has been duly executed and delivered by each of RMT Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of each of RMT Parent and Merger Sub, enforceable against each of RMT Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document to which RMT Parent is or will be a party has been or will be duly executed and delivered by RMT Parent, and (assuming due authorization, execution, and delivery by the other parties thereto), constitutes, or will constitute, a legal, valid and binding obligation of RMT Parent, enforceable against RMT Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Each Transaction Document will be duly executed and delivered by each of RMT Parent’s Subsidiaries party thereto, and (assuming due authorization, execution and delivery by the other parties thereto) each Transaction Document will constitute, a legal, valid and binding obligation of each of RMT Parent’s Subsidiaries party thereto or contemplated to be party thereto, enforceable against each such Subsidiary of RMT Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(d) Merger Sub is a direct, wholly owned Subsidiary of RMT Parent. The copies of the articles of incorporation and bylaws of Merger Sub that were previously furnished or made available to LMC are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(e) Section 5.02(e) of the RMT Parent Disclosure Letter sets forth a list as of the date hereof of the Subsidiaries of RMT Parent and their respective jurisdictions of incorporation or formation.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of RMT Parent consists of 500,000,000 shares of RMT Parent Common Stock and 10,000,000 shares of RMT Parent Preferred Stock. As of the close of business on January 25, 2016 (the “RMT Parent Capitalization Date”), (i) 72,189,438 shares of RMT Parent Common Stock and no shares of RMT Parent Preferred Stock were issued and outstanding, (ii) an aggregate 4,853,917 shares of RMT Parent Common Stock are reserved for issuance pursuant to outstanding awards and rights under the RMT Parent Stock Plans of which (A) 2,325,879 shares of RMT Parent Common Stock were subject to outstanding RMT Parent Stock Options, which RMT Parent Stock Options are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter, (B) 2,282,722 shares of RMT Parent Common Stock were subject to outstanding RMT Parent RSUs, which RMT Parent RSUs are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter, and (C) 245,316 shares of RMT Parent Common Stock were subject to outstanding RMT Parent Performance Share Units that are settled in shares of RMT Parent Common Stock, which RMT Parent Performance Share Units are subject to the vesting set forth in Section 5.03 of the RMT Parent Disclosure Letter (assuming satisfaction of any performance-based vesting criteria at the target level), and no shares of RMT Parent Common Stock were subject to outstanding RMT Parent Performance Share Units that are settled in cash, and (iii) no shares of RMT Parent Common Stock and no shares of RMT Parent Preferred Stock were held in the treasury of RMT Parent. Except as set forth above, as of the RMT Parent Capitalization Date, (i) there were no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of RMT Parent or (A) obligating RMT Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, RMT Parent, (B) obligating RMT Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment or (C) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of RMT Parent Common Stock and (ii) there are no outstanding contractual obligations of RMT Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of RMT Parent Common Stock. All shares of RMT Parent Common Stock which may be issued prior to the Merger Effective Time in accordance with the terms of this Agreement, will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable contracts or any provision of the RMT Parent Charter or the bylaws of RMT Parent.

(b) No bonds, debentures, notes or other indebtedness of RMT Parent or any of its Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of RMT Parent may vote are issued or outstanding.

(c) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. 100 shares of common stock of Merger Sub are issued and outstanding, all of which are owned of record and beneficially by RMT Parent.

(d) As of the Merger Effective Time, (i) RMT Parent will own, directly or indirectly, equity interests in each of its Subsidiaries in the manner set forth in Section 5.03(d) of the RMT Parent Disclosure Letter, in each case, free and clear of all Liens other than restrictions imposed by applicable securities laws and regulations, (ii) all equity interests in RMT Parent’s Subsidiaries will have been duly authorized, validly issued, fully paid and non-assessable, and (iii) there will be no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the equity interests in the Subsidiaries of RMT Parent or (B) obligating any Subsidiary of RMT Parent to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

(e) Section 5.03(e) of the RMT Parent Disclosure Letter sets forth a list of all of the Subsidiaries of RMT Parent and RMT Parent’s respective (direct or indirect) ownership interest in each such Subsidiary. Except for its interests in the Subsidiaries set forth on Section 5.03(e) of the RMT Parent Disclosure Letter, as of the Merger Effective Time, RMT Parent will not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(f) Prior to the Merger Effective Time, true, complete and correct copies of the articles or certificate of incorporation and bylaws (or similar organizational documents) of each Subsidiary of RMT Parent (other than Merger Sub) will be furnished or made available to LMC.

Section 5.04 No Conflict; Board and Stockholder Approval.

(a) Assuming that all consents, approvals, authorizations and other actions described herein or set forth in Section 5.04 of the RMT Parent Disclosure Letter have been obtained, all filings and notifications listed in Section 5.05 or in Section 5.05 of the RMT Parent Disclosure Letter have been made, any applicable waiting period has expired or been terminated and any applicable approval or authorization has been obtained under the Antitrust Laws, and except as may result from any facts or circumstances relating solely to LMC or its Affiliates, the execution, delivery and performance by RMT Parent and Merger Sub of this Agreement does not, and the execution, delivery and performance by RMT Parent and Merger Sub of each other Transaction Document to which it is contemplated to be a party will not, (i) contravene or conflict with the articles or certificate of incorporation or bylaws (or similar organizational documents) of RMT Parent or any Subsidiary of RMT Parent (including Merger Sub), (ii) (A) contravene or conflict with or violate any Applicable Law or Governmental Order applicable to RMT Parent or any Subsidiary of RMT Parent (including Merger Sub), (B) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any RMT Parent Material Contract or any other contract to which RMT Parent or any Subsidiary of RMT Parent is a party or by which any of their respective properties or assets is bound or (C) (1) result in the creation or the imposition of (y) any Lien upon any assets of RMT Parent or any of its Subsidiaries (other than a Permitted Lien) or (z) any Lien upon any of the capital stock of RMT Parent or any of its Subsidiaries or (2) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of RMT Parent or any of its Subsidiaries, except in any such case as would not reasonably be expected to (I) materially and adversely affect the ability of RMT Parent or any of its Subsidiaries to carry out its obligations under, and to consummate the Contemplated Transactions or (II) otherwise have an RMT Parent Material Adverse Effect.

(b) The RMT Parent Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger and this Agreement are advisable and has approved this Agreement, and (ii) subject to the provisions of Section 7.03(d), resolved to recommend the approval by the stockholders of RMT Parent of the RMT Parent Share Issuance. The Merger Sub Board, by resolutions adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, and has recommended the approval by RMT Parent, as the sole stockholder of Merger Sub, of the Merger.

(c) The affirmative vote of the holders of a majority of the voting power of the shares of common stock of Merger Sub is the only vote of the holders of any class or series of Merger Sub’s capital stock necessary to adopt this Agreement or consummate the Contemplated Transactions. RMT Parent is the sole stockholder of record of Merger Sub. RMT Parent shall, in its capacity as sole stockholder of Merger Sub, adopt this Agreement and approve the Merger by written consent as soon as practicable following execution and delivery of this Agreement. The RMT Parent Stockholder Approval is the only vote of the holders of any voting securities of RMT Parent under any Applicable Law, the rules and regulations of the New York Stock Exchange, and the RMT Parent Charter and the bylaws of RMT Parent necessary to approve the Contemplated Transactions, including the RMT Parent Share Issuance and the actions contemplated by Section 3.04.

Section 5.05 Governmental Consents and Approvals.

Except as set forth in Section 5.05 of the RMT Parent Disclosure Letter, the execution, delivery and performance by RMT Parent and Merger Sub of this Agreement and the execution, delivery and performance by RMT Parent and each of its Subsidiaries of each Transaction Document to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings under, the HSR Act or any other applicable Antitrust Laws, (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Section 2.02, (c) the filing with the SEC of the Proxy Statement and the Registration Statements and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the Contemplated Transactions, (d) compliance with any applicable requirements and filings with DSS under the NISPOM, (e) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to prevent or materially delay the consummation by RMT Parent or Merger Sub of the Contemplated Transactions or would not reasonably be expected to have an RMT Parent Material Adverse Effect, (f) compliance with the rules and regulations of the New York Stock Exchange as required in connection with the Contemplated Transactions, (g) filings with the United States Department of State’s Directorate of Defense Trade Controls in accordance with Section 122.4 of the ITAR, including a filing pursuant to ITAR Section 122.4(a) to be submitted five days after Closing or (h) as a result of any facts or circumstances relating to LMC or any of its Affiliates.

Section 5.06 Financial Information; Financing.

(a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the RMT Parent SEC Documents (i) present fairly, in all material respects, the combined financial position of RMT Parent and its Subsidiaries as of the dates thereof and the results of operations and cash flows of RMT Parent and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not reasonably be expected to have, an RMT Parent Material Adverse Effect), and (ii) were prepared in accordance with GAAP consistently applied during the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(b) RMT Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable RMT Parent SEC Documents. RMT Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, and such controls and procedures are effective to ensure that all material information concerning RMT Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of RMT Parent’s SEC filings and other public disclosure documents. As used in this Section 5.06(b), the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(c) RMT Parent maintains, and has maintained, a standard system of accounting established and administered in accordance with GAAP applied on a consistent basis. RMT Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements of RMT Parent in conformity with GAAP applied on a consistent basis and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) RMT Parent has delivered to LMC a true, complete and fully executed copy of a commitment letter, including (i) all exhibits, schedules, attachments and amendments to such commitment letter in effect as of the date of this Agreement and (ii) any associated fee letters (together, the “RMT Commitment Letter” and, together with the Spinco Commitment Letter, the “Commitment Letters”) from CGMI, BTMU, BoA, MLPFS, JPMCB, JPMS and GS (CGMI, BTMU, BoA, MLPFS, JPMCB, JPMS and GS (together with all additional lenders and financing sources added to the RMT Commitment Letter or any Alternative RMT Commitment Letter, the “RMT Lenders” and, together with the Spinco Lenders, the “Lenders”), pursuant to which, among other things, the RMT Lenders have committed to RMT Parent and RMT Inc. to provide or cause to be provided to RMT Inc. debt financing in the aggregate amount set forth therein (the bank and/or bond financings, in each case contemplated by the RMT Commitment Letter, being referred to as the “RMT Financing”; the RMT Financing together with the Spinco Financing, the “Financings”). As of the date of this Agreement, (x) the RMT Commitment Letter has not been amended, waived or modified and (y) the respective commitments contained in the RMT Commitment Letter have not been withdrawn, modified or rescinded in any respect. Except for the RMT Commitment Letter (together with all ancillary documents referenced therein), there are no side letters or other contracts, instruments or other commitments, obligations or arrangements (whether written or oral) related to the funding of the full amount of the RMT Financing.

(e) The RMT Commitment Letter, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of RMT Parent and, to the knowledge of RMT Parent, the other parties thereto (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity). As of the date of this Agreement (assuming the accuracy of the representations and warranties and undertakings of each of LMC and Spinco under this Agreement for such purpose), no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of RMT Parent under any term or condition of the RMT Commitment Letter. RMT Parent has fully paid any and all commitment fees, any other fees or any other amounts required by the RMT Commitment Letter to be paid on or before the date of this Agreement. At the Closing, assuming the RMT Financing is funded in accordance with the RMT Commitment Letter, the proceeds of the RMT Financing will be sufficient to finance the RMT Parent Special Dividend and to pay all related fees and expenses associated therewith. Other than as set forth in the RMT Commitment Letter, there are no conditions precedent to the funding of the full amount of the RMT Financing. As of the date of this Agreement, and subject to the satisfaction of all the conditions set forth in Section 8.01 and Section 8.03, RMT Parent has no reason to believe that any of the conditions to the RMT Financing that are required to be satisfied by it or any other party to the RMT Commitment Letter as a condition to the obligations under the RMT Commitment Letter will not be satisfied on a timely basis or that the RMT Financing contemplated by the RMT Commitment Letter will not be available to RMT Inc. immediately prior to, or on, the Closing Date.

(f) Upon the consummation of the Contemplated Transactions, assuming the accuracy of the representations and warranties of LMC and Spinco contained in Article IV, (i) RMT Parent will not be insolvent, (ii) RMT Parent will not be left with unreasonably small capital, (iii) RMT Parent will not have incurred debts or other Liabilities beyond its ability to pay such debts or other Liabilities as they mature and (iv) the capital of RMT Parent will not be impaired.

Section 5.07 Absence of Certain Changes.

Since December 31, 2015, there has not occurred any RMT Parent Material Adverse Effect.
Section 5.08 Litigation.

Except as set forth in Section 5.08 of the RMT Parent Disclosure Letter, there is no Proceeding by or against RMT Parent or any of its Subsidiaries pending or, to the knowledge of RMT Parent, threatened in writing that would reasonably be expected to have an RMT Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by RMT Parent or Merger Sub of the Contemplated Transactions.

Section 5.09 Registration Statements, Proxy Statement; Schedule TO.

The information supplied by RMT Parent specifically for inclusion or incorporation by reference in the Registration Statements and the Proxy Statement and, if applicable, the Schedule TO and any other filing contemplated by Section 7.01, shall not, at (a) the time each Registration Statement is declared effective, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of RMT Parent, (c) the time of the RMT Parent Stockholders’ Meeting, (d) the time the Schedule TO is filed with the SEC or (e) the Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that RMT Parent is responsible for filing with the SEC in connection with the Contemplated Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by RMT Parent or Merger Sub in respect of any information provided by LMC or Spinco specifically for inclusion or incorporation by reference into the Registration Statements, the Proxy Statement or, if applicable, the Schedule TO.

Section 5.10 Compliance with Laws.

Since January 1, 2013, RMT Parent and its Subsidiaries have conducted, in all material respects, their businesses in compliance with all Applicable Laws and Governmental Orders applicable to the business of RMT Parent and its Subsidiaries, and none of RMT Parent and its Subsidiaries is in material violation of any such Applicable Law or Governmental Order. RMT Parent and each of its Subsidiaries has obtained and is, in all material respects, in compliance with all material Permits that are necessary to conduct its business or to own, lease or operate its facilities. This Section 5.10 does not apply with respect to the matters that are the subject of the representations and warranties set forth in Section 5.13, Section 5.14, Section 5.15, Section 5.17, Section 5.22 or Section 5.23.

Section 5.11 Intellectual Property.

(a) Except as set forth in Section 5.11 of the RMT Parent Disclosure Letter:

(i) with respect to all material patents and patent applications, material registrations and applications for trademarks and copyrights owned by RMT Parent and its Subsidiaries (the “Owned Intellectual Property”), all such Owned Intellectual Property is subsisting and, to the knowledge of RMT Parent, except with respect to applications, is valid and enforceable;

(ii) To the knowledge of RMT Parent, the conduct of, and the use of the Owned Intellectual Property in connection with, the respective businesses of the RMT Parent and its Subsidiaries as heretofore conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any other Persons, except to the extent that such conflict, infringement, misappropriation or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect; provided that RMT Parent makes no representation or warranty hereunder with respect to any Intellectual Property owned and provided by a third party (other than RMT Parent or any of its Affiliates) that is embedded or included in any such Owned Intellectual Property;

(iii) To the knowledge of RMT Parent, RMT Parent and the other RMT Parent Entities have taken reasonable measures to protect the confidentiality of all such Owned Intellectual Property that is considered confidential or proprietary by RMT Parent as of the date of this Agreement (except for such Owned Intellectual Property whose value would not reasonably be expected to be impaired in any material respect by disclosure), including entering into appropriate confidentiality agreements with Persons with access to such Owned Intellectual Property; and

(iv) There is no (A) Proceeding initiated by any other Person pending or, to the knowledge of RMT Parent, threatened in writing against RMT Parent or any other RMT Parent Entity (1) concerning the matters described in Section 5.11(a)(ii) or (2) challenging the validity, enforceability or ownership of any material Owned Intellectual Property; provided, in each case, that any Proceeding that has been initiated but with respect to which process or other comparable notice has not been served on or delivered to RMT Parent or any RMT Parent Entity shall be deemed to be “threatened” rather than “pending” or (B) Governmental Order against RMT Parent or any RMT Parent Entity or settlement agreement that an RMT Parent Entity is a party to or, to the knowledge of RMT Parent, any other Governmental Order or settlement agreement restricting in any material respect the use or exploitation of any material Owned Intellectual Property.

(b) Since January 1, 2013, to the knowledge of RMT Parent, (i) there have been no security breaches in the information technology systems of, used by or affecting the business of RMT Parent and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that adversely affected the business of RMT Parent and its Subsidiaries, except in each case, as has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(c) The RMT Parent Entities, in connection with the conduct of the business of RMT Parent and its Subsidiaries, have, at all times since January 1, 2013, complied, in all material respects, with RMT Parent’s own posted or otherwise binding privacy policies, relating to privacy, data protection, or the collection, retention, protection and use of PII. No Proceedings have been asserted or, to the knowledge of RMT Parent, threatened in writing against any RMT Parent Entity, alleging a material violation of any Person’s privacy, personal information or data rights in relation to the conduct of the business of RMT Parent and its Subsidiaries that would reasonably be expected to have an RMT Parent Material Adverse Effect. In connection with the operation of the business of RMT

Parent and its Subsidiaries, the RMT Parent Entities take commercially reasonable measures to protect PII against unauthorized access, use, modification, disclosure, or other misuse.

(d) There is no material license under which an RMT Parent Entity is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property, or is restricted in any material respect in its right to use any material Intellectual Property (excluding (i) licenses for COTS software (as such term is defined in the Separation Agreement), or (ii) licenses granted to customers (including Governmental Authorities) in the ordinary course of business consistent with past practice) (each such license, “RMT Parent License”) for which the termination thereof or the restriction or loss of rights thereunder would reasonably be expected to have a RMT Parent Material Adverse Effect. Each RMT Parent License is valid and binding on the applicable RMT Parent Entity and, to the knowledge of RMT Parent, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). No RMT Parent Entity is in material breach of, or material default under, any RMT Parent License to which it is a party.

(e) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.04, Section 5.07, Section 5.08 and in this Section 5.11 are the only representations and warranties being made by RMT Parent in this Agreement with respect to the validity of, the right to register, or any activity that constitutes infringement, misappropriation or other violation of, a third party’s Intellectual Property rights.

Section 5.12 Real Property.

(a) Section 5.12(a) of the RMT Parent Disclosure Letter sets forth, with respect to each parcel of RMT Parent Leased Real Property as of the date of this Agreement and each parcel of RMT Parent Leased Real Property as of the Closing Date, the Contracts which provide RMT Parent with such rights in or to such RMT Parent Leased Real Property existing as of the date of this Agreement (collectively with the Contracts that provide RMT Parent with such rights in or to such RMT Parent Leased Real Property as of the Closing Date, the “RMT Leases”), the address (or other identifying description) of each parcel of material RMT Parent Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of RMT Parent Leased Real Property. True, correct and complete copies of all RMT Leases existing as of the date of this Agreement have been provided to LMC. RMT Parent (i) has a valid and binding leasehold interest in each parcel of RMT Parent Leased Real Property existing as of the date of this Agreement and (ii) will have a valid and binding leasehold interest in each parcel of RMT Parent Leased Real Property, in each case, free and clear of all Liens, other than Permitted Liens. No RMT Parent Entity has subleased or granted to a third party any right to use or occupy all or any portion of the RMT Parent Leased Real Property.

(b) No RMT Parent Entity, nor to the knowledge of RMT Parent Entity, any counterparty to any RMT Lease is in default in any material respects with respect to any obligation under an RMT Lease. No RMT Parent Entity has subleased or granted to a third party any right to use or occupy all or any portion of the RMT Parent Leased Real Property.

(c) Section 5.12(c) of the RMT Parent Disclosure Letter sets forth the address and parcel number of each parcel of material RMT Parent Owned Real Property. A RMT Parent Entity has good and marketable fee simple title in and to each parcel of RMT Parent Owned Real Property, including all of the buildings and improvements thereon, free and clear of all Liens, other than Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any RMT Parent Owned Real Property or any portion thereof or interest therein. Other than pursuant to easements of record, no RMT Parent Entity has leased or granted any right to use or occupy all or any portion of an RMT Parent Owned Real Property to a third party. There is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of RMT Parent, threatened, affecting the RMT Parent Owned Real Property or any portion thereof or interest therein.

Section 5.13 Employee Benefit Matters.

(a) U.S. RMT Parent Plans and Material Documents. Section 5.13(a) of the RMT Parent Disclosure Letter lists, as of the date of this Agreement, all material “employee benefit plans” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA), all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance, retention or other contracts or agreements, to which RMT Parent or any of its Subsidiaries is a party, with respect to which RMT Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by RMT Parent or any of its Subsidiaries, in each case, for the benefit of any U.S. RMT Parent Employee or to which any U.S. RMT Parent Employee is a party (collectively, the “U.S. RMT Parent Plans”). With respect to each U.S. RMT Parent Plan, RMT Parent has made available to LMC (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto, (ii) copies of (1) the most recent summary plan description and any summaries of material modifications thereto and (2) the most recent annual report on Form 5500 (including any applicable schedules and attachments thereto) filed with the Department of Labor, and (iii) the most recent determination or opinion letter received from the IRS (if any).

(b) Non-U.S. RMT Parent Plans and Material Documents. Section 5.13(b) of the RMT Parent Disclosure Letter lists, as of the date hereof, all material employee benefit plans, material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements, to which RMT Parent or any of its Subsidiaries is a party, with respect to which RMT Parent or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by RMT Parent or any of its Subsidiaries, in each case, for the benefit of any Non-U.S. RMT Parent Employee or to which any Non-U.S. RMT Parent Employee is a party (other than statutory plans) (collectively, the “Non-U.S. RMT Parent Plans” and together with the U.S. RMT Parent Plans, the “RMT Parent Plans”). With respect to each Non-U.S. RMT Parent Plan, RMT Parent has made available to LMC (to the extent applicable) (i) a true and complete copy of the current plan document and any material amendments thereto and (ii) copies of the most recent summary plan description and any summaries of material modifications thereto.

(c) Each RMT Parent Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and as applicable is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of RMT Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. Each of RMT Parent and its Subsidiaries is in compliance in all material respects with ERISA, the Code and all other material Applicable Laws. All employer and employee contributions required to have been made by RMT Parent to each U.S. RMT Parent Plan have, in all material respects, been timely made. There is no material Proceeding pending, or to the knowledge of RMT Parent threatened, with respect to any U.S. RMT Parent Plan, other than ordinary course claims for benefits. Each U.S. RMT Parent Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or an application for a favorable determination by the IRS has been timely filed and is currently pending, and, to the knowledge of RMT Parent, nothing has occurred that would reasonably be expected to result in a loss of the Tax-qualified status of such U.S. RMT Parent Plan under Section 401(a) of the Code.

(d) No Liability under Title IV or Section 302 of ERISA has been incurred by RMT Parent or any of its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of RMT Parent, no condition exists that presents a material risk to RMT Parent or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). No U.S. RMT Parent Plan that is a Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing. Neither RMT Parent nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any “multiemployer plan” (as defined in Section 3(37) of ERISA) or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(e) Each Non-U.S. RMT Parent Plan has been administered in compliance in all material respects with its terms and operated in compliance in all material respects with Applicable Laws. Each Non-U.S. RMT Parent Plan required to be registered or approved by a non-U.S. governmental entity has been so registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge or RMT Parent, no event has occurred since the date of the most recent approval or application therefor relating to any such Non-

U.S. RMT Parent Plan that could reasonably be expected to materially affect any such approval relating thereto or increase the costs relating thereto in a manner material to RMT Parent. Each Non-U.S. RMT Parent Plan is funded or insured in material compliance with Applicable Law.

(f) Except as set forth in Section 5.13(f)(1) of the RMT Parent Disclosure Letter, none of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Merger or any other Contemplated Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any RMT Parent Employee to any material compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any RMT Parent Plan or (iii) result in any breach or violation of or default under, or limit RMT Parent’s right to amend, modify or terminate, any RMT Parent Plan, in each case, except as provided in this Agreement or the Employee Matters Agreement or pursuant to Applicable Law. Except as disclosed in Section 5.13(f)(2) of the RMT Parent Disclosure Letter, no amounts payable under the RMT Parent Plans will fail to be deductible for federal income Tax purposes by virtue of Section 280G of the Code as a result of the occurrence of the transactions contemplated by this Agreement, either alone or in combination with another event.

Section 5.14 Labor Matters.

Section 5.14 of the RMT Parent Disclosure Letter lists, as of the date of this Agreement, each collective bargaining agreement or similar labor agreement that is applicable to any RMT Parent Employee as of the date of this Agreement, and its Subsidiaries, including Union Employees, to which RMT Parent or any of its Subsidiaries is a party, including arrangements with works councils and other similar employee representative bodies representing any employee of RMT Parent and its Subsidiaries will have outstanding rights or obligations on and following the Closing (together with such collective bargaining agreements, the “RMT Parent Union Contracts”). RMT Parent has made available to LMC each RMT Parent Union Contract. As of the date hereof, (a) there are no material strikes or lockouts with respect to any Union Employees pending, or to the RMT Parent’s knowledge, threatened in writing, (b) there is no material union organizing effort pending or, to the knowledge of RMT Parent, threatened in writing against RMT Parent or any of its Subsidiaries, (c) there is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of RMT Parent, threatened in writing affecting RMT Parent or any of its Subsidiaries and (d) there is no material slowdown, or work stoppage in effect or, to the knowledge of RMT Parent, threatened in writing with respect to RMT Parent or any of its Subsidiaries, including Union Employees. RMT Parent and each of its Subsidiaries conducts, and since January 1, 2013 has conducted, its business, in all material respects, in compliance with all material Applicable Laws with respect to labor relations, employment and employment practices, including occupational safety and health standards.

Section 5.15 Taxes. Except as set forth in Section 5.15 of the RMT Parent Disclosure Letter,

(a) all material Tax Returns required to have been filed by, or with respect to, RMT Parent and its Subsidiaries have been timely filed (taking into account any valid extension of time to file granted or obtained) and all such Tax Returns are true, correct and complete in all material respects;

(b) all material Taxes required to be paid on such Tax Returns have been paid in full or will be timely paid in full;

(c) no deficiency or other claim for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against RMT Parent or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(d) there are no material Tax liens on RMT Parent or any of its Subsidiaries (other than Permitted Liens);

(e) none of RMT Parent and its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was intended to be governed in whole or in part by Section 355 of the Code in the two years prior to this Agreement;

(f) none of RMT Parent, Merger Sub and their respective Subsidiaries has taken or agreed to take any action that would (and none of them is aware of any fact, event, agreement, plan or other circumstance that would) prevent either (i) the Merger or (ii) the Spinco Transfer and Distribution from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or otherwise prevent the Tax-Free Status of the External Transactions;

(g) none of RMT Parent and its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury regulations section 1.6011-4; and

(h) none of RMT Parent and its Subsidiaries is bound by any material agreement or arrangement the primary purpose of which relates to Taxes (other than (i) such an agreement or arrangement exclusively between or among RMT Parent and its Subsidiaries and (ii) the Tax Matters Agreement).

Section 5.16 RMT Parent Material Contracts.

(a) Except as set forth in Section 5.16 of the RMT Parent Disclosure Letter and except for Government Contracts, which are covered in Section 5.22, as of the date of this Agreement, neither RMT Parent nor any of its Subsidiaries are parties to or otherwise bound by or subject to (Contracts of the following types, the “RMT Parent Material Contracts”):

(i) Contracts for the purchase of products or for the receipt of services, the performance of which will extend over a period of one year or more and which involved payments by RMT Parent or any of its Subsidiaries in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(ii) Contracts for the furnishing of products or services by RMT Parent or any of its Subsidiaries, the performance of which will extend over a period of one year or more and which involved payments to RMT Parent or any of its Subsidiaries in excess of $10,000,000 in the aggregate during the calendar year ended December 31, 2015;

(iii) Contracts concerning the establishment or operation of any material partnership, joint venture or limited liability company (other than any such Contract between RMT Parent or any of its Subsidiaries and another Subsidiary of RMT Parent);

(iv) material lease agreements for parcels of RMT Parent Leased Real Property existing at the date of this Agreement;

(v) Contracts containing (A) a covenant materially restricting the ability of RMT Parent or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers, (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms or (C) a provision granting the other party exclusivity or similar rights, other than teaming or similar agreements entered into in the ordinary course of business where the restrictions apply solely to the Contract or pursuit that is the subject matter of the teaming or similar agreement (and any extensions or recompetes in respect thereof) and other than as a result of an OCI clause; or

(vi) indentures, credit agreements, loan agreements and similar instruments pursuant to which RMT Parent or any of its Subsidiaries has or will incur or assume any indebtedness for borrowed money or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $5,000,000, other than any indentures, credit agreements, loan agreements or similar instruments solely between or among any RMT Parent and any of its Subsidiaries.

(b) RMT Parent has made available to LMC true, complete and correct copies of each RMT Parent Material Contract in effect on the date of this Agreement. Each RMT Parent Material Contract is valid and binding on RMT Parent or its Subsidiaries, as applicable, and, to the knowledge of RMT Parent, the counterparty thereto, and is in full force and effect, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Applicable Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Neither RMT Parent nor any of its Subsidiaries is in material breach of, or material default under, any RMT Parent Material Contract to which it is a party.

Section 5.17 Environmental Matters.

(a) Except as disclosed on Section 5.17 of the RMT Parent Disclosure Letter, the business of RMT Parent and its Subsidiaries is in material compliance with all applicable Environmental Laws and has obtained all

Environmental Permits that are necessary to conduct its business or to own, lease or operate its facilities, except where such noncompliance or failure to have obtained all such Environmental Permits has not had, or would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect.

(b) Notwithstanding anything in this Agreement to the contrary, the representations and warranties contained in Section 5.05, and, as such relates to occupational health and safety standards, Section 5.14, and in this Section 5.17, are the only representations and warranties being made by RMT Parent in this Agreement with respect to compliance with or Liability under Environmental Laws or Environmental Permits or with respect to any environmental, health or safety matter related in any way to the businesses of RMT Parent and its Subsidiaries, the RMT Parent Leased Real Property or the RMT Parent Owned Real Property.

Section 5.18 No Stockholder Rights Plan; No Anti-Takeover Law.

As of the date of this Agreement, there is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which RMT Parent or any of its Subsidiaries is a party or otherwise is bound. The Contemplated Transactions are and, as of the Closing, shall be exempt from any such stockholder rights plan, “poison pill,” anti-takeover plan or other similar device adopted prior to the Closing to which RMT Parent or any of its Subsidiaries is a party or otherwise is bound. No “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested stockholder,” “stockholder protection” or other similar anti-takeover law applicable to RMT Parent or Merger Sub enacted under Applicable Law applies to this Agreement, the Merger or any other Contemplated Transactions.

Section 5.19 Operations of Merger Sub.

Merger Sub was newly formed solely for the purpose of engaging in the transactions contemplated by this Agreement and at no time prior to the Merger Effective Time will Merger Sub have conducted any business activity or other operations of any kind other than those necessary to consummate the Merger as contemplated by this Agreement.

Section 5.20 Opinion of Financial Advisor.

The RMT Parent Board has received a written opinion (or an oral opinion to be confirmed in writing) of Citigroup Global Markets Inc., dated on or about the date of this Agreement, as to the fairness, from a financial point of view and as of the date of the opinion, of the Exchange Ratio to RMT Parent.

Section 5.21 Brokers.

Except for Citigroup Global Markets Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of RMT Parent or any of its Subsidiaries. RMT Parent shall be solely responsible for the fees and expenses of Citigroup Global Markets Inc.

Section 5.22 Government Contracts. With respect to Government Contracts, Government Bids and Teaming Agreements of RMT Parent and its Subsidiaries:

(a) Except as set forth in Section 5.22(a) of the RMT Parent Disclosure Letter, the RMT Parent Entities are not parties to or otherwise bound by or subject to (it being understood that Government Contracts or Government Bids the disclosure of or reference to which is prohibited by NISPOM or the comparable regulations of other Governmental Authorities are not required to be listed on Section 5.22 of the RMT Parent Disclosure Letter):

(i) any Current Government Contract where the aggregate revenues during the calendar year ended December 31, 2015 were in excess of $30,000,000;

(ii) any material Government Bid for which an award has not been issued where the anticipated annual revenues will be in excess of $30,000,000; or

(iii) any material Teaming Agreement.

(b) Each Current Government Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. To the Knowledge of RMT Parent, each Current Government Contract was awarded in compliance with Applicable Law. RMT Parent has not received written notice that any Current Government Contract or Government Bid is the subject of protest proceedings.

(c) Except as set forth in Section 5.22(c) of the RMT Parent Disclosure Letter, and solely to the extent relating to the business of RMT Parent and its Subsidiaries(i) since January 1, 2013, RMT Parent and its Subsidiaries have complied and are in compliance in all material respects with all contract terms, conditions, provisions, and requirements (whether stated or incorporated expressly, by reference, or by operation of law) and all requirements of Applicable Law pertaining to any Government Contract or Government Bid of RMT Parent or its Subsidiaries; (ii) since January 1, 2013, all representations, certifications and statements made, executed, acknowledged or submitted, in each case in writing, to a Governmental Authority in connection with a Government Contract or Government Bid were materially current, accurate and complete as of their respective effective dates; (iii) neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified RMT Parent or any of its Subsidiaries in writing that RMT Parent or its applicable Subsidiary has breached or violated any Applicable Law or contract term, condition, provisions, or requirement pertaining to such Current Government Contract that would reasonably be expected to adversely and materially affect (A) the collectability of any receivable or (B) the award of Government Contracts in the future; and (iv) no termination for default, or cure notice or show cause notice, is currently in effect or, to RMT Parent’s knowledge, currently threatened pertaining to any Current Government Contract, and, to RMT Parent’s knowledge, there is no fact or circumstance that is reasonably likely to give rise to a termination for default of any Current Government Contract.

(d) Except as set forth in Section 5.22(d) of the RMT Parent Disclosure Letter, none of RMT Parent’s Principals (as defined in FAR 52.209-5) with respect to the Government Contracts or Government Bids is or during the last three years has been (i) debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Authority, (ii) the subject of a finding of material non-compliance, non-responsibility or ineligibility for government contracting or for any reason is listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs or (iii) currently proposed for, or has been subject to suspension, debarment or exclusion proceedings or threatened suspension, debarment or exclusion proceedings.

(e) Except as set forth in Section 5.22(e) of the RMT Parent Disclosure Letter, there are (i) no outstanding claims, contract disputes for which the amount in dispute exceeds $500,000, or requests for equitable adjustment against any RMT Parent or its Subsidiaries by any Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Government Contract and (ii) no outstanding material disputes with respect to the business of RMT Parent or its Subsidiaries between any RMT Parent Entity on the one hand, and a Governmental Authority on the other hand, under the Contract Disputes Act or between any RMT Parent Entity on the one hand, and any prime contractor, higher or lower tier subcontractor, vendor or other third party on the other hand, arising under or relating to any such Government Contract or Government Bid.

(f) The cost accounting systems and business systems (as defined in Defense Federal Acquisition Regulation Supplement 242.7001 & 252.242-7005) used by RMT Parent and its Subsidiaries and the associated entries reflected in the financial and business records of RMT Parent and its Subsidiaries with respect to Government Contracts and Government Bids are (and since January 1, 2013 have been) in compliance in all material respects with Applicable Law, and (i) business systems have been approved, where applicable, by the Defense Contract Management Agency as adequate for accumulating and billing costs under and otherwise for complying with Government Contracts, to the extent evaluated, and (ii) to the Knowledge of RMT Parent, such cost accounting systems are adequate to meet the standards promulgated by the Cost Accounting Standards Board required for complying with the terms and conditions of the Government Contracts and Applicable Law.

(g) Except as set forth in Section 5.22(g) of the RMT Parent Disclosure Letter, as of the date of this Agreement, (i) to the knowledge of RMT Parent, there are no pending administrative, civil or criminal investigations, audits, civil investigation demands, subpoenas or indictments by any Governmental Authority concerning RMT Parent’s or any other RMT Parent Entity’s Government Contracts. Except as set forth in Section 5.22(g) of the RMT

Parent Disclosure Letter, and except where it has not had, or would not reasonably be expected to have an RMT Parent Material Adverse Effect, during the past six years, neither RMT Parent, nor, to the Knowledge of RMT Parent, any of its personnel (i) has made any disclosure to any Governmental Authority pursuant to any voluntary disclosure agreement or the FAR mandatory disclosure provisions (FAR 9.406-22(b)(1)(vi), 9.407-2(a)(8) & 52.203-13) in connection with any Government Contract or Government Bid, (ii) has received credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act, or a significant overpayment, in connection with the award, performance, or closeout of any Government Contract or receiving a Government Contract as a result of a Government Bid, or (iii) has initiated any formal internal investigation into such matter or possible matter.

(h) Except as set forth in Section 5.22(h) of the RMT Parent Disclosure Letter, RMT Parent has not received during the past three years, written notice of any government past performance evaluations or ratings of less than satisfactory in the Contractor Performance Assessment Reporting System in connection with the Government Contracts.

(i) Except as set forth in Section 5.22(i) of the RMT Parent Disclosure Letter, each of RMT Parent and its Subsidiaries has in the past three years received a rating of satisfactory or better and complied in all material respects with all applicable requirements relating to the safeguarding of and access to classified information, including those specified in the National Industrial Security Program Operating Manual. No notice of revocation, suspension or invalidation from the Defense Security Service or any other Governmental Authority has been issued as of the date hereof and remains unresolved with respect to any such facility security clearance and, to the Knowledge of RMT Parent, no event, condition or omission has occurred or exists that would constitute grounds for such action or notice.

Section 5.23 International Trade Laws and Regulations.

(a) Since January 1, 2013, RMT Parent and its Subsidiaries have been and are currently in compliance in all material respects with all International Trade Laws and Regulations, have not engaged in any transactions, or otherwise dealt with any country, or other Person with whom United States Persons are prohibited from dealing under applicable International Trade Laws and Regulations, and have not participated directly or indirectly in any boycotts or other similar practices in violation of International Trade Laws and Regulations, and there are no Proceedings pending or, to the knowledge of RMT Parent, threatened between any RMT Parent Entity and any Governmental Authority under any of the International Trade Laws and Regulations that would reasonably be expected to have an RMT Parent Material Adverse Effect or would reasonably be expected to prevent or materially delay the consummation by RMT Parent of the Contemplated Transactions.

(b) RMT Parent has been and is registered with the Directorate of Defense Trade Controls, United States Department of State, as an entity that engages in the United States in the business of either manufacturing or exporting “defense articles” or furnishing “defense services,” as those terms are defined in the ITAR, in connection with the operation of its business. Except as would not reasonably be expected to have an RMT Parent Material Adverse Effect, neither RMT Parent nor any of its Subsidiaries has manufactured “defense articles,” exported “defense articles” or furnished “defense services” or “technical data” to foreign nationals in the U.S. or abroad, as those terms are defined in 22 C.F.R. part 120, except pursuant to a valid license or other valid legal authorization and otherwise in accordance with Applicable Law.

(c) No RMT Parent Entity or Representative of an RMT Parent Entity has offered or given, and RMT Parent has no knowledge of any Person that has offered or given on its behalf, anything of value to (a) any official, member, employer or customer of a Governmental Authority, any political party or official thereof, or any candidate for political office, (b) any customer or member of the government or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office, in each case in violation of the FCPA, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials or other Applicable Laws of similar effect.

Section 5.24 Disclaimer of RMT Parent and Merger Sub.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF RMT PARENT, MERGER SUB OR THEIR RESPECTIVE REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY OF THEIR BUSINESSES OR THEIR SUBSIDIARIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV OR IN THE OTHER TRANSACTION DOCUMENTS, RMT PARENT, MERGER SUB AND THEIR RESPECTIVE REPRESENTATIVES HAVE NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR LAWS), (II) THE OPERATION OF THEIR BUSINESSES AFTER THE CLOSING OR (III) THE PROBABLE SUCCESS, PROFITABILITY OR PROSPECTS OF THEIR BUSINESSES AFTER THE CLOSING AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

(b) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER TRANSACTION DOCUMENTS, NONE OF RMT PARENT, MERGER SUB, OR THEIR RESPECTIVE REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO LMC, SPINCO OR THEIR REPRESENTATIVES OR TO ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO LMC, SPINCO, OR THEIR REPRESENTATIVES, OR LMC’S, SPINCO’S OR THEIR REPRESENTATIVES’ USE OF, ANY INFORMATION RELATING TO THE BUSINESSES OF RMT PARENT AND ITS SUBSIDIARIES, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS, BUSINESS PLANS, OFFERING MATERIALS OR OTHER MATERIAL MADE AVAILABLE TO LMC OR ITS REPRESENTATIVES OR POTENTIAL FINANCING SOURCES, WHETHER ORALLY OR IN WRITING, IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, “EXPERT SESSIONS,” SITE TOURS OR VISITS, DILIGENCE CALLS OR MEETINGS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF LMC OR ITS REPRESENTATIVES OR IN ANY OTHER FORM IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by LMC Pending the Merger.

(a) From the date of this Agreement and until the earlier of the Closing Date or the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.01 of the LMC Disclosure Letter, (ii) for or as contemplated by the Internal Reorganization, the Distribution and the other Contemplated Transactions, (iii) for actions required by Applicable Law, and (iv) as RMT Parent otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) LMC shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct the Spinco Business in the ordinary course in all material respects and preserve intact in all material respects the business organization of the Spinco Business, and (B) LMC shall not, and shall cause its Subsidiaries not to, to the extent relating to the Spinco Business, and shall cause the Transferred Subsidiaries not to, in each case, in a manner consistent with the following:

(i) (A) issue, sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of a Lien on, the LMC JV Interests or any shares of any class of capital stock, or other ownership interests, of any of the Transferred Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of any of the Transferred Subsidiaries or JV Entities;

(ii) (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any material assets of the Spinco Business, except (1) in the ordinary course of business and consistent with past practice; (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the Spinco Business; and (3) Liens that are Permitted Liens;

(iii) amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of any Transferred Subsidiary, other than to change its name;

(iv) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of a Transferred Subsidiary;

(v) (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or (B) make any loans or advances or capital contribution to, or investment in, any Person other than a Transferred Subsidiary, except in each case for bidding joint ventures formed for a specific procurement in the ordinary course of business;

(vi) (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by LMC or its Affiliates to any of the Spinco Business Employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any LMC Plan as it relates to any of the Spinco Business Employees, (C) adopt, amend or terminate any LMC Union Contract or (D) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Spinco Business Employee, in each case, other than (1) as required by Applicable Law, (2) as required by any LMC Plan or any LMC Union Contract, each as in effect on the date hereof, (3) grants of equity or equity-based awards pursuant to LMC’s equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $25,000,000, or, (4) in the ordinary course of business consistent with the past practices of LMC or its Affiliates (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of LMC and/or its Affiliates and does not disproportionately increase the compensation and benefits of the Spinco Business Employees relative to such other similarly situated employees;

(vii) waive or remove any material restriction under any LMC Plan;

(viii) change any method of accounting or accounting practice or policy used by LMC as it relates to the Spinco Business, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(ix) (A) terminate, discontinue, close or dispose of any business operation that is part of the Spinco Business, or lay off any Spinco Business Employees (other than layoffs of less than 50 employees at any individual location in any six month period in the ordinary course of business consistent with past practice); or (B) transfer internally or otherwise alter the duties and responsibilities of any individual, including any employee of LMC and its Affiliates, in a manner that would affect whether such individual is or is not classified as a Spinco Business Employee, except, in each case, to the extent contemplated or required by the Employee Matters Agreement;

(x) other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes (other than a closing agreement described in Section 3(a) of the Tax Matters Agreement) or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Spinco or RMT Parent or any of the Transferred Subsidiaries;

(xi) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Spinco Financial Statements or Spinco Audited Financial Statements or subsequently incurred in the ordinary course of business and consistent with past practice, unless such payment, discharge or satisfaction does not impose any payment obligations on a Spinco Company following the Cut-Off Time and otherwise would not restrict the operation of the Spinco Business following the Merger Effective Time;

(xii) incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness solely between or among LMC Entities that will be repaid prior to the Distribution, (B) the Spinco Debt, (C) indebtedness solely between or among any of the Transferred Subsidiaries and (D) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(xiii) commence or settle any Proceeding other than in the ordinary course of business and consistent with past practice;

(xiv) other than in the ordinary course of business and consistent with past practice materially amend (other than an extension), cancel or terminate any Spinco Material Contract, IP License, material Government Contracts, or any Government Bid;

(xv) (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material Spinco Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material Spinco Intellectual Property, (B) grant to any third party any exclusive license, or enter into any covenant not to sue, or (C) disclose to any Person any material trade secret or confidential Data that would constitute a Transferred Asset, with respect to any (y) material Licensed Intellectual Property as it relates to the Spinco Business or (z) material Transferred Intellectual Property, in each case, except in the ordinary course of business and consistent with past practice;

(xvi) fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the Spinco Business, except to the extent such actions affect similarly situated businesses of LMC and its Subsidiaries and do not disproportionately affect the Spinco Business;

(xvii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

(xviii) enter into any agreement to do any of the foregoing.

(b) From the date of this Agreement until the Distribution, LMC shall cause each of the Transferred Subsidiaries to (i) prepare and timely file all Tax Returns that it is required to file, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify RMT Parent of any notice of any material Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters) affecting a Transferred Subsidiary.

Section 6.02 Conduct of Business by RMT Parent Pending the Merger.

(a) From the date of this Agreement and until the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with Section 9.01, except, (i) as set forth in Section 6.02 of the RMT Parent Disclosure Letter, (ii) for the Contemplated Transactions, (iii) for actions required by Applicable Law, and (iv) as LMC otherwise shall consent to in writing (such consent not to be unreasonably withheld, delayed or conditioned), (A) RMT Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to conduct its and their businesses in the ordinary course in all material respects and preserve intact in all material respects the business organization of their businesses, and (B) RMT Parent shall not, and shall cause its Subsidiaries not to:

(i) (A) issue, sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of a Lien on, any shares of any class of capital stock, or other ownership interests, of RMT Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of RMT Parent or any of its Subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly owned Subsidiary of RMT Parent which remains a directly or indirectly wholly owned Subsidiary of RMT Parent after consummation of such transaction, (2) upon the exercise or settlement of, or as otherwise required by, any RMT Parent Stock Awards granted pursuant to the RMT Parent Stock Plans outstanding on the date of this Agreement and in accordance with their terms in effect on the date of this Agreement or thereafter granted in the ordinary course of business or (3) pursuant to the RMT Parent Share Issuance;

(ii) (A) sell, pledge or dispose of, (B) grant a Lien on or permit a Lien to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing of a Lien on, any material assets of the businesses of RMT Parent and its Subsidiaries, except (1) in the ordinary course of business and consistent with past practice, (2) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the business of RMT Parent or its Subsidiaries, (3) Liens that are Permitted Liens and (4) Liens securing indebtedness that would not be prohibited by Section 6.02(a)(ix);

(iii) amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of RMT Parent or any of its material Subsidiaries (other than immaterial amendments to any such RMT Parent Subsidiary organizational documents);

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock except for (A) the declaration and payment of regular quarterly cash dividends not in excess of $0.32 per share in respect of RMT Parent Common Stock, (B) dividends or distributions by any directly or indirectly wholly owned Subsidiary of RMT Parent, and (C) the RMT Parent Special Dividend;

(v) (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, other than acquisitions not exceeding $25,000,000 in the aggregate and dispositions not exceeding $25,000,000 in the aggregate; or (B) make any loans or advances or capital contribution to, or investment in, any Person other than RMT Parent or a Subsidiary of RMT Parent, except in each case for bidding joint ventures formed for a specific procurement in the ordinary course of business;

(vi) (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by RMT Parent or its Subsidiaries to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any RMT Parent Plans or (C) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any RMT Parent Employee, in each case, other than (1) as required by Applicable Law, (2) as required by any RMT Parent Plan or RMT Parent Union Contract, each as in effect on the date hereof, (3) grants of equity or equity-based awards pursuant to RMT Parent’s equity compensation plans in the ordinary course of business up to an aggregate grant date fair market value of $45,000,000, (4) in the ordinary course of business consistent with the past practices of RMT Parent or its Subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of RMT Parent and/or its Subsidiaries;

(vii) change any method of accounting or accounting practice or policy used by RMT Parent as it relates to the businesses of RMT Parent and its Subsidiaries, other than such changes as are required by GAAP, Applicable Law or a Governmental Authority;

(viii) other than in the ordinary course of business and consistent with past practice or as required by Applicable Law, (A) make any change (or file any such change) in any method of Tax accounting or any annual Tax accounting period, (B) make, change or rescind any Tax election, (C) settle or compromise any Tax liability or consent to any claim or assessment relating to Taxes, (D) file any amended Tax Return or claim for refund, (E) enter into any closing agreement relating to Taxes or (F) waive or extend the statute of limitations in respect of Taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Spinco or RMT Parent or any of its Subsidiaries;

(ix) incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under RMT Parent’s current credit facilities (other than to finance an acquisition of a material business), (B) indebtedness solely between or among RMT Parent and its Subsidiaries, (C) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (D) indebtedness incurred in connection with the Contemplated Transactions, (E) indebtedness incurred to finance the RMT Parent Special Dividend), and (F) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

(x) commence or settle any Proceeding other than in the ordinary course of business and consistent with past practice;

(xi) other than in the ordinary course of business and consistent with past practice materially amend (other than an extension), cancel or terminate any RMT Parent Material Contract, any RMT Parent License or any material Government Bid for which an award has not been issued;

(xii) (A) abandon, disclaim, sell, assign or grant any security interest in, to or under any material RMT Parent Intellectual Property, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in any material RMT Parent Intellectual Property or (B) grant to any third party any exclusive license, or enter into any covenant not to sue with respect to any material RMT Parent Intellectual Property, except in the ordinary course of business and consistent with past practice;

(xiii) fail to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the businesses of RMT Parent and its Subsidiaries; or

(xiv) enter into any agreement to do any of the foregoing.

(b) From the date of this Agreement until the Merger Effective Time, RMT Parent shall, and shall cause each of its Subsidiaries to, (i) prepare and timely file all Tax Returns that it is required to file, (ii) timely pay all Taxes shown to be due and payable on such Tax Returns and (iii) promptly notify LMC of any notice of any material Proceeding or audit in respect of any Tax matters (or any significant developments with respect to ongoing Proceedings or audits in respect of such Tax matters).

ARTICLE VII

ADDITIONAL COVENANTS AND AGREEMENTS

Section 7.01 Registration Statements; Proxy Statement; Schedule TO; Merger Sub and Spinco Stockholder Approvals.

(a) As promptly as reasonably practicable following the date hereof, to the extent such filings are required by Applicable Law in connection with the transactions contemplated by this Agreement, LMC shall cause to be prepared the audited financial statements contemplated by Section 7.16 and as promptly as practicable after the date such audited financial statements are delivered to RMT Parent, (i) LMC, Spinco, RMT Parent and Merger Sub shall jointly prepare, and RMT Parent shall file with the SEC, a proxy statement relating to the RMT Parent Stockholder Approval (together with all supplements and amendments thereto, the “Proxy Statement”) and a registration statement on Form S-4 to register under the Securities Act the RMT Parent Share Issuance (together with all supplements and amendments, prospectuses or information statements, the “RMT Parent Registration Statement”), (ii) LMC, Spinco, RMT Parent and Merger Sub shall jointly prepare, and Spinco shall file with the SEC, a registration statement on Form 10 or Form S-1 (if the Distribution is effected in whole as a pro rata dividend), on Form S-4 (if the Distribution is effected in whole as an exchange offer) or on a combined Form S-4/S-1 (if the Distribution is effected otherwise) to register under the Exchange Act or the Securities Act, as the case may be, the Spinco Common Stock to be distributed in the Distribution (together with all supplements and amendments, prospectuses or information statements, the “Spinco Registration Statement” and, together with the RMT Parent Registration Statement, the “Registration Statements”) and (iii) if the Distribution is effected in whole or in part as an exchange offer, LMC shall prepare and file with the SEC, when and as required, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act (collectively, the “Schedule TO”).

(b) Each of LMC, Spinco, RMT Parent and Merger Sub shall use its reasonable best efforts to have the Registration Statements declared effective under the Exchange Act or the Securities Act, as applicable, as promptly as practicable after such filing, and RMT Parent shall cause the Proxy Statement to be mailed to the holders of RMT Parent Common Stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Parent Registration Statement is declared effective. Each of RMT Parent and LMC shall also take any action required to be taken under any applicable state securities laws or regulations in connection with, in the case of RMT Parent, the RMT Parent Share Issuance and, in the case of LMC, the issuance and distribution of the Spinco Common Stock in the Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to the Exchange Offer. The Parties shall cooperate in preparing and filing with the SEC the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. RMT Parent and Merger Sub shall furnish all information concerning RMT Parent and the RMT Parent Entities, and LMC and Spinco

shall furnish all information concerning LMC, the Spinco Business and the Transferred Subsidiaries as may be reasonably requested by the other Parties in connection with the preparation, filing and distribution of the Proxy Statement, the Registration Statements, the Schedule TO and any necessary amendments or supplements thereto. None of the Proxy Statement, the Registration Statements, the Schedule TO nor any amendment or supplement thereto shall be filed or mailed to stockholders without the written consent of all of the Parties (such consent not to be unreasonably withheld, delayed or conditioned).

(c) The Proxy Statement shall (i) state that the RMT Parent Board has approved this Agreement and the transactions contemplated hereby, and approved the RMT Parent Share Issuance and (ii) subject to Section 7.03(d), include the RMT Parent Recommendation (except to the extent that RMT Parent effects a Change in the RMT Parent Recommendation in accordance with Section 7.03(d)).

(d) Except for, but subject to Section 10.07, ordinary course communications filed pursuant to Rule 425 under the Securities Act and as required by Applicable Law or in connection with a Change in the RMT Parent Recommendation, no amendment or supplement to the Proxy Statement, a Registration Statement or the Schedule TO shall be made without the prior consent of the other Parties (which shall not be unreasonably withheld, conditioned or delayed). RMT Parent and LMC, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when a Registration Statement has become effective or any supplement or amendment to the Proxy Statement or a Registration Statement has been filed, (ii) the issuance of any stop order; (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Parent Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Distribution, or (iv) any oral or written request by the SEC for amendment of the Proxy Statement, a Registration Statement or the Schedule TO or SEC comments thereon or requests by the SEC for additional information. RMT Parent and LMC shall promptly provide each other with copies of any written communication from the SEC and summaries of any oral communications with the SEC with respect to the Proxy Statement, the Registration Statements or the Schedule TO and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement, the Registration Statements and the Schedule TO as shall be reasonably appropriate.

(e) If, at any time prior to the Merger Effective Time, any event or circumstance shall be discovered by a Party that should be set forth in an amendment or a supplement to a Registration Statement, the Proxy Statement or the Schedule TO so that any such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties and the Parties shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to stockholders.

(f) In connection with the filing of the Registration Statements and other SEC filings contemplated hereby, each of LMC and RMT Parent shall use its reasonable best efforts to (i) cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and Applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of LMC or RMT Parent, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 7.01(f).

Section 7.02 RMT Parent Stockholders’ Meeting.

RMT Parent shall establish a record date and take all other lawful action to call, give notice of, convene and hold a meeting of its stockholders (the “RMT Parent Stockholders’ Meeting”) as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Parent Registration Statement is declared effective, for the purpose of obtaining the RMT Parent Stockholder Approval. RMT Parent agrees that the obligation of RMT Parent to call, give notice of, convene and hold the RMT Parent Stockholders’ Meeting shall not be limited or otherwise affected by (a) the commencement, disclosure, announcement or submission to RMT Parent or its stockholders of any Competing RMT Parent Transaction, or (b) any Change in the RMT Parent Recommendation. Subject to Section 7.03(d), RMT Parent shall solicit from its stockholders proxies in favor of the RMT Parent Stockholder

Approval and shall take all other action reasonably necessary or advisable to secure the RMT Parent Stockholder Approval. RMT Parent agrees that it shall not submit to a vote of the stockholders of RMT Parent any Competing RMT Parent Transaction or Competing RMT Parent Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of RMT Parent’s stockholders to obtain the RMT Parent Stockholder Approval.

Section 7.03 No Solicitation of Transactions.

(a) RMT Parent agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to RMT Parent’s stockholders), with respect to any Competing RMT Parent Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing RMT Parent Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing RMT Parent Transaction, (iv) enter into any Competing RMT Parent Transaction Agreement or (v) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. RMT Parent acknowledges and agrees that it shall be responsible for the actions of its Subsidiaries and Representatives. RMT Parent acknowledges and agrees that the taking of any of the actions contemplated by the foregoing clauses (i) through (v) by RMT Parent or any of its Subsidiaries shall be deemed to be a breach by RMT Parent of this Section 7.03(a). RMT Parent acknowledges and agrees that if any of its Representatives takes any actions that, if taken by RMT Parent, would constitute a breach of this Section 7.03, such actions shall be attributed to RMT Parent and RMT Parent shall be responsible. RMT Parent shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than LMC and its Affiliates) conducted prior to the execution of this Agreement by RMT Parent or any of its Subsidiaries or Representatives with respect to a Competing RMT Parent Transaction. RMT Parent shall not, and shall cause its Subsidiaries not to, and RMT Parent shall instruct its Representatives not to, release any third party from, or waive any provision of, any confidentiality or, subject to applicable fiduciary duties under Applicable Law, standstill agreement to which it or one of its Affiliates is a party in connection with a Competing RMT Parent Transaction. RMT Parent shall, and shall cause its Subsidiaries to, promptly request each Person (other than LMC and its Affiliates) that has heretofore executed a confidentiality agreement with RMT Parent or any of its Subsidiaries in connection with such Person’s consideration of a Competing RMT Parent Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by LMC, to enforce such Person’s obligation to do so.

(b) RMT Parent shall promptly (and in any event within 24 hours after RMT Parent attains knowledge thereof) notify LMC, orally and in writing, after the receipt by RMT Parent or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing RMT Parent Transaction, including any request for discussions or negotiations and any request for information relating to RMT Parent or any of its Affiliates or for access to the business, properties, assets, books or records of RMT Parent or any of its Affiliates. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing RMT Parent Transaction, and RMT Parent shall promptly (and in any event within 24 hours after receipt by RMT Parent) provide to LMC copies of any written materials received by RMT Parent in connection with any of the foregoing. RMT Parent agrees that it shall keep LMC reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by RMT Parent pursuant to Section 7.03(c). RMT Parent shall provide LMC with at least 48 hours prior notice of any meeting of the RMT Parent Board at which the RMT Parent Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the RMT Parent Board in respect of such meeting). RMT Parent agrees that it shall substantially simultaneously provide to LMC any non-public information concerning RMT Parent that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto) unless such information has previously been provided or made available by RMT Parent to LMC.

(c) Notwithstanding anything to the contrary in this Section 7.03, at any time prior to the receipt of the RMT Parent Stockholder Approval, RMT Parent may furnish information to, and enter into discussions and negotiations with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing RMT Parent Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the RMT Parent Board has (i) determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that such proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal and has determined, in its good faith judgment (after consulting with outside legal counsel) that the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent and/or its stockholders under Applicable Law, (ii) provided written notice to LMC of its intent to furnish information or enter into discussions with such Person at least three Business Days prior to taking the first of any such action with respect to any given Person and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with RMT Parent or having the effect of prohibiting RMT Parent from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to LMC a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.03(d), neither the RMT Parent Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the RMT Parent Recommendation, (ii) make any public statement or take any action inconsistent with the RMT Parent Recommendation or (iii) approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, any Competing RMT Parent Transaction (any of the actions described in (i), (ii) or (iii), a “Change in the RMT Parent Recommendation”). Notwithstanding the foregoing:

(i) the RMT Parent Board may make a Change in the RMT Parent Recommendation if (A) other than in connection with or as a result of the making of a Competing RMT Parent Transaction, a material development or change in circumstances that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the RMT Parent Board on the date of this Agreement occurs or arises after the date of this Agreement, which material development or change in circumstances becomes known to the RMT Parent Board prior to the RMT Parent Stockholders’ Meeting (such material development or change in circumstances being referred to as an “Intervening Event” (it being understood that in no event shall (i) any action taken by any Party pursuant to and in compliance with the affirmative covenants set forth in Article VI, or any action taken or omitted with the consent of RMT Parent (in the case of actions taken or omitted by LMC or Spinco) or any action taken or omitted by RMT Parent, and the consequences of any such action or omission, or (ii) the receipt, existence of or terms of a Competing RMT Parent Transaction constitute an Intervening Event), (B) the RMT Parent Board determines in its good faith judgment, after consulting with its outside legal counsel, that an Intervening Event has occurred; (C) the RMT Parent Board does not effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation at any time within three business days after LMC receives written notice from RMT Parent that the RMT Parent Board has determined that an Intervening Event requires the RMT Parent Board to effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation (provided, a new notice shall be required with respect to any change in circumstances and a new notice period of three business days shall begin); (D) during such applicable period, if requested by LMC, RMT Parent engages in good faith negotiations, and directs its financial advisors and outside legal advisors to, engage in good faith negotiations, with LMC to amend this Agreement in such a manner that obviates the need for the RMT Parent Board to effect, or cause RMT Parent to effect, a Change in the RMT Parent Recommendation as a result of such Intervening Event; and (E) the RMT Parent Board determines in good faith, after having consulted with its outside legal counsel, that, in light of such Intervening Event, a failure to make a Change in the RMT Parent Recommendation would be inconsistent with the RMT Parent Board’s fiduciary duties to RMT Parent or its stockholders under Applicable Law; or

(ii) if at any time prior to the receipt of the RMT Parent Stockholder Approval and in response to the receipt of an offer or proposal with respect to a Competing RMT Parent Transaction that did not arise or result from any breach of this Section 7.03, the RMT Parent Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel), that such offer or proposal constitutes a Superior Proposal and determines in its good faith judgment (after consulting with outside legal counsel) that the failure by the RMT Parent Board to make a Change in the RMT Parent Recommendation with respect to such Superior Proposal would be inconsistent with its fiduciary duties to RMT Parent and its stockholders under Applicable Law, the RMT Parent Board may, with respect to such Superior Proposal, make a Change in the RMT Parent Recommendation; provided, however, that the RMT Parent Board shall not be entitled to exercise its right to make a Change in the RMT Parent Recommendation pursuant to this Section 7.03(d)(ii) unless:

(1) RMT Parent has provided written notice to LMC (a “Notice of Superior Proposal”) advising LMC that the RMT Parent Board has received a Superior Proposal promptly after the RMT Parent Board determines it has received a Superior Proposal, stating that the RMT Parent Board intends to make a Change in the RMT Parent Recommendation describing the terms and conditions of such Superior Proposal; and

(2) LMC does not, within five Business Days of receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement (any such offer, a “Revised Transaction Proposal”) in a manner that the RMT Parent Board determines in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to RMT Parent’s stockholders as such Superior Proposal; provided, however, that, during the Notice Period, RMT Parent shall negotiate in good faith with LMC (to the extent LMC desires to negotiate) regarding any Revised Transaction Proposal; provided, further, that any amendment to the terms of such Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from RMT Parent and an additional three Business Day Notice Period that satisfies this Section 7.03(d)(ii)(2), including with respect to RMT Parent’s obligations to negotiate in good faith with LMC.

(e) Any disclosure that the RMT Parent Board may be compelled to make with respect to the receipt of a proposal or offer with respect to a Competing RMT Parent Transaction or otherwise consistent with its fiduciary duties to RMT Parent and its stockholders under Applicable Law or Rule 14d-9 or with Rule 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Section 7.03; provided, however, that neither the RMT Parent Board nor any committee thereof shall make a Change in the RMT Parent Recommendation in connection with such disclosure (it being understood that any “stop, look and listen” communication by or on behalf of RMT Parent pursuant to Rule 14d-9(f) shall not be considered a Change in the RMT Parent Recommendation) unless permitted by Section 7.03(d). Any Change in the RMT Parent Recommendation shall not change the approval of the RMT Parent Board for purposes of causing any state takeover statute or other Applicable Law to be inapplicable to the Contemplated Transactions.

(f) LMC agrees that it will not, nor will it permit any of its Subsidiaries to, and that it will instruct its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to LMC’s stockholders), with respect to any Competing Spinco Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of inquiries or to obtain a proposal or offer with respect to a Competing Spinco Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Spinco Transaction or (iv) enter into any Competing Spinco Transaction Agreement. LMC acknowledges and agrees that it shall be responsible for the actions of its Subsidiaries and Representatives. LMC acknowledges and agrees that the taking of any of the actions contemplated by the foregoing clauses (i) through (iv) by LMC or any of its Subsidiaries shall be deemed to be a breach by LMC of this Section 7.03(f). LMC acknowledges and agrees that if any of its Representatives takes any actions that, if taken by LMC, would constitute a breach of this Section 7.03, such actions shall be attributed to LMC and LMC shall be responsible. LMC shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons (other than RMT Parent and its Affiliates) conducted prior to the execution of this Agreement by LMC or any of its Representatives with respect to a Competing Spinco Transaction. LMC shall not, and shall cause its Subsidiaries not to, and LMC shall instruct its Representatives not to, release any third party from, or waive any provision of, any confidentiality or, subject to applicable duties of its directors under Applicable Law, standstill agreement to which it or one of its Affiliates is a party in connection with a Competing Spinco Transaction. LMC shall, and shall cause it Subsidiaries to, promptly request each Person (other than RMT Parent and its Affiliates) that has heretofore executed a confidentiality agreement with LMC or any of its Subsidiaries in connection with such Person’s consideration of a Competing Spinco Transaction (whether by merger, acquisition of stock or assets or otherwise), to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by RMT Parent, to enforce such Person’s obligation to do so. LMC shall promptly (and in any event within 24 hours after LMC attains knowledge thereof) notify RMT Parent, orally and in writing, after the receipt by LMC or any of its Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Spinco Transaction, including any request for discussions or negotiations and any request for information relating to LMC or any of its Affiliates with respect to the Spinco Business, or for access to the business, properties, assets, books or records of LMC or any of its Affiliates with respect to the Spinco Business. The receipt by LMC of a proposal in respect of a Competing Spinco Transaction shall not in any way or manner alter, hinder or delay LMC or Spinco from satisfying its obligations under this Agreement.

Section 7.04 Access to Information.

(a) From the date of this Agreement until the Closing, upon reasonable notice, LMC shall use its reasonable best efforts to (i) afford RMT Parent and its authorized Representatives reasonable access to the offices, properties and books and records of the Spinco Business; and (ii) furnish to the authorized Representatives of RMT Parent such additional available information regarding the Spinco Business (or copies thereof), as RMT Parent may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at RMT Parent’s expense, during normal business hours, under the supervision of LMC’s personnel and in such a manner as not to interfere significantly with the normal operations of the Spinco Business; (y) all requests for access pursuant to this Section 7.04(a) shall be made in writing and shall be directed to and coordinated with a person or persons designated by LMC in writing; and (z) RMT Parent shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any LMC Entity in connection with, or for the purposes of, the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of LMC. Notwithstanding anything to the contrary in this Agreement, LMC shall not be required to provide any access or disclose any information to RMT Parent or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege, (B) contravene any Applicable Law, fiduciary or other duty or any agreement or (C) result in the loss of protection of any proprietary information or trade secrets of any LMC Entity. When accessing any of LMC’s properties, RMT Parent shall, and shall instruct its Representatives to, comply with all of LMC’s safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, (I) in no event shall LMC be required to provide any information relating to any Excluded Assets or any Excluded Liabilities; and (II) neither RMT Parent nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of LMC, which consent may be withheld in the sole discretion of LMC.

(b) From the date of this Agreement until the Closing, upon reasonable notice, RMT Parent shall use its reasonable best efforts to (i) afford LMC and its authorized Representatives reasonable access to the offices, properties and books and records of RMT Parent and its Subsidiaries; and (ii) furnish to the authorized Representatives of LMC such additional available information regarding RMT Parent and its Subsidiaries (or copies thereof), as LMC may from time to time reasonably request; provided, that (x) any such access or furnishing of information shall be conducted at LMC’s expense, during normal business hours, under the supervision of the personnel of RMT Parent or its Subsidiaries and in such a manner as not to interfere significantly with the normal operations of the businesses of RMT Parent and its Subsidiaries; (y) all requests for access pursuant to this Section 7.04(b) shall be made in writing and shall be directed to and coordinated with a person or persons designated by RMT Parent in writing; and (z) LMC shall not, and shall cause its Representatives not to, contact any of the employees, customers, distributors or suppliers of any RMT Parent Entity in connection with the Contemplated Transactions, whether in person or by telephone, mail, or other means of communication, without the specific prior written authorization of RMT Parent. Notwithstanding anything to the contrary in this Agreement, RMT Parent shall not be required to provide any access or disclose any information to LMC or its Representatives if such disclosure could reasonably be expected to (A) jeopardize, or result in a loss or waiver of, any attorney-client or other legal privilege, (B) contravene any Applicable Law, fiduciary or other duty or any agreement or (C) result in the loss of protection of any proprietary information or trade secrets of any RMT Parent Entity. When accessing any of the properties of RMT Parent or its Affiliates, LMC shall, and shall cause its Representatives to, comply with all of RMT Parent’s or its Affiliates’ safety and security requirements for the applicable property. Notwithstanding anything to the contrary in this Agreement, neither LMC nor any of its Representatives shall be allowed to sample or analyze any soil or groundwater or other environmental media, or any building material, without the prior written consent of RMT Parent, which consent may be withheld in the sole discretion of RMT Parent.

Section 7.05 Directors’ and Officers’ Indemnification.

(a) The bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in the bylaws of Spinco, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Merger Effective Time in any manner that could reasonably be expected to affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees or agents of Spinco, unless such modification shall be required by Applicable Law.

(b) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at RMT Parent’s option, RMT Parent, shall assume the obligations set forth in this Section 7.05.

Section 7.06 Regulatory and Other Authorizations; Notices and Consents.

(a) Each Party shall, and shall cause its Affiliates to, use reasonable commercial efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents, (ii) cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, orders and approvals and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each Party agrees to, and shall cause its respective Affiliates to, make promptly its respective filing, if necessary, pursuant to the HSR Act or any other Antitrust Laws under which filing is required or under which the Parties reasonably mutually determine that filing is advisable with respect to the Contemplated Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Laws. The Parties shall determine the jurisdictions in which filings will be made under the Antitrust Laws within ten Business Days of the date of this Agreement. Each Party agrees to, and shall cause its respective Affiliates to, make as promptly as practicable its respective filings and notifications, if any, under any other Applicable Law regarding Government Contracts, Government Bids, trade regulation, security clearances or any other relevant matters and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to such other Applicable Laws. RMT Parent shall, and shall cause its Affiliates to, pay all filing or notice fees in connection with the foregoing filings and notifications.

(b) Without limiting the generality of the undertakings of the Parties pursuant to Section 7.06(a), and notwithstanding anything in this Agreement to the contrary, RMT Parent shall, and shall cause each of its Affiliates to, take any and all steps reasonably necessary to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Laws that may be asserted by any Governmental Authority or any other Person so as to enable the Parties to close the Contemplated Transactions as promptly as practicable, and in any event prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding that otherwise would reasonably be expected to have the effect of materially delaying or preventing the consummation of the Contemplated Transactions; provided that the effectiveness of such sale, divestiture or disposition or entry into such other arrangement may be made contingent on the consummation of the Merger; provided, further, however, that notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require RMT Parent or Merger Sub to (x) institute any legal proceedings against any Governmental Authority or (y) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of (A) Spinco and the Transferred Subsidiaries, taken as a whole, or of (B) RMT Parent and its Subsidiaries, taken as a whole (each of such actions, a “Burdensome Condition”); and neither LMC, nor Spinco, nor any of their Subsidiaries shall take any action that has the effect of, or agree with any Governmental Authority to, any Burdensome Condition without the prior written consent of RMT Parent. In addition, RMT Parent shall, and shall cause its Affiliates to, use its reasonable best efforts to defend through litigation on the merits any Proceeding by any Person to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date. To assist RMT Parent in complying with its obligations under this Section 7.06(b), LMC shall, and shall cause its Affiliates to, enter into agreements or arrangements on terms and conditions reasonably acceptable to RMT Parent to be entered into by any of them prior to the Closing with respect to any matters contemplated by this Section 7.06(b); provided, however, that (i) nothing in this Section 7.06(b) or in any of the Transaction Documents shall require LMC or any of its Affiliates to agree to any sale, divestiture, disposition or other arrangement with respect to any businesses or assets other than the Spinco Business, (ii) the effectiveness of any sale, divestiture or disposition or entry into such other arrangements shall be contingent on the consummation of the Merger and (iii) RMT Parent shall indemnify LMC and its Affiliates for their reasonable and documented out of pocket costs and expenses in providing such assistance.

(c) Each Party shall promptly notify the other Parties of any communication it or any of its Representatives receives from any Governmental Authority relating to the ability to consummate the Contemplated Transactions and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority. The Party providing communications for review under the foregoing sentence shall consider, in good faith, the suggestions made by the other Parties. None of the Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), litigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Each Party shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and any other Antitrust Law. Each Party shall, and shall cause its Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Contemplated Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Spinco Business; (ii) as necessary to comply with contractual arrangements or Applicable Law; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns; provided, further, that a Party may designate information that it views to be commercially sensitive or competitively sensitive to be viewed only by outside antitrust counsel for the other Parties, and such designation shall be honored by the Parties receiving that information. This Section 7.06(c) shall not apply with respect to the Internal Reorganization.

(d) Each Party agrees that it shall not, and shall cause its Affiliates not to, enter into any transaction, or any agreement to effect any transaction (including any merger, acquisition or other business combination) that could reasonably be expected to make it more difficult, or to increase the time required, to (i) obtain the expiration or termination of the waiting period under the HSR Act or any other Antitrust Law, or under any other Applicable Law, in respect of the Contemplated Transactions, (ii) avoid the entry of, the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary or reasonably mutually determined as advisable for the consummation of the Contemplated Transactions.

Section 7.07 Release from Financial Support Arrangements.

LMC, Spinco, and RMT Parent shall (and RMT Parent shall cause its Affiliates to) (RMT Parent and its Affiliates, collectively, the “RMT Parent Group”), cooperate and use reasonable best efforts to obtain, in the case of each Financial Support Arrangement set forth on Section 7.07 of the LMC Disclosure Letter, either (a) the unconditional release of each Retained LMC Entity from the Financial Support Arrangements identified in Section 7.07 of the LMC Disclosure Letter from and after the Closing Date, or (b) substitute guarantees or other credit support so that a member of the RMT Parent Group is substituted in place of the Retained LMC Entity that is party to such Financial Support Arrangements, such that LMC or such Retained LMC Entity may terminate such Financial Support Arrangement upon notice, without further obligation to the LMC or such Retained LMC Entity (each of (a) or (b), a “Financial Support Arrangement Release”); provided, however, that any such release or substitution must be effected pursuant to documentation reasonably satisfactory in form and substance to LMC and RMT Parent. From and after the Merger Effective Time, RMT Parent shall not permit any member of the RMT Parent Group to (i) renew or extend the term of or (ii) increase its obligations under, or (iii) transfer to a third party, any loan, contract or other obligation for which a Retained LMC Entity is or would reasonably be expected to be liable under any Financial Support Arrangement. In the event the parties have not, as of the Closing, obtained a Financial Support Arrangement Release with respect to any Financial Support Arrangement, RMT Parent shall, and shall cause a member of the RMT Parent Group to, (x) if requested by LMC, perform such obligations on behalf of such Retained LMC Entity; or (y) otherwise take such action as reasonably requested by LMC so as to put LMC or the applicable Retained LMC Entity in materially the same position as if RMT Parent, or such member of the RMT Parent Group, and not such Retained LMC Entity, had performed or was performing such obligations. All third party costs and expenses incurred in connection with the release or substitution of such Financial Support Arrangements shall be borne by RMT Parent. From and after the Closing, RMT Parent shall indemnify LMC and its Subsidiaries fully in respect of any and all Damages incurred by such Person to the extent arising from any Financial Support Arrangements from and after the Closing.

Section 7.08 Financing.

(a) RMT Parent shall, and shall cause its Affiliates to, use reasonable best efforts to (i) cause the conditions and comply with the obligations that are set forth in the RMT Commitment Letter applicable to, and within the control of or that require the cooperation of, RMT Parent to be fulfilled (or waived, if deemed advisable by RMT Parent) in a timely fashion in accordance with its terms, (ii) maintain the RMT Commitment Letter in effect until the initial funding of the RMT Financing, (iii) negotiate definitive agreements with respect thereto, on the terms and conditions contained therein (including the “market flex” provisions) or on such other terms that would not be prohibited by clauses (i) through (iv) of Section 7.08(d) (the “RMT Financing Agreements”), and (iv) if all conditions precedent under the RMT Commitment Letter have been satisfied, on the Closing Date, RMT Parent shall cause the RMT Lenders to fund the RMT Financing and RMT Inc. to pay the RMT Parent Special Dividend if all conditions to Closing contained in Sections 8.01 and 8.03 are satisfied or waived (by the applicable party that is the beneficiary of such condition). In the event any funds in the amounts set forth in the RMT Commitment Letter or the RMT Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the RMT Commitment Letter or the RMT Financing Agreements, RMT Parent shall, and shall cause its Affiliates to use reasonable best efforts, subject to Section 7.08(d), to obtain promptly any such portion from alternative sources, including on terms materially no less favorable, in the aggregate, to RMT Parent than those set forth in the RMT Commitment Letter (in each case as determined in the reasonable discretion of RMT Parent), in an amount sufficient, when added to the portion of the RMT Financing that is available, to finance the RMT Parent Special Dividend (the “RMT Alternative Financing”) and provide promptly to LMC a copy of any new financing commitment letter and any associated fee letters (the “Alternative RMT Commitment Letter”); provided that the terms of any such RMT Alternative Financing must be consistent with the Tax-Free Status, as reasonably determined by LMC. In the event any RMT Alternative Financing is obtained, any reference in this Agreement to “RMT Financing” shall include “RMT Alternative Financing,” any reference to “RMT Commitment Letter” shall include the “Alternative RMT Commitment Letter,” any reference to “RMT Lenders” shall include the financial institutions providing such RMT Alternative Financing, and any reference to “RMT Financing Agreements” shall include any definitive agreements with respect to the Alternative RMT Commitment Letter, and all obligations of RMT Parent pursuant to this Section 7.08 shall be applicable thereto to the same extent as RMT Parent’s obligations with respect to the RMT Financing. For the avoidance of doubt, if the RMT Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, RMT Parent shall take all actions within its control necessary to allow RMT Inc. to incur the indebtedness provided under the RMT Financing to consummate the RMT Parent Special Dividend.

(b) LMC shall, and shall cause its Affiliates to, use reasonable best efforts (i) cause the conditions and comply with the obligations that are set forth in the Spinco Commitment Letter applicable to, and within the control of or that require the cooperation of, LMC to be fulfilled (or waived, if deemed advisable by LMC) in a timely fashion in accordance with its terms, (ii) maintain the Spinco Commitment Letter in effect until the initial funding of the Spinco Financing, (iii) negotiate definitive agreements with respect thereto, on the terms and conditions contained therein (including the “market flex” provisions) or on such other terms that would not be prohibited by Section 7.08(e) (the “Spinco Financing Agreements” and, together with the RMT Financing Agreements, the “Financing Agreements”), and (iv) if all conditions precedent under the Spinco Commitment Letter have been satisfied, LMC shall, or shall cause its Affiliates to, cause the Spinco Lenders to fund the Spinco Financing prior to or substantially contemporaneously with the Distribution and pay the Spinco Special Cash Payment if all conditions to Closing contained in Section 8.01 and Section 8.02 are, or, on the Closing Date can be reasonably be expected to be, satisfied or waived (by the applicable party that is the beneficiary of such condition). In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Spinco Financing Agreements, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Spinco Financing Agreements, LMC shall, and shall cause its Affiliates to, in consultation with RMT Parent, use reasonable best efforts to obtain promptly any such portion from alternative sources, on terms acceptable to RMT Parent, in an amount sufficient, when added to the portion of the Spinco Financing that is available, to finance the Spinco Special Cash Payment (the “Spinco Alternative Financing” and, together with any RMT Alternative Financing, the “Alternative Financings” and each, an “Alternative Financing”) and provide promptly to RMT Parent a copy of any new financing commitment letter and any associated fee letters (the “Alternative Spinco Commitment Letter”); provided that the terms of any such Spinco Alternative Financing must be consistent with the Tax-Free Status, as reasonably determined by LMC. In the event Spinco Alternative Financing is obtained, any reference in this Agreement to “Spinco Financing” shall include “Spinco Alternative Financing,” any reference to “Spinco Commitment Letter” shall include the “Alternative Spinco Commitment Letter,” any reference to “Spinco Lenders” shall include the financial institutions providing such Alternative Financing, and any reference to “Spinco Financing Agreements” shall include any definitive agreements with respect to the Alternative Spinco Commitment Letter, and all obligations of LMC pursuant to this Section 7.08 shall be applicable thereto to the same extent as LMC’s obligations with respect to the Spinco Financing. For the avoidance of doubt, if the Spinco Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the Closing, Spinco shall, and LMC shall cause Spinco to, take all actions within its control necessary to cause Spinco to incur the indebtedness provided under the Spinco Commitment Letter to make the Spinco Special Cash Payment.

(c) RMT Parent and LMC shall each give the other prompt written notice (v) of any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letters or the Financing Agreements, (w) of the receipt of any written notice of any actual or threatened withdrawal, repudiation or termination of either Financing by any of the Lenders, (x) of the receipt of any written notice of any material dispute or disagreement between or among any of the parties to the Commitment Letters or the Financing Agreements, (y) of any amendment or modification of, or waiver under, the Commitment Letters or the Financing Agreements or (z) if for any reason either believes in good faith that it or its Affiliates will not be able to timely obtain all or any portion of the RMT Financing or Spinco Financing, as applicable, on the terms and in the manner or from the sources contemplated by the RMT Commitment Letter or the Spinco Commitment Letter, as applicable, or the RMT Financing Agreements or the Spinco Financing Agreements, as applicable. RMT Parent and LMC shall keep one another informed upon reasonable request and in reasonable detail of the status of their efforts to arrange the RMT Financing and the Spinco Financing, as applicable.

(d) Notwithstanding anything to the contrary set forth herein, RMT Parent may amend, modify, replace, waive or change any provision in the RMT Commitment Letter or any of the RMT Financing Agreements; provided that any such amendment, modification, replacement, waiver or change must be consistent with the Tax-Free Status, as reasonably determined by LMC; provided, further that RMT Parent shall not permit or agree to any such amendment, modification, replacement, waiver or change to be made to the RMT Commitment Letter or any of the RMT Financing Agreements without obtaining the prior written consent of LMC, that would (i) change, amend, expand or modify the conditions precedent set forth therein, or impose new or additional conditions, in each case in any manner that would reasonably be expected to prevent or materially delay the consummation of the RMT Financing, (ii) reduce the aggregate cash amount of the RMT Financing such that the aggregate funds that would be available to RMT Parent upon the closing of the RMT Financing would not be sufficient to fund the RMT Parent Special Dividend, (iii) decrease the aggregate cash amount of the RMT Financing as set forth in the RMT Commitment Letter such that such aggregate amount is less than the aggregate cash amount to be funded upon the closing thereof as set forth in the RMT Commitment Letter as of the date hereof, or (iv) amend or modify any other term or provision in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of RMT Parent and Merger Sub to consummate the transactions contemplated by this Agreement or adversely impact the ability of RMT Parent to enforce its rights against the other parties to the RMT Commitment Letter or any of the RMT Financing Agreements. Notwithstanding anything herein, RMT Parent may modify, supplement or amend the RMT Commitment Letter or any of the RMT Financing Agreements, (x) to add lead arrangers, bookrunners, syndication agents or similar entities that have not executed the RMT Commitment Letter as of the date hereof and (y) to implement or exercise any market flex provisions provided in, the RMT Commitment Letter as in effect as of the date hereof. In such event, the term “RMT Commitment Letter” as used herein shall be deemed to include the new or amended commitment letters entered into in accordance with this Section 7.08(d), and the term “RMT Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 7.08(d); provided, however, that in the event any portion of the RMT Financing becomes unavailable on the terms and conditions contemplated in the RMT Commitment Letter, the second sentence of Section 7.08(a), and not this Section 7.08(d), shall govern with respect to the terms of any replacement financing to be obtained after any portion of the RMT Financing becomes unavailable as described therein.

(e) Neither Spinco nor LMC shall, nor shall they permit or cause their respective Affiliates to, amend, modify, supplement, replace, waive or change any provision in the Spinco Commitment Letter or any of the Spinco Financing Agreements without the prior written consent of RMT Parent; provided that LMC or its Affiliates may modify, supplement or amend the Spinco Commitment Letter or any of the Spinco Financing Agreements to implement any market flex exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date hereof. If RMT Parent so consents or such market flex is exercised, the term “Spinco Commitment Letter” as used herein shall be deemed to include the new commitment letters (or ancillary documents) entered into in accordance with this Section 7.08(e), if applicable, or amendments to the existing Spinco Commitment Letter and the term “Spinco Financing” as used herein shall be deemed to include any substitute financing obtained in accordance with this Section 7.08(e), if applicable, or amendments to the existing Spinco Commitment Letter; provided, however, that in the event any portion of the Spinco Financing becomes unavailable on the terms and conditions contemplated in the Spinco Commitment Letter, the second sentence of Section 7.08(b), and not this Section 7.08(e), shall govern with respect to the terms of any replacement financing to be obtained after any portion of the Spinco Financing becomes unavailable as described therein.

(f) Prior to the closing of the Financings, LMC shall provide or shall cause its Affiliates to provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, all reasonable cooperation in connection with the arrangement of the Financings, as may be reasonably requested by RMT Parent, and that is customary in connection with efforts to obtain financing of the type of the Financings, including, as applicable, (i) participating in meetings, drafting sessions, rating agency and roadshow presentations and due diligence sessions upon reasonable notice and at such times and places as are mutually agreed between RMT Parent and LMC, (ii) furnishing RMT Parent and the Lenders with (A) such information regarding the Spinco Business as is customary in connection with the Financings and (B) with respect to the Spinco Business, the following financial statements and other information: (x) financial statements for an acquired business, management’s discussion and analysis of financial condition and results of operations, business and other financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, and customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents, to consummate a Rule 144A offering of senior unsecured notes (with the exception of a consolidating footnote to the financial statements for guarantors’ and non-guarantors’ financial information, as such information may be expressed in the body of the relevant disclosure document with disclosure customary for a Rule 144A offering), (y) financial information of the Spinco Business necessary for RMT Parent to prepare a pro forma consolidated balance sheet and related pro forma consolidated statement of income as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the closing of the Financings and for such other periods as is required by Article 11 of Regulation S-X under the Securities Act, prepared after giving effect to the transactions contemplated by this Agreement, the Separation Agreement and the Financing Agreements, as of such date and for such periods contemplated by the Securities Act, which need not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) and (z) the financial information required by clause (b) of paragraph 9 of Exhibit C of the Commitment Letters (collectively, the “Required Financial Statements”) and such other customary financial information as reasonably may be requested by RMT Parent to consummate the RMT Financing, (iii) assisting RMT Parent and the financing sources in the marketing and syndication of the Financings and in the preparation of, as applicable, (A) customary offering documents (including a private placement memorandum, prospectus, offering memorandum or any similar document) for the Financings and (B) materials for rating agency presentations, road show materials, bank information memoranda, lender and investor presentations, credit agreements and bank syndication materials and similar documents required in connection with the Financings, (iv) taking customary corporate actions that are necessary to authorize and cause to occur the consummation of the Financings, (v) providing customary authorization and management representation letters representing that the information provided by LMC for inclusion in any confidential information memorandum or lender presentation does not include material non-public information about LMC and its Subsidiaries, and designating the information provided by LMC for presentation to the Lenders as suitable to be made available to lenders who do not wish to receive material non-public information, (vi) requesting their independent accountants to provide cooperation with the Financings, including requesting their participation in accounting due diligence sessions and agreeing that RMT Parent may use their audit reports relating to Spinco and using reasonable best efforts to assist the Lenders in obtaining auditor comfort letters (including negative assurance) and legal opinions from counsel to LMC or Spinco, (vii) furnishing to RMT Parent and the Lenders such information as may be necessary so that the Required Financial Statements are complete and correct in all material respects and do not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading, (viii) assisting with the preparation of any credit or loan agreements and other Financing Agreements, (ix) providing to the Lenders at least three Business Days prior to the closing of the Financings, all documentation and other information about the Spinco Business required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act to the extent reasonably requested at least 10 Business Days prior to the anticipated closing of the Financing, and (x) satisfying the conditions precedent set forth in the Spinco Commitment Letter or any definitive documentation relating to each Financing or any Alternative Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of LMC or Spinco; provided, that the actions contemplated in the foregoing clause (i) through clause (x) do not (I) unreasonably interfere with the ongoing operations of the Spinco Business, (II) cause any representation or warranty or covenant contained in this Agreement to be breached, (III) require any LMC Entity to pay any out of pocket fees or expenses prior to the Closing that are not required to be promptly reimbursed by RMT Parent as set forth in Section 7.08(g), (IV) involve any binding commitment by any LMC Entity (other than, in the case of Spinco, (x) the Spinco Commitment Letter and the Spinco Financing Agreements, and (y) the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into at or shortly before the Closing), which commitment is not conditioned on the Closing and does not terminate without Liability to an LMC Entity upon the termination of this Agreement, or (V) require any LMC Entity or any of its Representatives (other than, with respect to the Spinco Commitment Letter, Spinco) to incur any obligations in respect of the Financings until the closing thereof, which shall not occur prior to the Distribution Date.

(g) RMT Parent shall, and shall cause its Affiliates to, (i) promptly upon request by LMC, reimburse LMC for all reasonable out of pocket costs and expenses (including attorneys’ fees) incurred by LMC and its Affiliates in connection with cooperation provided for in Section 7.08(f) (such reimbursement to be made promptly and in any event within three Business Days of delivery of reasonably acceptable documentation evidencing such expenses); provided, however, that RMT Parent shall not be responsible for reimbursing any such costs and expenses if such costs and expenses would have been incurred by LMC and its Affiliates in the performance of their respective obligations pursuant to other provisions of this Agreement (including Section 7.01 and Section 7.16) and the Separation Agreement; and (ii) indemnify and hold harmless LMC and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financings, and any information utilized in connection therewith (other than information provided by LMC or its Affiliates), except in instances of gross negligence or willful misconduct on the part of LMC, its Affiliates or Representatives. All non-public or otherwise confidential information regarding the Spinco Business obtained by RMT Parent or its Representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between RMT Parent and LMC (or their respective Affiliates), LMC agrees that RMT Parent and its Affiliates may share customary projections with respect to Spinco and its business with the Lenders identified in the Commitment Letters, and that RMT Parent and its Affiliates and such Lenders may share such information with potential financing sources in connection with any marketing efforts in connection with the Financings; provided, however, that the recipients of such information and any other information contemplated to be provided by LMC or any of its Affiliates pursuant to Section 7.08(f), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.

(h) LMC shall, and shall cause its Affiliates to, (i) indemnify and hold harmless RMT Parent and its Affiliates and Representatives from and against any and all Damages suffered or incurred by them in connection with the arrangement of the Financings, and any information utilized in connection therewith (other than information provided by RMT Parent or its Affiliates), except in instances of gross negligence or willful misconduct on the part of RMT Parent, its Affiliates or Representatives. All non-public or otherwise confidential information regarding the business of RMT Parent obtained by LMC or its Representatives pursuant to this Section 7.08 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Notwithstanding any other provision set forth herein or in any other agreement between RMT Parent and LMC (or their respective Affiliates), RMT Parent agrees that LMC and its Affiliates may share customary projections with respect to RMT Parent and its business with the Lenders identified in the RMT Commitment Letter, and that LMC and its Affiliates and such Lenders may share such information with potential financing sources in connection with any marketing efforts in connection with the Financings; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Parent or any of its Affiliates pursuant to Section 7.08(l), agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentially provisions contained in customary bank books and offering memoranda.

(i) RMT Parent shall reasonably cooperate with LMC in connection with the preparation of all documents and the making of all filings required in connection with the Exchange Offer, including by taking all such other actions, to the extent applicable, as are required of LMC pursuant to Section 7.08(f), which shall, together with Section 7.08(g), apply mutatis mutandis with respect to the cooperation by RMT Parent in connection with the Exchange Offer by LMC.

(j) Notwithstanding anything herein to the contrary, if the Spinco Financing is available and all conditions to the Closing set forth in Article VIII have been satisfied or waived or will be satisfied or waived at the closing of the Merger, Spinco shall, and LMC shall cause Spinco to, incur the indebtedness provided under the Spinco Commitment Letter in order to pay the Spinco Special Cash Payment, including by executing and delivering to the Spinco Lenders the Spinco Financing Agreements and related certificates, instruments and documents contemplated thereby, which, in each case, shall be in form and substance satisfactory to RMT Parent.

(k) LMC hereby consents to the use of Spinco’s and Spinco’s Subsidiaries’ logos in connection with the Financings or any Alternative Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage Spinco or any of its Subsidiaries or the reputation or goodwill of Spinco or any of its Subsidiaries or any of their respective intellectual property rights.

(l) Prior to the closing of the Financings, RMT Parent shall provide or shall cause its Affiliates to provide, and shall use its reasonable best efforts to cause its Representatives (and use reasonable best efforts to cause external auditors) to provide, all reasonable cooperation in connection with the arrangement of the Spinco Financing, as may be reasonably requested by LMC, and that is customary in connection with efforts to obtain financing of the type of the Spinco Financing; provided that the actions contemplated in the foregoing do not (I) unreasonably interfere with the ongoing operations of the business of RMT Parent and its Subsidiaries, (II) cause any representation or warranty or covenant contained in this Agreement to be breached, (III) involve any binding commitment by RMT Parent (other than the execution of customary underwriting or purchase agreements in connection with any bond financing to be entered into contemporaneously with the Closing), which commitment is not conditioned on the Closing and does not terminate without Liability to RMT Parent upon the termination of this Agreement, or (IV) require RMT Parent or any of its Representatives (other than, with respect to the RMT Parent Commitment Letter, RMT Parent) to incur any obligations in respect of the Spinco Financing until the closing thereof, which shall not occur prior to the Closing Date.

Section 7.09 Tax Matters.

(a) From and after the date of this Agreement and until the Merger Effective Time, each Party shall use its reasonable best efforts to ensure the Tax-Free Status of the External Transactions (including reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Tax-Free Status of the External Transactions and executing such amendments to this Agreement as may be reasonably required in order to obtain the Tax-Free Status of the External Transactions (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Spinco Transfer, Distribution, Parent Cash Distribution or the Merger to such party or its shareholders)), and, notwithstanding any other provision in this Agreement (including Section 6.01(a) and Section 6.02(a)), no party shall take or fail to take, or permit any of its Affiliates to take or fail to take, any action which results or could reasonably be expected to result in Tax treatment that is inconsistent with the Tax-Free Status of the External Transactions.

(b) RMT Parent and LMC shall cooperate, and shall cause their respective Affiliates to cooperate, fully at such time and to the extent reasonably requested by the other party in order for (i) RMT Parent to obtain the RMT Parent Merger Tax Opinion; (ii) LMC to obtain the LMC Tax Opinions, and (iii) any Tax opinions required to be filed with the SEC in connection with the filing of the Registration Statement.

(c) As a condition precedent to the rendering of the RMT Parent Merger Tax Opinion and the LMC Tax Opinions, RMT Parent, LMC and Spinco, and others, if required, shall execute and deliver to LMC Tax Counsel and RMT Parent Tax Counsel the Tax Representation Letters as of (i) the date for filing any Tax opinion required to be filed with the SEC in connection with the filing of the Registration Statement and (ii) the Closing Date; provided, however, that (x) the foregoing does not require that any Person make a representation that they do not believe to be accurate and (y) each of LMC and RMT Parent, respectively, shall be entitled to a reasonable amount of time to provide the other Party with written comments to the Tax Representation Letters in support of the LMC Merger Tax Opinion and the RMT Parent Merger Tax Opinion, respectively.

(d) As of the date hereof, neither LMC nor Spinco has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that would prevent, or would reasonably be expected to prevent, it from (i) delivering the Tax Representation Letters in accordance with the terms of Section 7.09(c) or (ii) obtaining the opinions contemplated by Section 8.03(b).

(e) As of the date hereof, RMT Parent has not taken or agreed to take any action and knows of no fact, agreement, plan or other circumstance that would prevent, or would reasonably be expected to prevent, RMT Parent from (i) delivering the Tax Representation Letters in accordance with the terms of Section 7.09(c) or (ii) obtaining the opinion contemplated by Section 8.02(b).

(f) LMC (i) as of the date of this Agreement, does not know and has no reason to believe, that any Spinco Common Stock to be exchanged for RMT Parent Common Stock may not be Qualified Spinco Common Stock; (ii) will use its reasonable best efforts to prevent any Spinco Common Stock to be exchanged for RMT Parent Common Stock from not being Qualified Spinco Common Stock; and (iii) will promptly notify RMT Parent if, before the Merger Effective Time, it knows or has reason to believe that any Spinco Common Stock to be exchanged for RMT Parent Common Stock may not be Qualified Spinco Common Stock.

(g) RMT Parent shall use commercially reasonable efforts to cause a nationally recognized investment bank identified by RMT Parent to deliver to LMC Tax Counsel a copy of a letter dated as of the Closing Date, substantially in the form set forth in Section 7.09(g) of the RMT Parent Disclosure Letter.

(h) LMC shall use commercially reasonable efforts to cause a nationally recognized investment bank identified by LMC to deliver to RMT Parent Tax Counsel a copy of a letter dated as of the Closing Date, substantially in the form set forth in Section 7.09(h) of the LMC Disclosure Letter.

(i) Except as otherwise expressly provided herein, this Agreement shall not govern Tax matters (including any administrative, procedural and related matters thereto), which shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

Section 7.10 Separation Agreement.

RMT Parent acknowledges the terms and conditions of the Separation Agreement and the covenants and agreements of the Spinco Companies thereunder. To induce LMC to enter into this Agreement and consummate the Contemplated Transactions, RMT Parent covenants and agrees that, from and after Closing, RMT Parent shall take, and shall cause the Spinco Companies to take, all such actions as may be necessary or appropriate to cause each of the Spinco Companies and each of their successors in interest to comply with each of the covenants and agreements to which the Spinco Companies are subject under the Separation Agreement. To induce RMT Parent to enter into this Agreement and consummate the Contemplated Transactions, LMC covenants and agrees that, prior to the Merger Effective Time, LMC shall take, and shall cause Spinco to take, all such actions as may be necessary to comply with each of the covenants and agreements to which LMC and Spinco are subject under the Separation Agreement.

Section 7.11 Control of Other Party’s Business.

Nothing contained in this Agreement shall give LMC or Spinco, directly or indirectly, the right to control or direct any of the operations of RMT Parent prior to the Closing. Nothing contained in this Agreement shall give RMT Parent or Merger Sub, directly or indirectly, the right to control or direct any of the operations of LMC or the Spinco Business prior to the Closing. Prior to the Closing, each of LMC, Spinco, RMT Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 7.12 Listing of Spinco Shares of RMT Parent Common Stock.

RMT Parent shall use its reasonable best efforts to cause the shares of RMT Parent Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, and LMC shall reasonably cooperate with RMT Parent with respect to such listing.

Section 7.13 Section 16 Matters.

Prior to the Merger Effective Time, the Parties shall take all steps as may be required to cause any dispositions of Spinco Common Stock or acquisitions of RMT Parent Common Stock resulting from the Contemplated Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Spinco or RMT Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.14 Confidentiality.

(a) The terms of the Confidentiality Agreement, dated as of November 5, 2015 (the “Confidentiality Agreement”), between LMC and RMT Parent, are hereby incorporated by reference in this Agreement, shall continue in full force and effect until the Closing and shall survive the Closing and remain in full force and effect until their expiration in accordance with the terms of the Confidentiality Agreement; provided, however, that, upon the Closing, the confidentiality obligations of RMT Parent contained in the Confidentiality Agreement shall terminate in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the Spinco Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b) Nothing provided to RMT Parent or LMC or their respective Representatives pursuant to Section 7.04 shall in any way amend or diminish the Parties’ obligations under the Confidentiality Agreement. Each of RMT Parent and LMC acknowledges and agrees that any Evaluation Material made available to such Party or its Representatives pursuant to Section 7.04 or otherwise by the other Party or any of its Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 7.15 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under Applicable Law (other than with respect to the matters covered in Section 7.06, which shall be governed by the provisions of Section 7.06) to execute and deliver the Transaction Documents and such other documents as may be required to carry out the provisions of this Agreement and to consummate and make effective the Contemplated Transactions. Prior to the Closing, (i) neither LMC nor Spinco shall terminate or assign the Separation Agreement, amend or otherwise modify any provision of the Separation Agreement or any Exhibit, Annex or Schedule thereto or waive compliance with any of the agreements or conditions contained in the Separation Agreement, in each case without the prior written consent of RMT Parent; and (ii) any consent, approval, authorization or similar action to be taken by Spinco under the Separation Agreement shall be subject to the prior written consent of RMT Parent. LMC shall keep RMT Parent reasonably informed of the status of the Internal Reorganization, including LMC’s and Spinco’s progress in obtaining any necessary third-party consents or approvals of Governmental Authorities, and shall consult with RMT Parent regarding the terms of any arrangements established pursuant to Section 2.01 or Section 2.02 of the Separation Agreement; provided that nothing in this Section 7.15 shall alter any Person’s rights or obligations set forth in the Tax Matters Agreement (including the provisions of Section 3(b) thereof).

(b) Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable regarding disclosures and communications in connection with the Contemplated Transactions to Governmental Authorities, including customers under Government Contracts and prospective customers under Government Bids.

(c) Subject to the applicable terms of the Separation Agreement, from time to time after the Closing, without additional consideration, each Party shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such other action as may be necessary or is reasonably requested by another Party to make effective the Contemplated Transactions.

Section 7.16 Financial Statements.

(a) As promptly as reasonably practicable, LMC shall provide RMT Parent with (i) the audited combined and consolidated financial statements of the Spinco Business (before giving effect to the Internal Reorganization and the Spinco Transfer), including the combined and consolidated balance sheets of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization) as of December 31, 2014 and December 31, 2015, and the combined and consolidated statements of earnings, cash flows and parent equity of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization) for the years ended December 31, 2013, December 31, 2014 and December 31, 2015 together with a report on the financial statements from the independent accounts for the Spinco Business (collectively, the “Spinco Audited Financial Statements”) and (ii) the unaudited combined and consolidated financial statements of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization and the Spinco Transfer) for applicable interim periods ending prior to the date of this Agreement required for SEC filings, prepared from the books and records of LMC and its Subsidiaries and in accordance with GAAP consistently applied and the rules and regulations of the SEC, including the requirements of Regulation S-X, which present fairly in all material respects the combined financial position and combined results of operations of (x) the Spinco Business and (y) Spinco (before giving effect to the Internal Reorganization and the Spinco Transfer) as of the dates and for the periods shown therein (except as otherwise noted therein) (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the Spinco Audited Financial Statements and the unaudited Interim Financial Statements of the Spinco Business will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements). LMC will use reasonable best efforts to procure, at its expense, the delivery of the consents of its independent accountants required to be filed with the Form S-4 Registration Statement or any future registration statement until such independent accountant consents are no longer required.

(b) LMC shall use its reasonable best efforts to, as promptly as practicable, and no later than 50 calendar days after the end of any fiscal quarter (or, in the case of the first fiscal quarter ended in 2016, 55 calendar days) and 60 calendar days after the end of the 2016 fiscal year, prepare and furnish to RMT Parent copies of financial statements of the Spinco Business as of and for the periods ending on any fiscal quarterly and annual periods ending after the date of this Agreement and prior to the Closing Date, in each case together with the notes thereto, and prepared from the books and records of LMC and its Subsidiaries and in accordance with GAAP with no exception or qualification thereto (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity or reporting segment and, therefore, the financial statements of the Spinco Business will reflect certain adjustments necessary to be presented on a stand-alone basis in accordance with GAAP and SEC requirements) applied on a consistent basis through the periods involved (except as may otherwise be required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X, and, in the case of the combined financial statements of the Spinco Business for any fiscal year, LMC shall use its reasonable best efforts to ensure that such financial statements shall be audited and accompanied by a report of the independent accountants for the Spinco Business and for any quarterly period, LMC shall use its reasonable best efforts to ensure that such financial statements shall be reviewed by the independent accountants for the Spinco Business. When delivered, such financial statements shall present fairly in all material respects the combined financial position and combined and consolidated results of operations of the Spinco Business as of the dates and for the periods shown therein. LMC acknowledges that RMT Parent’s obligations under Section 7.01 depend, in part, on LMC’s compliance with this Section 7.16, and therefore RMT Parent shall be afforded a reasonable period to comply with such obligations based upon the timing of LMC providing the financial statements contemplated in this Section 7.16.

(c) In connection with the filing of the RMT Parent Registration Statement and other SEC filings, LMC shall use its reasonable efforts during the pre-Closing period and after the Closing to (i) cooperate with RMT Parent to prepare pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X and (ii) provide and make reasonably available upon reasonable notice the senior management employees of LMC to discuss the materials prepared and delivered pursuant to this Section 7.16. RMT Parent shall, promptly upon request by the LMC, reimburse LMC for all documented and reasonable out-of-pocket costs incurred by LMC or its Subsidiaries for actions taken at the request of RMT Parent pursuant to this Section 7.16(c) following the Closing.

Section 7.17 Corrective Changes.

Prior to the Closing Date, LMC shall cause the Spinco Companies to use reasonable efforts to effect any necessary corrective change of ownership filings and records with all patent, trademark, and copyright offices and domain name registrars and other similar authorities (“Corrective Changes”) as may be necessary to correct any break or discrepancy in the chain of title for any registered Transferred Intellectual Property (i.e., to properly reflect an LMC Entity as the record owner thereof). From and after the Closing, RMT Parent shall be responsible for recording, and upon RMT Parent’s reasonable request, LMC shall cooperate with the Spinco Companies to record, the assignment of the Transferred Intellectual Property to the applicable Spinco Company (i.e., to properly reflect such Spinco Company as the record owner thereof) (the “Spinco Assignment Recordations”) and to otherwise effect any Corrective Change not made by LMC or the Spinco Companies prior to the Closing.

Section 7.18 Spinco Authorized Shares.

Prior to the Distribution, LMC and Spinco shall take all such actions necessary to amend and restate Spinco’s organizational documents, in form reasonably acceptable to RMT Parent, such that the authorized number of Spinco shares shall exceed the number of Spinco shares contemplated by Section 2.04(d) of this Agreement and Section 3.03 of the Separation Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party.

The respective obligations of the Parties to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following conditions:

(a) Internal Reorganization and Distribution. The Internal Reorganization shall have been consummated in all material respects in accordance with the Separation Agreement and the Distribution shall have been consummated on the Closing Date.

(b) Registration Statements. Each Registration Statement, to the extent required, shall have been declared effective by the SEC under the Securities Act and the Exchange Act, as applicable, and no stop order suspending the effectiveness of any Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(c) Listing. The shares of RMT Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) Stockholder Approval. The RMT Parent Stockholder Approval shall have been obtained.

(e) Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any consents, authorizations, orders, approvals, declarations and filings required under the Antitrust Laws of the jurisdictions in which filings are made pursuant to Section 7.06, as applicable.

(f) No Order. There shall not be in effect in the United States any Applicable Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, the Internal Reorganization or the Distribution.

Section 8.02 Conditions to the Obligations of RMT Parent and Merger Sub.

The obligations of RMT Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of LMC contained in this Agreement (A) set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a) through Section 4.04(c), Section 4.05 and Section 4.20 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date, and (B) otherwise set forth in Article IV (1) that are qualified by a Spinco Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date, and (2) that are not qualified by a Spinco Material Adverse Effect qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Spinco Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date), (ii) the covenants and agreements contained in this Agreement and each of the other Transaction Documents executed contemporaneously with the execution of this Agreement (including the Separation Agreement) (the “Signing Transaction Documents”) to be complied with by LMC and Spinco on or prior to the Closing shall have been complied with in all material respects and (iii) RMT Parent shall have received a certificate of LMC signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Tax Opinion. RMT Parent shall have received (i) the opinion of Skadden, Arps, Slate, Meagher & Flom LLP (“RMT Parent Tax Counsel”), dated as of the Closing Date, in form and substance reasonably acceptable to RMT Parent, to the effect that, the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of RMT Parent, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code (“RMT Parent Merger Tax Opinion”), which opinion shall not have been withdrawn or modified in any material respect and (ii) a copy of the LMC Merger Tax Opinion. In rendering the foregoing opinion, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (i) RMT Parent and Merger Sub and (ii) LMC.

(c) Solvency Opinion. RMT Parent’s Board of Directors shall have obtained an opinion from a nationally recognized valuation firm, dated as of the Closing Date, in form and substance reasonably satisfactory to RMT Parent, that RMT Parent and its Subsidiaries on a consolidated basis shall not be “insolvent” or otherwise unable to pay their respective obligations after giving effect to the RMT Parent Special Dividend and the Merger.

(d) Transaction Documents. To the extent contemplated by the Separation Agreement, LMC and those of its Subsidiaries that are parties to the Transaction Documents (other than the Signing Transaction Documents) shall have executed and delivered such Transaction Documents.

Section 8.03 Conditions to the Obligations of LMC and Spinco.

The obligations of LMC and Spinco to consummate the Merger are subject to the satisfaction or written waiver (where permissible under Applicable Law) at or prior to the Merger Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of RMT Parent and Merger Sub contained in this Agreement (A) set forth in Section 5.01, Section 5.02, Section 5.03, Section 5.04(a) and Section 5.21 shall be true and correct in all material respects as though such representations and warranties had been made on and as of the Closing Date, and (B) otherwise set forth in Article V (1) that are qualified by a RMT Parent Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made on and as of the Closing Date, and (2) that are not qualified by a RMT

Parent Material Adverse Effect qualification shall be true and correct as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, an RMT Parent Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) or (B), as applicable, as of such date), (ii) the covenants and agreements contained in this Agreement and each of the Signing Transaction Documents executed contemporaneously with the execution of this Agreement (including the Separation Agreement) to be complied with by RMT Parent and Merger Sub on or prior to the Closing shall have been complied with in all material respects and (iii) LMC shall have received a certificate of RMT Parent signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) above.

(b) Tax Opinions.

(i) LMC shall have received:

(1) the opinion of Davis Polk & Wardwell LLP, special tax counsel to LMC (“LMC Tax Counsel”), dated as of the Closing Date, in form and substance reasonably acceptable to LMC, to the effect that:

(A) the Merger will be treated for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of RMT Parent, Merger Sub and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code (the “LMC Merger Tax Opinion”),

(B) (I) the Spinco Transfer and the Distribution, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of LMC and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (II) the Distribution, as such, will qualify as a distribution of Spinco Common Stock to LMC’s stockholders pursuant to Section 355 of the Code, (III) the Merger will not cause Section 355(e) of the Code to apply to the Distribution, and (IV) the Parent Cash Distribution (as defined in the Separation Agreement) will qualify as money distributed to Parent creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code (the “LMC Separation Tax Opinion,” together with the LMC Merger Tax Opinion, the “LMC Tax Opinions”), which opinions (each of the LMC Merger Tax Opinion and the LMC Separation Tax Opinion) shall not have been withdrawn or modified in any material respect, and

(2) a copy of the RMT Parent Merger Tax Opinion.

(ii) In rendering the foregoing opinions, counsel will be permitted to rely upon and assume the accuracy of customary representations provided by (A) RMT Parent and Merger Sub and (B) LMC.

(c) Spinco Debt. Spinco shall have incurred the Spinco Debt and shall have received the proceeds thereof.

(d) Spinco Special Cash Payment. The Spinco Special Cash Payment shall have been received by LMC.

(e) Solvency Opinion. LMC’s and Spinco’s Boards of Directors shall have obtained opinions from a nationally recognized valuation firm, dated as of the Distribution Date, in form and substance reasonably satisfactory to LMC’s Board of Directors, to the effect that neither LMC nor Spinco shall be “insolvent,” unable to pay their respective obligations or otherwise unable to make a distribution under the Maryland General Corporation Law or the DGCL, as the case may be, after giving effect to the Spinco Special Cash Payment, the Distribution and the Merger.

Section 8.04 Frustration of Closing Conditions.

No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party to comply with its obligations set forth in this Agreement or the Separation Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Merger Effective Time, as follows:

(a) by either RMT Parent or LMC, if the Closing shall not have occurred by 11:59 p.m. New York City time on January 25, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any Party whose action or failure to fulfill any obligation under the Transaction Documents shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date or to any Party that is then in material breach of this Agreement or the Separation Agreement;

(b) by either RMT Parent or LMC, in the event that any Governmental Authority of competent jurisdiction in the United States or any of the jurisdictions set forth in Section 8.01(f) of the LMC Disclosure Letter shall have issued a Governmental Order that permanently enjoins the consummation of the Merger and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the issuance of such Governmental Order or other action or to any Party that is then in material breach of this Agreement or the Separation Agreement;

(c) by either RMT Parent or LMC, if at the RMT Parent Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the RMT Parent Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to RMT Parent unless RMT Parent has fully complied with all of its obligations under Section 7.02 and Section 7.03;

(d) by LMC, if a breach of any covenant or agreement on the part of RMT Parent set forth in this Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.03(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) 30 days following LMC’s written notice to RMT Parent of such breach and LMC’s intent to terminate this Agreement, or (ii) with respect to a breach of an obligation to consummate the Closing, five (5) Business Days following LMC’s written notice to RMT Parent of such breach and LMC’s intent to terminate this Agreement, or (iii) the Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to LMC if LMC or Spinco is then in breach of this Agreement or the Separation Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied;

(e) by LMC, if (i) a Change in the RMT Parent Recommendation has occurred, (ii) RMT Parent shall have failed to include the RMT Parent Recommendation in the Proxy Statement, or (iii) RMT Parent shall have breached its obligations in Section 7.02 or Section 7.03 (except in the case of clause (iii) for de minimis breaches of such obligations that are promptly cured by RMT Parent); provided, however, that, if LMC has not terminated this Agreement pursuant to this Section 9.01(e) prior to the time at which RMT Parent Stockholder Approval is obtained, LMC shall not have the right to terminate this Agreement under this Section 9.01(e) in respect of an action taken by RMT Parent or any of its Subsidiaries or Representatives during the period commencing on the date of this Agreement and ending at the time at which RMT Parent Stockholder Approval is obtained.

(f) by RMT Parent, if a breach of any covenant or agreement on the part of LMC or Spinco set forth in this Agreement or the Separation Agreement (including an obligation to consummate the Closing) shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.01 or Section 8.02(a) not to be satisfied, and such breach is not cured, or is incapable of being cured, upon the earlier of (i) 30 days following RMT Parent’s written notice to LMC and Spinco of such breach and RMT Parent’s intent to terminate this Agreement, (ii) with respect to a breach of an obligation to consummate the Closing, five Business Days following RMT Parent’s written notice to LMC and Spinco of such breach and RMT Parent’s intent to terminate this Agreement, or (iii) the Termination Date; provided, further, that the right to terminate this Agreement under this

Section 9.01(f) shall not be available to RMT Parent if RMT Parent is then in breach of this Agreement so as to cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied; or

(g) by the written consent of all of the Parties.

Section 9.02 Effect of Termination.

In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other Parties, specifying in good faith the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party or their respective Representatives; provided, that nothing in this Section 9.02 or Section 9.03 shall relieve any Party from liability for fraud committed prior to such termination or for any willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the Transaction Documents; and provided, further, that notwithstanding the foregoing, the provisions of Section 7.14, this Section 9.02, Section 9.03 and Article X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03 Fees and Expenses.

(a) The Parties agree that:

(i) if LMC terminates this Agreement pursuant to Section 9.01(e), then, no later than two Business Days after the date of LMC’s notice of such termination, RMT Parent shall pay to LMC the Termination Fee in cash in immediately available funds; and

(ii) if (A) (1) RMT Parent or LMC terminates this Agreement pursuant to Section 9.01(a) or (2) LMC terminates this Agreement pursuant to Section 9.01(d), (B) prior to the termination of this Agreement, a Competing RMT Parent Transaction shall have been publicly announced or shall have become publicly known, and (C) on or prior to the date that is 15 months after the date of such termination, RMT Parent enters into a Competing RMT Parent Transaction Agreement or consummates a Competing RMT Parent Transaction (whether or not the applicable Competing RMT Parent Transaction is the same as the original Competing RMT Parent Transaction publicly announced or publicly known), then, on the earlier of the date RMT Parent enters into a Competing RMT Parent Transaction Agreement or consummates any Competing RMT Parent Transaction, RMT Parent shall pay to LMC the Termination Fee in cash in immediately available funds; provided that, solely for purposes of this Section 9.03(a)(ii), the references to “20%” in the definition of Competing RMT Parent Transaction shall be deemed to refer to “50%”.

(b) The Parties agree that if RMT Parent or LMC terminates this Agreement pursuant to Section 9.01(c), RMT Parent shall pay to LMC in cash in immediately available funds all of LMC’s Expenses up to an aggregate amount of $37,500,000 no later than two Business Days after LMC submits a statement and reasonable documentation therefor.

(c) Except as expressly set forth in this Agreement, including this Section 9.03 and the Separation Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such Expenses, whether or not the Merger or any other Contemplated Transaction is consummated, except that LMC and RMT Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statements and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

(d) Each party agrees that, notwithstanding anything in this Agreement (other than Section 9.03(f)) to the contrary (including Section 9.02), in the event that any Termination Fee is paid in accordance with this Section 9.03, the payment of such Termination Fee shall be the sole and exclusive remedy of such party, its Subsidiaries, shareholders, Affiliates, officers, directors, employees and Representatives against the other party or any of its Representatives or Affiliates or any Lender or Lender Related Party for, and in no event will the party being paid any Termination Fee or any other such person seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to: (1) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement, or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 9.03, neither the Party paying such fee, nor any Representative or Affiliate of such Party shall have any further liability or obligation to the other Parties relating to or arising out of this Agreement or the transactions contemplated hereby.

(e) The Parties acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that RMT Parent shall fail to pay the Termination Fee, the amount of such payment shall be increased to include the costs and expenses incurred or accrued by or on behalf of LMC and Spinco (including fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Termination Fee, commencing on the date that the Termination Fee or such Expenses became due, at a rate of interest equal to the Interest Rate. Payment of the fees and expenses described in this Section 9.03 shall not be in lieu of any damages incurred in the event of breach of this Agreement.

(f) In the event of a termination of this Agreement, in addition to the payment of any Termination Fee, reimbursement of any Expenses and any other payments contemplated by this Agreement, RMT Parent shall pay to LMC in cash in immediately available funds an amount equal to the Spinco Specified Financing Costs no later than two Business Days after LMC submits a statement and reasonable documentation therefor.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements.

(a) Except as provided in Section 10.01(b), the representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except as set forth in Section 9.02 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Merger Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed.

(b) Solely for purposes of the remedies set forth in Section 2.01(b) of the Transition Services Agreement—Parent to Spinco and Section 2.08 of the Intellectual Property Matters Agreement, the representations and warranties set forth in Section 4.19(a) shall survive until the one year anniversary of the Closing.

Section 10.02 Notices.

All notices, requests and other communications to any Party hereunder shall be in writing (including email, telecopy or similar writing) and shall be given,

if to LMC and, on or prior to the Closing, to Spinco:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20817

Attention: Senior Vice President, General Counsel and Corporate

Secretary

Telecopy: (301) 897-6013

Email: maryanne.lavan@lmco.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Glenn C. Campbell

Telecopy: (410) 659-2701

Email: glenn.campbell@hoganlovells.com

if to RMT Parent, Merger Sub, and, following the Closing, Spinco:

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Vincent A. Maffeo, General Counsel

Email: vince.maffeo@leidos.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Attention: Robert B. Pincus, Esq.

Telecopy: (302) 434-3090

Email: bob.pincus@skadden.com

or to such other address, email, or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Parties. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy or when email is transmitted (so long as receipt is requested and received) (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 10.02 (or such other address as a Party hereafter may specify by notice to the other Parties).

Section 10.03 Amendments; Waivers.

(a) Subject to the provisions of Article IX, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all of the Parties, or in the case of a waiver, by the Party or Parties against whom the waiver is to be effective; provided that any amendment or waiver of Section 9.03(d), this Section 10.03(a), Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, Section 10.16, Section 10.17 or Section 10.18 or to any other provision of this Agreement to the extent an amendment or waiver of such provision would modify the substance of any of the foregoing enumerated provisions, in each case that adversely affects any RMT Lender, Spinco Lender or any of their respective Lender Related Parties shall not be effective with respect to such affected Lender or Lender Related Party unless such Lender or Lender Related Party consented to such amendment or waiver in writing.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition; provided that any waiver of Section 9.03(d), Section 10.03(a), this Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, Section 10.16, Section 10.17 or Section 10.18 or to any other provision of this Agreement to the extent a waiver of such provision would modify the substance of any of the foregoing enumerated provisions, in each case that adversely affects any RMT Lender, Spinco Lender or any of their respective Lender Related Parties shall not be effective with respect to such affected Lender or Lender Related Party unless such Lender or Lender Related Party has consented to such waiver in writing. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.04 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of LMC and RMT Parent; provided that RMT Parent or LMC may collaterally assign its rights (but not its obligations) under this Agreement to any of the Lenders or any Lender Related Party. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 10.04 shall be void.

Section 10.05 Construction.

As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Disclosure Letters and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Disclosure Letters and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to is publicly available on the SEC’s website through its Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system or has been physically or electronically delivered to the relevant Parties or their respective Representatives, including, in the case of “made available” to RMT Parent, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of LMC or Spinco; including further, in the case of “made available” to LMC or Spinco, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of RMT Parent or Merger Sub.

Section 10.06 Disclosure Letters.

Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement or in the other Transaction Documents, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on its face notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or agreement, Applicable Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

Section 10.07 Public Announcements.

None of the Parties shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby without the prior written consent of the other Parties, unless such press release or public announcement is required by Applicable Law or applicable stock exchange regulation, in which case the Parties shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication; provided, however, that the prior written consent of the other Parties shall not be required hereunder with respect to any press release, public announcement or communication that is substantially similar to a press release, public announcement or communication previously issued with the prior written consent of the other Parties.

Section 10.08 Entire Agreement.

This Agreement (including the Disclosure Letters), the other Transaction Documents and any other agreements contemplated hereby or thereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

Section 10.09 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 10.10 Governing Law.

This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof); except that, notwithstanding the foregoing, all matters relating to interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, by statute or otherwise) against any of the Lenders or Lender Related Parties in any way relating to the Financing, shall be exclusively governed by, and construed in accordance with, the domestic Law of the State of New York without giving effect to any choice or conflict of law provision or rule whether of the State of New York or any other jurisdiction that would cause the application of Law of any jurisdiction other than the State of New York.

Section 10.11 Dispute Resolution, Consent to Jurisdiction.

(a) Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Contemplated Transactions shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, RMT Parent, LMC and Spinco agree that service of process upon such Party at the address referred to in Section 10.02 (or such other address as may be specified in accordance with Section 10.02 shall be deemed effective service of process upon such Party). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS, INCLUDING ANY LITIGATION AGAINST ANY LENDER OR LENDER RELATED PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SPINCO COMMITMENT LETTER OR THE PERFORMANCE THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 10.11.

(b) Notwithstanding anything in Section 10.11(a) to the contrary, and without limiting anything set forth in Section 10.18, each of the parties hereto agrees that it will not bring or support any suit, action or other proceeding (whether at law, in equity, in contract, in tort or otherwise) against any Lender or Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing or, if applicable, any Alternative Financing, or the performance thereof, in any forum other than any New York State court or federal court sitting in the County of New York and the Borough of Manhattan (and appellate courts thereof). The parties hereto further agree that all of the provisions of the preceding clause (a) relating to waiver of jury trial shall apply to any suit, action or other proceeding referenced in this clause (b).

Section 10.12 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, or determined to be impermissible by any Governmental Authority, RMT Parent, LMC and Spinco agree to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable, or impermissible provision.

Section 10.13 Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 10.14 Specific Performance.

Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Parties irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Parties shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Parties at law or in equity. Without limiting the generality of the foregoing, the Parties agree that each Party shall be entitled to enforce specifically the other Parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing and the RMT Parent Share Issuance and the obligations with respect to the Financing), if the conditions set forth in Article VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under Applicable Law). The Parties agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.15 Payments.

(a) Except as otherwise expressly provided in this Agreement or any other Transaction Document, all payments by a Party to another Party under this Agreement or any other Transaction Document shall be paid by wire transfer of immediately available funds to an account in the United States designated by the recipient when due. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at the Interest Rate. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by Applicable Law.

(b) Any payment made to LMC from Spinco or to Spinco from LMC will be treated as provided under Section 13(b) of the Tax Matters Agreement.

Section 10.16 No Third-Party Beneficiaries.

This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than (a) Section 7.05 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), (b) Section 10.17 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons) and (c) the Lenders and the Lender Related Parties shall be third-party beneficiaries of Section 9.03(d), Section 10.03(a), Section 10.03(b), Section 10.04, Section 10.10, Section 10.11, this Section 10.16, Section 10.17 and Section 10.18.

Section 10.17 Non-Parties.

Notwithstanding anything to the contrary in this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the Parties, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, lenders, financing sources, managers, members, partners, agents or Representatives of any Party, in each case, who is not a party to this Agreement, shall have any liability for any obligations of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby (whether at law or in equity, in contract, tort or otherwise). For the avoidance of doubt, this Section 10.17 shall not affect (a) the rights of the Persons party to each Commitment Letter to enforce such Commitment Letter in accordance with its terms; or (b) the rights and obligations of the Parties set forth in Section 7.08 or (c) the rights of the Lenders and the Lender Related Parties under Section 10.16.

Section 10.18 Non-Recourse.

Notwithstanding anything in this Agreement to the contrary (but subject to the last sentence of this Section 10.18), each LMC Entity hereby waives any rights or claims against any Lender or Lender Related Party in connection with this Agreement or the other Transaction Documents (including any of the transactions contemplated hereby or thereby) and the Financings, whether at law or equity, in contract, in tort or otherwise. Subject to the last sentence of this Section 10.18 in no event shall any LMC Entity, and each LMC Entity agrees not to, (A) seek to enforce this Agreement or the other Transaction Documents against, make any claims for breach of this Agreement or the other Transaction Documents against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, any Lender or Lender Related Party or (B) seek to enforce the commitment against, make any claims for breach of commitments in respect of any Financing or, if applicable, any Alternative Financing against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, or otherwise sue, any Lender or Lender Related Party for any reason, including in connection with commitments in respect of any Financing or, if applicable, any Alternative Financing or the obligations of the Lenders and the Lender Related Parties thereunder. Nothing in this Section 10.18 shall in any way limit or qualify (a) the obligations and liabilities of the parties to each Commitment Letter to each other or in connection therewith, including, without limitation, the right of Spinco to enforce the Spinco Commitment Letter in accordance with its terms or (b) the rights, obligations and liabilities of the parties hereto to each other or in connection herewith.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Gregory L. Psihas	(SEAL)
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

ABACUS INNOVATIONS CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
Name:	Stephen M. Piper
Title:	President

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone	(SEAL)
Name:	Roger A. Krone
Title:	Chief Executive Officer

LION MERGER CO.

By:	/s/ Roger A. Krone	(SEAL)
Name:	Roger A. Krone
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between RMT Parent and a Person who has made a proposal satisfying the requirements of Section 7.03(c) on terms no less favorable to RMT Parent than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Affiliated Transferor” has the meaning set forth in the Separation Agreement.

“Antitrust Laws” means all United States federal and state, and any foreign, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and the Federal Trade Commission Act of 1914, as amended.

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assumed Liabilities” has the meaning set forth in the Separation Agreement.

“Beneficial Owner” has the meaning given to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Clean-Up Spin-Off” has the meaning set forth in the Separation Agreement.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing RMT Parent Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to, (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving RMT Parent or any of its Subsidiaries, the assets of which constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of RMT Parent and its Subsidiaries, taken as a whole; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 20% of the total revenue, operating income, EBITDA or fair market value of the assets of RMT Parent and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition to any Person of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of RMT Parent; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the Beneficial Owner of more than 20% of any class of equity securities of RMT Parent; (e) any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Merger; or (f) any combination of the foregoing.

“Competing RMT Parent Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing RMT Parent Transaction (other than an Acceptable Confidentiality Agreement).

“Competing Spinco Transaction” means any transaction or series of related transactions (other than the Merger, the Internal Reorganization and the Distribution or as otherwise contemplated by this Agreement and the Signing Transaction Documents and other than asset sales and transfers in the ordinary course of business not in violation of Section 6.01) that constitutes, or is reasonably likely to lead to, a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving the Spinco Business, or any other transaction the consummation of which would reasonably be likely to impede, interfere with, prevent or materially delay the Merger.

“Competing Spinco Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract, commitment or agreement relating to any Competing Spinco Transaction.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral.

“Current Government Contracts” means those Government Contracts under which the period of performance has not yet expired or terminated or for which final payment has not been received or which remain open to audit or close out.

“Cut-Off Time” has the meaning set forth in the Separation Agreement.

“Damages” has the meaning set forth in the Separation Agreement.

“Data” has the meaning set forth in the Separation Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” means the RMT Parent Disclosure Letter and the LMC Disclosure Letter.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“DSS” means the Defense Security Service of the United States Department of Defense.

“Employee Matters Agreement” has the meaning set forth in the Separation Agreement.

“Environmental Laws” means any and all past, present or future federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, common laws, ordinances, rules, regulations, orders, writs, injunctions, judicial decisions, decrees or other legally binding requirement of any Governmental Authority that relate to protection of the environment or that impose liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” laws, but excluding the Occupational Safety and Health Act of 1970, as amended, and similar state laws.

“Environmental Permit” means any Permit, identification number or registration that the Spinco Business is required to possess pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Exchange Ratio” means, subject to adjustment pursuant to Section 2.04(c) and Section 3.01(f), 1.020202.

“Excluded Assets” has the meaning set forth in the Separation Agreement.

“Excluded Liabilities” has the meaning set forth in the Separation Agreement.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses) actually incurred or accrued by a Party or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the Contemplated Transactions, the preparation, review and audit of any financial statements, the preparation of the Spinco Business for sale and any due diligence, marketing or similar activities in connection therewith, the preparation, printing, filing and mailing of the Registration Statements (including any related prospectus or information statement), the Proxy Statement, and the Schedule TO, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or any other Antitrust Laws, the filing of the Certificate of Merger in respect of the Merger, and all other matters related to the Merger, the Internal Reorganization, the Distribution, the Spinco Debt and any other financing or Contemplated Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Financial Support Arrangements” has the meaning set forth in the Separation Agreement.

“Former Spinco Business Employee” has the meaning set forth in the Separation Agreement.

“Funds” shall have the meaning set forth in the Employee Matters Agreement.

“Israeli Affiliated Transferor” shall have the meaning set forth in the Employee Matters Agreement.

“Israeli Employees” shall have the meaning set forth in the Employee Matters Agreement.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

“Government Bid” means any offer, quotation, bid or proposal made by a Party or its Subsidiary prior to the Closing Date which, if accepted, would result in a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, modification, change order, undefinitized contract action or other contractual arrangement of any kind, between such Person and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above. A task, purchase or delivery order under a Government Contract will not constitute a separate Government Contract, for purposes of this definition, but will be part of the Government Contract to which it relates.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act, as amended, and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” has the meaning set forth in the Separation Agreement.

“Intellectual Property Matters Agreement” has the meaning set forth in the Separation Agreement.

“Interest Rate” means, on any given day, the rate per annum equal to the “prime” rate as published on such day in the Wall Street Journal, Eastern Edition.

“Internal Reorganization” has the meaning set forth in the Separation Agreement.

“International Trade Laws and Regulations” means all Applicable Laws concerning the import, export, re-export, or international transfer of products, services or technology, including United States Code, Title 13, Chapter 9 Collection and Publication of Foreign Commerce and Trade Statistics administered by the United States Census Bureau, the Tariff Act of 1930, as amended, and other laws administered by the United States Customs and Border Protection, regulations issued or enforced by the United States Customs and Border Protection, the Export Administration Regulations, the International Emergency Economic Powers Act, the Arms Export Control Act, the ITAR, any other export controls administered by an agency of the United States Government, as amended and continued in force by Executive Orders of the President regarding embargoes and restrictions on trade with designated countries and Persons, the embargoes and restrictions administered by the United States Office of Foreign Assets Control, the FCPA, the anti-boycott regulations administered by the United States Department of Commerce, the anti-boycott regulations administered by the United States Department of the Treasury, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, antidumping and countervailing duty laws and regulations, laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials, restrictions by other countries on holding foreign currency and repatriating funds and other laws and regulations adopted by the governments or agencies of other countries relating to the same subject matter as the United States statutes and regulations described above.

“IP License” means any material license under which a Spinco Company (or, to the extent related to the Spinco Business, an LMC Entity) is a licensee or a licensor or otherwise is granted, obtains or agrees to grant or provide rights to use any material Intellectual Property, or is restricted in any material respect in its right to use any material Intellectual Property, other than (i) licenses for COTS software (as such term is defined in the Separation Agreement), or (ii) licenses granted to customers (including Governmental Authorities) in the ordinary course of business consistent with past practice.

“IRS” means the United States Internal Revenue Service.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended.

“JV Entities” means Kwajalein Range Services, LLC, Consolidated Nuclear Security LLC and Mission Support Alliance, LLC.

“Lender Related Parties” means the Persons, including the Lenders, that have committed to provide or arrange any Financing or Alternative Financing in connection with the transactions contemplated hereby, including the parties named in any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, their Affiliates, and their respective former, current and future directors, officers, managers, members, stockholders, partners, employees, agents, advisors, representatives, successors and permitted assigns of any of the foregoing.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise.

“Licensed Intellectual Property” has the meaning set forth in the Separation Agreement.

“Lien” means, (i) with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or other encumbrance of any kind in respect of such asset, and (ii) with respect to real property, any title defects, encumbrances, easements and restrictions, invalidities or irregularities.

“LMC 2003 IPAP” means the LMC Corporation Amended and Restated 2003 Incentive Performance Award Plan, as amended to date.

“LMC 2011 IPAP” means the LMC Corporation Amended and Restated 2011 Incentive Performance Award Plan, as amended to date.

“LMC Disclosure Letter” means the confidential letter delivered by LMC to RMT Parent immediately prior to the execution of this Agreement.

“LMC Entity” means LMC or any of its Subsidiaries.

“LMC IPAPs” means the LMC 2003 IPAP and the LMC 2011 IPAP.

“LMC JV Interests” means the equity interests in the JV Entities owned, directly or indirectly, by LMC as of the date hereof.

“LMC Performance Share Unit” means a performance share unit awarded under the LMC 2011 IPAP, which unit represents the right to receive a share of LMC Common Stock upon the achievement of certain stated performance goals in respect of a relevant performance period under the terms and conditions set forth in the underlying award agreement in respect thereof.

“LMC Restricted Stock Unit” means a restricted stock unit awarded under the LMC 2011 IPAP, which unit represents the right to receive a share of LMC Common Stock under the terms and conditions set forth in the underlying award agreement in respect thereof.

“LMC SEC Documents” means all forms, reports, statements, schedules and other documents filed by LMC with, or furnished by LMC to, the SEC since January 1, 2013.

“LMC Stock Option” means a stock option awarded under an LMC IPAP, which option represents the right to acquire a share of LMC Common Stock upon payment of the exercise price under the terms and conditions set forth in the underlying award agreement in respect thereof.

“LMC Stock Value” means the closing per-share price of LMC Common Stock, trading regular way with due bills, on the last full trading session prior to the Merger Effective Time, as listed on the NYSE.

“Marketing Period” means the first period of 15 consecutive Business Days commencing after the date of this Agreement throughout which and on the first day and last day of which (i) RMT Parent shall have received the Required Financial Statements; and (ii) the conditions set forth in Sections 8.01 and Section 8.02 shall have been satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions) and nothing has occurred and no condition or state of facts exists that would cause any of the conditions set forth in Sections 8.01 and Section 8.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 15 consecutive Business Day period; provided, that if the financial statements included in the Required Financial Statements that are available to RMT Parent on the first day of any such 15 consecutive Business Day period would not be sufficiently current on any day during such 15 consecutive Business Day period to permit (x) a registration statement filed by Spinco using such financial statements to be declared effective by the SEC on the last day of the 15 consecutive Business Day period and (y) LMC and/or Spinco’s independent auditors to issue a customary comfort letter (in accordance with its normal practices and procedures) on the last day of the 15 consecutive Business Day period (any documents complying with the requirements of clauses (x) and (y), mutatis mutandis, “Compliant Documents”), then a new 15 consecutive Business Day period shall commence upon RMT Parent receiving updated Required Financial Statements that would be sufficiently current to permit the actions described in clauses (x) and (y) above on the last day of such 15 consecutive Business Day period; provided further, that the Marketing Period shall be deemed not to have commenced if, (1) prior to the completion of such 15 consecutive Business Day period, LMC and/or Spinco’s independent auditors shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Required Financial Statements in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect the applicable Required Financial Statements by LMC and/or Spinco’s independent auditors, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to RMT Parent, (2) LMC or Spinco shall have publicly announced any intention to restate any material financial information included in the Required Financial Statements or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the LMC SEC Documents have been amended or LMC has determined that no restatement shall be required under GAAP or (3) LMC or Spinco shall have been late in filing any material report with the SEC required under the Exchange Act, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such delinquency is cured; provided further, that if such 15 consecutive Business Day period has not ended prior to August 20, 2016, such period shall not commence prior to September 6, 2016 or (ii) ended prior to December 21, 2016, such period shall not commence prior to January 2, 2017; provided, further that such 15 Business Day period shall not be required to be consecutive to the extent it would include November 21, 2016 through November 25, 2016 (which dates shall not count towards satisfying such 15 Business Day requirement) and in no event will such 15 consecutive Business Day period extend beyond the Termination Date. Notwithstanding the foregoing, the Marketing Period shall end on any earlier date that is the date on which the proceeds of (A) the Spinco Financing is obtained and are sufficient to pay the Spinco Special Cash Payment and (B) the RMT Financing is obtained and are sufficient to pay the RMT Parent Special Dividend. If LMC shall in good faith reasonably believe that it has provided the Required Financial Statements to RMT Parent and that the Required Financial Statements qualifies as a Compliant Document, LMC may deliver to RMT Parent a written notice to that effect (stating the date on which it believes it completed such delivery), in which case LMC shall be deemed to have complied with the requirement to deliver Required Financial Statements that qualifies as a Compliant Document (in which case, such 15 consecutive Business Day period shall be deemed to have commenced on the date such notice is received by RMT Parent unless RMT Parent in good faith reasonably believes that LMC has not completed the delivery of Required Financial Statements that qualifies as a Compliant Document and, within three Business Days after the delivery of such notice by LMC, delivers a written notice to LMC to that effect (stating with reasonable specificity which Required Financial Statements RMT Parent believes LMC has not delivered or does not qualify as a Compliant Document at that time).

“NISPOM” means the National Industrial Security Program Operating Manual issued by the United States Department of Defense as it may be amended or supplemented from time to time.

“Non-U.S. RMT Parent Employee” means any RMT Parent Employee who is employed primarily outside (or, in the case of any expatriate RMT Parent Employee, whose home country is outside) the United States immediately prior to the Closing.

“Non-U.S. Spinco Business Employee” means any Spinco Business Employee who is employed primarily outside (or, in the case of any expatriate Spinco Business Employee, whose home country is outside) the United States immediately prior to the Closing.

“OCI” means an organizational conflict of interest, as defined in Federal Acquisition Regulation subpart 9.5, the provisions of the Weapons Systems Acquisition Reform Act of 2009 or any applicable provision of the Defense Federal Acquisition Regulation Supplement.

“Parent Cash Distribution” has the meaning set forth in the Separation Agreement.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates or Governmental Orders of or issued by any Governmental Authority that are required for a Party to own its assets or conduct its business as it is being conducted on the date of this Agreement or as of the Closing Date.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) (i) in the case of LMC and Spinco, Liens approved in writing by RMT Parent or any of its Representatives after the date hereof, and (ii) in the case of RMT Parent and Merger Sub, Liens approved in writing by LMC or any of its Representatives after the date hereof; (c) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Liens or security obligations incurred in the ordinary course of business and arising by operation of law or the validity or amount of which is being contested in good faith by appropriate proceedings and for which accruals or reserves have been established in accordance with GAAP; (d) pledges, deposits or other Liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (e) Liens and other imperfections of title that do not materially detract from the value or materially impair the use or occupancy of the property to which they relate in the conduct of the Spinco Business or the business of RMT Parent and its Subsidiaries, as the case may be, as currently conducted; (f) Liens arising under conditional sales contracts and equipment leases with third parties and other Liens arising on assets and products sold in the ordinary course of business; (g) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (h) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (i) all covenants, conditions, restrictions, easements, charges, rights of way and other similar matters of record set forth in any state, local or municipal recording or like office; (j) Liens that would be disclosed by an accurate survey or inspection of the real property, including minor encroachments, minor variations, if any, between Tax lot lines and property lines, and minor deviations, if any, of fences or shrubs from designated property lines; (k) Liens that will be released at or prior to the Closing; (l) standard printed survey and title exceptions contained in the form of title insurance policy if issued by a nationally reputable title insurance company; (m) Liens identified in the Spinco Financial Statements; and (n) Liens reserved or created pursuant to any Transaction Document or any of the Financing Agreements; provided, that in the case of each of the items in clauses (g) through (j) and (l) above, none of the items described therein, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the use or occupancy of the property to which they relate in the conduct of the Spinco Business or the business of RMT Parent and its Subsidiaries, as the case may be, as currently conducted.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, charge, action, cause of action, subpoena, inquiry, governmental audit or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Qualified Spinco Common Stock” means Spinco Common Stock that was not acquired directly or indirectly pursuant to the plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code); provided, that for the avoidance of doubt, Spinco Common Stock actually acquired in the Distribution shall be Qualified Spinco Common Stock unless acquired with respect to or in exchange for LMC Common Stock that was acquired as part of such a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code).

“Record Date” has the meaning set forth in the Separation Agreement.

“Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Retained LMC Entity” means any LMC Entity that is neither a JV Entity nor a Transferred Subsidiary.

“RMT Parent Charter” means the Certificate of Incorporation of RMT Parent.

“RMT Parent Common Stock” means the common stock, par value $0.0001 per share, of RMT Parent.

“RMT Parent Disclosure Letter” means the confidential disclosure letter delivered by RMT Parent to LMC immediately prior to the execution of this Agreement.

“RMT Parent Employee” means any employee of RMT Parent or any of its Subsidiaries.

“RMT Parent Entity” means any of RMT Parent or any of its Subsidiaries.

“RMT Parent Leased Real Property” means real property leased or subleased by RMT Parent or its Subsidiaries, as tenant.

“RMT Parent Material Adverse Effect” means any event, circumstance, change in or effect on RMT Parent and its Subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of RMT Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “RMT Parent Material Adverse Effect,” or be taken into account in determining whether there has been a “RMT Parent Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which RMT Parent operates, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document, the identity of LMC, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees or sub-licensees (provided, that this clause (d) shall not apply with respect to the matters described in Sections 5.04 and 5.05); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by RMT Parent to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in RMT Parent’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether an RMT Parent Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on RMT Parent and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which RMT Parent and its Subsidiaries operate.

“RMT Parent Owned Real Property” means the real property owned by RMT Parent or its Subsidiaries.

“RMT Parent Performance Share Units” means all restricted share units payable in shares of RMT Parent Common Stock or whose value is determined with reference to the value of shares of RMT Parent Common Stock, in each case, that are subject to any performance-based vesting criteria.

“RMT Parent Preferred Stock” means preferred stock, par value $0.0001 per share, of RMT Parent.

“RMT Parent Recommendation” means the recommendation of the RMT Parent Board that RMT Parent stockholders vote in favor of the RMT Parent Share Issuance at the RMT Parent Stockholders’ Meeting.

“RMT Parent RSUs” means all restricted share units payable in shares of RMT Parent Common Stock or whose value is determined with reference to the value of shares of RMT Parent Common Stock, in each case, that are not subject to any performance-based vesting criteria.

“RMT Parent SEC Documents” means all forms, reports, statements, schedules and other documents filed by RMT Parent with, or furnished by RMT Parent to, the SEC since January 1, 2013.

“RMT Parent Share Issuance” means the issuance of shares of RMT Parent Common Stock to the stockholders of Spinco in connection with the Merger.

“RMT Parent Stock Awards” means RMT Parent Stock Options, RMT Parent RSUs, RMT Parent Performance Share Units, RMT Parent Stock Equivalents and any other equity or equity-based awards granted pursuant to the RMT Parent Stock Plans.

“RMT Parent Stock Equivalents” means each outstanding right of any kind, contingent or accrued, to acquire or receive shares of RMT Parent Common Stock or benefits measured by the value of shares of RMT Parent Common Stock, and each award of any kind consisting of shares of RMT Parent Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under the RMT Parent Stock Plans and any other RMT Parent Plans, other than RMT Parent Stock Options, RMT Parent RSUs and RMT Parent Performance Share Units.

“RMT Parent Stock Options” means all stock options to acquire shares of RMT Parent Common Stock from RMT Parent.

“RMT Parent Stock Plans” means the 2006 Equity Incentive Plan, the 2006 Employee Stock Purchase Plan and each RMT Parent Plan providing for the grant of RMT Parent Stock Awards.

“RMT Parent Stock Value” means the opening per-share price of RMT Parent Common Stock on the first full trading session following the Merger Effective Time, as listed on the NYSE.

“RMT Parent Stockholder Approval” means the approval of the RMT Parent Share Issuance at the RMT Parent Stockholders’ Meeting by the affirmative vote of a majority of the voting power of the shares of RMT Parent Common Stock present in person or represented by proxy and voting on the issue at the RMT Parent Stockholders’ Meeting.

“RSU Conversion Ratio” means a number equal to the LMC Stock Value divided by the RMT Parent Stock Value.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Separation Agreement, dated as of the date hereof, by and between LMC and Spinco.

“Spinco Business” has the meaning set forth in the Separation Agreement.

“Spinco Business Employee” has the meaning set forth in the Separation Agreement.

“Spinco Companies” has the meaning set forth in the Separation Agreement.

“Spinco Debt” has the meaning set forth in the Separation Agreement.

“Spinco Intellectual Property” means, together, the Transferred Intellectual Property and the Licensed Intellectual Property.

“Spinco Material Adverse Effect” means any event, circumstance, change in or effect on the Spinco Business that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or the financial condition of the Spinco Business, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute a “Spinco Material Adverse Effect,” or taken into account in determining whether there has been a “Spinco Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries or segments thereof in which the Spinco

Business operates, including legal and regulatory changes; (b) general business, economic or political conditions (or changes therein); (c) events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates; (d) events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, this Agreement or any other Transaction Document (including the Internal Reorganization, the Distribution and the Merger), the identity of RMT Parent, including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners (provided, that this clause (d) shall not apply with respect to the matters described in Sections 4.05 and 4.06); (e) events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened); (f) events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof; (g) events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world; (h) events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or Applicable Law or the interpretation or enforcement thereof; or (i) events, circumstances, changes or effects arising out of, or attributable to, (1) the failure by the Spinco Business to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period or (2) any change in LMC’s stock price or trading volume (it being understood in the case of each of clauses (1) and (2) that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Spinco Material Adverse Effect has occurred); except, in the case of clauses (a), (b), (c), (e), (f), (g) or (h) to the extent that such event, circumstance, change or effect has a disproportionate effect on the Spinco Business, taken as a whole, as compared with other participants in the industries in which the Spinco Business operates.

“Spinco Leased Real Property” has the meaning set forth in the Separation Agreement.

“Spinco Leases” has the meaning set forth in Section 4.13(a).

“Spinco Owned Real Property” has the meaning set forth in the Separation Agreement.

“Spinco Special Cash Payment” has the meaning set forth in the Separation Agreement.

“Spinco Specified Financing Costs” means all fees and expenses under or in connection with the Spinco Financing to the extent payable under the terms of the Spinco Commitment Letter or any or any fee letter related thereto, including arranger fees, commitment fees, upfront fees (with any original issue discount and/or underwriting discount or fees being deemed to be upfront fees for this purpose), interest expense for periods up to and including the Closing Date, and any amounts required to reimburse the financing sources providing the Spinco Financing, including costs of counsel to such financing sources, in each case only to the extent paid by Spinco on or prior to the Closing Date (if any).

“Spinco Subsidiary Acquisition Agreement” has the meaning set forth in the Separation Agreement.

“Spinco Transfer” has the meaning set forth in the Separation Agreement.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing RMT Parent Transaction on terms and conditions that the RMT Parent Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, including availability of financing, and any changes to the terms of this Agreement proposed by LMC in response to such offer or proposal, or otherwise, to be (a) more favorable from a financial point of view, to the stockholders of RMT Parent than the Merger; and (b) reasonably expected to be consummated. For purposes of the definition of “Superior Proposal,” each reference to “20%” in the definition of “Competing RMT Parent Transaction” shall be replaced with “50%.”

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status of the External Transactions” means the Tax-Free Status, but only as applies to the Spinco Transfer, Distribution, Parent Cash Distribution and Merger.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Tax Representation Letters” means Tax representation letters containing normal and customary representations and covenants, substantially in compliance with IRS published advance ruling guidelines, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to LMC Tax Counsel and RMT Parent Tax Counsel in light of the facts and the conclusions to be reached in the RMT Parent Merger Tax Opinion and the LMC Tax Opinions, executed by RMT Parent, Spinco and LMC, and other parties, if required, as reasonably agreed by the Parties.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Teaming Agreement” means each teaming or similar agreement to which a Party or its Subsidiary is a party (i) with respect to which the applicable term has not yet expired, (ii) which has not been terminated pursuant to its terms, or (iii) which has not been superseded by the award of the Contract for which the teaming agreement was entered into.

“Termination Fee” means $150,000,000 (less, if applicable, any amounts paid by RMT Parent to LMC pursuant to Section 9.03(b)).

“Transaction Documents” has the meaning set forth in the Separation Agreement.

“Transfer Regulations” has the meaning set forth in the Employee Matters Agreement.

“Transfer Taxes” has the meaning set forth in the Tax Matters Agreement.

“Transferred Assets” has the meaning set forth in the Separation Agreement.

“Transferred Facilities” has the meaning set forth in the Separation Agreement.

“Transferred Intellectual Property” has the meaning set forth in the Separation Agreement.

“Transferred Leased Real Property” has the meaning set forth in the Separation Agreement.

“Transferred Subsidiaries” means Spinco and each of the Spinco Companies, excluding the JV Entities.

“UK Spinco Business Employee” means any Spinco Business Employee assigned to the Spinco Business in the United Kingdom and employed by Parent or an Affiliate immediately prior to the Distribution Date who is designated as such on the schedule of Spinco Business Employees as of the Closing delivered to RMT Parent pursuant to the Employee Matters Agreement.

“Union Employee” means an employee who is represented by a union and whose terms and conditions of employment are subject to a collective bargaining agreement and, in the case of LMC, who is primarily dedicated to the Spinco Business.

“U.S. RMT Parent Employee” means any RMT Parent Employee who is employed primarily in (or, in the case of any expatriate RMT Parent Employee, whose home country is) the United States immediately prior to the Closing.

“U.S. Spinco Business Employee” means any Spinco Business Employee who is employed primarily in or, in the case of any expatriate Spinco Business Employee, whose home country is, the United States immediately prior to the Closing.

(b) “To the knowledge,” “known by,” “known” or “aware of” (and any similar phrase) means (i) with respect to LMC, to the actual knowledge of the Chairman and Chief Executive Officer, the Executive Vice President and Chief Financial Officer, the Vice President and Controller and the Senior Vice President – Human Resources, (ii) with respect to the Spinco Business, to the actual knowledge of the Executive Vice President – Information Systems & Global Solutions, the Vice President and General Manager – Defense & Intelligence Solutions, the Vice President – Strategy & Business Development and Valley Forge, PA General Manager – IS&GS, the Vice President – Finance & Business Operations, and the Vice President – Human Resources, (iii) with respect to RMT Parent, to the actual knowledge of the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and the Chief Human Resources Officer, and (iv) with respect to Merger Sub, to the actual knowledge of the Secretary.

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Financing	Section 7.08(b)
Alternative RMT Commitment Letter	Section 7.08(a)
Alternative Spinco Commitment Letter	Section 7.08(b)
BoA	Section 4.07(f)
BTMU	Section 4.07(f)
Burdensome Condition	Section 7.06(b)
Certificate of Merger	Section 2.02
CGMI	Section 4.07(f)
Change in the RMT Parent Recommendation	Section 7.03(d)
Closing	Section 2.02
Commitment Letters	Section 5.06(d)
Confidentiality Agreement	Section 7.14(a)
Corrective Changes	Section 7.17
Distribution	Recitals
ERISA	Section 4.14(a)
ERISA Affiliate	Section 4.14(d)
Exchange Agent	Section 3.01(a)
Exchange Fund	Section 3.01(a)
Exchange Offer	Recitals
Financial Support Arrangement Release	Section 7.07
Financings	Section 5.06(d)
Financing Agreements	Section 7.08(a)
GS	Section 4.07(f)
Intervening Event	Section 7.03(d)(i)
JPMCB	Section 4.07(f)
JPMS	Section 4.07(f)
Lenders	Section 5.06(d)
LMC	Preamble
LMC Board	Recitals
LMC Common Stock	Recitals
LMC Merger Tax Opinion	Section 8.03(b)(i)(1)
LMC Plans	Section 4.14(b)
LMC Separation Tax Opinion	Section 8.03(b)(i)(2)
LMC Tax Counsel	Section 8.03(b)
LMC Tax Opinions	Section 8.03(b)(i)(2)
LMC Union Contracts	Section 4.15
Merger	Recitals
Merger Consideration	Section 2.04(a)
Merger Effective Time	Section 2.02
Merger Sub	Preamble
Merger Sub Board	Recitals
MLPFS	Section 4.07(f)
Non-U.S. LMC Plan	Section 4.14(b)

Non-U.S. RMT Parent Plans	Section 5.13(b)
Non-U.S. Spinco Plan	Section 4.14(b)
Notice of Superior Proposal	Section 7.03(d)(ii)(1)
Notice Period	Section 7.03(d)(ii)(2)
Owned Intellectual Property	Section 5.11(a)
Parties	Preamble
Party	Preamble
PII	Section 4.12(c)
Proxy Statement	Section 7.01(a)
Registration Statements	Section 7.01(a)
Required Financial Statement	Section 7.08(d)
Revised Transaction Proposal	Section 7.03(d)(ii)(2)
RMT Alternative Financing	Section 7.08(a)
RMT Commitment Letter	Section 5.06(d)
RMT Financing	Section 5.06(d)
RMT Financing Agreements	Section 7.08(a)
RMT Leases	Section 5.12(a)
RMT Lenders	Section 5.06(d)
RMT Parent	Preamble
RMT Parent Board	Recitals
RMT Parent Capitalization Breach	Section 2.04(c)
RMT Parent Capitalization Date	Section 5.03(a)
RMT Parent Group	Section 7.07
RMT Parent License	Section 5.11(d)
RMT Parent Material Contracts	Section 5.16(a)
RMT Parent Merger Tax Opinion	Section 8.02(b)
RMT Parent Plans	Section 5.13(b)
RMT Parent Registration Statement	Section 7.01(a)
RMT Parent Special Dividend	Section 2.09
RMT Parent Stockholders’ Meeting	Section 7.02
RMT Parent Tax Counsel	Section 8.02(b)
RMT Parent Union Contracts	Section 5.14
Schedule TO	Section 7.01(a)
Signing Transaction Documents	Section 8.02(a)
Spinco	Preamble
Spinco Alternative Financing	Section 7.08(b)
Spinco Assignment Recordations	Section 7.17
Spinco Audited Financial Statements	Section 7.16(a)
Spinco Board	Recitals
Spinco Commitment Letter	Section 4.07(f)
Spinco Common Stock	Recitals
Spinco Financial Statements	Section 4.07(a)
Spinco Financing	Section 4.07(f)
Spinco Financing Agreements	Section 7.08(b)
Spinco Leases	Section 4.13(a)
Spinco Lenders	Section 4.07(f)
Spinco Material Contracts	Section 4.17(a)
Spinco Registration Statement	Section 7.01(a)
Spinco Shares	Section 2.04(a)
Spinco Stockholder Consent	Section 4.05(c)
Surviving Corporation	Section 2.01
Termination Date	Section 9.01(a)
Threshold Percentage	Section 2.04(c)
Title IV Plan	Section 4.14(d)
U.S. LMC Plan	Section 4.14(a)
U.S. RMT Parent Plans	Section 5.13(a)
U.S. Spinco Plan	Section 4.14(a)

Annex B-1

SEPARATION AGREEMENT

Dated as of January 26, 2016

By and Between

LOCKHEED MARTIN CORPORATION

and

ABACUS INNOVATIONS CORPORATION

B-i

EXHIBITS

Exhibit A             Definitions

B-ii

ATTACHMENTS

Attachment I	Internal Reorganization
Attachment II	Spinco Business
Attachment III	Accounting Principles
Attachment IV	Form of Bill of Sale, Assignment and Assumption Agreement—Parent to Spinco
Attachment V	Form of Bill of Sale, Assignment and Assumption Agreement—Spinco to Parent
Attachment VI	Employee Matters Agreement
Attachment VII	Form of Intellectual Property Matters Agreement
Attachment VIII	Form of Shared Contracts Agreement—Shared Contracts (Parent Companies)
Attachment IX	Form of Shared Contracts Agreement—Shared Contracts (Spinco Companies)
Attachment X	Contract Close-Out Protocol
Attachment XI	Form of Subcontract Pending Novation—Parent to Spinco
Attachment XII	Form of Subcontract Pending Novation—Spinco to Parent
Attachment XIII	Form of Supply Agreement—Parent to Spinco
Attachment XIV	Form of Supply Agreement—Spinco to Parent
Attachment XV	Tax Matters Agreement
Attachment XVI	Form of Transition Services Agreement—Parent to Spinco
Attachment XVII	Form of Transition Services Agreement—Spinco to Parent
Attachment XVIII	Sublease Term Sheets
Attachment XIX	Lease Term Sheets
Attachment XX	Licensed Premises Term Sheets
Attachment XXI	Leaseback Term Sheets
Attachment XXII	Form of Assignment and Assumption of Lease

SCHEDULES

Schedule 5.05(a)	Parent Counsel
Schedule 8.05(c)	Parent Financial Support Arrangements
Schedule A-1	Assumed Liabilities
Schedule A-2	Transferred Contracts
Schedule A-3	Certain Transferred Contracts
Schedule A-4	Excluded Assets
Schedule A-5	Excluded Contracts
Schedule A-6	Leaseback Facilities
Schedule A-7	Leased Facilities
Schedule A-8	Shared Facilities
Schedule A-9	Spinco Subsidiaries
Schedule A-10	Subleased Facilities
Schedule A-11	Spinco Joint Venture Entities
Schedule A-12	Transferred Assets
Schedule A-13	Transferred Leased Real Property
Schedule A-14	Transferred Owned Real Property
Schedule A-15	Government Bids
Schedule A-16	Excluded Liabilities
Schedule A-17	Special Indemnity

B-iii

SEPARATION AGREEMENT

This Separation Agreement (together with the Exhibits, Attachments and Schedules hereto, this “Agreement”) is made as of the 26th day of January 2016, by and between Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation and wholly owned Subsidiary of Parent (“Spinco”). Each of Parent and Spinco is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent, among other things, is engaged, directly and indirectly through certain of its Subsidiaries, in the Spinco Business;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to separate the Spinco Business from the remaining businesses of Parent and its Subsidiaries (the “Separation”), on the terms and conditions set forth in this Agreement and the other Transaction Documents;

WHEREAS, pursuant to the Agreement and Plan of Merger dated of even date herewith, (the “Merger Agreement”), among Parent, Spinco, Leidos Holdings, Inc., a Delaware corporation (“Merger Partner”) and Lion Merger Co., a Delaware corporation and wholly owned subsidiary of Merger Partner (“Merger Partner Sub”), immediately following the Distribution, Merger Partner Sub will merge with and into Spinco (the “Merger”) and, in connection with the Merger, Spinco Common Stock will be converted into shares of common stock of Merger Partner on the terms and conditions set forth in the Merger Agreement;

WHEREAS, upon the terms and conditions set forth in this Agreement, Parent desires to reorganize the Spinco Business so that it is conducted through Spinco and Subsidiaries of Spinco;

WHEREAS, in connection with the reorganization of the Spinco Business, Parent desires to transfer, or to cause the Affiliated Transferors to transfer, to the Spinco Companies certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to the Spinco Companies, and the Spinco Companies desire to receive such assets and assume such liabilities;

WHEREAS, in connection with the reorganization of the Spinco Business, Spinco desires to transfer, or to cause the Spinco Subsidiaries to transfer, to the Parent Companies certain of the assets held, owned or used by Spinco and the Spinco Subsidiaries to conduct the Parent Business, and to assign certain liabilities associated with the Parent Business to the Parent Companies, and Parent desires to receive such assets and assume such liabilities;

WHEREAS, to implement the Separation, following the internal reorganization of the Spinco Business as set forth in Attachment I (the “Internal Reorganization”) and upon the terms and conditions set forth in this Agreement, the Board of Directors of Parent has determined either to (a) distribute, without consideration, all of the then outstanding shares of capital stock of Spinco to Parent’s stockholders by way of a pro rata dividend (the “One-Step Spin-Off”), or (b) consummate an offer to exchange shares of Spinco Common Stock for currently outstanding shares of Parent Common Stock (the “Exchange Offer”) and, in the event that Parent’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, distribute, without consideration and pro rata to holders of Parent Common Stock, any unsubscribed Spinco Common Stock on the Distribution Date immediately following the consummation of the Exchange Offer so that Parent may be treated for U.S. federal income Tax purposes as having distributed all of the Spinco Common Stock to its stockholders (the “Clean-Up Spin-Off”);

WHEREAS, the disposition by Parent of the Spinco Common Stock to Parent stockholders, whether by way of the One-Step Spin-Off or the Exchange Offer (followed by any Clean-Up Spin-Off, if necessary), is referred to as the “Distribution”;

WHEREAS, Parent and Spinco contemplate that, concurrently with or immediately prior to the Internal Reorganization and on the terms and conditions set forth in this Agreement and the other Transaction Documents,

Spinco will enter into the definitive debt financing arrangements contemplated by the Spinco Commitment Letter and as further described in this Agreement and in the Merger Agreement (the “Spinco Financing Arrangements”);

WHEREAS, in connection with the Separation, Parent and Spinco each have determined that it is appropriate for Spinco to pay the Spinco Special Cash Payment to Parent on the terms and conditions set forth in this Agreement and in the Merger Agreement;

WHEREAS, the Parties intend that, for U.S. federal income Tax purposes, the Internal Reorganization, the Spinco Transfer, the Parent Cash Distribution and the Distribution will be treated as contemplated by the Tax Matters Agreement and, accordingly, that the (a) Spinco Transfer and the Distribution, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code and that each of Parent and Spinco will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (b) the Distribution, as such, qualifies as a distribution of Spinco Common Stock to Parent’s shareholders pursuant to Section 355 of the Code, and (c) the Parent Cash Distribution qualifies as money distributed to Parent creditors or shareholders in connection with the reorganization for purposes of Section 361(b) of the Code;

WHEREAS, it is a condition to the Merger that, prior to the Merger Effective Time, the Internal Reorganization, the Spinco Transfer, the Spinco Special Cash Payment and the Distribution will have been completed;

WHEREAS, the Parties are entering into the Tax Matters Agreement and the Employee Matters Agreement contemporaneously with this Agreement; and

WHEREAS, the treatment of outstanding Parent stock options, performance stock units, restricted stock units and other types of equity incentive awards in connection with the Merger will be as set forth in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A.

ARTICLE II

INTERNAL REORGANIZATION AND SEPARATION

Section 2.01 Internal Reorganization. At or prior to the Distribution Effective Time, to the extent not already completed, each of Parent and Spinco shall, and shall cause their Affiliates to, take such steps (which may include transfers of shares or other equity interests, formation of new entities and/or declarations of dividends) as may be necessary or desirable to effect the Internal Reorganization.

Section 2.02 Conveyance of Assets; Assumption and Discharge of Liabilities.

(a) Except as otherwise expressly provided herein or in any of the other Transaction Documents, and except to the extent previously effected pursuant to the Internal Reorganization, upon the terms and subject to the conditions set forth in this Agreement, effective as of immediately prior to the Distribution Effective Time:

(i) Parent will assign, transfer, convey and deliver (“Transfer”), or will cause the Affiliated Transferors to Transfer, to Spinco or to one or more Spinco Companies as Spinco may designate, and Spinco will accept from Parent (or the applicable Affiliated Transferor), or will cause any applicable Spinco Subsidiary to accept, all of Parent’s and the applicable Affiliated Transferors’ respective right, title and interest in and to all of the Transferred Assets, including the equity interests in the Spinco Subsidiaries (it being understood that any Transferred Assets that are already held by a Spinco Subsidiary as of the Distribution Effective Time will continue to be held by such Spinco Subsidiary);

(ii) Parent will Transfer, or will cause the Affiliated Transferors to Transfer, to Spinco or to one or more Spinco Companies as Spinco may designate, and Spinco will (or will cause the Spinco Subsidiaries as applicable to) assume, perform, timely pay and discharge when due, fulfill when due and comply with all of the Assumed Liabilities in accordance with their respective terms (it being understood that any Assumed Liabilities that are already Liabilities of a Spinco Subsidiary as of the Distribution Effective Time will continue to be Liabilities of such Spinco Subsidiary);

(iii) Spinco will, and Parent will cause Spinco to, Transfer, or cause the applicable Spinco Subsidiaries to Transfer, to Parent or to such other Parent Companies as Parent may designate (provided such Parent Companies are adequately capitalized immediately following such Transfer), all of Spinco’s and the applicable Spinco Subsidiaries’ respective right, title and interest in and to all of the Excluded Assets (it being understood that any Excluded Assets that are already held by a Parent Company as of the Distribution Effective Time will continue to be held by such Parent Company); and

(iv) Spinco will, and Parent will cause Spinco to, Transfer, or will cause the applicable Spinco Subsidiaries to Transfer, to Parent or to such other Parent Companies as Parent may designate (provided such Parent Companies are adequately capitalized immediately following such Transfer), and Parent will (or will cause the other Parent Companies as applicable to) assume, perform, timely pay and discharge when due, fulfill when due and comply with all of the Excluded Liabilities in accordance with their respective terms (it being understood that any Excluded Liabilities that are already Liabilities of a Parent Company as of the Distribution Effective Time will continue to be Liabilities of such Parent Company).

(b) In the event that any Transfer of an Asset or assumption of a Liability required by any of the Transaction Documents is not effected at or before the Distribution Effective Time, the obligation to Transfer such Asset or assume such Liability shall continue after the Distribution Effective Time and shall be accomplished as soon thereafter as practicable, subject to the terms and conditions set forth in the Transaction Documents.

(c) From and after the Distribution Effective Time, each Party shall promptly Transfer or cause the other members of its Group promptly to Transfer to the other Party or the appropriate member of the other Party’s Group, from time to time, any property received that is allocated to the other Party or a member of the other Party’s Group pursuant to this Agreement or the other Transaction Documents. Without limiting the foregoing and without limiting the provisions of Section 8.06, in the event any Party (or any of the other Parent Companies or other Spinco Companies, as applicable) shall, after the Distribution Effective Time, receive funds upon the payment of accounts receivable or other amounts under Contracts or other Assets or Liabilities that are allocated to a member of the other Group pursuant to this Agreement or the other Transaction Documents, such Party will Transfer, or cause to be Transferred, such funds to the applicable member of the other Group by wire transfer promptly after the receiving party becomes aware of having received such funds.

(d) Notwithstanding anything in this Section 2.02, Section 2.03 or Section 2.04 to the contrary, no Parent Company or any of its Affiliates shall be required to undertake any action or arrangement contemplated by such section that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the Tax-Free Status.

Section 2.03 Assignment of Contracts and Rights by Parent Group.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract constituting a Transferred Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any Contract to which any Parent Company is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Parent Company or any Spinco Company thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Parties shall use reasonable best efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to Spinco, or written confirmation from such parties reasonably satisfactory in form and substance to Parent confirming that such consent is not required. If a required consent is not obtained prior to the Distribution Effective Time with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to Applicable Law, Parent and Spinco shall cooperate to enter into, as of the Distribution Effective Time, a mutually agreeable arrangement under which (i) Spinco would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of Parent Companies under such Contract in accordance with this Agreement, (ii) Spinco would assume all obligations of Parent Companies under such Contracts and agree to perform and discharge all obligations under such Contracts, and (iii) Parent Companies would enforce at Spinco’s cost and at the reasonable request of and for the benefit of Spinco, any and all claims, rights and benefits of Parent Companies against any third party thereto arising from any such Contract; provided that neither Party shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event Spinco shall elect to make any payment of money or other transfer of value, including any consent fee, transfer fee or similar arrangement, whether in connection with obtaining any consent under this Section 2.03(a) or entering into any arrangement contemplated by the preceding sentence (collectively, a “Consent Fee”), Spinco shall be solely responsible for such Consent Fee. Notwithstanding the foregoing provisions of this Section 2.03(a), in the case of commercial off-the-shelf (“COTS”) software that is readily available, licensed pursuant to a standard non-negotiable “shrink wrap” or other license agreement and generally has a purchase price of $10,000 or less per copy, instance, seat or user, Spinco shall have the sole responsibility for obtaining and shall use reasonable best efforts to obtain license rights to use such software at Spinco’s cost and expense, and Parent shall have no obligation to assign or transfer, or to seek consent for the assignment or transfer of, or to grant any sublicense or other right in connection with, any such COTS software or any Contract related thereto; provided, however, that the foregoing shall not limit the terms of the Transition Services Agreement—Parent to Spinco or Section 11.03 of this Agreement; and provided, further, that upon reasonable request of Spinco, Parent shall provide reasonable assistance to Spinco in connection with obtaining such license rights.

(b) Parent Companies shall promptly pay to Spinco, when received, all monies received by Parent Companies under any Contract constituting a Transferred Asset or any claim, right or benefit arising thereunder not transferred to Spinco at the Distribution Effective Time as a result of the provisions of this Section 2.03. Spinco shall promptly reimburse Parent Companies (or pay at the request of Parent) any Assumed Liabilities not assumed by Spinco at the Distribution Effective Time as a result of the provisions of this Section 2.03, as well as all third party costs and expenses incurred or Damages suffered by Parent Companies in enforcing any claims, rights and benefits under any Contracts in accordance with Section 2.03(a).

(c) Without limiting the provisions of this Section 2.03, this Agreement shall not constitute an agreement of any Parent Company to Transfer any confidential or proprietary data or information of any Person other than Parent and its Affiliates (“Third Party Proprietary Information”) to any Spinco Company, and shall not constitute an authorization to use such Third Party Proprietary Information, to the extent such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which any Parent Company is a party. With respect to any such Third Party Proprietary Information, from and after the date hereof, Parent shall be responsible for obtaining, and shall use commercially reasonable efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain, any required consent for the Transfer or use, as applicable, of such Third Party Proprietary Information to Spinco Companies at the Distribution Effective Time. Without limiting the foregoing, Spinco Companies shall, upon request of Parent or any third party, enter into a proprietary information agreement or other confidentiality or similar agreement with any third party requiring Spinco Companies to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between Parent Companies with respect to the Spinco Business and any such third parties. To the extent any such consent is not obtained in accordance with the foregoing at or prior to the Distribution Effective Time, then the Spinco Companies shall be solely responsible for obtaining such consent at their sole cost and expense.

(d) Without limiting the provisions of this Section 2.03, to the extent Parent or a Subsidiary of Parent is restricted under Applicable Law from effecting the Transfer hereunder to Spinco or the applicable Spinco Companies of any Data constituting a Transferred Asset, or the granting of the Right to Use any Data pursuant to Section 2.10, this Agreement shall not constitute an agreement to Transfer such Data, or grant such Right to Use, to the extent such Transfer or grant would violate Applicable Law. With respect to any such Data, from and after the date hereof, the Parties shall reasonably cooperate with each other and use reasonable best efforts to eliminate such restriction in compliance with Applicable Law (including, if applicable, to obtain any required authorization of any Governmental Authority), and the Parties shall keep each other reasonably apprised of the Parties’ progress with respect thereto. If any such restriction cannot be so eliminated prior to the Distribution Effective Time with respect to any such Data, Parent and Spinco shall continue to so reasonably cooperate and use such reasonable best efforts to effect such Transfer or grant of Right to Use as soon as practicable following the Distribution Effective Time.

Section 2.04 Assignment of Contracts and Rights by Spinco Group.

(a) Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or otherwise sell, convey, sublicense or Transfer any Contract constituting an Excluded Asset, or any claim, right or benefit arising thereunder or resulting therefrom, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance, sublicense or Transfer thereof, or entering into any such agreement or arrangement, without the consent of a third party, would constitute a breach of, or other contravention under, any Contract to which any Parent Company or Spinco Company is a party, be ineffective with respect to any party thereto or in any way adversely affect the rights of any Spinco Company or any Parent Company thereunder. With respect to any such Contract (or any claim, right or benefit arising thereunder or resulting therefrom), from and after the date hereof, the Parties shall use reasonable best efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the assignment, sale, conveyance, sublicense or Transfer of such Contract to a Parent Company, or written confirmation from such parties reasonably satisfactory in form and substance to Parent confirming that such consent is not required. If a required consent is not obtained prior to the Distribution Effective Time with respect to any such Contract, then, if and to the extent permitted under, and subject to the terms of, such Contract, and subject to Applicable Law, Parent and Spinco shall cooperate to enter into, as of the Distribution Effective Time, a mutually agreeable arrangement under which (i) Parent would obtain, through a subcontracting, sublicensing or subleasing arrangement or otherwise, the claims, rights and benefits of Spinco Companies under such Contract in accordance with this Agreement, (ii) Parent would assume all obligations of Spinco Companies under such Contracts and agree to perform and discharge all obligations under such Contracts, and (iii) Spinco Companies would enforce at Parent’s cost and at the reasonable request of and for the benefit of Parent, any and all claims, rights and benefits of Spinco Companies against any third party thereto arising from any such Contract; provided that neither Party shall be required to make any payment of money or other transfer of value in connection with any such arrangement. In the event Parent shall elect to pay any Consent Fee, Parent shall be solely responsible for such Consent Fee. Notwithstanding the foregoing provisions of this Section 2.04(a), in the case of COTS software that is readily available, licensed pursuant to a standard non-negotiable “shrink wrap” or other license agreement and generally has a purchase price of $10,000 or less per copy, instance, seat or user, Parent shall have the sole responsibility for obtaining and shall use reasonable best efforts to obtain license rights to use such software at Parent’s cost and expense, and Spinco shall have no obligation to assign or transfer, or to seek consent for the assignment or transfer of, or to grant any sublicense or other right in connection with, any such COTS software or any Contract related thereto; provided, however, that the foregoing shall not limit the terms of the Transition Services Agreement—Spinco to Parent or Section 11.03 of this Agreement; and provided, further, that upon reasonable request of Parent, Spinco shall provide reasonable assistance to Parent in connection with obtaining such license rights.

(b) Spinco Companies shall promptly pay to Parent when received, all monies received by Spinco Companies under any Contract constituting an Excluded Asset or any claim, right or benefit arising thereunder not transferred to Parent at the Distribution Effective Time as a result of the provisions of this Section 2.04. Parent shall promptly reimburse Spinco Companies (or pay at the request of Spinco) any Excluded Liabilities not assumed by Parent at the Distribution Effective Time as a result of the provisions of this Section 2.04, as well as all third party costs and expenses incurred or Damages suffered by Spinco Companies in enforcing any claims, rights and benefits under any Contracts in accordance with Section 2.04(a).

(c) Without limiting the provisions of this Section 2.04, (i) this Agreement shall not constitute an agreement of any Spinco Company to Transfer any Third Party Proprietary Information to any Parent Company, and shall not constitute an authorization to use such Third Party Proprietary Information, to the extent such attempted conveyance, transfer or delivery, or such use, without the consent of a third party, would constitute a breach of, or other contravention under, any confidentiality or similar agreement or other Contract to which any Spinco Company is a party. With respect to any such Third Party Proprietary Information, from and after the date hereof, Spinco shall be responsible for obtaining, and shall use commercially reasonable efforts (but without any payment of money or other transfer of value by any Party to any third party) to obtain any required consent for the Transfer or use, as applicable, of such Third Party Proprietary Information to Parent Companies at the Distribution Effective Time. Without limiting the foregoing, Parent Companies shall, upon request of Spinco or any third party, enter into a proprietary information agreement or other confidentiality or similar agreement with any third party requiring Parent Companies to treat and hold as confidential such Third Party Proprietary Information on terms and conditions that are no less restrictive than the terms and conditions of any confidentiality or similar agreement between Spinco Companies with respect to the Parent Business and any such third parties. To the extent any such consent is not obtained in accordance with the foregoing at or prior to the Distribution Effective Time, then the Parent Companies shall be solely responsible for obtaining such consent at their sole cost and expense.

Section 2.05 Certain Transaction Documents. In furtherance of the Separation, on the Distribution Date, Parent and Spinco shall execute and deliver (or shall cause the applicable Affiliated Transferor or Spinco Subsidiary to execute and deliver):

(a) one or more Assignment and Assumption Agreements—Parent to Spinco;

(b) one or more Assignment and Assumption Agreements—Spinco to Parent;

(c) the Transition Services Agreement—Parent to Spinco;

(d) the Transition Services Agreement—Spinco to Parent;

(e) the Supply Agreement—Parent to Spinco;

(f) the Supply Agreement—Spinco to Parent;

(g) the Intellectual Property Matters Agreement;

(h) the Subcontract Pending Novation—Parent to Spinco;

(i) the Subcontract Pending Novation—Spinco to Parent;

(j) the Shared Contracts Agreement—Shared Contracts (Parent Companies);

(k) the Shared Contracts Agreement—Shared Contracts (Spinco Companies);

(l) an Assignment and Assumption of Lease Agreement in respect of each lease agreement for the Transferred Leased Real Property;

(m) subleases to Spinco (or certain Spinco Companies) in respect of each of the Subleased Premises on the terms and conditions contemplated by the Sublease Term Sheets;

(n) leases to Spinco (or certain Spinco Companies) in respect of each of the Leased Premises on the terms and conditions contemplated by the Lease Term Sheets;

(o) licenses to Spinco (or certain Spinco Companies) in respect of the Licensed Premises on the terms and conditions contemplated by the Licensed Premises Term Sheets;

(p) leases to Parent (or certain Parent Companies) in respect of certain Spinco Owned Real Property on the terms and conditions contemplated by the Leaseback Term Sheets; and

(q) such other agreements, assignments, leases, subleases, documents or instruments as the Parties agree are necessary or desirable to achieve the purposes set forth in the Transaction Documents.

Section 2.06 Limitation of Liability; Intercompany Accounts.

(a) Except as provided in this Section 2.06 and in Article VII, neither Parent nor Spinco nor any member of their respective Groups shall have any Liability to the other or any member of its Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time (other than this Agreement or any Transaction Document), and each of Parent and Spinco hereby terminates, and shall cause all members in its respective Group to terminate, any and all then-existing agreements, arrangements, courses of dealing or understandings between it or any members of its Group and the other Party, or any members of its Group, effective as of the Distribution Effective Time (other than (i) this Agreement or any Transaction Document or any agreement entered into in connection with or in order to consummate the Contemplated Transactions and (ii) any Contracts to which any non-wholly owned Subsidiary of Parent or Spinco, as the case may be, is a party (it being understood that to the extent Assets and Liabilities of the Parties and the members of their respective Groups under any such Contracts constitute Transferred Assets, Excluded Assets, Assumed Liabilities or Excluded Liabilities, as the case may be, they will be allocated pursuant to this Agreement)), and any such Liability, whether or not in writing, that is not reflected in any Transaction Document or other agreement entered into in connection with the Contemplated Transactions or in order to consummate the Contemplated Transactions, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.

(b) Each Intercompany Account outstanding prior to the Distribution Effective Time shall be satisfied and/or settled by the relevant Parent Company and Spinco Company no later than the Distribution Effective Time by (i) forgiveness by the relevant obligor, (ii) one or a related series of distributions of capital, (iii) non-cash intercompany transfer and settlement through Parent’s corporate procedures, or (iv) cash payment, in each case as determined by the Parties.

Section 2.07 Treatment of Shared Contracts. The Parties agree as to matters relating to the Shared Contracts as set forth in the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreement – Shared Contracts (Spinco Companies). In the event of any inconsistency regarding matters relating to Shared Contracts between the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreement – Shared Contracts (Spinco Companies) and this Agreement, the Shared Contracts Agreement – Shared Contracts (Parent Companies) and the Shared Contracts Agreement – Shared Contracts (Spinco Companies) shall govern to the extent of the inconsistency.

Section 2.08 Cash and Working Capital Adjustment.

(a) Promptly following the Distribution Date, but in no event later than 60 days after the Distribution Date, Spinco shall, at its expense, prepare and submit to Parent a balance sheet of the Spinco Business as of 11:59 p.m. on the day prior to the Distribution Date (the “Proposed Statement” and such time, the “Cut-Off Time”) prepared in accordance with the Accounting Principles and a statement setting forth, in reasonable detail using the format in the illustrative example attached to the Accounting Principles, Spinco’s calculation of (x) Cash as of the Cut-Off Time (the “Proposed Closing Cash”) and (y) the Net Working Capital of the Spinco Business as of the Cut-Off Time (the “Proposed Final Net Working Capital Amount”). In the event Parent disputes the correctness of the Proposed Closing Cash or the Proposed Final Net Working Capital Amount, Parent shall notify Spinco in writing of its objections within 60 days after receipt of Spinco’s Proposed Statement and Spinco’s calculation of the Proposed Closing Cash and the Proposed Final Net Working Capital Amount, and shall set forth, in writing and in reasonable detail, the reasons for Parent’s objections; provided, however, that such 60-day period shall be tolled for any period during which Spinco shall fail to make available to Parent all books, records, documents and work papers required to be made available to Parent under Section 2.08(d). If Parent fails to deliver such notice of objections within such time, Parent shall be deemed to have accepted Spinco’s calculation. To the extent Parent does not object within the time period contemplated by this Section 2.08(a) to a matter in the statement of the Proposed Closing Cash or the Proposed Final Net Working Capital Amount prepared and submitted by Spinco, Parent shall be deemed to have accepted Spinco’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute. Parent and Spinco shall endeavor in good faith to resolve any disputed matters within 30 days after Spinco’s receipt of Parent’s notice of objections. If Parent and Spinco are unable to resolve the disputed matters, Parent and

Spinco jointly shall, as soon as practicable and in any event within 25 days after the expiration of such 30-day period, engage RSM US LLP (or if RSM US LLP is unwilling or unable to serve, a nationally known independent accounting firm, which firm shall not be the then regular auditors of Parent, Spinco or RMT Partner, that is jointly appointed by the parties within 15 days of the date that RSM US LLP confirms, in writing, that it is unable or unwilling to act as the Unaffiliated Accounting Firm as provided herein) (the firm so engaged, “Unaffiliated Accounting Firm”), to resolve the matters in dispute (in a manner consistent with this Section 2.08). Promptly after joint engagement of the Unaffiliated Accounting Firm, Parent and Spinco shall provide the Unaffiliated Accounting Firm with a copy of this Agreement, the Accounting Principles, Spinco’s Proposed Statement, Spinco’s statement of the Proposed Closing Cash and the Proposed Final Net Working Capital Amount (as applicable) and Parent’s written notice of objections thereto. Each of Parent and Spinco shall deliver to the Unaffiliated Accounting Firm and to the other party simultaneously a written submission of its final position with respect to each of the matters in dispute (which position may be different than the position set forth in or contemplated by Spinco’s statement of the Proposed Closing Cash and the Proposed Final Net Working Capital Amount or Parent’s notice of objections, but may not be outside of the range of Spinco’s statement of the Proposed Closing Cash or the Proposed Final Net Working Capital Amount (as applicable) or Parent’s notice of objections) within 15 days of the engagement of such Unaffiliated Accounting Firm. Each of Parent and Spinco shall thereafter be entitled to submit a rebuttal to the other’s submission, which rebuttals shall be delivered to the Unaffiliated Accounting Firm and to the other Party simultaneously within 30 days of the delivery of the Parties’ initial submissions to the Unaffiliated Accounting Firm and to each other. The Unaffiliated Accounting Firm may request additional information solely to the extent necessary to resolve the matter in dispute from either Party, but absent such a request neither Party may make (nor permit any of its Affiliates or Representatives to make) any additional submission to the Unaffiliated Accounting Firm or otherwise communicate with the Unaffiliated Accounting Firm, and in no event shall either Party (i) communicate (or permit any of its Affiliates or Representatives to communicate) with the Unaffiliated Accounting Firm without providing the other Party a reasonable opportunity to participate in such communication or (ii) make (or permit any of its Affiliates or Representatives to make) a written submission to the Unaffiliated Accounting Firm unless a copy of such submission is simultaneously provided to the other Party. The Unaffiliated Accounting Firm shall have 30 days following submission of the Parties’ rebuttals to review the documents provided to it pursuant to this Section 2.08(a) and to deliver its written determination, acting as expert and not as arbitrator, with respect to each of the items in dispute submitted to it for resolution, as well as its determination of the balance sheet of the Spinco Business as of the Cut-Off Time, the Net Working Capital of the Spinco Business as the Cut-Off Time and the Closing Cash (as applicable). The Unaffiliated Accounting Firm shall resolve the differences regarding Spinco’s Proposed Statement, the Proposed Final Net Working Capital Amount and the Proposed Closing Cash based solely on the information provided to the Unaffiliated Accounting Firm by the Parties pursuant to the terms of this Agreement and not by independent review. The Unaffiliated Accounting Firm’s authority shall be limited to resolving disputes with respect to whether the individual disputed items on Spinco’s Proposed Statement and Spinco’s statement of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash were prepared in accordance with the terms of Section 2.08(b). In resolving each disputed item, the Unaffiliated Accounting Firm shall choose either the value assigned by Parent to such item or the value assigned by Spinco to such item based on the Unaffiliated Accounting Firm’s assessment of which value is most consistent with the Accounting Principles, and may not assign a value for any item other than a value proposed by Parent or Spinco in its respective initial submission to the Unaffiliated Accounting Firm. The determination of the Unaffiliated Accounting Firm in respect of the correctness of each matter remaining in dispute shall be final, conclusive and binding on Parent and Spinco and not subject to appeal by either of the Parties, and judgment thereof may be entered or enforced in any court of competent jurisdiction. The balance sheet of the Spinco Business as of the Cut-Off Time, and the Net Working Capital of the Spinco Business as of the Cut-Off Time, as finally determined pursuant to this Section 2.08(a) (whether by failure of Parent to deliver notice of objection, by agreement of Parent and Spinco or by determination of the Unaffiliated Accounting Firm), are referred to herein as the “Final Statement” and the “Final Net Working Capital Amount,” respectively. The Closing Cash of the Spinco Business as of the Cut-Off Time, as finally determined pursuant to this Section 2.08(a) (whether by failure of Parent to deliver notice of objection, by agreement of Parent and Spinco or by determination of the Unaffiliated Accounting Firm), is referred to herein as the “Final Closing Cash.”

(b) The Proposed Statement and the Final Statement shall be prepared, and the Proposed Final Net Working Capital Amount and the Final Net Working Capital Amount, and the Proposed Closing Cash and the Final Closing Cash, shall be determined, in accordance with the accounting principles, policies, practices and methods described on Attachment III (the “Accounting Principles”).

(c) Not later than five Business Days after the determination of the Final Net Working Capital Amount and the Final Closing Cash, a payment by wire transfer in respect thereof shall be made as follows:

(i) If the Final Net Working Capital Amount is greater than $22,000,000, then (x) the amount of such excess, plus (y) the Final Closing Cash, shall be paid to Parent by Spinco;

(ii) If the Final Net Working Capital Amount is less than $12,000,000, then (x) the amount of such deficit minus (y) the Final Closing Cash, shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the deficit amount in clause (x), then the difference between the Final Closing Cash minus the deficit amount in clause (x) shall be paid to Parent by Spinco); and

(iii) If the Final Net Working Capital Amount is greater than or equal to $12,000,000 but less than or equal to $22,000,000, then the Final Closing Cash shall be paid to Parent by Spinco.

Any payment pursuant to this Section 2.08(c) shall be treated as an adjustment to the Spinco Special Cash Payment for Tax purposes and shall be made in immediately available funds by wire transfer to a bank account designated in writing by the Party entitled to receive the payment. Any funds received by Parent pursuant to this Section 2.08(c) shall be maintained in a Segregated Account in accordance with the terms and conditions set forth in Section 3.04(b).

(d) Spinco shall make available to Parent and, if applicable, to the Unaffiliated Accounting Firm, all books, records, documents and work papers (subject to, in the case of independent accountant work papers, Parent or the Unaffiliated Accounting Firm, as applicable, entering into a customary release agreement with respect thereto) (i) transferred by Parent Companies to Spinco in connection with the Contemplated Transactions or otherwise in the possession of any Spinco Company as of the Closing, or (ii) created or prepared by or for Spinco in connection with the preparation of the Proposed Statement and the calculation of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash and the other matters contemplated by Section 2.08(a). Without limiting the foregoing, it is acknowledged and agreed that certain Contracts constituting Transferred Assets may require security clearances or special program accesses, or may contain confidentiality or non-disclosure provisions requiring the specific approval of customers or other Persons for disclosure of the terms thereof (collectively, the “Undisclosable Contracts”). Spinco shall use reasonable best efforts to obtain all required security clearances, special program accesses or the approval of customers or other Persons as necessary to allow Parent and, if applicable, the Unaffiliated Accounting Firm, to conduct a review of the Undisclosable Contracts to the extent necessary to review and evaluate Spinco’s statement of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash. Upon Parent’s receipt of necessary security clearances, special program accesses or approvals of customers or other Persons, as the case may be, Spinco shall permit Parent and its Representatives (including the Unaffiliated Accounting Firm, if applicable) to conduct a review of such Undisclosable Contracts, subject to the terms and conditions of the clearances, accesses or approvals and the provisions of Applicable Law. If Spinco is unable to obtain all necessary security clearances, special program accesses or approvals of customers or other Persons to allow disclosure of the Undisclosable Contracts to Parent and the Unaffiliated Accounting Firm, if applicable, then Spinco shall, upon request of Parent, provide a certification of the Chief Financial Officer of Spinco as to the accuracy and completeness of the Proposed Statement and all revenue, costs, earnings, inventory, accounts receivable, accounts payable and other data with respect to such Undisclosable Contracts taken into account in Spinco’s preparation of the Proposed Statement and Spinco’s calculation of the Proposed Final Net Working Capital Amount and the Proposed Closing Cash.

(e) The fees and expenses, if any, of the Unaffiliated Accounting Firm incurred in connection with this Agreement shall be paid one-half by Parent and one-half by Spinco.

Section 2.09 Certain Resignations. At or prior to the Distribution Date, Parent shall cause each director or employee of the Parent and its Subsidiaries who will not be employed by Spinco or a Spinco Subsidiary after the Distribution Date to resign, effective no later than the Distribution Date, from all boards of directors or similar governing bodies of Spinco or any Spinco Subsidiary, and from all positions as officers of Spinco or any Spinco Subsidiary in which they serve.

Section 2.10 Right to Use Data.

(a) It is acknowledged and agreed that the Spinco Companies (on a perpetual and irrevocable basis) shall be permitted to possess and retain non-exclusive copies of all Shared Parent Company Data, Shared Third Party

Data and Parent Company Contract Data and shall have (and are hereby granted as of the time immediately prior to the Spinco Transfer) a Right to Use all such Data in connection with the operation of the Spinco Business, in all cases in a manner consistent with the manner in which such Data has been used by the Spinco Business prior to the Distribution Date; provided that the Spinco Companies’ Right to Use the Parent Company Contract Data shall be limited to the use of such Parent Company Contract Data in connection with the bidding, proposal or performance of the applicable Contracts of the Spinco Business with respect to which such Parent Company Contract Data was provided.

(b) It is acknowledged and agreed that the Parent Companies (on a perpetual and irrevocable basis) shall be permitted to possess and retain non-exclusive copies of all Shared Spinco Company Data and shall have (and are hereby granted as of the time immediately prior to the Spinco Transfer) a Right to Use all such Data in connection with the operation of the Parent Business, in all cases in a manner consistent with the manner in which such Data has been used by the Parent Business prior to the Distribution Date.

ARTICLE III

CERTAIN COVENANTS, AGREEMENTS AND ACTIONS PRIOR TO THE DISTRIBUTION

Section 3.01 Governmental Filings; Consents.

(a) The Parties shall cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the Contemplated Transactions. Subject to the terms and conditions of this Agreement, including Section 8.01, and the terms and conditions of the Merger Agreement, including Section 7.06(b) of the Merger Agreement, Parent and Spinco shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to consummate and make effective as promptly as practicable the Contemplated Transactions, including using reasonable best efforts to obtain consents and approvals of all Governmental Authorities and other Persons necessary to consummate the Distribution and the other Contemplated Transactions. Except as otherwise expressly contemplated by another provision of the Transaction Documents, each Party shall bear its respective costs and expenses incurred in connection with obtaining such consents and approvals.

(b) Without limiting the provisions of this Section 3.01, Spinco agrees to provide such assurances as to financial capability, resources and creditworthiness as reasonably may be requested by any Governmental Authority, the consent or approval of which is sought or with whom a filing is made hereunder.

(c) As soon as practicable after the date of this Agreement, the Parties shall prepare and submit (i) to the Defense Security Service of the United States Department of Defense (“DSS”) and, to the extent applicable, any other Governmental Authority, notification of the Contemplated Transactions pursuant to the NISPOM and any other applicable national or industrial security regulations, and (ii) to any other Governmental Authority (including without limitation customers under Government Contracts and prospective customers under Government Bids) appropriate notifications and disclosures in connection with the Contemplated Transactions.

(d) The Parties agree that the level of efforts to obtain any approvals related to any Antitrust Law shall be governed by Section 7.06 of the Merger Agreement.

Section 3.02 Treatment of Cash.

(a) From the date of this Agreement until the Cut-Off Time, the Spinco Companies shall make capital and other expenditures and operate their respective businesses and operations, including cash management, accounts payable and receivables collection systems, in the ordinary course of business consistent with past practice and subject to Applicable Law (including any Applicable Law regarding the payment of dividends or distributions) and any Contract applicable to any Parent Company or any Spinco Company or their respective businesses.

(b) From the date of this Agreement until the Cut-Off Time, Parent shall be entitled to use, retain or otherwise dispose of all cash generated by the Spinco Business and the Transferred Assets, subject to Applicable Law and any Contract applicable to any Parent Company or any Spinco Company or their respective businesses.

(c) After the Cut-Off Time, no Spinco Company shall pay or declare any cash dividend or distribution of cash to any Parent Company, or otherwise make any cash payment to any Parent Company that would otherwise have the effect of reducing the Closing Cash after the Cut-Off Time prior to the Closing, except (i) the Spinco Special Cash Payment, or (ii) if expressly provided for in this Agreement (other than Section 2.06(b)) or any other Transaction Document.

Section 3.03 Issuance of Spinco Common Stock. On or before the Distribution Date, in connection with the transfer of the Transferred Assets to the Spinco Companies and the assumption of the Assumed Liabilities by the Spinco Companies as provided in this Agreement, Spinco will issue and deliver to Parent a certificate representing a number of shares of Spinco Common Stock in an amount determined pursuant to Section 2.04(d) of the Merger Agreement.

Section 3.04 Spinco Financing Arrangements.

(a) On or before the Distribution Date, subject to the terms and conditions of Section 7.08 of the Merger Agreement, Spinco shall enter into a definitive agreement or agreements providing for indebtedness in an aggregate principal amount equal to the Spinco Borrowing Amount, which indebtedness shall consist of borrowings under a credit facility on the terms and conditions contemplated by the Spinco Commitment Letter (collectively, the “Spinco Debt”).

(b) Between the date of this Agreement and the Distribution Effective Time, subject to the terms and conditions of Section 7.08 of the Merger Agreement, Spinco shall incur the Spinco Debt and receive the proceeds thereof. Immediately thereafter and prior to the Distribution, Parent shall effect the Spinco Transfer. As consideration for the Spinco Transfer, Spinco shall (i) issue and deliver to Parent a certificate representing shares of Spinco Common Stock to be issued in accordance with Section 3.03 and (ii) pay to Parent the Spinco Special Cash Payment in immediately available funds to one or more accounts designated in writing by Parent. Parent will maintain the funds received from the Spinco Special Cash Payment in a non-interest bearing segregated bank account (a “Segregated Account”) and will take into account for Tax purposes all items of income, gain, deduction or loss associated with the funds while maintained in this segregated account. Within 18 months following the Distribution, Parent will distribute the cash held in the Segregated Account to (x) Parent’s creditors in retirement of outstanding Parent indebtedness or (y) to Parent’s shareholders in repurchase of, or distribution with respect to, its shares (together, the “Parent Cash Distribution”).

Section 3.05 Spinco Disclosure Controls. Parent shall use commercially reasonable efforts to enable Spinco to integrate Spinco’s existing system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) into that of Merger Partner, including consideration of any appropriate changes in light of the scope of the Spinco Business and the business of Merger Partner and its Subsidiaries, and otherwise maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

ARTICLE IV

THE DISTRIBUTION

Section 4.01 Form of Distribution.

(a) Parent shall elect, in its sole discretion, to effect the Distribution in the form of either (i) the One-Step Spin-Off or (ii) the Exchange Offer, including any Clean-Up Spin-Off.

(b) If Parent elects to effect the Distribution in the form of the One-Step Spin-Off, the Board of Directors of Parent (or a committee of the Board of Directors of Parent acting pursuant to delegated authority), in accordance with Section 2-511 of the Maryland General Corporation Law, any applicable securities laws and the rules and regulations of the New York Stock Exchange, shall set the Record Date and the Distribution Date and Parent shall establish appropriate procedures in connection with the Distribution. In connection with the One-Step Spin-Off, all shares of Spinco Common Stock held by Parent on the Distribution Date will be distributed to Record Holders in the manner determined by Parent and in accordance with Section 4.02.

(c) If Parent elects to effect the Distribution in the form of the Exchange Offer, subject to the terms and conditions of the Merger Agreement, Parent shall determine the terms and conditions of the Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of Parent Common Stock, the period during which the Exchange Offer will remain open, the procedures for the tender and exchange of shares and all other terms and conditions of the Exchange Offer, which terms and conditions shall comply with all applicable securities laws and the rules and regulations of the New York Stock Exchange. In the event Parent’s stockholders subscribe for less than all of the Spinco Common Stock in the Exchange Offer, Parent will consummate the Clean-Up Spin-Off on the Distribution Date immediately following consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be set as of such date in the same manner as provided in Section 4.01(b). The terms and conditions of any Clean-Up Spin-Off shall be as determined by Parent (provided that any shares of Spinco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Parent’s stockholders in the Clean-Up Spin-Off) and shall comply with the provisions of Section 2-511 of the Maryland General Corporation Law, all applicable securities laws and the rules and regulations of the New York Stock Exchange.

Section 4.02 Manner of Effecting Distribution.

(a) If the Distribution is effected by means of the One-Step Spin-Off, subject to the terms and conditions established pursuant to Section 4.01(b), each Record Holder shall be entitled to receive for each share of Parent Common Stock held by such Record Holder a number of shares of Spinco Common Stock equal to the number of shares of Spinco Common Stock held by Parent on the Distribution Date, multiplied by a fraction, the numerator of which is the number of shares of Parent Common Stock held by the Record Holder on the Record Date and the denominator of which is the total number of shares of Parent Common Stock outstanding on the Record Date.

(b) If the Distribution is effected by means of the Exchange Offer, subject to the terms and conditions established pursuant to Section 4.01(c), each Parent stockholder may elect in the Exchange Offer to exchange a number of shares of Parent Common Stock held by such Parent stockholder for shares of Spinco Common Stock at such an exchange ratio and subject to such other terms and conditions as may be determined by Parent and set forth in the Spinco Registration Statement. The terms and conditions of any Clean-Up Spin-Off shall be as determined by Parent, subject to the provisions of Section 4.02(a), mutatis mutandis, and in compliance with all applicable securities laws and the rules and regulations of the New York Stock Exchange.

(c) No Party, nor any of its Affiliates, will be liable to any Person in respect of any shares of Spinco Common Stock, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar Applicable Law.

Section 4.03 Actions Prior to the Distribution.

(a) Spinco shall cooperate with Parent to give effect to and accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required under Applicable Law in connection with the Distribution. Parent shall be entitled to direct and control the efforts of the Parties in connection with the Distribution, including the selection of an investment bank or banks to manage the Distribution, as well as any financial printer, solicitation agent, exchange agent and financial, legal, accounting and other advisors of Parent, and Spinco shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably directed by Parent. Without limiting the foregoing, Spinco shall and shall cause its employees, advisors, agents, accountants, counsel and other representatives to, as directed by Parent, reasonably cooperate in and take the following actions: (i) preparing and filing a registration statement or statements for the registration under the Securities Act or the Exchange Act, as applicable, on an appropriate registration form or forms designated by Parent (the “Spinco Registration Statement”); (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Distribution, including in any marketing efforts requested by Parent, which participation shall be subject to, and may be concurrent with, any such activities required in respect of the Exchange Offer; (iii) furnishing to any dealer manager or similar agent participating in the Distribution (A) “comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as reasonably may be requested; and (iv) furnishing all historical and forward-looking financial and other relevant financial and other information that is available to Spinco and is reasonably required in connection with the Distribution.

(b) Parent and Spinco shall prepare and mail, prior to the Distribution Date and in accordance with Applicable Law, to the holders of Parent Common Stock, such information concerning Parent, Spinco and Merger Partner, their respective businesses, operations and management, the Distribution and such other matters as Parent reasonably shall determine and as may be required by Applicable Law. Parent and Spinco shall prepare, and Spinco shall, to the extent required by Applicable Law, file with the SEC any such documentation and any requisite no-action letter that Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Spinco each shall use reasonable best efforts to obtain all necessary approvals from the SEC with respect to the foregoing as soon as practicable.

(c) Parent and Spinco shall take all actions as may be necessary or desirable under any applicable securities, “blue sky” or comparable laws of the United States, the states and territories thereof and any foreign jurisdiction in connection with the Distribution.

(d) Parent and Spinco shall take all actions and steps reasonably necessary and appropriate to cause the conditions to the Distribution set forth in Section 4.04 to be satisfied as soon as practicable and to effect the Distribution on the Distribution Date in accordance with this Agreement.

Section 4.04 Conditions Precedent to the Distribution. The obligation of Parent to effect the Distribution shall be subject to the fulfillment or waiver (subject to Section 16.02) at or prior to the Distribution Date of each of the following conditions (provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver shall be subject to the written consent of Merger Partner):

(a) Each Transaction Document shall have been executed and delivered by each party thereto; and

(b) Each of the conditions to the obligation of the parties to the Merger Agreement to consummate the Merger and effect the other transactions contemplated by the Merger Agreement shall have been satisfied or waived by the party entitled to the benefit thereto (other than those conditions that by their nature are to be satisfied contemporaneously with or immediately following the Distribution), including the condition set forth in Section 8.01(a) of the Merger Agreement (but subject to the consummation of the Distribution).

The foregoing conditions are for the benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Board of Directors of Parent to waive or not waive any condition precedent under this Agreement or the Merger Agreement; provided, however, that the foregoing shall not limit Merger Partner’s rights under Section 7.15 of the Merger Agreement.

Section 4.05 Additional Matters in Connection with the Distribution.

(a) Parent, Spinco and the transfer agent or exchange agent appointed in connection with the Distribution, as applicable, shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and deducted in connection with such payments under Applicable Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(b) Upon consummation of the One-Step Spin-Off or the Exchange Offer, Parent shall deliver to the Agent a global certificate representing the Spinco Common Stock being distributed in the One-Step Spin-Off or exchanged in the Exchange Offer, as the case may be, for the account of the Parent stockholders that are entitled to such shares. Upon a Clean-Up Spin-Off, if any, Parent shall deliver to the Agent an additional global certificate for the account of the Parent stockholders that are entitled to receive shares of Parent Common Stock in such Clean-Up Spin-Off. The Agent shall hold such certificate or certificates, as the case may be, for the account of Parent stockholders pending the Merger, as provided in the Merger Agreement. From immediately after the Distribution Effective Time and to the Merger Effective Time, the shares of Spinco Common Stock shall not be transferable and the transfer agent for the Spinco Common Stock shall not transfer any shares of Spinco Common Stock. Parent shall give written notice of the

Distribution Effective Time to the transfer agent or the exchange agent with written authorization to proceed as set forth in Section 4.02.

ARTICLE V

INFORMATION AND CONFIDENTIALITY

Section 5.01 Retention of Information. Spinco and Parent shall preserve all books and records of and substantially related to the Spinco Business for a period of six years commencing on the Distribution Date (or (i) until such time as all statutes of limitations to which such records relate have expired, (ii) in the case of books and records relating to any Government Contract, until the date that is 12 months after the date on which Parent or Spinco, as the case may be, reaches final agreement with the U.S. Government in respect of any open issues applicable to such Government Contract, including the resolution of the incurred costs applicable to such Government Contract and (iii) in the case of books and records as to which Applicable Law, another Transaction Document or a Spinco Subsidiary Acquisition Agreement requires a longer period, for such longer period), and thereafter shall not destroy or dispose of such books and records without giving notice to the other Parties (and, in the case of a Spinco Subsidiary Acquisition Agreement, the respective sellers of the Spinco Subsidiary) of such pending disposal and offering to Parent (or, in the case of a Spinco Subsidiary Acquisition Agreement, the respective sellers of the Spinco Subsidiary) such books and records.

Section 5.02 Access to Information; Cooperation.

(a) Except as may be necessary to comply with any Applicable Laws (including the NISPOM or any Export Control Laws) and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 5.02 and (z) the terms and conditions of any confidentiality or similar agreements between Parent or any of its Subsidiaries and a third party, including customers, vendors and subcontractors, from and after the Distribution Date, Parent shall, and shall cause the other Parent Companies to: (i) afford Spinco and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, Government Contracts, Government Bids, records, books and affairs of Parent Companies, to the extent relating to the conduct of the Spinco Business prior to the Distribution Effective Time, and provide copies of such information as Spinco may reasonably request for any proper purpose, including in connection with (A) any judicial, quasi-judicial, administrative, audit or arbitration proceeding, (B) the preparation of any financial statements or reports and (C) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Transferred Assets, Assumed Liabilities or Indemnified Claims; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Transferred Asset or Assumed Liability or any claim or action that relates to occurrences involving the Spinco Business prior to the Distribution Date; provided that Spinco shall reimburse Parent Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by Parent Companies in connection with any such defense, claim or action. Spinco agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.02 in accordance with the provisions of Section 5.04(a).

(b) Except as may be necessary to comply with any Applicable Laws (including the NISPOM or any Export Control Laws) and subject to (x) any applicable privileges (including the attorney-client privilege), (y) this Section 5.02(b), and (z) the terms and conditions of any confidentiality or similar agreements between any Spinco Company and a third party, including customers, vendors and subcontractors, from and after the Distribution Date, Spinco shall, and shall cause the other Spinco Companies to: (i) afford Parent and its Representatives reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, Government Contracts, Government Bids, records, books and affairs of the Spinco Companies, to the extent relating to the Spinco Business prior to the Distribution Effective Time, and provide copies of such information as Parent may reasonably request for any proper purpose, including in connection with (A) any judicial, quasi-judicial, administrative, audit or arbitration proceeding, (B) the preparation of any financial statements or reports and (C) the defense or pursuit of any claims, allegations or actions that relate to or may relate to any Excluded Assets, Excluded Liabilities or Indemnified Claims; and (ii) use reasonable best efforts to cooperate in the defense or pursuit of any Excluded Asset or Excluded Liability or any claim or action that relates to occurrences involving the Spinco Business or the Parent Business prior to the Distribution Date; provided that Parent shall reimburse the Spinco Companies for any reasonable out-of-pocket expenses (including fees and expenses of attorneys, accountants and other agents or representatives) incurred by Spinco Companies in connection with any such defense, claim or action. Parent agrees to treat and hold as confidential all information provided or otherwise made available to it or any of its Representatives under this Section 5.02(b) in accordance with the provisions of Section 5.04.

Section 5.03 Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article V, Article VII or the Tax Matters Agreement shall be deemed to remain the property of the providing Party. Unless specifically set forth or contemplated herein, nothing contained in this Agreement shall be construed as granting or conferring license rights or any other rights in any such information.

Section 5.04 Confidentiality.

(a) Spinco shall, and shall cause the other Spinco Companies to, (i) treat and hold as confidential all Parent Company Proprietary Information in the possession or control of the Spinco Companies as of the Distribution Date, (ii) limit disclosure of all such Parent Company Proprietary Information within Spinco’s organization to officers, directors, employees, contractors and representatives of Spinco Companies who in each case are obligated to maintain the confidentiality of all such Parent Company Proprietary Information and have a need to know such Parent Company Proprietary Information in order to accomplish the purpose for which such Parent Company Proprietary Information was disclosed or provided to, or retained by, the Spinco Companies in accordance with this Agreement (and may disclose Parent Company Proprietary Information pursuant to this clause (ii) only for so long as such purpose continues to be applicable to the Spinco Business), and (iii) refrain from disclosing any such Parent Company Proprietary Information to any other Person without the prior written consent of Parent, in each case for a period commencing on the date of this Agreement and continuing for so long as such Parent Company Proprietary Information constitutes confidential or proprietary information of any Parent Company. Spinco shall, and shall cause the other Spinco Companies to, use such Parent Company Proprietary Information only in connection with the purpose for which such Parent Company Proprietary Information was disclosed or provided to, or retained by the Spinco Business, in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Spinco Business). In the event any Spinco Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Parent Company Proprietary Information, Spinco shall notify Parent promptly of the request or requirement so that Parent, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(a).

(b) If, in the absence of a protective order or receipt of a waiver hereunder, any Spinco Companies are, on the advice of counsel, compelled to disclose such Parent Company Proprietary Information, such Spinco Companies may so disclose such Parent Company Proprietary Information; provided that Spinco shall, and shall cause such other Spinco Companies, as applicable, to, use reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded to such Parent Company Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not prohibit the disclosure of Parent Company Proprietary Information by any Spinco Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to comply with Applicable Law, (v) to provide services to any Parent Companies in accordance with the terms and conditions of any of the Transaction Documents,(vi) to perform any Contracts of the Spinco Business constituting Transferred Assets, or (vii) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents. Within 30 days of any written request of Parent, except to the extent required to perform any then-existing Contracts in the Spinco Business or any of the activities described in clauses (i) through (vii) of the preceding sentence and except to the extent constituting Data to which the Spinco Companies are granted a Right to Use pursuant to Section 2.10, Spinco shall, and shall cause the other Spinco Companies to, promptly cease all use of such specified Parent Company Proprietary Information and use good faith, reasonable commercial efforts to return such specified Parent Company Proprietary Information to Parent, or upon request of Parent, destroy such specified Parent Company Proprietary Information and verify in writing such destruction to Parent; provided that (A) such request shall specify in reasonable detail each applicable item of Parent Company Proprietary Information and such reasonably identifying information as may be helpful to Spinco in locating the relevant Parent Company Proprietary Information (including for example the relevant location within the IT System(s) and business division(s) in which the same was contained as of the Distribution Date or the relevant employees who had access to such Parent Company Proprietary Information as of the Distribution Date), and (B) the Spinco Companies shall have no obligation to destroy any such Parent Company Proprietary

Information that is stored in archival or backup systems (provided that the obligations of confidentiality set forth in this Section 5.04 shall continue to apply thereto). Notwithstanding the foregoing, the provisions of this Section 5.04(b) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any Spinco Company, (y) is or becomes available to a Spinco Company on a non-confidential basis from a source that, to Spinco’s or such Spinco Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation, or (z) following the Distribution, is independently developed by a Spinco Company (other than for the Parent Business).

(c) Parent shall, and shall cause the other Parent Companies to, (i) treat and hold as confidential all Spinco Business Proprietary Information in the possession or control of the Parent Companies as of the Distribution Date, (ii) limit disclosure of all such Spinco Business Proprietary Information within Parent’s organization to officers, directors, employees, contractors and representatives of Parent Companies who in each case are obligated to maintain the confidentiality of all such Parent Company Proprietary Information and have a need to know such Spinco Business Proprietary Information in order to accomplish the purpose for which such Spinco Business Proprietary Information was retained by the Parent Companies in accordance with this Agreement (and may disclose Spinco Business Proprietary Information pursuant to this clause (ii) only for so long as such purpose continues to be applicable to the Parent Companies), and (iii) refrain from disclosing any such Spinco Business Proprietary Information to any other Person without the prior written consent of Parent, in each case for a period commencing on the date of this Agreement and continuing for so long as such Spinco Business Proprietary Information constitutes confidential or proprietary information of any Spinco Company. Parent shall, and shall cause the other Parent Companies to, use such Spinco Business Proprietary Information only in connection with the purpose for which such Spinco Business Proprietary Information was retained by the Parent Companies in accordance with this Agreement, and for no other reason (and only for so long as such purpose continues to be applicable to the Parent Companies). In the event any Parent Companies are requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Spinco Business Proprietary Information, Parent shall notify Spinco promptly of the request or requirement so that Spinco, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.04(c).

(d) If, in the absence of a protective order or receipt of a waiver hereunder, any Parent Companies are, on the advice of counsel, compelled to disclose such Spinco Business Proprietary Information, such Parent Companies may so disclose such Spinco Business Proprietary Information; provided that Parent shall, and shall cause such other Parent Companies, as applicable, to, use reasonable best efforts to obtain reliable assurance that confidential treatment will be afforded to such Spinco Business Proprietary Information. Notwithstanding the foregoing, the provisions of this Section 5.04(d) shall not prohibit the disclosure of Spinco Business Proprietary Information by any Parent Companies to the extent reasonably required (i) to prepare or complete any required Tax Returns or financial statements, (ii) in connection with audits or other proceedings by or on behalf of a Governmental Authority, (iii) in connection with any insurance or benefits claims, (iv) to comply with Applicable Law, (v) to provide services to any Spinco Companies in accordance with the terms and conditions of any of the Transaction Documents, (vi) to perform any Contracts of the Parent Business constituting Excluded Assets, or (vii) in connection with asserting any rights or remedies or performing any obligations under any of the Transaction Documents. Within 30 days of any written request of Spinco, except to the extent required to perform any then-existing Contracts in the Parent Business or any of the activities described in clauses (i) through (vii) of the preceding sentence and except to the extent constituting Data to which the Parent Companies are granted a Right to Use pursuant to Section 2.10, Parent shall, and shall cause the other Parent Companies to, promptly cease all use of such specified Spinco Business Proprietary Information and use good faith, reasonable commercial efforts to return such specified Spinco Business Proprietary Information to Spinco, or upon request of Spinco, destroy such specified Spinco Business Proprietary Information and verify in writing such destruction to Spinco, provided that (A) such request shall specify in reasonable detail each applicable item of Spinco Business Proprietary Information and such reasonably identifying information as may be helpful to Parent in locating the relevant Spinco Company Proprietary Information (including for example the relevant location within the IT System(s) and business division(s) in which the same was contained as of the Distribution Date or the relevant employees who had access to such Spinco Company Proprietary Information as of the Distribution Date), and (B) the Parent Companies shall have no obligation to destroy any such Spinco Business Proprietary Information that is stored in archival or backup systems (provided that the obligations of confidentiality set forth in this Section 5.04 shall continue to apply thereto). Notwithstanding the foregoing, the provisions of this Section 5.04(d) shall not apply to information that (x) is or becomes publicly available other than as a result of a disclosure by any

Parent Company, or (y) is or becomes available to a Parent Company on a non-confidential basis from a source that, to Parent’s or such Parent Company’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (z) is or has been independently developed by a Parent Company (other than exclusively for the Spinco Business).

Section 5.05 Privilege and Related Rights.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time in respect of the Spinco Business have been and will be rendered for the collective benefit of each of the Parent Companies and the Spinco Companies, and that each of the Parent Companies and the Spinco Companies shall be deemed to be the client with respect to such pre-Distribution services for the purposes of asserting any privileges, protections or doctrines that may be asserted under Applicable Law. With respect to such pre-Distribution services, the Parties agree as follows:

(i) Parent Counsel. Each of the parties identified on Schedule 5.05(a) (collectively, the “Parent Counsel”) has acted as counsel for the Parent Companies, Spinco and their respective Subsidiaries and Affiliates in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions (the “Transaction Engagement”) and not as counsel for any other Person, including Merger Partner and its Affiliates.

(ii) Transaction Engagement. Only the Parent Companies, Spinco and their respective Subsidiaries and Affiliates shall be considered clients of the Parent Counsel in the Transaction Engagement. Communications, including those constituting or pertaining to legal advice, between any one or more of the Parent Companies, any of their respective Affiliates, Spinco or any of the Spinco Subsidiaries, on the one hand, and any of the Parent Counsel, on the other hand, shall be deemed to be subject to attorney-client privilege, work product protection or other privileges or protections that belong solely to the Parent Companies and not Spinco or the Spinco Subsidiaries to the extent such communications (or the specific portion thereof) relate to the Transaction Engagement (collectively, the “Transaction Engagement Communications”). Accordingly, Merger Partner and Merger Partner Sub shall not have access to the Transaction Engagement Communications, or to any Transaction Engagement Communications in the files of the Parent Counsel, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Parent Companies shall be the sole holders of the attorney-client privilege, work product protection or other privileges or protections with respect to the Transaction Engagement Communications, and none of the Spinco Companies, Merger Partner or Merger Partner Sub shall be a holder thereof, (ii) to the extent that any Transaction Engagement Communications in the files of the Parent Counsel constitute property of a client, only the Parent Companies shall hold such property rights, and (iii) none of the Parent Counsel shall have any duty whatsoever to reveal or disclose any such Transaction Engagement Communications to the Spinco Companies, Merger Partner or Merger Partner Sub by reason of any attorney-client relationship between any of the Parent Counsel and any of the Spinco Companies or otherwise, unless otherwise directed by a court order or the order of any Governmental Authority.

(b) The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time which will be rendered solely for the benefit of the Parent Companies on the one hand, or Spinco and the other Spinco Companies on the other hand, as the case may be. With respect to such post-Distribution services, the Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with privileged or protected information (including communications by or to lawyers (including attorney client privileged communications), memos and other materials prepared by lawyers or under the direction of a lawyer (including attorney work product) and communications and materials otherwise related to or made or prepared in connection with or in preparation for any legal proceeding) (“Privileged Information”) that relates solely to the Parent Business, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company. Parent also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with Privileged Information that relates solely to the subject matter of any claims constituting Excluded Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against a Parent Company, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company; and

(ii) Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with Privileged Information which relates solely to the Spinco Business, whether or not the

Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company. Spinco also shall be entitled, in perpetuity, to control the assertion or waiver of all privileges, doctrines or protections in connection with Privileged Information that relates solely to the subject matter of any claims constituting Assumed Liabilities (except to the extent a Parent Company, despite the provisions of this Agreement, may have liability in respect thereof to any third party, including a Governmental Authority), now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by a Spinco Company, whether or not the Privileged Information is in the possession of or under the control of a Parent Company or a Spinco Company.

(c) The Parties agree that they shall have a shared privilege or protection, with equal right to assert or waive, subject to the restrictions in this Section 5.05, with respect to all privileges, doctrines or protections not allocated pursuant to the terms of Sections 5.05(a) and 5.05(b). All privileges relating to any claims, proceedings, litigation, disputes or other matters that involve both a Parent Company and a Spinco Company in respect of which both Parties retain any responsibility or Liability under this Agreement, or otherwise, shall be subject to a shared privilege among them.

(d) Subject to the provisions of Section 5.05(e) and Section 5.05(f), no Party may waive any privilege, doctrine or protection that could be asserted under any Applicable Law and in which the other Party has a shared privilege, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall use its reasonable best efforts to preserve any privilege or protection held by the other Party if that privilege or protection is a shared privilege or protection or has been allocated to the other Party pursuant to Section 5.05(b).

(e) In the event of any litigation or dispute between or among the Parties, or any members of their respective Groups, either such Party may waive a privilege or protection in which the other Party or member of such Group has a shared privilege or protection, without obtaining the consent of the other Party; provided, however, that such waiver of a shared privilege or protection shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the relevant Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to third parties.

(f) If a dispute arises between the Parties or their respective Subsidiaries regarding whether a privilege or protection should be waived to protect or advance the interest of either Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold, condition or delay consent to any request for waiver by the other Party. Each Party specifically agrees that it will not withhold, condition or delay consent to waiver for any purpose other than to protect its own legitimate interests.

(g) Upon receipt by either Party or by any Subsidiary thereof of any subpoena, discovery or other request that arguably calls for the production or disclosure of information subject to a shared privilege or protection, or as to which the other Party has the sole right hereunder to assert a privilege or protection, or if either Party obtains knowledge that any of its or any of its Subsidiaries’ current or former directors, officers, agents or employees have received any subpoena, discovery or other request that arguably calls for the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 5.05 or otherwise to prevent the production or disclosure of such Privileged Information.

(h) The transfer of all Privileged Information pursuant to this Agreement is made in reliance on the agreement of Parent and Spinco as set forth in Section 5.04 and this Section 5.05 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges, doctrines or protections. Nothing provided for herein or in any other Transaction Document shall be deemed a waiver of any privilege, doctrine or protection that has been or may be asserted under this Agreement or otherwise.

Section 5.06 Other Agreements. Except as otherwise expressly provided in this Article V, the rights and obligations granted under this Article V shall be subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of data and information set forth in any other Transaction Document.

ARTICLE VI

DISCLAIMER; NO REPRESENTATIONS OR WARRANTIES

Section 6.01 Disclaimer; No Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS, EACH PARTY ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES UNDERSTANDS AND AGREES THAT NEITHER PARTY NOR ANY OF ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO THE OTHER PARTY OR ANY OF ITS AFFILIATES OR TO ANY OTHER PERSON IN RESPECT OF THE CONTEMPLATED TRANSACTIONS OR ANY INFORMATION THAT MAY HAVE BEEN EXCHANGED OR PROVIDED PURSUANT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND THAT ALL TRANSFERRED ASSETS ARE BEING ASSIGNED AND TRANSFERRED, AND ALL ASSUMED LIABILITIES ARE BEING ASSUMED, ON AN “AS IS,” “WHERE IS” BASIS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, (I) NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF PARENT OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE, AND (II) PARENT, ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER PARENT COMPANIES, EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES OF MERCHANTABILITY. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

ARTICLE VII

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 7.01 Remedies. It is understood and agreed that (a) after the Distribution, the sole and exclusive remedy with respect to any breach of this Agreement shall be a claim for Damages (whether in contract, in tort or otherwise, and whether in law, in equity or both) made pursuant to, and subject to the limitations of, this Article VII; provided, however, that notwithstanding the foregoing, nothing in this Article VII shall limit the right of any Party (i) to pursue an action for or to seek remedies with respect to claims for fraud or (ii) to seek specific performance or other equitable relief; and (b) before the Distribution, indemnification under this Article VII shall not apply.

Section 7.02 Indemnification.

(a) Effective as of the Distribution Date and subject to the limitations set forth in Section 7.04, Spinco hereby indemnifies Parent, its Affiliates, and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Parent Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach by Spinco or any Spinco Company of, or failure by Spinco or any Spinco Company to perform, any covenants, agreements or obligations to be performed by Spinco or the Spinco Companies pursuant to this Agreement, (ii) except to the extent subject to indemnification by Parent under this Agreement, any Assumed Liabilities (including any Spinco Company’s failure to perform or in due course pay or discharge any Assumed Liability), (iii) any Financial Support Arrangement relating to, arising out of or supporting the Spinco Business, (iv) any matters for which indemnification is provided by Spinco or any Spinco Company under any Transaction Document (other than this Agreement) (it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article VII), or (v) any Liabilities assumed by a Spinco Company with respect to Contracts pursuant to Section 2.03.

(b) Effective as of the Distribution Effective Time and subject to the limitations set forth in Section 7.04, Parent hereby indemnifies Spinco, its Affiliates and their respective Representatives (together, in each case, with their respective successors and permitted assigns, the “Spinco Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related to (i) any breach by Parent or any Parent Company of, or failure by Parent or any Parent Company to perform, any covenants, agreements or obligations to be performed by Parent or the Parent Companies pursuant to this Agreement, (ii) any Excluded Liabilities (including any Parent Company’s failure to perform or in due course pay or discharge any Excluded Liability), (iii) any matters for which indemnification is provided by Parent or any Parent Company under any Transaction Document (other than this Agreement) (it being understood that the terms of such indemnification shall be governed by and subject to the terms of the applicable Transaction Document to the extent such terms differ from the provisions of this Article VII), (iv) any Assumed Liability, but only to the extent arising out of or resulting from any circumstance, condition or event existing or occurring (as the case may be) prior to the Distribution Date; provided that in the case of this clause (iv), Parent shall have no obligation to indemnify the Spinco Indemnified Parties with respect to any matter disclosed in the LMC Disclosure Letter, (v) any Liabilities assumed by a Parent Company with respect to Contracts pursuant to Section 2.04 or (vi) the special indemnity item listed in Schedule A-17.

Section 7.03 Procedures.

(a) If any Parent Indemnified Party shall seek indemnification pursuant to Section 7.02(a), or if any Spinco Indemnified Party shall seek indemnification pursuant to Section 7.02(b), the Person seeking indemnification (the “Indemnified Person”) shall give written notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) promptly (and in any event within 10 days) after the Indemnified Person (or, if the Indemnified Person is a corporation, any officer or director of the Indemnified Person) becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), which notice shall specify in reasonable detail the factual basis of the Indemnified Claim, state the amount of Damages (or if not known, a good faith estimate of the amount of Damages) and the method of computation thereof, contain a reference to the provision of this Agreement in respect of which such Indemnified Claim arises and demand indemnification therefor. The failure of an Indemnified Person to provide notice in accordance with this Section 7.03(a), or any delay in providing such notice, shall not constitute a waiver of that Person’s claims to indemnification pursuant to Section 7.02, except to the extent that (i) any such failure or delay in giving notice causes the amounts paid or to be paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party or (ii) such notice is not delivered to the Indemnifying Party prior to the expiration of the applicable survival period set forth in Section 7.01. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any Proceeding, brought by a Person that is not a Parent Company or a Spinco Company (a “Third Party Claim”), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Person in connection with such Third Party Claim.

(b) In the event of receipt of notice of a Third Party Claim from an Indemnified Person pursuant to Section 7.03(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 7.03(b). After written notice by the Indemnifying Party to the Indemnified Person of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Person for any legal fees or expenses subsequently incurred by such Indemnified Person in connection therewith. Notwithstanding anything in this Section 7.03 to the contrary, until such time as the Indemnifying Party assumes the defense and control of a Third Party Claim as provided in this Section 7.03, the Indemnified Person shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 7.03, in such manner as it may deem appropriate. Without regard to whether the Indemnifying Party or the Indemnified Person is defending and controlling any such Third Party Claim, it shall select counsel, contractors, experts and consultants of recognized standing and competence, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Person shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

(c) The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims, if (A) such settlement shall not encumber any of the assets of any Indemnified Person or contain any restriction or condition that would apply to such Indemnified Person or to the conduct of that Person’s business, (B) such settlement or entry of judgment does not contain or involve an admission or statement providing for or acknowledging any liability or criminal wrongdoing on behalf of the Indemnified Person or any of its Affiliates, and (C) such settlement contains as a condition thereto, a complete release of the Indemnified Person. No settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnified Person without the express written consent of the Indemnifying Party.

(d) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Person to any insurance benefits or other claims or benefits of the Indemnified Person with respect to such claim.

(e) Without limiting the provisions of this Section 7.03, it is acknowledged and agreed that Parent shall defend and control the Third Party Claims described in Item 5 of Schedule A-16 (the “ASBCA Matter”). In furtherance of the foregoing, the Parties acknowledge and agree that the provisions of Section 5.02(b) shall apply to the ASBCA Matter. With respect to the Third Party Claim described In Schedule A-17 (the “MSA Matter”), the Parties acknowledge and agree that the Spinco Indemnified Parties shall keep Parent reasonably apprised of all developments with respect to such Third Party Claim and all Proceedings relating thereto, including the defense of claims in respect thereof by Mission Support Alliance, LLC, shall consult with Parent regarding any material developments and decisions in the defense of the MSA Matter and shall consider in good faith the views of Parent in respect of the MSA Matter. Neither Spinco nor any Spinco Indemnified Party shall consent or agree to any settlement or entry of judgment with respect to the MSA Matter (including through any approval of or consent to any action of the MSA joint venture) without the express written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.04 Limitations. Notwithstanding anything to the contrary in this Agreement or in any of the Transaction Documents:

(a) Each Party shall, and shall cause its Subsidiaries (and its and the Subsidiaries’ Representatives), to take all reasonable steps to mitigate Damages subject to indemnification under this Article VII upon and after becoming aware of any event that reasonably could be expected to give rise to any such Damages, and indemnification shall not be available under this Article VII to the extent any such Damages are attributable to a failure of any such Person to take reasonable steps to mitigate such Damages;

(b) No Parent Indemnified Party or Spinco Indemnified Party shall be entitled to payment or indemnification more than once with respect to the same matter (including by being taken into account in the determination of the Final Net Working Capital Amount);

(c) No Party shall be entitled to set off, or shall have any right of set off, in respect of any Damages under this Article VII against any payments to be made by such Party under this Agreement or any other Transaction Document; and

(d) Parent’s obligation to indemnify Spinco Indemnified Parties for Damages with respect to Assumed Liabilities pursuant to Section 7.02(b)(iv) is subject to the following additional limitations: (i) Parent shall only have liability to the Spinco Indemnified Parties under Section 7.02(b)(iv) with respect to an Assumed Liability to the extent such Assumed Liability was the subject of a written notice given by a Spinco Indemnified Party pursuant to and in compliance with Section 7.03(a) on or prior to the first anniversary of the Distribution Date; (ii) Parent shall have no liability under Section 7.02(b)(iv) with respect to any Assumed Liability to the extent of any amounts reserved or accrued on the Balance Sheet or taken into account in the determination of the Final Net Working Capital Amount (it being understood that any such reserved or accrued amounts also shall not be counted for purposes of determining whether the Deductible contemplated in clause (iii) has been satisfied); (iii) Parent shall have no Liability under Section 7.02(b)(iv) with respect to any claim (including any Damages) until the aggregate amount of all Damages under Section 7.02(b)(iv) exceeds $100,000,000 (the “Deductible”), at which point the Spinco Indemnified Parties shall be entitled to indemnification only for those Damages in excess of the Deductible; and (iv) in no event shall the obligation of Parent to indemnify Spinco Indemnified Parties pursuant to Section 7.02(b)(iv) exceed $400,000,000 in the aggregate.

Section 7.05 Reimbursement of Damages.

(a) Spinco shall use reasonable best efforts to obtain reimbursement of any and all Damages suffered by any Spinco Company that are subject to indemnification by Parent hereunder as a reimbursable cost under Government Contracts to the extent such Damages are reimbursable in accordance with Applicable Law. To the extent a Spinco Company is reimbursed for any cost under a Government Contract in respect of a matter where a Spinco Indemnified Party has been indemnified under this Article VII, the Spinco Company shall remit such reimbursement to Parent promptly thereafter.

(b) Parent shall use reasonable best efforts to obtain reimbursement of any and all Damages suffered by any Parent Company that are subject to indemnification by Spinco hereunder as a reimbursable cost under Government Contracts to the extent such Damages are reimbursable in accordance with Applicable Law. To the extent a Parent Company is reimbursed for any cost under a Government Contract in respect of a matter where a Parent Indemnified Party has been indemnified under this Article VII, the Parent Company shall remit such reimbursement to Spinco promptly thereafter.

ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 8.01 Further Assurances. Subject to the terms and conditions of this Agreement, before and after the Distribution each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, advisable or desirable under any Applicable Law, to consummate or implement the Contemplated Transactions, including providing information reasonably requested by other Persons necessary for such Persons to evaluate whether to consent to the assignment of any Contracts or permits or related rights or obligations and seeking any such consents; provided, however, that the foregoing shall not be deemed to require either Party to waive compliance by the other Party and its Affiliates of its respective covenants or obligations under this Agreement or to waive any conditions precedent required to be satisfied by the other Party. Parent and Spinco shall execute and deliver, and shall cause Parent Companies and Spinco Companies, respectively, as appropriate or required and as the case may be, to execute and deliver, such other documents, certificates, agreements and other writings and to take such other actions as may be necessary, proper, advisable or desirable to consummate or implement the Contemplated Transactions. In furtherance and not in limitation of the foregoing, to the extent a Transaction Document provides for a Parent Company (other than Parent) or another Spinco Company (other than Spinco) to take or refrain from taking any action, Parent shall cause every other Parent Company, and Spinco shall cause every other Spinco Company, to abide by the terms of the Transaction Document as if each such Party and Parent Company or Spinco Company, as the case may be, was a signatory to the Transaction Documents. Except as otherwise expressly set forth in the Transaction Documents, nothing in this Section 8.01 or in any other provision of this Agreement shall require any Parent Companies or Spinco Companies to make any payments in order to obtain any consents or approvals necessary, proper, advisable or desirable in connection with the consummation of the Contemplated Transactions.

Section 8.02 Novation of Government Contracts.

(a) Promptly following the Distribution Effective Time, Spinco (or another Spinco Company designated by Spinco) shall, in accordance with, and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to its Defense Contract Executive and each responsible contracting officer a request that the U.S. Government recognize Spinco (or the applicable Spinco Company) as the successor in interest to all of the Government Contracts constituting Transferred Assets being assigned, transferred and conveyed to Spinco (or the applicable Spinco Company) in accordance with the Transaction Documents. Parent shall promptly provide Spinco, its Defense Contract Executive and each responsible contracting officer all information and documentation necessary to obtain, to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, the consent of the U.S. Government to recognize Spinco as the successor in interest to the Government Contracts being sold, assigned, transferred and conveyed to Spinco in accordance with the Transaction Documents. Each of Spinco and Parent shall enter into novation agreements (the “Spinco Novation Agreements”) with respect to such Government Contracts substantially in the form contemplated by such regulations. Each of Spinco and Parent shall use reasonable best efforts, and shall cooperate with the other, to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Spinco Novation Agreements with regard to such Government Contracts, including responding promptly to any requests for relevant information by the U.S.

Government with regard to such Spinco Novation Agreements, provided that such information is reasonably available to Parent. On the Distribution Date, Spinco (or applicable Spinco Companies) and Parent (or applicable Parent Companies) shall enter into the Subcontract Pending Novation—Parent to Spinco, pursuant to which Spinco Companies shall assume and perform all obligations under such Government Contracts pending entry into such Spinco Novation Agreements. The Parties acknowledge and agree that, in respect of Government Contracts, the Subcontract Pending Novation—Parent to Spinco constitutes the mutually agreeable arrangement contemplated by Section 2.03(a).

(b) Promptly following the Distribution Effective Time, Parent (or another Parent Company designated by Parent) shall, in accordance with, and to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, submit in writing to its Defense Contract Executive and each responsible contracting officer a request that the U.S. Government recognize Parent (or the applicable Parent Company) as the successor in interest to all of the Government Contracts constituting Excluded Assets being assigned, transferred and conveyed to Parent (or the applicable Parent Company) in accordance with the Transaction Documents. Spinco shall promptly provide Parent, its Defense Contract Executive and each responsible contracting officer all information and documentation necessary to obtain, to the extent required by the Federal Acquisition Regulation Part 42, Subpart 42.12, the consent of the U.S. Government to recognize Parent as the successor in interest to the Government Contracts being assigned, transferred and conveyed to Parent in accordance with the Transaction Documents. Each of Parent and Spinco shall enter into novation agreements (the “Parent Novation Agreements”) with respect to such Government Contracts substantially in the form contemplated by such regulations. Each of Parent and Spinco shall use reasonable best efforts, and shall cooperate with the other, to obtain all consents, approvals and waivers required for the purpose of processing, entering into and completing the Parent Novation Agreements with regard to such Government Contracts, including responding promptly to any requests for relevant information by the U.S. Government with regard to such Parent Novation Agreements, provided that such information is reasonably available to Spinco. On the Distribution Date, Parent (or applicable Parent Companies) and Spinco (or applicable Spinco Companies) shall enter into the Subcontract Pending Novation—Spinco to Parent, pursuant to which Parent Companies shall assume and perform all obligations under such Government Contracts pending entry into such Parent Novation Agreements. The Parties acknowledge and agree that, in respect of Government Contracts, the Subcontract Pending Novation—Spinco to Parent constitutes the mutually agreeable arrangement contemplated by Section 2.04(a).

(c) Following the Distribution Effective Time, in the event any member of a Party’s Group remains a party to any contract with any Governmental Authority (the “Contract Party”), which contract is to be novated to a member of the other Party’s Group (the “Novation Party”) following the Distribution Effective Time in accordance with this Agreement, the Contract Party shall take all reasonable measures necessary to maintain any security clearances required to be maintained pursuant to or in connection with such agreement until such contract is novated to the applicable member of the Novation Party’s Group in accordance herewith.

(d) The Parties acknowledge that it may not be practicable to seek the novation pursuant to Section 8.02(a) or Section 8.02(b) in respect of Inactive Contracts. Accordingly, unless required by the applicable Governmental Authority, the Parties agree not to seek novation of Inactive Contracts under Section 8.02(a) or Section 8.02(b), notwithstanding the fact that Assets and Liabilities in respect of such Contracts relating to the Spinco Business are Transferred Assets and Assumed Liabilities, respectively, and the fact that Assets and Liabilities in respect of such Contracts relating to a Parent Business that are in the name of a Spinco Company are Excluded Assets and Excluded Liabilities, respectively.

(e) If and to the extent consent of a Governmental Authority that is not part of the U.S. Government is required, or a novation comparable to the novations contemplated by Section 8.02(a) or Section 8.02(b) is required by a Governmental Authority that is not part of the U.S. Government, the Parties shall use reasonable best efforts to obtain such consent or novation, including efforts comparable to those contemplated in Section 8.02(a) or Section 8.02(b) in respect of Government Contracts and those contemplated by Section 2.03 or Section 2.04.

(f) The Parties shall cooperate concerning the filing, prosecution and intervention in bid protests arising from or in connection with Government Bids. To the extent necessary or appropriate, Parent shall, and shall cause all Parent Companies, to take such bid protest actions on behalf of Spinco, subject to Parent’s exercise of reasonable discretion (after consulting with outside counsel) that it has satisfied its obligations under Applicable Law prior to the filing, prosecution and intervention in such bid protests.

Section 8.03 Certain Government Contract Matters.

(a) From and after the Distribution Date, with respect to any Government Contracts assigned, transferred and conveyed to the Spinco Companies under the Transaction Documents, Spinco shall allow any Governmental Authority to offset any Settlement Liability related to such Government Contracts against payments otherwise owed by such Governmental Authority after the Distribution, and/or promptly reimburse Parent for Spinco’s pro rata portion of any Settlement Liabilities of Parent paid or to be paid to any Governmental Authority by Parent in respect of such Government Contracts, with such pro rata portion calculated in a manner consistent with Parent’s business practices prior to the Distribution. For the avoidance of doubt, Spinco shall indemnify or otherwise compensate Parent for any and all future Liabilities associated with audit adjustments of allocations related to or associated with the Assumed Liabilities and/or Transferred Assets.

(b) From and after the Distribution Date, with respect to any Government Contracts assigned, transferred and conveyed to the Parent Companies under the Transaction Documents, Parent shall allow any Governmental Authority to offset any Settlement Liability related to such Government Contracts against payments otherwise owed by such Governmental Authority after the Distribution, and/or promptly reimburse Spinco for Parent’s pro rata portion of any Settlement Liabilities of Spinco paid or to be paid to any Governmental Authority by Spinco in respect of such Government Contracts, with such pro rata portion calculated in a manner consistent with Parent’s business practices between the date of this Agreement and the Distribution Effective Time. For the avoidance of doubt, Parent shall indemnify or otherwise compensate Spinco for any and all future Liabilities associated with audit adjustments of allocations not related to or associated with the Assumed Liabilities or Transferred Assets.

(c) The Parties agree to take the actions contemplated by the Contract Close-Out Protocol set forth in Attachment X.

Section 8.04 Non-Solicitation of Employees.

(a) For a period of 18 months after the Distribution Date, neither Spinco nor any of its Affiliates shall, without the prior written approval of Parent, directly or indirectly solicit any non-administrative employee of any Parent Company to terminate his or her employment relationship with Parent or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of a Parent Company) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Spinco websites or internet job sites, or on radio or television) not specifically directed to employees of a Parent Company.

(b) For a period of 18 months after the Distribution Date, neither Parent nor any of its Affiliates shall, without the prior written approval of Spinco, directly or indirectly solicit any non-administrative employee of the Spinco Business as of the Distribution Date to terminate his or her employment relationship with Spinco or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any employee hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of the Spinco Business) or as a result of the use of advertisements and other general solicitation (such as an advertisement in newspapers, on Parent websites or internet job sites, or on radio or television) not specifically directed to employees of the Spinco Business.

Section 8.05 Insurance; Financial Support Arrangements.

(a) Except as otherwise may be agreed in writing by the Parties, Parent shall not have any obligation to maintain any form of insurance covering all or any part of the Transferred Assets, the Spinco Business or the employees thereof after the Merger Effective Time or to make any monetary payment in connection with any such policy.

(b) On and after the Distribution Date, Spinco shall reimburse Parent, within 30 days of receipt of an invoice, for any self-insurance, retention, deductible or retrospective premium, including any allocated loss adjustment or similar expenses (all such Liabilities, collectively, the “Insurance Liabilities”) allocated to the Spinco Business by Parent on a basis consistent with past practices resulting from or arising under any and all current or former insurance policies maintained by Parent Companies, including in connection with workers’ compensation arrangements, to the extent that such Insurance Liabilities relate to or arise out of the Spinco Business, any Assumed Liabilities or any activities of the Spinco Companies. Spinco agrees that, to the extent any of the insurers under the insurance policies, in accordance with the terms of the insurance policies, requests or requires collateral, deposits or other security to be provided with respect to claims made against such insurance policies relating to or arising out of the Spinco Business, any Assumed Liabilities or any activities of the Spinco Companies, Spinco shall provide the collateral, deposits or other security or, upon request of Parent, will replace any collateral, deposits or other security provided by Parent or any of its Affiliates to the extent related to or arising out of the Spinco Business, any Assumed Liabilities or any activities of the Spinco Companies.

(c) Spinco agrees that, not later than 60 days after the Distribution Date, and in a manner reasonably satisfactory to Parent, Spinco shall in good faith seek to have Parent and its Subsidiaries released, effective as of the Distribution Date, from all obligations under the Parent Financial Support Arrangements set forth on Schedule 8.05(c). In furtherance of the foregoing, Spinco agrees (i) to provide substitute Financial Support Arrangements on terms and conditions reasonably satisfactory to the beneficiaries thereof as soon as practicable following the Distribution Date and (ii) to provide financial information concerning the Spinco Companies and any guarantor as may be requested by those Persons for whose benefit the Parent Financial Support Arrangements were made.

(d) For any claim asserted against Spinco or any Spinco Company after the Distribution Effective Time arising out of an occurrence taking place prior to the Distribution Effective Time (“Post-Closing Claims”), Spinco and each Spinco Subsidiary may access coverage under the occurrence-based insurance policies of Parent or its Subsidiaries (as applicable) issued or in place prior to the Distribution Effective Time under which Spinco or any Spinco Subsidiary is insured (the “Pre-Closing Occurrence Based Policies”), to the extent such insurance coverage exists. After the Distribution Effective Time, the Spinco Companies may seek coverage for any Post-Closing Claim under any applicable Pre-Closing Occurrence Based Policies, to the extent such insurance coverage exists, and Parent and its Subsidiaries (as applicable) shall cooperate with Spinco and the Spinco Subsidiaries in connection with the tendering of such claims; provided, however, that: (i) Spinco or the Spinco Subsidiaries shall promptly notify Parent of all such Post-Closing Claims; and (ii) Spinco shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and shall reimburse to Parent and its Subsidiaries all reasonable out of pocket costs and expenses incurred in connection with such claims. In the event that a Post-Closing Claim relates to the same occurrence for which Parent or its Subsidiaries is seeking coverage under Pre-Closing Occurrence Based Policies, and the limits under an applicable Pre-Closing Occurrence Based Policy are not sufficient to fund all covered claims of Spinco or any Spinco Subsidiary (as applicable) and Parent or its Subsidiaries (as applicable), amounts due under such a Pre-Closing Occurrence Based Policy shall be paid to the respective entities in proportion to the amounts which otherwise would be due were the limits of liability infinite.

(e) Parent shall maintain in effect for not less than six years after the Merger Effective Time, by prepaid run-off, “tail coverage” endorsement or otherwise (including, by continuing to provide coverage under Parent existing policies), the coverage provided by directors’ and officers’ liability and fiduciary liability insurance under which Spinco and the Spinco Subsidiaries are insured as of immediately prior to the Merger Effective Time; provided, however, that Parent may substitute prepaid policies of at least the same coverage containing terms and conditions that are no less advantageous to Spinco or any Spinco Subsidiary so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Merger Effective Time.

(f) If, at any time after the Distribution Date, (i) any amounts are drawn on or paid under any Parent Financial Support Arrangement pursuant to which Parent or any of its Affiliates is obligated to reimburse the Person making such payment or (ii) Parent or any of its Affiliates pays any amounts under, or any fees, costs or expenses relating to, any Parent Financial Support Arrangement, Spinco shall reimburse Parent such amounts promptly after receipt from Parent of notice thereof. If, at any time after the Distribution Date, (i) any amounts are drawn on or paid under any Spinco Financial Support Arrangement pursuant to which Spinco or any of its Affiliates is obligated to reimburse the Person making such payment or (ii) Spinco or any of its Affiliates pays any amounts under, or any fees, costs or expenses relating to, any Spinco Financial Support Arrangement, Parent shall reimburse Spinco such amounts promptly after receipt from Spinco of notice thereof.

Section 8.06 Lockbox Accounts. On and after the Distribution Date, Parent shall take such actions as may be reasonable under the circumstances to transfer to Spinco from time to time any payments in respect of accounts receivable constituting Transferred Assets received by Parent Companies in any lockbox or similar bank account of a Parent Company. On and after the Distribution Date, Spinco shall take such actions as may be reasonable under the circumstances to transfer to Parent from time to time any payments in respect of accounts receivable constituting Excluded Assets received by Spinco Companies in any lockbox or similar bank account of a Spinco.

Section 8.07 Bulk Sales Laws. Each Party, on behalf of itself and each of the other members of its Group, hereby waives compliance with the requirements and provisions of all Applicable Laws in respect of “bulk sales” or “bulk transfers” in any jurisdiction that may be applicable to any of the Contemplated Transactions.

Section 8.08 Casualty and Condemnation. If, between the date of this Agreement and the Distribution Effective Time, there shall occur any physical damage to or destruction of, or theft or similar loss of, any Transferred Assets (a “Casualty Loss”) or any condemnation or taking by eminent domain by a Governmental Authority of any asset that would constitute Transferred Assets if in existence at the Distribution Effective Time (a “Condemnation Event”), then (a) Parent shall use commercially reasonable efforts consistent with past practice to (i) replace or repair, as applicable, such asset, and (ii) replace the asset that has been condemned or taken as necessary consistent with prudent operation of the Spinco Business or (b) if the Distribution is consummated notwithstanding such Casualty Loss or Condemnation Event, and if such damaged, destroyed, stolen, lost or condemned or taken assets have not been repaired or replaced as of the Distribution Effective Time, then, promptly after any casualty insurance proceeds, business interruption insurance proceeds or condemnation proceeds payable to Parent or any of its Subsidiaries with respect to such Casualty Loss or Condemnation Event that constitute Transferred Assets have been collected, Parent shall, or shall cause its Subsidiaries to, pay to Spinco any such amounts constituting Transferred Assets.

ARTICLE IX

EMPLOYEE AND EMPLOYEE BENEFITS MATTERS

Section 9.01 Employee and Employee Benefit Matters. The Parties agree as to employee and employee benefit matters as set forth in the Employee Matters Agreement. In the event of any inconsistency regarding employee and employee benefit matters between the Employee Matters Agreement and this Agreement, the Employee Matters Agreement shall govern to the extent of the inconsistency.

ARTICLE X

TAX MATTERS

Section 10.01 Tax Matters. Neither this Agreement nor any Ancillary Agreement shall govern Tax matters (including any administrative, procedural and related matters thereto, “Tax Matters”), except as otherwise expressly provided herein or therein. Tax Matters shall be exclusively governed by the Tax Matters Agreement and the Employee Matters Agreement.

ARTICLE XI

TRANSITION SERVICES

Section 11.01 Transition Services Agreement—Parent to Spinco. From and after the Distribution Effective Time, Parent agrees to provide transition services to Spinco as set forth in the Transition Services Agreement—Parent to Spinco. In the event of any inconsistency regarding transition service matters between the Transition Services Agreement—Parent to Spinco and this Agreement, the Transition Services Agreement—Parent to Spinco shall govern to the extent of the inconsistency.

Section 11.02 Transition Services Agreement—Spinco to Parent. From and after the Distribution Effective Time, Spinco agrees to provide transition services to Parent as set forth in the Transition Services Agreement—Spinco to Parent. In the event of any inconsistency regarding transition services matters between the Transition Services Agreement—Spinco to Parent and this Agreement, the Transition Services Agreement—Spinco to Parent shall govern to the extent of the inconsistency.

Section 11.03 Separation Planning and Day-One Readiness.

(a) The Parties shall cooperate in good faith to design a plan consistent with the Internal Reorganization (the “Separation/Migration Plan”) or the separation of the Spinco Business’s computer systems, infrastructure, databases, software, facilities or networks or other information technology (collectively, “Systems”) from Parent and its Affiliates’ Systems (“Systems Separation”), and extraction and movement of Data and other information constituting Transferred Assets (“Spinco Data”) from Parent and its Affiliates’ Systems to the Spinco Companies’ Systems, and the extraction and movement of Data and other information constituting Excluded Assets (“Parent Data”) from the Spinco Companies’ Systems to Parent and its Affiliates’ Systems (collectively, the “Data Migration”). Without limiting the foregoing, for the purpose of allowing and enabling the Spinco Companies to prepare to receive transfer of the Transferred Assets on the Distribution Date and operate the Spinco Business on the Distribution Date (“Day-One Readiness”), and for the purpose of allowing and enabling Parent and Spinco to design plans for, and to prepare for, the Systems Separation, as soon as practicable after the date of this Agreement, Parent shall prepare in good faith a comprehensive plan for Day-One Readiness, which shall provide a reasonable structure and design for the segregation of the Spinco Business within Parent’s Systems prior to the Distribution Effective Time to the extent necessary to protect and limit access to sensitive or proprietary data, the purpose and reasonably expected effect of which is intended to ensure the uninterrupted continuation of the Spinco Business on and after the Distribution Date and to enable the Spinco Companies to receive transfer of the Transferred Assets and operate the Spinco Business upon the Distribution (the “Day-One Plan”). Each Party shall use its reasonable best efforts to implement the tasks contemplated to be taken by it in the Day-One Plan on the terms and conditions, and within the scheduled time periods, outlined in the Day-One Plan; provided that the Parties acknowledge that the time periods set forth in the Day-One Plan may shift based on various factors that arise after the development of the Day-One Plan.

(b) To the extent that, as of the Distribution Date, any of the actions, deliverables or plans contemplated under the Day-One Plan have not been accomplished, the Parties shall cooperate in good faith and use all reasonable efforts to design and implement one or more workaround solutions so as to ensure the uninterrupted continuation of the Spinco Business on and after the Distribution Date.

ARTICLE XII

SUPPLY AGREEMENTS

Section 12.01 Supply Agreement—Parent to Spinco. From and after the Distribution Effective Time, Parent agrees to provide to Spinco the products and services set forth in the Supply Agreement—Parent to Spinco. In the event of any inconsistency between the Supply Agreement—Parent to Spinco and this Agreement, the Supply Agreement—Parent to Spinco shall govern to the extent of the inconsistency.

Section 12.02 Supply Agreement—Spinco to Parent. From and after the Distribution Effective Time, Spinco agrees to provide to Parent the products and services set forth in the Supply Agreement—Spinco to Parent. In the event of any inconsistency between the Supply Agreement—Spinco to Parent and this Agreement, the Supply Agreement— Spinco to Parent shall govern to the extent of the inconsistency.

ARTICLE XIII

INTELLECTUAL PROPERTY MATTERS

Section 13.01 Intellectual Property Matters.

(a) The Parties agree as to intellectual property matters as set forth in the Intellectual Property Matters Agreement. In the event of any inconsistency regarding intellectual property matters between the Intellectual Property Matters Agreement and this Agreement, the Intellectual Property Matters Agreement shall govern to the extent of the inconsistency.

(b) The Parties acknowledge and agree that Parent shall have the right to designate the Spinco Company recipient of all intellectual property rights conveyed and licensed under this Agreement and the Transaction Documents; provided that nothing in this Section 13.01(b) shall limit the ability of the Spinco Companies to use such intellectual property rights in accordance with the terms and conditions of the applicable Transaction Documents.

ARTICLE XIV

REAL PROPERTY AND RELATED MATTERS

Section 14.01 Transferred Owned Real Property. Effective prior to the Distribution Effective Time, Parent shall transfer by quitclaim deed the Transferred Owned Real Property to Spinco or another Spinco Company designated in writing by Spinco. The Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the lease, effective immediately prior to the Distribution Effective Time, of certain portions of the Transferred Owned Real Property back to Parent, on the terms and conditions contemplated by the applicable Leaseback Term Sheet with respect thereto.

Section 14.02 Transferred Leased Real Property. Subject to the provisions of this Section 14.02, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the assignment of the leases for the Transferred Leased Real Property by Parent or the applicable Affiliated Transferor, as the case may be, to Spinco or Spinco Companies designated by Spinco and to enter into an Assignment and Assumption of Lease Agreement with respect to each lease for the Transferred Leased Real Property. The Parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the assignment of the leases for the Transferred Leased Real Property from the Parent Companies to the Spinco Companies and, upon the election of Parent, to obtain from the applicable landlords or other third parties the full release of Parent Companies from all liabilities and obligations under the leases in respect of such Transferred Leased Real Property. If any landlord of any Transferred Leased Real Property is unwilling to release Parent or its Affiliated Transferor from all liabilities and obligations under the lease relating to such Transferred Leased Real Property, then (i) Spinco shall (A) indemnify the Parent Indemnified Parties against, and hold them harmless from, any and all Damages arising out of, resulting from or related to Spinco’s breach of or default of the lease for such Transferred Leased Real Property, or other failure to perform and discharge Spinco’s liabilities and obligations under such lease, and (B) at the option of Parent, post a letter of credit, standby letter of credit, guaranty or other Financial Support Arrangement reasonably acceptable to Parent in support of Spinco’s liabilities and obligations under such lease in an amount sufficient to reimburse Parent for any unpaid rent (including accelerated rent), fees, penalties or other amounts that may be assessed against Parent in the event of Spinco’s breach of or default of such lease or other failure to perform and discharge Spinco’s liabilities and obligations under such lease, and (ii) at the option of Parent, in lieu of assignment of the lease for such Transferred Leased Real Property, Parent or its applicable Affiliated Transferor and Spinco or another Spinco Company designated by Spinco shall execute and deliver a sublease agreement for the sublease by Spinco or such Spinco Company of such Transferred Leased Real Property in a form and on such terms and conditions as shall be reasonably acceptable to Parent. In the event that any landlord of any Transferred Leased Real Property is unwilling to release Parent or its Affiliated Transferor from all liabilities and obligations under the lease relating to such Transferred Leased Real Property, Spinco shall not be entitled to exercise any renewal term, renewal option or otherwise extend any such lease under any provision thereof in any way beyond the term in effect immediately prior to the Distribution Effective Time and such lease shall terminate at the end of the lease term then in effect. Notwithstanding the foregoing sentence, nothing shall prohibit Spinco from negotiating a new lease with such landlord for such Transferred Leased Real Property. Notwithstanding the foregoing, nothing in this Section 14.02 shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases of such Transferred Leased Real Property.

Section 14.03 Leased Facilities. Subject to the provisions of this Section 14.03, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the lease, effective immediately prior to the Distribution Effective Time, of the Leased Premises to Spinco, or to Spinco Companies designated by Spinco, on the terms and conditions set forth on the applicable Lease Term Sheet with respect thereto.

Section 14.04 Subleased Facilities. Subject to the provisions of this Section 14.04, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the sublease, effective immediately prior to the Distribution Effective Time, of the Subleased Premises by Parent or the applicable Affiliated Transferor, as the case may be, to Spinco or other Spinco Companies designated by Spinco on the terms and conditions contemplated by the applicable Sublease Term Sheet with respect thereto. The Parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the partial sublease of the leases to the Subleased Facilities to Spinco Companies. Any sublease for Subleased Premises shall be subordinate to the master lease for such subleased premises under which Parent or the applicable Affiliated Transferor is the tenant. Neither Parent nor any Affiliated Transferor shall have any obligation to renew, exercise any option to renew or extend or otherwise extend the master lease in any way beyond the term in effect immediately prior to the Distribution Effective Time and in the event that the master lease terminates for any reason, the sublease for any such Subleased Premises shall likewise terminate. In the event that Parent or the applicable Affiliated Transferor renews, exercises any option to renew or otherwise extends the master lease, the sublease for such Subleased Premises shall likewise be extended or renewed unless otherwise mutually agreed upon by the parties thereto. Notwithstanding the foregoing, nothing in this Section 14.04 shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases of such Subleased Facilities.

Section 14.05 Shared Facilities. Subject to the provisions of this Section 14.05, the Parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the license, effective immediately prior to the Distribution Effective Time, of the Licensed Premises by Parent or the applicable Affiliated Transferor, as the case may be, to Spinco or other Spinco Companies designated by Spinco on the terms and conditions contemplated by the applicable Licensed Premises Term Sheet with respect thereto. The Parties shall cooperate with each other and use reasonable best efforts to obtain any consents or approvals required in connection with the partial license under any leases to the Shared Facilities to Spinco Companies. Notwithstanding the foregoing, nothing in this Section 14.05 shall require any party to make any payments in order to obtain such consents, approvals or releases, except for reasonable and customary costs to cover actual expenses incurred by landlords to process any requests for assignment and except for payments expressly contemplated by the leases of such Shared Facilities.

ARTICLE XV

TERMINATION

Section 15.01 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement.

Section 15.02 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 15.01 prior to the Closing, and except as provided in the Merger Agreement, neither Party nor any of its Affiliates shall have any liability or further obligation to the other Party or any of its Affiliates under this Agreement or in respect of the transactions contemplated hereby.

ARTICLE XVI

MISCELLANEOUS

Section 16.01 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

if to Parent:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Glenn C. Campbell

Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: President

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 16.01.

Section 16.02 Amendments; Waivers.

(a) This Agreement may be amended, and any provision of this Agreement may be waived if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the Parties or, in the case of a waiver, by the Party against whom the waiver is to be effective, in each case subject to the prior written consent of Merger Partner pursuant to Section 7.15 of the Merger Agreement.

(b) No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 16.03 Expenses. Except as otherwise provided in this Agreement or any other Transaction Document, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement and the Contemplated Transactions (including costs and expenses attributable to the Transfer of the Assets as contemplated herein) shall be paid by the Party incurring such costs or expenses.

Section 16.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder. Any attempted assignment, delegation or transfer in violation of this Section 16.04 shall be void.

Section 16.05 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules and Attachments to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that, if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 16.06 Entire Agreement. This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. Except as expressly provided herein, neither this Agreement nor any provision hereof is intended to confer upon any Person other than the Parties (and their successors and permitted assigns) any rights or remedies hereunder.

Section 16.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto.

Section 16.08 Governing Law. This Agreement shall be construed in accordance with and governed by federal law and by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 16.09 Consent to Jurisdiction. Any Proceeding seeking to obtain a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration in connection with, this Agreement shall and may be brought in the Delaware Court of Chancery, or, where such court does not have jurisdiction, any state or federal court within the State of Delaware (“Delaware Courts”), and each of the Parties hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the Delaware Courts (and of the appropriate appellate courts thereto) in any such Proceeding and irrevocably and unconditionally waives any objection to venue laid therein, any objection on the grounds of forum non conveniens, or any objection based on or on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such Proceeding in any Delaware Court (and of the appropriate appellate courts thereto). Each party hereby irrevocably and unconditionally consents and agrees that service or process in any such Proceeding may be served on any party anywhere in the world, whether within or without the State of Delaware, in any manner permitted by applicable law or, without limiting the foregoing, in the manner provided for notices in Section 16.01.

Section 16.10 Dispute Resolution.

(a) Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.

(b) The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.

(c) The arbitration shall be conducted in the English language.

(d) The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 days of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.

(e) The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.

(f) The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(g) The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.

(h) The Parties agree that the dispute resolution procedures specified in this Section 16.10 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 16.10.

(i) Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced in any court where the parties to the arbitration proceeding or their assets may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.

(j) If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(k) The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 16.01.

(m) The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement or the Tax Matters Agreement) for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.

Section 16.11 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction or determined to be impermissible by any Governmental Authority, Parent and Spinco agree to use reasonable best efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited, unenforceable or impermissible provision.

Section 16.12 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 16.13 Specific Performance. Each Party acknowledges that, from and after the Distribution Date, money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause the other Party irreparable harm. Accordingly, each Party also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, the other Party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other Party at law or in equity.

Section 16.14 Interest on Payments. Except as otherwise expressly provided in this Agreement or any other Transaction Document, all payments by one Party to the other under this Agreement or any other Transaction Document shall be paid by company check or wire transfer of immediately available funds to an account in the United States designated by the recipient, within 30 days after receipt of an invoice or other written request for payment setting forth the specific amount due and a description of the basis therefor in reasonable detail. Any amount remaining unpaid beyond its due date, including disputed amounts that are ultimately determined to be payable, shall bear interest at the Interest Rate. Notwithstanding anything to the contrary contained herein or in any other Transaction Document, in no event shall the amount or rate of interest due and payable exceed the maximum amount or rate of interest allowed by Applicable Law and, in the event any such excess payment is made or received, such excess sum shall be credited as a payment of principal (or if no principal shall remain outstanding, shall be refunded).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed under seal by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Gregory L. Psihas	(SEAL)
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

ABACUS INNOVATIONS CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
Name:	Stephen M. Piper
Title:	President

[SIGNATURE PAGE TO SEPARATION AGREEMENT]

EXHIBIT A

DEFINITIONS

(a) The following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise.

“Affiliated Transferors” means any Affiliate of Parent (other than a Spinco Company) that either (i) owns, licenses or leases any of the assets that constitute Transferred Assets or (ii) is liable for any of the Assumed Liabilities.

“Agent” means the Exchange Agent appointed pursuant to the Merger Agreement.

“Allowable Cost Audit” means, with respect to any Contract, any DCAA, DCMA or other Governmental Authority audit or other negotiations with contracting officers or other authorized representatives of any Governmental Authority.

“Ancillary Agreement” means any Transaction Document (other than this Agreement, the Merger Agreement, the Employee Matters Agreement or the Tax Matters Agreement).

“Antitrust Law” has the meaning set forth in the Merger Agreement

“Applicable Law” means, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, executive order, common law, ordinance, rule, regulation, administrative order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Assets” means all assets, properties, rights, licenses, permits, Contracts, Real Property, Intellectual Property, causes of action and business of every kind and description, wherever located, real, personal or mixed, tangible or intangible.

“Assignment and Assumption Agreement—Parent to Spinco” means any Bill of Sale, Assignment and Assumption Agreement or Intellectual Property Assignment Agreement to be entered into by Parent and the Affiliated Transferors and Spinco or another Spinco Company or Spinco Companies designated in writing by Spinco in substantially the form contemplated by Attachment IV (or, with respect to the Intellectual Property Assignment Agreement, in a form to be mutually agreed by the Parties (subject to Section 7.15 of the Merger Agreement)), as the same may be amended from time to time.

“Assignment and Assumption Agreement—Spinco to Parent” means any Bill of Sale, Assignment and Assumption Agreement or Intellectual Property Assignment Agreement to be entered into by Spinco Companies and Parent or a Parent Company or Parent Companies designated in writing by Parent in substantially the form contemplated by Attachment V (or, with respect to the Intellectual Property Assignment Agreement, in a form to be mutually agreed by the Parties (subject to Section 7.15 of the Merger Agreement)), as the same may be amended from time to time.

“Assignment and Assumption of Lease Agreement” means any Assignment and Assumption of Lease to be entered into by Parent and the Affiliated Transferors and Spinco or another Spinco Company or Spinco Companies designated in writing by Spinco in connection with the assignment and transfer of the Transferred Leased Facilities in substantially the form contemplated by Attachment XXII, as the same may be amended from time to time.

“Assumed Liabilities” means each of the following Liabilities, whether or not reflected or reserved against in the Balance Sheet or the Final Statement and whether presently in existence or arising after the date of this Agreement, but in each case excluding the Excluded Liabilities:

(i) all trade and other accounts payable and notes payable of the Spinco Business and all Liabilities set forth on, or reflected or referred to in, the Balance Sheet, the Final Statement or the notes to the Spinco Financial Statements,

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(ii) all Liabilities that (A) are disclosed in Schedule A-1 or (B) are otherwise a Liability that Spinco is expressly assuming pursuant to this Agreement or any other Transaction Document;

(iii) all Liabilities arising under or related to (A) Contracts of the Spinco Business, including those Contracts set forth on Schedule A-2, whether or not such Contracts are Inactive Contracts, and whether arising prior to, on or after the Distribution Date and whether or not novated to the Spinco Companies, including all Settlement Liabilities and Liabilities arising from or relating to the performance or non-performance of such Contracts and (B) Bids, including Government Bids, of the Spinco Business;

(iv) all Liabilities relating to those portions of the Contracts identified on Schedule A-3 constituting Transferred Assets;

(v) all Liabilities in respect of Spinco Business Employees, Former Spinco Business Employees, and dependents and beneficiaries of such Spinco Business Employees and Former Spinco Business Employees, including (A) Liabilities in respect of worker’s compensation in connection with incidents occurring prior to, on or after the Distribution Date, (B) Liabilities in respect of any obligation of any Parent Company to indemnify, defend, or advance or reimburse expenses of, any Spinco Business Employee or Former Spinco Business Employee in connection with the Spinco Business, and (C) Liabilities under or relating to WARN or any similar state or local law to the extent relating to or arising out of any actions taken prior to, on or after the Distribution Date, except in each case to the extent otherwise provided in the Employee Matters Agreement to be retained by Parent;

(vi) all Liabilities in respect of Spinco Business Employees, Former Spinco Business Employees, and dependents and beneficiaries of such Spinco Business Employees and Former Spinco Business Employees under Employee Plans and Benefit Arrangements, and all liabilities in respect of independent contractor agreements or arrangements in connection with the Spinco Business, except in each case to the extent otherwise provided in the Employee Matters Agreement to be retained by Parent;

(vii) all Liabilities relating to errors or omissions or allegations of errors or omissions or claims of design or other defects with respect to any product sold or service provided by the Spinco Business prior to, on or after the Distribution Date;

(viii) all Liabilities relating to warranty or similar obligations or services with respect to any product sold or service provided by the Spinco Business prior to, on or after the Distribution Date;

(ix) all Liabilities relating to the Transferred Facilities, whether arising prior to, on or after the Distribution Date;

(x) all Liabilities of Parent Companies and Spinco Companies under any Spinco Subsidiary Acquisition Agreement;

(xi) all Liabilities relating to workers’ compensation or the Occupational Safety and Health Act of 1970, as amended, and any regulations, decisions or orders promulgated thereunder, together with any state or local law, regulation or ordinance pertaining to worker, employee or occupational safety or health in effect as the same may be amended, supplemented or superseded, whether arising prior to, on or after the Distribution Date;

(xii) all Liabilities in respect of the Spinco Financing Arrangements, including the Spinco Debt, and all other indebtedness for borrowed money incurred by the Spinco Companies after the Cut-Off Time and not incurred in violation of Section 6.01(a)(xv) of the Merger Agreement, and the Spinco Special Cash Payment;

(xiii) all Liabilities (A) relating to or arising out of (I) the ownership by Spinco Companies or any of their successors of the Transferred Assets, or (II) ownership, lease, use or occupancy by the Spinco Companies of Real Property or facilities, including the ownership of the Spinco Owned Real Property, the lease of the Spinco Leased Real Property or the Leased Premises, the sublease of the Subleased Premises or the license and use of the Licensed Premises, or (B) relating to or arising out of conditions at or affecting the Transferred Facilities or the operations of the Spinco Business that arise under or relate to Environmental Laws, including (I) Remedial Actions, (II) personal injury, wrongful death, economic loss or property damage claims, (III) claims for natural resource damages, and (IV) claims with respect to any violations of Environmental Laws, whether arising prior to, on or after the Distribution Date;

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(xiv) all Liabilities arising directly or indirectly from Proceedings relating to the Spinco Business or any Transferred Assets, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Applicable Law or any franchise, permit, license or similar authorization, whether arising prior to, on or after the Distribution Date; and

(xv) and, except as otherwise expressly provided in any other Transaction Document or in this Agreement, all other Liabilities relating to or arising out of the Transferred Assets or the operation, affairs, or conduct of the Spinco Business whether arising before, at, or after the date of this Agreement.

“Balance Sheet” means the balance sheet of the Spinco Business dated as of December 31, 2015, included in the Spinco Financial Statements.

“Benefit Arrangements” means all fringe benefit plans, holiday or vacation pay, profit sharing, incentive compensation, cafeteria plans, seniority and other policies, practices, agreements or statements of terms and conditions providing employee or executive compensation or benefits to Spinco Business Employees, Former Spinco Business Employees or any of their respective dependents or beneficiaries, other than an Employee Plan.

“Bid” means any quotation, bid or proposal made by a Person, capable of acceptance, that if accepted or awarded would lead to a Contract legally binding upon such Person.

“Books and Records” means any books, records, files and papers, whether in written, oral, electronic or other tangible or intangible form, including books of account, invoices, engineering information, sales and promotional literature, manuals, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, personnel and employment records of present and former employees, documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose.

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash” means, as of any time of determination, the consolidated cash and cash equivalents of Spinco and the Spinco Subsidiaries, including cash and cash equivalents used as collateral for Financial Support Arrangements and deposits with utilities, insurance companies and other Persons, and including all petty cash and all deposits in transit and net of overdrafts and outstanding checks, determined in accordance with the Accounting Principles, and, for purposes of Section 2.08, the Excess Use Amount.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Cash” means Cash as of the Cut-Off Time.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contracts” means all legally binding contracts, agreements, arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, notes, bonds, mortgages, indentures, sales and purchase orders, other instruments and other undertakings of any kind, whether written or oral, but excluding all Employee Plans and Benefit Arrangements.

“Damages” means all assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, charges and amounts paid in settlement, including reasonable costs, fees and expenses of attorneys, accountants and other agents or representatives of such Person (with such amounts to be determined (x) net of any refund or reimbursement of any portion of such amounts actually received or realized, including reimbursement by way of insurance or third party indemnification and (y) net of any amounts reimbursable as allowable costs under Government Contracts in accordance with Applicable Law), but specifically excluding (i) any

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costs incurred by or allocated to an Indemnified Person with respect to time spent by employees of the Indemnified Person or any of its Affiliates, (ii) any lost profits or opportunity costs, or any special, punitive or consequential damages (except in any such case to the extent assessed in connection with a Third Party Claim or except to the extent such damages are the reasonable and foreseeable result of the matter in question), (iii) the decrease in the value of any Transferred Asset to the extent that such valuation is based on any use of the Transferred Asset other than its use as of the Distribution Date, and (iv) any amount based on or taking into account the use of any Transferred Asset other than its use as of the Distribution Date.

“Data” means, whether in written, oral, electronic or other tangible or intangible forms, stored in any medium, the following: financial and business information, including rates and pricing data and information, earnings reports and forecasts, macro-economic reports and forecasts, marketing plans, business and strategic plans, general market evaluations and surveys, budgets, accounting, financing and credit-related information, quality assurance policies, procedures and specifications, customer information and lists, and business and other processes, procedures and policies (including for example handbooks and manuals, control procedures, and process descriptions), including any blueprints, diagrams, flow charts, or other charts, user manuals, training manuals, training materials, command media, and documentation, and other financial or business information; provided that for the avoidance of doubt, “Data” shall not include (x) proprietary technical data (but shall include procedures and processes that relate to a technical matter, but that are not themselves proprietary technical data) or (y) Excluded Intellectual Property, Transferred Intellectual Property or Licensed Intellectual Property.

“DCAA” means the Defense Contract Audit Agency.

“DCMA” means the Defense Contract Management Agency.

“Distribution Date” means the date on which the Distribution is consummated.

“Distribution Effective Time” means the time established by Parent as the effective time of the Distribution, Washington, D.C. time, on the Distribution Date.

“Embodiments & Ancillary Materials” means, with respect to any Data, any and all tangible and intangible materials embodying the same.

“Employee Matters Agreement” means the employee matters agreement by and between Parent, Spinco and Merger Partner attached hereto as Attachment VI, as the same may be amended from time to time.

“Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained or contributed to by Parent or any of its Affiliates, whether in the United States or outside the United States, which provides benefits to the Spinco Business Employees, Former Spinco Business Employees or their respective dependents or beneficiaries.

“Environmental Laws” means any and all past, present or future federal, state, county, municipal, local, multi-national and foreign statutes, treatises, laws, common laws, ordinances, rules, regulations, orders, writs, injunctions, judicial decisions, decrees, or other legally binding requirement of any Governmental Authority that relate to protection of the environment or that impose liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, discharge, release, emission, cleanup, transport or handling of Hazardous Substances, including the Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1984, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” laws, but excluding the Occupational Safety and Health Act of 1970, as amended, and similar state laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Use Amount” means the amount, if any, by which the Spinco Specified Use Amount exceeds the Spinco Financing Amount.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Excluded Assets” means each of the following Assets:

(i) all cash and cash equivalents of Parent Companies, including cash and cash equivalents used as collateral for Parent Financial Support Arrangements (but excluding any cash or cash equivalents constituting Final Closing Cash as provided for in Section 2.08) and deposits with utilities, insurance companies and other Persons;

(ii) all accounts receivable of the Spinco Business for which a Parent Company is the obligor;

(iii) all original books and records that Parent Companies shall be required to retain pursuant to any Applicable Law, or that contain information relating to any business or activity of Parent or any of its Subsidiaries not forming a part of the Spinco Business, or any employee of a Parent or any of its Subsidiaries that is not a Spinco Business Employee;

(iv) all original employment-related books and records relating to Spinco Business Employees and all books and records relating to Employee Plans and Benefit Arrangements;

(v) all Tax records relating to the Spinco Business that form part of the general ledger of any Parent Company, any work papers of Parent’s auditors and any other Tax records (including accounting records) of any Parent Company;

(vi)(A) all assets of Parent or any of its Subsidiaries not held or owned by or used exclusively in connection with the Spinco Business, except to the extent specifically identified in this Exhibit A as a Transferred Asset, (B) all rights, title and interests in, to and under the Excluded Contracts, (C) all rights, title and interests in, to and under the Shared Contracts (Parent Companies), subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Parent Companies), (D) all rights, title and interests in, to and under the Assets identified on Schedule A-4, and (E) all Assets otherwise relating to or arising out of any business or operations other than the Spinco Business;

(vii) all rights, title and interests of Parent or any of its Subsidiaries in Owned Real Property, other than (A) the Spinco Owned Real Property, and (B) the rights of Spinco Companies in respect of the Leased Premises as contemplated by the Transaction Documents;

(viii) all rights, title and interests in the Leased Real Property, except to the extent assigned or subleased to the Spinco Companies in accordance with this Agreement;

(ix) all rights and claims of Parent or any of its Subsidiaries (other than a Spinco Company) under any of the Transaction Documents and the agreements and instruments delivered to Parent Companies by Spinco Companies, Merger Partner or Merger Partner Sub, or any of their respective Affiliates pursuant to any of the Transaction Documents;

(x) all notes receivable (including intercompany promissory notes) or similar claims or rights (whether or not billed or accrued and however documented) of the Spinco Business from any Parent Companies relating to or arising out of the financing of the Spinco Business or the transfer of cash to or from the Spinco Business (but excluding, for the avoidance of doubt, any cash or cash equivalents constituting Cash as provided for in Section 2.08);

(xi) except for the shares of capital stock of the Spinco Companies and the joint venture entities as contemplated by clause (iii) of the definition of Transferred Assets, all capital stock or any other securities owned by Parent or any of its Subsidiaries;

(xii) all Parent Intellectual Property, including the Excluded Intellectual Property, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

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(xiii) all assets relating to Employee Plans and Benefit Arrangements, except to the extent (A) such assets are held directly by any Spinco Subsidiary or by a trust associated with an Employee Plan or Benefit Arrangement sponsored by a Spinco Company and are exclusively applicable to employees of the Spinco Business or (B) the Employee Matters Agreement provides for the transfer of such assets to a Spinco Company or to a trust associated with an Employee Plan or Benefit Arrangement sponsored by a Spinco Company;

(xiv) except to the extent provided in a Supply Agreement, all Intra-Lockheed Martin Work Transfer Agreements and all quotations, bids or proposals submitted by Parent Companies or Spinco Companies in response to Requests for Intra- Lockheed Martin Quotations, and all rights and benefits in respect of other interdivision, intradivision (including purchase orders, task orders or similar arrangements within Parent’s Information Systems & Global Solutions business segment, which as of January 1, 2016 includes the former Technical Services line of business of Parent’s Missiles & Fire Control business segment) or Intra- Lockheed Martin agreements or arrangements such as memoranda of understanding and teaming agreements in respect of the Spinco Business;

(xv) Parent’s rights, title and interests in, to and under the Contracts listed on Schedule A-3; provided that as set forth in the Assignment and Assumption Agreement, such Contracts shall be partially assigned and transferred to Spinco such that each of Parent and Spinco shall remain parties thereto and beneficiaries thereof;

(xvi) subject to the terms and conditions of Section 2.04, subject to the grant of the Right to Use certain Data pursuant to Section 2.10, and except to the extent identified in this Exhibit A as a Transferred Asset, all Excluded Parent Company Data;

(xvii) all Assets that are expressly contemplated by this Agreement and any other Transaction Document as Assets to be retained by any Parent Company; and

(xviii) all assets related to Excluded Liabilities and, other than any Transferred Assets, any and all Assets of Parent and its Subsidiaries that are used, held for use in, or related to, businesses of Parent other than the Spinco Business.

“Excluded Contracts” means (i) the Contracts identified on Schedule A-5 and (ii) (A) the Shared Contracts (Parent Companies), subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Parent Companies) and (B) all rights and benefits under, subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Spinco Companies).

“Excluded Intellectual Property” means the Intellectual Property listed on Attachment II to the Intellectual Property Matters Agreement.

“Excluded Liabilities” means the following Liabilities:

(i) all Liabilities in respect of trade and other accounts payable and notes payable of the Spinco Business for which a Parent Company is the obligee;

(ii) except for obligations in respect of the Spinco Special Cash Payment, all Liabilities, whether presently in existence or arising after the date of the Agreement, in respect of notes payable (including intercompany promissory notes) or similar obligations (whether or not billed or accrued and however documented) to Parent Companies relating to or arising out of the financing of the Spinco Business or the transfer of cash to or from the Spinco Business;

(iii) except to the extent provided in a Supply Agreement, all Liabilities in respect of any Intra- Lockheed Martin Work Transfer Agreements, quotations, bids or proposals submitted by Parent Companies or Spinco Companies in response to Requests for Intra- Lockheed Martin Quotations, other interdivision, intradivision (including purchase orders, task orders or similar arrangements within Parent’s Information Systems & Global Solutions business segment, which as of January 1, 2016 includes the former Technical Services line of business of Parent’s Missiles & Fire Control business segment) or Intra- Lockheed Martin agreements or arrangements, such as memoranda of understanding and teaming agreements in respect of the Spinco Business, in each case constituting Excluded Assets;

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(iv) all Liabilities, whether presently in existence or arising after the date of the Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor employed by Parent Companies or the Spinco Companies in connection with the Contemplated Transactions (other than, for the avoidance of doubt, any financing fees or expenses payable by a Spinco Company in connection with the Spinco Financing Arrangements);

(v) all Liabilities of the Parent Companies in respect of indebtedness for borrowed money (it being understood that Liabilities in respect of the Spinco Financing Arrangements, including the Spinco Debt, and all other indebtedness for borrowed money incurred by the Spinco Companies after the Cut-Off Time and not incurred in violation of Section 6.01(a)(xv) of the Merger Agreement, are not Excluded Liabilities (other than to the extent such Liabilities are Excluded Liabilities in clause (iv) of this definition));

(vi) all Liabilities under the Excluded Contracts;

(vii) all Liabilities expressly retained or assumed by Parent Companies pursuant to the Tax Matters Agreement or the Employee Matters Agreement, and all Liabilities contemplated by Schedule A-16; and

(viii) all Liabilities arising from the activities contemplated by Section 2.06(b).

“Excluded Parent Company Data” means all Data of Parent Companies and the Spinco Companies, other than Transferred Spinco Data.

“Excluded Third Party Data” means all Data of any Person that is not a Parent Company or a Spinco Company, other than Transferred Third Party Data.

“Export Control Laws” means all Applicable Laws concerning the export or reexport of products, services or technology to foreign countries or foreign persons, including the Export Administration Act of 1979, the Export Administration Regulations, any international sanctions programs promulgated under the International Emergency Economic Powers Act, the Foreign Assets Control Regulation, the Arms Export Control Act, the ITAR, any other export controls administered by an agency of the U.S. Government, as amended and continued in force by Executive Orders of the President regarding restrictions on trade with designated countries and Persons, restrictions administered by the United States Office of Foreign Assets Control, the antiboycott regulations administered by the United States Department of Commerce, the Tax Reform Act of 1976 to the Internal Revenue Code, legislation and regulations of the United States and other countries implementing the North American Free Trade Agreement, European Union Controls on exports of dual-use items and technology implemented pursuant to Council Regulation (EC) No 428/2009 and restrictions by other countries on holding foreign currency and repatriating funds, in each case as they may be amended from time to time.

“Federal Acquisition Regulation” means Title 48, Chapter 1, of the United States Code of Federal Regulations.

“Financial Support Arrangements” means any Liabilities of a Person in respect of any indebtedness, obligation or liability (including assumed indebtedness, obligations or liabilities) of another Person (and, in the case of Parent, any other division or business of Parent, including the Spinco Business), including remaining Liabilities associated with indebtedness, obligations or liabilities that are assigned, transferred or otherwise delegated to another Person, if any, letters of credit, standby letters of credit and surety bonds (including any related reimbursement or indemnity agreements), direct or indirect guarantees, endorsements (except for collection or deposit in the ordinary course of business), notes co-made or discounted, recourse agreements, take-or-pay agreements, keep-well agreements, agreements to purchase or repurchase such indebtedness, obligation or liability or any security therefor or to provide funds for the payment or discharge thereof, agreements to maintain solvency, assets, level of income or other financial condition, agreements to make payment other than for value received and any other financial accommodations.

“Former Spinco Business Employee” means any former employee who performed substantially all of his or her services in connection with the Spinco Business.

“GAAP” means United States Generally Accepted Accounting Principles as in effect on the date of this Agreement.

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“Government Bid” means a Bid issued by a contractor that, if accepted, would result in a Government Contract.

“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order, modification, change order, undefinitized contract action or other contractual arrangement of any kind, between such Person and (i) the U.S. Government, (ii) any prime contractor of the U.S. Government or (iii) any subcontractor at any tier with respect to any contract of a type described in clauses (i) or (ii) above.

“Governmental Authority” means any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group” means (i) with respect to Parent, the Parent Companies and (ii) with respect to Spinco, the Spinco Companies.

“Hazardous Substances” means (i) substances defined as “hazardous substances” or “hazardous waste” pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or the Resource Conservation and Recovery Act of 1976, as amended, (ii) substances defined as “hazardous substances” or “hazardous waste” in the regulations adopted pursuant to any of said laws, (iii) substances defined as “toxic substances” in the Toxic Substances Control Act, as amended, and (iv) petroleum, petroleum derivatives, petroleum products, asbestos and asbestos-containing materials and any other substances or materials as regulated pursuant to Environmental Laws.

“Inactive Contract” means any Contract for which performance has been completed or that has terminated, whether or not performance under any such Contract has been completed or has terminated prior to the Distribution Date, including inactive Contracts and Contracts in the close-out process.

“Intellectual Property” means all intellectual property and industrial property rights and rights in confidential information of every kind and description throughout the world, including all foreign and domestic (i) Trademarks; (ii) inventions, discoveries and ideas, whether patentable or not, and all patents, invention, invention disclosures, and design registrations, and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) rights in confidential and proprietary information, trade secrets and know-how, including processes, schematics, databases, formulae, drawings, prototypes, models, designs and customer lists, and rights in any other data; (iv) published and unpublished works of authorship, whether copyrightable or not (including software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (v) rights in IT Systems, algorithms, databases, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; and (vi) all rights in the foregoing and similar intangible assets.

“Intellectual Property Matters Agreement” means the Intellectual Property Matters Agreement by and between Parent and Spinco in substantially the form contemplated by Attachment VII, as the same may be amended from time to time.

“Intercompany Accounts” means any receivable, payable or loan between any member of Parent’s Group, on the one hand, and any member of Spinco’s Group, on the other hand, that exists prior to the Distribution Effective Time, except for (i) the Spinco Special Cash Payment and (ii) any such receivable, payable or loan that arises pursuant to this Agreement or any other Transaction Document.

“Interest Rate” means, on any given day, the rate per annum equal to the “prime” rate as published on such day in the Wall Street Journal, Eastern Edition.

“IT Systems” means computer systems (including, for clarity, computer programs, software, databases, firmware, hardware and related documentation) and Internet websites.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. §§ 120-130, as amended.

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“Lease Term Sheet” means, with respect to each of the Leased Premises, the summary of terms and conditions to govern the lease of such Leased Premises by the applicable Parent Company to the applicable Spinco Company, as set forth in Attachment XIX;

“Leaseback Facilities” means the facilities and parcels of Transferred Owned Real Property identified on Schedule A-6, portions of which are contemplated to be leased to Parent (or to Parent Companies designated by Parent) under this Agreement and the Transaction Documents.

“Leaseback Premises” means, with respect to each of the Leaseback Facilities, those portions of such Leaseback Facility that will be leased to Parent (or to Parent Companies designated by Parent) under this Agreement and the Transaction Documents, as reflected on the Leaseback Term Sheet therefor.

“Leaseback Term Sheet” means, with respect to each of the Leaseback Premises, the summary of terms and conditions to govern the lease of such Leaseback Premises by the applicable Spinco Company to the applicable Parent Company, as set forth in Attachment XXI;

“Leased Facilities” means the facilities and parcels of Owned Real Property identified on Schedule A-7, portions of which are contemplated to be leased to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents.

“Leased Premises” means, with respect to each of the Leased Facilities, those portions of such Leased Facility that will be leased to Spinco (or to Spinco Companies designated by Spinco) as reflected on the Lease Term Sheet therefor.

“Leased Real Property” means Real Property leased by Parent or any Parent Company.

“Liabilities” means all liabilities and obligations of any kind, character or description, whether liquidated or unliquidated, known or unknown, fixed or contingent, accrued or unaccrued, absolute, determined, determinable or indeterminable, or otherwise.

“Licensed Intellectual Property” means the Parent Intellectual Property licensed by Parent or its Affiliates to Spinco pursuant to the Intellectual Property Matters Agreement, in each case excluding any of the Transferred Intellectual Property.

“Licensed-Back Intellectual Property” means the Transferred Intellectual Property licensed by Spinco to Parent under the Intellectual Property Matters Agreement.

“Licensed Premises” means, with respect to each of the Shared Facilities, those portions of such Shared Facility that will be licensed to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents, as reflected on the Licensed Premises Term Sheet therefor.

“Licensed Premises Term Sheets” means, with respect to each of the Licensed Premises, the summary of terms and conditions to govern the license of such Licensed Premises by the applicable Parent Company to the applicable Spinco Company, as set forth in Attachment XX.

“LMC Disclosure Letter” has the meaning set forth in the Merger Agreement.

“Merger Effective Time” means the effective time of the Merger in accordance with the terms and conditions set forth in the Merger Agreement.

“Net Working Capital” means (i) all Transferred Assets of the Spinco Business constituting “current” assets, minus (ii) all Assumed Liabilities of the Spinco Business constituting “current” liabilities, calculated in accordance with the Accounting Principles. For the avoidance of doubt, the assets of the Spinco Business taken into account in the computation of Net Working Capital shall not include Cash.

“NISPOM” means the National Industrial Security Program Operating Manual (DoD 5220.22-M) issued in February 2006 and updated on March 28, 2013.

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“Owned Real Property” means Real Property owned by Parent or any Parent Company.

“Parent Business” means the business conducted by Parent and its Affiliates, other than the Spinco Business.

“Parent Common Stock” means the common stock, par value $1.00 per share, of Parent.

“Parent Companies” means Parent and its Subsidiaries, other than the Spinco Companies.

“Parent Company Contract Data” means all Data, other than any Transferred Spinco Data, provided or disclosed at any time prior to the Distribution Effective Time by any Parent Company to the Spinco Business or to any personnel of the Spinco Business, or otherwise made available at any time prior to the Distribution Effective Time by any Parent Company to the Spinco Business in connection with the bidding, proposal or performance of Contracts by the Spinco Business, including where a Parent Company is a subcontractor to the Spinco Business pursuant to Intra- Lockheed Martin Work Transfer Agreements or otherwise.

“Parent Company Proprietary Information” means all confidential or proprietary information and relating to the business, operations or affairs of Parent Companies, including (i) technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, whether or not marked with a restrictive legend of any Parent Company and (ii) any other data, information or documentation marked with a restrictive legend of any Parent Company, in each case provided or disclosed by any Parent Company to the Spinco Business or to any personnel of the Spinco Business, or otherwise made available by any Parent Company to the Spinco Business for any purpose, including in connection with the performance of Contracts by the Spinco Business, including Parent Company Contract Data; provided that Parent Company Proprietary Information shall not include any Transferred Third Party Data, Transferred Spinco Data, Transferred Intellectual Property or Licensed Intellectual Property.

“Parent Financial Support Arrangements” means Financial Support Arrangements maintained by a Parent Company for the benefit of the Spinco Business.

“Parent Intellectual Property” means, other than the Transferred Intellectual Property, all Intellectual Property owned, licensed or otherwise used by Parent or any of its Subsidiaries, including all Licensed Intellectual Property.

“Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a joint venture, an association, a trust or any other entity or organization, including a Governmental Authority or any department or agency thereof.

“Proceeding” means any proceeding (public or private), litigation, suit, arbitration, dispute, demand, claim, action, cause of action, subpoena, inquiry or investigation before any court, grand jury, Governmental Authority or any arbitration or mediation tribunal or authority.

“Real Property” means real property rights and interests of any kind or nature whatsoever.

“Record Date” means the close of business on the date determined by the Board of Directors of Parent as the record date for determining stockholders of Parent entitled to receive, as applicable, shares of Spinco Common Stock in the Distribution in the event of the One-Step Spin-Off, or entitled to participate in the Exchange Offer in the event of the Exchange Offer (and, in the case of the Clean-Up Spin-Off, the Distribution Date).

“Record Holders” means the record holders of Parent Common Stock as of the Record Date.

“Remedial Action” means the investigation, clean-up or remediation of contamination or environmental damage caused by, related to or arising from the generation, use, handling, treatment, storage, transportation, disposal, discharge, release, or emission of Hazardous Substances, including investigations, response, removal and remedial actions under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, and other Environmental Laws.

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“Representatives” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors or agents.

“Right to Use” means with respect to any Data, the right to use, reproduce and modify and otherwise utilize such Data and all Embodiments & Ancillary Materials thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, as the same shall be in effect from time to time.

“Settlement Liability” means, with respect to any Contract, any net liability computed as the total impact on the net amount to be paid upon final contract settlement, including direct and indirect costs, fees and profits for such Contract in respect of the final agreement of claims or rights arising out of the settlement of an Allowable Cost Audit, including: (i) final indirect costs and rates for government contracts; (ii) Cost Accounting Standards (CAS) matters; (iii) defective pricing matters; or (iv) advance agreements with the U.S. Government.

“Shared Contracts” means Government Contracts that are awarded in the form of a contract vehicle where one of more Governmental Authorities from time to time may issue requests for proposals or issue task orders to Parent or a Subsidiary of Parent, including a Spinco Company, where a member of the Parent Group and a member of the Spinco Group, or the Spinco Business and the Parent Business, have submitted or anticipate submitting proposals to a Governmental Authority, which Shared Contracts may take any number of forms, including an indefinite delivery / indefinite quantity contract, government-wide acquisition contract, blanket purchase agreement, General Services Administration schedule contract or similar contract vehicle.

“Shared Contracts Agreement—Shared Contracts (Parent Companies)” means the Shared Contracts Agreement by and between Parent and Spinco in substantially the form contemplated by Attachment VIII, as the same may be amended from time to time.

“Shared Contracts Agreement—Shared Contracts (Spinco Companies)” means the Shared Contracts Agreement by and between Parent and Spinco in substantially the form contemplated by Attachment IX, as the same may be amended from time to time.

“Shared Contracts (Parent Companies)” means those Shared Contracts identified on Exhibit A of the Shared Contracts Agreement—Shared Contracts (Parent Companies) as Shared Contracts (Parent Companies).

“Shared Contracts (Spinco Companies)” means those Shared Contracts identified on Exhibit A of the Shared Contracts Agreement – Shared Contracts (Spinco Companies) as Shared Contracts (Spinco Companies).

“Shared Facilities” means the facilities and parcels of Real Property identified on Schedule A-8, portions of which are contemplated to be licensed to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents.

“Shared Parent Company Data” means any Excluded Parent Company Data to the extent provided or disclosed or otherwise made available by any Parent Company to, and used non-exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) by, the Spinco Business, prior to the Distribution Effective Time.

“Shared Spinco Company Data” means any Transferred Spinco Data to the extent provided or disclosed or otherwise made available by any Spinco Company to, and used non-exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) by, the Parent Business, prior to the Distribution Effective Time.

“Shared Third Party Data” means any Excluded Third Party Data to the extent provided or disclosed or otherwise made available by any third party to, and used non-exclusively (as between the Parent Business on one hand and the Spinco Business, on the other hand) by, the Spinco Business, prior to the Distribution Effective Time.

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“Spinco Borrowing Amount” means $1,841,450,000.

“Spinco Business” has the meaning set forth on Attachment II, it being understood that the Excluded Contracts shall not be considered to be part of the Spinco Business.

“Spinco Business Employee” means, collectively, (i) each employee who performs substantially all of his or her services in connection with the Spinco Business as of the date of this Agreement, (ii) each individual hired after the date of this Agreement and before the Distribution Date who performs substantially all of his or her services in connection with the Spinco Business and (iii) each shared services individual who, immediately before the Distribution Date, performs substantially all of his or her services in connection with the Spinco Business. Parent has used reasonable efforts to provide to RMT Parent an accurate schedule setting forth the Spinco Business Employees as of the date of this Agreement, which schedule Parent shall use reasonable efforts to update as of the Closing.

“Spinco Business Proprietary Information” means all confidential or proprietary information included in the Transferred Assets and relating to the business, operations or affairs of the Spinco Business or any Spinco Company, including (i) technical specifications, designs, drawings, technology, know-how, processes, trade secrets, inventions, proprietary data, formulae, research and development data, whether or not marked with a restrictive legend of the Spinco Business or any Spinco Company and (ii) any other data, information or documentation marked with a restrictive legend of the Spinco Business or any Spinco Company, in each case retained by or otherwise in the possession or control of any Parent Company as of the Distribution Date, provided or disclosed by the Spinco Business or any Spinco Company to any Parent Company or to any personnel of any Parent Company, or otherwise made available by the Spinco Business or any Spinco Company to any Parent Company for any purpose; provided, that Spinco Business Proprietary Information shall not include any Excluded Parent Company Data, Excluded Third Party Data, or Licensed-Back Intellectual Property.

“Spinco Commitment Letter” has the meaning set forth in the Merger Agreement.

“Spinco Common Stock” means the common stock, par value $.01 per share, of Spinco.

“Spinco Companies” means, collectively, Spinco and the Spinco Subsidiaries.

“Spinco Financial Statements” means the combined Spinco Financial Statements as defined in the Merger Agreement.

“Spinco Financial Support Arrangements” means Financial Support Arrangements maintained by a Spinco Company for the benefit of the Parent Business.

“Spinco Financing Amount” means the aggregate gross proceeds (determined before giving effect to any fees, original issue discount, underwriting discount, expenses or other amount, whether or not netted from the proceeds received by Spinco) of the Spinco Financing.

“Spinco Leased Real Property” means, collectively, (i) any Real Property leased by any the Spinco Subsidiary from any third party as of immediately prior to the Distribution Effective Time, and (ii) the Transferred Leased Real Property.

“Spinco Owned Real Property” means, collectively, (i) any Real Property owned by any Spinco Subsidiaries as of immediately prior to the Distribution Effective Time, and (ii) the Transferred Owned Real Property.

“Spinco Special Cash Payment” means a cash payment from Spinco in the amount of $1,800,000,000, payable to Parent prior to the Distribution Effective Time, subject to adjustment as provided in Section 2.08(c) of this Agreement and the last sentence of Section 2.04(c) of the Merger Agreement.

“Spinco Specified Use Amount” means the aggregate amount of (i) the Spinco Special Cash Payment and (ii) the Spinco Specified Financing Costs.

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“Spinco Specified Financing Costs” means all fees and expenses under or in connection with the Spinco Financing to the extent payable under the terms of the Spinco Commitment Letter or any or any fee letter related thereto, including arranger fees, commitment fees, upfront fees (with any original issue discount and/or underwriting discount or fees being deemed to be upfront fees for this purpose), interest expense for periods up to and including the Closing Date, and any amounts required to reimburse the financing sources providing the Spinco Financing, including costs of counsel to such financing sources, in each case only to the extent paid by Spinco on or prior to the Closing Date (if any).

“Spinco Subsidiaries” means the entities listed on Schedule A-9.

“Spinco Subsidiary Acquisition Agreement” means any share purchase agreement, stock purchase agreement, share sale agreement, agreement and plan of merger or other similar agreement relating to the acquisition by a Parent or any of its Subsidiaries of a Spinco Subsidiary prior to the Distribution Date.

“Spinco Transfer” means the contribution of the Transferred Assets pursuant to Section 2.02 by Parent to Spinco in consideration for the transfer of the Spinco Common Stock, the transfer to Parent of the Spinco Special Cash Payment and the assumption of the Assumed Liabilities pursuant to Section 2.02, in each case, in accordance with the requirements of this Agreement.

“Subcontract Pending Novation—Parent to Spinco” means the Subcontract Pending Novation by and between Parent and Spinco in substantially the form contemplated by Attachment XI, as the same may be amended from time to time.

“Subcontract Pending Novation—Spinco to Parent” means the Subcontract Pending Novation by and between Parent and Spinco in substantially the form contemplated by Attachment XII, as the same may be amended from time to time.

“Sublease Term Sheet” means, with respect to each of the Subleased Premises, the summary of terms and conditions to govern the sublease of such Subleased Premises by the applicable Parent Company to the applicable Spinco Company, as set forth in Attachment XVIII.

“Subleased Facilities” means the facilities and parcels of Leased Real Property identified on Schedule A-10, portions of which are contemplated to be subleased to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents.

“Subleased Premises” means, with respect to each of the Subleased Facilities, those portions of such Subleased Facility that will be subleased to Spinco (or to Spinco Companies designated by Spinco) under this Agreement and the Transaction Documents, as reflected on the Sublease Term Sheet therefor.

“Subsidiary” means with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Supply Agreement—Parent to Spinco” means the supply agreement by and between Parent and Spinco in substantially the form contemplated by Attachment XIII, pursuant to which Parent will continue to provide goods and services to Spinco following the Distribution, as the same may be amended from time to time.

“Supply Agreement—Spinco to Parent” means the supply agreement by and between Parent and Spinco in substantially the form contemplated by Attachment XIV, pursuant to which Spinco will continue to provide goods and services to Parent following the Distribution, as the same may be amended from time to time.

“Supply Agreements” means the Supply Agreement—Parent to Spinco and the Supply Agreement—Spinco to Parent.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

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“Tax Matters Agreement” means the Tax sharing and indemnification agreement by and between Parent, Spinco and Merger Partner attached hereto as Attachment XV, as the same may be amended from time to time.

“Tax Returns” has the meaning set forth in the Tax Matters Agreement.

“Trademarks” means all trademarks, service marks, corporate names, brand names, trade names, Internet domain names, logos, slogans, designs, trade dress and other similar identifiers of source or origin, whether registered or unregistered, together with the goodwill connected with the use of and symbolized by any of the foregoing, including all extensions, modifications and renewals of the same.

“Transaction Documents” means this Agreement, the Merger Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the Transition Services Agreement—Parent to Spinco, the Transition Services Agreement—Spinco to Parent, the Supply Agreement—Parent to Spinco, the Supply Agreement—Spinco to Parent, the Intellectual Property Matters Agreement, the Subcontract Pending Novation—Parent to Spinco, the Subcontract Pending Novation—Spinco to Parent, the Shared Contracts Agreement—Shared Contracts (Parent Companies), the Shared Contracts Agreement—Shared Contracts (Spinco Companies), any Assignment and Assumption Agreement—Parent to Spinco, any Assignment and Assumption Agreement—Spinco to Parent, the Assignment and Assumption of Lease Agreements, the subleases to a Spinco Company in respect of the Subleased Facilities contemplated by the Sublease Term Sheets, the leases to a Spinco Company in respect of the Leased Facilities contemplated by the Lease Term Sheets, the licenses to a Spinco Company in respect of the Shared Facilities contemplated by the Licensed Premises Term Sheets, the lease back to a Parent Company in respect of certain Spinco Owned Real Property contemplated by the Leaseback Term Sheets, any other documents relating to the transfer of Transferred Assets, Excluded Assets, Assumed Liabilities and/or Excluded Liabilities in contemplation of the Distribution, and any other written agreement signed by Parent and Spinco that is expressly identified as a “Transaction Document,” and any exhibits or attachments to any of the foregoing, as the same may be amended from time to time.

“Transferred Assets” means, other than the Excluded Assets, all of the Assets, as the same shall exist on the Distribution Date, owned, leased, held, or licensed by Parent, any Affiliated Transferor or any Spinco Company, whether or not reflected in the books and records thereof, and used exclusively in the conduct of the Spinco Business as the same shall exist on the Distribution Date, and including, except as otherwise specified in this Agreement, all direct or indirect right, title and interest of Parent, any Affiliated Transferor or any Spinco Company in, to and under:

(i) the rights and interests in the Spinco Owned Real Property;

(ii) the rights and interests in the Spinco Leased Real Property, subject to the terms and conditions of Section 14.02;

(iii) the shares of capital stock or other equity interests owned by Parent or any of its Subsidiaries, including any of the Spinco Companies, in the Spinco Companies and in the joint venture entities listed on Schedule A-11;

(iv) other than Intellectual Property and rights and interests therein (which shall constitute Transferred Assets only to the extent set forth in clause (xi) below), all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other property (and interests in any of the foregoing) that (A) are used exclusively connection with the Spinco Business, or (B) listed on Schedule A-12;

(v)(A) the Contracts listed on Schedule A-2, (B) the Shared Contracts (Spinco Companies), subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Spinco Companies), (C) all rights and benefits under, subject to the terms, conditions and limitations of the Shared Contracts Agreement – Shared Contracts (Parent Companies), and (D) all Contracts (subject to clause (vi) below), including Government Contracts (including, subject to Applicable Law, the right to reference all past performance and past experience as having been performed by the Spinco Business; for the avoidance of doubt, to the exclusion of any Parent Company’s right to reference any such past performance or past experience (other than as performed by the Parent Business) after Distribution Effective Time) and Inactive Contracts (other than Intellectual Property licenses, which

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licenses shall constitute Transferred Assets only to the extent set forth in clause (xi) below, and leases of Leased Real Property, which leases shall constitute Transferred Assets only to the extent set forth in clause (ii) above) that relate exclusively to the Spinco Business; provided that with respect to any Inactive Contract included in the foregoing, the Transferred Assets shall include all rights, benefits, attributes (including all past performance and past experience on the same basis as other Government Contracts) and obligations in respect thereof, but may not include novation of the Contract itself, which is addressed in Section 8.02);

(vi) the Contracts listed on Schedule A-3; provided that as set forth in the Assignment and Assumption Agreement, such Contracts shall be only partially assigned and transferred to Spinco such that each of Parent and Spinco shall remain parties thereto and beneficiaries thereof;

(vii) all Bids, including Government Bids, submitted by Parent or any of its Subsidiaries prior to the Distribution Date on behalf of the Spinco Business;

(viii) all accounts receivable and notes receivable relating exclusively to the operation of the Spinco Business;

(ix) all expenses that have been prepaid by Parent or any of its Subsidiaries relating exclusively to the operation of the Spinco Business, including lease and rental payments;

(x) all rights, claims, credits, causes of action or rights of set-off against Persons other than Parent Companies relating exclusively to the Spinco Business or the Transferred Assets, including unliquidated rights under manufacturers’ and vendors’ warranties;

(xi) the Transferred Intellectual Property (including the Licensed-Back Intellectual Property), which for the avoidance of doubt shall include a Right to Use all of the foregoing, subject to the terms, conditions and limitations of the Intellectual Property Matters Agreement, and all rights to sue at law or in equity for any past, present or future infringement, misappropriation, violation or other impairment thereof, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions or other extensions of legal protections pertaining thereto;

(xii) all transferable franchises, licenses, permits or other authorizations issued by a Governmental Authority owned by, or granted to, or held or used by, Parent or any of its Subsidiaries and exclusively related to the Spinco Business;

(xiii) subject to the terms and conditions of Section 2.03, the Transferred Third Party Data and any Books and Records to the extent comprising or containing the same which, for the avoidance of doubt, shall include a Right to Use all of the foregoing;

(xiv) subject to the grant of the Right to Use certain Data pursuant to Section 2.10, the Transferred Spinco Data and any Books and Records to the extent comprising or containing the same which, for the avoidance of doubt, shall include a Right to Use all of the foregoing;

(xv)(A) all corporate or limited liability company minute books and related stock records of the Spinco Companies, and all information and records related exclusively to the Spinco Companies used to demonstrate compliance with Applicable Law and any other compliance records exclusively related to the Spinco Business and (B) all of the separate financial and property tax records of the members of the Spinco Companies that do not form part of the general ledger of Parent or any of its Affiliates (other than the Spinco Companies);

(xvi) all insurance proceeds (except to the extent relating to Excluded Assets or Excluded Liabilities), net of any retrospective premiums, deductibles, retention or similar amounts, arising out of or related to damage, destruction or loss of any Transferred Assets (or assets existing as of the date of this Agreement that would have been Transferred Assets but for the occurrence of the event giving rise to the insurance proceeds) to the extent of any damage or destruction that remains unrepaired, or to the extent any property or asset remains unreplaced at the Distribution Date;

A-15

(xvii) those assets relating to Employee Plans and Benefit Arrangements expressly provided in the Employee Matters Agreement to be transferred to Spinco or to a trust associated with an employee plan or benefit arrangement sponsored by Spinco; and

(xviii) subject to Section 2.03, except to the extent not transferable under the terms of any license related thereto, all software programs, documentation and other related materials used or held for use exclusively in connection with the Spinco Business, including licenses from the licensor of the software, for (A) software embedded in any hardware or equipment that is a Transferred Asset, and (B) operating system software and COTS software installed in any computer, workstation, personal digital assistant, cell phone or other communications device that is a Transferred Asset.

“Transferred Facilities” means, collectively, the Spinco Owned Real Property, the Spinco Leased Real Property, the Subleased Premises and the Licensed Premises.

“Transferred Intellectual Property” means the Intellectual Property listed on Attachment I to the Intellectual Property Matters Agreement.

“Transferred Leased Real Property” means the Leased Real Property identified on Schedule A-13.

“Transferred Owned Real Property” means the Owned Real Property identified on Schedule A-14.

“Transferred Spinco Data” means all Data of Parent and its Subsidiaries (including the Spinco Companies) used exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) in the Spinco Business.

“Transferred Third Party Data” means all Data of any third party other than a Parent Company or a Spinco Company that has been provided or disclosed or otherwise made available exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) to, or is maintained or used exclusively (as between the Parent Business on the one hand and the Spinco Business on the other hand) by, the Spinco Business, including pursuant to Contracts of the Spinco Business (including Government Contracts).

“Transition Services Agreement—Parent to Spinco” means the transition services agreement in the form attached as Attachment XVI pursuant to which Parent will provide certain services to Spinco on a transition basis following the Distribution.

“Transition Services Agreement—Spinco to Parent” means the transition services agreement in the form attached as Attachment XVII pursuant to which Spinco will provide certain services to Parent on a transition basis following the Distribution.

“U.S. Government” means the federal government of the United States of America and any agencies, instrumentalities and departments thereof.

A-16

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	16.09(a)
Accounting Principles	2.08(b)
Agreement	Preamble
Arbitral Tribunal	16.09(d)
ASBCA Matter	7.03(e)
Casualty Loss	8.08
Clean-Up Spin-Off	Recitals
Condemnation Event	8.08
Consent Fee	2.03(a)
Contract Party	8.02(c)
COTS	2.03(a)
Cut-Off Time	2.08(a)
Data Migration	11.03(a)
Day-One Plan	11.03(a)
Day-One Readiness	11.03(a)
Deductible	7.04(d)
Delaware Courts	16.09
Dispute	16.09(a)
Distribution	Recitals
DSS	3.01(c)
Exchange Offer	Recitals
Final Closing Cash	2.08(a)
Final Net Working Capital Amount	2.08(a)
Final Statement	2.08(a)
Indemnified Claim	7.03(a)
Indemnified Person	7.03(a)
Indemnifying Party	7.03(a)
Insurance Liabilities	8.05(b)
Internal Reorganization	Recitals
Merger	Recitals
Merger Agreement	Recitals
Merger Partner	Recitals
Merger Partner Sub	Recitals
MSA Matter	7.03(e)
Novation Party	8.02(c)
One-Step Spin-Off	Recitals
Parent	Preamble
Parent Cash Distribution	3.04(b)
Parent Counsel	5.05(a)
Parent Data	11.03(a)
Parent Indemnified Parties	7.02(a)
Parent Novation Agreements	8.02(b)
Party or Parties	Preamble
Privileged Information	5.05(b)
Proposed Closing Cash	2.08(a)
Proposed Final Net Working Capital Amount	2.08(a)
Proposed Statement	2.08(a)
Rules	16.09(a)
Segregated Account	3.04(b)
Separation	Recitals
Separation/Migration Plan	11.03(a)
Spinco	Preamble
Spinco Data	11.03(a)

A-17

Term	Section
Spinco Debt	3.04(a)
Spinco Financing Arrangements	Recitals
Spinco Indemnified Parties	7.02(b)
Spinco Novation Agreements	8.02(a)
Spinco Registration Statement	4.03(a)
Systems	11.03(a)
Systems Separation	11.03(a)
Tax Matters	10.01
Third Party Claim	7.03(a)
Third Party Proprietary Information	2.03(c)
Transaction Engagement	5.05(a)
Transaction Engagement Communications	5.05(a)
Unaffiliated Accounting Firm	2.08(a)
Undisclosable Contracts	2.08(d)

A-18

Annex C-1

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

January 25, 2016

The Board of Directors

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Leidos Holdings, Inc. (“Leidos”) of the Exchange Ratio (defined below) provided for pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Lockheed Martin Corporation (“Lockheed”), Abacus Innovations Corporation, a wholly owned subsidiary of Lockheed (“Spinco”), Leidos and Lion Merger Co., a direct wholly owned subsidiary of Leidos (“Merger Sub”), pursuant to which Leidos will acquire the government information technology infrastructure services business of Lockheed and its subsidiaries (collectively, the “Business”). As more fully described in the Merger Agreement and as further described to us by representatives of Leidos, after giving effect to the Related Transactions (defined below), including the transactions contemplated by Section 2.04(d) of the Merger Agreement, Merger Sub will be merged with and into Spinco (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Spinco (“Spinco Common Stock”) will be converted into 1.020202 (the “Exchange Ratio”) shares of the common stock, par value $0.0001 per share, of Leidos (“Leidos Common Stock”), subject to adjustment (as to which we express no opinion) as set forth in the Merger Agreement.

We understand that, pursuant to a Separation Agreement (the “Separation Agreement” and, together with the Merger Agreement, the “Agreements”) proposed to be entered into between Lockheed and Spinco and the Merger Agreement, (i) prior to consummation of the Merger, Lockheed will effect an internal reorganization pursuant to which, among other things, certain of the assets held, owned or used by Lockheed and its subsidiaries to conduct the Business will be transferred to, and certain liabilities associated with the Business will be assumed by, Spinco and its subsidiaries (such reorganization, together with the other reorganization steps contemplated by the Separation Agreement, the “Internal Reorganization”), (ii) immediately prior to or concurrently with the Internal Reorganization, certain debt financings will be undertaken (the “Financings”), (iii) in connection with the Internal Reorganization and after receipt of the proceeds from the Financings, Spinco will make a cash payment to Lockheed as specified in the Separation Agreement (the “Spinco Special Cash Payment”), (iv) concurrently with or following the consummation of the Internal Reorganization and the Spinco Special Cash Payment and prior to consummation of the Merger, all of the outstanding shares of Spinco Common Stock will be capitalized as contemplated by the Merger Agreement and distributed by Lockheed to holders of the common stock of Lockheed through a pro rata dividend, exchange offer or a combination thereof (the “Spinco Capitalization and Distribution”) and (v) in connection with the Merger and the Related Transactions, Leidos will declare and pay a special cash dividend pro rata to holders of record of Leidos Common Stock as of a time prior to the closing date for the Merger as specified in the Merger Agreement (such dividend, together with the Internal Reorganization, the Financings, the Spinco Special Cash Payment, the Spinco Capitalization and Distribution and the other transactions contemplated by the Agreements (other than the Merger), the “Related Transactions”). We also have been advised that, in connection with the Merger and the Related Transactions, certain supply, novation, transition services, lease, license, tax, employee, intellectual property and other related agreements and arrangements will be entered into among Lockheed, Spinco, Leidos and/or certain of their respective subsidiaries (such agreements, the “Related Agreements”). The terms and conditions of the Merger and the Related Transactions are more fully set forth in the Agreements and the Related Agreements.

In arriving at our opinion, we reviewed drafts, each dated January 25, 2016, of the Agreements and held discussions with certain senior officers, directors and other representatives of Leidos and certain senior officers and other representatives of Lockheed concerning the businesses, operations and prospects of Leidos and the Business on a standalone basis. We reviewed certain publicly available and other business and financial information relating to Leidos and the Business, including third-party prepared quality of earnings reports relating to the Business, as well as certain financial forecasts and other information and data relating to Leidos and the Business which were provided to or discussed with us by the respective managements of Leidos and Lockheed, including alternative financial

The Board of Directors

Leidos Holdings, Inc.

January 25, 2016

forecasts and other information and data relating to the Business prepared or discussed with us by the management of Leidos that we have been directed to utilize in our analyses and certain information and data relating to the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Leidos to result from the Merger and the Related Transactions. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Leidos Common Stock; the financial condition and historical and projected earnings and other operating data of Leidos and the Business; and the capitalization of Leidos and Spinco. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Leidos and the Business. We also evaluated certain potential pro forma financial effects of the Merger and the Related Transactions relative to Leidos on a standalone basis utilizing the financial forecasts and other information and data relating to Leidos and the Business described above. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. We have not relied, for purposes of our opinion, on a comparison of the financial terms of the Merger to the financial terms of other transactions given, in our view, the lack of sufficient comparability of other transactions with the Merger. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Leidos and Lockheed that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data that we have been directed to utilize in our analyses, including estimates as to the potential strategic implications and financial and operational benefits anticipated by the management of Leidos to result from the Merger and the Related Transactions, we have been advised by the management of Leidos, and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial performance of Leidos and the Business, the potential strategic implications and financial and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Leidos to result from, and other potential pro forma financial effects of, the Merger and the Related Transactions and the other matters covered thereby. With respect to third-party prepared quality of earnings reports relating to the Business provided to or discussed with us, we have assumed, with your consent, that such reports have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the preparer thereof and are a reasonable basis on which to evaluate the matters covered thereby. We have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and financial and operational benefits anticipated to result from the Merger and the Related Transactions, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected. We have been advised that an audit of the financial statements relating to the Business and Spinco has not yet been completed and we have assumed, with your consent, that, upon completion, such final audited financial statements will not reflect any information that would be meaningful in any material respect to our analyses or opinion. We have relied, at your direction, upon the assessments of the managements of Leidos and Lockheed as to, among other things, (i) the Related Transactions, including with respect to the timing thereof and assets, liabilities and financial and other terms involved, (ii) the potential impact on Leidos and the Business of market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the industries in which Leidos and the Business operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, key employees, contractors, customers and other commercial relationships of Leidos and the Business, and (iv) the ability to integrate the operations of Leidos and the Business. We have assumed, with your consent, that there will be no developments with respect to any such matters or adjustments to the Exchange Ratio that would have an adverse effect on Leidos, Spinco (including the Business), the Merger or the Related Transactions (including the contemplated benefits thereof) or that would otherwise be meaningful in any material respect to our analyses or opinion.

The Board of Directors

Leidos Holdings, Inc.

January 25, 2016

We have evaluated Spinco (including the Business) and the Merger for purposes of our analyses and opinion after giving effect to the Related Transactions. We have not made or, except for certain third-party prepared quality of earnings reports relating to the Business, been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet or otherwise) of Leidos, the Business or any entity or other business and we have not made any physical inspection of the properties or assets of Leidos, the Business or any entity or other business. We have assumed, with your consent, that the Merger and the Related Transactions will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger and the Related Transactions, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Leidos, Spinco (including the Business), the Merger or the Related Transactions (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger and the Related Transactions will qualify, as applicable, for the intended tax treatment contemplated by the Agreements. Our opinion, as set forth herein, relates to the relative values of Leidos and the Business. We are not expressing any view or opinion as to the actual value of Leidos Common Stock or any other securities when issued or distributed or the prices at which Leidos Common Stock or any other securities will trade or otherwise be transferable at any time, including following announcement or consummation of the Merger and the Related Transactions. We have assumed, with your consent, that Spinco will retain or acquire all assets, properties and rights necessary for the operations of the Business, that appropriate reserves, indemnification arrangements or other provisions have been made with respect to liabilities of or relating to Spinco (including the Business) that will be assumed in connection with the Merger and the Related Transactions, and that Spinco will not directly or indirectly assume or incur any liabilities that are contemplated to be excluded as a result of the Merger, the Related Transactions or otherwise. Representatives of Leidos have advised us, and we further have assumed, that the final terms of the Agreements will not vary materially from those set forth in the drafts reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Leidos and Lockheed as to such matters.

Our opinion does not address any terms (other than the Exchange Ratio to the extent expressly specified herein), aspects or implications of the Merger or the Related Transactions, including, without limitation, the form or structure of the Merger, the form or structure, or financial or other terms, of any Related Transactions or any terms, aspects or implications of any Related Agreements or any indemnification or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger, the Related Transactions or otherwise. We express no view as to, and our opinion does not address, the underlying business decision of Leidos to effect the Merger or any Related Transactions, the relative merits of the Merger or any Related Transactions as compared to any alternative business strategies that might exist for Leidos or the effect of any other transaction in which Leidos might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger or the Related Transactions, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which Leidos and the Business operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Leidos, Spinco (or their respective businesses), the Merger or the Related Transactions (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Leidos in connection with the proposed Merger and the Related Transactions and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Leidos has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our

The Board of Directors

Leidos Holdings, Inc.

January 25, 2016

engagement. As you are aware, at Leidos’ request, we and certain of our affiliates expect to participate in certain financings to be undertaken in connection with the Merger and the Related Transactions, for which services we and such affiliates will receive compensation, including acting as lead bookrunner for, and as a lender under, such financings. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Leidos and its affiliates unrelated to the proposed Merger and the Related Transactions, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) lead arranger for a stock repurchase of Leidos and (ii) administrative agent for, and as a lender under, a credit facility of Leidos. As you further are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Lockheed and its affiliates, for which services we and our affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) joint bookrunning manager for certain notes offerings of Lockheed and (ii) joint lead arranger, joint bookrunner or bookrunner and syndication or documentation agent for, and as a lender under, certain credit facilities of Lockheed. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Leidos, Lockheed, Spinco and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Leidos, Lockheed, Spinco and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Leidos (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger, any Related Transaction or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to Leidos.

Very truly yours,

/S/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

Annex D-1

EXECUTION VERSION

EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (together with the Exhibits hereto, this “Agreement”) is made as of the 26th day of January 2016, by and among Lockheed Martin Corporation, a Maryland corporation (“Parent”), Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Spinco”) and Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”). Each of Parent, Spinco and RMT Parent is sometimes referred to individually in this Agreement as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent and Spinco are parties to that certain Separation Agreement dated as of the date hereof (the “Separation Agreement”), pursuant to which, among other things, Parent has agreed to transfer, or to cause the Affiliated Transferors to transfer, to Spinco certain of the assets held, owned or used by Parent and the Affiliated Transferors to conduct the Spinco Business, and to assign certain liabilities associated with the Spinco Business to Spinco, and Spinco has agreed to receive such assets and assume such liabilities;

WHEREAS, the Separation Agreement provides for the separation of the Spinco Business from the remaining business of Parent and its Subsidiaries to create two independent companies, on the terms and conditions set forth in the Separation Agreement and the other Transaction Documents;

WHEREAS, Parent, Spinco, RMT Parent, and Lion Merger Co., a Delaware corporation and wholly owned Subsidiary of RMT Parent (“Merger Sub” and, together with Parent, Spinco and RMT Parent, the “Merger Agreement Parties”) are parties to that certain Agreement and Plan of Merger dated as of January 26, 2016 (the “Merger Agreement”), pursuant to which, immediately following the Distribution, the Merger Agreement Parties will effect the merger of Merger Sub with and into Spinco, with Spinco continuing as the surviving corporation upon the terms and subject to the conditions of the Merger Agreement; and

WHEREAS, the Parties desire to enter into this Agreement in connection with the Separation Agreement to govern the rights and obligations of the Parties with respect to employment, compensation, employee benefits and related matters in connection with the Contemplated Transactions;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Separation Agreement. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	4.16(a)
Accrued Vacation	2.02(b)
Agreement	Preamble
Arbitral Tribunal	4.16(d)
Approval	3.03(d)
Benefits Services Termination Date	2.03(a)
Bonus Plans	2.02(g)
Broadly Comparable Scheme	3.02(g)
COBRA	2.02(e)
Dispute	4.16(a)
Employment Losses	3.02(g)
Funds	3.03(d)
Inactive Employee	2.01(a)
Israeli Employees	3.03(a)
Israeli Affiliated Transferor	3.03(f)
KEEP	2.02(g)
LTIC	2.02(g)
Merger Agreement	Recitals
Merger Agreement Parties	Recitals
Merger Sub	Recitals
Old Fair Deal	3.02(g)
Outsourcing Agreements	3.02(g)
Parent	Preamble
Parent Indemnified Parties	4.01
Parent NQ Plan	2.04(a)
Parent Savings Plan	2.03(a)
Parties	Preamble
Party	Preamble
RMT Parent	Recitals
Rules	4.16(a)
Separation Agreement	Recitals
Spinco	Preamble
Spinco Mirror Plans	2.05
Spinco NQ Plan	2.04(a)
Successor Savings Plan	2.03(a)
Transaction Retention Agreements	2.02(h)
Transfer Regulations	3.02(a)
Transition Period	2.02(a)
UK DB Plan	3.02(g)
UK Former Public Sector Employee	3.02(g)
U.S. Union Contract	2.07(a)
U.S. Union Employees	2.07(a)

ARTICLE II

GENERAL PRINCIPLES

Section 2.01 Transfer of Spinco Business Employees and Independent Contractors.

(a) Spinco Business Employees. Effective as of immediately prior to the Distribution Date, Parent shall transfer the employment of any Spinco Business Employee who is not then employed by a Spinco Company to a Spinco Company, provided that a Spinco Business Employee who has terminated employment prior to the Distribution Date and who is not an Inactive Employee shall not be so transferred. The employment by the Parent Companies of each such Spinco Business Employee shall be transferred to the employment of the Spinco Companies such that the employment of each such individual shall be considered continuous and uninterrupted employment under Applicable Law. Notwithstanding the foregoing, on the Distribution Date, the Spinco Business Employees shall cease active participation in the Employee Plans and Benefit Arrangements that are not sponsored or maintained by a Spinco Company. The Spinco Companies hereby assume as Assumed Liabilities Parent Companies’ liabilities and obligations under Applicable Law and under any applicable plan, policy, contract or arrangement to employ, reemploy, reinstate or reactivate each Inactive Employee. In addition, Spinco acknowledges that it is a “successor in interest” for purposes of all applicable employment and employee benefits laws, including the Family and Medical Leave Act of 1993, as amended, and the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, and that the terms of employment, reemployment, reinstatement or reactivation of any Inactive Employee who is on approved leave under such laws immediately prior to the Distribution Date shall be governed by such laws. For purposes of this Agreement, an “Inactive Employee” shall mean each Spinco Business Employee who (i) is not actively employed immediately prior to the Distribution Date due to an approved leave of absence, including an approved medical, non-medical or short-term disability, or long-term disability leave of absence or absence from active employment due to occupational illness or injury covered by workers’ compensation or (ii) has any right immediately prior to the Distribution Date under Applicable Law, plan, policy, contractual arrangement or otherwise to employment, reemployment, reinstatement or reactivation and who, in either case, was employed in connection with the Spinco Business prior to his or her commencement of leave, termination or suspension of employment or change of status to inactive employment, as the case may be. Parent has used reasonable efforts to provide to RMT Parent an accurate schedule setting forth the Inactive Employees as of the date of this Agreement, which schedule Parent shall use reasonable efforts to update as of the Closing.

(b) Independent Contractors. At the Distribution Effective Time, the Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies with respect to continuing to retain any individual who is retained as an independent contractor by any of the Parent Companies on the Distribution Date in connection with the Spinco Business, and who is set forth on a schedule previously provided to RMT Parent, in accordance with the terms and conditions in effect for such individual’s retention by any of the Parent Companies immediately before the Distribution Date. Parent has used reasonable efforts to provide to RMT Parent an accurate schedule setting forth the individuals retained as independent contractors in connection with the Spinco Business as of the date of this Agreement, which schedule Parent shall use reasonable efforts to update as of the Closing.

(c) Employment Contracts; Termination of Employment. From and after the Distribution Effective Time, the Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies under any employment agreements or similar agreements, including temporary staffing arrangements, consulting agreements and personal services agreements, or Applicable Law relating to the terms and conditions of employment of each Spinco Business Employee and Former Spinco Business Employee. The Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies arising out of or pertaining to the termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy any Spinco Business Employee or Former Spinco Business Employee (including severance benefits) whether such liabilities or obligations are based on events occurring prior to, on or after the Distribution Date. Promptly following the termination of employment on or after the Distribution Date of any Spinco Business Employee employed by a Spinco Company on the Distribution Date, but in no event later than 30 days following such termination of employment, Spinco shall advise Parent in writing of such termination of employment.

Section 2.02 Continuation of Salary, Bonus and Benefits; Health and Welfare Plans; Benefit Arrangements; Other.

(a) Salary, Bonus and Benefits. For the period beginning on the Distribution Date and ending on December 31st of the year in which the Distribution Date occurs (the “Transition Period”), the Spinco Companies shall (in addition to complying with any special rules in Section 2.03, Section 2.04 and Section 2.05) continue to provide each Spinco Business Employee with (i) the same base salary or wage rate and short- and long-term incentive opportunities that were provided to the Spinco Business Employee by the Parent Companies or the Spinco Companies immediately prior to the Distribution Date and (ii) participation in employee benefit plans and programs that are substantially comparable in the aggregate to those benefits provided under the employee benefit plans and programs of the Parent Companies and the Spinco Companies (excluding defined benefit pension plans and post-retirement medical plans) as in effect for the Spinco Business Employee immediately prior to the Distribution Date, taking into account all compensation paid and service completed before, on and after the Distribution Date in accordance with the terms of such plans and arrangements. Without limiting the generality of the foregoing, for the six month period beginning on the Distribution Date, the Spinco Companies shall maintain in effect the severance and layoff plans applicable to the Spinco Business Employees immediately before the Distribution Date. For the period beginning on the Distribution Date and ending on the first anniversary of the Distribution Date, in the case of any Spinco Business Employee who was granted a Restricted Stock Unit award agreement from Parent on January 28, 2016, the Spinco Companies shall treat any involuntary termination other than for cause (as defined under the Parent Executive Severance Plan) or termination by the employee for good reason (as defined under the employee’s Restricted Stock Unit award agreement dated January 28, 2016) as an executive layoff event under the Parent Executive Severance Plan. After the end of the Transition Period, Spinco Business Employees shall have the right to participate in employee benefits plans, programs and policies and all other compensation and employment related plans, policies and arrangements that are substantially similar to the corresponding plans, programs, policies and other arrangements maintained by RMT Parent Entities (as defined in the Merger Agreement) for the benefit of their similarly situated employees.

(b) Vacation. In furtherance and not in limitation of the provisions of this Section 2.02, the Spinco Companies shall, as of the Distribution Effective Time, recognize and assume as Assumed Liabilities the liabilities and obligations for earned or accrued but unused vacation time in respect of each Spinco Business Employee (“Accrued Vacation”), subject to the consent of the Spinco Business Employee to the transfer of his or her Accrued Vacation in the case of a Spinco Business Employee working in the State of California or where otherwise required by Applicable Law. Liability for Accrued Vacation for those Spinco Business Employees who do not consent to the transfer of such Accrued Vacation will be an Excluded Liability. The Spinco Companies shall allow the Spinco Business Employees to utilize such Accrued Vacation subject to any maximums for vacation carryovers as in effect as of the Distribution Effective Time under the Spinco Companies’ vacation policies. During the Transition Period, the Spinco Business Employees shall receive vacation benefits under the terms of the vacation benefit policies of the Spinco Companies applicable to similarly situated employees of the Spinco Companies, in each case after giving credit for each Spinco Business Employee’s service with the Parent Companies to the same extent such service would have been recognized by the Parent Companies.

(c) Benefit Plan Liabilities. Except as expressly provided in this Agreement, the Parent Companies shall retain as an Excluded Liability all liabilities and obligations under any Employee Plan and Benefit Arrangement that is not, after the Distribution Effective Time, sponsored or maintained by a Spinco Company. The Parent Companies shall (i) retain all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) (other than severance benefit plans) maintained by an entity other than a Spinco Company for the benefit of Spinco Business Employees, Former Spinco Business Employees and their respective dependents and other beneficiaries under each such plan or similar arrangement to the extent that such liabilities or obligations relate to claims which have been incurred on or prior to the Distribution Date and (ii) not retain any liabilities or obligations with respect to Spinco Business Employees arising under any workers’ compensation laws to the extent such liabilities or obligations relate to accidents or occupational diseases that occurred on or before the Distribution Date. The Spinco Companies hereby assume as Assumed Liabilities all of the liabilities and obligations of the Parent Companies arising under each such group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) (including severance benefits plans), with respect to each Spinco Business Employee and Former Spinco Business Employee (and any dependent or beneficiary of a Spinco Business Employee or Former Spinco Business Employee) to the extent that such liabilities and obligations relate to claims which have not been incurred on or prior to the Distribution Date. The Spinco Companies also assume as Assumed Liabilities all liabilities and obligations of the Parent Companies, with respect to each Spinco Business Employee and Former Spinco Business Employee, arising under any workers’ compensation laws relating to accidents or occupational diseases that occurred on, before or after the Distribution Date. Notwithstanding the foregoing, the Spinco Companies hereby assume as Assumed Liabilities all liabilities and obligations, whenever incurred, under any employee benefit or compensation plan, program, policy or arrangement that is sponsored or maintained by a Spinco Company. For the avoidance of doubt, in connection with the Contemplated Transactions, the Parent Companies shall not transfer to the Spinco Companies any Assets or Liabilities in respect of any Employee Plan that is a defined benefit pension plan or post-retirement medical plan, and all such Assets and Liabilities shall remain Assets and Liabilities of the Parent Companies.

(d) No Exclusions; Credit for Deductibles; Service Credit. The group health plan, disability plan and other plans established or made available by the Spinco Companies for the benefit of Spinco Business Employees and their dependents and other beneficiaries in accordance with this Section 2.02 shall not contain any exclusion or limitation with respect to any preexisting condition for a Spinco Business Employee or his or her dependents or other beneficiaries except to the extent such condition was taken into account under comparable plans of the Parent Companies and shall credit all such individuals with any deductibles and out-of-pocket maximums incurred or paid by or on behalf of such individuals for the calendar year which includes the Distribution Date. Each Spinco Business Employee shall receive full credit under each plan, program, policy or other arrangement for his or her service as an employee of the Parent Companies on the same basis that he or she would have received such credit if such service had been completed as an employee of the Spinco Companies for purposes of satisfying any service requirement to receive compensation or to participate in any such plan, program, policy or other arrangement and any service requirement to receive the benefit provided under each such plan, program, policy or other arrangement.

(e) COBRA. The Spinco Companies hereby assume as Assumed Liabilities all of the liabilities and obligations of the Parent Companies under such plans under Part 6 of Title I of ERISA and Section 4980B of the Code (“COBRA”) in effect on the Distribution Date with respect to Spinco Business Employees and, in the case of COBRA obligations incurred under a plan that is sponsored or maintained by a Spinco Company, Former Spinco Business Employees, and their respective qualified beneficiaries.

(f) Cafeteria Plan. If the Distribution Date is any date other than December 31, 2016, Spinco and Parent shall cooperate such that (i) all credits under any Parent Company cafeteria plan attributable to contributions made by a Spinco Business Employee on or prior to the Distribution Date to purchase any benefits, including flexible medical spending account benefits and dependent care spending account benefits, shall be available to purchase the same or comparable benefits after the Distribution Date under the corresponding cafeteria plan established by a Spinco Company pursuant to Section 2.02(a) and (ii) (A) any contributions made by a Spinco Business Employee under a Spinco Company cafeteria plan after the Distribution Date shall be paid to Parent as reimbursement for any unsatisfied debits under the corresponding Parent Company cafeteria plan attributable to benefits paid under such Parent Company cafeteria plan on behalf of such Spinco Business Employee on or prior to the Distribution Date and (B) Parent shall cause to be transferred to Spinco an amount in cash equal to the excess as of the Distribution Date, if any, of all contributions to the Parent Company cafeteria plan made with respect to the year in which the Distribution Date occurs by or on behalf of any Spinco Business Employee over the amount previously distributed to such Spinco Business Employee for such year.

(g) Incentive Compensation. The Parent Companies shall retain as an Excluded Liability any obligations to make payments to any Spinco Business Employee in respect of a cash-based long-term incentive performance award granted by Parent under the Parent Amended and Restated 2011 Incentive Performance Award Plan, the Parent Long-Term Incentive Cash Plan (“LTIC”) and the Parent Key Employee Engagement Plan (“KEEP”) prior to 2016, which payments shall be made by Parent at the time such payments are otherwise due under the terms of the applicable Benefit Arrangement. At the Distribution Effective Time, the Spinco Companies shall assume as Assumed Liabilities the liabilities and obligations of the Parent Companies under all cash-based long-term incentive performance awards granted by Parent to Spinco Business Employees in 2016 under the LTIC and the KEEP, and any payments in respect of such awards shall be made by the Spinco Companies at the time such payments are otherwise due under the terms of the applicable Benefit Arrangement. Unless the Parent Companies have paid the Spinco Business Employees their annual incentive bonus for the year in which the Distribution Date occurs under the Lockheed Martin Corporation 2006 Management Incentive Compensation Plan (Performance-Based), the Lockheed Martin Corporation Attorney Incentive Plan, the Lockheed Martin Corporation Cyber Compensation Plan, the Lockheed Martin Corporation Employee Incentive Plan, the Lockheed Martin Corporation Variable Incentive Plan, the Lockheed Martin Corporation LMUK Variable Pay Plan or any other annual cash incentive or sales incentive compensation arrangement covering Spinco Business Employees (the “Bonus Plans”), Spinco agrees to maintain the Bonus Plans as in effect immediately prior to the Distribution Date at least until the end of the calendar year in which the Distribution Date occurs, and Spinco shall pay to each such Spinco Business Employee an incentive bonus under the applicable Bonus Plan for the calendar year in which the Distribution Date occurs in the amount determined by Parent in accordance with the terms of such Bonus Plan and in accordance with past practice promptly following receipt by Spinco of written notice from Parent advising Spinco of the amount of each such bonus.

(h) Parent has entered into retention agreements with certain Spinco Business Employees (the “Transaction Retention Agreements”) as an inducement to these Spinco Business Employees to continue to work for the Parent Companies through the Closing Date (as defined in the Merger Agreement). The Parent Companies shall retain as an Excluded Liability Parent’s liabilities and obligations to these Spinco Business Employees under such Transaction Retention Agreements and any associated taxes or social security contributions.

Section 2.03 Savings Plans.

(a) As soon as practicable after the Distribution Date, Spinco or an RMT Parent Entity shall establish one or, at Spinco’s or the RMT Parent Entity’s option, more than one individual account plan for the benefit of the Spinco Business Employees or otherwise make immediate participation in one or more existing Spinco or RMT Parent Entity plans available to the Spinco Business Employees (the “Successor Savings Plan” or, if there is more than one plan, each a “Successor Savings Plan”). Such Successor Savings Plan, or each such Successor Savings Plan, shall be designed and administered to satisfy the qualification requirements under Section 401(a) of the Code and to provide, as applicable, for elective deferrals (as such deferrals are described in Section 402(g)(3)(A) of the Code) by participants under Section 401(k) of the Code and for matching contributions (as described in Section 401(m)(4)(A)(ii) of the Code) by Spinco or the RMT Parent Entity with respect to such elective deferrals or for profit-sharing contributions (as described in Treasury Regulation Section 1.401(a)(2)(ii)) by Spinco or the RMT Parent Entity. Spinco or the RMT Parent Entity, as the case may be, shall provide to Parent evidence reasonably satisfactory to Parent that the Successor Savings Plan, or each such Successor Savings Plan, satisfies in form such qualification requirements before Parent authorizes any direct rollovers or asset transfers to a Successor Savings Plan from Parent’s Lockheed Martin Corporation Salaried Savings Plan, Lockheed Martin Corporation Performance Savings Plan for Bargaining Employees, Lockheed Martin Capital Accumulation Plan and Lockheed Martin Corporation Operations Support Savings Plan (each a “Parent Savings Plan”). During the period commencing on the Distribution Date and ending on the date on which the payroll services to be provided by Parent to Spinco under the Transition Services Agreement – Parent to Spinco terminate (the “Benefits Services Termination Date”), subject to Section 2.05 herein, the terms of the Successor Savings Plan, or each such Successor Savings Plan that pertain to Spinco Business Employees who participated in a Parent Savings Plan prior to the Distribution Date, shall provide for elective deferrals by participants, matching contributions or profit-sharing contributions by Spinco at rates which are the same as the rates in effect under each Parent Savings Plan immediately before the Distribution Date with respect to the Spinco Business Employees who participated in each such plan.

(b) Parent shall cause the account balance of each Spinco Business Employee under each Parent Savings Plan to be fully vested as of the Distribution Date.

(c) The terms of the Successor Savings Plan, or each such Successor Savings Plan, shall provide that the Spinco Business Employees shall have the right to make direct rollovers to such plan of their accounts in each Parent Savings Plan, including a direct rollover of any investments in Lockheed Martin Corporation stock and RMT Parent stock, provided, however, no Successor Savings Plan shall be obligated to permit further investments in Lockheed Martin Corporation stock after the Distribution Date and the fiduciaries of each Successor Savings Plan shall be free, in their discretion, to liquidate or reinvest any Lockheed Martin Corporation stock that is rolled over or transferred to a Successor Savings Plan at such time or times as they deem prudent. Each Successor Savings Plan shall also provide that the Spinco Business Employees shall have the right to make direct rollovers to such plan of any notes evidencing loans made to such Spinco Business Employees, as provided in paragraph (d) of this Section 2.03. However, if Parent reasonably determines that a direct rollover from a Parent Savings Plan to a Successor Savings Plan is impermissible under Section 401(k) of the Code, Spinco or the RMT Parent Entity, as the case may be, shall cause the Successor Savings Plan, or each such Successor Savings Plan, to accept a transfer of assets and liabilities with respect to the Spinco Business Employees from the corresponding Parent Savings Plan at such time and in such form as agreed upon by Parent and Spinco or an RMT Parent Entity, as the case may be. If any Spinco

Business Employee has a loan that remains outstanding under a Parent Savings Plan after the Distribution Date, Parent shall provide coupon books to permit such Spinco Business Employee to continue to repay such loan until the earlier of the date such loan is paid in full and the date such loan is rolled over to a Successor Savings Plan as provided in paragraph (d) of this Section 2.03.

(d) Parent, Spinco and the RMT Parent Entity shall cooperate in good faith to establish procedures pursuant to which Spinco Business Employees with outstanding loan balances under a Parent Savings Plan may elect to directly roll over the notes evidencing such loans to a Successor Savings Plan within a specified window period as mutually agreed. Spinco or the RMT Parent Entity, as the case may be, and Parent shall cause the respective administrators of the applicable Successor Savings Plan and each Parent Savings Plan to cooperate and coordinate with each other to develop and distribute appropriate election forms for Spinco Business Employees to use to voluntarily elect the direct rollover of loan notes during the window period and to notify Spinco Business Employees of such loan rollover window period within a reasonable period of time prior to the commencement of the window period.

Section 2.04 Nonqualified Plans.

(a) Spinco shall establish as of the Distribution Date three nonqualified plans or, at Spinco’s option, three separate nonqualified plan structures in one, or more than one, nonqualified plan in accordance with this Section 2.04, and each such plan or structure shall be referred to individually in this Section 2.04 as a “Spinco NQ Plan” and all such plans or structures shall be referred to collectively in this Section 2.04 as the “Spinco NQ Plans.”

(i) The first Spinco NQ Plan shall be the same in all material respects as Parent’s Lockheed Martin Corporation Supplemental Savings Plan as in effect immediately before the Distribution Date.

(ii) The second Spinco NQ Plan shall be the same in all material respects as Parent’s Lockheed Martin Corporation Nonqualified Capital Accumulation Plan as in effect immediately before the Distribution Date.

(iii) The third Spinco NQ Plan shall be the same in all material respects as Parent’s Lockheed Martin Corporation Deferred Management Incentive Compensation Plan as in effect immediately before the Distribution Date.

Each Parent nonqualified plan described in this Section 2.04(a) shall be referred to individually in this Section 2.04 as a “Parent NQ Plan” and all such plans shall be referred to collectively in this Section 2.04 as the “Parent NQ Plans.”

(b) Each Spinco NQ Plan shall be established for the benefit of each Spinco Business Employee who participates in the corresponding Parent NQ Plan immediately before the Distribution Date and each other person who, immediately before the Distribution Date, is a beneficiary of a Spinco Business Employee and has an account balance (which remains payable in whole or in part) under such Parent NQ Plan. Each Spinco NQ Plan and any successor to such Spinco NQ Plan shall provide at least through the Benefits Services Termination Date for a formula for contributions that is the same as the formula for contributions in the corresponding Parent NQ Plan as of the Distribution Date. No Spinco NQ Plan shall allow for future investments in the Lockheed Martin Corporation stock fund.

(c) All account balances and any other liabilities accrued on or prior to the Distribution Date under any Parent NQ Plan shall be retained by Parent as Excluded Liabilities.

Section 2.05 Mirror Benefit Plans. As soon as practicable after the Distribution Date, Spinco shall establish a “mirror” benefit plan for each Employee Plan and Benefit Arrangement listed on Exhibit A (the “Spinco Mirror Plans”). Each Spinco Mirror Plan shall be established for the benefit of each Spinco Business Employee who participates in the corresponding Employee Plan or Benefit Arrangement, as applicable, immediately before the Distribution Date and each other person who, immediately before the Distribution Date, is a beneficiary of a Spinco Business Employee and has an accrued benefit or account balance (which remains payable in whole or in part) under such Employee Plan or Benefit Arrangement. Prior to the Benefits Services Termination Date, each Spinco Mirror Plan shall be the same in all material respects as the corresponding Employee Plan or Benefit Arrangement, as applicable, as in effect immediately before the Distribution Date; provided that the Parties shall cooperate in good faith with each other to make reasonable changes on a mutually agreeable schedule to the Spinco Mirror Plans from time to time, provided that the RMT Parent Entities reimburse Parent for any direct or indirect costs associated with making such changes. Spinco shall maintain such Spinco Mirror Plans through the Benefits Services Termination Date or such earlier date that Spinco Business Employees are transitioned onto plans, programs, policies and other arrangements maintained by RMT Parent Entities, subject in all events to Section 2.02(a) herein.

Section 2.06 Termination and Plant Closing Notices; WARN.

(a) Within 10 days following the Closing Date (as defined in the Merger Agreement), Parent shall provide Spinco with a list setting forth the number of employees assigned to the Spinco Business terminated from each site of employment of Parent during the 90-day period ending on the Closing Date, if any, for reasons qualifying the termination as “employment losses” under the WARN Act and the date of each such termination with respect to each termination; provided, that this sentence shall not apply with respect to any site of employment at which sufficient employees have not been employed at any time in such 90-day period for terminations of employment at such site to be subject to the WARN Act.

(b) Spinco shall provide any notices to the Spinco Business Employees that may be required under any Applicable Law, including WARN or any similar state or local law, with respect to events that occur from and after the Distribution Effective Time. Spinco shall not take any action after the Distribution Effective Time that would cause any termination of employment of any employees by the Parent Companies that occurs on or before the Distribution Effective Time to constitute a “plant closing” or “mass layoff” under WARN or any similar state or local law, or to create any liability to the Parent Companies for any employment terminations under Applicable Law.

Section 2.07 U.S. Labor Matters.

(a) Certain Spinco Business Employees located in the U.S. are represented by a union (the “U.S. Union Employees”) and are covered by the collective bargaining agreement between Lockheed Martin Information Systems and Global Solutions – AFSS and the International Association of Machinists and Aerospace Workers, AFL-CIO and its affected District and Local Lodges (the “U.S. Union Contract”).

(b) The Parties acknowledge and agree that Spinco, effective as of and from the Distribution Effective Time, will offer to adopt and assume the U.S. Union Contract and will recognize the union that is a party to the U.S. Union Contract with respect to the Spinco Business Employees, subject to any modifications to the U.S. Union Contract that are necessitated by the transaction contemplated by the Separation Agreement. Provided that Spinco adopts and assumes the U.S. Union Contract, Spinco shall employ, effective as of and from the Distribution Effective Time, the U.S. Union Employees on the terms and conditions of the U.S. Union Contract. No later than 10 Business Days prior to the Distribution Date (unless otherwise required by Applicable Law or the U.S. Union Contract), Spinco shall advise the U.S. Union Employees’ representatives in writing that Spinco will adopt and assume the U.S. Union Contract and recognize the union that is a party to the U.S. Union Contract. Except to the extent otherwise required by Applicable Law or otherwise permitted by the U.S. Union Contract, Spinco shall not, and shall cause any successor to the Spinco Business not to, reduce the hourly wage rates or annual incentive compensation opportunities or benefits of any U.S. Union Employee during the Transition Period. For the avoidance of doubt, in the event that there is any conflict between this Agreement and the U.S. Union Contract, the U.S. Union Contract shall govern.

(c) To the extent that Spinco does not comply with Section 2.07(b) and, as a result, any Parent Indemnified Party incurs any severance, termination or similar cost in respect of any U.S. Union Employee (pursuant to a severance plan of Parent, or otherwise) in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (either alone or in combination with any subsequent event) on or following the Distribution Effective Time, Spinco shall indemnify such Parent Indemnified Party for any and all such amounts.

(d) Spinco shall comply with any notification, consent and consultation obligations arising following the Distribution Effective Time that Spinco may have in connection with the U.S. Union Contract in relation to the matters contemplated by this Agreement.

(e) On or before the Distribution Date, Parent shall (i) take all action necessary to, effective as of the Distribution Date, transfer and assign the U.S. Union Contract to Spinco, including, but not limited to, engaging in any effects bargaining to the extent requested by the union, (ii) keep Spinco reasonably informed of the status of any negotiations and modifications with respect to the U.S. Union Contract and (iii) refrain from undertaking any actions that would result in a breach of the U.S. Union Contract.

ARTICLE III

NON-U.S. EMPLOYEES

Section 3.01 General. Except as expressly set forth in this Article III and subject to applicable law, Spinco Business Employees who are resident outside of the U.S. or otherwise are subject to non-U.S. law and their related benefits and obligations shall be treated in the same manner as the Spinco Business Employees who are resident in the U.S. All actions taken with respect to non-U.S. Spinco Business Employees in connection with the Distribution will be accomplished in accordance with Applicable Law and custom in each of the applicable jurisdictions.

Section 3.02 United Kingdom Employee Matters.

(a) The Parties acknowledge and agree that, pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006 as amended (the “Transfer Regulations”), the contracts of employment between Parent and the UK Spinco Business Employees (as defined in the Merger Agreement) (except in so far as those contracts relate to any occupational pension scheme, as that term is used in Regulation 10 of the Transfer Regulations) will have effect after the Distribution Date as if originally made between Spinco and such Spinco Business Employees. The UK Spinco Business Employees are the only Spinco Business Employees whose contracts of employment will transfer pursuant to the Transfer Regulations or equivalent applicable Law.

(b) Spinco confirms that it has complied, and will comply, with its obligations under Regulation 13 of the Transfer Regulations, save to the extent that Spinco was unable to do so as a result of the failure of Parent to comply with its duties under Regulation 13 of the Transfer Regulations, and shall indemnify Parent against all Employment Losses incurred by Parent as a result of any such failure.

(c) Parent confirms that it has complied, and will comply, with its obligations under Regulations 11 and 13 of the Transfer Regulations or equivalent applicable Law in respect of Spinco Business Employees and their employment representatives during the period prior to the Distribution Date, other than where Parent was unable to do so as a result of the failure of Spinco to comply with its duties under Regulation 13 of the Transfer Regulations, and shall indemnify Spinco against all Employment Losses incurred by Spinco as a result of any such failure.

(d) Without prejudice to Section 4.01, Spinco shall indemnify Parent against all Employment Losses incurred in connection with or as a result of:

(i) any proposal by Spinco to change the terms and conditions of employment or working conditions of the UK Spinco Business Employees on or after their transfer to Spinco on the Distribution Date, or to change the terms and conditions of employment or working conditions of any person who would have been a UK Spinco Business Employee but for their resignation (or decision to treat their employment as terminated under regulation 4(9) of the Transfer Regulations) before the Distribution Date as a result of or for a reason connected to such proposed changes (except in so far as such proposal relates to the cessation of participation in the UK DB Plans and replacement pension benefits consistent with Regulation 10 of the Transfer Regulations, Pensions Act 2004 and the Transfer of Employment (Pension Protection) Regulations 2005); and

(ii) any statement communicated to or action undertaken by Spinco to, or in respect of, any UK Spinco Business Employee before the Distribution Date which has not been agreed in advance with Parent in writing.

(e) If any person who is not a UK Spinco Business Employee claims or it is determined that his contract of employment has been transferred from Parent to Spinco or claims that his employment would have so transferred had he not resigned:

(i) Spinco will within seven days of it becoming aware of that fact, give notice in writing to Parent;

(ii) Parent may offer (or may procure that a third party may offer) employment to such person, or take such other steps as it considers appropriate to resolve the matter, within 21 days of the notification by Spinco;

(iii) if such offer is accepted, Spinco shall immediately release the person from his employment;

(iv) if after that period has elapsed, no such offer of employment has been made or such offer has been made but not accepted, Spinco may within seven days give notice to terminate the employment of such person;

(v) then subject to Spinco complying with the provisions of this Section 3.02(e), or in such other way as may be agreed between the Parties, and subject to Section 3.02(e)(vi), Parent will indemnify Spinco against all Employment Losses arising out of such termination or in respect of any period of employment of such person (a) by Spinco or (b) prior to the Distribution Date, provided that Spinco takes all reasonable steps to minimize any such Employment Losses arising or incurred after the Distribution Date. If such person’s employment with Spinco is not terminated within the time scales set out in this subsection, such person will be treated as a Spinco Business Employee; and

(vi) the indemnity in the Section 3.02(e)(v) shall be limited in that it:

(1) shall only apply to notifications received by Parent under Section 3.02(e)(i) within three months of the Distribution Date or, in relation to any person who provides services to Spinco or its Affiliates pursuant to the Transition Services Agreement – Parent to Spinco, within three months of the termination of such services; and

(2) shall not apply to any claim for discrimination by Spinco, including discrimination based on sex, race, disability, age, gender reassignment, marriage or civil partnership, pregnancy and maternity or sexual orientation, religion or belief or claims for equal pay, or compensation for less favorable treatment of part time workers or fixed term employees in relation to any alleged act or omission of Spinco or to any claim in which it is found by a competent tribunal or court that the termination of employment was unfair because Spinco neglected to follow a fair dismissal procedure.

(f) Spinco or its Affiliates undertakes that in each case to the extent required to comply with Parent and its Affiliates’ obligations under the Outsourcing Agreements:

(i) it will allow each UK Former Public Sector Employee who participates in a UK DB Plan at the Distribution Date to join and, for so long as they remain employed by Spinco or its Affiliates, accrue benefits under a Broadly Comparable Scheme, and will also

(ii) allow such person to transfer to the Broadly Comparable Scheme rights accrued under the Lockheed Martin UK Citrus Pension Plan at any point within 12 months of the Distribution Date on the terms set out in Old Fair Deal; and

(iii) should the employment of such UK Former Public Sector Employees be subsequently transferred from Spinco or its Affiliates to another undertaking pursuant to an agreement to which Spinco or one of its Affiliates is a party, ensure that such other undertaking will provide the same protection to such UK Former Public Sector Employees as provided under this clause.

(g) For the purposes of this Section 3.02: (i) “Employment Losses” means any payments, benefits, damages, losses, proceedings, costs, actions, claims, awards, fines, penalties, demands, injury, liabilities (including liabilities to tax and national insurance), expenses (including legal and other professional fees and expenses) and other financial consequences, and “Employment Loss” shall be construed accordingly; (ii) “UK DB Plan” means any defined benefit pension plan sponsored, maintained or contributed to by Parent or its Affiliates for the benefit of UK Spinco Business Employees; (iii) “UK Former Public Sector Employee” means a UK Spinco Business Employee who was previously a UK public sector employee and who transferred to the employment of the Parent under either of the Outsourcing Agreements; (iv) “Outsourcing Agreements” means (A) the contract entitled “Ministry of Justice Future IT Sourcing contract” dated 1 September 2013, and made between The Secretary of State for Justice and Lockheed Martin UK Ltd; and (B) the contract entitled “Cabinet Office Framework Agreement to provide G-Cloud Services to Highways Agency” dated 24 March 2014 and made between The Minister for the Cabinet Office and Lockheed Martin Business Technology Solutions Limited; (v) “Broadly Comparable Scheme” means either (i) an occupational pension scheme which provides defined benefits which are “broadly comparable” for the purposes of Old Fair Deal to the benefits the UK Former Public Sector Employees were entitled to under their applicable public sector pension scheme; or (ii) a public sector pension scheme providing like benefits; and (vi) “Old Fair Deal” means the UK documents entitled “Staff Transfers from Central Government: A Fair Deal for Staff Pensions” published by Her Majesty’s Treasury in June 1999 and “A Fair Deal staff pensions: procurement of Bulk Transfer Agreements and Related Issues” published by Her Majesty’s Treasury in June 2004.

Section 3.03 Israel Employee Matters.

(a) Transfer of Israeli Spinco Business Employees. Effective as of the Distribution Date, the employment of any Spinco Business Employees employed in Israel by a wholly owned subsidiary of Parent (the “Israeli Employees”) will be transferred to Spinco or another Spinco Company designated by Spinco, subject to obtaining their written consent prior to the Distribution Date as detailed below. The employment of each of the Israeli Employees by Spinco shall be considered continuous and uninterrupted employment under Applicable Law. The Spinco Companies will assume all and any employment related liabilities and obligations under Applicable Law and in accordance with Section 2.02(c) hereof. In the event that any of the Israeli Employees shall cease to be employed by Spinco at any time after the Distribution Date, Spinco shall be solely responsible for any severance or other payments due to such Israeli Employee as a result of such termination based on their entire period of employment (i.e., including their employment period with Parent’s Israeli Affiliated Transferor prior to the Distribution Date).

(b) Continuation of Salary and Benefits. As of the Distribution Date, Spinco shall continue to provide the Israeli Employees with the same salary and all other employment benefits and rights that were provided to them by the Parent’s Israeli Affiliated Transferor immediately prior to the Distribution Effective Time according to Applicable Law and any employment agreement.

(c) Rollover of Accrued Rights. Following the Distribution Date, the Israeli Employees shall continue to be entitled from Spinco to all their accrued rights and entitlements with Parent’s Israeli Affiliated Transferor, including all the accrued vacation days, accrued convalescence days and accrued sick leave days and all Israeli Employees shall receive credit for prior service with the Parent’s Israeli Affiliated Transferor, and Spinco shall be responsible for all such payments and benefits following the Distribution Date.

(d) Pension Schemes. The Parent’s Israeli Affiliated Transferor shall obtain prior to the Distribution Date the Israel Tax Authority’s approval with respect to the transfer of the Israeli Employees’ pension arrangements (including any severance pay funds from the Parent’s Israeli Affiliated Transferor’s contributions within such pension arrangement, hereinafter, the “Funds” and the “Approval” respectively) to Spinco or another Spinco Company designated by Spinco as of the Distribution Date, all in accordance with the requirements of the Applicable Law and the Israel Tax Authority Circular # 6/2011.

(e) Transfer Notice. The Parent’s Israeli Affiliated Transferor and Spinco shall provide the Israeli Employees with a written notice, in a form mutually agreed upon, notifying them of their transfer to Spinco by way of continuous employment, as detailed in this Section, and each of the Israeli Employees will be required to confirm the receipt of such notice and to consent in writing to the transfer to Spinco as of the Distribution Date.

(f) For purposes of this Section 3.03, “Israeli Affiliated Transferor” means an Affiliated Transferor in Israel.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Indemnification by Spinco. Effective as of the Distribution Date, Spinco hereby indemnifies Parent and its Affiliates and their respective Representatives (together, in each case with their respective successors, the “Parent Indemnified Parties”) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related in any way to (a) any termination of employment of, employing of or the failure or refusal to employ, reinstate, reactivate or reemploy, any Spinco Business Employee on or after the Distribution Date, (b) in relation to any Spinco Business Employee, any modification of the pay, benefits, or other terms and conditions of employment of employment of such Spinco Business Employee on or after the Distribution Date (except in so far as such proposal relates to the cessation of participation in the UK DB Plans and replacement pension benefits consistent with Regulation 10 of the Transfer Regulations, Pensions Act 2004 and the Transfer of Employment (Pension Protection) Regulations 2005), and (c) any breach of any covenants or agreements of Spinco contained in this Agreement or with respect to the Assumed Liabilities related to this Agreement.

Section 4.02 Indemnification by Parent. Effective as of the Distribution Date, Parent hereby indemnifies Spinco and its Affiliates and their respective Representatives (together, in each case with their respective successors) against, and agrees to hold them harmless from, any and all Damages arising out of, resulting from or related in any way to, any breach of any covenants or agreements of Parent contained in this Agreement or with respect to the Excluded Liabilities related to this Agreement.

Section 4.03 Cooperation. The Parties agree to cooperate in good faith with each other, any employee representatives and any Governmental Authority to effectuate the terms and conditions provided for in this Agreement.

Section 4.04 Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Parent:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20817

Attention: Senior Vice President, General Counsel and Corporate Secretary

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

Harbor East

100 International Drive

Suite 2000

Baltimore, Maryland 21202

Attention: Glenn C. Campbell

Telecopy: (410) 659-2701

if to Spinco:

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, MD 20817

Attention: President

Telecopy: (301) 897-6013

if to RMT Parent:

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Vincent A. Maffeo, General Counsel

Telecopy: (571) 526-7955

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, DE 19801

Attention: Robert B. Pincus, Esq.

Telecopy: (302) 434-3090

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for that purpose by notice to the other Party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 4.04.

Section 4.05 Tax Matters. For the avoidance of doubt, the allocation of any Tax liability (including the satisfaction of any withholding Tax obligation) and any income Tax deductions, in each case, relating to (a) the issuance, exercise, vesting or settlement of any Compensatory Equity Interest (as defined in the Tax Matters Agreement), (b) the exercise, vesting or settlement of any 2016 Awards (as defined in the Tax Matters Agreement), or (c) the obligations and liabilities described in Section 2.02(g) after the Distribution Date shall be governed by the Tax Matters Agreement.

Section 4.06 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 4.07 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that Spinco may not assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of Parent. Any attempted assignment, delegation or transfer in violation of this Section 4.07 shall be null and void.

Section 4.08 Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections and Exhibits shall be deemed references to Articles and Sections of, and Exhibits to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or”. With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 4.09 Entire Agreement.

(a) This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof.

(b) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER PARENT NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF PARENT OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. SPINCO ACKNOWLEDGES THAT PARENT HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY PARENT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

Section 4.10 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 4.11 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party.

Section 4.12 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, Parent and Spinco agree to use commercially reasonable efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable, implement the purposes and intent of the prohibited or unenforceable provision.

Section 4.13 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 4.14 No Third Party Beneficiaries. No provision of this Agreement or any other provision in the Transaction Documents shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Parent or of any of its Affiliates in respect of continued employment (or resumption of employment) with Parent, RMT Parent, Spinco, or any of their Affiliates, and no provision of this Agreement shall create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or Benefit Arrangement, or any plan or arrangement which has been or may be established by Spinco, RMT Parent or any of their Affiliates. Subject to Applicable Law, unless otherwise provided in this Agreement, no provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate, either before or after Distribution Effective Time, any such Employee Plan or Benefit Arrangement of Parent or any of its Affiliates or any plan or arrangement which has been or may be established by Spinco, RMT Parent or any of their Affiliates, including the Spinco Mirror Plans.

Section 4.15 Disclaimer of Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.

Section 4.16 Dispute Resolution.

(a) Any dispute, controversy or claim arising from, connected to or related, in any manner, to this Agreement, including any breach, termination, expiration or invalidation of this Agreement, or in respect of any aspect of the Parties’ relationship arising from this Agreement, including their respective rights, duties and obligations to each other, whether fiduciary or otherwise, and whether based on contract, tort, statute or otherwise, (a “Dispute”) that is not, for any reason, resolved in writing amicably by the Parties within 30 days after the date of delivery of a request by a Party to the other Parties to the dispute for such amicable settlement, shall be resolved and decided by final and binding arbitration, pursuant to the Commercial Arbitration Rules (“Rules”) as administered by the American Arbitration Association (the “AAA”) in force as at the date of this Agreement, except as modified herein. In the event of any conflict between the Rules and any provisions of this Agreement, this Agreement shall govern.

(b) The legal seat of the arbitration shall be Wilmington, Delaware. Without prejudice to the legal seat of arbitration, and for the convenience of the parties, the arbitral hearings and other proceedings shall be held in Washington, D.C., or at such other location upon which the parties to the arbitration may agree in writing.

(c) The arbitration shall be conducted in the English language.

(d) The arbitral tribunal (“Arbitral Tribunal”) shall consist of three arbitrators. The claimant(s) and respondent(s), respectively, shall each appoint one arbitrator within 30 days of the date of delivery of the demand of arbitration, and the third arbitrator shall be appointed by the two Party-appointed arbitrators within 30 days of the date of appointment of the second arbitrator. Any arbitrator not timely appointed as provided herein shall be appointed by the AAA. For the avoidance of doubt, each of the claimant and the respondent in the arbitration shall be permitted to consult with its respective appointed arbitrator in connection with such arbitrators’ selection of the third arbitrator.

(e) The Arbitral Tribunal shall have the exclusive right to determine the arbitrability of any Disputes.

(f) The parties shall share equally the arbitration administrative fees, the panel member fees and costs, and any other costs associated with the arbitration. Each party shall bear its own costs and attorneys’ fees. The Arbitral Tribunal shall have no authority to award damages in excess of any limitations set forth in this Agreement.

(g) The Arbitral Tribunal shall be required to apply the substantive laws of the State of Delaware (without regard to the choice of law provisions thereof that would compel the laws of another jurisdiction) in ruling upon any Dispute.

(h) The Parties agree that the dispute resolution procedures specified in this Section 4.16 shall be the sole and exclusive procedures for the resolution of Disputes, including all documents made a part thereof; provided, however, that any Party may seek a preliminary injunction or other preliminary judicial relief in aid of arbitration before any court of competent jurisdiction if such action is necessary to avoid irreparable damage. Despite such action, the Parties shall continue to participate in good faith in the procedures specified in this Section 4.16.

(i) Any decision or award of the Arbitral Tribunal shall be reasoned and in writing, and shall be final and binding upon the parties to the arbitration proceeding. The Parties agree not to invoke or exercise any rights to appeal, review, vacate or impugn such decision or award by the Arbitral Tribunal, except as provided in the Federal Arbitration Act (including Chapters 2 and 3 thereof) or the New York Convention, as applicable. The Parties also agree that judgment upon the arbitral decision or award may be entered and enforced against the parties to the arbitration proceeding or their assets wherever they may be found (to whose jurisdiction the parties consent for the purpose of entering and enforcing judgment on the arbitral decision and award) as well as any other court having jurisdiction thereof.

(j) If any prevailing party is required to retain counsel to enforce the arbitral decision or award in a court of competent jurisdiction, the Party against whom the decision or award is made shall reimburse the prevailing party for all reasonable fees and expenses incurred and paid to said counsel for such service.

(k) The Parties agree and understand that, except as may be required by Applicable Law or any national or international stock exchange regulations applicable to a Party, or is required to protect or pursue a legal right, every aspect concerning the process of arbitration shall be treated with the utmost confidentiality and that the arbitration procedure itself shall be confidential.

(l) The Parties agree that notifications of any proceedings, reports, communications, orders, arbitral decisions, arbitral awards, arbitral award enforcement petitions, and any other document shall be sent as set forth in Section 4.04.

(m) The parties consent that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this Agreement or any other Transaction Document (other than the Merger Agreement or the Tax Matters Agreement) for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Agreement or such other Transaction Documents to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact, (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation, (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal, and (iv) consolidation would be more efficient that separate arbitral proceedings.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

ABACUS INNOVATIONS CORPORATION

By:	/s/ Stephen M. Piper
Name:	Stephen M. Piper
Title:	President

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone
Name:	Roger A. Krone
Title:	Chief Executive Officer

Annex E-1

EXECUTION VERSION

TAX MATTERS AGREEMENT

between

Lockheed Martin Corporation,

on behalf of itself

and the members

of the Lockheed Martin Group,

and

Abacus Innovations Corporation

on behalf of itself

and the members

of the Spinco Group

and

Leidos Holdings, Inc.

on behalf of itself

and the members

of the Leidos Group

Dated as of January 26, 2016

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of January 26, 2016 between Lockheed Martin Corporation (“LMC”), a Maryland corporation, on behalf of itself and the members of the Lockheed Martin Group, Abacus Innovations Corporation (“Spinco”), a Delaware corporation, on behalf of itself and the members of the Spinco Group, and Leidos Holdings, Inc. (“RMT Parent”), a Delaware corporation, on behalf of itself and the members of the Leidos Group.

WITNESSETH:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Spinco Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Internal Revenue Code of 1986, as amended (the “Code”)) with certain members of the Lockheed Martin Group;

WHEREAS, LMC and Spinco have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”) and a Merger Agreement, dated as of the date hereof (the “Merger Agreement”) pursuant to which the Internal Reorganization, the Spinco Transfer, the Distribution and the Merger and other related transactions will be consummated;

WHEREAS, the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution, the Distribution and the Merger are intended to qualify for the Tax-Free Status;

WHEREAS, LMC, RMT Parent and Spinco desire to set forth their agreement on the rights and obligations of LMC, Spinco, RMT Parent and the members of the Lockheed Martin Group, the Spinco Group, and Leidos Group respectively, with respect to (A) the administration and allocation of federal, state, local and foreign Taxes incurred in Taxable periods beginning prior to the Distribution Date, as defined below, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

SECTION 1. Definitions.

(a) As used in this Agreement:

“2016 Awards” shall mean any and all (i) restricted stock units granted by LMC on or after January 1, 2016, which restricted stock units shall be converted into RMT Parent restricted stock units in accordance with the Merger Agreement, (ii) cash-based long-term incentive performance awards granted by LMC on or after January 1, 2016 under LMC’s Long-Term Incentive Cash Plan and (iii) cash-based long-term incentive performance awards granted by LMC on or after January 1, 2016 under LMC’s Key Employee Engagement Plan.

“Active Trade or Business” shall have the meaning ascribed to the Spinco Business in the Separation Agreement.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person. For purposes of determining whether a Person is an Affiliate, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of securities, contract or otherwise. It is expressly agreed that, from and after the Distribution Date, no member of the Lockheed Martin Group shall be deemed to be an Affiliate of any member of the Spinco Group, and no member of the Spinco Group shall be deemed to be an Affiliate of any member of the Lockheed Martin Group.

“Agreement” shall have the meaning ascribed thereto in the preamble.

“Alternative Spinco Commitment Letter” shall have the meaning ascribed to it in the Merger Agreement.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) shall mean, with respect to any Person, any federal, state, county, municipal, local, multinational or foreign statute, treaty, law, common law, ordinance, rule, regulation, order, writ, injunction, judicial decision, decree, permit or other legally binding requirement of any Governmental Authority applicable to such Person or any of its respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer’s, director’s, employee’s, consultant’s or agent’s activities on behalf of such Person).

“Business” shall mean the LMC Business or the Spinco Business, as the case may be.

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“CAP” shall mean the IRS Compliance Assurance Process.

“Closing” shall have the meaning ascribed to it in the Separation Agreement.

“Closing of the Books Method” shall mean the apportionment of items between portions of a Taxable period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Taxable period, as if the Distribution Date were the last day of the Taxable period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Taxable period following the Distribution, as determined by LMC in its reasonable discretion, after consultation with RMT Parent; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable period.

“Code” shall have the meaning ascribed thereto in the recitals.

“Combined Group” shall mean any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the Lockheed Martin Group and at least one member of the Spinco Group.

“Combined Tax Return” shall mean a Tax Return filed in respect of federal, state, local or foreign income Taxes for a Combined Group, or any other affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) Tax Return of a Combined Group.

“Company” shall mean LMC, Spinco or RMT Parent (or the appropriate member of each of their respective Groups), as appropriate.

“Compensatory Equity Interests” shall mean any options, stock appreciation rights, restricted stock, stock units or other rights with respect to LMC stock that are granted on or prior to the Distribution Date by any member of the Lockheed Martin Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Distribution or any subsequent transaction).

“Disqualifying Action” shall mean a LMC Disqualifying Action or Spinco Disqualifying Action.

“Distribution” shall mean the distribution by LMC to its stockholders of all of the common stock of Spinco that is held by LMC pursuant to the Separation Agreement.

“Distribution Date” shall mean the date on which the Distribution occurs.

“Distribution Effective Time” shall have the meaning ascribed to it in the Separation Agreement.

“Distribution Taxes” shall mean any Taxes incurred solely as a result of the failure of the Tax-Free Status of the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution or the Distribution.

“Equity Interests” shall mean any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Escheat Payment” shall mean any payment required to be made to a Governmental Authority pursuant to an abandoned property, escheat or similar law.

“Federal Acquisition Regulation” shall mean Title 48, Chapter 1, of the United States Code of Federal Regulations.

“Final Determination” shall mean (i) with respect to federal income Taxes, (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906), (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any Taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved, or (C) the execution of a CAP Issue Resolution Agreement (or any similar or successor agreement); (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under Applicable Tax Law, is not subject to further appeal, review or modification through proceedings or otherwise; (iii) with respect to any Tax, any final disposition by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver, or mitigation thereof); or (iv) with respect to any Tax, the payment of such Tax by any member of the Lockheed Martin Group, any member of the Spinco Group or any member of the Leidos Group, whichever is responsible for payment of such Tax under Applicable Tax Law, with respect to any item disallowed or adjusted by a Taxing Authority; provided, in the case of this clause (iv), that the provisions of Section 15 hereof have been complied with, or, if such section is inapplicable, that the Company responsible under this Agreement for such Tax is notified by the Company paying such Tax that it has determined that no action should be taken to recoup such disallowed item, and the other Company agrees with such determination.

“Final Net Working Capital Amount” shall have the meaning ascribed to it in the Separation Agreement.

“Financing Agreement” shall have the meaning ascribed to it in the Merger Agreement.

“Government Contract” shall have the meaning ascribed to it in the Separation Agreement.

“Governmental Authority” shall mean any multinational, foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Group” shall mean the Spinco Group, the Lockheed Martin Group or the Leidos Group, as appropriate.

“Indemnified Party” shall mean the party which is entitled to seek indemnification from another party pursuant to the provisions of Section 12.

“Indemnifying Party” shall mean the party from which another party is entitled to seek indemnification pursuant to the provisions of Section 12.

“Internal Reorganization” shall mean the reorganization of certain businesses, assets and liabilities of the Lockheed Martin Group and the Spinco Group to be completed before the Distribution Effective Time, as described in the Separation Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Leidos Group” shall mean RMT Parent and each of its direct and indirect Subsidiaries immediately prior to the Merger and, after the Merger, the entities comprising the Spinco Group, including any predecessors or successors thereto (other than those entities comprising the Lockheed Martin Group). For the avoidance of doubt, any reference herein to the “members” of the Leidos Group shall include RMT Parent.

“LMC” shall have the meaning ascribed thereto in the preamble.

“LMC Business” shall mean the business conducted by LMC and its Affiliates, other than the Spinco Business.

“LMC Cash Distribution” shall have the meaning ascribed to Parent Cash Distribution in the Separation Agreement.

“LMC Disqualifying Action” shall mean (a) any action (or the failure to take any action) within its control by any member of the Lockheed Martin Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of LMC or any assets of any member of the Lockheed Martin Group that, or (c) any breach by any member of the Lockheed Martin Group of any representation, warranty or covenant made by them in this Agreement that, in each case would affect the Tax-Free Status; provided, however, the term “LMC Disqualifying Action” shall not include any action described in any Transaction Document, the Spinco Commitment Letter, the Financing Agreements or the Alternative Spinco Commitment Letter, or that is undertaken pursuant to the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution, or the Distribution or the Merger.

“LMC Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, a member of the Lockheed Martin Group that is not a Combined Tax Return.

“Lockheed Martin Group” shall mean LMC and each of its direct and indirect Subsidiaries immediately after the Distribution, including any predecessors or successors thereto (other than those entities comprising the Spinco Group or the Leidos Group). For the avoidance of doubt, any reference herein to the “members” of the Lockheed Martin Group shall include LMC.

“Merger” shall have the meaning ascribed thereto in the Merger Agreement.

“Merger Agreement” shall have the meaning ascribed thereto in the recitals.

“Merger Effective Time” shall have the meaning ascribed thereto in the Merger Agreement.

“Merger Sub” shall have the meaning ascribed to it in the Merger Agreement.

“Minority-Owned Subsidiaries” shall mean Kwajalein Range Services, LLC, Consolidated Nuclear Security, LLC and Mission Support Alliance, LLC.

“Person” shall have the meaning ascribed to it in Section 7701(a)(1) of the Code.

“Post-Distribution Period” shall mean any Taxable period (or portion thereof) beginning after the Distribution Date.

“Pre-Distribution Period” shall mean any Taxable period (or portion thereof) ending on or before the Distribution Date.

“RMT Parent” shall have the meaning ascribed thereto in the preamble.

“RMT Parent Capital Stock” shall mean any shares of common stock (including RMT Parent Common Stock), preferred stock, restricted stock, restricted stock units (including RMT Parent RSUs), stock appreciation rights (including RMT Parent Stock Options), stock-based performance units (including RMT Parent Performance Share Units), phantom units, capital stock equivalents or similar synthetic instruments or other capital stock or nominal interests in RMT Parent, including any stock, other securities or interests that could be treated as equity for purposes of Section 355 of the Code, or that would be treated as an option under Treasury regulations section 1.355-7(e).

“RMT Parent Common Stock” shall have the meaning ascribed to it in the Merger Agreement.

“RMT Parent Compensatory Equity Interests” shall mean any options, stock appreciation rights, restricted stock, stock units or other rights with respect to RMT Parent Stock that are granted on or prior to the Merger Effective Time by any member of the Leidos Group in connection with employee, independent contractor or director compensation or other employee benefits (including, for the avoidance of doubt, options, stock appreciation rights, restricted stock, restricted stock units, performance share units or other rights issued in respect of any of the foregoing by reason of the Merger or any subsequent transaction).

“RMT Parent Performance Share Units” shall have the meaning ascribed to it in the Merger Agreement.

“RMT Parent RSUs” shall have the meaning ascribed to it in the Merger Agreement.

“RMT Parent Stock Options” shall have the meaning ascribed to it in the Merger Agreement.

“Separation Agreement” shall have the meaning ascribed thereto in the recitals.

“Specified Spinco Pre-Closing Tax Matters” shall mean any (i) adjustment pursuant to Section 481 of the Code as a result of a change in accounting method, (ii) a closing agreement as described in Section 7121 of the Code executed on or prior to the Distribution, (iii) an installment sale or open transaction disposition made on or prior to the Distribution, (iv) a prepaid amount received on or prior to the Distribution, or (v) election under Section 108(i) of the Code, or (vi) corresponding or similar item under any provision of state, local or foreign Tax Law.

“Specified Tax Matters” shall mean the matters listed on Schedule A.

“Spinco” shall have the meaning ascribed thereto in the preamble.

“Spinco Business” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Commitment Letter” shall have the meaning ascribed to it in the Merger Agreement.

“Spinco Disqualifying Action” shall mean (a) any action (or the failure to take any action) within its control by any member of the Spinco Group (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that, (b) any event (or series of events) involving the capital stock of Spinco or any assets of any member of the Spinco Group that, or (c) any breach by any member of the Spinco Group of any representation, warranty or covenant made by them in this Agreement that, in each case would affect the Tax-Free Status; provided, however, the term “Spinco Disqualifying Action” shall not include any action described in any Transaction Document, the Spinco Commitment Letter, the Financing Agreements or the Alternative Spinco Commitment Letter, or that is undertaken pursuant to the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution, the Distribution or the Merger; provided further, that from and after the Merger Effective Time, the definition of “Spinco Disqualifying Action” shall be read as applying to RMT Parent in addition to Spinco, substituting “RMT Parent” in each place that “Spinco” appears for this purpose.

“Spinco Group” shall mean Spinco, each of its direct and indirect Subsidiaries and the Minority-Owned Subsidiaries immediately after the Distribution, including any predecessors or successors thereto (other than those entities comprising the Lockheed Martin Group). For the avoidance of doubt, any reference herein to the “members” of the Spinco Group shall include Spinco.

“Spinco SAG” shall mean a group made up of one or more chains of includible corporations connected through stock ownership if Spinco owns directly stock meeting the Stock Ownership Requirement in at least one other includible corporation, and stock meeting the Stock Ownership Requirement in each of the includible corporations (except Spinco) is owned directly by one or more of the other includible corporations.

“Spinco Separate Tax Return” shall mean any Tax Return that is required to be filed by, or with respect to, any member of the Spinco Group that is not a Combined Tax Return.

“Spinco Special Cash Payment” shall have the meaning ascribed to it in the Separation Agreement.

“Spinco Transfer” shall mean the contribution of the Transferred Assets, as defined in the Separation Agreement, by LMC to Spinco in consideration for the transfer of the common stock of Spinco, the transfer to LMC of the Spinco Special Cash Payment, as defined in the Separation Agreement, and the assumption of the Assumed Liabilities, as defined in the Separation Agreement, in each case, in accordance with the Separation Agreement.

“Stock Ownership Requirement” shall mean, with respect to a corporation, stock owned representing at least 80% of the total voting power and at least 80% of the total value of the stock of such corporation.

“Subsidiary” shall mean, with respect to any Person, any other Person of which the specified Person, either directly or through or together with any other of its Subsidiaries, owns more than 50% of the voting power in the election of directors or their equivalents, other than as affected by events of default.

“Tax” (and the correlative meaning, “Taxes,” “Taxing” and “Taxable”) shall mean (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, business, professional and occupational license, value-added, trade, goods and services, ad valorem, franchise, profits, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any Escheat Payment), together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability of any member of the Lockheed Martin Group, the Spinco Group or the Leidos Group for the payment of any amounts described in clause (i) as a result of any express or implied obligation to indemnify any other Person.

“Tax Attribute” shall mean a net operating loss, net capital loss, unused foreign tax credit, excess charitable contribution, unused general business credit, alternative minimum tax credit, or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” shall mean any refund of Taxes (or credit or offset in lieu thereof).

“Tax Counsel” shall mean Davis Polk & Wardwell LLP and Skadden, Arps, Slate, Meagher & Flom LLP.

“Tax-Free Status” shall mean the qualification of (i) the Spinco Transfer and the Distribution, taken together, as a reorganization described in Section 368(a)(1)(D) of the Code and of each of LMC and Spinco as a “party to the reorganization” within the meaning of Section 368(b) of the Code, (ii) the Distribution, as such, as a distribution of Spinco common stock to LMC’s stockholders pursuant to Section 355 of the Code, (iii) the Merger not causing Section 355(e) of the Code to apply to the Distribution, (iv) the LMC Cash Distribution as money distributed to LMC creditors or stockholders in connection with the reorganization for purposes of Section 361(b) of the Code, (v) the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and of each of RMT Parent, Merger Sub and Spinco as a “party to the reorganization” within the meaning of Section 368(b) of the Code, and (vi) the transactions described on Schedule B as being free from Tax to the extent set forth therein. Such term does not include, in the case of the Lockheed Martin Group or the Spinco Group, any intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated under Section 1502 of the Code.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item that increases or decreases Taxes paid or payable.

“Tax Proceeding” shall mean any Tax audit, dispute, examination, contest, litigation, arbitration, action, suits, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual).

“Tax-Related Losses” shall mean, with respect to any Taxes imposed pursuant to any settlement, determination, judgment or otherwise: (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes and (ii) all damages, costs, and expenses associated with stockholder litigation or controversies and any amount paid by any member of the Lockheed Martin Group, any member of the Spinco Group or any member of the Leidos Group in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Tax-Free Status of the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution or the Distribution.

“Tax Representation Letters” shall have the meaning ascribed thereto in the Merger Agreement.

“Tax Return” shall mean any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or statement or other document or written information filed or required to be filed with any Taxing Authority, including any amendment thereof (solely for purposes of Section 4), appendix, schedule or attachment thereto.

“Taxing Authority” shall mean any Governmental Authority (domestic or foreign), including, without limitation, any state, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transaction Documents” shall have the meaning ascribed to it in the Separation Agreement.

“Transfer Taxes” shall mean all U.S. federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the Lockheed Martin Group, any member of the Spinco Group or any member of the Leidos Group in connection with the Internal Reorganization, the Spinco Transfer or the Distribution.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceleration Tax Benefit	Section 8(d)
Agreed Tax Representation Letter	Section 3(c)
CAP Proceeding	Section 15(b)
Due Date	Section 13(a)
Final Allocation	Section 6(b)
Final Internal Reorganization Plan	Section 3(b)
Internal Reorganization Plan	Section 3(b)
Internal Tax-Free Transactions	Schedule B
LMC Tax Proceeding	Section 15(b)
Past Practices	Section 5(f)(i)
Proposed Allocation	Section 6(b)
Section 336(e) Election	Section 11
Spinco 951(a) Taxes	Section 4(b)(i)
Similar Matter	Section 14(d)
Tax Arbiter	Section 23
Tax Benefit Recipient	Section 9(c)
USG	Section 14(d)(iii)

(c) All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

SECTION 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Lockheed Martin Group, on the one hand, and any member of the Spinco Group, on the other hand, if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, no member of the Spinco Group or the Lockheed Martin Group shall have any further rights or liabilities thereunder, and, except for Section 3.05 of the Transition Services Agreement—Parent to Spinco, Section 3.05 of the Transition Services Agreement—Spinco to Parent, Section 24(e) of the Standard Terms and Conditions (as defined in the Shared Contracts Agreement – Shared Contracts (Spinco Companies), the Shared Contracts Agreement – Shared Contracts (Parent Companies), the Supply Agreement (Parent to Spinco) and the Supply Agreement (Spinco to Parent)) and Section 3.02 of the

Employee Matters Agreement, this Agreement shall be the sole Tax sharing agreement between the members of the Spinco Group or the Leidos Group, on the one hand, and the members of the Lockheed Martin Group, on the other hand.

SECTION 3. Certain Pre-Closing Matters.

(a) From the date hereof until the Distribution Effective Time, RMT Parent shall cooperate in good faith with any reasonable request by LMC, at LMC’s sole cost and expense, to obtain a private letter ruling, closing agreement or similar determination with respect to the U.S. federal income tax consequences of the Internal Reorganization.

(b) From the date hereof until the delivery of the Final Internal Reorganization Plan, LMC shall keep RMT Parent reasonably apprised, no less often than every two (2) weeks, as to the manner by which it expects to implement the Internal Reorganization (the “Internal Reorganization Plan”) and LMC’s proposed Tax treatment thereof, and shall consider (in its sole discretion) any comments provided by RMT Parent in connection therewith, it being understood that (i) subject to the following sentence, LMC shall have the right to amend, modify or supplement the Internal Reorganization Plan at any time and from time to time prior to the Distribution Effective Time and (ii) LMC shall have the sole and absolute discretion as to all, and shall have no obligations to RMT Parent with respect to any, aspects of the ultimate implementation of Internal Reorganization. No later than fifteen (15) Business Days prior to the Distribution Effective Time, LMC shall provide RMT Parent with its final Internal Reorganization Plan (the “Final Internal Reorganization Plan”), including LMC’s proposed Tax treatment thereof, and the transactions set forth in the Final Internal Reorganization Plan shall constitute the Internal Reorganization for purposes of the Transaction Documents.

(c) No later than fifteen (15) Business Days prior to (i) the filing of the LMC Separation Tax Opinion (as defined in the Merger Agreement) with the SEC in connection with the filing of the Registration Statements (as defined in the Merger Agreement) and (ii) the Distribution Effective Time, LMC shall deliver to RMT Parent a copy of the Tax Representation Letters in support of the LMC Separation Tax Opinion and shall consider in good faith any reasonable comments provided by RMT Parent with respect to representations and covenants of the Spinco Group therein applicable after the Merger (any Tax Representation Letter reflecting all such reasonably requested RMT Parent comments, if any, an “Agreed Tax Representation Letter”).

SECTION 4. Allocation of Taxes.

(a) General Allocation Principles. Except as provided in Section 4(c), all Taxes shall be allocated as follows:

(i) Allocation of Taxes for Combined Tax Returns. LMC shall be allocated all Taxes reported, or required to be reported, on any Combined Tax Return that any member of the Lockheed Martin Group files or is required to file under the Code or other Applicable Tax Law; provided, however, that to the extent any such Combined Tax Return includes any Tax Item attributable to any member of the Spinco Group or the Spinco Business for any Post-Distribution Period, Spinco shall be allocated all Taxes attributable to such Tax Items, computed in a manner reasonably agreed by LMC and RMT Parent.

(ii) Allocation of Taxes for Separate Tax Returns.

(A) LMC shall be allocated all Taxes reported, or required to be reported, on (x) a LMC Separate Tax Return, (y) a Spinco Separate Tax Return with respect to a Pre-Distribution Period or (z) a Spinco Separate Tax Return or a Tax Return of a member of the Leidos Group to the extent attributable to, resulting from, or arising in connection with a Specified Spinco Pre-Closing Tax Matter.

(B) Spinco shall be allocated all Taxes reported, or required to be reported, on a Spinco Separate Tax Return with respect to a Post-Distribution Period, other than Taxes attributable to, resulting from, or arising in connection with a Specified Spinco Pre-Closing Tax Matter.

(iii) Taxes Not Reported on Tax Returns.

(A) LMC shall be allocated any Tax attributable to any member of the Lockheed Martin Group or the LMC Business that is not required to be reported on a Tax Return.

(B) Any Tax attributable to any member of the Spinco Group or the Spinco Business that is not required to be reported on a Tax Return shall be allocated to (x) LMC, if with respect to a Pre-Distribution Period, and (y) Spinco, if with respect to a Post-Distribution Period.

(b) Allocation Conventions

(i) All Taxes allocated pursuant to Section 4(a) shall be allocated in accordance with the Closing of the Books Method; provided, however, that if Applicable Tax Law does not permit a Spinco Group member to close its Taxable year on the Distribution Date, the Tax attributable to the operations of the members of the Spinco Group for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method; provided further, that any and all Taxes reported, or required to be reported, on a Spinco Separate Tax Return, or a Tax Return of a member of the Leidos Group to the extent attributable to a member of the Spinco Group, under Section 951(a) of the Code (“Spinco 951(a) Taxes”) that, in either case, are attributable to items for a Pre-Distribution Period (determined as though the Taxable year of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to items ended on the Distribution Date) shall be allocated to LMC, and that any Spinco 951(a) Taxes that, in either case, are attributable to items for a Post-Distribution Period (determined as though the Taxable year of each controlled foreign corporation (within the meaning of Section 957 of the Code) giving rise to items ended on the Distribution Date) shall be allocated to Spinco;

(ii) Any Tax Item of Spinco, RMT Parent, or any member of their respective Groups arising from a transaction engaged in outside the ordinary course of business on the Distribution Date after the Distribution Effective Time shall be properly allocable to Spinco and any such transaction by or with respect to Spinco, RMT Parent, or any member of their respective Groups occurring after the Distribution Effective Time (including the Merger) shall be treated for all Tax purposes (to the extent permitted by Applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulations Section 1.1502-76(b); provided that the foregoing shall not include any action that is undertaken pursuant to the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution or the Distribution.

(c) Special Allocation Rules. Notwithstanding any other provision in this Section 4, the following Taxes shall be allocated as follows:

(i) Transfer Taxes. Transfer Taxes (other than those attributable to the Internal Reorganization and the Spinco Transfer) shall be allocated 50% to LMC and 50% to Spinco. Any Transfer Taxes attributable to the Internal Reorganization or the Spinco Transfer shall be allocated solely to LMC.

(ii) Taxes Relating to Compensatory Equity Interests. Any Tax liability (including, for the avoidance of doubt, the satisfaction of any withholding Tax obligation) relating to the issuance, exercise, vesting or settlement of any Compensatory Equity Interest shall be allocated in a manner consistent with Section 8.

(iii) Distribution Taxes and Tax-Related Losses.

(A) Any liability for Distribution Taxes and Tax-Related Losses resulting from a Spinco Disqualifying Action shall be allocated in a manner consistent with Section 12(a)(ii).

(B) Any liability for Distribution Taxes and Tax-Related Losses not described in Section 4(c)(iii)(A) shall be allocated in a manner consistent with Section 12(b)(ii).

(iv) Taxes Allowable and Recoverable Pursuant to the Federal Acquisition Regulation. Except with respect to any Specified Tax Matter, Spinco shall be allocated any Taxes that are both allowable and recoverable (using commercially reasonable efforts) by any member of the Spinco Group from a Governmental Authority pursuant to the applicable provisions of the Federal Acquisition Regulation and the terms and conditions of any Government Contract of Spinco.

(v) Certain Other Taxes. LMC shall be allocated any Tax liability of a member of the Spinco Group that is a Specified Tax Matter attributable to operations in a Pre-Distribution Period, it being understood that, notwithstanding any other provision in this Agreement, Spinco shall pay to LMC any amount actually recovered from a Governmental Authority (net of Taxes with respect to thereto) pursuant to the terms and conditions of any Government Contract with respect to such Tax liability.

SECTION 5. Preparation and Filing of Tax Returns.

(a) Lockheed Martin Group Combined Tax Returns.

(i) LMC shall prepare and file, or cause to be prepared and filed, Combined Tax Returns for which a member of the Lockheed Martin Group is required or, subject to Section 5(f)(iv), permitted, to file a Combined

Tax Return. Each member of any such Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise requested by LMC in connection with the filing of such Combined Tax Returns.

(ii) The parties and their respective Affiliates shall elect to close the Taxable year of each Spinco Group member on the Distribution Date, to the extent permitted by Applicable Tax Law.

(b) Spinco Separate Tax Returns.

(i) Tax Returns to be Prepared by LMC. LMC shall prepare (or cause to be prepared) and, to the extent permitted by Applicable Law, file (or cause to be filed) all Spinco Separate Tax Returns that relate solely to any Pre-Distribution Period for which LMC is, under Applicable Law, solely liable for any Taxes; provided, however, that with respect to any such Tax Return that is prepared by LMC but required to be filed by a member of the Leidos Group under Applicable Law, LMC shall provide such Tax Returns to RMT Parent prior to the due date for filing such Tax Returns (taking into account any applicable extension periods) with the amount of any Taxes shown as due thereon, and RMT Parent shall execute and file (or cause to be executed and filed) the Tax Returns.

(ii) Tax Returns to be Prepared by RMT Parent. RMT Parent shall prepare and file (or cause to be prepared and filed) all Spinco Separate Tax Returns that are not described in Section 5(b)(i).

(c) Provision of Information; Timing. Spinco and RMT Parent shall maintain all necessary information for LMC (or any of its Affiliates) to file any Tax Return that LMC is required or permitted to file under this Section 5, and shall provide LMC with all such necessary information in accordance with the Lockheed Martin Group’s past practice. LMC shall maintain all necessary information for RMT Parent (or any of its Affiliates) to file any Tax Return that RMT Parent is required or permitted to file under this Section 5, and shall provide RMT Parent with all such necessary information in accordance with the Spinco Group’s past practice.

(d) Review of Spinco Separate Tax Returns. The party that is required to prepare a Spinco Separate Tax Return (other than a Spinco Separate Tax Return that relates solely to a Post-Distribution Period) that is required to be filed after the Distribution Date shall submit a draft of such Tax Return to the non-preparing party at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). The non-preparing party shall have the right to review such Tax Return, and to submit to the preparing party any reasonable changes to such Tax Return no later than twenty-five (25) days prior to the due date for the filing of such Tax Return. The parties agree to consult and to attempt to resolve in good faith any issues arising as a result of the review of any such Tax Return.

(e) Review of Combined Tax Returns with Spinco Separate Tax Liability. LMC shall submit to RMT Parent a draft of the portions of any Combined Tax Returns (including pro formas) that relate solely to any member of the Spinco Group and that reflect a Tax liability allocated to Spinco pursuant to Section 4(a)(i) at least forty-five (45) days prior to the due date for the filing of such Tax Return (taking into account any applicable extensions). RMT Parent shall have the right to review such portions, and to submit to LMC any reasonable changes to such portions no later than twenty-five (25) days prior to the due date for the filing of such Tax Return. LMC agrees to consider in good faith any such changes submitted by RMT Parent.

(f) Special Rules Relating to the Preparation of Tax Returns.

(i) General Rule. Except as provided in this Section 5(f)(i), LMC shall prepare (or caused to be prepared) any Tax Return for which it is responsible under this Section 5 in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the Lockheed Martin Group and the members of the Spinco Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by LMC. With respect to any Tax Return that RMT Parent has the obligation and right to prepare, or cause to be prepared, under this Section 5, such Tax Return shall be prepared in accordance with Past Practices used by the members of the Lockheed Martin Group and the members of the Spinco Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, in accordance with reasonable Tax accounting practices selected by RMT Parent.

(ii) Consistency with Tax-Free Status.

(A) The parties shall report the Internal Reorganization in the manner determined by LMC; provided that LMC communicates its treatment of the Internal Reorganization to RMT Parent no fewer than thirty (30) days prior to the due date (taking into account any applicable extensions) for filing an applicable Tax Return that reflects the Internal Reorganization and such treatment is supported by substantial authority (within the meaning of Section 6662 of the Code) as determined by RMT Parent in its reasonable discretion, in each case, unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(B) The parties shall report the Spinco Transfer, the LMC Cash Distribution, the Distribution and the Merger for all Tax purposes in a manner consistent with the Agreed Tax Representation Letters unless, and then only to the extent, an alternative position is required pursuant to a Final Determination.

(iii) Spinco Separate Tax Returns. With respect to any Spinco Separate Tax Return for which RMT Parent is responsible pursuant to this Agreement, RMT Parent and the other members of the Leidos Group shall include such Tax Items in such Spinco Separate Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which LMC is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(iv) Election to File Combined Tax Returns. LMC shall have the sole discretion of filing any Combined Tax Return if the filing of such Tax Return is elective under Applicable Tax Law, except where such an election would be binding on RMT Parent for a Taxable period beginning on or after the Distribution.

(v) Preparation of Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes shall prepare and file (or cause to be prepared and filed) such Tax Returns. If required by Applicable Tax Law, LMC, Spinco and RMT Parent shall, and shall cause their respective Affiliates to, cooperate in preparing and filing, and join in the execution of, any such Tax Returns.

(g) Payment of Taxes. LMC shall pay (or cause to be paid) to the proper Taxing Authority (or to RMT Parent with respect to any Spinco Separate Tax Return prepared by LMC but required to be filed by a member of the Leidos Group under Applicable Tax Law) the Tax shown as due on any Tax Return for which a member of the Lockheed Martin Group is responsible under this Section 5, and RMT Parent shall pay (or cause to be paid) to the proper Taxing Authority the Tax shown as due on any Tax Return for which a member of the Leidos Group is responsible under this Section 5. If any member of the Lockheed Martin Group is required to make a payment to a Taxing Authority for Taxes allocated to Spinco under Section 4, RMT Parent shall pay the amount of such Taxes to LMC in accordance with Section 12 and Section 13. If any member of the Leidos Group is required to make a payment to a Taxing Authority for Taxes allocated to LMC under Section 4, LMC shall pay the amount of such Taxes to RMT Parent in accordance with Section 12 and Section 13.

SECTION 6. Apportionment of Earnings and Profits and Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the Lockheed Martin Group and the members of the Spinco Group in accordance with the Code, Treasury Regulations, and any other Applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the legal entity that created such Tax Attributes.

(b) On or before the first anniversary of the Distribution Date, LMC shall deliver to RMT Parent its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the Spinco Group under Applicable Tax Law and this Agreement (“Proposed Allocation”). RMT Parent shall have sixty (60) days to review the Proposed Allocation and provide LMC any comments with respect thereto. If RMT Parent either provides no comments or provides comments to which LMC agrees in writing, such resulting determination will become final (“Final Allocation”). If RMT Parent provides comments to the Proposed Allocation and LMC does not agree, the Final Allocation will be determined in accordance with Section 23. All members of the Lockheed Martin Group and Leidos Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, LMC shall promptly notify RMT Parent in writing of such adjustment. For the avoidance of doubt, LMC shall not be liable to any member of the Leidos Group for any failure of any determination under this Section 6(b) to be accurate under Applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or as a result of a Tax Proceeding, such reduction or increase shall be allocated to the Company to which such Tax Attribute was allocated pursuant to this Section 6, as agreed by the parties.

SECTION 7. Utilization of Tax Attributes.

(a) Amended Returns. Any amended Tax Return or claim for a refund with respect to any member of the Spinco Group may be made only by the party responsible for preparing the original Tax Return with respect to such member of the Spinco Group pursuant to Section 5. Such party shall not file or cause to be filed any such amended Tax Return or claim for a refund without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed, if such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of such other party (or any Affiliate of such other party) for any Taxable period.

(b) Carryback of Tax Attributes.

(i) To the extent permitted by Applicable Tax Law, RMT Parent shall cause the Spinco Group to elect to forego carrybacks of any Tax Attributes of the Spinco Group to a Pre-Distribution Period.

(ii) If RMT Parent is unable to forego carrybacks of any Tax Attributes of the Spinco Group to a Pre-Distribution Period, the Lockheed Martin Group shall, at the request of RMT Parent and at RMT Parent’s sole expense, file any amended Tax Returns reflecting such carryback (unless such filing, assuming it is accepted, could reasonably be expected to change the Tax liability of LMC or any of its Affiliates for any Taxable period). If the Lockheed Martin Group (or any member thereof) receives (or realizes) a refund as a result of such a carryback, LMC shall remit the amount of such refund to RMT Parent in accordance with Section 9(c).

(c) Carryforwards to Separate Tax Returns. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6, and is carried forward to a Spinco Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the Leidos Group. If a portion or all of any Tax Attribute is allocated to a member of a Combined Group pursuant to Section 6, and is carried forward to a LMC Separate Tax Return, any Tax Benefits arising from such carryforward shall be retained by the Lockheed Martin Group.

SECTION 8. Deductions and Reporting for Certain Awards.

(a) Deductions. Solely the member of the Group for which the relevant individual is currently employed or, if such individual is not currently employed by a member of the Group, was most recently employed at the time of the issuance, vesting, exercise, disqualifying disposition, payment, settlement or other relevant Taxable event, as appropriate, in respect of the Compensatory Equity Interests shall be entitled to claim, in a Post-Distribution Period, any income Tax deduction on its Tax Return in respect of such equity awards and other incentive compensation on its respective Tax Return associated with such event.

(b) If, notwithstanding clause (a), the Spinco Group or the Leidos Group actually utilizes any deductions for a Taxable period ending after the Distribution Date with respect to (i) the issuance, exercise, vesting or settlement after the Distribution Date of any Compensatory Equity Interests (other than the 2016 Awards), (ii) any liability which is (A) included as a liability in the calculation of the Final Net Working Capital Amount (excluding, for the avoidance of doubt, reserves), or (B) with respect to compensation, required to be paid or satisfied by, or is otherwise allocated to, any member of the Lockheed Martin Group in accordance with any Transaction Document, RMT Parent shall remit an amount equal to the overall net reduction in actual cash Taxes paid (determined on a “with and without” basis) by the Spinco Group or the Leidos Group, as applicable, resulting from the event giving rise to such deduction (and any income in respect of such event, subject to Section 13(b)) in the year of such event. If a Taxing Authority subsequently reduces or disallows the use by the Spinco Group or the Leidos Group, as applicable, of such a deduction, LMC shall return an amount equal to the overall net increase in Tax liability of the Spinco Group or the Leidos Group, as applicable, owing to the Taxing Authority to the remitting party.

(c) Withholding and Reporting. For any Taxable period (or portion thereof), except as LMC may at any time determine in its reasonable discretion, LMC shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the issuance, exercise, vesting or settlement of such Compensatory Equity Interests that settle with or with respect to stock of LMC. Notwithstanding the foregoing, for any Taxable period (or portion thereof), RMT Parent shall satisfy, or shall cause to be satisfied, all applicable withholding and reporting responsibilities (including all income, payroll, or other Tax reporting related to income to any current or former employees) with respect to the exercise, vesting or settlement of the 2016 Awards. LMC, Spinco and RMT Parent acknowledge and agree that the parties shall cooperate with each other and with third-party providers to effectuate withholding and remittance of Taxes, as well as required Tax reporting, in a timely manner.

SECTION 9. Tax Benefits.

(a) LMC Tax Benefits. LMC shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the Lockheed Martin Group or any member of the Leidos Group, other than any Tax Benefits (or any amounts in respect of Tax Benefits) to which Spinco or RMT Parent is entitled pursuant to Section 9(b). Neither Spinco nor RMT Parent shall be entitled to any Tax Benefits received by any member of the Lockheed Martin Group or the Leidos Group, except as set forth in Section 9(b).

(b) Spinco and RMT Parent Tax Benefits. Spinco or RMT Parent, as the case may be, shall be entitled to any Tax Benefits (including, in the case of any refund received, any interest thereon actually received) received by any member of the Lockheed Martin Group or any member of the Leidos Group after the Distribution Date with respect to any Tax allocated to a member of the Spinco Group under this Agreement (including, for the avoidance of doubt, any amounts allocated to Spinco pursuant to Section 4(c)(iii)). RMT Parent shall also be entitled to any Tax Benefits taken into account as an asset in the calculation of the Final Net Working Capital Amount.

(c) A Company receiving (or realizing) a Tax Benefit to which another Company is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the due date for payment of any Tax reduced thereby); provided, however, that the other Company, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Company (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed.

(d) To the extent the transfer of Spinco business activities prior to the Closing accelerates income or otherwise results in the recognition of gain to a LMC foreign subsidiary under any program, contract, or other item that otherwise would have been earned in the future by Spinco and its Affiliates, and such acceleration of income or gain is subjected to foreign Tax and that foreign Tax liability creates Tax basis or other offset in the programs, contracts or other items transferred that results in an overall net reduction of the actual foreign cash Tax paid by Spinco and its Affiliates after the Closing on income when it is earned in the future with respect to such program (determined on a “with and without” basis), contract or other item (the “Acceleration Tax Benefit”), RMT Parent shall for any year in which there is an Acceleration Tax Benefit, pay LMC an amount equal to the Acceleration Tax Benefit at the time of the filing of any Tax Return that reflects the Acceleration Tax Benefit; provided that any obligation to pay any Acceleration Tax Benefit shall (i) cease thirty-six (36) months after the Closing and (ii) not exceed $3 million; provided further that, for the avoidance of doubt, no other provision in this Agreement shall be construed to require any member of the Spinco Group or the Leidos Group to make a payment to LMC in respect of the recovery of basis by amortization or depreciation.

SECTION 10. Certain Representations and Covenants.

(a) Representations.

(i) Each of Spinco and RMT Parent and each other member of their respective Groups represents that as of the date hereof, and covenants that as of the Distribution Date, except as described in the Transaction Documents, the Spinco Commitment Letter, the Financing Agreements or the Alternative Spinco Commitment Letter, there is no plan or intention:

(A) to liquidate Spinco or to merge or consolidate any member of the Spinco Group with any other Person subsequent to the Distribution, in each case, except as provided for under the Merger Agreement;

(B) to sell or otherwise dispose of any material asset of any member of the Spinco Group to a Person other than a member of the Spinco SAG subsequent to the Distribution, except (w) dispositions in the ordinary course of business, (x) any cash paid to acquire assets in arm’s length transactions, (y) transactions that are disregarded for U.S. federal Tax purposes, and (z) mandatory or optional repayment or prepayment of indebtedness;

(C) to take or fail to take any action in a manner that is inconsistent with the written information and representations furnished by Spinco or RMT Parent to Tax Counsel in connection with the Agreed Tax Representation Letters;

(D) to repurchase stock of RMT Parent other than in a manner that satisfies the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) and consistent with any representations made to Tax Counsel in connection with the Agreed Tax Representation Letters;

(E) to take or fail to take any action in a manner that management of Spinco or RMT Parent knows is reasonably likely to contravene any agreement with a Taxing Authority to which any member of the Spinco Group is a party that is entered into prior to (x) the date hereof or (y) to the extent provided to RMT Parent for review and comment and reflecting all such reasonably requested comments, the Distribution Date; or

(F) to enter into any negotiations, agreements, or arrangements with respect to transactions or events (including stock issuances, pursuant to the exercise of options or otherwise, option grants, the adoption of, or authorization of shares under, a stock option plan, capital contributions, or acquisitions, but not including the Distribution) that could reasonably be expected to cause the Distribution to be treated as part of a plan (within the meaning of Section 355(e) of the Code) pursuant to which one or more Persons acquire directly or indirectly Spinco stock representing a 50% or greater interest within the meaning of Section 355(d)(4) of the Code.

(ii) Each member of the Leidos Group represents that:

(A) as of the date hereof, the only outstanding RMT Parent Capital Stock is (w) the RMT Parent Common Stock described in Section 5.03(a)(i) of the Merger Agreement, (x) the RMT Parent Stock Options described in Section 5.03(a)(ii)(A) of the Merger Agreement, (y) the RMT Parent RSUs described in Section 5.03(a)(ii)(B) of the Merger Agreement, and (z) the RMT Parent Performance Share Units described in Section 5.03(a)(ii)(C) of the Merger Agreement, in each case, in number equal to the number of shares of RMT Parent Common Stock set forth in the relevant Section of the Merger Agreement;

(B) from the date hereof to the Merger Effective Time, (x) no more than 2,760,000 shares of RMT Parent Common Stock will be issued in respect of the settlement of the RMT Parent RSUs and RMT Parent Performance Share Units and the exercise of the RMT Parent Stock Options, and (y) no other RMT Parent Capital Stock will be issued, other than RMT Parent Compensatory Equity Interests described in paragraph (C) of this Section 10(a)(ii); and

(C) all RMT Parent Capital Stock issued pursuant to the RMT Parent Compensatory Equity Interests will satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) of Treasury Regulations Section 1.355-7(d).

(b) Covenants

(i) None of LMC, Spinco, or RMT Parent shall, nor shall LMC, Spinco or RMT Parent permit any member of their respective Groups to, take or fail to take, as applicable, any action that constitutes a Disqualifying Action described in the definitions of LMC Disqualifying Action and Spinco Disqualifying Action, as applicable.

(ii) Each of Spinco and RMT Parent will not, and will not permit any other member of their respective Groups to, take or fail to take any action in a manner that is inconsistent with the information and representations furnished by Spinco or RMT Parent to Tax Counsel in connection with the Agreed Tax Representation Letters;

(iii) Each of Spinco, RMT Parent and each other member of their respective Groups covenants to LMC that, without the prior written consent of LMC, during the two-year period following the Distribution Date, except as described in the Transaction Documents, the Spinco Commitment Letter, the Financing Agreements or the Alternative Spinco Commitment Letter:

(A) Spinco will (w) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (x) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (y) cause each other member of the Spinco Group whose Active Trade or Business is relied upon for purposes of qualifying the Distribution for the Tax-Free Status to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other Applicable Tax Law, and (z) not engage in any transaction or permit any other member of the Spinco Group to engage in any transaction that would result in a member of the Spinco Group described in clause (z) hereof ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) of the Code or such other Applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of each of clauses (w) through (z) hereof;

(B) neither Spinco nor RMT Parent will repurchase stock of RMT Parent in a manner contrary to the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48) or inconsistent with any representations made by Spinco to Tax Counsel in connection with the Agreed Tax Representation Letters;

(C) neither RMT Parent nor Spinco will, or will agree to, merge, consolidate or amalgamate with any other Person (except as provided for under the Merger Agreement), unless, in the case of a merger or consolidation, RMT Parent or Spinco is the survivor of the merger, consolidation or amalgamation;

(D) no member of the Leidos Group will, or will agree to, sell or otherwise issue to any Person except as provided for under the Merger Agreement, any Equity Interests of RMT Parent or of any member of the Spinco Group; provided, however, that Spinco and RMT Parent may issue such Equity Interests to the extent such issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d);

(E) no member of the Leidos Group will, or will permit any of their respective Affiliates to, enter or agree to enter into any transaction or series of transactions, whether such transaction is supported by RMT Parent management or stockholders, is a hostile acquisition, or otherwise, as a result of which one or more persons would directly or indirectly acquire, within the meaning of Section 355(e), a number of shares of RMT Parent and/or Spinco capital stock that would, when combined with any other direct or indirect acquisitions of Spinco capital stock pertinent for purposes of Section 355(e) of the Code (including the Merger), reasonably be expected to result in Distribution Taxes; provided, that, notwithstanding the foregoing, Spinco and/or RMT Parent shall be permitted to (x) adopt, or issue stock pursuant to, a stockholder rights plan or (y) issue securities that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d); provided further, that any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in the restrictions in this clause (viii) and the interpretation thereof; and

(F) no member of the Leidos Group will amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of the Equity Interests of Spinco or RMT Parent (including, without limitation, through the conversion of one class of Equity Interests of Spinco or RMT Parent into another class of Equity Interests of Spinco or RMT Parent).

(iv) Each of Spinco and RMT Parent will not, and will not permit their respective Groups to, for the one-year period following the Distribution Date, undertake any transaction that is not in the ordinary course of business and that would result in any member of the Lockheed Martin Group reporting incremental income under Section 951 of the Code.

(v) Except as described in the Transaction Documents, the Spinco Commitment Letter, the Financing Agreements or the Alternative Spinco Commitment Letter, LMC will not, and will not permit any member of its Group to, from date hereof until the Distribution Date, undertake any transaction that is not in the ordinary course of business and that would result in any member of the Spinco Group or Leidos Group reporting incremental income under Section 951 of the Code.

(c) Spinco Covenants Exceptions. Notwithstanding the provisions of Section 10(b), Spinco, RMT Parent and the other members of their respective Groups may:

(i) pay cash to acquire assets in arm’s length transactions, engage in transactions that are disregarded for U.S. federal Tax purposes, and make mandatory or optional repayments or prepayments of indebtedness;

(ii) dispose of assets (other than those described in Section 10(c)(i)) that could otherwise be subject to Section 10(b)(i),(ii) or (iii) if the aggregate fair value of all such assets does not exceed $500 million; or

(iii) in the case of any other action that would reasonably be expected to be inconsistent with the covenants contained in Section 10(b), if either: (A) Spinco or RMT Parent notifies LMC of its proposal to take such action and RMT Parent and LMC obtain a ruling from the IRS to the effect that such actions will not affect the Tax-Free Status, provided that RMT Parent agrees in writing to bear any expenses associated with obtaining such a ruling and, provided further, that the Leidos Group shall not be relieved of any liability under Section 12(a) of this Agreement by reason of seeking or having obtained such a ruling; or (B) Spinco or RMT Parent notifies LMC of its proposal to take such action and obtains an unqualified opinion of counsel (x) from a Tax advisor recognized as an expert in federal income Tax matters and reasonably acceptable to LMC, (y) on which LMC may rely and (z) to the effect that such action will not affect the Tax-Free Status (assuming that the Internal Reorganization, the Spinco Transfer, the LMC Cash Distribution, the Distribution and the Merger otherwise qualify for the Tax-Free Status), provided further, that the Leidos Group shall not be relieved of any liability under Section 12(a) of this Agreement by reason of having obtained such an opinion.

SECTION 11. Protective Section 336(e) Elections. Pursuant to Treasury Regulations Sections 1.336-2(h)(1)(i) and 1.336-2(j), LMC, RMT Parent and Spinco agree that LMC shall make a timely protective election under Section 336(e) of the Code and the Treasury Regulations issued thereunder for each member of the Spinco Group that is a domestic corporation for U.S. federal income Tax purposes with respect to the Distribution (a “Section 336(e) Election”). It is intended that a Section 336(e) Election will have no effect unless the Distribution is a “qualified stock disposition,” as defined in Treasury Regulations Section 1.336(e)-1(b)(6), by reason of the application of Treasury Regulations Section 1.336-1(b)(5)(i)(B) or Treasury Regulations Section 1.336-1(b)(5)(ii).

SECTION 12. Indemnities.

(a) RMT Parent Indemnity to LMC. RMT Parent and each other member of the Leidos Group shall jointly and severally indemnify LMC and the other members of the Lockheed Martin Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to Spinco pursuant to Section 4;

(ii) any Distribution Taxes and Tax-Related Losses attributable to a Spinco Disqualifying Action (including, for the avoidance of doubt, any Taxes and Tax-Related Losses resulting from any action for which the conditions set forth in Section 10(c)(iii) are satisfied);

(iii) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

(b) LMC Indemnity to RMT Parent. Except in the case of any liabilities described in Section 12(a), LMC and each other member of the Lockheed Martin Group will jointly and severally indemnify RMT Parent and the other members of the Leidos Group against, and hold them harmless, without duplication, from:

(i) any Tax liability allocated to LMC pursuant to Section 4;

(ii) any Distribution Taxes and Tax-Related Losses (A) attributable to a LMC Disqualifying Action and, (B) for the avoidance of doubt, other than those described in Section 12(a)(ii);

(iii) any Taxes imposed on any member of the Spinco Group or Leidos Group under Treasury Regulations Section 1.1502-6 (or similar or analogous provision of state, local or foreign law) as a result of any such member being or having been a member of a Combined Group;

(iv) any Taxes for any Pre-Distribution Period resulting from, attributable to or arising in connection with the Internal Reorganization, unless attributable to a Spinco Disqualifying Action;

(v) Taxes resulting from any (i) gain recognized under Treasury Regulations Section 1.1502-19(b) in connection with an excess loss account with respect to the stock of Spinco or any member of the Spinco Group at the time of the Distribution, (ii) net deferred gains taken into account under Treasury Regulations Section 1.1502-13(d) associated with deferred intercompany transactions between a Spinco Group member and a Lockheed Martin Group member, and (iii) gains described in clause (i) or (ii) that are imposed under similar state, local or foreign law; and

(vi) all liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax liability or damage described in (i) through (v), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, liability or damage.

provided, however, that LMC shall have no obligation to indemnify any member of the Leidos Group against, or hold it harmless from, any liabilities for Taxes to the extent taken into account in the calculation of the Final Net Working Capital Amount.

(c) Discharge of Indemnity. RMT Parent, LMC and the members of their respective Groups shall discharge their obligations under Section 12(a) or Section 12(b) hereof, respectively, by paying the relevant amount in accordance with Section 13, within 30 Business Days of demand therefor. Any such demand shall include a statement showing the amount due under Section 12(a) or Section 12(b), as the case may be. Notwithstanding the foregoing, if any member of the Leidos Group or any member of the Lockheed Martin Group disputes in good faith the fact or the amount of its obligation under Section 12(a) or Section 12(b), then no payment of the amount in dispute shall be required until any such good faith dispute is resolved in accordance with Section 23 hereof; provided, however, that any amount not paid within 30 Business Days of demand therefor shall bear interest as provided in Section 13.

(d) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 12 arises in respect of an adjustment that makes allowable to an Indemnified Party any offsetting deduction or other item that would reduce taxes which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 12(d), minus (ii) the reduction in actual cash Taxes payable by the Indemnified Party in the year such indemnification obligation arises, determined on a “with and without” basis.

SECTION 13. Payments.

(a) Timing. All payments to be made under this Agreement (excluding, for the avoidance of doubt, any payments to a Taxing Authority described herein) shall be made in immediately available funds. Except as otherwise provided, all such payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment. With respect to any payment required to be made under this Agreement, LMC has the right to designate, by written notice to RMT Parent, which member of the Lockheed Martin Group will make or receive such payment.

(b) Treatment of Payments. To the extent permitted by Applicable Tax Law, any payment made by LMC or any member of the Lockheed Martin Group to RMT Parent or any member of the Leidos Group, or by RMT Parent or any member of the Leidos Group to LMC or any member of the Lockheed Martin Group, pursuant to this Agreement, the Separation Agreement, the Merger Agreement or any other Transaction Document that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the parties hereto for all Tax purposes as a distribution by Spinco to LMC, or capital contribution from LMC to Spinco, as the case may be; provided, however that any payment made pursuant to Section 2.02(c), Section 2.03(b), Section 2.04(b) or Section 8.03 of the Separation Agreement shall instead be treated as if the party required to make a payment of received amounts received such amounts as agent for the other party; provided further that any payment made pursuant to Section 3.01, Section 3.02, Section 3.03 or Section 3.04 of the Transition Services Agreement—Parent to Spinco, or Section 3.01, Section 3.02, Section 3.03 or Section 3.04 of the Transition Services Agreement—Spinco to Parent, shall instead be treated as a payment for services. In the event that a Taxing Authority asserts that a party’s treatment of a payment described in this Section 13(b) should be other than as required herein, such party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 15 of this Agreement.

(c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement, the Merger Agreement or any other Transaction Document, and this Agreement shall be construed accordingly.

SECTION 14. Communication and Cooperation.

(a) Consult and Cooperate. Spinco, LMC and RMT Parent shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other party in connection with all matters subject to this Agreement. Such cooperation shall include, without limitation:

(i) the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Spinco Group (or, in the case of any Tax Return of the Lockheed Martin Group, the portion of such return that relates to Taxes for which the Spinco Group or the Leidos Group may be liable pursuant to this Agreement), any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof);

(ii) the execution of any document that may be necessary (including to give effect to Section 15) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

(iii) the use of the parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

(b) Provide Information. Except as set forth in Section 15, LMC, Spinco and RMT Parent shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

(c) Tax Attribute Matters. LMC, Spinco and RMT Parent shall promptly advise each other with respect to any proposed Tax adjustments that are the subject of an audit or investigation, or are the subject of any proceeding or litigation, and that may affect any Tax liability or any Tax Attribute (including, but not limited to, basis in an asset or the amount of earnings and profits) of any member of the Leidos Group or any member of the Lockheed Martin Group, respectively.

(d) Specified Tax Matters. Notwithstanding and without limitation of any other provision in this Section 14, Spinco and RMT Parent shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent requested by LMC in connection with all Specified Tax Matters. Such cooperation shall include, without limitation:

(i) to the extent requested by LMC, at LMC’s sole cost and expense, the use of reasonable best efforts to obtain from the relevant Governmental Authority any applicable exemption from or other Tax Benefit with respect to Taxes arising from a Specified Tax Matter;

(ii) the retention, and provision on request, of any and all information including all books, records, documentation or other information pertaining to Specified Tax Matters, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof); and

(iii) at LMC’s sole cost and expense, the use of the parties’ reasonable best efforts to obtain any support or documentation from a Governmental Authority or a third party, any necessary involvement and participation from a Governmental Authority, and any other cooperation from a third party, that may be necessary or helpful in connection with the foregoing, including filing requests for equitable adjustment, instituting and prosecuting lawsuits against the United States Government (the “USG”) to compel it to preclude the assessment and collection of Taxes with respect to Specified Tax Matters, and/or instituting and prosecuting lawsuits against the USG to compel it to reimburse any Taxes assessed with respect to Specified Tax Matters; provided, however, that in such event, a party shall only be obligated to seek available administrative and judicial remedies through the level of the appropriate Board of Contract Appeals or the Court of Federal Claims; and provided, further, that a party shall not be required to appeal any decision of the appropriate Board of Contract Appeals or the Court of Federal Claims unless the parties shall otherwise agree.

For the avoidance of doubt, (A) in the event that Spinco or RMT Parent are then engaged in interactions with a Governmental Authority with respect to matters the subject of which is similar to those in dispute in connection with Specified Tax Matters (a “Similar Matter”), Spinco and RMT Parent shall devote such resources and otherwise use efforts with respect to Specified Tax Matters that are at least comparable to the level of efforts employed by Spinco or RMT Parent, as the case may be, with respect to such Similar Matters, including, for the avoidance of doubt, obtaining cooperation from a third party that may be necessary or helpful in connection with the foregoing, including instituting and prosecuting lawsuits against the USG with respect to a Specified Tax Matter, (B) the obligations set forth in this Section 14(d) shall apply without regard to whether LMC elects to control a Tax Proceeding with respect to a Specified Tax Matter, and (C) RMT Parent may, upon providing written notice to LMC of its agreement to bear any Tax liability in connection with such a Specified Tax Matter, assume absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Specified Tax Matter.

(e) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Notwithstanding any other provision of this Agreement or any other agreement, (i) no member of the Lockheed Martin Group or Leidos Group, respectively, shall be required to provide any member of the Leidos Group or Lockheed Martin Group, respectively, or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to Spinco, the business or assets of any member of the Spinco Group or matters for which RMT Parent or Lockheed Martin Group, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the Lockheed Martin Group or the Leidos Group, respectively, be required to provide any member of the Leidos Group or Lockheed Martin Group, respectively, or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that LMC or RMT Parent, respectively, determines that the provision of any information to any member of the Leidos Group or Lockheed Martin Group, respectively, could be commercially detrimental or violate any law or agreement to which LMC or RMT Parent, respectively, is bound, LMC or RMT Parent, respectively, shall not be required to comply with the foregoing terms of this Section 14(e) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence.

SECTION 15. Audits and Contest.

(a) Notice. Each of LMC, Spinco and RMT Parent shall promptly notify the other parties in writing upon the receipt from a relevant Taxing Authority of any notice of a Tax Proceeding that may give rise to an indemnification obligation under this Agreement; provided that a party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) LMC Control. Notwithstanding anything in this Agreement to the contrary but subject to Section 15(c), LMC shall have the right to control any Tax Proceeding with respect to any Tax matters of (i) a Combined Group or any member of a Combined Group (as such), (ii) any member of the Lockheed Martin Group and (iii) any member of the Spinco Group relating solely to a Pre-Distribution Period (an “LMC Tax Proceeding”). LMC shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any LMC Tax Proceeding; provided, however, that to the extent that any LMC Tax Proceeding is reasonably likely to give rise to an indemnity obligation of Spinco or RMT Parent under Section 12 hereof or materially increase the Taxes allocated to any member of the Leidos Group pursuant to Section 4, (i) LMC shall keep RMT Parent informed of all material developments and events relating to any such LMC Tax Proceeding, (ii) at its own cost and expense, RMT Parent shall have the right to participate in (but not to control) the defense of any such LMC Tax Proceeding, provided that RMT Parent shall not have the right to participate in any such LMC Tax Proceeding occurring under CAP (a “CAP Proceeding”), and (iii), LMC shall not settle or compromise any such contest without RMT Parent’s written consent, which consent may not be unreasonably withheld, conditioned or delayed.

(c) Distribution Taxes. If any LMC Tax Proceeding relating to Distribution Taxes is reasonably likely to give rise to an indemnity obligation of Spinco or RMT Parent under Section 12 hereof, RMT Parent and LMC shall exercise joint control over the disposition of such LMC Tax Proceeding; provided that notwithstanding the foregoing, LMC shall have the right to control any CAP Proceeding, in which case (i) LMC shall keep RMT Parent informed of all material developments, (ii) RMT Parent, at its own expense, shall have the right to review, provide comments upon and consult with LMC regarding any written or oral presentation to a Taxing Authority relating to such CAP Proceeding within a reasonable period of time prior to such presentation and (iii) LMC shall not settle or compromise any such contest without RMT Parent’s written consent, which consent may not be unreasonably withheld, conditioned or delayed. LMC shall otherwise have the right to elect to control any LMC Tax Proceeding relating to Distribution Taxes; provided that LMC shall keep RMT Parent informed of all material developments.

(d) RMT Parent Participation; Specified Tax Matters. LMC shall have the right to elect to control, at LMC’s sole cost and expense, any Tax Proceeding relating to any Specified Tax Matter; provided, that LMC shall keep RMT Parent fully informed of all material developments relating to such matter; provided further that RMT Parent may, upon providing written notice to LMC of its agreement to bear any Tax liability in connection with such a Specified Tax Matter, revoke LMC’s right to control, and RMT Parent may assume absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Specified Tax Matter.

(e) RMT Parent Control. RMT Parent shall have the right to control any Tax Proceeding with respect to Spinco or any member of the Spinco Group relating to one or more members of the Spinco Group and to any Post-Distribution Period; provided, however, that to the extent any such matter may give rise to a claim for indemnity by Spinco or RMT Parent against LMC under Section 12(b) of this Agreement, (i) RMT Parent shall keep LMC informed of all material developments and events relating to such matters, (ii) at its own cost and expense, LMC shall have the right to participate in (but not to control) the defense of any such tax claim, provided that LMC shall not have the right to participate in any such Tax Proceeding that is a CAP Proceeding, except that LMC, at its own expense, shall have the right to review, provide comments upon and consult with RMT Parent regarding any written or oral presentation to a Taxing Authority relating to a CAP Proceeding with respect to Distribution Taxes within a reasonable period of time prior to such presentation and (iii) RMT Parent shall not settle or compromise any such tax claim without the prior written consent of LMC (which shall not be unreasonably withheld, conditioned or delayed).

SECTION 16. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to LMC or the Lockheed Martin Group, to:

Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: David Heywood, Vice President, Taxes & General Tax Counsel

Telecopy: (301) 571-2949

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Neil Barr

Telecopy: (212) 450-5581

if to Spinco or the Spinco Group, to:

Abacus Innovations Corporation

c/o Lockheed Martin Corporation

6801 Rockledge Drive

Bethesda, Maryland 20817

Attention: President

Telecopy: (301) 897-6013

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Neil Barr

Telecopy: (212) 450-5581

if to RMT Parent or the Leidos Group, to:

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

Attention: Vincent A. Maffeo, General Counsel

Telecopy: (571) 527-7955

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

920 N. King Street

Wilmington, Delaware 19801

Attention: Robert B. Pincus, Esq.

Telecopy: (302) 434-3090

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for that purpose by notice to the other party. Each such notice, request or other communication shall be effective (a) on the day delivered (or if that day is not a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier, (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following day that is a Business Day), and (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 16.

SECTION 17. Costs and Expenses. Except as expressly set forth in this Agreement, each party shall bear its own costs and expenses incurred pursuant to this Agreement. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements. For the avoidance of doubt, unless otherwise specifically provided in the Transaction Documents, and to the extent not taken into account in the calculation of the Final Net Working Capital Amount, all liabilities, costs and expenses incurred in connection with this Agreement by or on behalf of Spinco or any member of the Spinco Group in any Pre-Distribution Period shall be the responsibility of LMC and shall be assumed in full by LMC.

SECTION 18. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between LMC and Spinco, this Agreement shall become effective upon the consummation of the Distribution, and as between LMC, Spinco and RMT Parent, this Agreement shall become effective upon the consummation of the Merger. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that, notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim hereunder initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Closing upon termination of the Merger Agreement.

SECTION 19. Specific Performance. Each party hereto acknowledges that the remedies at law of the other party for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

SECTION 20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

SECTION 21. Entire Agreement; Amendments and Waivers.

(a) Entire Agreement.

(i) This Agreement, the other Transaction Documents and any other agreements contemplated hereby or thereby constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof.

(ii) THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NEITHER LMC NOR ANY OF ITS AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE SPINCO BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF LMC OR ANY OF ITS AFFILIATES WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. SPINCO ACKNOWLEDGES THAT LMC HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY LMC OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE SPINCO BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER TRANSACTION DOCUMENTS TO WHICH THEY ARE A PARTY.

(b) Amendments and Waivers.

(i) This Agreement may be amended, and any provision of this Agreement may be waived if and only if such amendment or waiver, as the case may be, is in writing and signed, in the case of an amendment, by the parties or, in the case of a waiver, by the party against whom the waiver is to be effective.

(ii) No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but only by a written notice signed by such party expressly waiving such term, covenant or condition. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

SECTION 22. Governing Law and Interpretation. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

SECTION 23. Dispute Resolution. In the event of any dispute relating to this Agreement, including but not limited to whether a Tax liability is a liability of the Lockheed Martin Group, the Spinco Group or the Leidos Group, the parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by the LMC and RMT Parent; provided, however, that, if the LMC and the RMT Parent do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the LMC, one member chosen by the RMT Parent, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the parties, and the parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute. If the parties are unable to find a Tax Arbiter willing to adjudicate the dispute in question and whom the parties, acting in good faith find acceptable, then the dispute shall be resolved in the manner set forth in Section 10.11 of the Merger Agreement.

SECTION 24. Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 25. Successors and Assigns; Third Party Beneficiaries. Except as provided below, this Agreement shall be binding upon and shall inure only to the benefit of the parties hereto and their respective successors and assigns, by merger, acquisition of assets or otherwise (including but not limited to any successor of a party hereto succeeding to the Tax Attributes of such party under Applicable Tax Law). This Agreement is not intended to benefit any Person other than the parties hereto and such successors and assigns, and no such other Person shall be a third party beneficiary hereof. Upon the Closing, this Agreement shall be binding on RMT Parent and RMT Parent shall be subject to the obligations and restrictions imposed on Spinco hereunder, including, without limitation, the indemnification obligations of Spinco under Section 12.

SECTION 26. Authorization, Etc. Each of the parties hereto hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such party, that this Agreement constitutes a legal, valid and binding obligation of each such party, and that the execution, delivery and performance of this Agreement by such party does not contravene or conflict with any provision or law or of its charter or bylaws or any agreement, instrument or order binding on such party.

SECTION 27. Change in Tax Law. Any reference to a provision of the Code, Treasury regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury regulations or other Applicable Tax Law.

SECTION 28. Principles. This Agreement is intended to calculate and allocate certain Tax liabilities of the members of the Spinco Group and the members of the Lockheed Martin Group to Spinco, LMC and RMT Parent (and their respective Groups), and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated by this Agreement shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first written above.

Lockheed Martin Corporation on its own behalf and on behalf of the members of the Lockheed Martin Group.

By:	/s/ Gregory L. Psihas
Name:	Gregory L. Psihas
Title:	Vice President, Corporate Development

Spinco on its own behalf and on behalf of the members of the Spinco Group.

By:	/s/ Stephen M. Piper
Name:	Stephen M. Piper
Title:	President

Leidos Holdings, Inc. on its own behalf and on behalf of the members of the Leidos Group.

By:	/s/ Roger A. Krone
Name:	Roger A. Krone
Title:	Chief Executive Officer

[SIGNATURE PAGE TO TAX MATTERS AGREEMENT]

AMENDMENT

Dated as of June 27, 2016

to

AGREEMENT AND PLAN OF MERGER

Dated as of January 26, 2016

By and Among

LOCKHEED MARTIN CORPORATION,

ABACUS INNOVATIONS CORPORATION,

LEIDOS HOLDINGS, INC.

and

LION MERGER CO.

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to Agreement and Plan of Merger (the “Merger Agreement”), by and among Lockheed Martin Corporation, a Maryland corporation (“LMC”), Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of LMC (“Spinco”), Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), and Lion Merger Co., a Delaware corporation and wholly owned subsidiary of RMT Parent (“Merger Sub”), is made as of the 27th day of June 2016. Each of LMC, Spinco, RMT Parent and Merger Sub is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into the Merger Agreement as of January 26, 2016, and contemporaneously therewith LMC and Spinco entered into a Separation Agreement (the “Separation Agreement”);

WHEREAS, at the Merger Effective Time, Merger Sub will be merged with and into Spinco, with Spinco continuing as the surviving corporation, all upon the terms and conditions of the Merger Agreement; and

WHEREAS, in accordance with the terms and conditions of the Merger Agreement, the Parties desire to amend the Merger Agreement in the manner set forth in this Amendment, and contemporaneously with this Amendment LMC and Spinco are amending the Separation Agreement with the consent of RMT Parent;

NOW, THEREFORE, in consideration of the foregoing, the amendment of the Separation Agreement and the representations, warranties, covenants and agreements contained in the Merger Agreement and this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Merger Agreement.

Section 2. Amendment to Section 2.09. Section 2.09 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Prior to the Merger (regardless of whether the actual payment date for any RMT Parent Special Dividend is before, on or after the Merger Effective Time), RMT Parent, subject to Applicable Law, shall declare a special dividend to the holders of its then-outstanding common shares as of a record date prior to the Closing Date (provided that, in the event the Distribution is in the form of an Exchange Offer, (i) RMT Parent will advise LMC at least seven days prior to the anticipated commencement of the Exchange Offer of the anticipated record date and ex-dividend date on the NYSE for the RMT Parent Common Stock in respect of the special dividend and (ii) the ex-dividend date in the regular way market on the NYSE for the RMT Parent Common Stock in respect of the special dividend shall not be during the averaging period used to determine the final exchange ratio in the Exchange Offer), in an amount per share equal to $13.64.”

Section 3. Corporate Authorization; No Conflict. Each Party represents and warrants that it has the necessary corporate power and authority to enter into this Amendment and to carry out its obligations hereunder. The execution and delivery by each Party of this Amendment, and the consummation of the transactions contemplated by this Amendment, have been duly authorized by all requisite corporate action on the part of each Party, except in the case of Spinco and Merger Sub for the approval of LMC and RMT Parent, respectively, in their capacities as sole stockholder of such Parties. The execution, delivery and performance by each Party of this Amendment do not (i) contravene or conflict with its articles or certificate of incorporation or its bylaws or (ii) contravene, conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of any material contract to which any such Party is a signatory or otherwise is bound, except in any such case as would not reasonably be expected (A) in the case of LMC or Spinco, to (I) materially and adversely affect the ability of LMC or Spinco to carry out its obligations under and to consummate the Contemplated Transactions or (II) otherwise have a Spinco Material Adverse Effect, or (B) in the case of RMT Parent or Merger Sub, to (I) materially and adversely affect the ability of RMT Parent or Merger Sub to carry out its obligations under and to consummate the Contemplated Transactions or (II) otherwise have an RMT Parent Material Adverse Effect.

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Section 4. Related Amendments. If and to the extent any other amendments to the Merger Agreement or the Separation Agreement are necessary to give effect to the changes contemplated by this Amendment, the Parties agree to make such further amendments.

Section 5. Limited Amendment. Except as specifically provided in this Amendment, the Merger Agreement shall remain in full force and effect without any other amendments or modifications.

Section 6. Tax Matters. For the avoidance of doubt, (i) the execution of this Amendment and the consummation of the transactions contemplated hereby shall not be considered (A) an action or failure to take an action by any LMC Entity for purposes of clauses (x) and (y) of Section 2.04(c) of the Merger Agreement or (B) a LMC Disqualifying Action (as defined in the Tax Matters Agreement), and (ii) for purposes of Section 10(a) or Section 10(b) of the Tax Matters Agreement, any adjustment to the number of shares of RMT Parent Capital Stock (as defined in the Tax Matters Agreement) related, directly or indirectly, to the payment of the RMT Parent Special Dividend shall not be considered “described in the Transaction Documents” or “provided for under the Merger Agreement.”

Section 7. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts (including by facsimile or PDF), with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties hereto and RMT Parent shall have received a copy of the Separation Agreement signed by LMC and Spinco.

Section 8. Governing Law. This Amendment shall be construed in accordance with and governed by federal law and the laws of the State of Delaware (without regard to the choice of law provisions thereof).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties caused this Amendment to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
Name: Stephen M. Piper
Title: Vice President and Associate General Counsel

ABACUS INNOVATIONS CORPORATION

By:	/s/ F. Barry Hennegan	(SEAL)
Name: F. Barry Hennegan
Title: Vice President and Secretary

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone	(SEAL)
Name: Roger A. Krone
Title: Chief Executive Officer

LION MERGER CO.

By:	/s/ Roger A. Krone	(SEAL)
Name: Roger A. Krone
Title: President

[SIGNATURE PAGE TO AMENDMENT TO AGREEMENT AND PLAN OF MERGER]

AMENDMENT

Dated as of June 27, 2016

to

SEPARATION AGREEMENT

Dated as of January 26, 2016

By and Among

LOCKHEED MARTIN CORPORATION

and

ABACUS INNOVATIONS CORPORATION

AMENDMENT TO

SEPARATION AGREEMENT

This Amendment (this “Amendment”) to Separation Agreement (the “Separation Agreement”), by and among Lockheed Martin Corporation, a Maryland corporation (“Parent”), and Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Spinco”), is made as of the 27th day of June 2016. Each of LMC and Spinco is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into the Separation Agreement as of January 26, 2016, and contemporaneously therewith the Parties, Leidos Holdings, Inc., a Delaware corporation (“Merger Partner”), and Lion Merger Co., a Delaware corporation and wholly owned subsidiary of Merger Partner (“Merger Partner Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, in accordance with the terms and conditions of the Merger Agreement, immediately following the Distribution, Merger Partner Sub will merge with and into Spinco such that Spinco will become a wholly owned subsidiary of Merger Partner;

WHEREAS, in accordance with the terms and conditions of the Separation Agreement, the Parties desire to amend the Separation Agreement in the manner set forth in this Amendment, and contemporaneously with this Amendment the Parties, Merger Partner and Merger Partner Sub are amending the Merger Agreement; and

WHEREAS, in accordance with Section 16.02(a) of the Separation Agreement and Section 7.15(a) of the Merger Agreement, Merger Partner has executed this Amendment to evidence its consent to this Amendment;

NOW, THEREFORE, in consideration of the foregoing, the amendment of the Merger Agreement and the representations, warranties, covenants and agreements contained in the Separation Agreement and this Amendment, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Separation Agreement.

Section 2. Amendment to Section 2.08(c). Clauses (i) through (iii) of Section 2.08(c) of the Separation Agreement are deleted and replaced with the following clauses (i) through (iv) of Section 2.08(c):

(i) If the Final Net Working Capital Amount is greater than $29,000,000, then (x) the amount of such excess, plus (y) the Final Closing Cash, shall be paid to Parent by Spinco;

(ii) If the Final Net Working Capital Amount is greater than $22,000,000 but not more than $29,000,000, then (x) the difference between (A) $7,000,000 minus (B) the amount of such excess minus (y) the Final Closing Cash, shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the amount in clause (x), then in lieu of a payment to Spinco by Parent, the difference between the Final Closing Cash minus the amount in clause (x) shall be paid to Parent by Spinco);
(iii) If the Final Net Working Capital Amount is at least $12,000,000 but not more than $22,000,000, then (x) $7,000,000 minus (y) the Final Closing Cash shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the amount in clause (x), then in lieu of a payment to Spinco by Parent, the difference between the Final Closing Cash minus the amount in clause (x) shall be paid to Parent by Spinco); and

(iv) If the Final Net Working Capital Amount is less than $12,000,000, then (x) the difference between $19,000,000 and the Final Net Working Capital minus (y) the Final Closing Cash, shall be paid to Spinco by Parent (it being understood that if the Final Closing Cash is greater than the amount in clause (x), then the difference between the Final Closing Cash minus the amount in clause (x) shall be paid to Parent by Spinco).

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For the avoidance of doubt, the final paragraph of Section 2.08(c) shall remain in full force and effect without any amendment or modification.

Section 3. Amendment to Schedule A-2. Schedule A-2 to the Separation Agreement is amended by deleting the contracts listed on Schedule 1 to this Amendment, which contracts shall not be Transferred Assets.

Section 4. Amendment to Schedule A-17. Schedule A-17 to the Separation Agreement is amended and restated in its entirety to read as set forth on Schedule 2 to this Amendment.

Section 5. Related Amendments. If and to the extent any other amendments to the Separation Agreement or the Merger Agreement are necessary to give effect to the changes contemplated by this Amendment, the Parties agree to make such further amendments.

Section 6. Limited Amendment. Except as specifically provided in this Amendment, the Separation Agreement shall remain in full force and effect without any other amendments or modifications.

Section 7. Tax Matters. For the avoidance of doubt, (i) the execution of this Amendment and the consummation of the transactions contemplated hereby shall not be considered (A) an action or failure to take an action by any LMC Entity (as defined in the Merger Agreement) for purposes of clauses (x) and (y) of Section 2.04(c) of the Merger Agreement or (B) a LMC Disqualifying Action (as defined in the Tax Matters Agreement), and (ii) for purposes of Section 10(a) or Section 10(b) of the Tax Matters Agreement, any adjustment to the number of shares of RMT Parent Capital Stock (as defined in the Tax Matters Agreement) related, directly or indirectly, to the payment of the RMT Parent Special Dividend (as defined in the Merger Agreement) shall not be considered “described in the Transaction Documents” or “provided for under the Merger Agreement.”

Section 8. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts (including by facsimile or PDF), with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties hereto and Parent shall have received a copy of the Merger Agreement signed by the Parties, Merger Partner and Merger Partner Sub.

Section 9. Governing Law. This Amendment shall be construed in accordance with and governed by federal law and the laws of the State of Delaware (without regard to the choice of law provisions thereof).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties caused this Amendment to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Stephen M. Piper	(SEAL)
	Name:	Stephen M. Piper
	Title:	Vice President and Associate General Counsel

ABACUS INNOVATIONS CORPORATION

By:	/s/ F. Barry Hennegan	(SEAL)
	Name:	F. Barry Hennegan
	Title:	Vice President and Secretary

Merger Partner hereby executes this Amendment below to confirm its consent to this Amendment in accordance with the terms and conditions of the Separation Agreement and the Merger Agreement.

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone	(SEAL)
	Name:	Roger A. Krone
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO AMENDMENT TO SEPARATION AGREEMENT]

FIRST AMENDMENT TO EMPLOYEE MATTERS AGREEMENT

This First Amendment (this “Amendment”) to the Employee Matters Agreement, dated as of the 26th day of January 2016 (the “Employee Matters Agreement”), Lockheed Martin Corporation, a Maryland corporation (“Parent”), Abacus Innovations Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Spinco”) and Leidos Holdings, Inc., a Delaware corporation (“RMT Parent”), is made as of the 27 day of June 2016. Each of Parent, Spinco, and RMT Parent is sometimes referred to individually as a “Party” and collectively they are sometimes referred to as the “Parties.”

RECITALS

WHEREAS, in connection with the Agreement and Plan of Merger dated as of January 26, 2016 (the “Merger Agreement”), entered into by and Parent, Spinco, RMT Parent, and Lion Merger Co., a Delaware corporation and wholly owned Subsidiary of RMT Parent, the Parties contemporaneously entered into the Employee Matters Agreement; and

WHEREAS, the Parties desire to amend certain rights and obligations of the Parties under the Employee Matters Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT TO AMEND

Section 1. Definitions. Capitalized terms used in this Amendment but not defined herein shall have the meanings given to them in the Employee Matters Agreement.

Section 2. Amendment to Section 2.03(c) of the Employee Matters Agreement. Section 2.03(c) of the Employee Matters Agreement is hereby amended and restated in its entirety as follows:

“(c) The terms of the Successor Savings Plan, or each such Successor Savings Plan, shall provide that the Spinco Business Employees shall have the right to make direct rollovers to such plan of their accounts in each Parent Savings Plan, other than a direct in-kind rollover of any investments in Lockheed Martin Corporation stock and RMT Parent stock. No Successor Savings Plan shall be obligated to permit investments in Lockheed Martin Corporation stock after the Distribution Date. Each Successor Savings Plan shall also provide that the Spinco Business Employees shall have the right to make direct rollovers to such plan of any notes evidencing loans made to such Spinco Business Employees, as provided in paragraph (d) of this Section 2.03. However, if Parent reasonably determines that a direct rollover from a Parent Savings Plan to a Successor Savings Plan is impermissible under Section 401(k) of the Code, Spinco or the RMT Parent Entity, as the case may be, shall cause the Successor Savings Plan, or each such Successor Savings Plan, to accept a transfer of assets and liabilities with respect to the Spinco Business Employees from the corresponding Parent Savings Plan at such time and in such form as agreed upon by Parent and Spinco or an RMT Parent Entity, as the case may be. If any Spinco Business Employee has a loan that remains outstanding under a Parent Savings Plan after the Distribution Date, Parent shall provide coupon books to permit such Spinco Business Employee to continue to repay such loan until the earlier of the date such loan is paid in full and the date such loan is rolled over to a Successor Savings Plan as provided in paragraph (d) of this Section 2.03.”

Section 3. Corporate Authorization; No Conflict. Each Party represents and warrants that it has the necessary corporate power and authority to enter into this Amendment and to carry out its obligations hereunder. The execution and delivery by each Party of this Amendment, and the consummation of the transactions contemplated by this Amendment, have been duly authorized by all requisite corporate action on the part of each Party, except in the case of Spinco for the approval of Parent in its capacity as sole stockholder of Spinco. The execution, delivery and performance by each Party of this Amendment do not (i) contravene or conflict with its articles or certificate of incorporation or its bylaws or (ii) contravene, conflict with, result in any breach of, constitute a default (or an event

H-1

which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of any material contract to which any such Party is a signatory or otherwise is bound, except in any such case as would not reasonably be expected (A) in the case of Parent or Spinco, to (I) materially and adversely affect the ability of Parent or Spinco to carry out its obligations under and to consummate the Contemplated Transactions (as defined in the Merger Agreement) or (II) otherwise have a Spinco Material Adverse Effect (as defined in the Merger Agreement), or (B) in the case of RMT Parent, to (I) materially and adversely affect the ability of RMT Parent to carry out its obligations under and to consummate the Contemplated Transactions (as defined in the Merger Agreement) or (II) otherwise have an RMT Parent Material Adverse Effect (as defined in the Merger Agreement).

Section 4. Related Amendments. If and to the extent any other amendments to the Employee Matters Agreement, the Merger Agreement or the Separation Agreement are necessary to give effect to the changes contemplated by this Amendment, the Parties agree to make such further amendments.

Section 5. Limited Amendment. Except as specifically provided in this Amendment, the Employee Matters Agreement shall remain in full force and effect without any other amendments or modifications.

Section 6. Counterparts; Effectiveness. This Amendment may be signed in any number of counterparts (including by facsimile or PDF), with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart hereof signed by the other Parties hereto.

Section 7. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized representatives on the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Stephen M. Piper
Name:	Stephen M. Piper
Title:	Vice President and Associate General Counsel

ABACUS INNOVATIONS CORPORATION

By:	/s/ F. Barry Hennegan
Name:	F. Barry Hennegan
Title:	Vice President and Secretary

LEIDOS HOLDINGS, INC.

By:	/s/ Roger A. Krone
Name:	Roger A. Krone
Title:	Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO EMPLOYEE MATTERS AGREEMENT]

* ADMISSION TICKET *

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

You can view the Leidos Transition Report on Form 10-K and the proxy materials for the annual meeting on the Internet at www.proxyvote.com

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders – August 8, 2016

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Vincent A. Maffeo and Raymond L. Veldman, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Company’s office, 11951 Freedom Drive, Reston, Virginia, on Monday, August 8, 2016, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2016 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2016 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR Proposal 1, (ii) FOR each of the nominees standing for election as a director, (iii) FOR Proposal 3, (iv) FOR Proposal 4, (v) FOR Proposal 5, (vi) FOR Proposal 6 and (vii) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on August 7, 2016. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on August 3, 2016.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)

ATTN: STOCK PROGRAMS 11955 Freedom Drive M/S: FS2-15-1 Reston, VA 20190

BY INTERNET - www.proxyvote.com

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on August 8, 2016 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow g XXXX XXXX XXXX. Vote Confirmation is available 24 hours after your vote is received beginning July 24, 2016, with the final vote tabulation remaining available through October 8, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M36118-P12789	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

VOTE ON PROPOSAL 1 - The Board of Directors recommends a vote FOR proposal 1.		For	Against	Abstain

1.	Proposal to issue shares of Leidos common stock to Lockheed Martin stockholders under the Merger Agreement.	☐	☐	☐

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

2.	Nominees:		For	Against	Abstain			For	Against	Abstain
	1a.	David G. Fubini	☐	☐	☐	1e.	Gary S. May	☐	☐	☐
	1b.	Miriam E. John	☐	☐	☐	1f.	Lawrence C. Nussdorf	☐	☐	☐
	1c.	John P. Jumper	☐	☐	☐	1g.	Robert S. Shapard	☐	☐	☐
	1d.	Harry M.J. Kraemer, Jr.	☐	☐	☐	1h.	Noel B. Williams	☐	☐	☐
	1e.	Roger A. Krone	☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.		For	Against	Abstain

3.	Approve, by an advisory vote, executive compensation.	☐	☐	☐

VOTE ON PROPOSAL 4 - The Board of Directors recommends a vote FOR proposal 4.		For	Against	Abstain

4.	Approve, by an advisory vote, Transaction-related executive compensation.	☐	☐	☐

VOTE ON PROPOSAL 5 - The Board of Directors recommends a vote FOR proposal 5.		For	Against	Abstain

5.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2016.	☐	☐	☐

VOTE ON PROPOSAL 6 - The Board of Directors recommends a vote FOR proposal 6.		For	Against	Abstain

6.	Proposal to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies.	☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date